As filed with the Securities and Exchange Commission on April 17, 2026
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYCLERION THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	2834	83-1895370
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
245 First Street, 18
th
Floor
Cambridge, Massachusetts 02142
(857)
327-8778
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Regina Graul, Ph.D.
President and Chief Executive Officer
Cyclerion Therapeutics, Inc.
245 First Street, 18
th
Floor
Cambridge, Massachusetts 02142
(857)
327-8778
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

William J. Michener, Esq. Zachary Blume, Esq. Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000	Ryan A. Murr, Esq. Branden C. Berns, Esq. Gibson, Dunn & Crutcher LLP One Embarcadero Center, Suite 2600 San Francisco, California 94111 (415) 393-8373

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The issuances of (i) all shares of Cyclerion Common Stock in exchange for each share of Korsana Common Stock and Korsana Series A Preferred Stock (including shares of Korsana Common Stock issued in the Korsana Pre-Closing Financing), (ii) all Cyclerion Warrants in exchange for Korsana Warrants (including Korsana Pre-Funded Warrants issued in the Korsana Pre-Closing Financing), (iii) all shares of Cyclerion Series B Preferred Stock in exchange for shares of Korsana Series Seed Preferred Stock, (iv) all options to purchase shares of Cyclerion Common Stock in exchange for Korsana Options, (v) all Cyclerion RSUs in exchange for Korsana RSUs, (vi) all shares of Cyclerion Common Stock issuable upon exercise of Cyclerion Warrants issued in exchange for Korsana Warrants, (vii) all shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock issued in exchange for Korsana Series Seed Preferred Stock, (viii) all shares of Cyclerion Common Stock issuable upon exercise of options to purchase shares of Cyclerion Common Stock issued in exchange for Korsana Options, and (ix) all shares of Cyclerion Common Stock issuable upon settlement of Cyclerion RSUs issued in exchange for Korsana RSUs, are intended to be covered by this registration statement on Form S-4 of which this proxy statement/prospectus is a part.

There is no difference between (A) the shares of Cyclerion Common Stock that will be issued in exchange for each share of Korsana Common Stock and Korsana Series A Preferred Stock (including shares of Korsana Common Stock issued in the Korsana Pre-Closing Financing), (B) the shares of Cyclerion Common Stock that will be issuable upon the exercise of Cyclerion Warrants issued in exchange for Korsana Warrants, (C) the shares of Cyclerion Common Stock that will be issuable upon conversion of Cyclerion Series B Preferred Stock issued in exchange for each share of Korsana Series Seed Preferred Stock, (D) the shares of Cyclerion Common Stock that will be issuable upon the exercise of options to purchase shares of Cyclerion Common Stock issued in exchange for Korsana Options, and (E) the shares of Cyclerion Common Stock that will be issuable upon the settlement of Cyclerion RSUs that will be issued in exchange for Korsana RSUs.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Cyclerion Therapeutics, Inc. that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission (“SEC”) website (www.sec.gov) or upon your written or oral request by contacting 245 First Street, 18th Floor, Cambridge, MA 02142, Attention: Secretary, or by calling (857) 327-8778. Cyclerion also maintains a website at www.cyclerion.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through Cyclerion’s website is not part of the accompanying proxy statement/prospectus or the registration statement of which the accompanying proxy statement/prospectus forms a part.

To ensure timely delivery of these documents, any request should be made no later than    , 2026 to receive them before the Cyclerion Shareholders Meeting.

For additional details about where you can find information about Cyclerion, please see the section titled “Where You Can Find More Information” beginning on page 419 of the accompanying proxy statement/prospectus.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Cyclerion Therapeutics, Inc. may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED APRIL 17, 2026

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Cyclerion Therapeutics, Inc. and Korsana Biosciences, Inc.,

Cyclerion Therapeutics, Inc., a Massachusetts corporation (“Cyclerion”), and Korsana Biosciences, Inc., a Delaware corporation (“Korsana”), entered into an Agreement and Plan of Merger and Reorganization on April 1, 2026, which agreement was subsequently amended on April 17, 2026 (as amended, the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Cariboos Merger Sub Corp., a Delaware corporation (“First Merger Sub”), will merge with and into Korsana, with Korsana continuing as a wholly owned subsidiary of Cyclerion and the surviving corporation of the merger (the “First Merger”), and Korsana will merge with and into Cariboos Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), with Second Merger Sub being the surviving entity of the merger (the “Second Merger” and, together with the First Merger, the “Merger”). After the completion of the Merger, Second Merger Sub will change its corporate name to “Korsana Biosciences Operating Company, LLC” and Cyclerion will change its name to “Korsana Biosciences, Inc.” The term “Combined Company” when used in the accompanying proxy statement/prospectus refers to the post-Merger corporate structure including Korsana Biosciences, Inc. (f/k/a Cyclerion Therapeutics, Inc.) as the parent entity and Korsana Biosciences Operating Company, LLC as its wholly-owned subsidiary.

At the closing of the First Merger (the “First Effective Time”, and the date on which the closing of the Merger occurs, the “Closing Date”), upon the terms and subject to the conditions set forth in the Merger Agreement: (i) each then-outstanding share of Korsana common stock, $0.0001 par value per share, of Korsana (the “Korsana Common Stock”) and Korsana Series A Preferred Stock, $0.0001 par value per share (“Korsana Series A Preferred Stock”) (including shares of Korsana Common Stock issued in the Korsana Pre-Closing Financing described below), excluding any shares to be cancelled pursuant to the Merger Agreement and excluding dissenting shares, will be automatically converted solely into the right to receive a number of shares of Cyclerion common stock, no par value per share (the “Cyclerion Common Stock”), equal to the exchange ratio as described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 167 of the accompanying proxy statement/prospectus (the “Exchange Ratio”); provided, that in the event the aggregate number of shares of Cyclerion Common Stock issuable to a holder of Korsana capital stock (when aggregated with all of the shares of the Cyclerion Common Stock outstanding then beneficially owned by such person and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder) immediately after giving effect to the issuance of the merger consideration) would result in the issuance of shares of Cyclerion Common Stock to a holder in excess of a specified percentage (initially set at a percentage up to 9.99%) of the total outstanding shares of Cyclerion Common Stock (such specified percentage, a “Beneficial Ownership Limitation”), then Cyclerion will issue to any such holder (x) shares of Cyclerion Common Stock up to such holder’s Beneficial Ownership Limitation and (y) in lieu of any shares in excess of such holder’s Beneficial Ownership Limitation, pre-funded warrants (“Cyclerion Pre-Funded Warrants”) to purchase a number of shares of Cyclerion Common Stock upon exercise of such Cyclerion Pre-Funded Warrants equal to such excess shares; (ii) each then-outstanding share of Korsana Series Seed Preferred Stock, $0.0001 par value per share (“Korsana Series Seed Preferred Stock” and, together with the Korsana Series A Preferred Stock, the “Korsana Preferred Stock”), excluding any shares of Korsana Series Seed Preferred Stock to be cancelled pursuant to the Merger Agreement and any dissenting shares, will be converted into the right to receive a number of shares of Cyclerion Series B non-voting convertible preferred stock, no par value per share (“Cyclerion Series B Preferred Stock”), equal to the Exchange Ratio divided by 1,000; (iii) each then-outstanding option (a “Korsana Option”) to purchase shares of Korsana Common Stock will be converted into and become an option to purchase shares of Cyclerion Common Stock on the existing terms and conditions (including with respect to vesting and accelerated vesting), subject to adjustment as set forth in the Merger Agreement and described in more detail in the section titled “The Merger Agreement — Treatment of Korsana Options” beginning on page 170 of the accompanying proxy statement/prospectus; (iv) each then-outstanding restricted stock unit (a “Korsana RSU”) for shares of Korsana Common Stock will be converted into and become a restricted stock unit (a “Cyclerion RSU”) for shares of Cyclerion Common Stock on the existing terms and conditions (including with respect to vesting and accelerated vesting), subject to adjustment as set forth in the Merger Agreement and described in more detail in the section titled “The Merger Agreement — Korsana Restricted Stock Units” beginning on page 171 of the accompanying proxy statement/prospectus; and (v) each then-outstanding warrant to purchase shares of Korsana Common Stock (each, a “Korsana Warrant”) will be converted into a warrant to purchase shares of Cyclerion Common Stock on the existing terms and conditions (each, a “Cyclerion Warrant”), subject to adjustment as set forth in the Merger Agreement and described in more detail in the section titled “The Merger Agreement — Treatment of Korsana Warrants” beginning on page 172 of the accompanying proxy statement/prospectus.

Each share of Cyclerion Common Stock and Cyclerion Series A Preferred Stock that is issued and outstanding at the First Effective Time will remain issued and outstanding and such shares, subject to the proposed reverse stock split, will be unaffected by the Merger. Prior to the First Effective Time, the Cyclerion board of directors (the “Cyclerion Board”) will accelerate the vesting of all options to purchase shares of Cyclerion Common Stock (“Cyclerion Options”) and all restricted stock awards (“Cyclerion RSAs”). Each outstanding Cyclerion Option with an exercise price per share equal to or less than the volume weighted average closing trading price of a share of Cyclerion Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) for the five consecutive trading days ending three trading days prior to the Calculation Date (as defined in the Merger Agreement), as reported by Bloomberg L.P. (the “Cyclerion Closing Price” and such Cyclerion Options, “In-the-Money Cyclerion Options”), will be cancelled at the First Effective Time and such holder thereof will receive an amount in cash, without interest, less any applicable tax withholding, equal to the product obtained by multiplying the excess of the Cyclerion Closing Price over the exercise price per share of the Cyclerion Common Stock underlying such Cyclerion Option by the number of shares of the Cyclerion Common Stock underlying such Cyclerion Option (“Cyclerion Stock Option Cash Consideration”). Each Cyclerion Option with an exercise price greater than the Cyclerion Closing Price (an “Out-of-the-Money Cyclerion Option”) will be cancelled for no consideration. The vesting of each Cyclerion RSA will be accelerated in full.

Based on Cyclerion’s capitalization as of December 31, 2025 and Korsana’s capitalization as of March 31, 2026 and assuming Cyclerion’s net cash as of closing being equal to $0, each share of Korsana Common Stock and Korsana Series A Preferred Stock is currently estimated to be entitled to receive approximately 1.1009 shares of Cyclerion Common Stock. Each share of Korsana Series Seed Preferred Stock will be converted into the right to receive a number of shares of Cyclerion Series B Preferred Stock, equal to the Exchange Ratio divided by 1,000. The estimated Exchange Ratio does not give effect to the proposed Cyclerion reverse stock split and is subject to adjustment based on Cyclerion’s estimated net cash at the closing of the First Merger as described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 167 of the accompanying proxy statement/prospectus.

In connection with the Merger, on April 1, 2026, Korsana entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional and accredited investors for the purchase of shares of Korsana Common Stock and Pre-Funded Warrants to purchase shares of Korsana Common Stock (the “Korsana Pre-Funded Warrants”) for an aggregate purchase price of approximately $380.0 million, immediately prior to the closing of the Merger (referred to herein as the “Korsana Pre-Closing Financing”). The shares of Korsana Common Stock and Korsana Pre-Funded Warrants that are issued in the Korsana Pre-Closing Financing will be converted into the right to receive a number of shares of Cyclerion Common Stock and Cyclerion Pre-Funded Warrants, respectively, equal to the Exchange Ratio described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 167 of the accompanying proxy statement/prospectus. Korsana and the investors participating in the Korsana Pre-Closing Financing have also agreed to enter into a registration rights agreement (the “Registration Rights Agreement”) at the closing of the Korsana Pre-Closing Financing, pursuant to which, among other things, the Combined Company will agree to provide for the registration and resale of certain shares of Korsana Common Stock that are held by the investors participating in the Korsana Pre-Closing Financing from time to time pursuant to Rule 415 under the Securities Act (“Rule 415”). The Korsana Pre-Closing Financing is more fully described in the sections titled “Agreements Related to the Merger — Securities Purchase Agreement” and “Agreements Related to the Merger — Registration Rights Agreement” beginning on pages 186 and 188, respectively, of the accompanying proxy statement/prospectus.

Immediately after the Merger, based on the estimated Exchange Ratio as described in the accompanying proxy statement/prospectus, Cyclerion securityholders as of immediately prior to the Merger are expected to own approximately 1.5% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), and former holders of Korsana securities (including those issued in the Korsana Pre-Closing Financing) are expected to own approximately 98.5% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), subject to certain assumptions, including, but not limited to, Cyclerion’s net cash as of closing being equal to $0. Under certain circumstances described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 167 of the accompanying proxy statement/prospectus, the ownership percentages may be adjusted up or down including, but not limited to, if Cyclerion’s net cash as of closing is less than or greater than $0.

Shares of Cyclerion Common Stock are currently listed on Nasdaq under the symbol “CYCN.” Cyclerion plans to file an initial listing application for the Combined Company with Nasdaq. After completion of the Merger, Cyclerion will be renamed “Korsana Biosciences, Inc.” and it is expected that the common stock of the Combined Company will trade on Nasdaq under the symbol “KRSA.” It is a condition to the consummation of the Merger that Cyclerion will receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Cyclerion will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties. However, in the event that the shares of Cyclerion Common Stock to be issued in the Merger are not approved for listing on Nasdaq, it is possible that Cyclerion and Korsana may mutually agree to waive the applicable condition and nonetheless proceed with completion of the Merger. If such condition is waived, Cyclerion will not recirculate an updated proxy statement/prospectus, nor will it solicit a new vote of shareholders prior to proceeding with the Merger. Accordingly, you are advised that Cyclerion shareholders will not have certainty regarding the listing of the Combined Company’s shares at the time you are asked to vote at the annual meeting described below. On    , 2026, the last trading day before the date of the accompanying proxy statement/prospectus, the closing sale price of Cyclerion Common Stock was $     per share.

Cyclerion shareholders are cordially invited to attend the annual meeting of Cyclerion (the “Cyclerion Shareholders Meeting”) to be held on    , 2026, at    a.m. Eastern Time, unless postponed or adjourned to a later date, in order to obtain the shareholder approvals necessary to complete the Merger and related matters. At the Cyclerion Shareholders Meeting, Cyclerion will ask its shareholders to:

1.

Approve (i) the issuance of shares of Cyclerion Common Stock, including the shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, which will represent more than 20% of the shares of Cyclerion Common Stock outstanding immediately prior to the First Merger, to stockholders of Korsana pursuant to the Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus, and (ii) the change of control of Cyclerion resulting from the First Merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively (the “Nasdaq Stock Issuance Proposal” or “Proposal No. 1”);

2.

Approve articles of amendment to the restated articles of organization of Cyclerion, as amended (the “Cyclerion Articles”), to increase the number of shares of Cyclerion Common Stock that Cyclerion is authorized to issue from 400,000,000 shares to    shares, in the form attached as Annex H to the accompanying proxy statement/prospectus (the “Authorized Share Increase Proposal” or “Proposal No. 2”);

3.

Approve an amendment to the Cyclerion Articles to effect a reverse stock split of Cyclerion’s issued and outstanding common stock at a ratio in the range of one new share for every    shares and one new share for every    shares (or any number in between), in the form attached as Annex I to the accompanying proxy statement/prospectus, with the final ratio and effectiveness of such amendment and the abandonment of such amendment to be mutually agreed by the Cyclerion Board and the Korsana board of directors (the “Korsana Board”) prior to the First Effective Time or, if the Nasdaq Stock Issuance Proposal is not approved by Cyclerion shareholders, determined solely by the Cyclerion Board (the “Reverse Stock Split Proposal” or “Proposal No. 3”);

4.

Approve (A) the redomestication of Cyclerion from the Commonwealth of Massachusetts to the Cayman Islands by domestication (“Proposal No. 4A”) and (B)(i) the redomestication of Cyclerion from the Commonwealth of Massachusetts to the Cayman Islands by way of continuation and (ii) the adoption of the memorandum and articles of association of the Combined Company (the “Cayman Articles”), substantially in the form attached as Annex K to the accompanying proxy statement/prospectus (“Proposal No. 4B” and together with Proposal No. 4A, the “Redomestication Proposal” or “Proposal No. 4”);

5.

Elect Errol B. De Souza, Ph.D., Regina M. Graul, Ph.D., Peter M. Hecht, Ph.D., Michael Higgins, Steven E. Hyman, M.D., and Dina Katabi, Ph.D., to the Cyclerion Board and to hold office until Cyclerion’s annual meeting of shareholders in 2027, and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal (the “Director Election Proposal” or “Proposal No. 5”), provided that if the Merger is consummated, the composition of the Cyclerion Board will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement;

6.

Ratify the appointment of Ernst & Young LLP as Cyclerion’s independent registered public accounting firm for fiscal year ending December 31, 2026 (the “Auditor Ratification Proposal” or “Proposal No. 6”);

7.	Approve the Korsana Biosciences, Inc. 2026 Stock Incentive Plan (the “Stock Plan Proposal” or “Proposal No. 7”);

8.	Approve the Korsana Biosciences, Inc. 2026 Employee Stock Purchase Plan (the “ESPP Proposal” or “Proposal No. 8”);

9.

Approve, on an advisory basis, certain compensation arrangements for Cyclerion’s named executive officers that are based on or otherwise relate to the Merger (the “Merger Compensation Proposal” or “Proposal No. 9”);

10.	Approve, on an advisory basis, the compensation of Cyclerion’s named executive officers (the “Say-on-Pay Proposal” or “Proposal No. 10”);

11.

Approve an adjournment of the Cyclerion Shareholders Meeting, if necessary, to solicit additional proxies if there is not a sufficient number of votes in favor of the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal, and/or the Reverse Stock Split Proposal (the “Adjournment Proposal” or “Proposal No. 11”); and

12.	Transact such other business as may properly come before the shareholders at the Cyclerion Shareholders Meeting or any adjournment or postponement thereof.

As described in the accompanying proxy statement/prospectus, current directors and officers of Cyclerion who in the aggregate owned approximately 24.2% of the outstanding shares of Cyclerion capital stock on an as-converted to Cyclerion Common Stock basis as of March 31, 2026, and certain Korsana stockholders (solely in their respective capacities as Korsana stockholders) who in the aggregate owned approximately 43.9% of the outstanding shares of Korsana capital stock as of March 31, 2026, are parties to stockholder support agreements with Cyclerion and Korsana, respectively, whereby such stockholders have agreed to vote in favor of the adoption of the Merger Agreement and the approval of the Merger and related transactions contemplated by the Merger Agreement, subject to the terms of the support agreements. Following the effectiveness of the registration statement on Form S-4 of which the accompanying proxy statement/prospectus is a part and pursuant to the Merger Agreement, Korsana stockholders holding a sufficient number of shares of Korsana capital stock to adopt the Merger Agreement and approve the Merger and related transactions will be asked to execute written consents providing for such adoption and approval.

After careful consideration, each of the Cyclerion and the Korsana boards of directors has approved the Merger Agreement and has determined that it is advisable to consummate the Merger. The Cyclerion Board has approved the proposals described in the accompanying proxy statement/prospectus and recommends that its shareholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

More information about Cyclerion, Korsana, the Merger Agreement and transactions contemplated thereby and the foregoing proposals are contained in the accompanying proxy statement/prospectus. Cyclerion urges you to read the accompanying proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 32 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

Cyclerion and Korsana are excited about the opportunities the Merger brings to Cyclerion’s shareholders and Korsana’s stockholders and thank you for your consideration and continued support.

Regina Graul, Ph.D.	Jonathan Violin, Ph.D.
President and Chief Executive Officer	Chief Executive Officer and President
Cyclerion Therapeutics, Inc.	Korsana Biosciences, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated    , 2026, and is first being mailed to Cyclerion’s shareholders on or about    , 2026.

CYCLERION THERAPEUTICS, INC.

245 First Street, 18th Floor

Cambridge, MA 02142

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of Cyclerion Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that a virtual annual meeting of shareholders (the “Cyclerion Shareholders Meeting”) will be held on    ,    , 2026 at     a.m. Eastern Time, unless postponed or adjourned to a later date. The Cyclerion Shareholders Meeting will be held exclusively online. You will be able to attend and participate in the Cyclerion Shareholders Meeting online by visiting www.virtualshareholdermeeting.com/    , where you will be able to listen to the meeting live, submit questions and vote.

The Cyclerion Shareholders Meeting will be held for the following purposes:

1.

To approve (i) the issuance of shares of Cyclerion Common Stock, including the shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, which will represent more than 20% of the shares of Cyclerion Common Stock outstanding immediately prior to the First Merger, to stockholders of Korsana pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and (ii) the change of control of Cyclerion resulting from the First Merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively;

2.

To approve articles of amendment to the restated articles of organization of Cyclerion, as amended (the “Cyclerion Articles”), to increase the number of shares of Cyclerion Common Stock that Cyclerion is authorized to issue from 400,000,000 to    , in the form attached as Annex H to this proxy statement/prospectus;

3.

To approve an amendment to the Cyclerion Articles to effect a reverse stock split of Cyclerion’s issued and outstanding common stock at a ratio in the range of one new share for every    shares and one new share for every    shares (or any number in between), in the form attached as Annex I to this proxy statement/prospectus, with the final ratio and effectiveness of such amendment and the abandonment of such amendment to be mutually agreed by the Cyclerion Board and the Korsana Board prior to the First Effective Time or, if the Nasdaq Stock Issuance Proposal is not approved by Cyclerion shareholders, determined solely by the Cyclerion Board;

4.

To approve (A) the redomestication of Cyclerion from the Commonwealth of Massachusetts to the Cayman Islands by domestication and (B)(i) the redomestication of Cyclerion from the Commonwealth of Massachusetts to the Cayman Islands by way of continuation and (ii) and, as a special resolution for the purposes of Cayman Islands law, the Cayman Articles, substantially in the form attached as Annex K to this proxy statement/prospectus;

5.

To elect Errol B. De Souza, Ph.D., Regina M. Graul, Ph.D., Peter M. Hecht, Ph.D., Michael Higgins, Steven E. Hyman, M.D., and Dina Katabi, Ph.D., to the Cyclerion Board and to hold office until Cyclerion’s annual meeting of shareholders in 2027, and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal, provided that if the Merger is consummated, the composition of the Cyclerion Board will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement;

6.	To ratify the appointment of Ernst & Young LLP as Cyclerion’s independent registered public accounting firm for fiscal year ending December 31, 2026;

7.	To approve the Korsana Biosciences, Inc. 2026 Stock Incentive Plan;

8.	To approve the Korsana Biosciences, Inc. 2026 Employee Stock Purchase Plan;

9.	To approve, on an advisory basis, certain compensation arrangements for Cyclerion’s named executive officers that are based on or otherwise relate to the Merger;

10.	To approve, on an advisory basis, the compensation of Cyclerion’s named executive officers;

11.

To approve an adjournment of the Cyclerion Shareholders Meeting, if necessary, to solicit additional proxies if there is not a sufficient number of votes in favor of the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal, and/or the Reverse Stock Split Proposal; and

12.	To transact such other business as may properly come before the shareholders at the Cyclerion Shareholders Meeting or any adjournment or postponement thereof.

These proposals are collectively referred to as the “Proposals.”

The Cyclerion Board has fixed    , 2026 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Cyclerion Shareholders Meeting and any adjournment or postponement thereof. Only holders of record of shares of Cyclerion Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Cyclerion Shareholders Meeting. At the close of business on    , 2026, Cyclerion had     shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of a majority of the votes properly cast by the holders of Cyclerion Common Stock in person or represented by proxy at the Cyclerion Shareholders Meeting, assuming a quorum is present, is required for approval of Proposal No. 1 and Proposal No. 5. The affirmative vote of a majority of the shares entitled to vote on the subject matter at the Cyclerion Shareholders Meeting is required for approval of Proposal No. 2, and Proposal No. 3. The affirmative vote of not less than two-thirds of the shares entitled to vote on the subject matter at the Cyclerion Shareholders Meeting, assuming a quorum is present, is required for approval of Proposal No. 4A. The affirmative vote of not less than two-thirds of the votes properly cast by the holders of Cyclerion Common Stock in person or represented by proxy at the Cyclerion Shareholders Meeting, assuming a quorum is present, is required for approval of Proposal No. 4B. The number of affirmative votes exceeding the number of votes opposing the matter, assuming a quorum is present, is required for the approval of Proposal No. 6, Proposal No. 7, Proposal No. 8, Proposal No. 9, Proposal No. 10 and Proposal No. 11. Approval of each of Proposal No. 1, Proposal No. 2, and Proposal No. 3 is a condition to the completion of the Merger. Therefore, the Merger cannot be consummated without the approval of Proposal Nos. 1, 2, and 3, unless, to the extent permitted by applicable law, each of Cyclerion, the Merger Subs, and Korsana waives such conditions. The approvals of Proposal Nos. 4A, 4B, 7, 8, and 9 are not conditions to the completion of the Merger, however, each of these proposals is conditioned on the consummation of the Merger and will not be implemented if the Merger is not consummated. Approvals of Proposal Nos. 3, 5, 6, 10, and 11 are requested whether or not the Merger is consummated.

All shareholders are cordially invited to attend the annual meeting. Even if you plan to attend the Cyclerion Shareholders Meeting, Cyclerion requests that you sign and return the enclosed proxy or vote by mail or online to ensure that your shares will be represented at the Cyclerion Shareholders Meeting if you are unable to attend. You may change or revoke your proxy at any time before it is voted at the Cyclerion Shareholders Meeting.

THE CYCLERION BOARD HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS FAIR TO, IN THE BEST INTERESTS OF, AND ADVISABLE TO CYCLERION AND ITS SHAREHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE CYCLERION BOARD RECOMMENDS THAT CYCLERION SHAREHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

Important Notice Regarding the Availability of Proxy Materials for the Cyclerion Shareholders Meeting to Be Held on    , 2026 at    a.m. Eastern Time.

The proxy statement/prospectus, which also serves as the annual report to shareholders in connection with the annual meeting, is available at www.cyclerion.com.

By Order of the Cyclerion Board of Directors,

Regina Graul, Ph.D.

President and Chief Executive Officer

     , 2026

i

PAGE
STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2027 ANNUAL MEETING	420

INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A: AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, AND THE AMENDMENT THERETO	A-1
ANNEX B: OPINION OF GEMINI VALUATION SERVICES	B-1
ANNEX C: FORM OF CYCLERION SHAREHOLDER SUPPORT AGREEMENT	C-1
ANNEX D: FORM OF KORSANA STOCKHOLDER SUPPORT AGREEMENT	D-1
ANNEX E: FORM OF LOCK-UP AGREEMENT	E-1
ANNEX F: FORM OF CVR AGREEMENT	F-1
ANNEX G: FORM OF ARTICLES OF AMENDMENT TO THE RESTATED ARTICLES OF ORGANIZATION OF CYCLERION THERAPEUTICS, INC. TO DESIGNATE SERIES B PREFERRED STOCK	G-1
ANNEX H: FORM OF ARTICLES OF AMENDMENT TO THE RESTATED ARTICLES OF ORGANIZATION OF CYCLERION THERAPEUTICS, INC. TO REFLECT INCREASE IN AUTHORIZED SHARES	H-1
ANNEX I: FORM OF ARTICLES OF AMENDMENT TO THE RESTATED ARTICLES OF ORGANIZATION OF CYCLERION THERAPEUTICS, INC. TO REFLECT REVERSE STOCK SPLIT	I-1
ANNEX J: PLAN OF DOMESTICATION*	J-1
ANNEX K: FORM OF CAYMAN ISLANDS MEMORANDUM AND ARTICLES OF ASSOCIATION*	K-1
ANNEX L: APPRAISAL RIGHTS (SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW)	L-1
ANNEX M: RESOLUTIONS OF THE CYCLERION BOARD FOR THE CAYMAN REDOMESTICATION*	M-1
ANNEX N: CAYMAN ISLANDS SERIES A CERTIFICATE OF DESIGNATION*	N-1
ANNEX O: CAYMAN ISLANDS SERIES B CERTIFICATE OF DESIGNATION*	O-1
ANNEX P: FORM OF KORSANA BIOSCIENCES, INC. 2026 STOCK INCENTIVE PLAN*	P-1
ANNEX Q: FORM OF KORSANA BIOSCIENCES, INC. 2026 EMPLOYEE STOCK PURCHASE PLAN*	Q-1
ANNEX R: FORM OF CYCLERION THERAPEUTICS, INC. PROXY CARD*	R-1

*	To be filed by amendment

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split described in Proposal No. 3 of this proxy statement/prospectus.

All references to Korsana’s “product candidates,” “programs,” “portfolio” and “pipeline” in this proxy statement/prospectus refer to the research programs with respect to which Korsana has the option to acquire intellectual property license rights pursuant to the Antibody Discovery and Option Agreement (the “Paragon ADOA”) with Paragon Therapeutics, Inc. (“Paragon”) and Parasa Holding LLC (“Parasa”), and the Platform Option Agreement (the “Paragon POA” and, together with the Paragon ADOA, the “Paragon Option Agreements”) with Paragon and Parasa. As of the date of this proxy statement/prospectus, Korsana has exercised the option for KRSA-028 pursuant to the Paragon ADOA. Korsana has not exercised the option for any other program under the Paragon Option Agreements. Korsana expects to enter into the KRSA-028 license agreement prior to the time that this registration statement on Form S-4 is declared effective by the SEC.

The following section provides answers to frequently asked questions about the Merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q: What is the Merger?

A: On April 1, 2026, Cyclerion, Korsana, First Merger Sub and Second Merger Sub entered into the Merger Agreement, which agreement was subsequently amended on April 17, 2026. A copy of the Merger Agreement, including the amendment thereto, is attached as Annex A to this proxy statement/prospectus. The Merger Agreement contains the terms and conditions of the proposed Merger. Pursuant to the Merger Agreement, First Merger Sub will merge with and into Korsana, with Korsana continuing as a wholly owned subsidiary of Cyclerion and the surviving corporation of the First Merger. Korsana will then merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger. This entire transaction is referred to in this proxy statement/prospectus as the Merger. In connection with the Merger, Cyclerion will change its corporate name to “Korsana Biosciences, Inc.”

Q: Why are the two companies proposing to merge?

A: Cyclerion and Korsana believe that combining the two companies will result in a company with a promising pipeline, a strong leadership team and substantial capital resources, focused on developing novel therapies to reduce the burden of neurodegenerative diseases. For a more complete description of the reasons for the Merger, please see the sections titled “The Merger — Cyclerion’s Reasons for the Merger” and “The Merger — Korsana’s Reasons for the Merger” beginning on pages 141 and 145, respectively, of this proxy statement/prospectus.

Q: What will happen to Cyclerion if, for any reason, the Merger does not close?

A: Cyclerion has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed Merger. In the event the Merger does not close, Cyclerion will have a limited ability to continue its current operations without obtaining additional financing. Although the Cyclerion Board may elect, among other things, to attempt to complete another strategic transaction if the Merger does not close, the Cyclerion Board may instead divest all or a portion of Cyclerion’s business or take steps necessary to liquidate or dissolve Cyclerion’s business and assets if a viable alternative strategic transaction is not available. If Cyclerion decides to dissolve and liquidate its assets, Cyclerion would be required to pay all of its contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount of and the timing of such liquidation and distribution of available cash left to distribute to shareholders after paying the obligations of Cyclerion and setting aside funds for reserves.

Q: Why am I receiving this proxy statement/prospectus?

A: You are receiving this proxy statement/prospectus because you have been identified as a shareholder of Cyclerion as of the applicable Record Date, and you are entitled to vote to approve the matters set forth herein. This document serves as:

•	a proxy statement of Cyclerion used to solicit proxies for the Cyclerion Shareholders Meeting to vote on the matters set forth herein;

•

a prospectus of Cyclerion used to offer (i) all shares of Cyclerion Common Stock in exchange for each share of Korsana Common Stock and Korsana Series A Preferred Stock (including shares of Korsana Common Stock issued in the Korsana Pre-Closing Financing), (ii) all Cyclerion Warrants in exchange for Korsana Warrants (including Korsana Pre-Funded Warrants issued in the Korsana Pre-Closing Financing), (iii) all shares of Cyclerion Series B Preferred Stock in exchange for shares of Korsana Series Seed Preferred Stock, (iv) all options to purchase shares of Cyclerion Common Stock in exchange for Korsana Options, (v) all Cyclerion RSUs in exchange for Korsana RSUs, (vi) all shares of Cyclerion Common Stock issuable upon exercise of Cyclerion Warrants issued in exchange for Korsana Warrants, (vii) all shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock issued in exchange for Korsana Series Seed Preferred Stock, (viii) all shares of Cyclerion Common Stock issuable upon exercise of options to purchase shares of Cyclerion Common Stock issued in exchange for Korsana Options, and (ix) all shares of Cyclerion Common Stock issuable upon settlement of Cyclerion RSUs issued in exchange for Korsana RSUs; and

•	the annual report of Cyclerion provided in connection with the special meeting in lieu of annual meeting.

Q: What is the Korsana Pre-Closing Financing?

A: In connection with the Merger, Korsana entered into the Securities Purchase Agreement with certain investors named therein, including, among others, Fairmount, Venrock Healthcare Capital Partners, General Atlantic, TCGX, Forbion, Wellington Management, Commodore Capital, RA Capital Management, RTW Investments, Vivo Capital, Janus Henderson Investors, Foresite Capital, J.P. Morgan Life Sciences Private Capital, SR One, Sanofi Ventures, Kalehua Capital, Spruce Street Capital, and other leading investment management firms, pursuant to which such investors agreed to purchase shares of Korsana Common Stock and Korsana Pre-Funded Warrants for an aggregate purchase price of approximately $380.0 million. Shares of Korsana Common Stock and Korsana Pre-Funded Warrants issued pursuant to this financing transaction will be converted into shares of Cyclerion Common Stock and Cyclerion Pre-Funded Warrants, in accordance with the Exchange Ratio and the Merger Agreement.

Immediately after the First Merger, the shares of Korsana Common Stock and Korsana Pre-Funded Warrants issued in the Korsana Pre-Closing Financing are expected to represent approximately 57.7% of the outstanding shares of common stock of the Combined Company (on a fully-diluted basis). Korsana and the investors participating in the Korsana Pre-Closing Financing have also agreed to enter into a Registration Rights Agreement at the closing of the Korsana Pre-Closing Financing, pursuant to which, among other things, the Combined Company will agree to provide for the registration and resale of certain shares of Cyclerion Common Stock that are held by the investors participating in the Korsana Pre-Closing Financing from time to time pursuant to Rule 415. The closing of the Korsana Pre-Closing Financing is conditioned upon the satisfaction or waiver of the conditions to the closing of the Merger as well as certain other conditions.

For a more complete description of the Korsana Pre-Closing Financing, please see the sections titled “Agreements Related to the Merger — Securities Purchase Agreement” and “— Registration Rights Agreement” beginning on pages 186 and 188 of this proxy statement/prospectus, respectively.

Q: What proposals will be voted on at the Cyclerion Shareholders Meeting in connection with the Merger?

A: Pursuant to the terms of the Merger Agreement, the following proposals must be approved by the requisite shareholder vote at the Cyclerion Shareholders Meeting in order for the Merger to close:

Proposal No. 1 - The Nasdaq Stock Issuance Proposal to approve (i) the issuance of shares of Cyclerion Common Stock, including the shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, which will represent more than 20% of the shares of Cyclerion Common Stock outstanding immediately prior to the First Merger, to stockholders of Korsana, pursuant to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and (ii) the change of control of Cyclerion resulting from the Merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively.

Proposal No. 2 - Authorized Share Increase Proposal to approve an amendment to the Cyclerion Articles to increase the number of shares of Cyclerion Common Stock that Cyclerion is authorized to issue from 400,000,000 to    , in the form attached as Annex H to this proxy statement/prospectus.

Proposal No. 3 - Reverse Stock Split Proposal to approve an amendment to the Cyclerion Articles to effect a reverse stock split of Cyclerion’s issued and outstanding common stock at a ratio in the range of one new share for every    shares and one new share for every    shares (or any number in between), with the final ratio and effectiveness of such amendment and the abandonment of such amendment to be mutually agreed by the Cyclerion Board and the Korsana Board prior to the First Effective Time or, if the Nasdaq Stock Issuance Proposal is not approved by Cyclerion shareholders, determined solely by the Cyclerion Board, in the form attached as Annex I to this proxy statement/prospectus.

Proposal No. 4 - The Redomestication Proposal to approve (A) the redomestication of Cyclerion from the Commonwealth of Massachusetts to the Cayman Islands by domestication and (B)(i) the redomestication of Cyclerion from the Commonwealth of Massachusetts to the Cayman Islands by way of continuation and (ii) the adoption of the Cayman Articles.

Approval of each of Proposal Nos. 1, 2, and 3 is a condition to the completion of the Merger. Therefore, the Merger cannot be consummated without the approval of Proposal Nos. 1, 2, and 3, unless, to the extent permitted by applicable law, each of Cyclerion, the Merger Subs, and Korsana waives such conditions. The issuance of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, and Cyclerion Series B Preferred Stock in connection with the Merger and the change of control of Cyclerion resulting from the Merger will not take place unless Proposal Nos. 1, 2, and 3 are approved by Cyclerion shareholders and the Merger is consummated. The amendment to the Cyclerion Articles to increase the number of authorized shares of Cyclerion Common Stock will not take place unless Proposal Nos. 1, 2, and 3 are approved by Cyclerion shareholders and the Merger is consummated. The amendment to the Cyclerion Articles to effect a reverse stock split of Cyclerion’s issued and outstanding common stock, will not take place unless Proposal Nos. 1, 2, and 3 are approved by the requisite Cyclerion shareholders. However, the Cyclerion Board may determine to effect the reverse stock split, if approved by Cyclerion shareholders, following the Shareholders Meeting, even if Proposal Nos. 1 and 2 are not approved or the Merger is not otherwise completed.

In addition to the requirement of obtaining Cyclerion shareholder approval of Proposal Nos. 1, 2, and 3, the closing of the Merger is subject to the satisfaction or waiver of each of the other closing conditions set forth in the Merger Agreement. For a more complete description of the closing conditions under the Merger Agreement, please see the section titled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 181 of this proxy statement/prospectus.

The presence, by attending or being represented by proxy, at the Cyclerion Shareholders Meeting of the holders of a majority of the shares of Cyclerion Common Stock outstanding and entitled to vote at the Cyclerion Shareholders Meeting is necessary to constitute a quorum at the meeting for the Proposals.

Q: What proposals are to be voted on at the Cyclerion Shareholders Meeting, other than the Nasdaq Stock Issuance Proposal, the Reverse Stock Split Proposal and the Authorized Share Increase Proposal?

A: At the Cyclerion Shareholders Meeting, the holders of Cyclerion Common Stock will also be asked to consider the following proposals:

Proposal No. 5 - The Director Election Proposal to elect Errol B. De Souza, Ph.D., Regina M. Graul, Ph.D., Peter M. Hecht, Ph.D., Michael Higgins, Steven E. Hyman, M.D., and Dina Katabi, Ph.D., to serve until Cyclerion’s 2027 annual meeting of shareholders, or until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal;

Proposal No. 6 - The Auditor Ratification Proposal to ratify the selection of Ernst & Young LLP as Cyclerion’s independent registered public accounting firm for the fiscal year ending December 31, 2026;

Proposal No. 7 - The Stock Plan Proposal to approve the Korsana Biosciences, Inc. 2026 Stock Incentive Plan;

Proposal No. 8 - The ESPP Proposal to approve the Korsana Biosciences, Inc. 2026 Employee Stock Purchase Plan;

Proposal No. 9 - The Merger Compensation Proposal to approve, on an advisory basis, certain compensation arrangements for Cyclerion’s named executive officers that are based on or otherwise relate to the Merger;

Proposal No. 10 – The Say-on-Pay Proposal to approve, on an advisory basis, the compensation of Cyclerion’s named executive officers; and

Proposal No. 11 - The Adjournment Proposal to approve an adjournment of the Cyclerion Shareholders Meeting, if necessary, to solicit additional proxies if there is not a sufficient number of votes in favor of the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal, and/or the Reverse Stock Split Proposal.

The approvals of Proposal Nos. 4A, 4B, 5, 6, 7, 8, 9, 10, and 11 are not a condition to the Merger. However, the implementation of Proposal Nos. 7, 8, and 9 are conditioned on the consummation of the Merger. Cyclerion does not expect that any matter other than the Proposals will be brought before the Cyclerion Shareholders Meeting.

The presence, by attending or being represented by proxy, at the Cyclerion Shareholders Meeting of the holders of a majority of the shares of Cyclerion Common Stock outstanding and entitled to vote at the Cyclerion Shareholders Meeting is necessary to constitute a quorum at the meeting for the purpose of approving the Proposals.

Q: What shareholder votes are required to approve the Proposals at the Cyclerion Shareholders Meeting?

A: The affirmative vote of a majority of the votes properly cast by the holders of Cyclerion Common Stock in person or represented by proxy at the Cyclerion Shareholders Meeting, assuming a quorum is present, is required for approval of Proposal No. 1 and Proposal No. 5. The affirmative vote of a majority of the shares entitled to vote on the subject matter at the Cyclerion Shareholders Meeting is required for approval of Proposal No. 2, and Proposal No. 3. The affirmative vote of not less than two-thirds of the shares entitled to vote on the subject matter at the Cyclerion Shareholders Meeting, assuming a quorum is present, is required for approval of Proposal No. 4A. The affirmative vote of not less than two-thirds of the votes properly cast by the holders of Cyclerion Common Stock in person or represented by proxy at the Cyclerion Shareholders Meeting, assuming a quorum is present, is required for approval of Proposal No. 4B. The number of affirmative votes exceeding the number of votes opposing the matter, assuming a quorum is present, is required for the approval of Proposal No. 6, Proposal No. 7, Proposal No. 8, Proposal No. 9, Proposal No. 10 and Proposal No. 11.

Approval of each of Proposal No. 1, Proposal No. 2, and Proposal No. 3 is a condition to the completion of the Merger. Therefore, the Merger cannot be consummated without the approval of Proposal Nos. 1, 2, and 3, unless, to the extent permitted by applicable law, each of Cyclerion, the Merger Subs, and Korsana waives such conditions. The issuance of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, and Cyclerion Series B Preferred Stock in connection with the Merger and the change of control of Cyclerion resulting from the Merger will not take place unless Proposal Nos. 1, 2, and 3 are approved by Cyclerion shareholders and the Merger is consummated. The amendment to the Cyclerion Articles to increase the number of authorized shares of Cyclerion Common Stock will not take place unless Proposal Nos. 1, 2, and 3 are approved by Cyclerion shareholders and the Merger is consummated. The amendment to the Cyclerion Articles to effect a reverse stock split of Cyclerion’s issued and outstanding common stock, will not take place unless Proposal Nos. 1, 2, and 3 are approved by the requisite Cyclerion shareholders. However, the Cyclerion Board may determine to effect the reverse stock split, if approved by Cyclerion shareholders, following the Shareholders Meeting, even if Proposal Nos. 1 and 2 are not approved or the Merger is not otherwise completed.

Additionally, Proposal Nos. 4A, 4B, 7, 8, and 9 are each conditioned on the consummation of the Merger. Therefore, if Proposal Nos. 1, 2, and 3 are not approved or the Merger is not consummated, Proposal Nos. 4A, 4B, 7, 8, and 9 will each have no effect, even if approved by Cyclerion shareholders.

Q: What are Cyclerion contingent value rights?

A: Immediately prior to the First Effective Time, Cyclerion and the designated rights agent (“Rights Agent”) are expected to enter into a Contingent Value Rights Agreement (the “Cyclerion CVR Agreement”), pursuant to which holders of Cyclerion Common Stock and Cyclerion Series A Preferred Stock as of the close of business on the last business day prior to the day on which the First Effective Time occurs will receive one contingent value right (each, a “Cyclerion CVR”) for each outstanding share of Cyclerion Common Stock or Cyclerion Series A Preferred Stock.

Each Cyclerion CVR will represent the contractual right to receive certain net proceeds, if any, derived from any consideration that is paid to Cyclerion as a result of the disposition of Cyclerion’s pre-Merger legacy assets (the “Cyclerion Legacy Assets”), net of any indemnity obligations, transaction costs and certain other expenses, during the period beginning on the date of the closing of the Merger and ending (i) with respect to the sale, transfer, license or other disposition of Cyclerion Legacy Assets other than those Cyclerion Legacy Assets described in the following clauses (ii) and (iii), upon the second (2nd) anniversary of the Closing Date, (ii) with respect to Cyclerion’s right to receive payments under that License Agreement, dated June 3, 2021, between Cyclerion and Akebia Therapeutics, Inc. (the “Akebia License Agreement”), the earlier of (A) the fifteenth (15th) anniversary of the date of entry into the Cyclerion CVR Agreement and (B) the expiration pursuant to its terms or earlier termination by Akebia of the Akebia License Agreement, and (iii) with respect to the sale, transfer or other disposition of the equity interests of Tisento Therapeutics Holdings, Inc. (“Tisento”) beneficially owned by Cyclerion, the earliest of (A) nine (9) months following the date of the consummation of Tisento’s initial public offering pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to the Securities Act, (B) the sale of Tisento, and (C) the seventh (7th) anniversary of the Closing Date.

During the Legacy Assets Transaction Period (as defined in the Cyclerion CVR Agreement), the Combined Company shall expend up to $50,000 (the “CVR Expense Cap”) for costs and expenses associated with the retention of an employee or consultant of Cyclerion for the purpose of business development efforts related to Cyclerion Legacy Assets and related activities, including seeking and negotiating and, with the prior written consent of Combined Company (not to be unreasonably withheld, conditioned or delayed), executing agreements with respect to Cyclerion Legacy Assets, which amount shall be included as a deduction in the determination of Cyclerion’s net cash in accordance with the Merger Agreement. At the end of the Legacy Assets Transaction Period, the amount, if any, by which the CVR Expense Cap exceeds the aggregate amount of costs and expenses associated with the retention of an employee or consultant of Cyclerion will constitute net proceeds under the Cyclerion CVR Agreement and will be payable as CVR proceeds to the CVR holders in accordance with the terms of the Cyclerion CVR Agreement.

The contingent payments under the Cyclerion CVR Agreement, if they become payable, will become payable to the Rights Agent for subsequent distribution to the holders of the Cyclerion CVRs. In the event that no such proceeds are received, holders of the Cyclerion CVRs will not receive any payment pursuant to the Cyclerion CVR Agreement. There can be no assurance that any holders of Cyclerion CVRs will receive any payments with respect thereto.

The right to the contingent payments contemplated by the Cyclerion CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the Cyclerion CVR Agreement. The Cyclerion CVRs will not be evidenced by a certificate or any other instrument and will not be registered with the SEC. The Cyclerion CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Cyclerion or any of its affiliates. No interest will accrue on any amounts payable in respect of the Cyclerion CVRs.

Q: What will Cyclerion securityholders receive in the Merger?

A: Each share of Cyclerion Common Stock and Cyclerion Series A Preferred Stock that is issued and outstanding at the First Effective Time of the Merger will remain issued and outstanding and such shares, subject to the proposed reverse stock split, will be unaffected by the Merger. Prior to the First Effective Time, the Cyclerion Board will accelerate the vesting of all Cyclerion Options and Cyclerion RSAs. Each outstanding Cyclerion Option with an exercise price less than or equal to the Cyclerion Closing Price will be cancelled at the First Effective Time and such holder thereof will receive an amount in cash, without interest, less any applicable tax withholding, equal to the product obtained by multiplying the excess of the Cyclerion Closing Price over the exercise price per share of the Cyclerion Common Stock underlying such Cyclerion Option by the number of shares of the Cyclerion Common Stock underlying such Cyclerion Option. The vesting of each Cyclerion RSA will be accelerated in full.

Immediately after the Merger, Cyclerion securityholders as of immediately prior to the Merger are expected to own approximately 1.5% of the outstanding shares of the Combined Company on a fully-diluted basis, former Korsana securityholders, excluding holders of Korsana Common Stock and Korsana Pre-Funded Warrants purchased in the Korsana Pre-Closing Financing, are expected to own approximately 40.8% of the outstanding shares of the Combined Company on a fully-diluted basis, and Korsana Common Stock and Korsana Pre-Funded Warrants issued in the Korsana Pre-Closing Financing are expected to represent approximately 57.7% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis, subject to certain assumptions, including, but not limited to, Cyclerion’s Net Cash as of Closing being $0.

For a more complete description of the treatment of Cyclerion securities in the Merger, please see the sections titled “The Merger Agreement — Merger Consideration,” “The Merger Agreement — Exchange Ratio,” and “Market Price and Dividend Information” beginning on pages 166, 167 and 31, respectively, of this proxy statement/prospectus.

Q: What will Korsana securityholders receive in the Merger?

A: At the First Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) each then-outstanding share of Korsana Common Stock and Korsana Series A Preferred Stock (including shares of Korsana Common Stock issued in the Korsana Pre-Closing Financing), excluding any shares to be cancelled pursuant to the Merger Agreement and any dissenting shares, will be converted into the right to receive a number of shares of Cyclerion Common Stock and/or Cyclerion Pre-Funded Warrants, as applicable, equal to the Exchange Ratio (described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 167 of this proxy statement/ prospectus), (ii) each then-outstanding share of Korsana Series Seed Preferred Stock, excluding any shares of Korsana Series Seed Preferred Stock to be cancelled pursuant to the Merger Agreement and any dissenting shares, will be converted into the right to receive a number of shares of Cyclerion Series B Preferred Stock equal to the Exchange Ratio divided by 1,000; (iii) each then-outstanding Korsana Option will be converted into and become an option to purchase shares of Cyclerion Common Stock on the existing terms and conditions (including with respect to vesting and accelerated vesting), subject to adjustment as set forth in the Merger Agreement, (iv) each then-outstanding Korsana RSU will be converted into and become a Cyclerion RSU on the existing terms and conditions (including with respect to vesting and accelerated vesting), subject to adjustment as set forth in the Merger Agreement, and (v) each then-outstanding and unexercised Korsana Warrant (including Korsana Pre-Funded Warrants issued in the Korsana Pre-Closing Financing) will be converted into a Cyclerion Warrant, subject to adjustment as set forth in the Merger Agreement.

For a more complete description of the treatment of Korsana securities in the Merger, please see the sections titled “The Merger Agreement — Merger Consideration,” and “The Merger Agreement — Exchange Ratio” beginning on pages 166 and 167 of this proxy statement/prospectus. For a description of the effect of the Korsana Pre-Closing Financing on Korsana’s current securityholders, please see the section titled “Agreements Related to the Merger — Securities Purchase Agreement” beginning on page 186 of this proxy statement/prospectus.

Q: Will the common stock of the Combined Company trade on an exchange?

A: Shares of Cyclerion Common Stock are currently listed on Nasdaq under the symbol “CYCN.”

Cyclerion intends to file an initial listing application for the common stock of the Combined Company with Nasdaq. After completion of the Merger, Cyclerion will be renamed “Korsana Biosciences, Inc.” and it is expected that the common stock of the Combined Company will trade on Nasdaq under the symbol “KRSA.” It is a condition to the consummation of the Merger that Cyclerion will receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Cyclerion will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties; however, if such condition is waived, Cyclerion will not recirculate an updated proxy statement/prospectus, nor will it solicit a new vote of shareholders prior to proceeding with the Merger. Accordingly, you are advised that Cyclerion shareholders will not have certainty regarding the listing of the Combined Company’s shares at the time you are asked to vote at the Cyclerion Shareholders Meeting. For more information, please see the section entitled “Risk Factors — Risks Related to the Merger - Cyclerion and Korsana may mutually agree to waive the condition to the Merger requiring approval for listing on Nasdaq, and if such condition is waived, the Combined Company’s stock may not be listed on Nasdaq following completion of the Merger.” on page 32 of this proxy statement/prospectus.

On    , 2026, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Cyclerion Common Stock was $    per share.

Q: Who will be the directors of the Combined Company immediately following the Merger?

A: Immediately following the Merger, the Combined Company’s board of directors will be composed of six members, all six of whom will have been designated by Korsana.

Effective as of the First Effective Time, the Cyclerion Board will appoint the following Korsana designees: Andrew Gottesdiener, Tomas Kiselak, Michelle Pernice, Nimish Shah, and Dr. Jonathan Violin to the board of directors of the Combined Company with one seat remaining vacant, and concurrent therewith all of Cyclerion’s current directors will resign from their positions as directors of the Cyclerion Board effective as of the First Effective Time.    is expected to be appointed as Chair of the board of directors of the Combined Company.

If the Cayman Redomestication is effected, the Combined Company will have a staggered structure of three classes following the completion of the Merger. See the section titled “Management Following the Merger” for additional information.

Q: Who will be the executive officers of the Combined Company immediately following the Merger?

A: Immediately following the Merger, the executive management team of the Combined Company is expected to consist of the following members of the Korsana executive management team:

Name	Title
Jonathan Violin, Ph.D.	Chief Executive Officer and President
Mark Vignola, Ph.D.	Chief Financial Officer
Madelyn Zeylikman	General Counsel and Secretary

Q: As a Cyclerion shareholder, how does the Cyclerion Board recommend that I vote?

A: The Cyclerion Board, in consultation with financial and legal advisors and management, evaluated the terms of the Merger Agreement and the related transactions contemplated thereby and: (i) determined that the Merger and the related transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Cyclerion and its shareholders; (ii) approved and declared advisable the Merger Agreement and the related transactions contemplated by the Merger Agreement and approved the issuance of shares of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, in connection with the Merger and the Korsana Pre-Closing Financing, respectively; and (iii) recommends that Cyclerion’s shareholders vote “FOR” each of the Proposals.

Q: What risks should I consider in deciding whether to vote in favor of the Merger?

A: You should carefully review the section titled “Risk Factors” beginning on page 32 of this proxy statement/prospectus and the documents incorporated by reference herein, which set forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the Combined Company’s business will be subject, and risks and uncertainties to which each of Cyclerion and Korsana, as independent companies, are subject.

Q: When do you expect the Merger to be consummated?

A: The Merger is anticipated to close in the third quarter of 2026, but the exact timing cannot be predicted. For more information, please see the section titled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 181 of this proxy statement/prospectus.

Q: Why is Cyclerion seeking approval for the redomestication to the Cayman Islands (the “Cayman Redomestication”)?

A: The Cyclerion and Korsana boards of directors believe that there are several reasons why the Cayman Redomestication is in the best interests of Cyclerion and Cyclerion’s shareholders. The Cyclerion Board believes the Cayman Redomestication may help the Combined Company attract and retain qualified management by reducing the risk of lawsuits being filed against the Combined Company and its directors and officers. Cyclerion and Korsana believe that for the reasons described in this proxy statement/prospectus, in general, Cayman Islands law will provide greater protection to the Combined Company and its directors and officers than Massachusetts law. Additionally, the Cyclerion Board believes that the Cayman Redomestication will give the Combined Company more flexibility and predictability in various corporation transactions. For more information, please see the section titled “Proposal No. 4 — The Redomestication Proposal” below.

Q: How will the Cayman Redomestication affect the rights of the Combined Company’s shareholders?

A: Your rights as a shareholder currently are governed by Massachusetts law and the provisions of the restated articles of organization of Cyclerion, and Cyclerion’s amended and restated bylaws. As a result of the Cayman Redomestication, you will become a shareholder of the Combined Company with rights governed by Cayman Islands law and the provisions of the Cayman Articles, in the form attached as Annex K to this proxy statement/prospectus, which differ in certain respects from your current rights. These important differences are discussed and summarized in this proxy statement/prospectus under “Proposal No. 4 — The Redomestication Proposal — Effects of the Cayman Redomestication — Comparison of Rights of Holders of the Massachusetts Corporation Capital Stock and the Cayman Company Share Capital” beginning on page 235 of this proxy statement/prospectus.

Q: What are the U.S. federal income tax considerations of the Cayman Redomestication to the Combined Company’s stockholders?

A: Subject to the limitations and qualifications described in the section titled “Proposal No. 4 — The Redomestication Proposal — U.S. Federal Income Tax Considerations of the Cayman Redomestication” beginning on page 258 of this proxy statement/prospectus, Cyclerion intends that the Cayman Redomestication qualify as a “reorganization” within the meaning of Section 368(a) of the Code. As a result, a U.S. Holder (as defined therein) of the Combined Company stock (as defined therein) will not recognize gain or loss upon the Cayman Redomestication. For a more detailed discussion of the U.S. federal income tax considerations of the Cayman Redomestication, see the section titled “Proposal No. 4 — The Redomestication Proposal — U.S. Federal Income Tax Considerations of the Cayman Redomestication” beginning on page 258 of this proxy statement/prospectus.

Q: What do I need to do now?

A: Cyclerion urges you to read this proxy statement/prospectus carefully, including the annexes and the documents incorporated by reference, and to consider how the Merger affects you.

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote at the Cyclerion Shareholders Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time, the form of which is attached as Annex R to this proxy statement/prospectus. Whether or not you plan to attend the Cyclerion Shareholders Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote even if you have already voted by proxy.

•	To vote, attend the Cyclerion Shareholders Meeting via the Internet and vote during the meeting.

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To vote using the proxy card, simply complete, sign and date the proxy card that you may request or that we may elect to deliver at a later time and return it promptly in the envelope provided. If you return your signed proxy card to us before the Cyclerion Shareholders Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free    using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number found on the Notice. Your vote must be received by    , 2026 at 11:59 p.m. Eastern Time to be counted.

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To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by    , 2026 at 11:59 p.m. Eastern Time to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Cyclerion. Simply follow the voting instructions in the Notice to ensure that your vote is counted. You may vote by telephone or over the Internet as instructed by your broker or bank. To vote at the Cyclerion Shareholders Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Q: What if I return a proxy card or otherwise vote but do not make specific choices?

A: If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the Nasdaq Stock Issuance Proposal, “For” the Authorized Share Proposal, “For” the Reverse Stock Split Proposal, “For” the Redomestication Proposal, “For” the Director Election Proposal, “For” the Auditor Ratification Proposal, “For” the Stock Plan Proposal, “For” the ESPP Proposal,

“For” the Merger Compensation Proposal, “For” the Say-on-Pay Proposal and “For” the Adjournment Proposal. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Q: What happens if I do not return a proxy card or otherwise vote or provide proxy instructions, as applicable?

A: If you are a shareholder of record and fail to return your proxy card or otherwise vote, your shares will not be voted. If you are a beneficial owner of Cyclerion Common Stock and fail to provide proxy instructions, your shares will not be voted on non-routine matters.

Q: If my Cyclerion shares are held in “street name” by my broker and I do not provide my broker or bank with voting instructions, what happens?

A: If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, bank or other agent is not entitled to vote your shares with respect to “non-routine” proposals, which Cyclerion refers to as a “broker non-vote.” Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, Cyclerion urges you to direct your broker, bank or other agent how to vote your shares on all proposals to ensure that your vote is counted.

Q: What are broker non-votes and do they count for determining a quorum?

A: Generally, a “broker non-vote” occurs when shares held by a broker are not voted with respect to a particular proposal because the broker has not received voting instructions from its client(s) with respect to such shares on how to vote and does not have discretionary authority to vote on the matter.

Broker non-votes, if any, will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Cyclerion Shareholders Meeting. Broker non-votes, if any, will have no effect on Proposal Nos. 1, 4B, 5, 6, 7, 8, 9, 10, and 11 and will have the same effect as a vote “AGAINST” Proposal Nos. 2, 3, and 4A.

Q: May I revoke and/or change my vote after I have submitted a proxy or provided proxy instructions?

A: Cyclerion shareholder of record, unless such shareholder’s vote is subject to a support agreement, may revoke and/or change their vote at any time before their proxy is voted at the Cyclerion Shareholders Meeting in one of four ways:

•	You may submit another properly completed proxy with a later date by mail or via the internet.

•	You can provide your proxy instructions via telephone at a later date.

•	You may send a notice that you are revoking your proxy over the Internet, following the instructions provided on your proxy card.

•	You may attend the Cyclerion Shareholders Meeting and vote during the meeting. Simply attending the Cyclerion Shareholders Meeting will not, by itself, revoke your proxy and/or change your vote.

Q: What are the material U.S. federal income tax considerations of the Merger to a U.S. Holder of Korsana Common Stock and Korsana Preferred Stock?

A: Subject to the limitations and qualifications described in the section titled “The Merger — U.S. Federal Income Tax Considerations of the Merger” beginning on page 160 of this proxy statement/prospectus, each of Cyclerion and Korsana intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes. Assuming the Merger so qualifies, a U.S. Holder of Korsana stock (as defined therein) will not recognize gain or loss upon the exchange of its Korsana stock for Cyclerion stock. For a more detailed discussion of the U.S. federal income tax considerations of the Merger, see the section titled “The Merger — U.S. Federal Income Tax Considerations of the Merger” beginning on page 160.

Q: What are the material U.S. federal income tax consequences of the issuance of the Cyclerion CVRs, including any distributions of Cyclerion capital stock under the Cyclerion CVRs?

A: Although the U.S. federal income tax treatment of the Cyclerion CVRs is uncertain and the matter is not free from doubt, the Combined Company intends to treat a holder’s receipt of the Cyclerion CVRs as a distribution of property with respect to the holder’s existing shares of Cyclerion capital stock for U.S. federal income tax purposes. Please review the information in the section titled “Agreements Related to the Merger—Cyclerion CVR Agreement—Material U.S. Federal Income Tax Consequences of the Cyclerion CVRs to Holders of Cyclerion Capital Stock” for a discussion of the material U.S. federal income tax consequences of the Cyclerion CVRs to holders of Cyclerion capital stock.

Q: What are the U.S. federal income tax considerations of the reverse stock split to a U.S. Holder of Cyclerion Common Stock?

A: A U.S. Holder of Cyclerion Common Stock should not recognize gain or loss upon the reverse stock split, except to the extent such holder receives cash in lieu of a fractional share of Cyclerion Common Stock, and subject to the discussion in the section titled “Proposal No. 3 — The Reverse Stock Split Proposal — U.S. Federal Income Tax Considerations of the Reverse Stock Split” beginning on page 228 of this proxy statement/prospectus. Please review the information in the section titled “Proposal No. 3 — The Reverse Stock Split Proposal — U.S. Federal Income Tax Considerations of the Reverse Stock Split” beginning on page 228 of this proxy statement/prospectus for a more complete description of the U.S. federal income tax considerations of the reverse stock split to a U.S. Holder of Cyclerion Common Stock.

Q: Who can help answer my questions?

A: If you are a Cyclerion shareholder and would like additional copies of this proxy statement/prospectus without charge or if you have questions about the Merger or related matters, including the procedures for voting your shares, you should contact:

Banks and Brokers Call:

Stockholders Call Toll Free:

PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger and the proposals being considered at the Cyclerion Shareholders Meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement and the other annexes to which you are referred in this proxy statement/prospectus, and the documents incorporated by reference therein. For more information, please see the section titled “Where You Can Find More Information” beginning on page 419 of this proxy statement/prospectus. Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split described in Proposal No. 3 of this proxy statement/prospectus.

The Companies

Cyclerion

Cyclerion is a preclinical biotechnology company focused on building a pipeline of innovative therapeutics to address serious neuropsychiatric disorders with significant unmet medical need. Cyclerion’s current strategic focus is centered on the development of a novel therapeutic approach for neuropsychiatric conditions, with the lead indication being treatment-resistant depression (“TRD”), which Cyclerion believes represents a substantial clinical and commercial opportunity. Over the past year, Cyclerion has refined its strategic direction toward programs that combine established pharmacologic agents with enabling technologies designed to improve precision, reproducibility, and patient outcomes. As part of this strategy, Cyclerion has evaluated multiple opportunities and prioritized CYC-126, an individualized therapy for TRD as its foundational development program.

Cyclerion’s executive offices are located at 245 First Street, 18th Floor, Cambridge, MA 02142. Its telephone number is (857) 327-8778.

Korsana

Korsana is a biopharmaceutical company developing therapeutics to treat neurodegenerative diseases beginning with Alzheimer’s disease (“AD”). Korsana’s lead product candidate, KRSA-028, is an anti-amyloid beta (“Aß”) antibody that combines the proprietary Therapeutic Targeting (“THETA™”) platform with well-validated aspects from other anti-Aß products that have achieved regulatory approval or are in late-stage clinical trials. KRSA-028 was designed to build upon the success of these prior products while addressing shortcomings that limit their clinical and commercial success, such as the ability to penetrate the brain. Korsana believes that KRSA-028 has the potential to rapidly clear amyloid plaques resulting in meaningful impacts on clinical symptoms in AD patients, and to do so while avoiding adverse effects associated with the specific designs of prior products. Korsana intends to submit a Clinical Trial Notification (“CTN”) in Australia or a Clinical Trial Application (“CTA”) in New Zealand by the end of 2026 and an Investigational New Drug (“IND”) application in the United States in the first quarter of 2027. Pharmacokinetic data in healthy volunteers is anticipated by mid-year 2027 and interim proof-of-concept data showing amyloid plaque reduction in AD patients is anticipated by the end of 2027.

AD is a progressive and devastating neurodegenerative disease that slowly destroys cognition and leads to progressive impairment in patients’ ability to conduct activities of daily living. Prevalence increases with age; up to one-third of people over age 85 have symptoms. There are seven million people suffering from AD in the United States, a number that is expected to double by 2050 due to an aging population. AD is the seventh-leading cause of death in the United States with an estimated 500,000 deaths every year.

Until recently, approved treatments for AD addressed only symptoms and had no impact on the course of the disease. That situation changed after the approval of antibody-based therapeutics that targeted Aß. Clinical trials of these therapeutics have provided clear evidence that antibody-mediated depletion of Aß in the brain correlates with a reduction in the rate of cognitive decline in symptomatic AD.

KRSA-028 was designed to improve upon the clinical efficacy and safety profiles of these pioneering antibody-based therapeutics by combining clinically validated features of these products with a proprietary combination of validated antibody engineering technologies. KRSA-028 targets what is believed to be the most clinically relevant form of Aß and is optimized for improved brain uptake while reducing effects on reticulocytes. It was also designed with physicochemical properties and stability intended to enable potent anti-Aß activity to the brain via subcutaneous injections. Key features of KRSA-028’s design include:

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Improving delivery to the brain through incorporation of a proprietary transferrin receptor (“TfR”), based shuttle, which Korsana believes may also help reduce or avoid the treatment-related complications known as amyloid-related imaging abnormalities (“ARIA”), associated with the two approved disease-modifying therapies

•	Targeting 3-pyroglutamate Aß (“3pE-Aß”), a form of Aß that is enriched in amyloid plaques that is believed to contribute to plaque formation in AD

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Incorporating Fc domain modifications designed to improve half-life and reduce the potential for hematologic adverse events seen with other antibodies that incorporate TfR-based shuttles, while preserving antibody-mediated immune function believed to contribute to amyloid plaque clearance

•	Enabling subcutaneous formulation through favorable solubility, viscosity, and stability characteristics

The proprietary THETA technology used to create KRSA-028 combines the benefits of TfR-mediated shuttling to the brain with Fc modifications to extend half-life and spare reticulocytes from destruction shown to be caused by third-party TfR-shuttled investigational products. The THETA technology was designed to retain phagocytic capacity, the mechanism by which the two approved disease-modifying products are thought to clear amyloid plaques from the brain. Korsana believes that the THETA platform will lead to meaningful improvements in the ability to deliver therapeutic modalities, such as antibodies, to the brain, while minimizing the frequency of adverse events associated with other TfR-based shuttle systems. Korsana intends to expand its pipeline by advancing other product candidates that incorporate THETA technology. Korsana anticipates disclosing details on its next product candidate in late 2026 or 2027.

Korsana was founded in 2024 and launched to research and develop brain-targeted antibody candidates licensed from Paragon, an antibody discovery engine founded by Fairmount Funds Management LLC (“Fairmount”) and led by industry veterans with extensive experience in drug discovery and development. Korsana entered into an Antibody Discovery and Option Agreement (the “Paragon ADOA”) with Paragon Therapeutics, Inc. (“Paragon”) and Parasa Holding LLC (“Parasa”). Under the Paragon ADOA, Paragon identifies, evaluates, and develops antibodies against one or more mutually agreed therapeutic targets and a mutually agreed brain transit target. The Paragon ADOA covers KRSA-028, an additional research program targeting Aß and TfR1, and one undisclosed program, with the ability to add additional programs by mutual agreement. Under the Paragon ADOA, Korsana has the exclusive option, on a program-by-program basis (each, an “ADOA Option”), to negotiate and enter into a license agreement (each, a “License”) granting Korsana (a) an exclusive, worldwide license to the product-specific intellectual property from the applicable program and (b) a non-exclusive, worldwide license to certain incorporated platform technology. Korsana entered into a Platform Option Agreement (the “Paragon POA” and, together with the Paragon ADOA, the “Paragon Option Agreements”) with Paragon and Parasa, in connection with the Paragon ADOA. Under the Paragon POA, Korsana funds certain Paragon research activities, including development of proprietary platform technology for delivery of therapeutic agents across the blood-brain barrier. As partial consideration, the Paragon POA grants Korsana exclusive options (each, a “POA Option”) to enter into agreements with Paragon to develop, manufacture, and commercialize antibodies utilizing that platform technology. As of the date of this proxy statement/prospectus, Korsana has exercised the option for KRSA-028 pursuant to the Paragon ADOA. Korsana has not exercised the option for any other program under the Paragon

Option Agreements. Korsana expects to enter into the KRSA-028 license agreement prior to the time that this registration statement on Form S-4 is declared effective by the SEC.

Korsana’s principal executive offices are located at 203 Crescent Street, Bldgs. #3/3A/4, Suite 503, Waltham, MA 02453, and its telephone number is (781) 516-2325.

First Merger Sub

First Merger Sub is a direct, wholly owned subsidiary of Cyclerion and was formed solely for the purpose of carrying out the Merger. First Merger Sub’s executive offices are located at 245 First Street, 18th Floor, Cambridge, MA 02142. Its telephone number is (857) 327-8778.

Second Merger Sub

Second Merger Sub is a direct, wholly owned subsidiary of Cyclerion and was formed solely for the purpose of carrying out the Merger. Second Merger Sub’s executive offices are located at 245 First Street, 18th Floor, Cambridge, MA 02142. Its telephone number is (857) 327-8778.

The Merger (see page 134)

Subject to the terms and conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the Delaware Limited Liability Company Act (“DLLCA”), (i) at the First Effective Time, First Merger Sub will merge with and into Korsana, with Korsana continuing as a wholly owned subsidiary of Cyclerion and the surviving corporation of the First Merger and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Korsana will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity.

Cyclerion’s Reasons for the Merger (see page 141)

In the course of its evaluation of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Contemplated Transactions”), the Cyclerion Board held numerous meetings, consulted with Cyclerion management, its legal counsel and its financial advisor and reviewed and assessed a significant amount of information and, in reaching its decision to approve the Merger, the Merger Agreement and the Contemplated Transactions, as described later in this proxy statement/prospectus under the section titled “The Merger-Cyclerion’s Reasons for the Merger.”

Korsana’s Reasons for the Merger (see page 145)

In the course of reaching its decision to approve the Merger and the Korsana Pre-Closing Financing, the Korsana Board consulted with Korsana’s senior management, legal counsel, and financial advisors, and considered a wide variety of factors. Ultimately, the Korsana Board concluded that a merger with Cyclerion, together with the additional financing committed from the Korsana Pre-Closing Financing, was the best option to generate capital resources to support the advancement of Korsana’s pipeline and fund the combined organization.

Additional factors the Korsana Board considered included the following (which factors are not necessarily presented in any order of relative importance):

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as a public company, Korsana expects to have broader access to capital and a wider range of investors to support the preclinical and clinical development of its pipeline than would be available if Korsana continued to operate as a privately-held company;

•	the Korsana Pre-Closing Financing will generate capital resources to fund the Combined Company;

•	the potential benefits from increased public market awareness of Korsana and its pipeline;

•	the historical and current information concerning Korsana’s business, including its financial performance and condition, operations, management, and preclinical and clinical data;

•	the competitive nature of the industry in which Korsana operates;

•	the Korsana Board’s fiduciary duties to Korsana stockholders;

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the Korsana Board’s belief that no alternatives to the Merger, together with the additional financing committed from the Korsana Pre-Closing Financing, were reasonably likely to create greater value for Korsana stockholders, after considering the various financing and other strategic options to enhance stockholder value that were considered by the Korsana Board;

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the Korsana Board’s expectation that the Merger, together with the additional financing committed from the Korsana Pre-Closing Financing, would be a higher probability and more cost-effective means to access capital than other options considered, including an initial public offering;

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the expected financial position, operations, management structure, and operating plans of the Combined Company (including the ability to support the Combined Company’s current and planned preclinical studies and clinical trials);

•	the business, history, operations, financial resources, and credibility of Cyclerion;

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the availability of appraisal rights under the DGCL to holders of Korsana capital stock who comply with the required procedures under the DGCL, which allow such holders to seek appraisal of the fair value of their shares of Korsana capital stock as determined by the Delaware Court of Chancery;

•	the terms and conditions of the Merger Agreement;

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the shares of Cyclerion Common Stock issued to Korsana stockholders, including shares of Cyclerion Common Stock issued in exchange for shares of Korsana Common Stock sold in the Korsana Pre-Closing Financing, will be registered on a Form S-4 registration statement and will become freely tradable for Korsana stockholders who are not affiliates of Korsana and who are not parties to lock-up agreements;

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the Support Agreements, pursuant to which certain directors, officers, and stockholders of Korsana and Cyclerion, respectively, have agreed, solely in their capacity as stockholders of Korsana and Cyclerion, respectively, to vote all of their shares of Korsana capital stock or Cyclerion Common Stock in favor of the adoption or approval, respectively, of the Merger Agreement;

•	the ability to obtain a Nasdaq listing and the change of the combined organization’s name to Korsana Biosciences, Inc. prior to or upon the closing of the Merger; and

•	the likelihood that the Merger will be consummated on a timely basis.

The Korsana Board also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•	the possibility that the Merger or the Korsana Pre-Closing Financing might not be completed;

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the Exchange Ratio used to establish the number of shares of Cyclerion Common Stock to be issued to Korsana stockholders in the Merger is fixed, except for adjustments due to Cyclerion’s Net Cash balance, the amount of proceeds from the Korsana Pre-Closing Financing and outstanding capital stock at Closing, and thus the relative percentage ownership of Cyclerion shareholders and Korsana stockholders in the Combined Company immediately following the completion of the Merger is similarly fixed;

•	the potential effect of the termination fee of up to $10.736 million payable by Korsana;

•	the potential reduction of Cyclerion’s Net Cash prior to the closing;

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the possibility that Cyclerion could, under certain circumstances, consider unsolicited acquisition proposals if superior to the Merger or change its recommendation to approve the Merger upon certain events;

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the costs, time and effort involved in connection with completing the Merger, related disruptions, or potential disruptions to Korsana’s business and related administrative challenges associated with combining the companies;

•	the additional expenses and obligations to which Korsana’s business will be subject following the Merger as a public company; and

•	various other risks associated with the combined organization and the Merger, including the risks described in the section titled “Risk Factors” in this proxy statement/prospectus.

Recommendation of the Cyclerion Board of Directors (see page 129)

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The Cyclerion Board has determined and declared that the issuance of shares of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, pursuant to the Merger Agreement is fair to, in the best interests of, and advisable to, Cyclerion and its shareholders. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the approval of Nasdaq Stock Issuance Proposal as described in this proxy statement/prospectus.

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The Cyclerion Board has determined and declared that it is advisable and in the best interests of Cyclerion and its shareholders to approve the amendment to the Cyclerion Articles to effect the increase in authorized shares. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Authorized Share Increase Proposal as described in this proxy statement/prospectus.

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The Cyclerion Board has determined and declared that it is advisable and in the best interests of Cyclerion and its shareholders to approve the amendment to the Cyclerion Articles to effect the reverse stock split, if necessary. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Reverse Stock Split Proposal as described in this proxy statement/prospectus.

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The Cyclerion Board has determined and believes that it is fair to, in the best interests of, and advisable to, Cyclerion and its shareholders to approve (A) the redomestication of Cyclerion from the Commonwealth of Massachusetts to the Cayman Islands by domestication and (B)(i) the redomestication of Cyclerion from the Commonwealth of Massachusetts to the Cayman Islands by way of continuation and (ii) the adoption of the Cayman Articles, as described in this proxy statement/prospectus. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Redomestication Proposal as described in this proxy statement/prospectus.

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The Cyclerion Board has determined and believes that it is advisable to, and in the best interests of, Cyclerion and its shareholders to elect Errol B. De Souza, Ph.D., Regina M. Graul, Ph.D., Peter M. Hecht, Ph.D., Michael Higgins, Steven E. Hyman, M.D., and Dina Katabi, Ph.D., to serve on the Cyclerion Board and to hold office until Cyclerion’s annual meeting of shareholders in 2027, provided that if the Merger is consummated, the composition of the Cyclerion Board will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” each director nominee named in the Director Election Proposal as described in this proxy statement/prospectus.

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The Cyclerion Board has determined and believes that it is advisable to, and in the best interests of, Cyclerion and its shareholders to ratify the selection of Ernst & Young LLP as Cyclerion’s independent registered public accounting firm for the fiscal year ending December 31, 2026. The

Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Auditor Ratification Proposal as described in this proxy statement/prospectus.

•

The Cyclerion Board has determined and believes that it is advisable to, and in the best interests of, Cyclerion and its shareholders to approve the 2026 Stock Incentive Plan, as described in this proxy statement/prospectus. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Stock Plan Proposal as described in this proxy statement/prospectus.

•

The Cyclerion Board has determined and believes that it is advisable to, and in the best interests of, Cyclerion and its shareholders to approve the 2026 Employee Stock Purchase Plan, as described in this proxy statement/prospectus. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the ESPP Proposal as described in this proxy statement/prospectus.

•

The Cyclerion Board has determined and believes that it is advisable to, and in the best interests of, Cyclerion and its shareholders to approve certain compensation arrangements for Cyclerion’s named executive officers that are based on or otherwise relate to the Merger. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Merger Compensation Proposal as described in this proxy statement/prospectus.

•

The Cyclerion Board has determined and believes that it is advisable to, and in the best interests of, Cyclerion and its shareholders to approve, on an advisory basis, the compensation of Cyclerion’s named executive officers. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Say-on-Pay Proposal as described in this proxy statement/prospectus.

•

The Cyclerion Board has determined and believes that adjourning the Cyclerion Shareholders Meeting, if necessary, to solicit additional proxies if there is not a sufficient number of votes in favor of the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal, and/or the Reverse Stock Split Proposal is fair to, in the best interests of, and advisable to, Cyclerion and its shareholders and has approved and adopted the proposal. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Adjournment Proposal, if necessary, as described in this proxy statement/prospectus.

Interests of Cyclerion’s Directors and Executive Officers in the Merger (see page 154)

In considering the recommendation of the Cyclerion Board with respect to approving the Merger, shareholders should be aware that Cyclerion’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Cyclerion shareholders generally. These interests may present them with actual or potential conflicts of interest. These interests include the following:

•

under the terms of the Merger Agreement, (i) prior to the closing of the Merger, the Cyclerion Board will accelerate the vesting of all equity awards of Cyclerion then outstanding but not then vested or exercisable, regardless of whether requirements for performance-based vesting have been met, and cancel each option to acquire shares of Cyclerion Common Stock with an exercise price per share greater than Cyclerion Closing Price and (ii) at the closing of the First Merger, (a) In-the-Money Cyclerion Options will be cancelled and converted into the right to receive cash as set forth in the Merger Agreement and described in more detail in the section titled “The Merger Agreement — Treatment of Cyclerion Options and Cyclerion Restricted Stock Awards” beginning on page 154 of this proxy statement/prospectus and (b) each other option to acquire shares of Cyclerion Common Stock will be cancelled for no consideration; and

•

Cyclerion’s President and Chief Executive Officer will receive severance benefits in accordance with the terms of the amended employment agreement that she entered into with Cyclerion in connection with the Merger, as described in further detail in the section of this proxy statement/prospectus titled “Interests of Cyclerion’s Directors and Executive Officers in the Merger.”

The Cyclerion Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Cyclerion shareholders approve the Merger as contemplated by this proxy statement/prospectus.

Interests of Korsana’s Directors and Executive Officers in the Merger (see page 156)

In considering the recommendation of the Korsana Board with respect to approving the Merger, stockholders should be aware that Korsana’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Korsana stockholders generally. These interests may present them with actual or potential conflicts of interest. These interests include the following:

•

as of April 1, 2026, Korsana’s current non-employee directors and executive officers beneficially owned, in the aggregate, approximately 44.6% of the shares of Korsana capital stock, which for purposes of this subsection excludes any Korsana shares issuable upon exercise or settlement of Korsana options and restricted stock units held by such individual;

•

Fairmount Healthcare Fund II L.P. (“Fairmount Fund II”), an affiliate of Tomas Kiselak and Michelle Pernice (Korsana directors) and Jonathan Violin (Korsana director and Chief Executive Officer and President), currently holds shares of Korsana capital stock and has agreed to purchase Korsana Common Stock and Korsana Pre-Funded Warrants in the Korsana Pre-Closing Financing;

•

Venrock Healthcare Capital Partners, an affiliate of Andrew Gottesdiener and Nimish Shah (Korsana directors), currently holds shares of Korsana capital stock and has agreed to purchase Korsana Common Stock and Korsana Pre-Funded Warrants in the Korsana Pre-Closing Financing;

•

in connection with the Merger, each option to purchase shares of Korsana Common Stock and each Korsana restricted stock unit held by Korsana’s executive officers and directors, whether or not vested, will be converted into an option to purchase shares of the Combined Company’s common stock or a restricted stock unit of the Combined Company, respectively, on the same terms and conditions (including any vesting and acceleration provisions);

•	Korsana’s directors and executive officers are expected to become directors and executive officers of the Combined Company upon completion of the Merger; and

•	Korsana’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement.

The Korsana Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Korsana stockholders approve the Merger as contemplated by this proxy statement/prospectus.

Opinion of Gemini to the Cyclerion Board (see page B-1)

Cyclerion retained Gemini Valuation Services, LLC (“Gemini”) as its financial advisor in connection with the Merger and the other transactions contemplated by the Merger Agreement. On March 31, 2026, Gemini rendered to the Cyclerion Board its oral opinion, which was subsequently confirmed by a written opinion addressed to the Cyclerion Board, dated March 31, 2026, that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by Gemini in preparing its opinion, the Exchange Ratio was fair, from a financial point of view, to Cyclerion.

The full text of the written opinion of Gemini, dated March 31, 2026, which describes the assumptions made and the qualifications and limitations upon the review undertaken by Gemini in preparing its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Gemini’s financial advisory services and opinion were provided for the information and assistance of the Cyclerion Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Cyclerion Board’s consideration of the Merger and the opinion of Gemini addressed only the fairness, from a financial point of view, as of the date thereof, to Cyclerion of the Exchange Ratio pursuant to the terms of the Merger Agreement. The opinion of Gemini did not address any other term or aspect of the Merger Agreement or the Merger and does not constitute a recommendation to any shareholder of Cyclerion as to whether or how such holder should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter.

The full text of the written opinion of Gemini should be read carefully in its entirety for a description of the assumptions made and limitations upon the review undertaken by Gemini in preparing its opinion.

Overview of the Merger Agreement and Agreements Related to the Merger Agreement

Merger Consideration (see page 158)

At the First Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) each then-outstanding share of Korsana Common Stock and Korsana Series A Preferred Stock (including shares of Korsana Common Stock issued in the Korsana Pre-Closing Financing), excluding shares of Korsana capital stock to be cancelled pursuant to the Merger Agreement and any dissenting shares, will be converted into the right to receive a number of shares of Cyclerion Common Stock and/or Cyclerion Pre-Funded Warrants, as applicable, equal to the Exchange Ratio (described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 167 of this proxy statement/prospectus), (ii) each then-outstanding share of Korsana Series Seed Preferred Stock (excluding any shares of Korsana Series Seed Preferred Stock to be cancelled pursuant to the Merger Agreement and any dissenting shares) will be converted into the right to receive a number of shares of Cyclerion Series B Preferred Stock equal to the Exchange Ratio divided by 1,000, in accordance with the terms of the Merger Agreement, (iii) each then-outstanding Korsana Option will be converted into and become an option to purchase shares of Cyclerion Common Stock on the existing terms and conditions (including with respect to vesting and accelerated vesting), subject to adjustment as set forth in the Merger Agreement, (iv) each then-outstanding Korsana RSU will be converted into and become a Cyclerion RSU on the existing terms and conditions (including with respect to vesting and accelerated vesting), subject to adjustment as set forth in the Merger Agreement, and (v) each then-outstanding and unexercised Korsana Warrant (including Korsana Pre-Funded Warrants issued in the Korsana Pre-Closing Financing) will be converted into a Cyclerion Warrant, subject to adjustment as set forth in the Merger Agreement.

Immediately after the Merger, Cyclerion securityholders as of immediately prior to the Merger are expected to own approximately 1.5% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis and former holders of Korsana securities are expected to own approximately 98.5% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis. Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted up or down including, but not limited to, if Cyclerion’s Net Cash as of Closing is less than or greater than $0.

Treatment of Korsana Options (see page 170)

Under the terms of the Merger Agreement, Cyclerion will assume Korsana’s 2025 Equity Incentive Plan and each option to purchase shares of Korsana Common Stock that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, will be assumed and converted into an option to purchase shares of Cyclerion Common Stock.

Accordingly, from and after the First Effective Time: (i) each outstanding Korsana Option assumed by Cyclerion may be exercised solely for shares of Cyclerion Common Stock; (ii) the number of shares of Cyclerion Common Stock subject to each outstanding Korsana Option assumed by Cyclerion will be determined by multiplying (A) the number of shares of Korsana Common Stock that were subject to such Korsana Option assumed by Cyclerion, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Cyclerion Common Stock; and (iii) the per share exercise price of each Korsana Option assumed by Cyclerion will be determined by dividing (A) the per share exercise price of such Korsana Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Each Korsana Option assumed by Cyclerion will otherwise continue in full force and effect and the term, exercisability, vesting schedule, acceleration rights and other terms and conditions of such Korsana Option will otherwise remain unchanged.

Each Korsana stock option shall, in accordance with its terms, continue to be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Cyclerion Common Stock subsequent to the First Effective Time. In addition, the Combined Company’s compensation committee will succeed to the authority and responsibility of the Korsana Board as administrator of Korsana’s 2025 Equity Incentive Plan.

Treatment of Korsana Warrants (see page 171)

Under the terms of the Merger Agreement, each Korsana Warrant that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, will be converted into a Cyclerion Warrant.

Accordingly, from and after the First Effective Time: (i) each outstanding Korsana Warrant assumed by Cyclerion may be exercised solely for shares of Cyclerion Common Stock; (ii) the number of shares of Cyclerion Common Stock subject to each outstanding Korsana Warrant assumed by Cyclerion will be determined by multiplying (A) the number of shares of Korsana Common Stock issuable upon exercise of the Korsana Warrant that were subject to such Korsana Warrant, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounded up to the next whole share of Cyclerion Common Stock to the extent the aggregate amount of fractional shares of Cyclerion Common Stock such holder would otherwise be entitled to is equal to or exceeds 0.50; and (iii) the per share exercise price for the Cyclerion Common Stock issuable upon exercise of each Korsana Warrant assumed by Cyclerion will be determined by dividing (A) the per share exercise price of Cyclerion Common Stock subject to such Korsana Warrant as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Each Korsana Warrant assumed by Cyclerion will otherwise continue in full force and effect and the term, any restriction on the exercise and other provisions of such Korsana Warrant will otherwise remain unchanged.

Each Korsana Warrant shall, in accordance with its terms, continue to be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Cyclerion Common Stock subsequent to the First Effective Time.

Korsana Restricted Stock Units (see page 171)

Under the terms of the Merger Agreement, Cyclerion will assume Korsana’s 2025 Equity Incentive Plan and each Korsana RSU that is outstanding immediately prior to the First Effective Time, whether or not vested, will be assumed and converted into a Cyclerion RSU.

Accordingly, from and after the First Effective Time: (i) each outstanding Korsana RSU assumed by Cyclerion may be settled solely for shares of Cyclerion Common Stock; and (ii) the number of shares of Cyclerion Common Stock subject to each outstanding Korsana RSU assumed by Cyclerion will be determined by multiplying (A) the number of shares of Korsana Common Stock that were subject to such Korsana RSU assumed by Cyclerion, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and

rounding the resulting number up to the next whole number of shares of Cyclerion Common Stock to the extent the aggregate amount of fractional shares of Cyclerion Common Stock such holder of the assumed restricted stock units would otherwise be entitled to is equal to or exceeds 0.50, and otherwise rounded down. Each Korsana RSU assumed by Cyclerion will otherwise continue in full force and effect and the term, settlement, vesting schedule, acceleration rights and other terms and conditions of such Korsana RSU will otherwise remain unchanged.

Each Korsana RSU shall, in accordance with its terms, continue to be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Cyclerion Common Stock subsequent to the First Effective Time. In addition, the Combined Company’s compensation committee will succeed to the authority and responsibility of the Korsana Board as administrator of the Korsana 2025 Equity Incentive Plan.

Treatment of Cyclerion Common Stock, Cyclerion Options and Cyclerion Restricted Stock Awards (see page 154)

Except as contemplated by the proposed increase in the number of authorized shares of Cyclerion Common Stock described in Proposal No. 2 of this proxy statement/prospectus and the proposed reverse stock split of issued and outstanding Cyclerion Common Stock described in Proposal No. 3 of this proxy statement/prospectus, Cyclerion Common Stock will remain unaffected by the Merger.

Under the terms of the Merger Agreement, prior to the Closing, the Cyclerion Board will accelerate the vesting of all equity awards of Cyclerion then outstanding but not then vested or exercisable. At the First Effective Time, (i) each In-the-Money Cyclerion Option will be cancelled and converted into the right to receive an amount in cash, without interest, less any applicable tax withholding, equal to the product obtained by multiplying (A) the excess of the Cyclerion Closing Price over the exercise price per share of Cyclerion Common Stock underlying such Cyclerion Option by (B) the number of shares of Cyclerion Common Stock underlying such Cyclerion Option and (ii) each Out-of-the-Money Cyclerion Option will be cancelled for no consideration. The vesting of each Cyclerion RSA will be accelerated in full.

Conditions to the Completion of the Merger (see page 181)

To complete the Merger, Cyclerion shareholders must approve Proposal No. 1, Proposal No. 2, and Proposal No. 3 (unless, to the extent permitted by applicable law, each of Cyclerion, the Merger Subs, and Korsana waive such conditions) and Korsana stockholders must adopt the Merger Agreement and approve the Merger and the related transactions contemplated by the Merger Agreement. Additionally, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

Non-Solicitation (see page 177)

The Merger Agreement contains non-solicitation provisions prohibiting Cyclerion and Korsana from soliciting a competing transaction. Each of Cyclerion and Korsana has agreed that, subject to certain exceptions, Cyclerion and Korsana and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize or permit any of the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives retained by it or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate, or knowingly encourage, induce, or facilitate the communication, making, submission or announcement of, any Acquisition Proposal or Acquisition Inquiry;

•	furnish any non-public information with respect to it to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

•	engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry;

•	subject to certain exceptions set forth in the Merger Agreement, approve, endorse, or recommend any Acquisition Proposal;

•	execute or enter into any letter of intent or any contract contemplating or otherwise relating to any Acquisition Transaction;

•	take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; or

•	publicly propose to do any of the foregoing.

Board Recommendation Change (see page 179)

Neither the Korsana Board nor Cyclerion Board may change its recommendation in favor of the Merger, except that prior to receipt by such party of its stockholder approval, such party’s board of directors may effect a change in recommendation as a result of (i) a material development or change in circumstances, or (ii) with respect to a superior offer that did not result from a material breach of the Merger Agreement (each of (i) and (ii), an “Intervening Event”), if:

•

such party’s board of directors shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to effect such change in recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•

such party has provided at least four business days’ prior written notice to the other party that it intends to effect a change in recommendation, and during such period has, and has caused its lead financial advisor and outside legal counsel to, negotiate with the other party in good faith to make such adjustments to the terms and conditions so that the acquisition proposal ceases to constitute a superior offer; and

•

if, after the other party shall have delivered to such party a written offer to alter the terms or conditions of the Merger Agreement during the four-business day period referred to above, such party’s board of directors shall have determined in good faith (based on the advice of its outside legal counsel), that the failure to effect a change in recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

In the event of any material amendment to any superior offer, the party considering the superior offer would be required to provide the other party with notice of such material amendment and there would be a new three-business day period following such notification during which the parties would be obligated to comply again with the requirements described above.

In the case of an Intervening Event, the party suffering such event shall promptly notify the other party before effecting a change in recommendation. The written notice is required to state the material facts and circumstances related to the applicable Intervening Event and that such party’s board of directors intends to make a change in recommendation.

Termination of the Merger Agreement (see page 182)

Either Cyclerion or Korsana may terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated.

Termination Fee (see page 184)

If the Merger Agreement is terminated under certain circumstances, Cyclerion could be required to pay Korsana a termination fee of $235,000 or Korsana could be required to pay Cyclerion a termination fee of $10,736,000.

Support Agreements (see page 186)

Certain stockholders of Korsana (solely in their respective capacities as Korsana stockholders) holding approximately 43.9% of the outstanding shares of Korsana capital stock have entered into support agreements with Cyclerion and Korsana to vote all of their shares of Korsana capital stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby (the “Korsana Support Agreements”).

The directors and officers of Cyclerion holding approximately 24.2% of the outstanding shares of Cyclerion capital stock as of March 31, 2026 on an as-converted to Cyclerion Common Stock basis have entered into support agreements with Cyclerion and Korsana to vote all of their shares of Cyclerion Common Stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and the Reverse Stock Split and against any alternative Acquisition Proposals (the “Cyclerion Support Agreements”).

Lock-Up Agreements (see page 186)

Certain executive officers, directors and stockholders of Korsana have entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Cyclerion Common Stock or any securities convertible into or exercisable or exchangeable for Cyclerion Common Stock, currently or thereafter owned, but excluding, as applicable, shares purchased by existing Korsana stockholders in the Korsana Pre-Closing Financing (including any shares of Cyclerion Common Stock issuable upon exercise of Cyclerion Pre-Funded Warrants issued in exchange for Korsana Pre-Funded Warrants sold in the Korsana Pre-Closing Financing), until 180 days after the First Effective Time.

Cyclerion CVR Agreement (see page 188)

Immediately prior to the First Effective Time, Cyclerion and the Rights Agent are expected to enter into the Cyclerion CVR Agreement, pursuant to which holders of Cyclerion Common Stock and Cyclerion Series A Preferred Stock as of the close of business on the last business day prior to the day on which the First Effective Time occurs will receive one Cyclerion CVR for each outstanding share of Cyclerion Common Stock or Cyclerion Series A Preferred Stock.

Each Cyclerion CVR will represent the contractual right to receive certain net proceeds, if any, derived from any consideration that is paid to Cyclerion as a result of the disposition of Cyclerion Legacy Assets, net of any indemnity obligations, transaction costs and certain other expenses, during the period beginning on the date of the closing of the Merger and ending (i) with respect to the sale, transfer, license or other disposition of all Cyclerion Legacy Assets other than those Cyclerion Legacy Assets described in the following clauses (ii) and (iii), upon the second (2nd) anniversary of the Closing Date, (ii) with respect to Cyclerion’s right to receive payments under the Akebia License Agreement, the earlier of (A) the fifteenth (15th) anniversary of the date of entry into the Cyclerion CVR Agreement and (B) the expiration pursuant to its terms or earlier termination by Akebia Therapeutics, Inc. of the Akebia License Agreement, and (iii) with respect to the sale, transfer or other disposition of the equity interests of Tisento that were acquired by Cyclerion pursuant to that certain Asset Purchase Agreement, dated May 13, 2023, by and among Cyclerion, Tisento and JW Cycle, Inc., the earliest of (A) nine (9) months following the date of the consummation of Tisento’s initial public offering pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to the Securities Act, (B) the sale of Tisento, and (C) the seventh (7th) anniversary of the Closing Date.

During the Legacy Assets Transaction Period (as defined in the Cyclerion CVR Agreement), the Combined Company shall expend up to the CVR Expense Cap for costs and expenses associated with the retention of an employee or consultant of Combined Company for the purpose of business development efforts related to Cyclerion Legacy Assets and related activities, including seeking and negotiating and, with the prior written consent of the Combined Company (not to be unreasonably withheld, conditioned or delayed), executing agreements with respect to Cyclerion Legacy Assets, which amount shall be included as a deduction in the determination of Cyclerion’s net cash in accordance with the Merger Agreement. At the end of the Legacy Assets Transaction Period, the amount, if any, by which the CVR Expense Cap exceeds the aggregate amount of costs and expenses associated with the retention of an employee or consultant of Cyclerion will constitute net proceeds under the Cyclerion CVR Agreement and will be payable as CVR proceeds to the CVR holders in accordance with the terms of the Cyclerion CVR Agreement.

The contingent payments under the Cyclerion CVR Agreement, if they become payable, will become payable to the Rights Agent for subsequent distribution to the holders of the Cyclerion CVRs. In the event that no such proceeds are received, holders of the Cyclerion CVRs will not receive any payment pursuant to the Cyclerion CVR Agreement. There can be no assurance that any holders of Cyclerion CVRs will receive any payments with respect thereto.

The right to the contingent payments contemplated by the Cyclerion CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the Cyclerion CVR Agreement. The Cyclerion CVRs will not be evidenced by a certificate or any other instrument and will not be registered with the SEC. The Cyclerion CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Cyclerion or any of its affiliates. No interest will accrue on any amounts payable in respect of the Cyclerion CVRs.

Securities Purchase Agreement and Registration Rights Agreement (see page 186)

Concurrently with the execution and delivery of the Merger Agreement, certain institutional and accredited investors of Korsana entered into the Securities Purchase Agreement with Korsana, pursuant to which such investors have agreed to purchase, immediately prior to the Merger, shares of Korsana Common Stock or, in lieu thereof, Korsana Pre-Funded Warrants, representing an aggregate commitment of approximately $380.0 million in the Korsana Pre-Closing Financing.

The shares of Korsana Common Stock and Korsana Pre-Funded Warrants that are issued in the Korsana Pre-Closing Financing will be or will have the right to be, respectively, converted into shares of Cyclerion Common Stock in the Merger. The Securities Purchase Agreement contains customary representations and warranties of Korsana and also contains customary representations and warranties of the purchaser parties thereto.

The Securities Purchase Agreement also contemplates Korsana and the investors participating in the Korsana Pre-Closing Financing entering into the Registration Rights Agreement at the closing of the Korsana Pre-Closing Financing, pursuant to which, among other things, the Combined Company will agree to provide for the registration and resale of certain shares of Cyclerion Common Stock that are held by the investors participating in the Korsana Pre-Closing Financing from time to time pursuant to Rule 415.

Management Following the Merger (see page 367)

The following table sets forth the name, age as of April 1, 2026 and position of each of the individuals who are expected to serve as executives and directors of the Combined Company following completion of the Merger:

Name	Age	Position
Executive Officers
Jonathan Violin, Ph.D.	50	Chief Executive Officer, President and Director
Mark Vignola, Ph.D.	49	Chief Financial Officer
Madelyn Zeylikman	51	General Counsel and Secretary

Non-Employee Directors:
Andrew Gottesdiener	35	Director
Tomas Kiselak	39	Director
Michelle Pernice	38	Director
Nimish Shah	49	Director

U.S. Federal Income Tax Considerations of the Merger (see page 160)

As discussed in detail in the section titled “The Merger — U.S. Federal Income Tax Considerations of the Merger” beginning on page 160 of this proxy statement/prospectus and subject to the limitations and qualifications described therein, Korsana and Cyclerion intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, a U.S. Holder of Korsana stock (as defined therein) will not recognize gain or loss upon the exchange of its Korsana stock for Cyclerion stock. For a more detailed discussion of the U.S. federal income tax considerations of the Merger, see the section titled “The Merger — U.S. Federal Income Tax Considerations of the Merger,” beginning on page 160 of this proxy statement/prospectus.

U.S. Federal Income Tax Considerations of the Cayman Redomestication (see page 258)

Subject to the limitations and qualifications described in the section titled “Proposal No. 4— The Redomestication Proposal — U.S. Federal Income Tax Considerations of the Cayman Redomestication,” Cyclerion intends that the Cayman Redomestication qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Cayman Redomestication so qualifies, a U.S. Holder of the Combined Company stock will not recognize gain or loss upon the Cayman Redomestication. For a more detailed discussion of the U.S. federal income tax considerations of the Cayman Redomestication, please see the section titled “Proposal No. 4 — The Redomestication Proposal — U.S. Federal Income Tax Considerations of the Cayman Redomestication.”

Risk Factors (see page 32)

Both Cyclerion and Korsana are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective securityholders, including the following risks:

Risks Related to the Proposed Merger

•	Failure to complete, or delays in completing, the potential Merger could materially and adversely affect Cyclerion’s results of operations, business, financial results and/or common stock price;

•	The Exchange Ratio will not change or otherwise be adjusted based on the market price of Cyclerion Common Stock;

•	The issuance of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, to Korsana stockholders pursuant to the

Merger Agreement and the resulting change in control from the First Merger must be approved by Cyclerion shareholders, and the Merger Agreement and transactions contemplated thereby must be approved by the Korsana stockholders. Failure to obtain these approvals would prevent the closing of the Merger;

•

If Cyclerion completes the Merger, the Combined Company will need to raise additional capital and satisfy certain contractual obligations by issuing equity securities or additional debt or through licensing arrangements, which may cause significant dilution to the Combined Company’s shareholders or restrict the Combined Company’s operations;

•

Cyclerion is expected to be deemed a shell company. As a result, if Cyclerion completes the Merger, the Combined Company may be subject to more stringent reporting requirements, offering limitations and resale restrictions;

•

Some of the Cyclerion and Korsana directors and executive officers have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests; and

•

Cyclerion shareholders and Korsana stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger, including the conversion of Korsana Common Stock issued in the Korsana Pre-Closing Financing.

Risks Related to the Proposed Reverse Stock Split

•	The reverse stock split may not increase the Combined Company’s stock price over the long term;

•	The reverse stock split may decrease the liquidity of the Combined Company’s common stock; and

•	The reverse stock split may lead to a decrease in the Combined Company’s overall market capitalization.

Risks Related to Cyclerion

•	As Cyclerion is a biopharmaceutical company with a limited operating history and no products approved for commercial sale, valuing Cyclerion’s business and predicting its prospects are challenging.

•

Cyclerion’s business has incurred significant losses and Cyclerion anticipates that, if it continue to progress the development of its product candidates, Cyclerion will continue to incur significant losses for the foreseeable future. Cyclerion has never generated revenue from product sales and may never be profitable.

•

There is substantial doubt about Cyclerion’s ability to continue as a going concern. If Cyclerion is not able to complete the proposed Merger and Cyclerion continues to progress the development of its product candidates, Cyclerion will need to raise additional funding in the near term, which may not be available on acceptable terms, if at all, to continue as a going concern and advance its product candidates. Failure to obtain capital when needed may force Cyclerion to delay, limit or terminate product development efforts or operations altogether. Raising additional capital would dilute Cyclerion’s existing shareholders, restrict Cyclerion’s operations or cause it to relinquish valuable rights.

•

If Cyclerion continues to progress the development of its product candidates, Cyclerion’s approach to the discovery and development of product candidates for the treatment of serious diseases may never lead to marketable products.

•	Research and development of biopharmaceutical products is inherently risky. If Cyclerion continues to progress the development of its product candidates, Cyclerion may encounter substantial delays in its activities, including Cyclerion’s planned clinical studies, or Cyclerion may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities in the development of products to treat patients with serious diseases.

•

The regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable. If Cyclerion, assuming Cyclerion continues to progress the development of its product candidates, or Tisento, Akebia or any other future licensees, as applicable, are ultimately unable to obtain regulatory approval for the product candidates, Cyclerion will be unable to generate product revenue and Cyclerion’s business will be substantially harmed.

•

If Cyclerion continues to progress the development of its product candidates, obtaining and maintaining regulatory approval of product candidates in one jurisdiction does not mean that there will be success in obtaining regulatory approval of Cyclerion’s product candidates in other jurisdictions.

•

If Cyclerion continues to progress the development of its product candidates, Cyclerion may not succeed in its pursuit of capital, capabilities, and transactions for the development and commercialization of Cyclerion’s future clinical stage assets, which would affect Cyclerion’s financial condition.

•

If Cyclerion or its licensors, licensees or Tisento are unable to adequately protect proprietary technologies, or obtain and maintain issued patents that are sufficient to protect their respective product candidates, others could compete against Cyclerion, its licensees and Tisento more directly, which would have a material adverse impact on Cyclerion’s business, prospects, financial condition and results of operations.

•	Cyclerion’s prospects for success depend on our ability to retain Regina Graul, Cyclerion’s President and Chief Executive Officer and in the future to attract, retain and motivate qualified personnel.

•

If Cyclerion fails to maintain proper and effective internal controls, Cyclerion’s ability to produce accurate and timely financial statements could be impaired, which could result in sanctions or other penalties that would harm Cyclerion’s business.

•	Cyclerion could be delisted from Nasdaq, which would seriously harm the liquidity of Cyclerion’s stock and ability to raise capital.

Risks Related to Korsana

•

Even if the Merger and Korsana Pre-Closing Financing are successful, Korsana will need to raise additional capital, and if it is unable to do so when needed, that will raise substantial doubt about Korsana’s ability to continue as a going concern;

•	Korsana has never generated any revenue from product sales and may never be profitable;

•

Korsana is a preclinical-stage biotechnology company with a limited operating history on which to assess its business; it has not initiated, conducted, or completed any clinical trials, has no products approved for commercial sale, has historically incurred losses, and anticipates that it will continue to incur significant losses for the foreseeable future;

•

Korsana’s programs are in preclinical stages of development and may fail in development or suffer delays that materially and adversely affect their commercial viability. If Korsana or its current or future collaborators are unable to complete development of or commercialize Korsana’s product candidates, or experience significant delays in doing so, Korsana’s business will be materially harmed;

•	Korsana is substantially dependent on the success of its lead program, KRSA-028, and its anticipated clinical trials of such programs may not be successful;

•

Korsana currently relies on licensing arrangements with Paragon through the Paragon Option Agreements. If Korsana is unable to maintain collaborations or licensing arrangements, or if its collaborations or licensing arrangements are not successful, Korsana’s business could be negatively impacted;

•	In order to successfully implement Korsana’s plans and strategies, Korsana will need to grow the size of its organization and it may experience difficulties in managing this growth;

•

Korsana does not currently own any issued patents or pending patent applications. Therefore, Korsana’s ability to obtain and protect its patent rights, and protect other proprietary rights, is uncertain, exposing Korsana to the possible loss of competitive advantage; and

•

The regulatory approval processes of the FDA and other comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable. If Korsana is not able to obtain, or if there are delays in obtaining, required regulatory approvals for its product candidates, Korsana will not be able to commercialize, or will be delayed in commercializing, its product candidates, and its ability to generate revenue will be materially impaired.

Risks Related to the Cayman Redomestication

•

Currently, Cyclerion is governed by Massachusetts law, the Cyclerion Articles, and the Cyclerion Bylaws, but upon effectiveness of the Cayman Redomestication the Combined Company will be governed by Cayman Islands law and the Cayman Articles, provisions of which have anti-takeover implications.

•

Because the Combined Company’s Cayman Articles designate the courts of the Cayman Islands as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by shareholders, this could limit your ability to obtain a favorable judicial forum for disputes with the Combined Company or the Combined Company’s directors, officers, or other employees.

Risks Related to the Combined Company

•	The market price of the Combined Company’s common stock is expected to be volatile, and the market price of the common stock may drop following the Merger;

•	The Combined Company may incur losses for the foreseeable future and may never achieve profitability;

•	The Combined Company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all;

•

Provisions that will be in the Combined Company’s articles of organization and bylaws and provisions under Massachusetts law could make an acquisition of the Combined Company more difficult and may prevent attempts by its shareholders to replace or remove its management;

•

After completion of the Merger, holders of Combined Company Series B Preferred Stock will have the ability to significantly influence all matters submitted to the Combined Company shareholders for approval; and

•

The Combined Company will have broad discretion in the use of the cash and cash equivalents of the Combined Company and the proceeds from the Korsana Pre-Closing Financing and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” beginning on page 32 of this proxy statement/prospectus. Cyclerion and Korsana both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 180)

In the United States, Cyclerion must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, to Korsana’s stockholders in connection with the transactions contemplated by the Merger Agreement and the filing of this proxy statement/prospectus with the SEC.

Completion of the Merger is conditioned on the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act and the absence of any law or order restraining, enjoining, or otherwise prohibiting the consummation of the Merger. The HSR Act provides that certain transactions may not be completed until notification and report forms are furnished to the U.S. Department of Justice (“DOJ”) and the U.S. Federal Trade Commission (“FTC”) and the HSR Act waiting period is terminated or expires. On    , 2026, Cyclerion and Korsana each filed a notification and report form under the HSR Act with the DOJ and the FTC. The applicable waiting period required under the HSR Act will expire at 11:59 p.m., Eastern Time, on    , 2026, unless early termination is granted, Cyclerion withdraws and refiles its notification and report form, or a Second Request (as defined below) is issued.

Nasdaq Stock Market Listing (see page 162)

Cyclerion intends to file an initial listing application for the common stock of the Combined Company with Nasdaq. After completion of the Merger, Cyclerion will be renamed “Korsana Biosciences, Inc.” and it is expected that the common stock of the Combined Company will trade on Nasdaq under the symbol “KRSA.” It is a condition to the consummation of the Merger that Cyclerion will receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Cyclerion will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties; however, if such condition is waived, Cyclerion will not recirculate an updated proxy statement/prospectus, nor will it solicit a new vote of shareholders prior to proceeding with the Merger. Accordingly, you are advised that Cyclerion shareholders will not have certainty regarding the listing of the Combined Company’s shares at the time you are asked to vote at the Cyclerion Shareholders Meeting. For more information, please see the section entitled “Risk Factors — Risks Related to the Merger — Cyclerion and Korsana may mutually agree to waive the condition to the Merger requiring approval for listing on Nasdaq, and if such condition is waived, the Combined Company’s stock may not be listed on Nasdaq following completion of the Merger.” on page 32 of this proxy statement/prospectus.

Anticipated Accounting Treatment (see page 162)

The Merger is expected to be treated by Cyclerion as a reverse merger and is expected to be accounted for as an in-substance reverse recapitalization of Cyclerion by Korsana in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) as, at close, the transaction is, in essence, the issuance of equity by Korsana for Cyclerion’s net assets, consisting of nominal assets and liabilities before the Merger. For accounting purposes, Korsana is considered to be acquiring the assets and liabilities of Cyclerion in this transaction based on the terms of the Merger Agreement and other factors, including: (i) Korsana’s equity holders will own a substantial majority of the voting rights in the Combined Company; (ii) Korsana’s largest stockholder will retain the largest interest in the Combined Company; (iii) Korsana will designate all of the initial members of the board of directors of the Combined Company; and (iv) Korsana’s executive management team will become the management of the Combined Company. The Combined Company will be named Korsana Biosciences, Inc. Accordingly, the Merger is expected to be treated as the equivalent of Korsana issuing stock to acquire the net assets of Cyclerion. As a result of the Merger, the net assets of Cyclerion will be stated at fair value, with no goodwill or other intangible assets recorded, and the historical results of operations prior to the Merger will be those of Korsana. The direct and incremental costs related to the transaction will be treated as a reduction of the net proceeds received within additional paid-in-capital. See the “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this proxy statement/prospectus for additional information.

Appraisal Rights and Dissenters’ Rights (see page 163)

Under the MBCA, Cyclerion shareholders are not entitled to appraisal rights in connection with the Merger. Korsana stockholders are entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.

Comparison of Rights of Holders of Cyclerion Capital Stock and Korsana Capital Stock (see page 397)

Cyclerion is incorporated under the laws of the Commonwealth of Massachusetts and thus is currently subject to the MBCA and Korsana is incorporated under the laws of the State of Delaware and thus subject to the DGCL and accordingly, the rights of their respective stockholders are not identical due to differences in the law of the jurisdiction in which each entity is incorporated and due to differences in governing documents. If the Merger is completed, Korsana stockholders will become shareholders of Cyclerion, and their rights will be governed by the MBCA, the Cyclerion Articles and the Cyclerion Bylaws, in each case as they may be amended, including by Proposal Nos. 2 and 3 if approved by Cyclerion shareholders. The extent to which the rights of Korsana stockholders will change as a result of the Merger is further affected by Proposal No. 4, which, if approved and the Cayman Redomestication is effected, would result in Cyclerion shareholders (including former Korsana stockholders) no longer being governed by the MBCA and Cyclerion’s existing organizational documents, but instead by the Cayman Articles and the Cayman Islands Companies Act. For a comparison of stockholder rights under these respective regimes, see the section titled “Comparison of Rights of Holders of Cyclerion Capital Stock and Korsana Capital Stock” beginning on page 397, and, assuming the Cayman Redomestication is completed, the section titled “Proposal No. 4 — The Redomestication Proposal — Effects of the Redomestication — Comparison of Rights of Holders of the Massachusetts Corporation Capital Stock and the Cayman Company Share Capital” beginning on page 235.

If Proposal No. 4 is approved by Cyclerion shareholders and the Merger is completed, the Combined Company will effect the Cayman Redomestication pursuant to the Plan of Domestication as set forth in the form attached as Annex J to this proxy statement/prospectus, and, upon completion of the Cayman Redomestication, the rights of Cyclerion shareholders and the rights of Korsana stockholders who become the Combined Company stockholders pursuant to the Merger will no longer be governed by the Cyclerion Articles, Cyclerion’s amended and restated bylaws and the MBCA, and instead will be governed by the Cayman Articles, in the form attached as Annex K to this proxy statement/prospectus, and the Cayman Islands Companies Act. For a comparison of rights of holders of the Combined Company capital stock as a Massachusetts corporation and the Combined Company share capital as a Cayman Islands exempted company limited by shares assuming the completion of the Cayman Redomestication, see the section titled “Proposal No. 4 — The Redomestication Proposal — Effects of the Cayman Redomestication — Comparison of Rights of Holders of the Massachusetts Corporation Capital Stock and the Cayman Company Share Capital” beginning on page 235 of this proxy statement/prospectus.

MARKET PRICE AND DIVIDEND INFORMATION

The Cyclerion Common Stock is currently listed on the Nasdaq Capital Market under the symbol “CYCN.”

The closing price of the Cyclerion Common Stock on March 31, 2026, the last day of trading prior to the announcement of the Merger, as reported on The Nasdaq Capital Market, was $1.55 per share. The closing price of the Cyclerion Common Stock on    , 2026, as reported on The Nasdaq Capital Market, was $    per share.

Because the market price of the Cyclerion Common Stock is subject to fluctuation, the market value of the shares of the Cyclerion Common Stock that the Korsana stockholders will be entitled to receive in the Merger may increase or decrease.

Korsana is a private company, and its shares of common stock and preferred stock are not publicly traded.

Assuming approval of Proposal Nos. 1, 2, and 3 and successful application for initial listing with Nasdaq, following the consummation of the Merger, shares of Cyclerion Common Stock will trade on Nasdaq under Cyclerion’s new name, “Korsana Biosciences, Inc.,” and new trading symbol “KRSA.”

As of    , 2026, there were approximately    registered holders of record of the Cyclerion Common Stock. As of    , 2026, Korsana had    holders of record of Korsana Common Stock,    holders of record of Korsana Series Seed Preferred Stock, and    holders of record of Korsana Series A Preferred Stock. For detailed information regarding the beneficial ownership of certain Cyclerion and Korsana stockholders, see the sections of this proxy statement/prospectus titled “Principal Shareholders of Cyclerion,” “Principal Stockholders of Korsana” and “Principal Shareholders of the Combined Company.”

Dividends

Cyclerion has never declared or paid any cash dividends on the Cyclerion Common Stock and does not anticipate paying cash dividends on the Cyclerion Common Stock for the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the Merger will be at the discretion of the Combined Company’s then-current board of directors and will depend upon a number of factors, including the Combined Company’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the then-current board of directors deems relevant.

Korsana has never paid or declared any cash dividends on Korsana capital stock. If the Merger does not occur, Korsana does not anticipate paying any cash dividends on the Korsana capital stock in the foreseeable future, and Korsana intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the Korsana Board and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, and restrictions imposed by applicable laws and other factors the Korsana Board deems relevant.

RISK FACTORS

The Combined Company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of Cyclerion Common Stock. You should also read and consider the other information in this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” beginning on page 419 of this proxy statement/prospectus for further information. Moreover, some of the factors, events and contingencies discussed below may have occurred in the past, but the disclosures below are not representations as to whether or not the factors, events or contingencies have occurred in the past and instead reflect our beliefs and opinions as to the factors, events, or contingencies that could materially and adversely affect us in the future.

Risks Related to the Proposed Merger

Failure to complete, or delays in completing, the potential Merger could materially and adversely affect Cyclerion’s results of operations, business, financial results, and/or common stock price.

On April 1, 2026, Cyclerion and Korsana entered into the Merger Agreement, which agreement was subsequently amended on April 17, 2026, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, First Merger Sub will merge with and into Korsana, with Korsana continuing as a wholly owned subsidiary of Cyclerion and the surviving corporation of the First Merger and, immediately following the First Merger and as part of the same overall transaction as the First Merger, Korsana will merge with and into Second Merger Sub as part of the Second Merger, with Second Merger Sub continuing as a wholly owned subsidiary of Cyclerion and the surviving entity of the Second Merger. Consummation of the Merger is subject to certain closing conditions, a number of which are not within Cyclerion’s control. Any failure to satisfy these required conditions to closing may prevent, delay or otherwise materially adversely affect the completion of the transaction. Cyclerion cannot predict with certainty whether or when any of the required closing conditions will be satisfied or if another uncertainty may arise and cannot assure you that it will be able to successfully consummate the Merger as currently contemplated under the Merger Agreement or at all.

Cyclerion’s efforts to complete the Merger could cause substantial disruptions in, and create uncertainty surrounding, its business, which may materially adversely affect its results of operation and its business. Uncertainty as to whether the Merger will be completed in a timely manner or at all may affect Cyclerion’s ability to retain and motivate existing employees. Uncertainty as to whether the Merger will be completed in a timely manner or at all could adversely affect Cyclerion’s business and its relationship with collaborators, suppliers, vendors, regulators, and other business partners. The adverse effects of the pendency of the transaction could be exacerbated by any delays in completion of the transaction or termination of the Merger Agreement.

If the conditions to the Merger are not satisfied or waived, the Merger may not occur.

Even if the Merger is approved by the stockholders of Korsana and Cyclerion, specified conditions must be satisfied or, to the extent permitted by applicable law, waived to complete the Merger. These conditions are set forth in the Merger Agreement and described further in the section titled “The Merger Agreement” of this proxy statement/prospectus. Cyclerion cannot assure you that all of the conditions to the consummation of the Merger will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or the closing may be delayed.

Cyclerion and Korsana may mutually agree to waive the condition to the Merger requiring approval for listing on Nasdaq, and if such condition is waived, the Combined Company’s stock may not be listed on Nasdaq following completion of the Merger.

Pursuant to the Merger Agreement, Cyclerion agreed, to the extent required by the rules and regulations of Nasdaq, to use its commercially reasonable efforts to cause the shares of Cyclerion Common Stock being issued in the Merger to be approved for listing on Nasdaq at or prior to the First Effective Time. Additionally, under the Merger Agreement, each of Cyclerion’s and Korsana’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties of various conditions, including that the shares of Cyclerion Common Stock to be issued in the Merger have been approved for listing (subject to official notice of issuance) on Nasdaq as of the closing of the Merger. In the event that the shares of Cyclerion Common Stock to be issued in the Merger are not approved for listing on Nasdaq, it is possible that Cyclerion and Korsana may mutually agree to waive the applicable condition and nonetheless proceed with completing the Merger. If such condition is waived, Cyclerion will not recirculate an updated proxy statement/prospectus, nor will it solicit a new vote of shareholders prior to proceeding with the Merger. If Cyclerion proceeds with the Merger in these circumstances, the Combined Company’s stock may not be listed on Nasdaq.

If the Combined Company’s stock is not listed on Nasdaq following completion of the Merger, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of the common stock of the Combined Company; decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker dealers willing to execute trades in the common stock of the Combined Company. Also, it may be difficult for the Combined Company to raise additional capital if the Combined Company’s common stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of the common stock of the Combined Company and could have a material adverse effect on the Combined Company.

The Exchange Ratio for the Merger will not change or otherwise be adjusted based on the market price of Cyclerion Common Stock.

Applying the Exchange Ratio, based on Cyclerion’s capitalization as of December 31, 2025 and Korsana’s capitalization as of March 31, 2026 and taking into account Cyclerion’s current cash position, each share of Korsana Common Stock is currently estimated to be entitled to receive approximately 1.1009 shares of Cyclerion Common Stock. Each share of Korsana Series Seed Preferred Stock will be converted into the right to receive a number of shares of Cyclerion Series B Preferred Stock, equal to the Exchange Ratio divided by 1,000. Applying the Exchange Ratio, the former Korsana securityholders immediately before the Merger are expected to own approximately 98.5% of the aggregate number of shares of the Combined Company’s capital stock following the Merger (on a fully-diluted basis), and Cyclerion shareholders immediately before the Merger are expected to own approximately 1.5% of the aggregate number of shares of the Combined Company capital stock following the Merger (on a fully-diluted basis), subject to certain assumptions, including, but not limited to, Cyclerion’s Net Cash as of closing being equal to $0. In the event Cyclerion’s Net Cash is less than or greater than $0, the Exchange Ratio will be adjusted such that the number of shares issued to Korsana’s pre-closing securityholders will be decreased or increased, as applicable, and Cyclerion shareholders will own a smaller or larger percentage, as applicable, of the Combined Company following the consummation of the Merger.

Any changes in the market price of Cyclerion’s stock before the completion of the First Merger will not affect the number of shares Korsana stockholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the First Merger, the market price of Cyclerion Common Stock increases from the market price on the date of the Merger Agreement, then Korsana stockholders could receive merger consideration with substantially more value for their shares of Korsana capital stock than the parties had negotiated when they established the Exchange Ratio. Similarly, if before the completion of the First Merger, the market price of Cyclerion Common Stock declines from the market price on the date of the Merger Agreement, then Korsana stockholders could receive merger consideration with substantially lower value. The Merger Agreement does not include a price-based termination right.

The issuance of Cyclerion Common Stock, including the shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, to Korsana stockholders pursuant to the Merger Agreement and the resulting change in control from the First Merger must be approved by Cyclerion shareholders, and the Merger Agreement and transactions contemplated thereby must be approved by the Korsana stockholders. Failure to obtain these approvals would prevent the closing of the Merger.

Before the Merger can be completed, Cyclerion shareholders must approve, among other things, the issuance of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, to Korsana stockholders pursuant to the Merger Agreement and the resulting change in control from the First Merger, and Korsana stockholders must adopt the Merger Agreement and approve the Merger and the related transactions. Failure to obtain the required stockholder approvals may result in a material delay in, or the abandonment of, the Merger. Any delay in completing the Merger may materially adversely affect the timing and benefits that are expected to be achieved from the Merger.

The Merger may be completed even though a material adverse effect may result from the announcement of the Merger, industry-wide changes or other causes.

In general, neither Cyclerion nor Korsana is obligated to complete the Merger if there is a material adverse effect affecting the other party between April 1, 2026, the date of the Merger Agreement, and the closing of the Merger. However, certain types of causes are excluded from the concept of a “material adverse effect.” Such exclusions include, but are not limited to, changes in general economic or political conditions, industry-wide changes, changes resulting from the announcement of the Merger, natural disasters, pandemics, other public health events or force majeure events and changes in U.S. generally accepted accounting principles. Therefore, if any of these events were to occur and adversely affect Cyclerion or Korsana, the other party would still be obliged to consummate the closing of the Merger notwithstanding such material adverse effect. If any such adverse effects occur and Cyclerion consummates the closing of the Merger, the stock price of the Combined Company may suffer. This in turn may reduce the value of the Merger to the shareholders of Cyclerion, Korsana or both.

If the Merger is not completed, Cyclerion’s stock price may decline significantly.

The market price of Cyclerion Common Stock is subject to significant fluctuations. Market prices for securities of pharmaceutical, biotechnology and other life science companies have historically been particularly volatile. In addition, the market price of Cyclerion Common Stock will likely be volatile based on whether shareholders and other investors believe that Cyclerion can complete the Merger or otherwise raise additional capital to support Cyclerion’s operations if the Merger is not consummated and another strategic transaction cannot be identified, negotiated and consummated in a timely manner, if at all. The volatility of the market price of Cyclerion Common Stock has been and may be exacerbated by low trading volume. Additional factors that may cause the market price of Cyclerion Common Stock to fluctuate include:

•	announcements of the results of its future clinical trials, discussions with regulators, and regulatory approval decisions;

•	the entry into, or termination of, key agreements, including commercial partner agreements;

•	announcements by commercial partners or competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships or capital commitments;

•	the loss of key employees;

•	future sales of Cyclerion Common Stock;

•	general and industry-specific economic conditions that may affect Cyclerion’s research and development expenditures; and

•	period-to-period fluctuations in financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of Cyclerion Common Stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies.

If Cyclerion completes the Merger, the Combined Company will need to raise additional capital and satisfy certain contractual obligations by issuing equity securities or additional debt or through licensing arrangements, which may cause significant dilution to the Combined Company’s shareholders or restrict the Combined Company’s operations.

In connection with the Merger, Korsana and Cyclerion entered into the Securities Purchase Agreement with certain investors, including existing investors of Korsana, pursuant to which the investors agreed to purchase, in the aggregate, approximately $380.0 million of Korsana Common Stock and Korsana Pre-Funded Warrants in the Korsana Pre-Closing Financing immediately prior to the closing of the Merger. The closing of the Korsana Pre-Closing Financing is conditioned upon the satisfaction or waiver of the conditions to the closing of the Merger as well as certain other conditions. The Korsana Common Stock and Korsana Pre-Funded Warrants issued in the Korsana Pre-Closing Financing will result in dilution to all securityholders of the Combined Company (i.e., both Cyclerion’s pre-Merger securityholders and former Korsana securityholders).

Additional financing may not be available to the Combined Company when it is needed or may not be available on favorable terms. To the extent that the Combined Company raises additional capital by issuing equity securities, such financing will cause additional dilution to all securityholders of the Combined Company, including Cyclerion’s pre-Merger securityholders and Korsana former securityholders. It is also possible that the terms of any new equity securities may have preferences over the Combined Company’s common stock. Any debt financing the Combined Company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the Combined Company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if the Combined Company raises additional funds through licensing arrangements, it may be necessary to grant licenses on terms that are not favorable to the Combined Company.

In addition, as a result of Cyclerion’s assumption of the Paragon ADOA in connection with the Merger, the Combined Company will be subject to the obligation to grant to Parasa on December 31, 2026, warrants to purchase a number of shares equal to 1.00% of the outstanding shares of Cyclerion Common Stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares on the grant date. Such warrants granted will result in further dilution to all securityholders of the Combined Company.

Transfers of the Combined Company’s securities utilizing Rule 144 of the Securities Act may be limited.

A significant portion of the Combined Company’s securities will be restricted from immediate resale. Holders should be aware that transfers of the Combined Company’s securities pursuant to Rule 144 may be limited as Rule 144 is not available, subject to certain exceptions, for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Cyclerion’s expected disposal of Cyclerion’s historical assets and operations in connection with the Merger is expected to make Cyclerion a shell company. Cyclerion anticipates that following the consummation of the Merger, the Combined Company will no longer be a shell company. As a result, Cyclerion anticipates that holders will not be able to sell their restricted Combined Company securities pursuant to Rule 144 without registration until one year after Cyclerion files the Current Report on Form 8-K following the closing that includes the required Form 10 information that reflects that the Combined Company is no longer a shell company.

Cyclerion is expected to be deemed a shell company. As a result, if Cyclerion completes the Merger, the Combined Company will be subject to more stringent reporting requirements, offering limitations and resale restrictions.

Cyclerion’s or the Combined Company’s expected disposal of Cyclerion’s historical assets and operations prior to or following the Merger is expected to make Cyclerion a shell company. As such, the Combined Company would be subject to the requirements applicable to shell company business combinations. The requirements applicable to shell company business combinations are as follows:

•	the Combined Company will need to file a Form 8-K to report the Form 10 type information after closing with the SEC reflecting its status as an entity that is not a shell company;

•	Cyclerion is not, and the Combined Company will not be, eligible to use a Form S-3 until 12 full calendar months after closing;

•	the Combined Company will need to wait at least 60 calendar days after closing to file a Form S-8 for any equity plans or awards;

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the Combined Company will be an “ineligible issuer” for three years following the closing, which will prevent the Combined Company from (i) incorporating by reference in its Form S-1 filings, (ii) using a free writing prospectus, or (iii) taking advantage of well-known seasoned issuer status despite its public float;

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investors who (i) are affiliates of Korsana at the time the Merger is submitted for the vote or consent of Korsana stockholders, (ii) receive securities of the Combined Company in the Merger (i.e., Rule 145(c) securities), and (iii) publicly offer or sell such securities, will be deemed to be engaged in a distribution of such securities, and therefore to be underwriters with respect to resales of those securities, and accordingly such securities may not be included in the Form S-1 resale registration statement anticipated to be filed after the closing of the Merger unless such securities are sold only in a fixed price offering in which such investors are named as underwriters in the prospectus; and

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Rule 144(i)(2) will limit the ability to publicly resell Rule 145(c) securities per Rule 145(d), as well as any other “restricted” or “control” securities of the Combined Company per Rule 144 (i.e., holders of restricted securities and any affiliates of the public company are also affected) until one year after the Form 10 information is filed with the SEC.

The foregoing SEC requirements would increase the Combined Company’s time and cost of raising capital, offering stock under equity plans, and complying with securities laws. Further, such requirements will add burdensome restrictions on the resale of Combined Company shares by affiliates of Korsana and any holders of “restricted” or “control” securities.

Some of Cyclerion’s and Korsana’s directors and executive officers have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

Directors and executive officers of Cyclerion and Korsana have interests in the Merger that are different from, or in addition to, the interests of other Cyclerion shareholders generally. These interests with respect to Cyclerion’s directors and executive officers may include, among others, retention bonus payments, extension of exercisability periods of previously issued stock option grants, severance payments if employment is terminated in a qualifying termination in connection with the Merger and rights to continued indemnification, expense advancement and insurance coverage.

Further, certain current members of the Korsana Board will continue as directors of the Combined Company after the First Effective Time, and, following the closing of the Merger, will be eligible to be compensated as non-employee directors of the Combined Company pursuant to Cyclerion’s non-employee director compensation policy that is expected to remain in place following the First Effective Time.

The Cyclerion Board was aware of and considered those interests, among other matters, in reaching their decisions to approve and adopt the Merger Agreement, approve the Merger, and recommend the approval of the Merger Agreement to Cyclerion and Korsana stockholders. These interests, among other factors, may have influenced the directors and executive officers of each company to support or approve the Merger.

Cyclerion shareholders and Korsana stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger, including the conversion of Korsana Common Stock issued in the Korsana Pre-Closing Financing.

If the Combined Company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Cyclerion shareholders and Korsana stockholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Combined Company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

Cyclerion securityholders will generally have a reduced ownership and voting interest in, and will exercise less influence over the management of, the Combined Company following the completion of the Merger as compared to their current ownership and voting interests in the respective companies.

After the completion of the Merger, Cyclerion’s current shareholders will generally own a smaller percentage of the Combined Company than their ownership of Cyclerion prior to the Merger. Immediately after the Merger, Cyclerion securityholders as of immediately prior to the Merger are expected to own approximately 1.5% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), and former holders of Korsana securities are expected to own approximately 98.5% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), subject to certain assumptions, including, but not limited to, Cyclerion’s Net Cash as of closing being equal to $0. The Chief Executive Officer and President of Korsana will serve as the Chief Executive Officer and President of the Combined Company following the completion of the Merger.

Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Merger Agreement.

While the Merger Agreement is in effect, each party is generally prohibited from, among other things, soliciting, initiating or knowingly encouraging, inducing or facilitating the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry. In addition, Cyclerion’s current directors and executive officers have entered into support agreements pursuant to the terms of the Merger Agreement, and as an inducement to Korsana’s willingness to enter into the Merger Agreement, by which they have agreed to vote all of their shares of Cyclerion capital stock in favor of the Merger Agreement and the transactions contemplated thereby and against any competing proposals, subject to certain limited exceptions. These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the merger consideration in the combination.

Because the lack of a public market for Korsana Common Stock makes it difficult to evaluate the fair market value of its capital stock, the value of Cyclerion Common Stock to be issued to Korsana stockholders may be more or less than the fair market value of Korsana Common Stock.

The outstanding capital stock of Korsana is privately held and is not traded on any public market. The lack of a public market makes it difficult to determine the fair market value of Korsana capital stock. Because the percentage of Cyclerion’s equity to be issued to Korsana stockholders was determined based on negotiations between the parties, it is possible that the value of Cyclerion Common Stock and Cyclerion Series B Preferred

Stock to be issued to Korsana stockholders will be more or less than the fair market value of Korsana capital stock.

Lawsuits may be filed against Cyclerion, Korsana, or any of the members of their respective boards of directors arising out of the Merger, which may delay or prevent the Merger.

Putative stockholder complaints, including stockholder class action complaints, and other complaints may be filed against Cyclerion, the Cyclerion Board, Korsana, the Korsana Board and others in connection with the transactions contemplated by the Merger Agreement. The outcome of litigation is uncertain, and Cyclerion or Korsana may not be successful in defending against any such future claims. Lawsuits that may be filed against Cyclerion, the Cyclerion Board, Korsana, or the Korsana Board could delay or prevent the Merger, divert the attention of Cyclerion’s and Korsana’s management and employees from their day-to-day business and otherwise adversely affect Cyclerion and Korsana financially.

Cyclerion has never paid and, other than in connection with the Merger, does not intend to pay any cash dividends in the foreseeable future.

Cyclerion has never paid cash dividends on any of its capital stock. Cyclerion does not currently anticipate declaring or paying cash dividends on its capital stock in the foreseeable future.

If Cyclerion does not successfully consummate the Merger or another strategic transaction, the Cyclerion Board may decide to pursue a dissolution and liquidation of Cyclerion. In such an event, the amount of cash available for distribution to Cyclerion shareholders, if any, will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities, as to which Cyclerion can give you no assurance.

There can be no assurance that the Merger will be completed. If the Merger is not completed, the Cyclerion Board may decide to pursue a dissolution and liquidation of Cyclerion. In such an event, the amount of cash available for distribution to Cyclerion shareholders, if any, will depend heavily on the timing of such decision and, ultimately, such liquidation, since the amount of cash available for distribution continues to decrease as Cyclerion funds its operations while pursuing the Merger. In addition, if the Cyclerion Board were to approve and recommend, and Cyclerion shareholders were to approve, a dissolution and liquidation of Cyclerion, Cyclerion would be required under Massachusetts law to pay Cyclerion’s outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to shareholders. Cyclerion’s commitments and contingent liabilities may include obligations under Cyclerion’s employment and related agreements with certain employees that provide for severance and other payments following a termination of employment occurring for various reasons, including a change in control of Cyclerion, litigation against Cyclerion, and other various claims and legal actions arising in the ordinary course of business, and other unexpected and/or contingent liabilities. As a result of this requirement, a portion of Cyclerion’s assets would need to be reserved pending the resolution of such obligations.

In addition, Cyclerion may be subject to litigation or other claims related to a dissolution and liquidation of Cyclerion. If a dissolution and liquidation were to be pursued, the Cyclerion Board, in consultation with Cyclerion’s advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Cyclerion Common Stock could lose all or a significant portion of their investment in the event of liquidation, dissolution or winding up of Cyclerion. A liquidation would be a lengthy and uncertain process with no assurance of any value ever being returned to Cyclerion shareholders.

Cyclerion and its shareholders will not have any right to make damage claims against Korsana for the breach of any representation, warranty or covenant made by Korsana in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Merger, except for those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after the closing of the Merger. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the Closing of the Merger, except for covenants to be performed in whole or in part after the Closing. As a result, Cyclerion and its shareholders will have no remedy available to them if the Merger is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Korsana at the time of the Merger.

Additionally, Cyclerion cannot assure you that the due diligence conducted in relation to Korsana has identified all material issues or risks associated with Korsana, its business or the industry in which it competes. Furthermore, Cyclerion cannot assure you that factors outside of its or Korsana’s control will not later arise, or that any previously identified risks will not materialize in a manner inconsistent with the preliminary analysis. As a result of these factors, following the closing of the Merger, the Combined Company may be exposed to liabilities and incur additional costs and expenses and it may be forced to later write-down or write off assets, restructure its operations, or incur impairment or other charges. Cyclerion and its shareholders have no indemnification rights against Korsana or its stockholders under the Merger Agreement. Accordingly, any shareholders of Cyclerion that remain stockholders of the Combined Company following the Merger could suffer a reduction in the value of their securities. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Cyclerion’s directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Merger contained an actionable material misstatement or material omission.

Cyclerion’s shareholders potentially may not receive any payment on the Cyclerion CVRs and the Cyclerion CVRs may otherwise expire valueless.

The Merger Agreement contemplates that, at or prior to the First Effective Time, Cyclerion and the Rights Agent (as defined in the Cyclerion CVR Agreement) will execute and deliver the Cyclerion CVR Agreement, pursuant to which each person who was a shareholder of record of Cyclerion’s capital stock as of the close of business on the last business day prior to the day on which the First Effective Time occurs will be entitled to receive a Cyclerion CVR, issued by Cyclerion subject to and in accordance with the terms and conditions of the Cyclerion CVR Agreement. Pursuant to the Cyclerion CVR Agreement, each CVR holder is entitled to certain rights to receive a pro rata portion of the proceeds, if any, received by Cyclerion as a result of the disposition of the Cyclerion Legacy Assets during specified periods of time. Such proceeds are subject to certain permitted deductions. The right of Cyclerion’s shareholders to derive any value from the Cyclerion CVRs will be contingent solely upon the disposition of such Cyclerion Legacy Assets within the time periods specified in the Cyclerion CVR Agreement or any other contingencies as provided in the Cyclerion CVR Agreement.

Cyclerion may not be able to achieve successful results from the disposition of such Cyclerion Legacy Assets as described above. If this is not achieved for any reason within the time periods specified in the CVR Agreement, no payments will be made under the Cyclerion CVRs, and the Cyclerion CVRs will expire valueless. For more information see the section titled “Agreements Related to the Merger — Cyclerion CVR Agreement.”

The tax treatment of the Cyclerion CVRs is uncertain.

The Combined Company intends to treat the issuance of the Cyclerion CVRs to the persons who prior to completion of the Merger were Cyclerion shareholders as a distribution of property with respect to Cyclerion capital stock. However, the U.S. federal income tax treatment of the CVRs is uncertain. There is no legal authority directly addressing the U.S. federal income tax treatment of contingent value rights with characteristics similar to the Cyclerion CVRs. Therefore, it is possible that the issuance of the Cyclerion CVRs may be treated as a distribution of equity with respect to Cyclerion capital stock, as an “open transaction,” or as a “debt instrument” for U.S. federal income tax purposes, and such questions are inherently factual in nature. For more information regarding the U.S. federal income tax consequences of the Cyclerion CVRs, see the section titled

“Agreements Related to the Merger — Cyclerion CVR Agreement — Material U.S. Federal Income Tax Consequences of the Cyclerion CVRs to Holders of Cyclerion Capital Stock.”

Risks Related to the Proposed Reverse Stock Split

The reverse stock split could result in a significant devaluation of Cyclerion’s market capitalization and the trading price of Cyclerion Common Stock.

Although Cyclerion expects that the reverse stock split will result in an increase in the market price of Cyclerion Common Stock, Cyclerion cannot assure stockholders that the reverse stock split, if implemented, will increase the market price of Cyclerion Common Stock in proportion to the reduction in the number of shares of Cyclerion Common Stock outstanding or result in a permanent increase in the market price. Accordingly, the total market capitalization of Cyclerion Common Stock after the reverse stock split may be lower than the total market capitalization before such reverse stock split and, in the future, the market price of Cyclerion Common Stock following such reverse stock split may not exceed or remain higher than the market price prior to the corresponding reverse stock split.

The effect the reverse stock split may have upon the market price of Cyclerion Common Stock cannot be predicted with any certainty. The market price of Cyclerion Common Stock is dependent on many factors, including Cyclerion’s business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports Cyclerion files with the SEC.

The reverse stock split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of Cyclerion Common Stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

The reverse stock split may not generate additional investor interest.

While the Cyclerion Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of Cyclerion Common Stock may not necessarily improve.

The reverse stock split may not increase the Combined Company’s stock price over the long term.

The principal purposes of the reverse stock split are to (i) increase the per-share market price of Cyclerion Common Stock above the minimum bid price requirement under the Nasdaq rules so that the listing of Cyclerion and the shares of Cyclerion Common Stock being issued in the Merger on Nasdaq will be approved and (ii) increase the number of authorized and unissued shares available for future issuance in connection with the Merger, though such increase will not alone be sufficient to complete the Merger. It cannot be assured, however, that the reverse stock split will accomplish any increase in the per share market price of Cyclerion Common Stock for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of Cyclerion Common Stock will proportionally increase the market price of Cyclerion Common Stock, it cannot be assured that the reverse stock split will increase the market price of Cyclerion Common Stock by a multiple of the reverse stock split ratio mutually agreed by Cyclerion and Korsana, or result in any permanent or sustained increase in the market price of Cyclerion Common Stock, which is dependent upon many factors, including Cyclerion’s business and financial performance, general market conditions and prospects for future success. Thus, while the stock price of Cyclerion Common Stock might meet the listing requirements for Nasdaq initially after the reverse stock split, it cannot be assured that it will continue to do so.

The reverse stock split may decrease the liquidity of the Combined Company’s common stock.

Although the Cyclerion Board believes that the anticipated increase in the market price of the Combined Company’s common stock resulting from the proposed reverse stock split could encourage interest in its common stock and possibly promote greater liquidity for its shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for the Combined Company’s common stock. In addition, the reverse stock split may not result in an increase in the Combined Company’s stock price necessary to satisfy Nasdaq’s initial listing requirements for the Combined Company.

The reverse stock split may lead to a decrease in the Combined Company’s overall market capitalization.

Should the market price of the Combined Company’s common stock decline after the reverse stock split, the percentage decline will be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the Combined Company’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the Combined Company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of the Combined Company’s common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on the Combined Company’s stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to Cyclerion

Unless otherwise indicated or the context otherwise requires, references in this “Risks Related to Cyclerion” section to “Cyclerion,” the “Company,” “we,” “us,” “our” and other similar terms refer to Cyclerion and its subsidiaries.

Risks Related to Our Financial Position and Capital Needs

As we are a biopharmaceutical company with a limited operating history and no products approved for commercial sale, valuing our business and predicting our prospects are challenging.

We are a biopharmaceutical company that was incorporated in 2018. Our business was conducted within Ironwood Pharmaceuticals, Inc. prior to that time, and we had no history as an independent company prior to the completion of the separation which occurred in 2019. Prior to the announcement of the Merger, we were seeking to develop new products for treatment resistant depression. We have also developed a pipeline of sGC stimulators, but we have no products approved for commercial sale, and we have never generated revenue from product sales nor has Tisento or Akebia ever generated product sales from products incorporating our compounds. Our operating activities to date have been limited primarily to organizing and staffing our company, business planning, raising capital, developing our technology, identifying potential product candidates, pursuing partnership opportunities and obtaining licenses we deem necessary for our treatment resistant depression candidate, and conducting early-stage clinical trials for our product candidates. In light of the proposed Merger, we have stopped the development of our product candidates.

To date, we have not obtained marketing approval for any of our product candidates; engaged on our own or through a third party, in commercial scale manufacturing or conducted sales and marketing activities necessary for the successful commercialization of our product candidates. Our short operating history offers limited insight into our prospects for success or even viability. If we continue to progress the development of our product candidates, we expect our operating performance to fluctuate. We will encounter challenges frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields and we have not yet demonstrated an ability to successfully navigate such challenges. If we do not successfully address the challenges we face or we are not able to complete the proposed Merger, our business, prospects, financial condition and results of operations will be materially harmed.

Our business has incurred significant losses and we anticipate that, if we continue to progress the development of our product candidates, we will continue to incur significant losses for the foreseeable future. We have never generated revenue from product sales and may never be profitable.

Our business has incurred operating losses due to costs incurred in connection with our research and development activities and general and administrative expenses associated with our operations. Our net losses for the years ended December 31, 2025 and 2024 were $3.5 million and $3.1 million, respectively. We expect to incur significant losses for at least the next several years, and for these losses to significantly increase, if we continue our research activities and conduct development of, and seek regulatory approvals for, our product candidates.

Our ability to generate revenue from our current and any potential future product candidates and achieve profitability depends on our ability, alone or with strategic partners, to complete the development of, and obtain the necessary regulatory and essential pricing and reimbursement approvals to commercialize, our product candidates. If we continue to progress the development of our product candidates, we do not know when, if ever, we will generate revenues from sales of our product candidates.

If we continue to progress the development of our product candidates, our expenses would increase beyond expectations if we are required by the FDA, the EMA, or other regulatory agencies, domestic or foreign, to perform clinical and other studies in addition to those that we currently anticipate. Even if one or more of the product candidates that we develop is approved for commercial sale, we may never generate revenue in amounts sufficient to achieve and maintain profitability.

There is substantial doubt about our ability to continue as a going concern. If we are not able to complete the proposed Merger and we continue to progress the development of our product candidates, we will need to raise additional funding in the near term, which may not be available on acceptable terms, if at all, to continue as a going concern and advance our product candidates. Failure to obtain capital when needed may force us to delay, limit or terminate our product development efforts or operations altogether. Raising additional capital would dilute our existing shareholders, restrict our operations or cause us to relinquish valuable rights.

There is substantial doubt regarding our ability to continue as a going concern. As of December 31, 2025, we had unrestricted cash and cash equivalents of approximately $3.2 million. Our management believes that such cash and cash equivalents will not be sufficient to fund our operating expenses and capital requirements until the completion of the Merger. If we are not able to complete the proposed Merger and we continue to progress the development of our product candidates, we will require significant additional funding to advance any of our product candidates beyond the short term and to sustain our operations. In the event that we are unable to raise the capital necessary, we may need to curtail our operations or cease operations altogether. Because there is substantial doubt about our ability to continue as a going concern for a reasonable period of time, an investment in our common stock is highly speculative and holders of our common stock could suffer a total loss of their investment.

We may also seek to raise such capital through public or private financing of our securities, royalty financing or debt financing. Raising funds in the current economic environment is, and may in the future, continue to be challenging, and such financing may not be available in sufficient amounts or on acceptable terms, if at all. The terms of any financing may harm existing shareholders. The issuance of additional securities, whether equity or debt, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute the ownership of existing shareholders.

If we sell shares or other equity securities in one or more other transactions, or issue stock, stock options or other securities pursuant to our current equity plans, investors may be materially diluted by such subsequent issuances. We will need significant additional capital in the near term to continue our current plans. No assurance can be given that we will be able to obtain such funds upon favorable terms and conditions, if at all. Failure to do so could have a material adverse effect on our business. To the extent we raise additional capital by issuing equity securities, our stockholders would likely experience substantial dilution. We may sell common stock, preferred stock, convertible securities or other equity or convertible securities in one or more transactions that may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, antidilution, and conversion and redemption rights, subject to applicable law, and at prices and in a manner we determine from time to time. Such issuances and the exercise of any convertible securities will dilute the percentage ownership of our stockholders and may affect the value of our capital stock and could adversely affect the rights of the holders of such stock, thereby reducing the value of such stock. Moreover, any exercise of convertible securities may adversely affect the terms upon which we will be able to obtain additional equity capital, since the holders of such convertible securities can be expected to exercise them at a time when we would, in all likelihood, not be able to obtain any needed capital on terms more favorable to us than those provided in such convertible securities.

Incurring debt, if available, would result in increased fixed payment obligations, and we may agree to restrictive covenants, such as limitations on our ability to incur additional debt or limitations on our ability to acquire, sell or license intellectual property rights that could impede our ability to conduct our business. In the event we are unable to raise financing, we may need to reduce or cease operations.

If we continue to progress the development of our product candidates, we also intend to seek funds through collaborations, strategic alliances, or licensing arrangements with third parties. Such agreements may adversely impact retained rights to our assets, technologies, future revenue streams and programs, especially those that receive regulatory approval.

Risks Related to Development and Clinical Testing of Our Products and Product Candidates

If we continue to progress the development of our product candidates, our approach to the discovery and development of product candidates for the treatment of serious diseases may never lead to marketable products.

The development of drug therapies presents unique challenges, including an imperfect understanding of the biology, a frequent lack of translatability of nonclinical study results in subsequent clinical trials and dose selection, and the product candidate having an effect that may be too small to be detected using the outcome measures selected in clinical trials or if the outcomes measured do not reach statistical significance. If we are unable to complete the proposed Merger and continue to progress the development of our product candidates, our future success would be highly dependent on the successful development of our technology and our current and any potential future product candidates. The scientific evidence to support the feasibility of developing our current product candidates is both preliminary and limited. If we continue to progress the development of our product candidates but do not successfully develop and commercialize product candidates, we will not become profitable and the value of our common stock may decline.

Research and development of biopharmaceutical products is inherently risky. If we continue to progress development of our product candidates, we may encounter substantial delays in our activities, including our planned clinical studies, or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities in the development of products to treat patients with serious diseases.

If we continue to progress development of our product candidates, our business will depend heavily on the successful development, clinical testing, regulatory approvals and commercialization of our lead product candidate for treatment resistant depression, praliciguat (out-licensed to Akebia), any potential future out-licensing of olinciguat, and any future potential product candidates we may acquire or license as well as both the product candidates we have sold to Tisento (the “Transferred Assets”). Any of our current or potential product candidates will require regulatory approval.

Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we must demonstrate through lengthy, complex and expensive nonclinical and clinical studies that our product candidates are both safe and effective for use in each target indication. Each product candidate must demonstrate an adequate benefit-risk profile for its intended use in its intended patient population. In some instances, significant variability in safety or efficacy appear in different clinical studies of the same product candidate due to numerous factors, including changes in study protocols, differences in the number and characteristics of the enrolled study participants, variations in the dosing regimen and other clinical study parameters or the dropout rate among study participants. Product candidates in later stages of clinical studies often fail to demonstrate adequate safety and efficacy despite promising nonclinical testing and early clinical studies. Companies in the biopharmaceutical industry often suffer significant setbacks in both early and later-stage clinical studies as most product candidates that begin clinical studies are never approved for commercialization by regulatory authorities. Favorable results in earlier stage trials may not be replicated in later stage trials. If we continue to progress the development of our product candidates and fail to produce positive results in our clinical trials, the development timeline, regulatory approval and commercialization prospects of our assets and, correspondingly, our business and financial prospects, would be materially adversely affected.

In the event of difficulties in enrolling participants in any clinical studies conducted on our product candidates, those clinical trials could be delayed or prevented from proceeding.

Identifying and qualifying participants to participate in any clinical studies of our product candidates would be critical to the success of those clinical trials. The timing of any clinical studies will depend in part on the speed at which participants can be recruited to participate in testing these product candidates. Estimates of the prevalence of target indications may vary considerably. Determining the incidence of these conditions, including in specific geographies or demographic groups, would be challenging. The lower the actual prevalence of these conditions, the more challenges would be encountered enrolling participants in those clinical studies, which could delay development of those product candidates. Clinical trial enrollment may also encounter difficulties for a variety of other reasons. The number of participants eligible for a clinical trial may be substantially limited by stringent eligibility criteria in a study protocol, such as the inclusion of biomarker-driven identification or other highly specific criteria related to stage of disease progression or to specific patient reported outcome measures. The number of participants required to power the statistical analysis of the study’s endpoints may be very large leading to an extended enrollment period. Issues such as the proximity of participants to a study site, the complexity of the study design, the ability to recruit investigators with appropriate skill and experience, competing clinical studies for similar therapies or targeting similar participants, perceptions of the benefit-risk profile of the product candidate relative to other available therapies or product candidates, and ability to obtain and maintain institutional review board (“IRB”), or ethics committee (“EC”) approvals and participant consents all could have a substantial impact on the timing of clinical trial enrollment. If sufficient participants cannot be enrolled in clinical studies in a timely way, obtaining study results would be delayed, which may harm our business, prospects, financial condition and results of operations.

The regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable. If we, assuming we continue to progress the development of our product candidates, or Tisento, Akebia or any other future licensees, as applicable, are ultimately unable to obtain regulatory approval for the product candidates, we will be unable to generate product revenue and our business will be substantially harmed.

A product candidate cannot be commercialized until the appropriate regulatory authorities have reviewed and approved the product candidate. The time required to obtain approval by the FDA and comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical studies and depends upon numerous factors, including the type and complexity of the product candidates involved. Regulatory authorities have substantial discretion in the approval process and may refuse to accept an application for review or may decide that data are insufficient for approval and require additional nonclinical, clinical, or other information (e.g., product quality data or manufacturing controls). No regulatory approval for any of our product candidates we own, licensed to Akebia or sold to Tisento has been requested or obtained, and it is possible that none of these existing product candidates or any product candidates we, if we continue to progress the development of our product candidates, or our licensees or Tisento may seek to develop in the future will ever obtain regulatory approval.

Any ongoing clinical studies may not be completed on schedule, and any planned clinical studies may not begin on schedule, if at all. The completion or commencement of clinical studies can be delayed or prevented for a number of reasons, including, among others:

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the FDA or other regulatory bodies may not authorize us or our investigators to commence planned clinical studies, or require that ongoing clinical studies be suspended through imposition of clinical holds;

•	negative results from ongoing studies or other industry studies involving product candidates modulating the same or similar mechanism of action;

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delays in reaching or failing to reach agreement on acceptable terms with prospective contract research organizations, or contract research organizations (“CRO”), and clinical study sites, the terms of which can be subject to considerable negotiation and may vary significantly among different CROs and study sites;

•	inadequate quantity or quality of a product candidate or other materials necessary to conduct clinical studies, for example delays in the manufacturing of sufficient supply of finished drug product;

•	difficulties obtaining EC or IRB approval(s) to conduct a clinical study at a prospective site or sites;

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challenges in recruiting and enrolling participants in clinical studies, the proximity of participants to study sites, eligibility criteria for the clinical study, the nature of the clinical study protocol, the availability of approved effective treatments for the relevant disease and competition from other clinical study programs for similar indications;

•	severe or unexpected drug-related side effects experienced by participants in a clinical study;

•	the presence of unanticipated metabolites in participants in a clinical study may require considerable nonclinical and clinical assessment;

•	we, our licensees or Tisento may decide, or regulatory authorities may require the conduct of additional clinical studies or abandonment of product development programs;

•	delays in validating, or inability to validate, any endpoints utilized in a clinical study;

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the FDA or other regulatory bodies may disagree with a clinical study’s design and the interpretation of data from clinical studies, or may change the requirements for approval even after it has reviewed and commented on the design for clinical studies;

•	reports from nonclinical or clinical testing of other competing candidates that raise safety or efficacy concerns;

•	cutbacks in funding for the FDA may result in delays in reviewing and approving applications; and

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difficulties retaining participants who have enrolled in a clinical study but may be prone to withdraw due to rigors of the clinical studies, lack of efficacy, side effects, personal issues, or loss of interest.

Clinical studies may also be delayed or terminated as a result of ambiguous or negative interim results. In addition, a clinical study may be suspended or terminated by us, our licensees, Tisento, the FDA or other comparable authorities, the IRBs or ECs overseeing a clinical study, a data and safety monitoring board overseeing the clinical study, or other regulatory authorities due to a number of factors, including, among others:

•	failure to conduct the clinical study in accordance with regulatory requirements or clinical protocols;

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inspection of the clinical study operations or study sites by the FDA or other regulatory authorities that reveals deficiencies or violations that require undertaking corrective action, including in response to the imposition of a clinical hold;

•	unforeseen safety issues, including any that could be identified in ongoing studies, adverse side effects or lack of effectiveness;

•	changes in government regulations or administrative actions;

•	problems with clinical supply materials; and

•	lack of adequate funding to continue clinical studies.

If we continue to progress the development of our product candidates, our product candidates may cause side effects or adverse events that are presented in the product labeling approved by regulatory authorities. Some may result in label restrictions.

If we continue to progress the development of our product candidates, our current and any potential future product candidates may cause serious side effects which could cause us, our licensees, Tisento, or regulatory authorities to interrupt, delay or halt clinical studies and could result in restrictive label language or delay or denial of regulatory approval.

If we continue to progress the development of our product candidates, changes in regulatory requirements, FDA guidance or unanticipated events during nonclinical studies and clinical studies of our product candidates, which may result in changes to nonclinical or clinical study protocols or additional nonclinical or clinical study requirements, which could result in increased costs and could delay development timelines.

If we continue to progress the development of our product candidates, changes in regulatory requirements, FDA guidance or unanticipated events during nonclinical studies and clinical studies may force amendment to nonclinical studies and clinical study protocols or the FDA may impose additional nonclinical studies and clinical study requirements. Amendments or changes to clinical study protocols would require resubmission to the FDA and IRBs for review and approval, which may increase the cost or delay the timing or successful completion of clinical studies. Similarly, amendments to nonclinical studies may increase the cost or delay the timing or successful completion of those nonclinical studies. In the event of delays in completing, or the termination of, any of nonclinical or clinical studies, or if it is required that additional nonclinical or clinical studies be conducted, the commercial prospects for product candidates may be harmed and our ability to generate product revenue will be delayed for those product candidates we retain our out-license or to realize value in our equity position in Tisento.

If we continue to progress the development of our product candidates, obtaining and maintaining regulatory approval of product candidates in one jurisdiction does not mean that there will be success in obtaining regulatory approval of our product candidates in other jurisdictions.

In order to market any product outside of the United States, compliance with the numerous and varying safety, efficacy and other regulatory requirements of other countries is required. If we continue to progress the development of our product candidates, obtaining and maintaining regulatory approval of product candidates in one jurisdiction does not guarantee that obtaining or maintaining regulatory approval in any other jurisdiction will be possible, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA or other comparable foreign regulatory authority grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional nonclinical or clinical studies, as studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. The marketing approval processes in other countries may implicate all of the risks detailed above regarding FDA approval in the United States, as well as other risks. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price intended to be charged for a product candidate is also subject to approval.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs and could delay or prevent the introduction of product candidates in certain countries. Failure to obtain marketing approval in other countries or any delay or other setback in obtaining such approval would impair the ability to market product candidates in such countries. Any such impairment would reduce the size of the potential market, which could have a material adverse impact on our business, prospects, financial condition and results of operations.

If we continue to progress the development of our product candidates, data/market exclusivity may be more limited than we expect based upon the competitive landscape and other factors outside of our control that may occur during development or after approval.

If we continue to progress the development of our product candidates, there are many types of data/market exclusivity mechanisms that we or our licensees may seek to secure for our product candidates. Many of these have risk of loss of exclusivity if the competitive landscape changes or regulations are revised. If we, our licensees or Tisento seek and are awarded orphan drug designation in the US and/or the EU based upon criteria in effect at the time, this designation may be rescinded if a similar drug or another therapy that confers a significant benefit over these product candidates is subsequently approved. If these product candidates were to fail to obtain orphan drug status, or lose such status after it is obtained, or the marketing exclusivity that such status provides, our business, prospects, financial condition and results of operations could be materially harmed. There are other types of data/market exclusivity rights granted after approval that may not confer exclusivity anticipated if the competitive landscape changes and our business, prospects, financial condition and results of operations could be materially harmed.

Risks Related to Reliance on Licensees, Tisento and Other Third Parties

If we continue to progress the development of our product candidates, we may not succeed in our pursuit of capital, capabilities, and transactions for the development and commercialization of our future clinical stage assets, which would affect our financial condition.

If we continue to progress the development of our product candidates, we will seek capital, capabilities, and transactions to advance the development of our product candidate for treatment resistant depression and other product candidates we may acquire rights to in the future. There can be no assurance that this process will result in any effective negotiations toward, reaching terms of, executing agreements relating to, or completing any transaction or that any such transaction will be successful. Failure to complete any of the foregoing efforts would materially adversely affect our business, prospects, financial condition and results of operations.

Akebia may not be successful in developing any therapies through the praliciguat out-license and we may not realize any future revenue from the out-license.

On June 3, 2021, we entered into the Akebia License Agreement relating to the exclusive worldwide license to Akebia of our rights to the development, manufacture, medical affairs and commercialization of pharmaceutical products containing the pharmaceutical compound praliciguat and other related products and forms thereof enumerated in such agreement. Under the agreement, Akebia is responsible for all research, development, regulatory, and commercialization activities for certain products. On December 13, 2024, we and Akebia entered into Amendment #1 to License Agreement (the “2024 Amendment”) to the original Akebia License Agreement. Under the terms of the 2024 Amendment, Akebia paid the Company (i) $1.25 million in December 2024 and an additional $0.5 million in September 2025. In addition, Akebia has agreed to assume control of the preparation, filing, prosecution and maintenance of certain Cyclerion patents, and the expenses associated therewith, at an earlier date than as originally agreed between the parties. The parties have agreed to the reduction of certain development milestones and the increase of certain royalty rates on net sales and sublicense income. Pursuant to the terms of the Akebia License Agreement, as amended, Akebia will pay Cyclerion tiered royalties ranging from mid-single digit to twenty percent of net sales. Cyclerion’s obligations to deliver certain drug products have also ceased. The agreement may be terminated by either party in the event of a material breach by the other party or by us in the event of certain patent disputes. There can be no assurances that the agreement will result in any therapies or that it will not be terminated prior to the realization by us of any remaining eligible revenues or that Akebia will be able to successfully bring any of the licensed product candidates to market due to financial limitations or other business factors in the future or if Akebia is unable to raise additional capital on favorable terms, if at all. Akebia may at any time terminate the Akebia License Agreement upon 180 days written notice, subject to Akebia’s obligation to grant Cyclerion a non-exclusive, royalty-free license, with the right to grant multiple tiers of sublicenses, to certain licensed compounds or products as defined in the Akebia License Agreement as well as certain rights to regulatory submissions, product trademarks, contracts with third party suppliers and certain other rights.

Tisento may not be successful in developing any therapies and we may not realize any future value from the Tisento common stock we received under the Asset Purchase Agreement with Tisento.

Our investment in Tisento is subject to all of the risks associated with an earlier stage biotechnology company. The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that Tisento’s technology, development experience and scientific knowledge provide it with competitive advantages, it may face potential competition from many different sources, including large pharmaceutical and biotechnology companies, academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for the research, development, manufacturing and commercialization of similar products. Any investigational products that Tisento may successfully develop and commercialize will compete with new immunotherapies that may become available in the future. As a result, our investment in Tisento is risky and our equity interest in Tisento could be significantly diluted in the future if Tisento seeks to raise additional capital or is unable to raise additional capital on favorable terms, if at all. If Tisento suffers adverse effects, it may not be able to continue as a going business concern, and we may lose our entire investment. Tisento is a privately-held company and there is no public market for its securities. As a result, it may be difficult to sell any of our securities position in Tisento in the near term, if at all.

We lack operational control over Tisento.

Our investment in Tisento represents a minority or passive stake and we may have little to no participation, input or control over the management, policies, and operations of Tisento. Further, we may lack sufficient ownership of voting securities to impact, without the vote of additional equity holders, any matters submitted to stockholders or members of such business for a vote. There is inherent risk in making minority equity investments in companies over which we have little to no control. Without control of the management and decision-making of these businesses, we cannot control their direction, strategy, policies and business plans, and we may be powerless to improve any declines in their performance, operating results and financial condition.

If we continue to progress the development of our product candidates, any collaboration or license arrangements that we enter into in the future may not be successful, which could impede our ability to develop and commercialize our product candidates.

If we continue to progress the development of our product candidates, we may seek additional collaboration or license arrangements for the commercialization, and/or potentially for the development, of certain of our product candidates depending on the merits of retaining commercialization rights for ourselves as compared to entering into collaboration or license arrangements. We face significant challenges in seeking appropriate partners. Moreover, collaboration and license arrangements are complex and time-consuming to negotiate, document, implement and maintain. We may not be successful in our efforts to establish and implement such arrangements. The terms of any collaborations, licenses or other arrangements that we may establish may not be favorable to us.

If we continue to progress the development of our product candidates, any future collaboration or license arrangements that we enter into may not be successful. The success of such arrangements will depend heavily on the efforts and activities of our partners. Collaboration and license arrangements are subject to numerous risks, including that:

•	partners have significant discretion in determining the efforts and resources that they will apply to collaborations;

•	a partner with marketing, manufacturing and distribution rights to one or more products may not commit sufficient resources to or otherwise not perform satisfactorily in carrying out these activities;

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partners may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

•

collaboration and license arrangements may be terminated, and, if terminated, this may result in a need for additional capital to pursue further development or commercialization of the applicable current or any potential future product candidates;

•

partners may own or co-own intellectual property covering products that results from our collaborating with them, and in such cases, we would not have the exclusive right to develop or commercialize such intellectual property;

•	disputes may arise with respect to the ownership of any intellectual property developed pursuant to our collaboration or license arrangements; and

•	a partner’s sales and marketing activities or other operations may not be in compliance with applicable laws resulting in civil or criminal proceedings.

If we continue to progress the development of our product candidates, we expect in the future to rely on third parties to conduct any nonclinical or clinical studies for any existing or potential future product candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, necessary regulatory approvals for or commercialization of any potential future product candidates may not be obtainable and our business could be substantially harmed.

We do not have the infrastructure or internal resources and capabilities to independently conduct nonclinical or clinical studies. If we continue to progress the development of our product candidates, we expect to rely on contract laboratories, medical institutions, clinical investigators, licensees and other third parties, such as CROs, to conduct nonclinical studies on any future discovery compounds and product candidates and clinical studies on product candidates. We expect to rely heavily on such parties for execution of nonclinical and clinical studies and as a result that we will only be able to control certain aspects of their activities. As a result, if we continue to progress the development of our product candidates, we expect we will have limited direct control over the conduct, timing and completion of our nonclinical and clinical studies and the management of data developed through these studies. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may have staffing difficulties, fail to comply with contractual obligations, experience regulatory compliance issues, undergo changes in priorities, become financially distressed or form relationships with other entities, some of which may be our competitors.

These factors may materially impede the willingness or ability of third parties to complete quality nonclinical and clinical studies and may subject us to unexpected cost increases that are beyond our control. Nevertheless, we may be responsible for ensuring that each of any future nonclinical and clinical studies is conducted in accordance with any applicable protocol, legal, regulatory and scientific requirements and standards, and our reliance on CROs and other third parties does not necessarily relieve us of our regulatory responsibilities. We, and any future CROs and other third parties are required to comply with regulations and guidelines, such as good laboratory practices (“GLPs”), good clinical practices (“GCPs”), and current Good Manufacturing Practices. These regulations are enforced by the FDA and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces compliance to regulations through periodic inspections of clinical study sponsors, principal investigators, and third parties. If the FDA determines there was a failure to comply with the regulations, the clinical data generated in any clinical studies may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require the performance of additional clinical studies before approving any marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any potential future nonclinical studies, clinical studies or product manufacturing will comply with these regulations. Our failure or the failure of our CROs or other third parties to comply with these regulations may require the repeat of those clinical studies, which would delay the regulatory approval process and could also result in enforcement action up to and including civil and criminal penalties.

Although we or our current licensee or any future licensees may design or approve the designs of our product candidate clinical studies, CROs and other third parties conduct those clinical studies. As a result, if we continue to progress the development of our product candidates many important aspects of the execution of the development programs for our product candidates may be outside of our direct control. In addition, the CROs, or other third parties, may not perform all of their obligations under arrangements with us or our licensees or in compliance with regulatory requirements, but we may remain responsible and are subject to enforcement action that may include civil penalties and criminal prosecution for any violations of FDA laws and regulations during the conduct of clinical studies. If we continue to progress the development of our product candidates and the CROs, or our licensees, do not perform clinical studies in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development and commercialization of our product candidates may be delayed, or our development program materially and irreversibly harmed. We may not be able to control the amount and timing of resources these CROs or our licensees devote to our clinical products.

If any relationships with these third-party CROs terminate, arrangements with alternative CROs may not be achievable. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to required clinical protocols, regulatory requirements or for other reasons, any clinical studies such CROs are associated with may be extended, delayed or terminated, and required regulatory approval for or successful commercialization of our product candidates may not be obtainable. As a result, we believe that our financial results and the commercial prospects for our product candidates in the approved indication would be harmed, our costs could increase and our ability to generate revenue could be delayed or lost.

If we continue to progress the development of our product candidates then except as out-licensed, we must rely completely on third-party suppliers to manufacture any nonclinical and clinical drug supplies for our product candidates, and we intend to rely on third parties to produce commercial supplies of any product candidates that are approved.

We do not currently have, nor do we plan to acquire, the infrastructure or capability to internally manufacture the drug supply of our current or any potential future product candidates, for use in the conduct of our nonclinical and clinical studies. We lack the internal resources and the capability to manufacture any product candidates on any scale. If we continue to progress the development of our product candidates, we expect to depend on third-party contract manufacturing organizations, or CMOs, for all our requirements of raw materials, drug substances and drug product for any future nonclinical studies and clinical trials. We do not have long-term supply agreements in place with any CMO and we expect that any potential future product candidates will be individually contracted under a services agreement on a purchase order basis. If we continue to progress the development of our product candidates, we expect to rely on CMOs for the supply of later-stage development and commercialization, as well as for the supply of any other discovery compounds or product candidates that we may identify, and we may not be able to enter into long-term supply agreements with such CMOs on favorable terms. As a further result, we are subject to price fluctuations for any clinical drug supplies. If the prices charged by these CMOs increase, our business, prospects, financial condition and results of operations could be materially harmed. We expect in the future to apply industry risk management practices to minimize the impact to nonclinical and clinical timelines associated with delays to our clinical supplies. However, these delays could still lead to clinical trials delays that could adversely impact our business.

In addition, any facilities which may be used by contract manufacturers to manufacture the active pharmaceutical ingredient and final drug product must complete a pre-approval inspection by the FDA and other comparable foreign regulatory agencies to assess compliance with applicable requirements, including current GMP, after we submit our new drug application, or NDA, or relevant foreign regulatory submission to the applicable regulatory agency. If the FDA or an applicable foreign regulatory agency determines now or in the future that these facilities are noncompliant, we may need to find alternative manufacturing facilities, which would impede our ability to develop, obtain regulatory approval for or market our product candidates.

Our anticipated reliance on third parties if we continue to progress the development of our product candidates requires us to share our confidential information, including trade secrets and know-how, which increases the possibility that our confidential information will be misappropriated or disclosed.

Because we will seek to involve third party licensees and collaborators on potential future product candidates if we continue to progress the development of our product candidates, we expect we will rely on third parties to manufacture our product candidates, and because we expect to collaborate with various CROs and other third parties to conduct our nonclinical studies and clinical trials, we must, at times, share our trade secrets or know-how with them. We seek to protect our confidential information, including know-how and trade secrets, in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors and consultants prior to beginning our collaborations or disclosing confidential information to such parties. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets and know-how. Despite these contractual provisions, the need to share our confidential information with third parties increases the risk that confidential information such as trade secrets and know-how becomes known by our competitors, is inadvertently incorporated into the technology of others, or is disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our confidential information including know-how and trade secrets, a competitor’s discovery of our confidential information or other unauthorized use or disclosure could impair our competitive position and may have a material adverse effect on our business, prospects, financial condition and results of operations.

Risks Related to Our Intellectual Property Rights

If we or our licensors, licensees or Tisento are unable to adequately protect proprietary technologies, or obtain and maintain issued patents that are sufficient to protect their respective product candidates, others could compete against us, our licensees and Tisento more directly, which would have a material adverse impact on our business, prospects, financial condition and results of operations.

Our success will depend in part on our licensors, licensees and Tisento’s ability to obtain and maintain patent and other proprietary protection in the United States and other countries for commercially important technology, inventions and know-how related to our business, defend and enforce patents, should they issue, preserve the confidentiality of trade secrets and operate without infringing the valid and enforceable patents and proprietary rights of third parties. We strive to protect and enhance the proprietary technologies that we believe are important to our business, including seeking patents intended to cover our product candidates and compositions, their methods of use and any other inventions that are important to the development of our business.

We have 22 issued U.S. patents, 12 pending U.S. patents applications and numerous foreign patents and pending patent applications. Patent families are filed either as utility U.S. patents or under an international patent law treaty (PCT) that provides a unified procedure for filing a single initial patent application to seek patent protection for an invention simultaneously in each of the 158 contracting states, followed by the process of entering national phase, which requires a separate application in each of the member states in which national patent protection is sought. We also rely on patents issued to licensors providing patent licenses for our treatment resistant depression candidate.

See “Cyclerion’s Business — Intellectual Property.” We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

The patent positions of biotechnology and pharmaceutical companies, including ours, involve complex legal and factual questions, which in recent years have been the subject of much litigation, and, therefore, the issuance, scope, validity, enforceability and commercial value of any patent claims that we may obtain cannot be predicted with certainty. Patent applications may not be granted as issued patents in any particular jurisdiction and, even if they do, these patents may not include claims with a sufficient scope to protect our product candidates or otherwise provide any competitive advantage.

Even if patent applications are issued, competitors and other third parties may infringe, misappropriate or otherwise violate patents and other intellectual property rights. We may not be able to prevent infringement, misappropriation or other violations of intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. To counter infringement or unauthorized use, filing infringement claims may be required, which can be expensive and time-consuming and divert the attention of management and key personnel from business operations.

Moreover, patents, if issued, may be challenged, deemed unenforceable, invalidated or circumvented in the United States and abroad. U.S. patents and patent applications may also be subject to interference, derivation, ex-parte re-examination, post-grant review, or inter-partes review proceedings, supplemental examination and challenges in district or other courts. Interference proceedings provoked by third parties or brought by us or our licensees may be necessary to determine the priority of inventions with respect to patents or patent applications. An unfavorable outcome could require ceasing the use of the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer a license on commercially reasonable terms. Involvement in litigation or interference proceedings may fail and, even if successful, may result in substantial costs, and distract management and other employees. Furthermore, an adverse decision in an interference or derivation proceeding can result in a third party receiving the sought-out patent right, which in turn could affect the ability to develop, market or otherwise commercialize our product candidates.

Patents may also be subjected to opposition, post-grant review or comparable proceedings lodged in various foreign, both national and regional, patent offices or courts. Such proceedings could result in revocation or amendment of patents in such a way that they no longer cover our product candidates or competitive products. In addition, such proceedings may be costly. Thus, any patents, should they issue, may not provide any protection against competitors.

Furthermore, though a patent, if it were to issue, is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide adequate protection to exclude competitors from making similar products. Even if a patent issues and is held to be valid and enforceable, competitors may be able to design around or circumvent our patents, such as by using pre-existing or newly developed technology or products in a non-infringing manner. If these developments were to occur, they could have a material adverse effect on our business, prospects, financial condition and results of operations.

Any litigation to enforce or defend patent rights, even if successful, would be costly and time-consuming and would divert the attention of management and key personnel from business operations. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

In addition, proceedings to enforce or defend any patents, if and when issued, put those patents at risk of being invalidated, held unenforceable or not infringed, or interpreted narrowly. Such proceedings could also provoke third parties to assert counterclaims, including that some or all of the claims in one or more patents are invalid, not infringed or unenforceable. Grounds for a validity challenge include alleged failures to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for unenforceability assertions of a patent include allegations that someone connected with prosecution of the patent application that matured into the patent withheld relevant information from the U.S. Patent and Trademark Office, or the USPTO, or made a misleading statement, during prosecution of the patent application. In an infringement proceeding, a court may disagree with allegations and refuse to stop the other party from using the technology at issue on the grounds that patents do not cover the technology in question or may decide that a patent is invalid or unenforceable. An adverse result in any litigation, defense or post-grant proceedings could result in one or more patents being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it would have a material adverse effect on the price of our common stock.

The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity, for example, there cannot be certainty that there is no invalidating prior art, of which we, our licensees and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, at least part, and perhaps all, of the patent protection on our product candidates could be lost.

If any patents, if and when issued, covering our product candidates are invalidated or found not infringed or unenforceable, our business, prospects, financial condition and results of operations could be materially harmed.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates, if approved.

Our success will depend in part on our ability to operate without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of third parties. Other parties may allege that our product candidates or the use of our technologies or technologies licensed by us infringe or otherwise violate patent claims or other intellectual property rights held by them or that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to compositions, materials, formulations, methods of manufacture or methods for treatment related to our product candidates. Because patent applications can take many years to issue, third parties may have currently pending patent applications which may later result in issued patents that our product candidates may infringe, or which such third parties claim are infringed by our technologies.

The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain and cannot be adequately quantified in advance. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our product candidates, products or methods either does not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on our business and operating results. In addition, we may not have sufficient resources to bring these actions to a successful conclusion.

If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court, or redesign our product candidates. In addition, if any such claim were successfully asserted against us and we could not obtain such a license, we may be forced to stop or delay developing, manufacturing, selling or otherwise commercializing our product candidates. Any claim relating to intellectual property infringement that is successfully asserted against us may require us to pay substantial damages, including treble damages and attorneys’ fees if we are found to be willfully infringing another party’s patents, for past use of the asserted intellectual property and royalties and other consideration going forward if we are forced to take a license.

Any of these risks coming to fruition could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property we own or license from third parties.

Our employee, consultants, non-academic outside scientific collaborators and other advisors enter into confidentiality and intellectual property assignment agreements with us or have entered into confidentiality and intellectual property assignment agreements with Ironwood or third parties licensing intellectual property to us. We seek to have inventions assigned to us by the parties rendering services whenever possible. Our in-bound licenses seek to insure that all of the intellectual property licensed to us is owned by the licensor. However, we may not be able to enter into these agreements with all parties (for example with academic collaborators) or these agreements may not be honored and may not effectively assign intellectual property rights to us.

Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property, or we may have to in-license intellectual property owned by another party. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies and patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions over the lifetime of owned patents and applications For in-bound licensed intellectual property rights, failure to maintain compliance with such requirements would adversely impact our rights as regards those patents and applications. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors or other third parties might be able to enter the market earlier than would otherwise have been the case and this circumstance could have a material adverse effect on our business, prospects, financial condition and results of operations.

We and our licensees and Tisento may not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.

The statutory deadlines for pursuing patent protection in individual foreign jurisdictions are based on the priority date of each of our patent applications and we may not timely file foreign patent applications. Thus, for each of the patent families that are believed to provide coverage for our product candidates, we, and our licensees, will need to decide whether and where to pursue protection outside the United States. Filing and prosecuting patent applications and defending patents on product candidates in all countries and jurisdictions throughout the world would be prohibitively expensive, and so it is unlikely to pursue and maintain patents in all countries worldwide. As such, competitors may use technologies in jurisdictions where patent protection is not pursued and obtained to develop their own products.

The laws of some foreign countries may not protect intellectual property rights to the same extent as the laws of the United States. Consequently, it may not be possible to prevent third parties from practicing our inventions in all countries outside the United States even if there is a patent in that jurisdiction. Further, a competitor may export otherwise infringing products to territories where patent protection exists, but enforcement is not as strong as that in the United States. These products may compete with our product candidates and patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even pursuing and obtaining issued patents in particular jurisdictions, patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to biotechnology or pharmaceuticals. This could make it difficult to stop the infringement of patents, if obtained, or the misappropriation of or marketing of competing products in violation of other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, patent protection might not be sought in certain countries, and there will not be a benefit of patent protection in such countries.

Proceedings to enforce patent rights in foreign jurisdictions could result in substantial costs and divert efforts and attention from other aspects of our business, could put patents at risk of being invalidated or interpreted narrowly, could put patent applications at risk of not issuing, and could provoke third parties to assert claims. We, or our licensees, may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, efforts to enforce intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that developed or licensed.

If we, or our licensees, do not obtain additional protection under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, and similar foreign legislation by extending the patent terms and obtaining data exclusivity for our product candidates, our business, prospects, financial condition and results of operations may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of our product candidates, one or more of the U.S. patents owned may be eligible for a limited patent term extension under the Hatch-Waxman Act, which permits a patent term extension as compensation for patent term lost during the FDA regulatory review process. A maximum of five years can be restored to the eligible patent. In all cases, the total patent life for the product with the patent extension cannot exceed 14 years from the product’s approval date, or in other words, 14 years of potential marketing time. However, an extension might not be granted because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If unable to obtain a patent term extension or the term of any such extension is less than we request, the duration of patent protection obtained for our product candidates may not provide any meaningful commercial or competitive advantage, competitors may obtain approval of competing products earlier than they would otherwise be able to do so, and our ability to generate revenues could be harmed.

If we continue to progress the development of our product candidates, changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biotechnology companies, if we continue to progress the development of our product candidates, our success will be heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology industry involves both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain. In addition, the United States has enacted and implemented wide-ranging patent reform legislation: the Leahy-Smith America Invents Act, or the America Invents Act. The America Invents Act includes a number of significant changes to U.S. patent law. These provisions affect the way patent applications will be prosecuted and may also affect patent litigation. It is not yet clear what, if any, impact the America Invents Act will have on the operation of certain elements of our product candidates. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any patents that may issue from our patent applications, all of which could have a material adverse effect on our business, prospects, financial condition and results of operations.

In addition to increasing uncertainty with regard to our ability to obtain future patents, this combination of events has created uncertainty with respect to the value of patents once obtained. Depending on these and other decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce any patents that may issue in the future.

We may be subject to damages resulting from claims that we or our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers.

Our current employee and any employees we may hire in the future may have been previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We also engage and, in the future, intend to engage advisors and consultants who are concurrently employed at universities or who perform services for other entities.

We may be subject to claims that we or our employees, advisors or consultants or third parties from whom we license certain technologies have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third party. We may be subject to claims that an employee, advisor or consultant performed work for us that conflicts with that person’s obligations to a third party, such as an employer, and thus, that the third party has an ownership interest in the intellectual property arising out of work performed for us. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our product candidates, which would materially harm our commercial development efforts.

Risks Related to the Future Commercialization of Our Current or Potential Future Product Candidates

The incidence and prevalence for target patient populations of our current and any potential future product candidates we may acquire have not been established with precision. If we continue to progress the development of our product candidates and the market opportunities for our current and potential future product candidates are smaller than we estimate, or if any approval that we obtain is based on a narrower definition of the patient population, our revenue and ability to achieve profitability may be harmed.

The incidence and prevalence for all the conditions we aim to address with our current and any potential future programs vary considerably. Projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on beliefs and estimates. These estimates have been derived from a variety of sources, including scientific literature, surveys of clinics, patient foundations or market research, and may prove to be incorrect. Further, new trials may change the estimated incidence or prevalence of these diseases. If we continue to progress the development of our product candidates, the total addressable market across all of our product candidates will ultimately depend upon, among other things, the diagnosis criteria included in the final label for each of our product candidates, if approved for sale for these indications, acceptance by the medical community and patient access, drug pricing and reimbursement. The number of patients in the United States and other major markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our product candidates or new patients may become increasingly difficult to identify or gain access to, all of which would harm our results of operations and our business. Further, even if significant market share for our product candidates is obtained, because the potential target populations are very small, we may never achieve profitability despite obtaining such significant market share.

If we continue to progress the development of our product candidates and are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any product candidates, if approved, we may not be successful in commercializing those product candidates if and when they are approved.

We do not currently have an infrastructure for the sale, marketing, market access, patient service and distribution of pharmaceutical products. In order to market our product candidates, if approved by the FDA or any other regulatory authority outside the United States, we must build our sales, marketing, managerial and other non-technical capabilities, or arrange with third parties to perform these services. There are risks involved with both establishing our own commercial capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force or reimbursement specialists is expensive and time-consuming and could delay any product candidate launch. If we continue to progress the development of our product candidates and commercialization is delayed or does not occur, we would have prematurely or unnecessarily incurred such expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our commercialization personnel.

If we enter into arrangements with third parties to perform sales, marketing, commercial support and distribution services, any product candidate revenue or the profitability of that revenue may be lower than if we were to market and sell any products we may develop ourselves. In addition, we may fail to enter into arrangements with third parties to commercialize our product candidates or may be unable to do so on terms that are favorable to us. We may have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our product candidates effectively. If we do not establish commercialization capabilities successfully, either on our own or in collaboration with third parties, or if we are unable to do so on commercially reasonable terms, we will not be successful in commercializing our product candidates if approved and our business, prospects, financial condition and results of operations will be materially harmed.

Even if we continue to progress the development of our product candidates and ultimately obtain regulatory approval for our product candidates, our product candidates may not achieve broad market acceptance by patients, physicians, healthcare payors or others in the medical community, which would limit the revenue that we generate from their sales.

If we continue to progress the development of our product candidates, the future commercial success of our product candidates, if approved by the FDA or other applicable regulatory authorities outside the United States, will depend upon the awareness and acceptance of our product candidates among the medical community, including patients, physicians and healthcare payors. If we continue to progress the development of our product candidates and any of our product candidates are approved but do not achieve an adequate level of acceptance by patients, physicians, healthcare payors and others in the medical community, we may not generate sufficient revenue to become, or remain, profitable. Market acceptance of our product candidates, if approved, will depend on a number of factors, including, among others:

•	the efficacy and safety of our approved product candidates as demonstrated in clinical trials;

•	the clinical indications and labeling claims for our product candidates that are approved;

•	limitations or warnings contained in the labeling approved for our product candidates by the FDA or other applicable regulatory authorities;

•	any restrictions on the use of our product candidates together with other medications or restrictions on the use of our products in certain types of patients;

•	the prevalence and severity of any adverse effects associated with our product candidates;

•	the size of the target patient population, and the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the safety, efficacy, cost and other potential advantages of our approved product candidates compared to other available therapies;

•	our ability to generate cost effectiveness data that supports a profitable price;

•	our ability to obtain sufficient reimbursement and pricing by third-party payors and government authorities;

•	the willingness of patients to pay out-of-pocket in the absence of sufficient payor coverage;

•	the effectiveness of our sales and marketing strategies; or

•	publicity concerning our product candidates or competing products and treatments.

If we continue to progress the development of our product candidates and our product candidates are ultimately approved but do not achieve an adequate level of acceptance by patients, physicians and payors, we may not generate sufficient revenue from our product candidates to become or remain profitable. Before granting reimbursement approval, healthcare payors may require us to demonstrate that our product candidates, in addition to treating these target indications, also provide incremental health benefits to patients. Efforts to educate the medical community and third-party payors about the benefits of our product candidates may require significant resources and may never be successful.

Reimbursement may be limited or unavailable in certain market segments for our product candidates, which could make it difficult for us to sell our product candidates profitably, if we continue to progress the development of our product candidates. Price controls may be imposed in certain markets, which may harm our future profitability.

If we continue to progress the development of our product candidates, market acceptance and sales of any approved product candidates will depend significantly on the availability of adequate coverage and reimbursement from third-party payors and government authorities and may be affected by existing and future health care reform measures and cost-cutting measures at the federal and state level currently proposed for Medicaid and other programs. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is: a covered benefit under its health plan; safe, effective and medically necessary; appropriate for the specific patient; cost-effective; and neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time consuming and costly process that could require the provision of supporting scientific, clinical and cost-effectiveness data for the use of our product candidates to the payor. We or our partners may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. We cannot be sure that coverage or adequate reimbursement will be available for any of our product candidates. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our product candidates. If reimbursement is not available or is available only to limited levels, we may not be able to commercialize certain of our product candidates. In addition, in the United States, third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drugs. As a result, if we continue to progress the development of our product candidates significant uncertainty exists as to whether and how much third-party payors will reimburse patients for their use of newly approved drugs, which in turn will put pressure on the pricing of drugs.

In some countries, particularly member states of the European Union, the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. In some countries, we or our partners may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of our product candidates to other available therapies in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If reimbursement of our product candidates is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed.

If we fail to comply with healthcare and other regulations, we could face substantial penalties and our business, prospects, financial condition and results of operations could be harmed.

Any product candidates that we may evaluate in clinical studies are subject to certain federal and state healthcare laws and regulations that may affect our business. These laws and regulations include:

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federal healthcare program anti-kickback laws, which prohibit, among other things, persons from offering, soliciting, receiving or providing remuneration, directly or indirectly, as an inducement or reward for their past, current or potential future prescribing, purchase, use, recommending for use, referral, formulary placement, or dispensing of our product candidates;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which prohibits executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters and which also imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;

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the Federal Food, Drug, and Cosmetic Act, which among other things, strictly regulates drug product and medical device research, development, and marketing, prohibits manufacturers from marketing or promoting such products prior to approval; and

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state law equivalents of the above federal laws, such as anti-kickback laws, state transparency laws, state laws limiting interactions between pharmaceutical manufacturers and members of the healthcare industry and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by federal laws, thus complicating compliance efforts.

In addition, we may be subject to privacy and security laws in the various jurisdictions in which we operate, obtain or store personally identifiable information. For example, if we conduct clinical studies in any of the member states of the European Union, the processing of personal data in the European Economic Area, or the EEA, is subject to the 1995 Data Protection Directive, imposing strict obligations and restrictions on the ability to collect, analyze and transfer personal data. In May 2018, the General Data Protection Regulation, or the GDPR, took effect, increasing our obligations with respect to clinical studies conducted in the EEA and increasing the scrutiny applied by clinical study sites located in the EEA to transfers of personal data from such sites to countries that are considered by the European Commission to lack an adequate level of data protection, such as the United States. The compliance obligations imposed by the GDPR may increase our cost of doing business. In addition, the GDPR imposes substantial fines for breaches of data protection requirements, and it confers a private right of action on data subjects for breaches of data protection requirements.

If our operations are found to be in violation of any of the laws described above or any other laws, rules or regulations that apply to us, we will be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations. Any penalties, damages, fines, curtailment or restructuring of our operations could impede our ability to operate our business and our financial results. We cannot be certain that compliance programs will address all areas of potential exposure and the risks in this area cannot be entirely eliminated, particularly because the requirements and government interpretations of the requirements in this space are constantly evolving. Any action against us for violation of these laws, rules or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business, as well as damage our business or reputation. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security, fraud and reporting laws may prove costly.

We face significant competition in an environment of rapid technological and scientific change, and our competitors may achieve regulatory approval before us or develop therapies that are safer, more advanced or more effective than ours, which may harm our ability, or a licensee’s ability, to successfully market or commercialize any product candidates we may develop and ultimately harm our financial condition.

Our future success depends on our ability, or a licensee’s ability, to demonstrate and maintain a competitive advantage with respect to the design, development and commercialization of our product candidates. In many cases, our product candidates that may be commercialized will compete with existing, market-leading products. The development and commercialization of new drug products is highly competitive. We may face competition with respect to any product candidates that are developed or commercialized in the future from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing, and commercialization.

If our product candidates do not obtain regulatory approvals in target indications prior to these or any other competing product candidates, or if our product candidates do not demonstrate superior efficacy, safety or tolerability compared to these and any other approved therapeutics for our target indications, then those product candidates may not be able to compete effectively.

Many of our current or potential competitors, either alone or with their strategic partners, have significantly greater financial resources and expertise in research and development, manufacturing, nonclinical testing, conducting clinical studies, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours and may obtain orphan product exclusivity from the FDA for indications our product candidates are targeting, which could result in our competitors establishing a strong market position before we are able to enter the market.

In addition, we or our licensees could face litigation or other proceedings with respect to the scope, ownership, validity and/or enforceability of our patents relating to our competitors’ products and our competitors may allege that our product candidates infringe, misappropriate or otherwise violate their intellectual property. The availability of our competitors’ products could limit the demand, and the price that could be charged, for any of our product candidates that may be developed and commercialized. See “-Risks Related to Our Intellectual Property Rights.”

The impact of healthcare reform and other governmental and private payor initiatives, as well as the Inflation Reduction Act of 2022, may harm our business.

Our revenue prospects could be affected by changes in healthcare spending and policy in the United States and abroad. We operate in a highly regulated industry and new laws, regulations or judicial decisions, or new interpretations of existing laws, regulations or decisions, related to health care availability, the method of delivery or payment for health care products and services could harm our business, operations and financial condition. There is significant interest in promoting health care reform, as evidenced by the enactment in the United States of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act in 2010 and in reducing the costs of certain prescription drugs as evidenced by the Inflation Reduction Act of 2022. It is likely that federal and state legislatures within the United States and foreign governments will continue to consider changes to existing health care legislation. We cannot predict the reform initiatives that may be adopted in the future or whether initiatives that have been adopted will be repealed or modified. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect: the demand for any drug products for which we may obtain regulatory approval; our ability to set a price that we believe is fair for our product candidates; our ability to obtain coverage and reimbursement approval for a product; our ability to generate revenues and achieve or maintain profitability; and the level of taxes that we are required to pay.

If we continue to progress the development of our product candidates, our future growth may depend, in part, on our, or a licensee’s, ability to commercialize any current and potential future product candidates outside the United States, where we would be subject to additional regulatory burdens and other risks and uncertainties.

If we continue to progress the development of our product candidates, our future profitability may depend, in part, on our or a licensee’s ability to commercialize our current and any potential future product candidates outside the United States for which we may rely on partnerships with third parties. If we commercialize our product candidates outside the United States, we would be subject to additional risks and uncertainties, including:

•	the customers’ ability to obtain reimbursement for our product candidates outside the United States;

•	the ability to gain reimbursement in foreign markets at a price that is profitable;

•	the inability to directly control commercial activities because we are relying on third parties;

•	the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;

•	different medical practices and customs in foreign countries affecting acceptance in the marketplace;

•	import or export licensing requirements;

•	longer accounts receivable collection times;

•	longer lead times for shipping;

•	language barriers for technical training;

•	reduced protection of intellectual property rights in some foreign countries;

•	the existence of additional potentially relevant third-party intellectual property rights;

•	foreign currency exchange rate fluctuations; and

•	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of our product candidates could also be harmed by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs.

Our ability to generate meaningful revenues in jurisdictions outside of the United States may be limited due to the strict price controls and reimbursement limitations imposed by governments outside of the United States.

In some countries, particularly in the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a drug. To obtain coverage and reimbursement or pricing approval in some countries, we or our licensees may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies, or to meet other criteria for pricing approval. If reimbursement of a product candidate, if approved, is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business, prospects, financial condition and results of operations could be harmed.

If we continue to progress the development of our product candidates and any of our product candidates obtain regulatory approval, additional competitors could enter the market with generic versions of such drugs, which may result in a material decline in sales of affected products.

Under the Hatch-Waxman Act, a pharmaceutical manufacturer may file an abbreviated new drug application, or (an “ANDA”), seeking approval of a generic copy of an approved, small-molecule innovator product. Under the Hatch-Waxman Act, a manufacturer may also submit a new drug application (“NDA”) that references the FDA’s prior approval of the small-molecule innovator product. The Hatch-Waxman Act also provides for certain periods of regulatory exclusivity. These include, subject to certain exceptions, the period during which an FDA-approved drug is subject to orphan drug exclusivity. In addition to the benefits of regulatory exclusivity, an innovator NDA holder may have patents claiming the active ingredient, product formulation or an approved use of the drug, which would be listed with the product in the FDA publication, “Approved Drug Products with Therapeutic Equivalence Evaluations,” known as the “Orange Book.” If there are patents listed in the Orange Book, a generic or NDA applicant that seeks to market its product before expiration of the patents must include in the ANDA a “Paragraph IV certification,” challenging the validity or enforceability of, or claiming non-infringement of, the listed patent or patents.

Accordingly, if we continue to progress the development of our product candidates and any of our product candidates are approved, competitors could file ANDAs for generic versions of our small-molecule drug products or NDAs that reference our small-molecule drug products, respectively. If there are patents listed for our small-molecule drug products in the Orange Book, those ANDAs and NDAs would be required to include a certification as to each listed patent indicating whether the ANDA applicant does or does not intend to challenge the patent. We cannot predict which, if any, patents in our current portfolio or patents we may obtain in the future will be eligible for listing in the Orange Book, how any generic competitor would address such patents, whether we would sue on any such patents, or the outcome of any such suit.

We may not be successful in securing or maintaining proprietary patent protection for products and technologies we or our licensees may develop or license. Moreover, if any of our patents that are listed in the Orange Book are successfully challenged by way of a Paragraph IV certification and subsequent litigation, the affected product could immediately face generic competition and its sales would likely decline rapidly and materially.

Risks Related to Our Business Operations

Our prospects for success depend on our ability to retain Regina Graul, our President and Chief Executive Officer and in the future to attract, retain and motivate qualified personnel.

We are highly dependent on Regina Graul, Ph.D. who is currently our sole employee. Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us on short notice. Our success also depends on our ability in the future to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel.

We may not be able to attract or retain qualified management and scientific personnel in the future due to the competition for a limited number of qualified personnel among biopharmaceutical, biotechnology, pharmaceutical and other businesses. Many of the other pharmaceutical companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what we may be able to offer. The failure to succeed in nonclinical or clinical studies may make it more challenging to recruit and retain qualified personnel. In addition, in order to induce employees to continue their employment with us, we have provided equity awards that vest over time and the value to our employees of such equity awards may be significantly affected by movements in our stock price that are beyond our control and may be at any time insufficient to counteract more lucrative offers from other companies. If we are unable to attract and retain high quality personnel, the rate and success at which we can develop and commercialize product candidates will be limited.

We face potential product liability exposure, and, if claims are brought against us, we may incur substantial liability.

The use of our current and any potential future product candidates in clinical studies and any sale thereof, if approved, exposes us to the risk of product liability claims. Product liability claims might be brought against us by patients, healthcare providers or others selling or otherwise coming into contact with our product candidates. For example, we may be sued if any such product candidate we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, including as a result of interactions with alcohol or other drugs, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we become subject to product liability claims and cannot successfully defend ourselves against them, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in, among other things: withdrawal of subjects from our clinical studies; substantial monetary awards to patients or other claimants; decreased demand for our product candidates or any future product candidates following marketing approval, if obtained; damage to our reputation and exposure to adverse publicity; increased FDA warnings on product labels; litigation costs; distraction of management’s attention from our primary business; loss of potential revenue; and the inability to successfully commercialize our product candidates or any potential future product candidates, if approved.

We maintain product liability insurance coverage for our clinical studies through both domestic and international insurance policies, subject to an annual coverage limit. Nevertheless, our insurance coverage may be insufficient to reimburse us for any expenses or losses we may suffer if a judgment or settlement exceeds available insurance proceeds. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses, including if insurance coverage becomes increasingly expensive. If and when we obtain marketing approval for our product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may not be able to obtain this product liability insurance on commercially reasonable terms. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. The cost of any product liability litigation or other proceedings, even if resolved in our favor, could be substantial, particularly in light of the size of our business and financial resources. A product liability claim or series of claims brought against us could cause our stock price to decline and, if we are unsuccessful in defending such a claim or claims and the resulting judgments exceed our insurance coverage, our business, prospects, financial condition and results of operations could be materially harmed.

During the course of treatment, patients may suffer adverse events, including death, for reasons that may or may not be related to our product candidates. Such events could subject us to costly litigation, require us to pay substantial amounts of money to injured patients, delay, negatively impact or end our opportunity to receive or maintain regulatory approval to market our product candidates, if approved, or require us to suspend or abandon our commercialization efforts of any approved product candidates. Even in a circumstance in which we do not believe that an adverse event is related to our product candidates, the investigation into the circumstance may be time-consuming or inconclusive. These investigations may interrupt our sales efforts, delay our regulatory approval process, or impact and limit the type of regulatory approvals our product candidates receive or maintain. As a result of these factors, a product liability claim, even if successfully defended, could have a material adverse effect on our business, prospects, financial condition and results of operations.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could result in sanctions or other penalties that would harm our business.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, or The Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules and regulations of the Nasdaq Capital Market. We are a “smaller reporting company.” For so long as we remain a smaller reporting company, we will be exempt from Section 404(b) of the Sarbanes-Oxley Act, which requires auditor attestation to the effectiveness of internal control over financial reporting. As a smaller reporting company, we are exempt from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on the exemptions available to us as a smaller reporting company. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We are, however, subject to Section 404(a) of the Sarbanes-Oxley Act. Beginning with our annual report on Form 10-K for the fiscal year ended December 31, 2024, we must include a management assessment of the effectiveness of our internal control over financial reporting. As of the expiration of our smaller reporting company status, we will be broadly subject to enhanced reporting and other requirements under the Exchange Act and Sarbanes-Oxley Act. We have engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There can be no assurances that in future periods we will be able to timely conclude that our internal control over financial reporting is effective as required by Section 404(a).

We may discover weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls over financial reporting, we may not be able to produce timely and accurate financial statements. If that were to happen, our business, prospects, financial condition and results of operations could be harmed, our investors could lose confidence in our reported financial information, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities.

Unfavorable global economic and political conditions could harm our business, prospects, financial condition and results of operations.

Our results of operations could be harmed by general conditions in the global economy and in the global financial markets as well as adverse economic conditions caused by political unrest or loss of government funding for product candidates. A severe or prolonged economic downturn and severe political disruption could result in a variety of risks to our business, including weakened demand for our product candidates and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption. Any of the foregoing could harm our business, prospects, financial condition and results of operations.

If our information technology systems or data, or those of CRO and other third parties upon which we rely, are or were compromised, we could experience adverse impacts resulting from such compromise, including, but not limited to, regulatory investigations or actions; litigation; fines and penalties; interruptions to our commercial operations, clinical trials or other operations; harm to our reputation; loss of revenue or profits; loss of sales and other adverse consequences.

In the ordinary course of our business, we and our third-party service providers may process proprietary, confidential, and sensitive data, including personal data (such as health-related data and data related to our clinical trials), intellectual property, and trade secrets (collectively, sensitive information).

Cyberattacks, malicious internet-based activity, and online and offline fraud are prevalent and continue to increase. These threats are becoming increasingly difficult to detect. These threats come from a variety of sources, including traditional computer “hackers,” threat actors, personnel (such as through theft or misuse), “hacktivists”, organized criminal threat actors, sophisticated nation-states, and nation-state-supported actors. Some actors now engage and are expected to continue to engage in cyberattacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities.

During times of war and other major conflicts, we and the third parties upon which we rely may be vulnerable to a heightened risk of these attacks, including retaliatory cyberattacks that could materially disrupt our systems and operations, supply chain, and ability to produce, sell and distribute our products. We and the third parties upon which we rely may be subject to a variety of other evolving threats, including, but not limited to, social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks, credential stuffing, credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, attacks enhanced or facilitated by artificial intelligence, and other similar threats. In particular, ransomware attacks, including those from organized criminal threat actors, nation-states and nation-state supported actors, are becoming increasingly prevalent and severe and can lead to significant interruptions, delays, or outages in our operations, ability to provide our products, disruption of clinical trials, loss of data (including data related to clinical trials), loss of income, significant extra expenses to restore data or systems, reputational loss and the diversion of funds. To alleviate the financial, operational and reputational impact of a ransomware attack, it may be preferable to make extortion payments, but we may be unwilling or unable to do so (including, for example, if applicable laws prohibit such payments). Additionally, hybrid and remote work has become more common and has increased risks to our information technology systems and data, as more of our employees utilize network connections, computers, and devices outside our premises or network, including working at home, while in transit, and in public locations. Future or past business transactions (such as acquisitions or integrations) could also expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.

We rely upon third parties and technologies to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, third-party providers of cloud-based infrastructure, encryption and authentication technology, employee email, and other functions. We also rely on third parties to provide certain products, including active pharmaceutical ingredients, to operate our business. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. While we may be entitled to damages if the third parties upon which we rely fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised. We may share or receive sensitive information with or from third parties.

While we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. We take steps designed to detect, mitigate and remediate vulnerabilities in our information security systems (such as our hardware and/or software, including that of third parties upon which we rely), but we may not be able to detect, mitigate, and remediate all such vulnerabilities including on a timely basis. Further, we may experience delays in developing and deploying remedial measures and patches designed to address identified vulnerabilities. Vulnerabilities could be exploited and result in a security incident.

Any of the previously identified or similar threats could cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information or our information technology systems, or those of the third parties upon whom we rely. A security incident or other interruption could disrupt our ability (and that of third parties upon whom we rely) to provide our products. We may expend significant resources or modify our business activities (including our clinical trial activities) to try to protect against security incidents. Certain data privacy and security obligations require us to implement and maintain specific security measures, industry-

standard or reasonable security measures to protect our information technology systems and sensitive information.

Applicable data security and public company disclosure obligations may require us to notify relevant stakeholders of certain security incidents, including affected individuals, customers, regulators and investors. Such disclosures are costly, and the disclosures or the failure to comply with such requirements could lead to adverse consequences. If we (or a third party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences. These consequences may include: government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; diversion of management attention; interruptions in our operations (including availability of data); financial loss and other similar harms. For example, the loss of clinical trial data from completed or ongoing clinical trials for any of our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.

Whether a cybersecurity incident is reportable to our investors may not be straightforward, may take considerable time to determine, and may be subject to change as the investigation of the incident progresses, including changes that may significantly alter any initial disclosure that we provide. Moreover, experiencing a material cybersecurity incident and any mandatory disclosures could lead to negative publicity, loss of customer, investor or partner confidence in the effectiveness of our cybersecurity measures, diversion of management’s attention, governmental investigations, lawsuits, and the expenditure of significant capital and other resources.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. In addition, our insurance coverage may not be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices or that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position. Sensitive information of us or our customers could also be leaked, disclosed, or revealed as a result of or in connection with our employee’s, personnel’s, or vendor’s use of generative AI technologies.

Our employee or future employees may engage in misconduct or other improper activities, including violating applicable regulatory standards and requirements or engaging in insider trading, which could significantly harm our business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and applicable foreign regulators, provide accurate information to the FDA and applicable foreign regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately and/or disclose unauthorized activities to us. In particular, research and development, commercialization and business arrangements in the healthcare industry are subject to considerable laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict, regulate or prohibit a wide range of activities pertaining to clinical trials including the informed consent process, data integrity and conducting the study in accordance with the investigational plan, and for approved products, pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of, including trading on, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may be ineffective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions, possible exclusions from participation in Medicare, Medicaid and other U.S. federal healthcare programs, contractual damages and reputational harm.

If we or any contract manufacturers and suppliers we engage fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We, and any contract manufacturers and suppliers we engage, are subject to numerous federal, state and local environmental, health and safety laws, regulations and permitting requirements, including those governing laboratory procedures; the generation, handling, use, storage, treatment and disposal of hazardous and regulated materials and wastes; the emission and discharge of hazardous materials into the ground, air and water; and employee health and safety. Under certain environmental laws, we could be held responsible for costs relating to any contamination at our current or past facilities and at third-party facilities. We also could incur significant costs associated with civil or criminal fines and penalties.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act, or the FCPA, and other worldwide anti-bribery laws.

We are subject to the FCPA, which prohibits U.S. corporations and their representatives from offering, promising, authorizing or making payments to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business abroad. The scope of the FCPA includes interactions with certain healthcare professionals in many countries. Other countries have enacted similar anti-corruption laws and/or regulations. In some countries in which we operate, the pharmaceutical and life sciences industries are exposed to a high risk of corruption associated with the conduct of clinical trials and other interactions with healthcare professionals and institutions. Any such activities could expose us to potential liability under the FCPA, which may result in us incurring significant criminal and civil penalties and to potential liability under the anti-corruption laws and regulations of other jurisdictions in which we operate. In addition, the costs we may incur in defending against an FCPA investigation could be significant.

Risks Related to Ownership of Our Common Stock

We could be delisted from Nasdaq, which would seriously harm the liquidity of our stock and ability to raise capital.

On June 1, 2022, the Company received a notice from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that the closing bid price for the Company’s common stock listed on Nasdaq has been below the minimum $1.00 per share required for continued listing on the Nasdaq Global Select Market pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Requirement”).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided a period of 180 calendar days, or until November 28, 2022, to regain compliance with the Bid Price Requirement. The Company did not regain compliance with the Bid Price Requirement by the initial compliance date. On November 29, 2022, however, Nasdaq notified the Company of its eligibility for an additional 180 calendar day period, or until May 29, 2023 (the “Extended Compliance Date”), to regain compliance with the Bid Price Requirement. Nasdaq’s determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market with the exception of the Bid Price Requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. Effective November 25, 2022, the Company transferred its listing of the Company’s common stock from the Nasdaq Global Market to the Nasdaq Capital Market, a continuous trading market that operates in substantially the same manner as the Nasdaq Global Market. The Company’s common stock continues to trade under the symbol “CYCN”.

We effected a 20:1 reverse stock split in May 2023. As a result, we have regained compliance with the Bid Price Requirement. If the Company does not regain compliance with the Bid Price Requirement in the future, the Company’s stock will again be subject to delisting. As a result of amendments in October 2024 to the Nasdaq delisting procedures, NASDAQ now may automatically delist companies which conduct multiple reverse stock splits in any 12-month period.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider available options to regain compliance with the Bid Price Requirement, including initiating a reverse stock split. However, there can be no assurance that the Company will be able to maintain compliance with the Bid Price Requirement, would receive sufficient shareholder support for a reverse stock split, or will otherwise be in compliance with other Nasdaq Listing Rules.

In January 2026, Nasdaq refiled with the SEC an application to allow Nasdaq to delist certain companies from the Nasdaq Capital Market and Nasdaq Global Market where companies with a market value of listed securities below $5 million for 30 consecutive business days face immediate suspension and delisting, without the usual compliance period or automatic stay (the “Proposed Market Value Rule”). The SEC has requested comments on the proposed application. The comment period for public comments ended on February 19, 2026, after which time the SEC may elect to accept the Nasdaq proposal. If approved by the SEC, the rule will become effective within 45 days of publication in the Federal Register, or within up to 90 days if extended by the SEC pursuant to Section 19(b)(2) of the Exchange Act. Currently, the Company would not meet the requirements of the Proposed Market Value Rule and if the Proposed Market Value Rule is approved, the Company may not meet the requirements under the Proposed Market Value Rule to maintain its current listing on the Nasdaq Capital Market. The loss of the Company’s listing on the Nasdaq Capital Market would result in the Company’s common stock trading on the OTC Market, which could adversely affect the market price of the Company’s common stock.

The market price of our common stock may fluctuate widely and you could lose all or part of your investment in our common stock as a result.

The market price for our common stock has fluctuated widely, and may in the future fluctuate widely, depending upon many factors, some of which are beyond our control, including the following:

•	failure to raise additional capital on a timely basis and the terms on which we raise any capital;

•	a relatively low public float for our shares of common stock, which could cause trades of small blocks of shares to have a significant impact on the price of our shares of common stock;

•	results and timing of nonclinical studies and clinical studies of our product candidates;

•	the commercial performance of our product candidates, those out-licensed to third parties and the Transferred Assets sold to Tisento, if approved, as well as the costs associated with such activities;

•	results of clinical studies of our competitors’ products;

•	failure to adequately protect our trade secrets;

•	commencement or termination of any strategic partnership or licensing arrangement;

•	regulatory developments with respect to our product candidates or our competitors’ products, including any developments, litigation or public concern about the safety of such products;

•	announcements concerning product development results, including clinical trial results, the introduction of new products or intellectual property rights of us or others;

•	actual or anticipated fluctuations in our financial condition and our quarterly and annual operating results;

•	deviations in our operating results from any guidance we may provide or the estimates of securities analysts;

•	sufficiency, additions and departures of key personnel;

•	the passage of legislation or other regulatory developments affecting us or our industry;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	sales of our common stock by us, our insiders or our other shareholders;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	announcement or expectation of additional financing efforts;

•

publication of research reports by securities analysts about us or our competitors or our industry and speculation regarding our company or our stock price in the financial or scientific press or in online investor communities;

•	changes in market conditions in the pharmaceutical and biotechnology sector;

•

Nasdaq’s rules, which impose certain continued listing requirements, including a minimum $1 bid price, and the Proposed Market Value Rule, such that a failure to meet these requirements would lead Nasdaq to take further steps to delist our common stock; and

•	changes in general market and economic conditions.

In addition, if the market for stocks in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations, financial condition and prospects. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

The market price for our common stock is particularly volatile.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our stock price will continue to be more volatile than those of a seasoned issuer. Several factors cause the volatility in our share price. We are a speculative or “risky” investment due to our short operating history, lack of revenues and the uncertain success (including of regulatory approval) of any of our product candidates. As a consequence of this risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of our common stock more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Plaintiffs have, in the past, initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of such litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We run the risk of inadvertently being deemed an investment company required to register under the Investment Company Act of 1940.

We run the risk of inadvertently being deemed an investment company required to register under the Investment Company Act of 1940 (the “Investment Company Act”) because a significant portion of our assets consists of investments in companies in which we own less than a majority interest. The risk varies depending on events beyond our control, such as significant appreciation or depreciation in the market value of certain of our publicly traded holdings, adverse developments with respect to our ownership of certain of our subsidiaries, transactions involving the sale of certain assets and our participation in any partnership or other fund established to finance future broadband and real estate projects in which we may engage. If we are deemed to be an inadvertent investment company, we may seek to rely on a safe harbor under the Investment Company Act that would provide us a one-year grace period to take steps to avoid being deemed to be an investment company. In order to ensure we avoid being deemed an investment company, we have taken, and may need to continue to take, steps to reduce the percentage of our assets that constitute investment assets under the Investment Company Act. These steps have included, among others, selling marketable securities that we might otherwise hold for the long term and deploying our cash in non-investment assets. We may be forced to sell our investment assets at unattractive prices or to sell assets that we otherwise believe benefit our business in the future to remain below the requisite threshold. We may also seek to acquire additional non-investment assets to maintain compliance with the Investment Company Act, and we may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to our business. Any of these actions could have a material adverse effect on our results of operations and financial condition.

Moreover, we can make no assurance that we would successfully be able to take the necessary steps to avoid being deemed to be an investment company in accordance with the safe harbor. If we were unsuccessful, then we would have to register as an investment company, and we would be unable to operate our business in its current form. We would be subject to extensive, restrictive, and potentially adverse statutory provisions and regulations relating to, among other things, operating methods, management, capital structure, indebtedness, dividends, and transactions with affiliates. If we were deemed to be an investment company and did not register as an investment company when required to do so, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, that we would be unable to enforce contracts with third parties, and/or that third parties could seek to obtain rescission of transactions with us undertaken during the period in which we were an unregistered investment company.

Uncertainties in the interpretation and application of existing, new and proposed tax laws and regulations could materially affect our tax obligations and effective tax rate.

The tax regimes to which we are subject or under which we operate are unsettled and may be subject to significant change. The issuance of additional guidance related to existing or future tax laws, or changes to tax laws or regulations proposed or implemented by the current or a future U.S. presidential administration, Congress, or taxing authorities in other jurisdictions, including jurisdictions outside of the United States, could materially affect our tax obligations and effective tax rate. To the extent that such changes have a negative impact on us, including as a result of related uncertainty, these changes may adversely impact our business, financial condition, results of operations, and cash flows.

The amount of taxes we pay in different jurisdictions depends on the application of the tax laws of various jurisdictions, including the United States, to our international business activities, tax rates, new or revised tax laws, or interpretations of tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to our intercompany arrangements or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest, and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations. Our financial statements could fail to reflect adequate reserves to cover such a contingency. Similarly, a taxing authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions.

Effective January 1, 2022, the Tax Cuts and Jobs Act of 2017 eliminated the option to deduct research and development expenses for tax purposes in the year incurred and requires taxpayers to capitalize and subsequently amortize such expenses over five years for research activities conducted in the United States and over 15 years of research activities conducted outside the United States. Unless the United States Department of the Treasury issues regulations that narrow the application of this provision to a smaller subset of our research and development expenses or the provision is deferred, modified, or repealed by Congress, in future years we may experience a material decrease in our cash flows from operations and an offsetting similarly sized increase in our net deferred tax assets over these amortization periods. The actual impact of this provision will depend on multiple factors, including the amount of research and development expenses we will incur and whether we conduct our research and development activities inside or outside the United States and our overall net operating loss position.

Our ability to use net operating loss carryforwards and certain other tax attributes to offset future taxable income and taxes may be subject to limitations.

Under current law, our federal net operating losses (“NOLs”) generated in tax years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs is limited to 80% of taxable income. As of December 31, 2025, we had federal NOLs of $211 million. It is uncertain if and to what extent various states will conform to federal tax laws. In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change U.S. tax attributes (such as research tax credits) to offset its post-change income or taxes may be limited. It is possible that we have experienced an ownership change in the past. In addition, we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which may be outside of our control, as well as the issuance of additional securities if we are successful in raising equity capital.

As a result, our federal NOL carryforwards may be subject to a percentage limitation if used to offset income in tax years following an ownership change. In addition, it is possible that we have in the past undergone, and in the future may undergo, additional ownership changes that could limit our ability to use all of our pre-change NOL carryforwards and other pre-change tax attributes (such as research tax credits) to offset our post-change income or taxes. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. In addition, at the state level, there may be periods during which the use of NOL carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. As a result, we may be unable to use all or a material portion of our NOL carryforwards and other tax attributes, which would harm our future operating results by effectively increasing our future tax obligations.

We maintain our cash at financial institutions, often in balances that exceed federally insured limits.

We maintain the majority of our cash and cash equivalents in accounts at banking institutions in the United States that we believe are of high quality. Cash held in these accounts often exceeds the FDIC insurance limits. If such banking institutions were to fail, we could lose all or a portion of amounts held in excess of such insurance limitations. In the event of failure of any of the financial institutions where we maintain our cash and cash equivalents, there can be no assurance that we would be able to access uninsured funds in a timely manner or at all. Any inability to access or delay in accessing these funds could adversely affect our business and financial position.

If securities or industry analysts fail to initiate or maintain coverage of our stock, publish a negative report or change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our business, our market or our competitors. Currently, no industry analysts cover our stock. If securities or industry analysts fail to initiate coverage of our stock, the lack of exposure to the market could cause our stock price or trading volume to decline. If any of the analysts who cover us or may cover us in the future publish a negative report or change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who covers us or may cover us in the future were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We do not expect to pay any cash dividends for the foreseeable future.

We have never paid cash dividends and we do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our operations. In addition, any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock.

We have anti-takeover provisions in our articles of organization and bylaws and are subject to provisions of Massachusetts law that may frustrate any attempt to remove or replace our current board of directors or to effect a change of control or other business combination involving our company.

Our restated articles of organization and bylaws and certain provisions of Massachusetts law may discourage certain types of transactions involving an actual or potential change of control of our company that might be beneficial to us or our security holders. For example, our bylaws grant our directors the right to adjourn any meetings of shareholders. Our board of directors also may issue shares of any class or series of preferred stock in the future without shareholder approval and upon such terms as our board of directors may determine. The rights of the holders of our common stock will be subject to, and may be harmed by, the rights of the holders of any class or series of preferred stock that may be issued in the future. Massachusetts state law also prohibits us from engaging in specified business combinations unless the combination is approved or consummated in a prescribed manner. These provisions, alone or together, could delay hostile takeovers and changes in control of our company or changes in our management.

Our articles of organization designate the state and federal courts located within the Commonwealth of Massachusetts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could discourage lawsuits against us and our directors and officers.

Our restated articles of organization designate the state and federal courts located within the Commonwealth of Massachusetts as the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our shareholders, creditors or other constituents, any action asserting a claim arising pursuant to any provision of the Massachusetts Business Corporation Act, or the MBCA, or any action asserting a claim governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. In addition, our articles of organization provide that unless our board of directors consents in writing to the selection of an alternative forum, the U.S. federal district courts shall be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the U.S. federal securities laws. This exclusive forum provision may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against the company and our directors and officers. Alternatively, if a court outside of Massachusetts were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could harm our business, prospects, financial condition and results of operations.

Risks Related to Korsana

All references to Korsana’s “product candidates,” “programs,” “portfolio” and “pipeline” in this proxy statement/prospectus refer to the research programs with respect to which Korsana has the option to acquire intellectual property license rights pursuant to the Paragon Option Agreements. As of the date of this proxy statement/prospectus, Korsana has exercised the option for KRSA-028. Korsana has not exercised the option for any other program under the Paragon Option Agreements. Korsana expects to enter into the KRSA-028 license agreement prior to the time that this registration statement on Form S-4 is declared effective by the SEC.

Risks Related to Korsana’s Limited Operating History, Financial Position and Capital Requirements

Korsana is a preclinical stage biotechnology company with a limited operating history on which to assess its business; Korsana has not completed any clinical trials, and it has no products approved for commercial sale, which may make it difficult to evaluate its current business and likelihood of success and viability.

Korsana is a preclinical stage biotechnology company with a limited operating history. Since its inception, Korsana has incurred operating losses with no corresponding revenue and has utilized substantially all of its resources to identify and develop its product candidates, organize and staff its company, and provide other general and administrative support for its operations. Korsana has no significant experience as a company in initiating, conducting, or completing preclinical studies or clinical trials. In part because of this lack of experience, Korsana cannot be certain that its preclinical studies or clinical trials will begin or be completed on time, if at all. In addition, Korsana has not yet demonstrated an ability to obtain regulatory approvals, manufacture a commercial-scale product, or arrange for a third party to do so on its behalf, or conduct sales, marketing, and distribution activities necessary for successful product commercialization. Consequently, any predictions about Korsana’s future success or viability may not be as accurate as they could be if Korsana had a longer operating history.

In addition, as Korsana’s business grows, Korsana may encounter unforeseen expenses, restrictions, difficulties, complications, delays, and other known and unknown factors. Korsana will need to transition at some point from a company with an early research and development focus to a company capable of supporting larger scale clinical trials and eventually commercial activities. Korsana may not be successful in such a transition.

Even if the Merger and the Korsana Pre-Closing Financing are successful, Korsana will require substantial additional capital to finance its operations in the future. If Korsana is unable to raise such capital when needed, or on acceptable terms, Korsana may be forced to delay, reduce, and/or eliminate one or more of its development programs or future commercialization efforts.

Developing biotechnology products is a long, time-consuming, expensive, and uncertain process that takes years to complete. Korsana expects its expenses to increase in connection with its ongoing activities, particularly as Korsana conducts preclinical studies and clinical trials of, and seeks regulatory approval for, its product candidates, and advances discovery efforts with respect to its research and development programs, and advances any future programs and product candidates that Korsana may license. Even if one or more of the programs that Korsana develops is approved for commercial sale, Korsana anticipates incurring significant costs associated with sales, marketing, manufacturing, and distribution activities to launch any such product. Korsana’s expenses could increase beyond expectations if Korsana is required by the FDA or other regulatory agencies to perform preclinical studies or clinical trials in addition to or more expansive than those that Korsana currently anticipates.

Because the design and outcome of Korsana’s planned and anticipated clinical trials are highly uncertain, Korsana cannot reasonably estimate the actual amount of funding that will be necessary to successfully complete the development and commercialization of any program Korsana develops. Korsana’s future capital requirements depend on many factors, including but not limited to:

•	the scope, design, progress, results, and costs of discovery and preclinical and clinical development for Korsana’s product candidates;

•	the costs and timing of completing clinical and commercial-scale manufacturing activities;

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the costs and timing of preparing, filing, and prosecuting patent applications, maintaining, defending, and enforcing Korsana’s intellectual property and proprietary rights, and defending intellectual property-related claims, including claims of infringement, misappropriation, or other violations of third-party intellectual property;

•	the costs, timing, and outcome of the regulatory review of Korsana’s product candidates and obtaining the requisite regulatory approvals;

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the costs of Korsana’s future commercialization activities, either on its own or in collaboration with others, including product sales, marketing, manufacturing, and distribution for any product candidate for which Korsana receives regulatory approval;

•	the revenue, if any, received from commercial sales of product candidates for which Korsana receives regulatory approval;

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the success of Korsana’s current or future collaborations, including its collaboration with Paragon pursuant to the Paragon Option Agreements and any future license agreements Korsana enters into with Paragon;

•	Korsana’s ability to establish and maintain additional collaborations on favorable terms, if at all;

•	the extent to which Korsana acquires or in-licenses products, intellectual property, and technologies;

•	the costs of operational, financial and management information systems and associated personnel; and

•	the costs of operating as a public company.

As a result, Korsana will require substantial additional funding to continue its operations. As of December 31, 2025, Korsana had $154.1 million in cash and cash equivalents. Korsana expects that its existing cash and cash equivalents, and investments, combined with the gross proceeds of approximately $380.0 million from the Korsana Pre-Closing Financing, will be sufficient to fund the Combined Company’s operating expenses and capital expenditure requirements into 2029. Even if the Merger and the Korsana Pre-Closing Financing are successful, Korsana will still need to raise additional capital to continue to fund its operations in the future. If Korsana is unable to raise additional capital when needed, that could raise substantial doubt about Korsana’s ability to continue as a going concern.

Korsana may be required to seek additional funds sooner than planned through public or private equity offerings, debt financings, collaborations and licensing arrangements, or other sources, and adequate additional financing may not be available to Korsana on acceptable terms, or at all. Such financing may dilute Korsana’s stockholders or the failure to obtain such financing may restrict Korsana’s operating activities. Any additional fundraising efforts may divert Korsana’s management from their day-to-day activities, which may adversely affect Korsana’s business. To the extent that Korsana raises additional capital through the sale of equity or convertible debt securities, the ownership interest of Korsana’s stockholders will be diluted, and the terms may include liquidation or other preferences and anti-dilution protections that adversely affect the rights of Korsana’s stockholders. Debt financing may result in the imposition of debt covenants, increased fixed payment obligations or other restrictions that may affect Korsana’s business. If Korsana raises additional funds through upfront payments or milestone payments pursuant to future collaborations with third parties, Korsana may have to relinquish valuable rights to Korsana’s product candidates, or grant licenses on terms that are not favorable to Korsana. Korsana’s ability to raise additional capital may be adversely impacted by global macroeconomic conditions and volatility in the credit and financial markets in the United States and worldwide. Korsana’s failure to raise capital as and when needed or on acceptable terms would have a negative impact on Korsana’s financial condition and Korsana’s ability to pursue its business strategy, and Korsana may have to delay, reduce the scope of, suspend, or eliminate one or more of its product candidates, clinical trials, or future commercialization efforts or cease Korsana’s operations.

Korsana expects to continue to incur losses for the foreseeable future and may not be able to achieve or sustain profitability in the future. Korsana has no products approved for sale, has not generated any revenue from its product candidates, and may never generate revenue or become profitable.

Investment in biotechnology product development is a highly speculative undertaking and entails substantial upfront capital expenditures and significant risks that any product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval, and become commercially viable. Korsana has no products approved for commercial sale, has not generated any revenue from product sales to date, and continues to incur significant research and development and other expenses related to Korsana’s ongoing operations. Korsana does not expect to generate product revenue unless or until Korsana successfully completes preclinical and clinical development and obtains regulatory approval for, and then successfully commercializes, at least one of its product candidates.

Korsana may never succeed in these activities and, even if it does, may never generate revenues that are significant or large enough to achieve profitability. If Korsana is unable to raise sufficient additional capital to advance a product candidate to commercialization or generate sufficient revenue through the sale of any approved products, Korsana may be unable to continue operations without additional funding.

Korsana incurred significant net losses in each period since it commenced operations in November 2024. Korsana generated net losses of $35.7 million for the period from November 2024 (inception) to December 31, 2025. As of December 31, 2025, Korsana had an accumulated deficit of $35.7 million. Korsana expects to continue to incur losses for the foreseeable future. Korsana’s operating expenses and net losses may fluctuate significantly from quarter to quarter and year to year. Korsana anticipates that its expenses will increase substantially if and as Korsana:

•	advances its existing and future product candidates through preclinical and clinical development;

•	seeks to identify additional product candidates;

•	maintains, expands, enforces, defends, and protects Korsana’s intellectual property portfolio;

•	seeks, obtains, and maintains regulatory approvals for Korsana’s product candidates;

•	seeks to identify, establish, and maintain additional collaborations and license agreements;

•	makes milestone payments to Paragon under the Paragon Option Agreements, and under any additional future collaboration or license agreements that Korsana enters into;

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ultimately establishes a sales, marketing, and distribution infrastructure to commercialize any drug products for which Korsana may obtain regulatory approval, either on its own or in collaboration with others;

•	generates revenue from commercial sales of product candidates for which Korsana receives regulatory approval, if any;

•	hires additional personnel, including research and development, clinical, and commercial personnel;

•	adds operational, financial, and management information systems and personnel, including personnel to support Korsana’s product development;

•	acquires or in-licenses products, intellectual property, and technologies;

•	establishes clinical and commercial-scale current good manufacturing practices (“cGMP”) capabilities through a third-party or Korsana’s own manufacturing facility; and

•	operates as a public company.

In addition, Korsana’s expenses will increase if, among other things, it is required by the FDA or other regulatory authorities to perform clinical trials or studies in addition to, or different than, those that Korsana currently anticipates, there are any delays in completing Korsana’s clinical trials or the development of any of its product candidates, or there are any third-party challenges to Korsana’s intellectual property or Korsana needs to defend against any intellectual property-related claim.

Even if Korsana obtains regulatory approval for, and is successful in commercializing, one or more of Korsana’s product candidates, Korsana expects to incur substantial additional research and development and other expenditures to develop and market additional product candidates and/or to expand the approved indications of any marketed product. Korsana may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect its business. The size of Korsana’s future net losses will depend, in part, on the rate of future growth of Korsana’s expenses and its ability to generate revenue.

Korsana’s failure to become profitable would decrease its value and could impair its ability to raise capital, maintain its research and development efforts, expand its business, and/or continue its operations. A decline in the value of the Combined Company’s stock could also cause stockholders to lose all or part of their investment.

Risks Related to Korsana’s Discovery, Development, and Commercialization

Korsana faces competition from entities that have developed or may develop product candidates for the diseases addressed by Korsana’s product candidates.

The development and commercialization of drugs is highly competitive. Korsana’s product candidates, if approved, will face significant competition and Korsana’s failure to effectively compete may prevent it from achieving significant market penetration. Korsana competes with a variety of multinational biopharmaceutical companies, specialized biotechnology companies, and emerging biotechnology companies, as well as academic institutions, governmental agencies, and public and private research institutions, among others. If approved for the treatment of patients with Alzheimer’s disease, KRSA-028 would compete with two anti-amyloid antibody therapies that have been approved by the FDA for treatment of early Alzheimer’s disease: lecanemab (Leqembi), marketed by Eisai and Biogen, and donanemab (Kisunla), marketed by Eli Lilly. Korsana is aware of several companies with product candidates in clinical development for the treatment of patients with Alzheimer’s disease, including Roche (including Genentech, its wholly owned subsidiary), Lilly, Eisai, Biogen, AbbVie, Merck, Sanofi, Bristol Myers Squibb, Voyager Therapeutics, Denali Therapeutics, Acumen, Alzheon, AC Immune, and others. Many of the companies with which Korsana is currently competing or will compete against in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and commercialization than Korsana does, and are further along in the clinical development and/or commercialization process. Mergers and acquisitions in the pharmaceutical and biotechnology industry may result in even more resources being concentrated among a smaller number of Korsana’s competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with Korsana in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites, raising capital, enrolling patients in clinical trials, establishing and defending rights to intellectual property, as well as in acquiring technologies complementary to, or necessary for, Korsana’s product candidates.

Korsana’s competitors have developed or are developing, and may in the future develop, product candidates or products competitive with Korsana’s product candidates. Competitive therapeutic treatments include those that have already been approved and accepted by the medical community and any potential new treatments, including those currently under clinical development. Korsana’s success will depend partially on its ability to develop and commercialize products that have a competitive safety, efficacy, dosing, and/or presentation profile. Korsana’s commercial opportunity and success will be reduced or eliminated if competing products are safer, more effective, less expensive, or have a more attractive dosing profile or presentation than the products Korsana develops, or if competitors develop products or biosimilars that enter the market more quickly than Korsana and gain market acceptance. Conversely, the lack of commercial success of other competing therapies may raise concerns about the financial viability of Korsana’s product candidates.

In addition, because of the competitive landscape for Alzheimer’s disease, Korsana may also face competition for establishing clinical trial sites and enrolling patients. Patient enrollment will depend on many factors, including if potential clinical trial patients choose to undergo treatment with approved products or enroll in competitors’ ongoing clinical trials for product candidates that are under development for the same indications as Korsana’s product candidates. An increase in the number of approved products for the indications Korsana is targeting with its product candidates will likely further exacerbate this competition. Korsana’s inability to enroll a sufficient number of patients could, among other impacts, delay Korsana’s development timeline, which may further harm Korsana’s competitive position.

Korsana’s programs are in the preclinical and clinical stages of development and may fail in development or suffer delays that materially and adversely affect Korsana’s viability. If Korsana or its future collaborators are unable to complete development of or commercialize Korsana’s product candidates, or experience significant delays in doing so, Korsana’s business will be materially harmed.

Korsana has no commercially approved products. Korsana’s programs are in the preclinical and clinical stages of development, and Korsana has not completed any clinical trials. As a result, Korsana expects it will be many years before Korsana commercializes any product candidate, if ever. Korsana’s ability to achieve and sustain profitability depends on obtaining regulatory approvals for, and successfully commercializing, Korsana’s product candidates, either alone or with third parties, and Korsana cannot guarantee that it will ever obtain regulatory approval for any of its product candidates. Korsana has not yet demonstrated its ability to complete any clinical trials, obtain regulatory approvals, manufacture a commercial-scale product or arrange for a third party to do so on Korsana’s behalf, or conduct sales and marketing activities necessary for successful product commercialization. Before obtaining regulatory approval for the commercial distribution of any product candidate, Korsana or an existing or future collaborator must conduct extensive preclinical tests and clinical trials to demonstrate the safety and efficacy in humans of the product candidate.

Korsana or its collaborators may experience delays in initiating or completing preclinical studies or clinical trials. Korsana or its collaborators also may experience numerous unforeseen events during, or as a result of, any future preclinical studies or clinical trials that Korsana could conduct that could delay or prevent Korsana’s ability to receive regulatory approval or commercialize its product candidates, including:

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regulators, such as the FDA, institutional review boards (“IRBs”), or comparable foreign regulatory authorities may not authorize Korsana or its investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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Korsana may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective clinical research organizations (“CROs”), the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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clinical trial sites may deviate from the trial protocol, fail to conduct trials in a compliant manner, or drop out of a trial, which may require that Korsana add new clinical trial sites or investigators or otherwise negatively impact the timing or integrity of Korsana’s clinical trial(s);

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clinical trials of any product candidates may fail to show safety or efficacy, or may produce negative or inconclusive results and Korsana may decide, or regulators may require Korsana, to conduct additional preclinical studies or clinical trials or Korsana may decide to abandon a product development program;

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the number of subjects required for clinical trials of any product candidates may be larger than Korsana can anticipate, and enrollment in these clinical trials may be slower than Korsana anticipates or subjects may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than Korsana anticipates;

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Korsana’s third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to Korsana in a timely manner, or at all, or may deviate from the clinical trial protocol or suffer other quality or performance issues that negatively impact the timing or integrity of Korsana’s clinical trial(s);

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Korsana may elect to, or regulators, IRBs or ethics committees may require that Korsana or its investigators, suspend or terminate clinical research or trials for various reasons, including noncompliance with regulatory requirements or a finding that the participants in Korsana’s clinical trials are being exposed to unacceptable health risks;

•	the cost of clinical trials of any of Korsana’s product candidates may be greater than Korsana anticipates;

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the quality of Korsana’s product candidates or other materials necessary to conduct clinical trials of Korsana’s product candidates may be inadequate to initiate or successfully complete a given clinical trial;

•	Korsana may be unable to manufacture sufficient quantities of its product candidates for use in clinical trials;

•	reports from clinical testing of other therapies may raise safety or efficacy concerns about Korsana’s product candidates;

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Korsana may fail to establish an appropriate safety profile for a product candidate based on preclinical or clinical data for such product candidate as well as data emerging from other therapies in the same class as such product candidate; and

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the FDA or other regulatory authorities may require Korsana to submit additional data, such as long-term toxicology studies, or impose other requirements before permitting Korsana to initiate a clinical trial.

Commencing clinical trials in the United States is subject to acceptance by the FDA of an IND and finalizing the trial design based on discussions with the FDA. Commencing clinical trials in jurisdictions outside of the United States is similarly subject to acceptance by the applicable regulatory authority of clinical trial documentation following discussions with such authority. In the event that the FDA or other applicable regulatory authority requires Korsana to complete additional preclinical studies or Korsana is required to satisfy other FDA or foreign regulatory authority requests, respectively, prior to commencing clinical trials, the start of Korsana’s first clinical trial for a product candidate may be delayed. Even after Korsana receives and incorporates guidance from these regulatory authorities, the FDA or other regulatory authorities could disagree as to whether Korsana has satisfied their requirements to commence any clinical trial or change their position on the acceptability of Korsana’s trial design or the clinical endpoints selected, which may require Korsana to complete additional preclinical studies or clinical trials, delay the enrollment of Korsana’s clinical trials or impose stricter approval conditions than Korsana currently expects. There are analogous processes and risks applicable to clinical trial applications in other countries, including but not limited to Canada, New Zealand, Australia, countries in the EU, and countries in Asia.

Korsana may not have the financial resources to continue development of its product candidates if Korsana experiences any issues that delay or prevent regulatory approval of, or Korsana’s ability to commercialize, its product candidates. Korsana or its future collaborators’ inability to complete development of, or commercialize Korsana’s product candidates, or significant delays in doing so, could have a material and adverse effect on Korsana’s business, financial condition, results of operations, and prospects.

Korsana is substantially dependent on the success of KRSA-028, and Korsana’s anticipated clinical trials for such product candidate may not be successful.

Korsana’s future success is substantially dependent on its ability to timely obtain regulatory approval for, and then successfully commercialize, KRSA-028. Korsana is initially investing a majority of its efforts and financial resources into the research and development of this program. Korsana plans to submit a CTN in Australia or a CTA in New Zealand by the end of 2026 and an IND in the United States in the first quarter of 2027. Pharmacokinetic data in healthy volunteers is anticipated by mid-year 2027 and interim proof-of-concept data showing amyloid plaque reduction in Alzheimer’s disease patients is anticipated by the end of 2027. The success of KRSA-028 depends on demonstrating one or more clinical advantages over other approved anti-Ab antibody products or product candidates in clinical development, which may include favorable data on amyloid plaque clearance, slowing of cognitive decline or disease progression, reduced rates of amyloid-related imaging abnormalities (“ARIA”), improved hematologic safety, and/or a convenient low-volume subcutaneous route of administration. Korsana’s belief that KRSA-028 will show favorable clinical data is based in part on the assumption that the increased brain penetration observed in mice and non-human primates (“NHPs”) through the use of the proprietary Therapeutic Targeting (“THETA™”) platform, which confers binding to the transferrin receptor (“TfR1”),will translate to humans. If Korsana’s Phase 1 clinical trial of KRSA-028 or additional clinical trials do not demonstrate adequate brain delivery or improvements versus the limitations of other TfR1-based approaches, the clinical and commercial potential of KRSA-028 will be significantly and adversely affected.

Korsana’s product candidates will require evaluation of preclinical, clinical, and manufacturing activities, preclinical and clinical development, regulatory approval in multiple jurisdictions, substantial investment, and significant marketing efforts before Korsana generates any revenues from product sales. Korsana is not permitted to market or promote its product candidates before it receives regulatory approval from the FDA and comparable foreign regulatory authorities, and Korsana may never receive such regulatory approvals.

The success of Korsana’s product candidates will depend on a variety of factors. Korsana does not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to Korsana’s intellectual property rights, potential threats from the intellectual property rights of third parties and the manufacturing, marketing, distribution, and sales efforts of any future collaborator. Accordingly, Korsana cannot assure you that it will ever be able to generate revenue through the sale of these product candidates, even if approved. If Korsana is not successful in obtaining regulatory approval for and commercializing KRSA-028 or future product candidates, or is significantly delayed in doing so, Korsana’s business will be materially harmed.

Korsana’s product candidates are based on novel technology in fields that have seen limited success in drug development, which makes it difficult to predict the time and cost of product candidate development and subsequently obtaining regulatory approval.

Korsana has focused its research and development efforts on addressing neurodegenerative diseases. Collectively, efforts by biopharmaceutical companies in the field of neurodegenerative diseases have seen limited success in drug development. There are few effective therapeutic options available for patients with neurodegenerative diseases, such as Alzheimer’s disease and Parkinson’s disease. Korsana’s future success is highly dependent on the successful development of its THETA™ platform and its product candidates for treating neurodegenerative diseases. Developing and, if approved, commercializing Korsana’s product candidates for treatment of neurodegenerative diseases subjects it to a number of challenges, including engineering product candidates to cross the blood brain barrier (“BBB”) to enable optimal concentration of the therapeutic in the brain and obtaining regulatory approval from the FDA and other regulatory authorities who have only a limited set of precedents to rely on.

Korsana’s approach to the treatment of neurodegenerative diseases aims to identify and select targets with a link to neurodegenerative diseases; to identify and develop molecules that engage the intended target; to, where possible, identify and develop biomarkers, which are biological molecules found in blood, other bodily fluids, or tissues that are signs of a normal or abnormal process or of a condition or disease, to select patient populations and demonstrate, where possible, target engagement, pathway engagement, and impact on disease progression of its molecules; and to engineer its molecules to cross the BBB and act directly in the brain. This strategy may not prove to be successful. Korsana may not be able to discover, develop, and utilize biomarkers to demonstrate target engagement, pathway engagement, and the impact on disease progression of its product candidates. Korsana cannot be sure that its approach will yield satisfactory therapeutic products that are safe and effective, scalable, or profitable. Moreover, public perception of drug safety issues, including adoption of new therapeutics or novel approaches to treatment, may adversely influence the willingness of subjects to participate in clinical trials, or if approved, of physicians to subscribe to novel treatments.

If Korsana does not achieve its projected development objectives in the time frames Korsana announces and expects, the commercialization of its product candidates may be delayed which may harm Korsana’s reputation and prospects, increase its expenses, and cause its stock price to decline.

From time to time, Korsana estimates the timing of the anticipated accomplishment of various scientific, clinical, regulatory and other product development goals, which Korsana sometimes refers to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials, such as the expected timing for the initiation of Korsana’s Phase 1 clinical trial of KRSA-028, the timing for receipt of clinical data, and the timing for the submission of regulatory filings. From time to time, Korsana may publicly announce the expected timing of some of these milestones. All of these milestones are and will be based on numerous assumptions. The actual timing of these milestones can vary dramatically compared to Korsana’s estimates, in many cases for reasons beyond Korsana’s control. If Korsana does not meet these milestones as publicly announced, or at all, Korsana’s prospects and reputation may be adversely affected, and its stock price may decline. Additionally, delays relative to Korsana’s projected timelines are likely to cause overall expenses to increase, which may require Korsana to raise additional capital sooner than expected and prior to achieving targeted development milestones.

Korsana’s approach to the discovery and development of its product candidates is unproven, and Korsana may not be successful in its efforts to build a pipeline of product candidates with commercial value.

Korsana’s approach to the discovery and development of its product candidates leverages established mechanisms of action and incorporates advanced antibody engineering to optimize half-life and other properties designed to overcome limitations of existing therapies, including increased binding affinity, and transferrin receptor (“TfR”) shuttling for delivering large molecule drugs across the BBB, enabling higher drug concentration inside the brain. Korsana’s product candidates are purposefully designed to improve upon existing product candidates and products while maintaining the same, established mechanisms of action. However, the scientific research that forms the basis of Korsana’s efforts to develop differentiated product candidates using half-life extension technologies, effector function modification, and/or the TfR-based THETA technology to deliver large molecule drugs across the BBB, is ongoing and may not result in viable product candidates. Korsana has no clinical data on product candidates using TfR-based THETA technology in neurodegenerative diseases and demonstrating whether they are safe or effective for long-term treatment in humans. Korsana also has no clinical data to indicate whether its antibody engineering designed to optimize half-life and modify effector function enhances brain exposure or translates into improved safety, tolerability, convenience, or efficacy in humans. The long-term safety and efficacy of Korsana’s product candidates compared to currently approved products is unknown.

Korsana may ultimately discover that utilizing half-life extension technologies, effector function modulation, and the TfR-based THETA technology to target 3pE-Ab for Korsana’s specific indications and any product candidates resulting therefrom do not possess certain properties required for therapeutic effectiveness. Korsana currently has only preclinical data regarding the increased half-life properties, effector function modulation, and targeting mechanism of Korsana’s product candidates, and the same results may not be seen in humans. In addition, product candidates using half-life extension technologies and effector function modulation, or that are designed to bind to 3pE-Ab and clear amyloid plaques, may demonstrate different chemical, pharmacological and biological properties in patients than they do in laboratory studies. This technology and any product candidates resulting therefrom may not demonstrate the same chemical and pharmacological properties in humans and may interact with human biological systems in unforeseen, ineffective, or harmful ways. Many product candidates that appeared highly promising in preclinical studies or in early-stage clinical trials have failed when advanced into, or further in, clinical development.

In addition, other companies are developing drug products that target Ab or utilize TfR-mediated delivery technologies for central nervous system indications, or that utilize half-life extension technology and/or effector function modulation for other targets. The failure of those companies to demonstrate the safety and/or efficacy of their product candidates may be harmful to Korsana’s business, financial condition, results of operations, and prospects. Conversely, if those companies are successful in demonstrating safety and/or efficacy of their product candidates, these competitive products may instead gain and hold the applicable market.

In addition, Korsana may in the future seek to discover and develop product candidates that are based on novel targets and technologies that are unproven. If Korsana’s discovery or business development activities fail to identify novel targets or technologies for drug development, or such targets or technologies prove to be unsuitable for treating human disease, Korsana may not be able to develop viable additional product candidates. Korsana and its future collaborators may never receive approval to market and commercialize any product candidate. Even if Korsana or a future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as Korsana intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings. If the products resulting from Korsana’s product candidates prove to be ineffective, unsafe, or commercially unviable, Korsana’s product candidates and pipeline would have little, if any, value, which would have a material and adverse effect on Korsana’s business, financial condition, results of operations, and prospects.

Preclinical and clinical development involves a lengthy and expensive process that is subject to delays and with uncertain outcomes, and results of earlier studies and trials may not be predictive of future clinical trial results. If Korsana’s preclinical studies and clinical trials are not sufficient to support regulatory approval of any of its product candidates, Korsana may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development of such product candidate.

Before obtaining regulatory approval from regulatory authorities for the sale of any product candidate, Korsana must complete preclinical studies and then conduct extensive clinical trials to demonstrate the safety and efficacy of Korsana’s product candidate in humans. Korsana’s clinical trials may not be conducted as planned or completed on schedule, if at all, and failure can occur at any time during the preclinical study or clinical trial process. Furthermore, a failure of one or more clinical trials can occur at any clinical trial phase. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory approval of their product candidates. In addition, Korsana expects to rely on patients to provide feedback on subjective measures, including disease severity and quality of life, which are inherently difficult to evaluate. These measures can be influenced by factors outside of Korsana’s control and can vary widely from day to day for a particular patient, and from patient to patient and from site to site within a clinical trial.

Korsana cannot be sure that the FDA or comparable foreign regulatory authorities will agree with Korsana’s clinical development plans. Korsana plans to use the data from healthy volunteers from its Phase 1 clinical trial of KRSA-028 to support additional clinical development. However, there is no guarantee the data from such Phase 1 trial will support additional development. If the FDA or comparable foreign regulatory authorities require Korsana to conduct additional trials or enroll additional healthy volunteers or patients, Korsana’s development timeline may be delayed. Korsana cannot be sure that submission of an IND or similar foreign application will result in the FDA or comparable foreign regulatory authorities, as applicable, allowing clinical trials to begin in a timely manner, if at all. Moreover, even if these trials begin, issues may arise that could cause regulatory authorities to suspend or terminate such clinical trials. Events that may prevent successful or timely initiation or completion of clinical trials include: inability to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation or continuation of clinical trials; delays in reaching a consensus with regulatory authorities on study design or implementation of the clinical trials; delays or failure in obtaining regulatory authorization to commence a trial; delays in reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites; delays in identifying, recruiting and training suitable clinical investigators; delays in obtaining required IRB approval or positive ethics committee opinions at each clinical trial site; delays in manufacturing, testing, releasing, validating or importing/exporting sufficient stable quantities of Korsana’s product candidates for use in clinical trials or the inability to do any of the foregoing; failure by Korsana’s CROs, other third parties or Korsana to adhere to clinical trial protocols; failure to perform in accordance with the FDA’s or any other regulatory authority’s good clinical practice (“GCP”) requirements or regulatory guidelines; changes to the clinical trial protocols; clinical sites deviating from trial protocol or dropping out of a trial; changes in regulatory requirements, guidance or clinical trial plans that require amending or submitting new clinical protocols; selection of clinical endpoints that require prolonged periods of observation or analyses of resulting data; transfer of manufacturing processes to new or larger-scale facilities and delays or failure by Korsana’s CMOs or Korsana to make any necessary changes to such manufacturing process; and third parties being unwilling or unable to satisfy their contractual obligations to Korsana.

Korsana could also encounter delays if a clinical trial is suspended or terminated by Korsana, by the IRBs or ethics committees of the institutions in which such clinical trials are being conducted, by the Data Safety Monitoring Board, if any, for such clinical trial or by the FDA or comparable foreign regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Korsana’s clinical trial protocols, inspection of the clinical trial operations or trial site by the FDA or comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from the product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If Korsana is required to conduct additional clinical trials or other testing of its product candidates beyond those that Korsana currently contemplates, if Korsana is unable to successfully complete clinical trials of its product candidates, if the results of these trials are not positive or are only moderately positive or if there are safety concerns, Korsana’s business and results of operations would be adversely affected.

Korsana may encounter difficulties enrolling patients in its clinical trials, and its clinical development activities could thereby be delayed or otherwise adversely affected.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on Korsana’s ability to enroll a sufficient number of patients who remain in the trial until its conclusion. Korsana may experience difficulties in patient enrollment in clinical trials for a variety of reasons, including:

•	the size and nature of the patient population;

•

the patient eligibility criteria defined in the protocol, including biomarker-driven identification and/or certain highly specific criteria related to stage of disease progression, which may limit the patient populations eligible for Korsana’s clinical trials to a greater extent than competing clinical trials for the same indication that do not have biomarker-driven patient eligibility criteria;

•	the size of the study population required for analysis of the trial’s primary endpoints;

•	the proximity of patients to a trial site;

•	the design of the trial;

•	Korsana’s ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	delays in enrolling patients in Korsana’s clinical trials caused by worldwide economic conditions, including pandemics or other public health outbreaks and other geopolitical events;

•	competing clinical trials for similar therapies or targeting patient populations meeting Korsana’s patient eligibility criteria;

•	availability of approved products that target the patient populations that Korsana is seeking to enroll;

•	clinicians’ and patients’ perceptions of the potential advantages and side effects of the product candidate being studied in relation to other available therapies and product candidates;

•	Korsana’s ability to obtain and maintain patient consents; and

•	the risk that Korsana may not be able to collect data from patients for any reason.

Korsana or its partners may encounter difficulties or delays in enrollment of its clinical trials due to the availability of newly approved therapies and competing products. For example, lecanemab received FDA approval for the treatment of Alzheimer’s disease in 2023, and donanemab received FDA approval for the treatment of Alzheimer’s disease in July 2024. As a result, Korsana or its partners’ ability to enroll participants in clinical trials for Alzheimer’s disease may be hampered if potential participants choose to instead avail themselves of approved therapies.

Preliminary, “topline” or interim data from Korsana’s clinical trials that Korsana announces or publishes from time to time may change as more patient data become available and are subject to audit and verification procedures.

From time to time, Korsana may publicly disclose preliminary or topline data from its preclinical studies and clinical trials, which are based on a preliminary analysis of then-available data. The results and related findings and conclusions are subject to change following a more comprehensive review of the data. Korsana also makes assumptions, estimations, calculations, and conclusions as part of its analyses of these data without the opportunity to fully and carefully evaluate complete data. As a result, the preliminary or topline results that Korsana reports may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated or subsequently made subject to audit and verification procedures.

Any preliminary or topline data should be viewed with caution until the final data are available. From time to time, Korsana may also disclose interim data from its preclinical studies and clinical trials. Interim data are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available or as patients from Korsana’s clinical trials continue other treatments. Further, others, including regulatory authorities, may not accept or agree with Korsana’s assumptions, estimates, calculations, conclusions, or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular product candidate, the approvability or commercialization of the particular product candidate and of Korsana as a company. In addition, the information Korsana chooses to publicly disclose regarding a particular preclinical study or clinical trial is based on what is typically extensive information, and you or others may not agree with what Korsana determines is material or otherwise appropriate information to include in Korsana’s disclosure. As a result, you or others may have reached different conclusions based on such extensive information in comparison to Korsana’s publicly disclosed conclusion regarding a particular preclinical study or clinical trial. If the preliminary, topline, or interim data that Korsana reports differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, Korsana’s ability to obtain approval for, and commercialize, Korsana’s product candidates may be harmed, which could harm Korsana’s business, operating results, prospects, or financial condition.

Korsana’s future clinical trials or those of its future collaborators may reveal significant adverse events or undesirable side effects not seen in Korsana’s preclinical studies and may result in a safety profile that could halt clinical development, inhibit regulatory approval, or limit commercial potential or market acceptance of any of Korsana’s product candidates.

Results of Korsana’s clinical trials could reveal a high or unacceptable severity and prevalence of side effects, adverse events or unexpected characteristics. Korsana has not yet completed any clinical trials in humans. If significant adverse events or other side effects are observed in any of Korsana’s future clinical trials, Korsana may have difficulty recruiting patients to such trials, patients may drop out of Korsana’s trials, or Korsana may be required to abandon the trials or Korsana’s development efforts of one or more product candidates altogether. For example, treatment-emergent adverse events (“TEAEs”) have been reported in approximately 85% of expansion cohort participants in Roche’s Brainshuttle AD study, an ongoing Phase 1/2 clinical trial investigating trontinemab in patients with prodromal or mild to moderate Alzheimer’s disease, including ARIA, anemia, infusion-related reactions, and one fatal case of cerebral macrohemmorrhage.

Because KRSA-028 will have a similar mechanism of action as trontinemab, it is possible that patients in Korsana’s future clinical trials could exhibit TEAEs of similar or worse frequency or severity. Korsana, the FDA or other applicable regulatory authorities, or an IRB or ethics committee, may suspend any clinical trials of any product candidate at any time for various reasons, including a belief that subjects or patients in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential products developed in the biotechnology industry that initially showed therapeutic promise in early-stage studies and trials have later been found to cause side effects that prevented their further development. Other potential products have shown side effects in preclinical studies, which side effects do not present themselves in clinical trials in humans. Even if the side effects do not preclude the product candidate from obtaining or maintaining regulatory approval, undesirable side effects may inhibit market acceptance of the approved product due to Korsana’s tolerability versus other therapies. In addition, an extended half-life could prolong the duration of undesirable side effects, which could also inhibit market acceptance. TEAEs could also affect patient recruitment or the ability of enrolled subjects to complete Korsana’s clinical trials or could result in potential product liability claims. Potential side effects associated with Korsana’s product candidates may not be appropriately recognized or managed by the treating medical staff, as toxicities resulting from Korsana’s product candidates may not be normally encountered in the general patient population and by medical personnel. Any of these occurrences could harm Korsana’s business, financial condition, results of operations, and prospects significantly.

In addition, even if Korsana successfully advances its product candidates or any future product candidate through clinical trials, such trials will only include a limited number of patients and limited duration of exposure to Korsana’s product candidates. As a result, Korsana cannot be assured that adverse effects of Korsana’s product candidates will not be uncovered when a significantly larger number of patients are exposed to the product candidate after approval. Further, any clinical trials may not be sufficient to determine the effect and safety consequences of using Korsana’s product candidates over a multi-year period.

Korsana may expend its limited resources to pursue a particular program and fail to capitalize on programs that may be more profitable or for which there is a greater likelihood of success.

Because Korsana has limited financial and managerial resources, Korsana focuses its research and development efforts on certain selected programs. For example, Korsana is initially focused primarily on its initial product candidate, KRSA-028. As a result, Korsana may forgo or delay pursuit of opportunities with other programs that later prove to have greater commercial potential. Korsana’s resource allocation decisions may cause Korsana to fail to capitalize on viable commercial products or profitable market opportunities. Korsana’s spending on current and future research and development product candidates for specific indications may not yield any commercially viable product candidates. If Korsana does not accurately evaluate the commercial potential or target market for a particular product candidate, Korsana may relinquish valuable rights to that product candidate through collaboration, licensing, or other royalty arrangements in cases in which it would have been more advantageous for Korsana to retain sole development and commercialization rights to such product candidate. In addition, Korsana may select product candidates amongst a variety of potential product candidates, and the product candidates Korsana selects may fail to be viable commercial products or the product candidates Korsana does not select may have a greater likelihood of success.

Any approved products resulting from Korsana’s current programs or any future program may not achieve adequate market acceptance among clinicians, patients, healthcare third-party payors, and others in the medical community necessary for commercial success and Korsana may not generate any future revenue from the sale or licensing of such products.

Even if regulatory approval is obtained for a product candidate resulting from one of Korsana’s current or future programs, Korsana may not gain market acceptance among physicians, healthcare professionals, patients, healthcare payors, or the medical community. Korsana may not generate or sustain revenue from sales of the product due to factors such as whether the product can be sold at a competitive cost and whether it will otherwise be accepted in the market. Market acceptance will depend on many factors, including factors that are not within Korsana’s control.

There are two approved disease-modifying therapeutic products and additional product candidates in later stages of clinical development for the treatment of Alzheimer’s disease, including Leqembi (marketed by Eisai and Biogen) and Kisunla (marketed by Lilly). However, KRSA-028 is designed to have improved brain penetration and contains modifications that are known to increase the half-life of antibodies in circulation; to date, no such disease-modifying therapy with these design modifications has been approved by the FDA for the treatment of Alzheimer’s disease, though several such agents are in clinical development. Market participants with significant influence over acceptance of new treatments, such as clinicians and third-party payors, may not adopt a biologic that incorporates effector function modification and half-life extension for Korsana’s targeted indication, and Korsana may not be able to convince the medical community and third-party payors to accept and use, or to provide favorable reimbursement for, any programs developed by Korsana or its existing or future collaborators.

Market acceptance of Korsana’s product candidates may be negatively impacted by potential poor performance of Korsana’s competitors, including the occurrence of serious adverse events in such competitors’ clinical trials or failure by such competitors to obtain and maintain regulatory approval for their product candidates. Additionally, although Korsana believes that the improved dosing and convenience it expects its product candidates to provide will improve market acceptance of such product candidates and that Korsana’s product candidates will have a competitive efficacy profile, Korsana’s predictions may not be accurate and other competitive products may instead gain and hold the applicable market. Sales of medical products also depend on the willingness of clinicians to prescribe the treatment. Korsana cannot predict whether clinicians, clinicians’ organizations, hospitals, other healthcare providers, government agencies, or private insurers will determine that Korsana’s product is safe, therapeutically effective, cost effective or less burdensome as compared with competing treatments. If any current or future product candidate is approved but does not achieve an adequate level of acceptance by such parties, Korsana may not generate or derive sufficient revenue from that product candidate and may not become or remain profitable.

Certain of Korsana’s programs may compete with Korsana’s other programs, which could negatively impact Korsana’s business and reduce Korsana’s future revenue.

Korsana is developing KRSA-028 for the treatment of Alzheimer’s disease and may in the future develop programs for additional neurodegenerative disease indications. However, developing multiple product candidates for neurodegenerative disease indications may negatively impact Korsana’s business if the product candidates compete with each other. For example, if multiple product candidates are conducting clinical trials at the same time, they could compete for the enrollment of patients. In addition, if multiple product candidates are approved for the same indication, they may compete for market share, which could limit Korsana’s future revenue.

Korsana’s research and development efforts are concentrated in the field of neurodegenerative diseases, which has historically experienced a high rate of clinical failure. If the scientific basis for Korsana’s approach proves insufficient or the field experiences setbacks, Korsana’s entire pipeline could be adversely affected.

Korsana has concentrated its research and development efforts on therapeutics for neurodegenerative diseases, with its lead product candidate, KRSA-028, targeting Alzheimer’s disease. The neurodegenerative disease field has historically experienced a high rate of clinical trial failure compared to other therapeutic areas, and a number of companies have invested significant resources in the development of neurodegenerative disease product candidates without obtaining regulatory approval. If the scientific basis for Korsana’s approach to treating neurodegenerative diseases, including the use of TfR-based THETA technology to deliver therapeutics across the blood brain barrier, proves to be flawed or insufficient, Korsana’s entire pipeline could be rendered nonviable. Because Korsana’s pipeline is concentrated in a single therapeutic area, Korsana does not have the benefit of diversification across multiple therapeutic areas that could offset failures in any one program. A setback in one program could have a disproportionate impact on Korsana’s business, financial condition, results of operations, and prospects relative to a company with a more diversified pipeline. Adverse developments in the neurodegenerative disease field generally, including safety signals or clinical failures by other companies developing therapies for similar indications, could negatively affect investor sentiment, regulatory scrutiny, and patient enrollment for Korsana’s clinical trials, regardless of the merits of Korsana’s own product candidates.

Korsana plans to conduct clinical trials for product candidates at sites outside the United States, and the FDA may not accept data from trials conducted in such locations.

Korsana plans to conduct its Phase 1 clinical trial of KRSA-028 in Australia or New Zealand, and Korsana may choose to conduct one or more of its future clinical trials outside the United States in whole or in part, including potentially in the UK, EU, or Canada. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to conditions imposed by the FDA. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles. The trial population must also adequately represent the U.S. population, and the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will depend on Korsana’s determination that the trials also complied with all applicable U.S. laws and regulations. Many foreign regulatory authorities have similar requirements for clinical data gathered outside of their respective jurisdictions. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the United States or the relevant jurisdiction, as applicable. If the FDA or any comparable foreign regulatory authority does not accept such data, it would likely result in the need for additional trials, which would be costly and time-consuming and would delay or permanently halt Korsana’s development of the applicable product candidates or delay or prevent regulatory approval for commercialization in the applicable jurisdiction. Even if the FDA or any comparable foreign regulatory authority accepted such data, it could require Korsana to modify its planned clinical trials to receive clearance to initiate such trials in the United States or the relevant jurisdiction, as applicable, or to continue such trials once initiated.

Further, conducting international clinical trials presents additional risks that may delay completion of Korsana’s clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs that could restrict or limit Korsana’s ability to conduct its clinical trials, the administrative burdens of conducting clinical trials under multiple sets of foreign regulations, foreign exchange fluctuations, diminished protection of intellectual property in some countries, as well as political and economic risks relevant to foreign countries.

Risks Related to Korsana’s Reliance on Third Parties

Korsana relies on collaborations and licensing arrangements with third parties, including Paragon. If Korsana is unable to maintain these collaborations or licensing arrangements, or if these collaborations or licensing arrangements are not successful, Korsana’s business could be negatively impacted.

Korsana relies on its collaboration with a third party, Paragon, for a substantial portion of its discovery capabilities and for the rights necessary to develop and commercialize its product candidates. In the future, Korsana could also rely on additional licensing arrangements with third parties. For example, Korsana has entered into the Paragon ADOA. However, Paragon could terminate the Paragon ADOA under certain circumstances, including Korsana’s failure to make any payments owed to Paragon under the agreement or any uncured material breach of the agreement by Korsana, in which event Korsana may lose intellectual property rights and may not be able to develop or commercialize the product candidates covered by that agreement, including KRSA-028.

Collaborations or licensing arrangements that Korsana enters into may not be successful, and any success will depend heavily on the efforts and activities of such collaborators or licensors. If any of Korsana’s collaborators or licensors experiences delays in performance of, or fails to perform, their obligations under their agreement with Korsana, disagrees with Korsana’s interpretation of the terms of such agreement, or terminates their agreement with Korsana, Korsana’s pipeline and product candidates and development timeline could be adversely affected. If Korsana fails to comply with any of the obligations under its collaborations or license agreements, including payment terms and diligence terms, Korsana’s collaborators or licensors may have the right to terminate such agreements, in which event Korsana may lose intellectual property rights and may not be able to develop, manufacture, market or sell the products covered by Korsana’s agreements or may face other penalties under Korsana’s agreements. Korsana’s collaborators and licensors may also fail to properly maintain or defend the intellectual property Korsana has licensed from them, if required by Korsana’s agreement with them, leading to the potential invalidation of Korsana’s intellectual property, or they may even infringe upon Korsana’s intellectual property rights, any of which could subject Korsana to litigation or arbitration, which would be time-consuming and expensive and could harm Korsana’s ability to commercialize its product candidates. In addition, collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with Korsana’s product candidates and products if the collaborators believe that the competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Korsana’s.

As part of Korsana’s strategy, Korsana plans to evaluate additional opportunities to enhance its capabilities and expand its development pipeline or add development or commercialization capabilities. Korsana may not realize the benefits of such collaborations, alliances or licensing arrangements. Any of these relationships may require Korsana to incur non-recurring and other charges, increase Korsana’s near and long-term expenditures, issue securities that dilute Korsana’s existing stockholders or disrupt Korsana’s management and business.

Korsana may face significant competition in attracting appropriate collaborators, and more established companies may also be pursuing strategies to license or acquire third-party intellectual property rights that Korsana considers attractive. These companies may have a competitive advantage over Korsana due to their size, financial resources and greater clinical development and commercialization capabilities. In addition, companies may be unwilling to assign or license rights to Korsana, whether they perceive Korsana to be a competitor or for other reasons. Whether Korsana reaches a definitive agreement for a collaboration will depend, among other things, upon Korsana’s assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Collaborations are complex and time-consuming to negotiate, document and execute. In addition, consolidation among large pharmaceutical and biotechnology companies has reduced the number of potential future collaborators. Korsana may not be able to negotiate additional collaborations on a timely basis, on acceptable terms or at all. If Korsana fails to enter into collaborations and does not have sufficient funds or expertise to undertake the necessary development and commercialization activities, Korsana may not be able to further develop its product candidates or bring them to market.

Risks associated with the in-licensing or acquisition of product candidates could cause substantial delays in the preclinical and clinical development of Korsana’s product candidates.

Korsana has relied and continues to rely on Paragon, and expects to rely on Korsana’s future licensing partners, to (i) conduct research and development in accordance with the applicable protocol, legal, regulatory, and scientific standards, (ii) accurately report the results of all preclinical studies conducted prior to Korsana’s licensing or acquisition of the relevant product candidates, and (iii) correctly collect and interpret the data from these studies. If the research and development processes or the results of the development programs prior to Korsana’s licensing or acquisition of Korsana’s product candidates prove to be unreliable, this could result in increased costs and delays in the development of Korsana’s product candidates, which could adversely affect any future revenue from such product candidates, if approved.

Korsana may also acquire or in-license additional product candidates for preclinical or clinical development in the future as Korsana continues to build its pipeline. The risks associated with acquiring or in-licensing product candidates could result in delays in the commencement or completion of Korsana’s preclinical studies and clinical trials, if they are ever commenced or completed, and Korsana’s ability to generate revenues from its product candidates may be delayed. Please see the section titled “Risk Factors—Risks Related to Korsana’s Intellectual Property—If Korsana is unable to obtain or maintain necessary rights to its programs through acquisitions and in-licenses, Korsana’s business may be materially harmed” below for additional information regarding such risks.

Korsana currently relies, and plans to rely in the future, on third parties to conduct and support its preclinical studies and clinical trials. If these third parties do not properly and successfully carry out their contractual duties or meet expected deadlines, Korsana may not be able to obtain regulatory approval of or commercialize Korsana’s product candidates.

Korsana has utilized and plans to continue to utilize and depend upon independent investigators and collaborators, such as medical institutions, CROs, contract testing labs and strategic partners, to conduct and support Korsana’s preclinical studies and clinical trials under agreements with Korsana. Korsana will rely heavily on these third parties over the course of its preclinical studies and clinical trials, and Korsana controls only certain aspects of their activities. As a result, Korsana will have less direct control over the conduct, timing and completion of these preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if Korsana was relying entirely upon its own staff. Nevertheless, Korsana is responsible for ensuring that each of its studies and trials is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards, and Korsana’s reliance on these third parties does not relieve Korsana of its regulatory responsibilities. Korsana and its third-party contractors and CROs are required to comply with GCP, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for all of Korsana’s product candidates in clinical development. If Korsana or any of these third parties fail to comply with applicable GCP regulations, the clinical data generated in Korsana’s clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require Korsana to perform additional clinical trials before approving Korsana’s marketing applications. Korsana cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of Korsana’s clinical trials comply with GCP. In addition, Korsana’s clinical trials must be conducted with products manufactured in accordance with cGMP. Korsana’s failure to comply with these requirements may require Korsana to repeat clinical trials, which would delay the regulatory approval process. Moreover, Korsana’s business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws, and foreign equivalents.

Any third parties conducting Korsana’s clinical trials will not be its employees and, except for remedies available to Korsana under its agreements with such third parties, Korsana cannot control whether they devote sufficient time and resources to Korsana’s programs. These third parties may encounter challenges hiring and retaining sufficient qualified personnel or they may be involved in mergers, acquisitions or similar transactions and may have relationships with other commercial entities, including Korsana’s competitors, for whom they may also be conducting clinical trials or other product development activities, which could negatively affect their performance on Korsana’s behalf and the timing thereof and could lead to products that compete directly or indirectly with Korsana’s current or future product candidates. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Korsana’s clinical protocols or regulatory requirements or for other reasons, Korsana’s clinical trials may be extended, delayed or terminated and Korsana may not be able to complete development of, obtain regulatory approval of or successfully commercialize its product candidates.

In addition, Korsana plans to rely on foreign CROs and CMOs, including WuXi Biologics (Hong Kong) Limited (“WuXi Biologics (Hong Kong)”), for formulation and manufacturing of Korsana’s Phase 1 clinical trial materials, and will likely continue to rely on foreign CROs and CMOs in the future. Foreign CMOs may be the target of U.S. legislation, trade restrictions and other foreign regulatory requirements which could increase the cost or reduce the supply of material available to Korsana, delay the procurement or supply of such material, restrict or even prohibit Korsana’s ability to work with such CMOs, or have an adverse effect on Korsana’s ability to secure significant commitments from governments to purchase potential therapies.

The biopharmaceutical industry in China is strictly regulated by the Chinese government. Changes to Chinese regulations or government policies affecting biopharmaceutical companies are unpredictable and may have a material adverse effect on Korsana’s collaborators in China which could have an adverse effect on Korsana’s business, financial condition, results of operations, and prospects. In addition, the United States government has imposed significant tariffs on imports from China and other countries and may impose more restrictions on goods, including biologically derived substances, manufactured in or imported from China or other countries or impose other restrictions on companies’ ability to work with Chinese or other foreign counterparties. Evolving changes in China’s public health, economic, political, and social conditions and the uncertainty around China’s relationship with other governments, such as the United States and the UK, could also negatively impact Korsana’s ability to manufacture its product candidates for its planned clinical trials or have an adverse effect on its ability to secure government funding, which could adversely affect Korsana’s financial condition and cause Korsana to delay its clinical development programs. Furthermore, if one or more of Korsana’s collaborators or vendors in China is deemed to be a biotechnology company of concern under the BIOSECURE Act, Korsana’s operations and financial condition may be negatively impacted as a result of any delays or increased costs arising from the trade restrictions and other foreign regulatory requirements affecting such collaborators. In addition, while Korsana has established relationships with CROs and CMOs outside of China, moving to those suppliers in the event of a geopolitical instability affecting Korsana’s collaborators in China could introduce delays into the development program.

Korsana relies on the use of third-party CMOs to manufacture Korsana’s product candidates, and Korsana expects to continue to rely on third-party CMOs to produce Korsana’s products, if approved. Korsana’s business could be adversely affected if Korsana is unable to use third-party manufacturing sites or if the third-party manufacturers encounter difficulties in production.

Korsana does not currently own any facility that may be used as Korsana’s clinical-scale manufacturing and processing facility and must rely on CMOs to manufacture Korsana’s product candidates. Korsana has not yet caused its product candidates to be manufactured on a commercial scale and may not be able to do so for any of Korsana’s product candidates, if approved. Korsana currently has a single source for its supply of Korsana’s product candidates. If there should be any disruption in such supply arrangement, including any adverse events affecting Korsana’s sole supplier, or if Korsana experiences delays or difficulties in transferring, or is unable to successfully transfer, Korsana’s manufacturing processes, it could have a negative effect on the clinical development of Korsana’s product candidates and other operations while Korsana works to identify and qualify an alternate supply source. Korsana has limited control over the manufacturing process of, and may be dependent on, Korsana’s contract manufacturing partners for compliance with cGMP requirements and any other regulatory requirements of the FDA or comparable foreign regulatory authorities for the manufacture of Korsana’s product candidates. Beyond periodic audits, Korsana has limited control over the ability of its CMOs to maintain adequate quality control, quality assurance, and qualified personnel. If the FDA or another applicable regulatory authority does not approve these facilities for the manufacture of Korsana’s product candidates or withdraws any approval in the future, Korsana may need to find alternative manufacturing facilities, which would require the incurrence of significant additional costs and delays and materially adversely affect Korsana’s ability to develop, obtain regulatory approval for or market its product candidates, if approved. Korsana, or its future contract manufacturers, any future collaborators and their contract manufacturers could be subject to periodic unannounced inspections by the FDA, competent authorities of member states of the European Union (“EU Member States”) or other comparable foreign regulatory authorities, to monitor and ensure compliance with cGMP. Despite Korsana’s efforts to audit and verify regulatory compliance, one or more of Korsana’s third-party manufacturing vendors may be found on regulatory inspection by the FDA, competent authorities of EU Member States or other comparable foreign regulatory authorities to be noncompliant with cGMP regulations. Korsana’s failure, or the failure of Korsana’s CMOs, to comply with applicable regulations could result in sanctions being imposed on Korsana, including fines, injunctions, civil penalties, delays, suspension, variation or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of Korsana’s product candidates or products, if approved, and harm Korsana’s business and results of operations.

Moreover, Korsana’s CMOs may experience manufacturing difficulties due to resource constraints, supply chain issues, intellectual property disputes or as a result of labor disputes or unstable political environments. If any CMOs on which Korsana will rely fail to manufacture quantities of Korsana’s product candidates at quality levels necessary to meet regulatory requirements and at a scale sufficient to meet anticipated demand at a commercially reasonable cost, Korsana’s business, financial condition, and prospects could be materially and adversely affected. In addition, Korsana’s CMOs are responsible for transporting temperature-controlled materials that can be inadvertently degraded during transport due to several factors, rendering certain batches unsuitable for trial use for failure to meet, among others, Korsana’s integrity and purity specifications. Korsana and any of its CMOs may also face product seizure or detention or refusal to permit the import or export of products. Korsana’s business could be materially adversely affected by business disruptions to Korsana’s third-party providers that could materially adversely affect Korsana’s anticipated timelines, potential future revenue and financial condition and increase Korsana’s costs and expenses. Each of these risks could delay or prevent the completion of Korsana’s preclinical studies and clinical trials or the approval of any of Korsana’s product candidates by the FDA or comparable foreign regulatory authorities, result in higher costs or adversely impact commercialization of Korsana’s product candidates.

Risks Related to Korsana’s Business and Operations

In order to successfully implement its plans and strategies, Korsana will need to grow the size of its organization and Korsana may experience difficulties in managing this growth.

Korsana expects to experience significant growth in the number of its employees and the scope of Korsana’s operations, particularly in the areas of preclinical and clinical drug development, technical operations, clinical operations, and regulatory affairs. To manage its anticipated future growth, Korsana must continue to implement and improve its managerial, operational, financial, and personnel systems, expand Korsana’s facilities, and continue to recruit and train additional qualified personnel. Due to its limited financial resources and the limited experience of its management team working together in managing a company with such anticipated growth, Korsana may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel.

Korsana is highly dependent on its key personnel and anticipates hiring new key personnel. If Korsana is not successful in attracting and retaining highly qualified personnel, Korsana may not be able to successfully implement its business strategy.

Korsana’s ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon its ability to attract and retain highly qualified managerial, scientific, and medical personnel. Korsana is highly dependent on Korsana’s managerial, scientific, and medical personnel. Although Korsana has entered into employment agreements with Korsana’s executive officers, each of them may terminate their employment with Korsana at any time. Korsana does not maintain “key person” insurance for any of Korsana’s executives or other employees. The loss of the services of Korsana’s executive officers or other key employees could impede the achievement of Korsana’s research, development and commercialization objectives and seriously harm its ability to successfully implement its business strategy. Furthermore, replacing executive officers and key personnel may be difficult and may take an extended period of time. If Korsana does not succeed in attracting and retaining qualified personnel, it could materially adversely affect Korsana’s business, financial condition, and results of operations. Korsana could in the future have difficulty attracting and retaining experienced personnel and may be required to expend significant financial resources in Korsana’s employee recruitment and retention efforts.

Korsana’s future growth may depend, in part, on its ability to operate in foreign markets, where Korsana would be subject to additional regulatory burdens and other risks and uncertainties.

Korsana’s future growth may depend, in part, on its ability to develop and commercialize its product candidates, if approved, in foreign markets for which Korsana may rely on collaboration with third parties. Recent and ongoing changes in the United States trade policy with foreign countries, including the continued uncertainty surrounding U.S. tariffs and potential retaliatory measures by foreign governments, may disrupt the global supply chain for biopharmaceutical products. For example, in September 2025, President Trump announced plans to impose 100% tariffs on imported branded or patented pharmaceuticals, unless the importing company is building U.S. manufacturing capacity. It is not yet clear whether these tariffs would apply to the importation of active pharmaceutical ingredients and possibly bulk drug products that are intended for use in clinical trials and not for commercial sale, which could increase the costs of materials for Korsana’s clinical trials. Any direct tariffs, if imposed on pharmaceutical products, may result in increased costs for raw materials and contract manufacturing services, reduced ability to source critical CMOs, and a delay in Korsana’s development timelines.

Korsana is not permitted to market or promote any of its product candidates before Korsana receives regulatory approval from the applicable foreign regulatory authority, and Korsana may never receive such regulatory approval for any of its product candidates. To obtain separate regulatory approval in many other countries, Korsana must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing, and distribution of Korsana’s product candidates, if approved, and Korsana cannot predict success in these jurisdictions. If Korsana fails to comply with the regulatory requirements in international markets and receive applicable regulatory approvals, Korsana’s target market will be reduced and Korsana’s ability to realize the full market potential of its product candidates will be harmed and its business will be adversely affected. Moreover, even if Korsana obtains approval of its product candidates and ultimately commercialize its product candidates in foreign markets, Korsana would be subject to the risks and uncertainties, including the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements and reduced protection of intellectual property rights in some foreign countries.

Korsana’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the markets in which Korsana competes achieve the forecasted growth, Korsana’s business may not grow at similar rates, or at all.

Korsana’s market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. Korsana’s estimates and forecasts relating to size and expected growth of its target market may prove to be inaccurate. Even if the markets in which Korsana competes meet its size estimates and growth forecasts, Korsana’s business may not grow at similar rates, or at all. Korsana’s growth is subject to many factors, including its success in implementing its business strategy, which is subject to many risks and uncertainties.

Korsana’s revenue will be dependent, in part, upon the size of the markets in the territories for which Korsana gains regulatory approval, the accepted price for the product, the ability to obtain coverage and reimbursement and whether Korsana owns the commercial rights for that territory. If the number of its addressable patients is not as significant as Korsana estimates, the indication approved by regulatory authorities is narrower than Korsana expects or the treatment population is narrowed by competition, physician choice, or treatment guidelines, Korsana may not generate significant revenue from sales of such products, even if approved.

Korsana’s employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, CMOs, suppliers and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

Korsana is exposed to the risk that its employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, CMOs, suppliers and vendors acting for or on its behalf may engage in misconduct or other improper activities. Misconduct by these parties could include intentional, reckless, or negligent conduct or disclosure of unauthorized activities to Korsana that violates FDA regulations, including those laws requiring the reporting of true, complete, and accurate information to the FDA, manufacturing standards, federal and state healthcare laws and regulations, and laws that require the true, complete, and accurate reporting of financial information or data. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs, and other business arrangements. Misconduct by these parties could also involve the improper use of individually identifiable information, including, without limitation, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Korsana’s reputation. Korsana has adopted a code of conduct, but it is not always possible to identify and deter misconduct by these parties and the precautions Korsana takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Korsana from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations.

Korsana’s internal information technology systems, or those of any of its CROs, manufacturers, other contractors or consultants, third party service providers, or existing or future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of Korsana’s proprietary or confidential data, employee data or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to Korsana’s brand and material disruption of Korsana’s operations.

In the ordinary course of its business, Korsana and the third parties upon which Korsana relies collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, “Process”) proprietary, confidential, and sensitive data, including personal data, intellectual property, trade secrets, and other sensitive data (collectively, “Sensitive Information”).

Despite the implementation of security measures in an effort to protect systems that store Korsana’s information, given their size and complexity and the increasing amounts of information maintained on Korsana’s internal information technology systems and those of Korsana’s third-party CROs, other contractors (including sites performing Korsana’s clinical trials), third party service providers and supply chain companies, and consultants, these systems are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by Korsana’s employees, contractors, consultants, business partners and/or other third parties, or from cyber-attacks by malicious third parties, which may compromise Korsana’s system infrastructure or lead to the loss, destruction, alteration or dissemination of, or damage to, Korsana’s data.

Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, Korsana, and the third parties upon which Korsana relies, may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt Korsana’s systems and operations. In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in Korsana’s operations, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but Korsana may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.

To the extent that any disruption or security breach were to result in loss, destruction, unavailability, alteration, or dissemination of, or damage to, Korsana’s data or applications, or for it to be believed or reported that any of these occurred, Korsana could incur liability and reputational damage and the development and commercialization of its product candidates could be delayed. Further, Korsana’s insurance policies may not be adequate to compensate Korsana for the potential losses arising from any such disruption in, or failure or security breach of, Korsana’s systems or third-party systems where information important to Korsana’s business operations or commercial development is stored.

Korsana’s remote workforce may create additional risks for its information technology systems and data because Korsana’s employees work remotely and utilize network connections, computers, and devices working at home, while in transit and in public locations. Additionally, business transactions (such as acquisitions or integrations) could expose Korsana to additional cybersecurity risks and vulnerabilities, as Korsana’s systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies.

While Korsana has implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. Korsana may be unable in the future to detect vulnerabilities in its information technology systems because such threats and techniques change frequently, are often sophisticated in nature, and may not be detected until after a security incident has occurred. Further, Korsana may experience delays in developing and deploying remedial measures designed to address any such identified vulnerabilities. Applicable data privacy and security obligations may require Korsana to notify relevant stakeholders of security incidents. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences.

Korsana relies on third-party service providers and technologies to operate critical business systems to Process Sensitive Information in a variety of contexts. Korsana’s ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If its third-party service providers experience a security incident or other interruption, Korsana could experience adverse consequences. While Korsana may be entitled to damages if its third-party service providers fail to satisfy their privacy or security-related obligations to Korsana, any award may be insufficient to cover its damages, or Korsana may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and Korsana cannot guarantee that third parties’ infrastructure in Korsana’s supply chain or Korsana’s third-party partners’ supply chains have not been compromised.

If Korsana (or a third party upon whom Korsana relies) experiences a security incident or is perceived to have experienced a security incident, Korsana may experience adverse consequences, such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on Processing Sensitive Information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in Korsana’s operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant consequences may cause stakeholders (including investors and potential customers) to stop supporting Korsana’s platform, deter new customers from products, and negatively impact Korsana’s ability to grow and operate Korsana’s business.

Korsana’s contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in Korsana’s contracts are sufficient to protect Korsana from liabilities, damages, or claims related to its data privacy and security obligations. Korsana cannot be sure that its insurance coverage will be adequate or sufficient to protect Korsana from or to mitigate liabilities arising out of Korsana’s privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

Korsana is subject to stringent and changing laws, regulations and standards, and contractual obligations relating to privacy, data protection, and data security. The actual or perceived failure to comply with such obligations could lead to government enforcement actions (which could include civil or criminal penalties), fines and sanctions, private litigation and/or adverse publicity and could negatively affect Korsana’s operating results and business.

Korsana, and third parties Korsana works with, are or may become subject to numerous domestic and foreign laws, regulations, and standards relating to privacy, data protection, and data security, the scope of which is changing, subject to differing applications and interpretations, and may be inconsistent among countries, or conflict with other rules. In addition, Korsana is and may become subject to the terms of contractual obligations related to privacy, data protection, and data security. Korsana’s obligations may also change or expand as its business grows. The actual or perceived failure by Korsana or third parties related to Korsana to comply with such laws, regulations and obligations could increase Korsana’s compliance and operational costs, expose Korsana to regulatory scrutiny, actions, fines and penalties, result in reputational harm, lead to a loss of customers, result in litigation and liability, and otherwise cause a material adverse effect on Korsana’s business, financial condition, and results of operations.

If Korsana fails to comply with environmental, health and safety laws and regulations, Korsana could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of Korsana’s business.

Korsana is subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Korsana’s operations may involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. In addition, Korsana may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair Korsana’s research, development, or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties, or other sanctions.

Korsana may be subject to adverse legislative or regulatory tax changes that could negatively impact its financial condition.

The rules governing U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service (“IRS”) and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect the Combined Company’s stockholders or Korsana. Korsana assesses the impact of various tax reform proposals and modifications to existing tax treaties in all jurisdictions where Korsana has operations to determine the potential effect on its business and any assumptions Korsana has made about its future taxable income. Korsana cannot predict whether any specific proposals will be enacted, the terms of any such proposals or what effect, if any, such proposals would have on Korsana’s business if they were to be enacted.

For example, the United States enacted the Inflation Reduction Act of 2022, which implements, among other changes, a 1% excise tax on certain stock buybacks. In addition, beginning in 2022, the Tax Cuts and Jobs Act (the “TCJA”) eliminated the previously available option to deduct research and development expenditures and requires taxpayers to amortize them generally over five years for research activities conducted in the United States and over fifteen years for research activities conducted outside the United States. On July 4, 2025, the U.S. Congress enacted the One Big Beautiful Bill Act, which includes a provision restoring the immediate deductibility of domestic research and development expenditures. The impact of this newly enacted law on Korsana’s tax position will depend on how the provision is implemented and interpreted by the IRS and other regulatory authorities. In addition, Korsana has no assurance as to whether, when and how this provision may be subject to further amendment or repeal. Such changes, among others, may adversely affect Korsana’s effective tax rate, results of operations, and financial condition.

Korsana may acquire businesses, product candidates, or products, or form strategic alliances, in the future, and may not realize the benefits of such acquisitions.

Korsana may acquire additional businesses or products, form strategic alliances, or create joint ventures with third parties that Korsana believes will complement or augment its existing business. If Korsana acquires businesses with promising markets or technologies, Korsana may not be able to realize the benefit of acquiring such businesses if Korsana is unable to successfully integrate them with its existing operations and company culture. Korsana may encounter numerous difficulties in developing, manufacturing, and marketing any new product candidates or products resulting from a strategic alliance or acquisition that delay or prevent Korsana from realizing their expected benefits or enhancing Korsana’s business. There is no assurance that, following any such acquisition, Korsana will achieve the synergies expected in order to justify the transaction, which could result in a material adverse effect on Korsana’s business and prospects.

Korsana maintains its cash at financial institutions, often in balances that exceed federally-insured limits. The failure of financial institutions could adversely affect Korsana’s ability to pay its operational expenses or make other payments.

Korsana’s cash held in non-interest-bearing and interest-bearing accounts exceeds the FDIC insurance limits. If such banking institutions were to fail, Korsana could lose all or a portion of those amounts held in excess of such insurance limitations. For example, the FDIC took control of Silicon Valley Bank in March 2023. The Federal Reserve subsequently announced that account holders would be made whole. However, the FDIC may not make all account holders whole in the event of future bank failures. In addition, even if account holders are ultimately made whole with respect to a future bank failure, account holders’ access to their accounts and assets held in their accounts may be substantially delayed. Any material loss that Korsana may experience in the future or inability for a material time period to access Korsana’s cash and cash equivalents could have an adverse effect on Korsana’s ability to pay its operational expenses or make other payments, which could adversely affect Korsana’s business.

Risks Related to Korsana’s Intellectual Property

Korsana’s intellectual property portfolio is at an early stage. Therefore, its ability to obtain and protect its patent rights, and protect other proprietary rights, is uncertain, exposing it to the possible loss of competitive advantage.

Korsana will rely upon a combination of patents, trademarks, trade secret protection, copyrights and confidentiality agreements, licenses, and the Paragon Option Agreements to protect the intellectual property related to Korsana’s programs and technologies and to prevent third parties from competing unfairly with Korsana. Korsana’s success depends in large part on its ability to obtain and maintain patent protection for Korsana’s product candidates and their uses, as well as Korsana’s ability to operate without infringing on or violating the proprietary rights of others. If Korsana is unable to obtain patent protection with respect to KRSA-028, or any future product candidates, Korsana’s business, financial condition, results or operations and prospects could be materially harmed.

Korsana’s intellectual property portfolio is at an early stage. Korsana does not currently own or in-license any issued patents or pending patent applications. With respect to KRSA-028, Paragon has filed provisional patent applications directed to (i) antibodies targeting Aß and (ii) antibodies targeting both Aß and TfR1, including applications covering composition of matter, pharmaceutical formulations, and methods of using such antibodies, which Korsana has the option to license pursuant to the Paragon ADOA. With respect to the THETA technology, Paragon has filed provisional patent applications directed to antibodies targeting TfR1, including applications covering composition of matter, pharmaceutical formulations, and methods for using such antibodies or compounds, such as bispecific antibodies, comprising such antibodies. Paragon, or Korsana if and when it controls prosecution, defense, maintenance and enforcement of patents, intends to file one or more non-provisional patent applications claiming priority to this provisional patent application. However, Korsana cannot provide assurances that such non-provisional patent application(s) will be filed, nor whether such non-provisional patent application(s), if filed, will issue, the breadth of any resulting issued patent(s), or whether any issued patent(s) will be found to be invalid, unenforceable, or will be challenged by third parties.

Any issued patents may not afford sufficient protection of Korsana’s product candidates or their intended uses against competitors, nor can there be any assurance that the patents issued will not be infringed, designed around, or invalidated by third parties, or effectively prevent others from commercializing competitive technologies, products, or product candidates. Even if these patents are granted, they may be difficult to enforce. Further, any issued patents that Korsana may license or own covering Korsana’s product candidates could be narrowed or found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad, including the USPTO. If Korsana does not obtain patent coverage for the work Korsana is conducting, or if Korsana obtains such rights but they are invalidated or rendered unenforceable, Korsana may be unable to exclude competitors from pursuing and marketing the same or similar product candidates. Other risks Korsana faces if it is not able to obtain and maintain patent coverage for Korsana’s product candidates are the reduction in valuation of its product candidates, and ultimately of Korsana as a company, by potential investors, and Korsana’s inability to assert claims for infringement against third parties or counterclaim against such third parties or negotiate more advantageous settlement parameters. Further, if Korsana encounters delays in its clinical trials or delays in obtaining regulatory approval, the period of time during which Korsana could market its product candidates under patent protection would be reduced. Thus, the patents that Korsana may own or license may not afford Korsana any meaningful exclusivity period or competitive advantage.

Additionally, Korsana may not be able to obtain or protect Korsana’s intellectual property rights throughout the world and the legal systems in certain countries may not favor enforcement or protection of at least certain patents, trade secrets, or other intellectual property. Filing, prosecuting, maintaining, and defending patents on product candidates and other related inventions worldwide would be expensive and Korsana’s intellectual property rights in some foreign jurisdictions can be less extensive than those in the United States; the reverse may also occur. As such, Korsana may not have patents in all countries or all major markets and may not be able to obtain patents in all jurisdictions even if Korsana or its licensor files patent applications to obtain such rights. Korsana’s competitors may operate in countries where Korsana does not have patent protection and may be able to freely use its technologies and discoveries in such countries, at least to the extent not forbidden by law.

In addition to seeking patents for some of its technology and product candidates, Korsana may also rely on trade secrets, including unpatented know-how, technology, and other proprietary information, to maintain Korsana’s competitive position. Any disclosure, either intentional or unintentional, by Korsana’s employees, the employees of third parties with whom Korsana shares its facilities or third-party consultants and vendors that

Korsana engages to perform research, clinical trials or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of Korsana’s trade secrets or proprietary information could enable competitors to duplicate or surpass Korsana’s technological achievements, thus eroding Korsana’s competitive position in its market. In order to protect its proprietary technology and processes, Korsana relies in part on confidentiality agreements with its collaborators, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Korsana may need to share its proprietary information, including trade secrets, with future business partners, collaborators, contractors, and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or state actors and those affiliated with or controlled by state actors. In addition, while Korsana undertakes reasonable efforts to protect its trade secrets and other confidential information from disclosure, others may independently discover trade secrets and proprietary information, and in such cases, Korsana may not be able to assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Korsana’s proprietary rights and failure to obtain or maintain trade secret protection could adversely affect Korsana’s competitive business position.

Lastly, if Korsana’s trademarks and trade names are not registered or adequately protected, then Korsana may not be able to build name recognition in its markets of interest and Korsana’s business may be adversely affected.

If Korsana is unable to obtain or maintain necessary rights to its programs through acquisitions and in-licenses, Korsana’s business may be materially harmed.

Because Korsana’s development programs currently do and may in the future require the use of proprietary rights held by third parties, the growth of Korsana’s business will depend in part on its ability to acquire, in-license, or use these third-party proprietary rights. Korsana may be unable to acquire or in-license any compositions, methods of use, processes, or other third-party intellectual property rights from third parties that Korsana identifies as necessary for its programs. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies may pursue strategies to license or acquire third-party intellectual property rights that Korsana may consider attractive or necessary. These established companies may have a competitive advantage over Korsana due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Korsana to be a competitor may be unwilling to assign or license rights to Korsana. Korsana also may be unable to license or acquire third-party intellectual property rights on terms that would allow Korsana to make an appropriate return on Korsana’s investment or at all. If Korsana is unable to successfully obtain rights to required third-party intellectual property rights or maintain intellectual property rights Korsana obtains in the future, Korsana may have to abandon development of the relevant program, which could have a material adverse effect on Korsana’s business, financial condition, results of operations, and prospects.

Korsana expects to have the right to control prosecution, defense, maintenance, and enforcement of patents exclusively in-licensed under the Paragon Option Agreements once the trigger for transfer of prosecution control is met. However, there may be times when rights for patents and patent applications relating to Korsana’s product candidates are controlled by Korsana’s future licensors or collaboration partners, including with respect to patents non-exclusively in-licensed under the Paragon Option Agreements. If Korsana, Paragon or any of Korsana’s future licensors or collaboration partners fail to prosecute, defend, maintain and enforce such patents and patent applications in a manner consistent with Korsana’s best interests, including by payment of all applicable fees for patents covering its product candidates, Korsana could lose its rights to the intellectual property or its exclusivity with respect to those rights, Korsana’s ability to develop and commercialize those product candidates may be adversely affected and Korsana may not be able to prevent competitors from making, using and selling competing products. In addition, even if Korsana has the right to control prosecution of patents and patent applications Korsana has licensed to and from third parties, including under future license agreements with Paragon following the point at which such control is assumed, Korsana may still be adversely affected or prejudiced by actions or inactions of Paragon, additional licensees, or licensors and their counsel prior to the date upon which Korsana assumes control over patent prosecution. For example, Paragon is currently responsible for the prosecution, defense, maintenance, and enforcement of patents related to KRSA-028. Upon entering into a license agreement for KRSA-028 pursuant to the Paragon ADOA, Korsana will control patent prosecution over patents specific to KRSA-028, but Paragon will retain control over patent prosecution for certain non-exclusively licensed integrated platform technology. With respect to the THETA technology, Paragon has filed provisional patent applications directed to antibodies targeting TfR1, including applications covering composition of matter, pharmaceutical formulations, and methods for using such antibodies or compounds, such as bispecific antibodies, comprising such antibodies.

Korsana’s future licensors may not be the sole and exclusive owners of all rights in the patents Korsana may in-license. If other third parties have rights to Korsana’s future in-licensed patents, they may be able to license such patents to Korsana’s competitors, and Korsana’s competitors could market competing products and technology. This could have a material adverse effect on Korsana’s competitive position, business, financial condition, results of operations, and prospects.

It is possible that Korsana may be unable to obtain licenses at a reasonable cost or on reasonable terms, if at all. Even if Korsana is able to obtain a license, it may be non-exclusive, thereby giving Korsana’s competitors access to the same technologies licensed to Korsana. In that event, Korsana may be required to expend significant time and resources to redesign Korsana’s product candidates, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If Korsana is unable to do so, Korsana may be unable to develop or commercialize the affected product candidates, which could harm Korsana’s business, financial condition, results of operations, and prospects significantly. Korsana cannot provide any assurances that third-party patents do not exist which might be enforced against Korsana’s product candidates, manufacturing methods or future products or methods resulting in either an injunction prohibiting Korsana’s manufacture or future sales, or, with respect to its future sales, an obligation on Korsana’s part to pay royalties and/or other forms of compensation to third parties, which could be significant.

Disputes may arise between Korsana and Korsana’s future licensors regarding intellectual property subject to a license agreement, including (but not limited to): the scope of rights granted under the license agreement and other interpretation-related issues; whether and the extent to which Korsana’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement; Korsana’s right to sublicense patents and other rights to third parties; Korsana’s right to transfer or assign the license; the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Korsana’s future licensors and Korsana and Korsana’s partners; and the priority of invention of patented technology. If Korsana or its future licensors breach the terms of Korsana’s license agreements, such breach may have a material adverse effect on Korsana’s business and the commercialization efforts for its programs.

Korsana may be subject to intellectual property lawsuits or may need to file lawsuits to protect Korsana’s intellectual property, which could result in substantial costs and liability and prevent Korsana from commercializing Korsana’s potential products.

Because the intellectual property landscape in the biotechnology industry is rapidly evolving and interdisciplinary, it is difficult to conclusively assess Korsana’s freedom to operate and guarantee that Korsana can operate without infringing on or violating third party rights. If certain of Korsana’s product candidates are ultimately granted regulatory approval, patent rights held by third parties could be alleged to render one or more of Korsana’s product candidates infringing. If a third party successfully brings a claim against Korsana, and Korsana’s rights are not held invalid or unenforceable, Korsana may be required to pay substantial damages, be forced to abandon any affected product candidate and/or seek a license from the patent holder. In addition, any intellectual property claims (e.g., patent infringement or trade secret misappropriation) brought against Korsana, whether or not successful, may cause Korsana to incur significant legal expenses and divert the attention of Korsana’s management and key personnel from other business concerns. Korsana cannot be certain that future patents, if filed and issued, owned, or licensed by Korsana will not be challenged by others, whether in the course of litigation or in agencies like the USPTO. Some of Korsana’s competitors may be able to sustain the costs of complex intellectual property litigation more effectively than Korsana can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Korsana’s ability to raise funds.

Competitors may infringe or otherwise violate Korsana’s future patents, trademarks, copyrights, or other intellectual property. To counter infringement or other violations, Korsana may be required to file claims, which can be expensive and time-consuming. Any such claims could provoke these parties to assert counterclaims against Korsana, including claims alleging that Korsana infringe their patents or other intellectual property rights. In addition, in a patent infringement proceeding, a court or administrative body may decide that one or more of the patents Korsana asserts is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to prevent the other party from using the technology at issue on the grounds that Korsana’s patents do not cover the technology. Similarly, if Korsana asserts trademark infringement claims, a court or administrative body may determine that the marks Korsana has asserted are invalid or unenforceable or that the party against whom Korsana has asserted trademark infringement has superior rights to the marks in question. In such a case, Korsana could ultimately be forced to cease use of such marks. In any intellectual property litigation, even if Korsana is successful, any award of monetary damages or other remedy Korsana receives may not be commercially valuable.

Further, Korsana may be required to protect its future patents, if filed and issued, through procedures created to attack the validity of a patent at the USPTO. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, Korsana’s patent rights, which could adversely affect Korsana’s competitive position. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.

In addition, if Korsana’s product candidates are found to infringe the intellectual property rights of third parties, these third parties may assert infringement claims against Korsana’s future licensees or customers and other parties with whom Korsana has business relationships and Korsana may be required to indemnify those parties for any damages they suffer as a result of these claims, which may require Korsana to initiate or defend protracted and costly litigation on behalf of licensees or other parties regardless of the merits of such claims. If any of these claims succeed, Korsana may be forced to pay damages on behalf of those parties or may be required to obtain licenses for the products Korsana uses.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other legal proceedings relating to Korsana’s intellectual property rights, there is a risk that some of Korsana’s confidential information could be compromised by disclosure during this type of litigation or other proceedings.

Korsana’s success will depend in part on Korsana’s and Korsana’s future licensors’ ability to obtain, maintain and enforce patent protection for Korsana’s licensed intellectual property.

Korsana’s success will depend in part on it and its future licensors’ (including Paragon’s) ability to obtain, maintain and enforce patent protection for its licensed intellectual property. Currently, Paragon controls the prosecution, maintenance, enforcement, and defense of KRSA-028. After entry into license agreements with Paragon for KRSA-028, and once the trigger for transfer of prosecution control is met, Korsana expects to hold such rights. Korsana, Paragon and Korsana’s future licensors may not successfully prosecute the patent applications that cover its product candidates. Even if patents are issued in respect of these patent applications, Korsana and its future licensors (including Paragon) may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than Korsana would. Without protection for any in-licensed intellectual property, other companies might be able to offer substantially identical products for sale, which could adversely affect Korsana’s competitive business position and harm its business prospects.

Korsana may be subject to claims that Korsana has wrongfully hired an employee from a competitor or that Korsana’s employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

As is common in the biotechnology industry, in addition to Korsana’s employees, Korsana engages the services of consultants to assist Korsana in the development of Korsana’s product candidates. Many of these consultants, and many of Korsana’s employees, were previously employed at, or may have previously provided or may be currently providing consulting services to, other biotechnology or pharmaceutical companies including Korsana’s competitors or potential competitors. Korsana could in the future be subject to claims that Korsana or Korsana’s employees have inadvertently or otherwise used or disclosed alleged trade secrets or other confidential information of former employers or competitors. Although Korsana tries to ensure that its employees and consultants do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for Korsana, Korsana may become subject to claims that it caused an employee to breach the terms of his or her non-competition or non-solicitation agreement, or that Korsana or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a former employer or competitor.

While Korsana may litigate to defend against these claims, even if Korsana is successful, litigation could result in substantial costs and could be a distraction to management and other employees. If Korsana’s defenses to these claims fail, in addition to requiring Korsana to pay monetary damages, a court could prohibit Korsana from using technologies or features that are essential to Korsana’s product candidates, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. Moreover, any such litigation or the threat thereof may adversely affect Korsana’s reputation, its ability to form strategic alliances or sublicense Korsana’s rights to collaborators, engage with scientific advisors or hire employees or consultants, each of which would have an adverse effect on Korsana’s business, results of operations and financial condition. Even if Korsana is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Changes to patent laws in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing Korsana’s ability to protect its products.

Changes in either the patent laws or interpretation of patent laws in the United States, including patent reform legislation such as the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) could increase the uncertainties and costs surrounding the prosecution of Korsana’s owned and in-licensed patent applications and the maintenance, enforcement, or defense of Korsana’s owned and in-licensed issued patents. The Leahy-Smith Act includes a number of significant changes to United States patent law. These changes include provisions that affect the way patent applications are prosecuted, redefine prior art, provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and enable third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent at USPTO-administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith Act, the United States transitioned to a first-to-file system in which, assuming that the other statutory requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. As such, the Leahy-Smith Act and its implementation increased the uncertainties and costs surrounding the prosecution of Korsana’s patent applications and the enforcement or defense of Korsana’s issued patents, all of which could have a material adverse effect on Korsana’s business, financial condition, results of operations, and prospects. Additionally, there have been proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact Korsana’s ability to enforce its proprietary technology.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. U.S. Supreme Court and U.S. Court of Appeals for the Federal Circuit rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations, including in the antibody arts. For example, the United States Supreme Court in Amgen, Inc. v. Sanofi (“Amgen”) recently held that Amgen’s patent claims to a class of antibodies functionally defined by their ability to bind a particular antigen were invalid for lack of enablement where the patent specification provided 26 exemplary antibodies, but the claimed class of antibodies covered a “vast number” of additional antibodies not disclosed in the specification. The Court stated that if patent claims are directed to an entire class of compositions of matter, then the patent specification must enable a person skilled in the art to make and use the entire class of compositions. This decision makes it unlikely that Korsana will be granted U.S. patents with composition of matter claims as broad as Amgen’s directed to antibodies functionally defined by their ability to bind a particular antigen. Even if Korsana is granted claims directed to functionally defined antibodies, it is possible that a third party may challenge Korsana’s patents, when issued, relying on the reasoning in Amgen or other precedential court decisions. This combination of events has created uncertainty with respect to the validity and enforceability of patents once obtained. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on Korsana’s patent rights and its ability to protect, defend and enforce its patent rights in the future.

In addition, the U.S. Supreme Court’s July 2024 decision to overturn established case law giving deference to regulatory agencies’ interpretations of ambiguous statutory language has introduced uncertainty regarding the extent to which the FDA’s regulations, policies and decisions may become subject to increasing legal challenges, delays, and/or changes. Korsana cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. Geopolitical instability in the United States and in foreign countries could increase the uncertainties and costs surrounding the prosecution or maintenance of patent applications and the maintenance, enforcement, or defense of issued patents. In addition, the Unified Patent Court (“UPC”) entered into force on June 1, 2023. The UPC is a common patent court that hears patent infringement and revocation proceedings effective for EU Member States. This could enable third parties to seek revocation of a European patent in a single proceeding at the UPC rather than through multiple proceedings in each of the jurisdictions in which the European patent is validated.

Although Korsana does not currently own or license any European patents or applications, if Korsana obtains or licenses such patents and applications in the future, any such revocation and loss of patent protection could have a material adverse impact on Korsana’s business and its ability to commercialize or license its technology and products. Moreover, the controlling laws and regulations of the UPC will develop over time and may adversely affect Korsana’s ability to enforce or defend the validity of any European patents Korsana may obtain. Korsana may decide to opt out from the UPC any future European patent applications that Korsana may file and any patents Korsana may obtain. If certain formalities and requirements are not met, however, such European patents and patent applications could be challenged for non-compliance and brought under the jurisdiction of the UPC. Korsana cannot be certain that future European patents and patent applications will avoid falling under the jurisdiction of the UPC, if Korsana decides to opt out of the UPC.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submissions, fee payment, and other requirements imposed by governmental patent agencies, and Korsana’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuities fees and various other governmental fees on patents and/or patent applications are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent and/or patent application. The USPTO and various foreign governmental patent agencies also require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If Korsana fails to maintain any future patents and patent applications, if filed and issued, covering Korsana’s product candidates, its competitive position would be adversely affected.

Korsana may not identify relevant third-party patents or may incorrectly interpret the relevance, scope, or expiration of a third-party patent, which might adversely affect Korsana’s ability to develop and market its products.

Korsana cannot guarantee that any of Korsana’s patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can Korsana be certain that it has identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of Korsana’s product candidates in any jurisdiction. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent, the patent’s prosecution history and in some cases certain extrinsic evidence of the meaning of terms in a claim. Korsana’s interpretation of the relevance or the scope of a patent or a pending application may be incorrect. For example, Korsana may incorrectly determine that its products are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending application will issue with claims of relevant scope. Korsana’s determination of the expiration date of any patent in the United States or abroad that Korsana considers relevant may be incorrect. Korsana’s failure to identify and correctly interpret relevant patents may negatively impact its ability to develop and market its products.

In addition, because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, and publications in the scientific literature often lag behind actual discoveries, Korsana cannot be certain that others have not filed patent applications for technology covered by Korsana’s future issued patents or its pending applications, if filed, or that Korsana is the first to invent the technology. Korsana’s competitors may have filed, and may in the future file, patent applications covering Korsana’s products or technology similar to Korsana’s. Any such patent application may have priority over Korsana’s future patent applications or patents, if filed and issued, which could require Korsana to obtain rights to issued patents covering such technologies.

Korsana may become subject to claims challenging the inventorship or ownership of Korsana’s patents, if issued, and other intellectual property.

Korsana may be subject to claims that former employees, collaborators or other third parties have an interest in Korsana’s future patents, if filed and issued, or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being invalid or unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing Korsana’s programs or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and/or ownership. Alternatively, or additionally, Korsana may enter into agreements to clarify the scope of Korsana’s rights in such intellectual property. If Korsana fails in defending any such claims, in addition to paying monetary damages, Korsana may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on Korsana’s business. Even if Korsana is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Korsana’s current or future licensors may have relied on third-party consultants or collaborators or on funds from third parties, such as the U.S. government, such that Korsana’s licensors are not the sole and exclusive owners of the patents Korsana in-licensed. If other third parties have ownership rights or other rights to Korsana’s in-licensed patents, they may be able to license such patents to Korsana’s competitors, and its competitors could market competing products and technology. This could have a material adverse effect on Korsana’s competitive position, business, financial condition, results of operations, and prospects.

Patent terms may be inadequate to protect Korsana’s competitive position of its product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from Korsana’s earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering Korsana’s product candidates are obtained, once the patent life has expired, Korsana may be open to competition from competitive products, including generics or biosimilars. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, Korsana’s owned and licensed patent portfolio may not provide Korsana with sufficient rights to exclude others from commercializing products similar or identical to Korsana’s.

Korsana’s technology licensed from various third parties may be subject to retained rights.

Korsana’s future licensors may retain certain rights under the relevant agreements with Korsana, including the right to use or license the licensed technology outside of the scope of Korsana’s license, use the underlying technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether Korsana’s licensors limit their use of the technology to these uses, and Korsana could incur substantial expenses to enforce its rights to its licensed technology in the event of misuse. In addition, while there are certain restrictions on Paragon’s ability to develop products that could be competitive with Korsana’s as more fully described in “Korsana’s Business — Paragon Option Agreements” beginning on page 309 of this proxy statement/prospectus, these restrictions may not prevent the possible future license or development by Paragon of certain technology that could lead to product candidates competitive with Korsana’s. This could have a material adverse effect on Korsana’s competitive position, business, financial condition, results of operations, and prospects.

Risks Related to Government Regulation

The regulatory approval processes of the FDA and other comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable. If Korsana is not able to obtain, or if there are delays in obtaining, required regulatory approvals for Korsana’s product candidates, Korsana will not be able to commercialize, or will be delayed in commercializing, its product candidates, and its ability to generate revenue will be materially impaired.

The process of obtaining regulatory approvals, both in the United States and abroad, is unpredictable, expensive, and typically takes many years following commencement of clinical trials, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Korsana cannot commercialize product candidates in the United States without first obtaining regulatory approval from the FDA. Similarly, Korsana cannot commercialize product candidates outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities. Before obtaining regulatory approvals for the commercial sale of Korsana’s product candidates, including KRSA-028, Korsana must demonstrate through lengthy, complex, and expensive preclinical studies and clinical trials that its product candidates are both safe and effective for each targeted indication. Securing regulatory approval also requires the submission of information about the drug manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Further, Korsana’s product candidates may not be effective, may be only moderately effective, may prove to have undesirable or unintended side effects, toxicities, or other characteristics, or may fail to improve on the applicable standard of care, any of which may preclude Korsana from obtaining regulatory approval. The FDA and comparable foreign regulatory authorities have discretion in the approval process and may refuse to accept any application or may decide that Korsana’s data is insufficient for approval and require additional preclinical, clinical, or other data. Korsana’s product candidates could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including: the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of Korsana’s clinical trials; Korsana may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for Korsana’s proposed indication; the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval; serious and unexpected drug-related side effects may be experienced by participants in Korsana’s clinical trials or by individuals using drugs similar to its product candidates; Korsana may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh Korsana’s safety risks; the FDA or comparable foreign regulatory authorities may disagree with Korsana’s interpretation of data from preclinical studies or clinical trials; the data collected from clinical trials of Korsana’s product candidates may not be acceptable or sufficient to support the submission of a BLA or other submission or to obtain regulatory approval in the United States or elsewhere, and Korsana may be required to conduct additional clinical trials; the FDA or the applicable foreign regulatory authority may disagree regarding the formulation, labeling and/or the specifications of Korsana’s product candidates; the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which Korsana contracts for clinical and commercial supplies; and the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering Korsana’s clinical data insufficient for approval.

Of the large number of drugs in development, only a small percentage successfully complete the FDA or applicable foreign regulatory approval processes and are commercialized. The lengthy approval process as well as the unpredictability of future clinical trial results may result in Korsana failing to obtain regulatory approval to market Korsana’s product candidates, which would significantly harm Korsana’s business, results of operations and prospects.

If Korsana was to obtain approval, regulatory authorities may approve any of Korsana’s product candidates for fewer or more limited indications than Korsana requests, including failing to approve the most commercially promising indications, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. If Korsana is not able to obtain, or if there are delays in obtaining, required regulatory approvals for Korsana’s product candidates, Korsana will not be able to commercialize, or will be delayed in commercializing, this could have a material adverse effect on Korsana’s competitive position, business, financial condition, results of operations, and prospects. In addition, the FDA and foreign regulatory authorities may undergo leadership changes, change their policies, issue additional regulations, or revise existing regulations, or take other actions, such as those implemented by the Department of Government Efficiency, which may impact Korsana’s clinical development plans or prevent or delay approval of Korsana’s product candidates under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon Korsana that could delay Korsana’s ability to obtain approvals and increase the costs of compliance. Since the start of President Trump’s administration in 2025, U.S. policy changes have been implemented at a rapid pace and additional changes are likely. It is difficult to predict how executive actions that may be taken under the current administration may affect the FDA’s ability to exercise its regulatory authority. If any actions impose constraints on the FDA’s ability to engage in routine oversight and product review activities in the normal course, Korsana’s business may be negatively impacted. Additionally, federal government could adopt legislation, regulations or policies that adversely affect Korsana’s business or create a more challenging and costly environment to pursue the development, approval, and commercialization of Korsana’s product candidates.

Korsana may not be able to meet requirements for the chemistry, manufacturing, and control of Korsana’s product candidates.

In order to receive approval of Korsana’s products by the FDA and comparable foreign regulatory authorities, Korsana must show that it and Korsana’s contract manufacturing partners are able to characterize, control and manufacture Korsana’s drug products safely and in accordance with regulatory requirements. This includes manufacturing the active ingredient, developing an acceptable formulation, manufacturing the drug product, performing tests to adequately characterize the formulated product, documenting a repeatable manufacturing process, and demonstrating that Korsana’s drug products meet stability requirements. Meeting these chemistry, manufacturing and control requirements is a complex task that requires specialized expertise. If Korsana is not able to meet the chemistry, manufacturing, and control requirements, Korsana may not be successful in getting Korsana’s products approved.

Korsana’s product candidates for which Korsana intends to seek approval as biologics may face competition from biosimilars sooner than anticipated.

The ACA includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a highly similar or “biosimilar” product may not be submitted to the FDA until four years following the date that the reference product was first approved by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first approved. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of their product.

Korsana believes that any of Korsana’s product candidates approved as biologics under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider Korsana’s product candidates to be reference products for competing products, potentially creating the opportunity for competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once approved, will be substituted for any reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

Even if Korsana receives regulatory approval of Korsana’s product candidates, Korsana will be subject to extensive ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, and Korsana may be subject to penalties if it fails to comply with regulatory requirements or experience unanticipated problems with its product candidates.

Any regulatory approvals that Korsana may receive for Korsana’s product candidates will require the submission of reports to regulatory authorities and surveillance to monitor the safety and efficacy of the product candidate, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions, or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a risk evaluation and mitigation strategy (“REMS”) in order to approve Korsana’s product candidates, which could entail requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. Comparable foreign regulatory authorities may impose similar requirements. In addition, if the FDA or comparable foreign regulatory authorities approve Korsana’s product candidates, Korsana’s product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, distribution, import and export will be subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by comparable foreign regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as on-going compliance with cGMPs and GCPs for any clinical trials that Korsana conducts following approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMPs. If Korsana or a regulatory authority discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory authority may impose restrictions on that product, the manufacturing facility or Korsana, including requiring recall or withdrawal of the product from the market or suspension of manufacturing, delays or restrictions on Korsana’s ability to conduct clinical trials or delays or refusal to grant a marketing authorization, including full or partial clinical holds on ongoing or planned trials, restrictions on the manufacturing process, warning or untitled letters, civil and criminal penalties, injunctions, product seizures, detentions or import bans, suspension, withdrawal or variation of any marketing authorization that has been granted, voluntary or mandatory publicity requirements and imposition of restrictions on operations, including costly new manufacturing requirements. Similar penalties may apply in case of failure by Korsana or by any of Korsana’s third-party partners, including suppliers, manufacturers and distributors, to comply with FDA and EU laws and the related national laws of individual EU Member States and other applicable regulatory authorities governing the conduct of clinical trials, manufacturing approval, marketing authorization of medicinal products and marketing of such products, both before and after grant of a marketing authorization, statutory health insurance, bribery and anti-corruption or other applicable regulatory requirements, including administrative, civil or criminal penalties. The occurrence of any event or penalty described above may inhibit Korsana’s ability to commercialize its product candidates and generate revenue and could require Korsana to expend significant time and resources in response and could generate negative publicity.

Disruptions at the FDA, the SEC and other government agencies and regulatory authorities caused by funding shortages or global health concerns could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of Korsana’s business may rely, which could negatively impact its business.

The ability of the FDA to review regulatory filings and Korsana’s ability to commence human clinical trials can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC, and other government agencies on which Korsana’s operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies or comparable foreign regulatory authorities may also slow the time necessary for the review and approval of applications for clinical trial or marketing authorization, which would adversely affect Korsana’s business. For example, in recent years, including in 2018, 2019 and 2025, the U.S. government shut down several times and certain regulatory agencies, such as the FDA and the SEC, had to furlough critical employees and stop critical activities. Additionally, action by the Trump administration to limit federal agency budgets or personnel may result in reductions to the FDA’s budget, employees, and operations, which may lead to slower response times and longer review periods, potentially affecting Korsana’s ability to progress development of its product candidates or obtain regulatory approval for its product candidates. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process Korsana’s regulatory submissions, which could have a material adverse effect on its business. Further, future government shutdowns could impact Korsana’s ability to access the public markets and obtain necessary capital in order to properly capitalize and continue Korsana’s operations.

If a prolonged government shutdown occurs, or if global health concerns prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process Korsana’s regulatory submissions, which could have a material adverse effect on Korsana’s business.

Korsana may face difficulties from healthcare and regulatory legislative reform measures.

Existing regulatory policies may change, and additional government regulations may be enacted that could prevent, limit, or delay regulatory approval of Korsana’s product candidates. Korsana cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. For example, the Trump administration has discussed several changes to the reach and oversight of the FDA, which could affect its relationship with the pharmaceutical industry, transparency in decision making and ultimately the cost and availability of prescription drugs. If Korsana is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Korsana is not able to maintain regulatory compliance, Korsana may lose any regulatory approval that it may have obtained and it may not achieve or sustain profitability.

Korsana’s business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations, and customers will be subject to applicable healthcare regulatory laws, which could expose Korsana to penalties.

Korsana’s business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations, and customers may expose Korsana to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which Korsana conducts its operations, including how it researches, markets, sells and distributes its product candidates, if approved.

Ensuring that Korsana’s internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. If Korsana’s operations are found to be in violation of any of these laws or any other governmental laws and regulations that may apply to Korsana, it may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of Korsana’s operations. Further, defending against any such actions can be costly and time-consuming and may require significant personnel resources. Therefore, even if Korsana is successful in defending against any such actions that may be brought against it, Korsana’s business may be impaired.

Even if Korsana is able to commercialize any product candidates, due to unfavorable pricing regulations and/or third-party coverage and reimbursement policies, Korsana may not be able to offer such product candidates at competitive prices, which would seriously harm Korsana’s business.

Korsana intends to seek approval to market Korsana’s product candidates in both the United States and in selected foreign jurisdictions. If Korsana obtains approval in one or more foreign jurisdictions for Korsana’s product candidates, Korsana will be subject to rules and regulations in those jurisdictions. Korsana’s ability to successfully commercialize any product candidates that Korsana may develop will depend in part on the extent to which reimbursement for these product candidates and related treatments will be available from government health administration authorities, private health insurers, and other organizations. Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. These entities may create preferential access policies for a competitor’s product, including a branded or generic/biosimilar product, over Korsana’s products in an attempt to reduce their costs, which may reduce Korsana’s commercial opportunity.

Korsana is subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Korsana can face criminal liability and other serious consequences for violations, which can harm Korsana’s business.

Korsana is subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which Korsana conducts activities. Governmental regulation of the import or export of Korsana’s drug candidates, or Korsana’s failure to obtain any required import or export authorization for its candidates, when applicable, could harm international operations. Furthermore, export control laws and economic sanctions prohibit the provision of certain items, technology, and services to countries, governments, and persons targeted by sanctions programs. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to or from recipients in the public or private sector. Korsana may engage third parties to sell Korsana’s products outside the United States, to conduct clinical trials, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. Korsana has direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. Korsana can be held liable for the corrupt or other illegal activities of Korsana’s employees, agents, contractors, and other collaborators, even if Korsana does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Governments outside the United States tend to impose strict price controls, which may adversely affect Korsana’s revenue, if any.

In some countries, particularly EU Member States, the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after receipt of regulatory approval for a therapeutic. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic, and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various EU Member States and parallel distribution, or arbitrage between low-priced and high-priced EU Member States, can further reduce prices. To obtain coverage and reimbursement or pricing approvals in some countries, Korsana or future collaborators may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of Korsana’s product candidates to other available therapies in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If reimbursement of any product candidate approved for marketing is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, Korsana’s business, financial condition, results of operations, or prospects could be materially and adversely affected.

If Korsana seeks and is unable to obtain accelerated approval, the amount, size, and duration of Korsana’s clinical trials could be greater than planned, which could increase the expense, reduce the likelihood, and/or delay the timing of obtaining necessary regulatory approvals. Even if Korsana receives accelerated approval, if confirmatory trials do not verify clinical benefit, or if Korsana does not comply with rigorous post-approval requirements, such authorities may withdraw accelerated approval.

Korsana may seek accelerated approval, or other expedited development, review, or approval status, for Korsana’s product candidates. Even if granted, there is no guarantee that receiving an expedited development, review or approval status from the FDA will lead to a faster development or regulatory review or approval process, and such status does not increase the likelihood that Korsana’s product candidates will ultimately receive marketing approval. The FDA may grant accelerated approval to a product designed to treat a serious or life-threatening condition that provides meaningful therapeutic advantage over available therapies and demonstrates an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. If Korsana chooses to pursue accelerated approval, there can be no assurance that the FDA will agree that Korsana’s proposed primary endpoint is an appropriate surrogate endpoint. Similarly, there can be no assurance that after subsequent FDA feedback that Korsana will continue to pursue accelerated approval or any other form of expedited development, review, or approval, even if Korsana initially decides to do so. Furthermore, if Korsana submits an application for accelerated approval, there can be no assurance that such application will be accepted or that approval will be granted on a timely basis, or at all. The FDA also could require Korsana to conduct further studies or trials prior to considering Korsana’s application or granting approval of any type. Korsana might not be able to fulfill the FDA’s requirements in a timely manner, which would cause delays, or approval might not be granted because Korsana’s submission is deemed incomplete by the FDA. Accelerated approval may be contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s predicted effect on irreversible morbidity or mortality or other clinical benefit. Under the Food and Drug Omnibus Reform Act of 2022, the FDA may require, as appropriate, that such studies be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. The FDA may require that any such confirmatory study be initiated or substantially underway prior to the submission of an application for accelerated approval. Even if Korsana receives accelerated approval from the FDA, Korsana will be subject to rigorous post-approval requirements, including submission to the FDA of all promotional materials prior to their dissemination. The FDA could withdraw accelerated approval for multiple reasons, including Korsana’s failure to conduct any required post-approval study with due diligence, or the inability of such study to confirm the drug’s predicted clinical benefit relative to its risks. A failure to obtain accelerated approval or any other form of expedited review or approval for a product candidate could result in a longer time period prior to commercializing such product candidate, increase the cost of development of such product candidate, and harm Korsana’s competitive position in the marketplace. Comparable considerations apply outside of the United States.

General Risk Factors

Korsana may become exposed to costly and damaging liability claims, when testing a product candidate in the clinical stage or at the commercial stage, and Korsana’s product liability insurance may not cover all damages from such claims.

Korsana is exposed to potential product liability and professional indemnity risks that are inherent in the research, development, manufacturing, marketing, and use of pharmaceutical products. While Korsana currently has no products that have been approved for commercial sale, the future use of a product candidate in clinical trials, and the sale of any approved products in the future, may expose Korsana to liability claims. These claims may be made by patients that use the product or product candidate, healthcare providers, pharmaceutical companies, or others selling such product. Any claims against Korsana, regardless of their merit, could be difficult and costly to defend and could materially and adversely affect the market for Korsana’s products or any prospects for commercialization of Korsana’s products. Although Korsana intends to obtain product liability insurance for Korsana’s future clinical trials, it is possible that its liabilities could exceed Korsana’s insurance coverage or that in the future Korsana may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise. If a successful product liability claim or series of claims is brought against Korsana for uninsured liabilities or in excess of insured liabilities, Korsana’s assets may not be sufficient to cover such claims and Korsana’s business operations could be impaired.

Litigation costs and the outcome of litigation could have a material adverse effect on Korsana’s business.

From time to time, Korsana may be subject to litigation claims through the ordinary course of Korsana’s business operations regarding, but not limited to, securities litigation, employment matters, security of patient and employee personal information, contractual relations with collaborators and licensors and intellectual property rights. Litigation to defend Korsana against claims by third parties, or to enforce any rights that Korsana may have against third parties, could result in substantial costs and diversion of Korsana’s resources, causing a material adverse effect on Korsana’s business, financial condition, results of operations, or cash flows.

Korsana’s business could be adversely affected by economic downturns, inflation, fluctuating interest rates, natural disasters, public health crises, political crises, geopolitical events, or other macroeconomic conditions, which could have a material and adverse effect on Korsana’s results of operations and financial condition.

The global economy, including credit and financial markets, has experienced extreme volatility and disruptions, including, among other things, diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, supply chain shortages, increases in inflation rates, fluctuating interest rates, and uncertainty about economic stability. Adverse macroeconomic conditions, including inflation, slower growth or recession, new or increased tariffs imposed by the U.S. government and potential retaliatory measures by foreign governments and other barriers to trade, especially in light of recent comments and executive orders made by the Trump administration, changes to fiscal and monetary policy or government budget dynamics (particularly in the pharmaceutical and biotech areas), government shutdowns, tighter credit, higher interest rates, volatility in financial markets, high unemployment, labor availability constraints, currency fluctuations and other challenges in the global economy have in the past adversely affected, and may in the future adversely affect, Korsana and its business partners and suppliers. For example, the COVID-19 pandemic resulted in widespread unemployment, economic slowdown, and extreme volatility in the capital markets. In addition, the U.S. has imposed and taken action to pause, resume or adjust tariffs on imports from a number of countries. Since February 2025, the United States government has imposed various tariffs on imports from most countries, including tariffs on imports from China and South Korea. In September 2025, President Trump announced plans to impose 100% tariffs on imported branded or patented pharmaceuticals, unless the importing company is building U.S. manufacturing capacity. It is not yet clear whether these tariffs would apply to the importation of active pharmaceutical ingredients and possibly bulk drug products that are intended for use in clinical trials and not for commercial sale, which could increase the costs of materials for Korsana’s clinical trials. There still remains substantial uncertainty about the duration of existing tariffs and whether additional tariffs may be imposed, modified, or suspended. Historically, tariffs have led to increased trade and political tensions. In response to tariffs, other countries have implemented retaliatory tariffs on U.S. goods. Uncertainty and political tensions as a result of trade policies could reduce trade volume, investment, technological exchange, and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets. The Federal Reserve has raised interest rates multiple times in recent years in response to concerns about inflation and it may raise them again. High interest rates, coupled with reduced government spending and volatility in financial markets, may increase economic uncertainty and affect consumer spending. Similarly, the ongoing military conflict between Russia and Ukraine and in the Middle East and rising tensions with China have created extreme volatility in the global capital markets and may have further global economic consequences, including disruptions of the global supply chain. Any such volatility and disruptions may adversely affect Korsana’s business or the third parties on whom Korsana relies. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more costly, more dilutive, or more difficult to obtain in a timely manner or on favorable terms, if at all. Increased inflation rates can adversely affect Korsana by increasing its costs, including labor and employee benefit costs.

Korsana may in the future experience disruptions as a result of such macroeconomic conditions, including delays or difficulties in initiating or expanding clinical trials and manufacturing sufficient quantities of materials. Any one or a combination of these events could have a material and adverse effect on Korsana’s results of operations and financial condition.

Risks Related to the Cayman Redomestication

Currently, Cyclerion is governed by Massachusetts law, Cyclerion Articles and Cyclerion Bylaws, but upon effectiveness of the Cayman Redomestication the Combined Company will be governed by Cayman Islands law and the Cayman Articles, provisions of which have anti-takeover implications.

Upon effectiveness of the Cayman Redomestication, the Combined Company’s organizational documents will change and the Combined Company and its organizational documents will be governed by Cayman Islands law rather than Massachusetts law. Provisions that will be included in the Cayman Articles may discourage, delay, or prevent a merger, acquisition, or other change in control of the Combined Company that shareholders may consider favorable, including transactions in which its ordinary shareholders might otherwise receive a premium price for their ordinary shares. These provisions could also limit the price that investors might be willing to pay in the future for the Combined Company’s ordinary shares, thereby depressing the market price of its ordinary shares. In addition, because the Combined Company board of directors will be responsible for appointing the members of the Combined Company management team, these provisions may frustrate or prevent any attempts by the Combined Company shareholders to replace or remove its current management by making it more difficult for shareholders to replace members of the Combined Company board of directors. Among other things, these provisions will:

•	introduce the use of a classified board of directors such that not all members of the Combined Company board of directors are elected at one time;

•	allow the authorized number of the Combined Company directors to be changed only by resolution of its board of directors, subject to the terms of the Cayman Series B Certificate of Designation;

•	limit the manner in which shareholders can remove directors from the Combined Company’s board of directors;

•	provide for advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on at shareholder meetings;

•	limit who may call a general meeting of shareholders;

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authorize the Combined Company board of directors to issue preferred shares without shareholder approval, which could be used to institute a “poison pill” that would work to dilute the share ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the Combined Company board of directors; and

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require a special resolution passed by the affirmative vote of not less than two-thirds of the votes cast at a general meeting of the Combined Company will be required to amend provisions of the Cayman Articles.

In addition, upon effectiveness of the Cayman Redomestication, the Cayman Series B Certificate of Designation (as defined below) relating to the Cayman Series B Preferred Shares (as defined below) may delay or prevent a change in control of the Combined Company. At any time while at least 30% of the originally issued Cayman Series B Preferred Shares remain issued and outstanding, the Combined Company may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Shares, (i) consummate (x) any Fundamental Transaction (as defined in the Cayman Series B Certificate of Designation) or (y) any merger or consolidation of the Combined Company with or into another entity or any stock sale to, or other business combination in which the Combined Company shareholders immediately before such transaction do not hold at least a majority of the Combined Company’s capital stock immediately after such transaction, (ii) increase the size of the Combined Company board of directors, (iii) adopt, amend or repeal any written delegation of authority policy, corporate authority matrix or similar document, framework or schedule unless such adoption, amendment or repeal has been approved by the unanimous vote of the Combined Company board of directors, or (iv) retain or replace the Combined Company’s registered independent public accounting firm, independent compensation consultant or corporate counsel. This provision of the Cayman Series B Certificate of Designation may make it more difficult for the Combined Company to enter into any of the aforementioned transactions, even potential change of control transactions that could offer a premium over the market value of the Combined Company to the ordinary shareholders, as it would require the separate consent of the majority of the issued and outstanding Cayman Series B Preferred Shares.

Because the Cayman Articles designate the courts of the Cayman Islands as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Combined Company’s shareholders, this could limit your ability to obtain a favorable judicial forum for disputes with the Combined Company or its directors, officers, or other employees.

The Cayman Articles will provide that unless the Combined Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Cayman Articles or otherwise related in any way to each shareholder’s shareholding in the Combined Company, including but not limited to (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of the Combined Company’s current or former director, officer or other employee to the Combined Company or its shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or the Cayman Articles, or (iv) any action asserting a claim against the Combined Company governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States of America) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in Cayman Articles will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States of America, the sole and exclusive forum for determination of such a claim.

The Cayman Articles will also provide that, without prejudice to any other rights or remedies that the Combined Company may have, each of the Combined Company’s shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Combined Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

This choice of forum provision may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Combined Company or its directors, officers, or other employees, which may discourage lawsuits against the Combined Company and its directors, officers, and other employees. Any person or entity purchasing or otherwise acquiring any of the Combined Company’s shares or other securities, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ memorandum and articles of association or other charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in the Cayman Articles to be inapplicable or unenforceable in an action, the Combined Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on the Combined Company’s business and financial performance.

Risks Related to the Combined Company

If any of the events described in “Risks Related to Cyclerion” or “Risks Related to Korsana” occur, those events could cause potential benefits of the Merger not to be realized.

Following completion of the Merger, the Combined Company will be susceptible to many of the risks described in the sections herein entitled “Risks Related to Cyclerion” and “Risks Related to Korsana.” To the extent any of the events in the risks described in those sections occur, the potential benefits of the Merger may not be realized and the results of operations and financial condition of the Combined Company could be adversely affected in a material way. This could cause the market price of the Combined Company common stock to decline.

The market price of the Combined Company common stock is expected to be volatile, and the market price of the common stock may drop following the Merger.

The market price of the Combined Company common stock following the Merger could be subject to significant fluctuations. Some of the factors that may cause the market price of the Combined Company common stock to fluctuate include:

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results of clinical trials and preclinical studies of the Combined Company’s product candidates, or those of the Combined Company’s competitors or the Combined Company’s existing or future collaborators;

•	failure to meet or exceed financial and development projections the Combined Company may provide to the public;

•	failure to meet or exceed the financial and development projections of the investment community;

•	if the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts;

•	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the Combined Company or its competitors;

•	actions taken by regulatory agencies with respect to the Combined Company’s product candidates, clinical studies, manufacturing process or sales and marketing terms;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and the Combined Company’s ability to obtain patent protection for its technologies;

•	additions or departures of key personnel;

•	significant lawsuits, including patent or shareholder litigation;

•	if securities or industry analysts do not publish research or reports about the Combined Company’s business, or if they issue adverse or misleading opinions regarding its business and stock;

•	changes in the market valuations of similar companies;

•	general market or macroeconomic conditions or market conditions in the pharmaceutical and biotechnology sectors;

•	sales of securities by the Combined Company or its securityholders in the future;

•	if the Combined Company fails to raise an adequate amount of capital to fund its operations or continued development of its product candidates;

•	trading volume of the Combined Company common stock;

•	announcements by competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships, or capital commitments;

•	adverse publicity relating to precision medicine product candidates, including with respect to other products in such markets;

•	the introduction of technological innovations or new therapies that compete with the products and services of the Combined Company; and

•	period-to-period fluctuations in the Combined Company’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the Combined Company common stock. In addition, a recession, depression, or other sustained adverse market event could materially and adversely affect the Combined Company’s business and the value of its common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies. Furthermore, market volatility may lead to increased shareholder activism if the Combined Company experiences a market valuation that activists believe is not reflective of its intrinsic value. Activist campaigns that contest or conflict with the Combined Company’s strategic direction or seek changes in the composition of its board of directors could have an adverse effect on its operating results, financial condition, and cash flows.

The Combined Company may incur losses for the foreseeable future and may never achieve profitability.

The Combined Company may never become profitable, even if it is able to complete clinical development for one or more product candidates and eventually commercialize such product candidates. The Combined Company will need to successfully complete significant research, development, testing, and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the Combined Company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

If the Combined Company fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its product candidates or otherwise implement its business plan.

The Combined Company’s ability to compete in the highly competitive pharmaceuticals industry depends on its ability to attract and retain highly qualified managerial, scientific, medical, legal, sales and marketing and other personnel. The Combined Company will be highly dependent on its management and scientific personnel. The loss of the services of any of these individuals could impede, delay, or prevent the successful development of the Combined Company’s product pipeline, completion of its planned clinical trials, commercialization of its product candidates or in-licensing or acquisition of new assets and could impact negatively its ability to implement successfully its business plan. If the Combined Company loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. The Combined Company might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses.

The Combined Company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.

The Combined Company will require substantial additional funds to conduct the costly and time-consuming clinical efficacy trials necessary to pursue regulatory approval of each potential product candidate and to continue the development of KRSA-028 and Korsana’s future programs and future product candidates. The Combined Company’s future capital requirements will depend upon a number of factors, including: the number and timing of future product candidates in the pipeline; progress with and results from preclinical testing and clinical trials; the ability to manufacture sufficient drug supplies to complete preclinical and clinical trials; the costs involved in preparing, filing, acquiring, prosecuting, maintaining and enforcing patent and other intellectual property claims; and the time and costs involved in obtaining regulatory approvals and favorable reimbursement or formulary acceptance.

Raising additional capital may be costly or difficult to obtain and could, for example, through the sale of common stock or securities convertible or exchangeable into common stock, significantly dilute the Combined Company shareholders’ ownership interests or inhibit the Combined Company’s ability to achieve its business objectives. If the Combined Company raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common shareholders. In addition, any debt financing may subject the Combined Company to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends. If the Combined Company raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances, or licensing arrangements with third parties, the Combined Company may have to relinquish certain valuable intellectual property or other rights to its product candidates, technologies, future revenue streams, or research programs or grant licenses on terms that may not be favorable to it. Even if the Combined Company were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to the Combined Company or its shareholders.

The Combined Company will incur additional costs and increased demands upon management as a result of complying with the laws and regulations affecting public companies.

The Combined Company will incur significant legal, accounting, and other expenses as a public company that Korsana did not incur as a private company, including costs associated with public company reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Combined Company’s management team will consist of the executive officers of Korsana prior to the Merger.

These executive officers and other personnel will need to devote substantial time to gaining expertise related to public company reporting requirements and compliance with applicable laws and regulations to ensure that the Combined Company complies with all of these requirements. Any changes the Combined Company makes to comply with these obligations may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for the Combined Company to attract and retain qualified persons to serve on the board of directors or on board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

Upon completion of the Merger, failure by the Combined Company to comply with the initial listing standards of Nasdaq will prevent its stock from being listed on Nasdaq.

Upon completion of the Merger, Cyclerion, under the new name “Korsana Biosciences, Inc.,” will be required to meet the initial listing requirements to maintain the listing and continued trading of its shares on Nasdaq. These initial listing requirements are more difficult to achieve than the continued listing requirements. Pursuant to the Merger Agreement, Cyclerion agreed to use its commercially reasonable efforts to cause the shares of Cyclerion Common Stock being issued in the Merger (including any common stock issuable upon conversion of the Cyclerion Series B Preferred Stock) to be approved for listing on Nasdaq at or prior to the First Effective Time. Based on information currently available to Cyclerion, Cyclerion anticipates that its stock will be unable to meet the $4.00 minimum bid price initial listing requirement at the closing of the Merger unless it effects a reverse stock split. The Cyclerion Board intends to effect a reverse stock split of the shares of Cyclerion Common Stock at a ratio of between     to     . In addition, often times a reverse stock split will not result in a trading price for the affected common stock that is proportional to the ratio of the split. Following the Merger, if the Combined Company is unable to satisfy Nasdaq listing requirements, Nasdaq may notify the Combined Company that its shares of common stock will not be listed on Nasdaq.

Upon a potential delisting from Nasdaq, if the Combined Company common stock is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the- counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of the Combined Company common stock; decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker dealers willing to execute trades in the Combined Company common stock. Also, it may be difficult for the Combined Company to raise additional capital if the Combined Company common stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of the Combined Company common stock and could have a material adverse effect on the Combined Company.

Once the Combined Company is no longer a smaller reporting company or otherwise no longer qualifies for applicable exemptions, the Combined Company will be subject to additional laws and regulations affecting public companies that will increase the Combined Company’s costs and the demands on management and could harm the Combined Company’s operating results and cash flows.

The Combined Company will be subject to the reporting requirements of the Exchange Act, which requires, among other things, that the Combined Company file with the SEC, annual, quarterly, and current reports with respect to the Combined Company’s business and financial condition as well as other disclosure and corporate governance requirements. However, as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, in at least the near term, the Combined Company may take advantage of exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and in the Combined Company’s periodic reports and proxy statements. Once the Combined Company is no longer a smaller reporting company or otherwise no longer qualifies for these exemptions, the Combined Company will be required to comply with these additional legal and regulatory requirements applicable to public companies and will incur significant legal, accounting, and other expenses to do so. If the Combined Company is not able to comply with the requirements in a timely manner or at all, the Combined Company’s financial condition or the market price of the Combined Company common stock may be harmed. For example, if the Combined Company or its independent auditor identifies deficiencies in the Combined Company’s internal control over financial reporting that are deemed to be material weaknesses the Combined Company could face additional costs to remedy those deficiencies, the market price of the Combined Company stock could decline or the Combined Company could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

If the Combined Company fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.

Provided the Combined Company continues to be listed on Nasdaq, the Combined Company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that the Combined Company maintain effective disclosure controls and procedures and internal control over financial reporting. The Combined Company must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes- Oxley Act. As a private company, Korsana has not been required to document and test its internal controls over financial reporting nor has its management been required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Following the Merger, the Combined Company will be required to incur substantial professional fees and internal costs to expand its accounting and finance functions and expend significant management efforts. The Combined Company may experience difficulty in meeting these reporting requirements in a timely manner.

The Combined Company may discover weaknesses in its system of internal control over financial reporting that could result in a material misstatement of its financial statements. The Combined Company’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If the Combined Company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, the Combined Company may not be able to produce timely and accurate financial statements. If that were to happen, the market price of its common stock could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

The unaudited pro forma condensed combined financial information for Cyclerion and Korsana included in this proxy statement/prospectus are preliminary, and the Combined Company’s actual financial position and operations after the Merger may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma financial information for Cyclerion and Korsana included in this proxy statement/prospectus are presented for illustrative purposes only and is not necessarily indicative of the Combined Company’s actual financial condition or results of operations of future periods, or the financial condition or results of operations that would have been realized had the entities been combined during the period presented. The Combined Company’s actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma financial information included in this proxy statement/prospectus. The Exchange Ratio reflected in this proxy statement/prospectus is preliminary. The final Exchange Ratio could differ materially from the preliminary Exchange Ratio used to prepare the pro forma adjustments. For more information see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 378.

Provisions that will be in the Combined Company’s articles of organization and bylaws and provisions under Massachusetts law could make an acquisition of the Combined Company more difficult and may prevent attempts by its shareholders to replace or remove its management.

Provisions that will be included in the Combined Company’s articles of organization and bylaws may discourage, delay, or prevent a merger, acquisition, or other change in control of the Combined Company that shareholders may consider favorable, including transactions in which its common shareholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Combined Company common stock, thereby depressing the market price of its common stock. In addition, because the Combined Company board of directors will be responsible for appointing the members of the Combined Company management team, these provisions may frustrate or prevent any attempts by the Combined Company shareholders to replace or remove its current management by making it more difficult for shareholders to replace members of the Combined Company board of directors. Among other things, these provisions will:

•	allow the authorized number of the Combined Company directors to be changed only by resolution of its board of directors;

•	limit the manner in which shareholders can remove directors from the Combined Company’s board of directors;

•	provide for advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on at shareholder meetings;

•	require that shareholder actions must be effected at a duly called shareholder meeting or by the unanimous written consent of all shareholders in lieu of such a meeting;

•	limit who may call a special meeting of shareholders;

•

authorize the Combined Company board of directors to issue preferred stock without shareholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the Combined Company board of directors; and

•

require the approval of the holders of at least a majority of the votes that all Combined Company shareholders would be entitled to cast to amend or repeal certain provisions of the Combined Company’s articles of organization or bylaws.

In addition, the provisions of the Cyclerion Articles, as amended, relating to the Combined Company’s Series B Preferred Stock may delay or prevent a change in control of the Combined Company. At any time while at least 30% of the originally issued Series B Preferred Stock remains issued and outstanding, the Combined Company may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock, (i) consummate (x) any Fundamental Transaction (as defined in the Cyclerion Articles, as amended) or (y) any merger or consolidation of the Combined Company with or into another entity or any stock sale to, or other business combination in which the Combined Company shareholders immediately before such transaction do not hold at least a majority of the Combined Company’s capital stock immediately after such transaction, (ii) increase the size of the Combined Company board of directors, (iii) adopt, amend or repeal any written delegation of authority policy, corporate authority matrix or similar document, framework or schedule unless such adoption, amendment or repeal has been approved by the unanimous vote of the Combined Company board of directors, or (iv) retain or replace the Combined Company’s registered independent public accounting firm, independent compensation consultant or corporate counsel. This provision of the Series B Certificate of Designation may make it more difficult for the Combined Company to enter into any of the aforementioned transactions, even potential change of control transactions that could offer a premium over the market value of the Combined Company to the common shareholders, as it would require the separate consent of the majority of the holders of the Series B Preferred Stock.

If Proposal No. 4 is approved by Cyclerion shareholders and the Merger is completed, the Combined Company will effect the Cayman Redomestication pursuant to the Plan of Domestication as set forth in the form attached as Annex J to this proxy statement/prospectus, and, upon completion of the Cayman Redomestication, the rights of Cyclerion shareholders and the rights of Korsana stockholders who become the Combined Company shareholders pursuant to the Merger will no longer be governed by the Cyclerion Articles, Cyclerion Bylaws and the MBCA, and instead will be governed by the Cayman Articles, in the form attached as Annex K to this proxy statement/prospectus, and the Cayman Islands Companies Act. See “Risks Related to the Cayman Redomestication — Currently, Cyclerion is governed by Massachusetts, Cyclerion Articles and Cyclerion Bylaws, but upon effectiveness of the Cayman Redomestication the Combined Company will be governed by Cayman Islands law and the Cayman Articles, provisions of which have anti-takeover implications.”

The articles of organization, as amended, of the Combined Company will provide that, unless the Combined Company consents in writing to the selection of an alternative forum, certain designated courts will be the sole and exclusive forum for certain legal actions between Combined Company and its shareholders, which could limit its shareholders’ ability to obtain a favorable judicial forum for disputes with the Combined Company or its directors, officers, employees, or shareholders.

The articles of organization, as amended, of the Combined Company will provide that, unless the Combined Company consents in writing to the selection of an alternative forum, a state or federal court located within the Commonwealth of Massachusetts shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Combined Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Combined Company to the Combined Company or the Combined Company’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the MBCA or any successor statute, or (d) any action asserting a claim governed by the internal affairs doctrine, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants, which for purposes of this risk factor refers to herein as the “Massachusetts Forum Provision.” The Massachusetts Forum Provision will not apply to any causes of action arising under the Securities Act and the Exchange Act. In addition, the articles of organization, as amended, of the Combined Company will provide that any person or entity purchasing or otherwise acquiring any interest in shares of its capital stock is deemed to have notice of and consented to the foregoing Massachusetts Forum Provision.

The Massachusetts Forum Provision may impose additional costs on shareholders of the Combined Company in pursuing any such claims, particularly if the shareholders do not reside in or near the Commonwealth of Massachusetts or were permitted to select another jurisdiction. Additionally, the forum selection clauses in the articles of organization, as amended, of the Combined Company may limit its shareholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with the Combined Company or its directors, officers, employees, or shareholders, which may discourage such lawsuits against the Combined Company and its directors, officers, employees, and shareholders even though an action, if successful, might benefit its shareholders. Alternatively, if a court were to find the Massachusetts Forum Provision contained in the Combined Company’s articles of organization, as amended, to be inapplicable or unenforceable in an action, the Combined Company may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect its business, financial condition, and results of operations.

If Proposal No. 4 is approved by Cyclerion shareholders and the Merger is completed, the Combined Company will effect the Cayman Redomestication pursuant to the Plan of Domestication as set forth in the form attached as Annex J to this proxy statement/prospectus, and, upon completion of the Cayman Redomestication, the rights of Cyclerion shareholders and the rights of Korsana stockholders who become the Combined Company shareholders pursuant to the Merger will no longer be governed by the Cyclerion Articles, Cyclerion Bylaws and the MBCA, and instead will be governed by the Cayman Articles, in the form attached as Annex K to this proxy statement/prospectus, and the Cayman Islands Companies Act. See “Risks Related to the Cayman Redomestication — Because the Cayman Articles designate the courts of the Cayman Islands as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Combined Company’s shareholders, this could limit your ability to obtain a favorable judicial forum for disputes with the Combined Company or its directors, officers or other employees.”

Cyclerion and Korsana do not anticipate that the Combined Company will pay any cash dividends in the foreseeable future.

The current expectation is that the Combined Company will retain its future earnings, if any, to fund the growth of the Combined Company’s business as opposed to paying dividends. As a result, capital appreciation, if any, of the Combined Company common stock will be your sole source of gain, if any, for the foreseeable future.

An active trading market for the Combined Company common stock may not develop and its shareholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the Merger, there had been no public market for shares of Korsana capital stock. An active trading market for the Combined Company shares of common stock may never develop or be sustained. If an active market for the Combined Company common stock does not develop or is not sustained, it may be difficult for the Combined Company shareholders to sell their shares at an attractive price or at all.

Future sales of shares by existing shareholders could cause the Combined Company stock price to decline.

If existing securityholders of Cyclerion and Korsana sell, or indicate an intention to sell, substantial amounts of the Combined Company common stock in the public market after legal restrictions on resale discussed in this proxy statement/prospectus lapse, the trading price of the common stock of the Combined Company could decline. Based on shares outstanding as of December 31, 2025 for Cyclerion and March 31, 2026 for Korsana, after giving effect to the estimated Exchange Ratio and the shares of Korsana Common Stock to be issued in the Korsana Pre-Closing Financing and shares expected to be issued upon completion of the Merger and prior to giving effect to the anticipated Cyclerion Reverse Stock Split, the Combined Company is expected to have outstanding a total of approximately 206.8 million shares of common stock immediately following the completion of the Merger (or approximately 293.7 million shares of common stock after giving effect to the conversion of the Cyclerion Series B Preferred Stock and the exercise of Cyclerion Pre-Funded Warrants). Approximately 165.5 million shares (or approximately 181.0 million, if certain Korsana Pre-Funded Warrants are exercised) will be freely tradeable upon completion of the Merger, and an additional approximately 41.3 million shares (or approximately 112.7 million, if the Cyclerion Series B Preferred Stock is converted and the remaining Korsana Pre-Funded Warrants are exercised) will become available for sale in the public market beginning 180 days after the closing of the Merger as a result of the expiration of lock-up agreements between Cyclerion on the one hand and certain securityholders of Korsana on the other hand (and without giving effect to any restrictions on resale under securities laws). In addition, shares of common stock that are subject to outstanding warrants, options or restricted stock units will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act. If these shares are sold, the trading price of the Combined Company common stock could decline.

After completion of the Merger, holders of Combined Company Series B Preferred Stock will have the ability to significantly influence all matters submitted to the Combined Company shareholders for approval.

Upon the completion of the Merger, and giving effect to the issuance of the shares of Korsana Common Stock and the Korsana Pre-Funded Warrants prior to the closing of the Merger pursuant to the Korsana Pre-Closing Financing, it is anticipated that holders of Combined Company Series B Preferred Stock will, in the aggregate, beneficially own approximately 36.6% of the Combined Company’s outstanding shares of common stock (on a fully-diluted basis), subject to certain assumptions, including, but not limited to, Cyclerion’s net cash as of closing being $0. As a result, if these shareholders were to choose to act together, they would be able to significantly influence all matters submitted to the Combined Company shareholders for approval, as well as the Combined Company management and affairs. For example, these shareholders, if they choose to act together, would significantly influence the election of directors and approval of any merger, consolidation, or sale of all or substantially all of the Combined Company’s assets. This concentration of voting power could delay or prevent an acquisition of the Combined Company on terms that other shareholders may desire.

After completion of the Merger, Preferred Directors elected by the holders of Cyclerion Series B Preferred Stock will have the ability to control or significantly influence all matters submitted to the Combined Company board of directors for approval.

Following the completion of the Merger, pursuant to the Cyclerion Articles, as amended, at all times when at least 30% of the originally issued Cyclerion Series B Preferred Stock remains issued and outstanding: (i) the holders of Cyclerion Series B Preferred Stock, exclusively and voting together as a separate class on an as-converted to common stock basis, shall be entitled to elect four directors (the “Preferred Directors”); and (ii) the holders of Cyclerion Common Stock and of any other class or series of voting stock (including the Cyclerion Series B Preferred Stock), exclusively and voting together as a single class on an as-converted to common stock basis, shall be entitled to elect the balance of the total number of directors of Cyclerion (the “At-Large Directors”). Each Preferred Director is entitled to three votes on each matter presented to the Combined Company board of directors.

Following the completion of the Merger, it is expected Mr. Gottesdiener, Mr. Kiselak, Ms. Pernice, and Mr. Shah will be elected as the four Preferred Directors by the holders of Cyclerion Series B Preferred Stock. These four Preferred Directors will represent approximately 86% of the total votes of the Combined Company board of directors (assuming no vacancies). As a result, these four Preferred Directors would be able to control or significantly influence all matters submitted to the Combined Company board of directors for approval, including business plans and policies and the appointment and removal of the Combined Company’s officers. The holders of Cyclerion Series B Preferred Stock will thereby have influence with respect to the composition of the Combined Company board of directors and, to the extent they influence the actions of the Preferred Directors, if at all, actions of the Combined Company board of directors. Affiliates of Fairmount and Venrock Healthcare Capital Partners are expected to be the sole holders of 92% of Cyclerion Series B Preferred Stock following the completion of the Merger. Mr. Kiselak is a Managing Member at Fairmount, Ms. Pernice is an Operating Partner at Fairmount, and Dr. Violin is a Venture Partner at Fairmount. Mr. Gottesdiener and Mr. Shah are partners at Venrock Healthcare Capital Partners.

Korsana expects that the decision to enter into or amend any Paragon Option Agreement (or similar agreements) or license agreement with Paragon will be subject to the approval of the Combined Company board of directors. As noted above, the Combined Company board of directors will include four Preferred Directors that are affiliated with and elected by Fairmount and Venrock Healthcare Capital Partners, two of whom are affiliated with Fairmount, in addition to Dr. Violin. As a result, Fairmount may exert influence on the decisions of the Combined Company board of directors and the Combined Company management, including as it relates to the Paragon Option Agreements and decisions to exercise options or enter into license agreements thereunder, which interests may differ from the interests of the Combined Company shareholders given Fairmount’s interest in the Combined Company and Paragon, and indirect interest in Parasa. All directors of the Combined Company will owe fiduciary duties pursuant to Massachusetts law, and directors of the Combined Company will be expected to comply with their respective fiduciary duties under Massachusetts law relevant to related party transactions. If the Cayman Redomestication is effected, all directors of the Combined Company will owe fiduciary duties pursuant to Cayman Islands law, and directors of the Combined Company will be expected to comply with their respective fiduciary duties under Cayman Islands law relevant to related party transactions. See the section titled “Proposal No. 4 — The Redomestication Proposal — Effects of the Cayman Redomestication — Comparison of Shareholder Rights under Massachusetts and Shareholder Rights under Cayman Islands Law — Fiduciary Duties and Business Judgment” beginning on page 250 of this proxy statement/prospectus. Following the completion of the Merger, Korsana anticipates that the Combined Company will adopt a related party transaction approval policy and the Combined Company’s audit committee will be responsible for the review, consideration and approval or ratification of related party transactions.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the Combined Company, its business or its market, its stock price and trading volume could decline.

The trading market for the Combined Company common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect to not provide research coverage of the Combined Company common stock after the completion of the Merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the Combined Company will not have any control over the analysts or the content and opinions included in their reports. The price of the Combined Company common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the Combined Company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

The Combined Company will have broad discretion in the use of the cash and cash equivalents of the Combined Company and the proceeds from the Korsana Pre-Closing Financing and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

The Combined Company will have broad discretion over the use of the cash and cash equivalents of the Combined Company and the proceeds from the Korsana Pre-Closing Financing. You may not agree with the Combined Company’s decisions, and its use of the proceeds may not yield any return on your investment. The Combined Company’s failure to apply these resources effectively could compromise its ability to pursue its growth strategy and the Combined Company might not be able to yield a significant return, if any, on its investment of these net proceeds. You will not have the opportunity to influence its decisions on how to use the Combined Company’s cash resources.

The Combined Company’s ability to use NOL carryforwards and other tax attributes may be limited, including as a result of the Merger.

Each of Cyclerion and Korsana has incurred losses during its history, and the Combined Company does not expect to become profitable in the near future and may never achieve profitability. As of December 31, 2025, Cyclerion had federal NOL carryforwards of approximately $211 million. As of December 31, 2025, Korsana had federal NOL carryforwards of approximately $31.5 million. Under current law, U.S. federal NOLs incurred in tax years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such NOL carryforwards is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to federal law. In addition, under Sections 382 and 383 of the Code, U.S. federal NOL carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more shareholders or groups of shareholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The Combined Company’s ability to utilize its NOL carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including, as discussed above, in connection with the Merger or other transactions. Similar rules may apply under state tax laws. If the Combined Company earns taxable income, such limitations could result in increased future income tax liability to the Combined Company, and the Combined Company’s future cash flows could be adversely affected.

Changes in tax law could adversely affect the Combined Company’s business and financial condition.

The Combined Company is subject to federal, state, and local income and other taxes in the United States and in foreign jurisdictions because of the scope of its operations. New tax laws, statutes, rules, regulations, or ordinances could be enacted at any time. Further, existing tax laws, statutes, rules, regulations, or ordinances could be interpreted differently, changed, repealed, or modified at any time. Any such enactment, interpretation, change, repeal, or modification could adversely affect us, possibly with retroactive effect. For example, the U.S. government recently enacted legislation commonly referred to as the One Big Beautiful Bill Act that (along with prior U.S. federal tax reform legislation) has resulted in significant changes to the taxation of business entities, including, among other changes, the imposition of minimum taxes and excise taxes, changes to the taxation of income derived from international operations, changes in the deduction and amortization of research and development expenditures, and limitations on the deductibility of business interest. Future guidance from the IRS and other taxing authorities with respect to this and other legislation may affect the Combined Company, and certain aspects of such legislation could be repealed or modified in future legislation or sunset in future years. In addition, it is uncertain if and to what extent various states will conform to federal law. To the extent that any such changes in tax laws and regulations have a negative impact on the Combined Company, including as a result of related uncertainty, its business, financial condition, results of operations and cash flows may be materially and adversely impacted.

Unfavorable global economic conditions could adversely affect the Combined Company’s business, financial condition, results of operations or cash flows.

The Combined Company’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn could result in a variety of risks to the Combined Company’s business, including weakened demand for the Combined Company’s product candidates and the Combined Company’s ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain the Combined Company’s suppliers, possibly resulting in supply disruption, or cause the Combined Company’s customers to delay making payments for its services. Any of the foregoing could harm the Combined Company’s business and the Combined Company cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that constitute forward-looking statements within the meaning of the federal securities laws in relation to Cyclerion, Korsana, the Merger and the other proposed transactions contemplated thereby. Any express or implied statements that do not relate to historical or current facts or matters are forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements include, but are not limited to, express or implied statements regarding Cyclerion’s or Korsana’s expectations, hopes, beliefs, intentions, or strategies regarding the future. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “target,” “endeavor,” “possible,” “potential,” “continue,” “contemplate” or the negative of these terms or other comparable terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Cyclerion, Korsana or the proposed transaction will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Cyclerion’s or Korsana’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. In addition to other factors and matters contained in this document, Cyclerion and Korsana believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the risk that the conditions to the closing of the Merger are not satisfied, including the failure to obtain stockholder approval required to complete the Merger and transactions contemplated thereby;

•	Cyclerion’s and Korsana’s ability to meet expectations regarding the timing and completion of the Merger;

•	the risk that the Korsana Pre-Closing Financing is not completed;

•

uncertainties as to the timing and costs of the consummation of the Merger and the ability of each of Cyclerion and Korsana to consummate the Merger and the transactions contemplated thereby, including the Korsana Pre-Closing Financing;

•

uncertainties with obtaining the requisite approvals of the stockholders of each of Cyclerion and Korsana and the eﬀectiveness of the registration statement to be filed with the SEC in connection with the Merger and the Pre-Closing Financing;

•	risks related to Cyclerion’s continued listing on the Nasdaq until closing of the proposed Merger;

•

expectations regarding the strategies, prospects, plans expectations and objectives of management of Cyclerion or Korsana for future operations of the Combined Company following the closing of the Merger;

•

the ability of the Combined Company to recognize the benefits that may be derived from the Merger, including the commercial or market opportunity of the product candidates of Korsana and the Combined Company;

•	the possibility that the CVR holders may never receive any proceeds pursuant to the Cyclerion CVR Agreement;

•	the possibility that Cyclerion shareholders will not receive any dividend of cash prior to the closing of the Merger;

•	risks related to Cyclerion’s and Korsana’s ability to correctly estimate their respective operating expenses and expenses associated with the transaction, uncertainties regarding the impact any delay in the closing of the Merger would have on the anticipated cash resources of the Combined Company upon closing and other events and unanticipated spending and costs that could reduce the Combined Company’s cash resources;

•	the accuracy of the parties’ estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement;

•

the fact that under the terms of the Merger Agreement, Cyclerion and Korsana are restrained from soliciting other acquisition proposals during the pendency of the Merger, except in certain circumstances;

•

the effect of the announcement or pendency of the Merger on Cyclerion’s or Korsana’s business relationships, operating results and business generally, including disruption of Cyclerion’s and Korsana’s management’s attention from ongoing business operations due to the Merger and potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction;

•	the risk that the Merger Agreement may be terminated in circumstances that require Cyclerion or Korsana to pay a termination fee;

•

the outcome of any legal proceedings that may be instituted against Cyclerion, Korsana or any of their respective directors or officers related to the Merger Agreement or the transactions contemplated thereby;

•	the ability of Cyclerion and Korsana to protect their respective intellectual property rights;

•	competitive responses to the Merger;

•	legislative, regulatory, political and economic developments beyond the parties’ control;

•	the initiation, timing and success of clinical trials for Korsana’s product candidates;

•	success in retaining, or changes required in, Cyclerion’s and Korsana’s officers, key employees or directors;

•	Cyclerion’s public securities’ potential liquidity and trading;

•	regulatory actions with respect to Cyclerion’s and Korsana’s product candidates or their respective competitors’ products and product candidates;

•	Korsana’s ability to manufacture their product candidates in conformity with the FDA’s requirements and to scale up manufacturing of their product candidates to commercial scale, if approved;

•	uncertainties regarding the capabilities and potential of the THETA platform and Korsana’s pipeline programs;

•	Korsana’s reliance on third-party contract development and manufacturer organizations to manufacture and supply product candidates;

•	the beneficial characteristics, and the potential safety, efficacy and therapeutic effects of Korsana’s product candidates;

•	the expected potential benefits of strategic collaboration with third parties and Korsana’s ability to attract collaborators with development, regulatory and commercialization expertise;

•	Korsana’s ability to successfully commercialize product candidates, if approved, and the rate and degree of market acceptance of such product candidates; and

•	developments and projections relating to Korsana’s competitors or industry.

Should one or more of these risks or uncertainties materialize, or should any of Cyclerion’s or Korsana’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that Cyclerion or Korsana considers immaterial or which are unknown. You are urged to carefully review the disclosures Cyclerion and Korsana make concerning these risks and other factors that may affect Cyclerion’s and Korsana’s business and operating results under the section titled “Risk Factors” beginning on page 32 of this proxy statement/prospectus. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Cyclerion and incorporated by reference herein. Please see the section titled “Where You Can Find More Information” beginning on page 419 of this proxy statement/prospectus. There can be no assurance that the Merger will be completed, or if it is completed, that it will be completed within the anticipated time period or that the expected benefits of the Merger will be realized.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Cyclerion, Korsana or the Combined Company could differ materially from the forward-looking statements. Any public statements or disclosures by Cyclerion and Korsana following this proxy statement/prospectus that modify or impact any of the forward-looking statements contained in this proxy statement/prospectus will be deemed to modify or supersede such statements in this proxy statement/prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document and are qualified in their entirety by reference to the cautionary statements herein. Cyclerion and Korsana do not intend, and undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless required by law to do so.

THE ANNUAL MEETING OF CYCLERION SHAREHOLDERS

Date, Time and Place

The Cyclerion Shareholders Meeting will be held on    , 2026, commencing at    a.m. Eastern Time, unless postponed or adjourned to a later date. The Cyclerion Shareholders Meeting will be held exclusively online. You will be able to attend and participate in the Cyclerion Shareholders Meeting online by visiting www.virtualshareholdermeeting.com/    , where you will be able to listen to the meeting live, submit questions and vote. Cyclerion is sending this proxy statement/prospectus to its shareholders in connection with the solicitation of proxies by the Cyclerion Board for use at the Cyclerion Shareholders Meeting and any adjournments or postponements of the Cyclerion Shareholders Meeting. This proxy statement/prospectus is first being furnished to Cyclerion shareholders on or about    , 2026.

Purpose of the Cyclerion Shareholders Meeting

The purposes of the Cyclerion Shareholders Meeting are:

1.

Approve (i) the issuance of shares of Cyclerion Common Stock, including the shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, which will represent more than 20% of the shares of Cyclerion Common Stock outstanding immediately prior to the First Merger, to stockholders of Korsana, pursuant to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and (ii) the change of control of Cyclerion resulting from the First Merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively (the “Nasdaq Stock Issuance Proposal” or “Proposal No. 1”);

2.

Approve articles of amendment to the restated articles of organization of Cyclerion, as amended (the “Cyclerion Articles”), to increase the number of shares of Cyclerion Common Stock that Cyclerion is authorized to issue from 400,000,000 shares to    shares, in the form attached as Annex H to this proxy statement/prospectus (the “Authorized Share Increase Proposal” or “Proposal No. 2”);

3.

Approve an amendment to the Cyclerion Articles to effect a reverse stock split of Cyclerion’s issued and outstanding common stock at a ratio in the range of one new share for every    shares and one new share for every    shares (or any number in between), in the form attached as Annex I to this proxy statement/prospectus, with the final ratio and effectiveness of such amendment and the abandonment of such amendment to be mutually agreed by the Cyclerion Board and the Korsana Board prior to the First Effective Time or, if the Nasdaq Stock Issuance Proposal is not approved by Cyclerion shareholders, determined solely by the Cyclerion Board (the “Reverse Stock Split Proposal” or “Proposal No. 3”);

4.

Approve (A) the redomestication of Cyclerion from the Commonwealth of Massachusetts to the Cayman Islands by domestication (“Proposal No. 4A”) and (B)(i) the redomestication of Cyclerion from the Commonwealth of Massachusetts to the Cayman Islands by way of continuation and (ii) the adoption of the memorandum and articles of association of the Combined Company (the “Cayman Articles”), substantially in the form attached as Annex K to this proxy statement/prospectus (“Proposal No. 4B” and together with Proposal No. 4A, the “Redomestication Proposal” or “Proposal No. 4”);

5.

Elect Errol B. De Souza, Ph.D., Regina M. Graul, Ph.D., Peter M. Hecht, Ph.D., Michael Higgins, Steven E. Hyman, M.D., and Dina Katabi, Ph.D., to the Cyclerion Board and to hold office until Cyclerion’s annual meeting of shareholders in 2027, and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal (the “Director Election Proposal” or “Proposal No. 5”), provided that if the Merger is consummated, the composition of the Cyclerion Board will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement;

6.

Ratify the appointment of Ernst & Young LLP as Cyclerion’s independent registered public accounting firm for fiscal year ending December 31, 2026 (the “Auditor Ratification Proposal” or “Proposal No. 6”);

7.	Approve the Korsana Biosciences, Inc. 2026 Stock Incentive Plan (the “Stock Plan Proposal” or “Proposal No. 7”);

8.	Approve the Korsana Biosciences, Inc. 2026 Employee Stock Purchase Plan (the “ESPP Proposal” or “Proposal No. 8”);

9.

Approve, on an advisory basis, certain compensation arrangements for Cyclerion’s named executive officers that are based on or otherwise relate to the Merger (the “Merger Compensation Proposal” or “Proposal No. 9”);

10.	Approve, on an advisory basis, the compensation of Cyclerion’s named executive officers (the “Say-on-Pay Proposal” or “Proposal No. 10”);

11.

Approve an adjournment of the Cyclerion Shareholders Meeting, if necessary, to solicit additional proxies if there is not a sufficient number of votes in favor of the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal, and/or the Reverse Stock Split Proposal (the “Adjournment Proposal” or “Proposal No. 11”); and

12.	Transact such other business as may properly come before the shareholders at the Cyclerion Shareholders Meeting or any adjournment or postponement thereof.

Approval of each of Proposal No. 1, Proposal No. 2, and Proposal No. 3 is a condition to the completion of the Merger. Therefore, the Merger cannot be consummated without the approval of Proposal Nos. 1, 2, and 3, unless, to the extent permitted by applicable law, each of Cyclerion, the Merger Subs, and Korsana waives such conditions. The issuance of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, and Cyclerion Series B Preferred Stock in connection with the Merger and the change of control of Cyclerion resulting from the Merger will not take place unless Proposal Nos. 1, 2, and 3 are approved by Cyclerion shareholders and the Merger is consummated. The amendment to the Cyclerion Articles to increase the number of authorized shares of Cyclerion Common Stock will not take place unless Proposal Nos. 1, 2, and 3 are approved by Cyclerion shareholders and the Merger is consummated. The amendment to the Cyclerion Articles to effect a reverse stock split of Cyclerion’s issued and outstanding common stock, will not take place unless Proposal Nos. 1, 2, and 3 are approved by the requisite Cyclerion shareholders. However, the Cyclerion Board may determine to effect the reverse stock split, if approved by Cyclerion shareholders, following the Shareholders Meeting, even if Proposal Nos. 1 and 2 are not approved or the Merger is not otherwise completed.

Recommendation of the Cyclerion Board of Directors

The Cyclerion Board recommends that you vote:

•

The Cyclerion Board has determined and declared that the issuance of shares of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, pursuant to the Merger Agreement is fair to, in the best interests of, and advisable to, Cyclerion and its shareholders. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the approval of Nasdaq Stock Issuance Proposal as described in this proxy statement/prospectus.

•

The Cyclerion Board has determined and declared that it is advisable and in the best interests of Cyclerion and its shareholders to approve the amendment to the Cyclerion Articles to effect the increase in authorized shares. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Authorized Share Increase Proposal as described in this proxy statement/prospectus.

•

The Cyclerion Board has determined and declared that it is advisable and in the best interests of Cyclerion and its shareholders to approve the amendment to the Cyclerion Articles to effect the reverse stock split, if necessary. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Reverse Stock Split Proposal as described in this proxy statement/prospectus.

•	The Cyclerion Board has determined and believes that it is fair to, in the best interests of, and advisable to, Cyclerion and its shareholders to approve (A) the redomestication of Cyclerion from the Commonwealth of Massachusetts to the Cayman Islands by domestication and (B)(i) the redomestication of Cyclerion from the Commonwealth of Massachusetts to the Cayman Islands by way of continuation and (ii) the adoption of the Cayman Articles, as described in this proxy statement/prospectus. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Redomestication Proposal as described in this proxy statement/prospectus.

•

The Cyclerion Board has determined and believes that it is advisable to, and in the best interests of, Cyclerion and its shareholders to elect Errol B. De Souza, Ph.D., Regina M. Graul, Ph.D., Peter M. Hecht, Ph.D., Michael Higgins, Steven E. Hyman, M.D., and Dina Katabi, Ph.D., to serve on the Cyclerion Board and to hold office until Cyclerion’s annual meeting of shareholders in 2027, provided that if the Merger is consummated, the Cyclerion Board will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the director nominee named in the Director Election Proposal as described in this proxy statement/prospectus.

•

The Cyclerion Board has determined and believes that it is advisable to, and in the best interests of, Cyclerion and its shareholders to ratify the selection of Ernst & Young LLP as Cyclerion’s independent registered public accounting firm for the fiscal year ending December 31, 2026. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Auditor Ratification Proposal as described in this proxy statement/prospectus.

•

The Cyclerion Board has determined and believes that it is advisable to, and in the best interests of, Cyclerion and its shareholders to approve the 2026 Stock Incentive Plan, as described in this proxy statement/prospectus. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Stock Plan Proposal as described in this proxy statement/prospectus.

•

The Cyclerion Board has determined and believes that it is advisable to, and in the best interests of, Cyclerion and its shareholders to approve the 2026 Employee Stock Purchase Plan, as described in this proxy statement/prospectus. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the ESPP Proposal as described in this proxy statement/prospectus.

•

The Cyclerion Board has determined and believes that it is advisable to, and in the best interests of, Cyclerion and its shareholders to approve certain compensation arrangements for Cyclerion’s named executive officers that are based on or otherwise relate to the Merger. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Merger Compensation Proposal as described in this proxy statement/prospectus.

•

The Cyclerion Board has determined and believes that it is advisable to, and in the best interests of, Cyclerion and its shareholders to approve, on an advisory basis, the compensation of Cyclerion’s named executive officers. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Say-on-Pay as described in this proxy statement/prospectus.

•

The Cyclerion Board has determined and believes that adjourning the Cyclerion Shareholders Meeting, if necessary, to solicit additional proxies if there is not a sufficient number of votes in favor of the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal, and/or the Reverse Stock Split Proposal is fair to, in the best interests of, and advisable to, Cyclerion and its shareholders and has approved and adopted the proposal. The Cyclerion Board recommends that Cyclerion shareholders vote “FOR” the Adjournment Proposal, if necessary, as described in this proxy statement/prospectus.

Record Date and Voting Power

Only holders of record of Cyclerion Common Stock at the close of business on the Record Date of    , 2026, are entitled to notice of, and to vote at, the Cyclerion Shareholders Meeting. At the close of business on    , 2026, there were    registered holders of record of Cyclerion Common Stock and

there were    shares of Cyclerion Common Stock issued and outstanding. Each share of Cyclerion Common Stock entitles the holder thereof to one vote on each matter submitted for shareholder approval.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Cyclerion Board for use at the Cyclerion Shareholders Meeting.

If, as of the Record Date referred to above, your shares were registered directly in your name with the transfer agent for Cyclerion Common Stock, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote at the Cyclerion Shareholders Meeting or vote by proxy. Whether or not you plan to attend the Cyclerion Shareholders Meeting, we urge you to vote by proxy over the telephone or on the Internet as instructed below or return the proxy card we may mail to you to ensure your vote is counted, the form of which is attached hereto as Annex R to this proxy statement/prospectus.

The procedures for voting are as follows:

If you are a shareholder of record, you may vote at the Cyclerion Shareholders Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the Internet or by telephone. Whether or not you plan to attend the Cyclerion Shareholders Meeting, Cyclerion encourages you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Cyclerion Shareholders Meeting, you may still attend the Cyclerion Shareholders Meeting and vote. In such case, your previously submitted proxy will be disregarded.

•

To vote using the proxy card, simply complete, sign and date the proxy card that you may request or that we may elect to deliver at a later time and return it promptly in the envelope provided. If you return your signed proxy card to Cyclerion before the annual meeting, we will vote your shares as you direct.

•	You can vote by proxy over the telephone by calling the toll-free number found on the proxy card.

•	You can vote by proxy over the Internet by following the instructions provided on the proxy card.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from Cyclerion. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the Cyclerion Shareholders Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Cyclerion provides Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, bank or other agent is not entitled to vote your shares with respect to “non-routine” proposals. As a result, Cyclerion urges you to direct your broker, bank or other agent how to vote your shares on all proposals to ensure that your vote is counted.

Abstentions and broker non-votes, if any, will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Cyclerion Shareholders Meeting. Abstentions will be counted towards the vote totals for each proposal, will have the same effect as a vote “AGAINST” Proposal Nos.

2, 3, and 4A and will have no effect on Proposal Nos. 1, 4B, 5, 6, 7, 8, 9, 10, and 11. Broker non-votes, if any, will have no effect on Proposal Nos. 1, 4B, 5, 6, 7, 8, 9, 10, and 11 and will have the same effect as a vote “AGAINST” Proposal Nos. 2, 3, and 4A.

All properly executed proxies that are not revoked will be voted at the Cyclerion Shareholders Meeting and at any adjournments or postponements of the Cyclerion Shareholders Meeting in accordance with the instructions contained in the proxy. If a holder of Cyclerion Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” all of the proposals in accordance with the recommendation of the Cyclerion Board.

Required Vote

The presence at the Cyclerion Shareholders Meeting of the holders of a majority of the shares of Cyclerion Common Stock outstanding and entitled to vote at the Cyclerion Shareholders Meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes, if any, will be counted towards the presence of a quorum. The affirmative vote of a majority of the votes properly cast by the holders of Cyclerion Common Stock in person or represented by proxy at the Cyclerion Shareholders Meeting, assuming a quorum is present, is required for approval of Proposal No. 1 and Proposal No. 5. The affirmative vote of a majority of the shares entitled to vote on the subject matter at the Cyclerion Shareholders Meeting is required for approval of Proposal No. 2, and Proposal No. 3. The affirmative vote of not less than two-thirds of the shares entitled to vote on the subject matter at the Cyclerion Shareholders Meeting, assuming a quorum is present, is required for approval of Proposal No. 4A. The affirmative vote of not less than two-thirds of the votes properly cast by the holders of Cyclerion Common Stock in person or represented by proxy at the Cyclerion Shareholders Meeting, assuming a quorum is present, is required for approval of Proposal No. 4B. The number of affirmative votes exceeding the number of votes opposing the matter, assuming a quorum is present, is required for the approval of Proposal No. 6, Proposal No. 7, Proposal No. 8, Proposal No. 9, Proposal No. 10, and Proposal No. 11.

Approval of each of Proposal No. 1, Proposal No. 2, and Proposal No. 3 is a condition to the completion of the Merger. Therefore, the Merger cannot be consummated without the approval of Proposal Nos. 1, 2 and 3, unless, to the extent permitted by applicable law, each of Cyclerion, the Merger Subs, and Korsana waives such conditions. The issuance of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, and Cyclerion Series B Preferred Stock in connection with the Merger and the change of control of Cyclerion resulting from the Merger will not take place unless Proposal Nos. 1, 2, and 3 are approved by Cyclerion shareholders and the Merger is consummated. The amendment to the Cyclerion Articles to increase the number of authorized shares of Cyclerion Common Stock will not take place unless Proposal Nos. 1, 2, and 3 are approved by Cyclerion shareholders and the Merger is consummated. The amendment to the Cyclerion Articles to effect a reverse stock split of Cyclerion’s issued and outstanding common stock, will not take place unless Proposal Nos. 1, 2, and 3 are approved by the requisite Cyclerion shareholders. However, the Cyclerion Board may determine to effect the reverse stock split, if approved by Cyclerion shareholders, following the Shareholders Meeting, even if Proposal Nos. 1 and 2 are not approved or the Merger is not otherwise completed.

Additionally, Proposal Nos. 4A, 4B, 7, 8, and 9 are each conditioned on the consummation of the Merger. Therefore, if Proposal Nos. 1, 2, and 3 are not approved or the Merger is not consummated, Proposal Nos. 4A, 4B, 7, 8, and 9 will each have no effect, even if approved by Cyclerion shareholders.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes, if any, as applicable to each proposal. Abstentions and broker non-votes, if any, will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Cyclerion Shareholders Meeting. Abstentions will be counted towards the vote totals for each proposal, will have the same effect as a vote “AGAINST”

Proposal Nos. 2, 3, and 4A and will have no effect on Proposal Nos. 1, 4B, 5, 6, 7 8, 9, 10, and 11. Broker non-votes, if any, will have no effect on Proposal Nos. 1, 4B, 5, 6, 7, 8, 9, 10, and 11 and will have the same effect as a vote “AGAINST” Proposal Nos. 2, 3, and 4A.

Cyclerion directors and officers beneficially holding approximately 24.2% of the outstanding shares of Cyclerion Common Stock as of March 31, 2026 have entered into Cyclerion Support Agreements with Cyclerion and Korsana to vote all of their shares of Cyclerion Common Stock in favor of Proposal No. 1, Proposal No. 2, and Proposal No. 3, subject to the terms of the support agreements. Following the effectiveness of the registration statement on Form S-4 of which the accompanying proxy statement/prospectus is a part and pursuant to the Merger Agreement, Korsana stockholders holding a sufficient number of shares of Korsana capital stock to adopt the Merger Agreement and approve the Merger and related transactions will be asked to execute written consents providing for such adoption and approval.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agent of Cyclerion may solicit proxies from Cyclerion shareholders by personal interview, telephone, email, fax or otherwise. Cyclerion and Korsana will share equally the costs of printing and filing this proxy statement/prospectus and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Cyclerion Common Stock for the forwarding of solicitation materials to the beneficial owners of Cyclerion Common Stock. Cyclerion will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out of pocket expenses they incur in connection with the forwarding of solicitation materials.

Other Matters

As of the date of this proxy statement/prospectus, the Cyclerion Board does not know of any business to be presented at the Cyclerion Shareholders Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Cyclerion Shareholders Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER

This section and the section titled “The Merger Agreement” beginning on page 166 of this proxy statement/prospectus describe the material aspects of the Merger and the Merger Agreement. While Cyclerion and Korsana believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the Merger and the Merger Agreement and the other documents to which you are referred in this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 419 of this proxy statement/prospectus.

Background of the Merger

The following chronology is a summary description of the background of the negotiations and the proposed merger and does not purport to document every discussion among representatives of Cyclerion, Korsana or other parties. In addition to formal meetings of the Cyclerion Board, Cyclerion’s management had periodic and other informal discussions with members of the Cyclerion Board throughout the process, and Cyclerion’s management held periodic calls with various advisors, and ultimately with Korsana and its advisors. The terms of the Merger Agreement are the result of extensive arm’s-length negotiations among Cyclerion’s and Korsana’s management and members of the Cyclerion Board and the Korsana Board, as well as with Cyclerion’s and Korsana’s respective financial advisors and legal counsel.

In the ordinary course of business, the Cyclerion Board, assisted by Cyclerion management and outside advisors, regularly considers and reviews the strategy, performance and prospects of Cyclerion with a view toward maximizing shareholder value. These reviews have included, from time to time, discussions of opportunities and risks associated with Cyclerion’s development programs, its financial condition, strategic relationships and market conditions generally, as well as strategic alternatives, financing opportunities, business collaborations and licensing opportunities potentially available to Cyclerion.

Cyclerion was spun out of Ironwood Pharmaceuticals, Inc. in April 2019 as a clinical-stage biopharmaceutical company focused on the development of soluble guanylate cyclase (“sGC”) for treatment of central nervous system diseases.

Between April 2019 and July 2023, Cyclerion conducted multiple clinical trials in connection with the development of its sGC stimulators for treatment of various indications. In order to narrow such efforts, in June 2021, Cyclerion out licensed certain assets pursuant to the Akebia License Agreement. In early 2023, the Cyclerion Board determined to shift Cyclerion’s strategy from developing sGC stimulators to building a new pipeline targeting neuropsychiatric diseases and in July 2023, Cyclerion sold zagociguat and CY3018 to Tisento. In connection with such sale, Cyclerion discontinued clinical development programs.

Between July 2023 and January 2025, the Cyclerion Board held periodic meetings to review Cyclerion’s financial position, capital requirements and financing strategy and consider opportunities and strategies for obtaining sufficient capital to continue its shift toward building a new therapeutic pipeline including development programs targeting neuropsychiatric diseases. During this time, members of Cyclerion management evaluated assets in multiple therapeutic areas with the goal of identifying products and opportunities directed at addressing patient needs and increasing shareholder value.

On January 7, 2025, at a meeting of the Cyclerion Board with members of Cyclerion’s management and a representative of CFGI, LLC (“CFGI”), Cyclerion’s accounting, finance and tax advisor, in attendance, Cyclerion’s management presented a preliminary operating plan and budget for fiscal year 2025, which included a proposed development plan focused around acquiring rights to a product candidate and pipeline for therapeutic treatments of treatment resistant depression (“TRD”) and an initial financing strategy designed to support such development plan. The Cyclerion Board discussed these initiatives and directed Cyclerion’s management to continue to refine the proposed development plan and to evaluate financing alternatives.

On January 20, 2025, Cyclerion entered into a patent option agreement with the Massachusetts Institute of Technology (“MIT”) (the “MIT Option Agreement”), pursuant to which MIT granted Cyclerion the exclusive right to negotiate an exclusive license agreement with respect to certain patent rights held by MIT related to therapeutic product candidates for the treatment of depression.

On April 3, 2025, at a meeting of the Cyclerion Board with members of Cyclerion’s management and a representative of CFGI in attendance, members of the Cyclerion Board and Cyclerion’s management reviewed Cyclerion’s financial position and projected cash runway. Cyclerion’s management then presented a proposed updated financing strategy, which included the establishment of an “at-the-market” equity program to be used for opportunistic equity financing transactions and certain non-dilutive capital sources, including potential asset-related transactions. The Cyclerion Board then directed Cyclerion’s management to continue pursuing multiple financing channels in parallel.

On August 4, 2025, at a meeting of the Cyclerion Board with members of Cyclerion’s management and a representative of CFGI in attendance, members of the Cyclerion Board and Cyclerion’s management reviewed updates to Cyclerion’s proposed development program for the product candidate that is the subject of the MIT Option Agreement, including engagement and feedback with regulatory authorities, and reviewed Cyclerion’s financial position and financing activities. Members of the Cyclerion Board and Cyclerion’s management discussed a strategy of identifying intellectual property rights for the development of a medical device development program as a companion to Cyclerion’s proposed drug development program prior to pursuing a larger financing transaction as well as potential asset-related transactions. The Cyclerion Board directed management to continue advancing efforts to identifying potential development programs while pursuing financing alternatives and strategic opportunities in parallel.

On September 19, 2025, following the exercise of its option under the MIT Option Agreement and negotiations with MIT, Cyclerion entered into a patent license agreement (the “MIT License Agreement”) with MIT, pursuant to which MIT granted Cyclerion a license to develop and commercialize certain anesthetic-based investigational therapy products for the treatment of neuropsychiatric disorders, including depression.

On October 3, 2025, at a meeting of the Cyclerion Board with members of Cyclerion’s management and a representative of CFGI in attendance, members of the Cyclerion Board and Cyclerion’s management reviewed updates to Cyclerion’s financial position and projected cash runway, including the impact of an anticipated Phase 2 proof-of-concept trial and related device development program activities. The Cyclerion Board discussed the juxtaposition between the amount of required capital for the proposed development plan presented by Cyclerion’s management and the availability of financing to meet these capital requirements. As a result of the potential challenges funding Cyclerion’s development plans, in addition to exploring potential financing transactions, the Cyclerion Board also directed Cyclerion’s management to continue to evaluate strategic alternatives and to determine a process for reviewing and evaluating inbound expressions of interest regarding reverse merger opportunities that Cyclerion may receive as a result of its financial position.

Between October 3, 2025 and December 11, 2025, members of Cyclerion’s management met with representatives of 16 financial advisors to discuss advising Cyclerion on a potential financing transaction.

On October 16, 2025, Cyclerion’s management received an unsolicited indication of interest from a representative of Company A, privately held biotech company developing therapies for metabolic disorders, regarding a potential reverse merger transaction (the “Company A Proposal”). The Company A Proposal provided for the acquisition of all of Company A’s outstanding equity securities by Cyclerion in exchange for shares of Cyclerion common stock at a ratio determined by agreed valuations of Cyclerion and Company A and an equity financing of at least $25 million. Cyclerion’s valuation in the Company A Proposal was $20 million. The Company A Proposal did not provide for payments to Cyclerion’s shareholders upon divestiture of Cyclerion Legacy Assets.

On October 26, 2025, members of the Cyclerion Board received correspondence from a representative of Company A requesting a response by October 31, 2025 as to whether Cyclerion intended to move forward with Company A’s proposal.

Also on October 26, 2025, Cyclerion engaged a scientific advisor to assist with review and evaluation of the Company A Proposal and related diligence. Later that day, Cyclerion’s management notified the full Cyclerion Board of the response deadline received from Company A.

Between October 26, 2025 and October 29, 2025, members of Cyclerion’s management and Cyclerion’s scientific advisor conducted scientific, regulatory, financial and strategic diligence on Company A.

On October 29, 2025, members of Cyclerion’s management met with Cyclerion’s scientific advisor to discuss the Company A Proposal and initial diligence findings. Later that day, at a meeting of the Cyclerion Board, with members of Cyclerion’s management and Cyclerion’s scientific advisor present, members of Cyclerion’s management gave a presentation to the Cyclerion Board outlining the terms of the Company A Proposal and initial diligence findings. Following discussion, the Cyclerion Board determined that it was not in the best interests of Cyclerion or Cyclerion’s shareholders to move forward with the Company A Proposal, due to their belief that such a transaction would not provide greater value to Cyclerion’s shareholders than continuing operations as an independent company. In coming to this decision, the Cyclerion Board noted that Company A’s development programs, including the underlying technology and science, were early stage and the target indications were both highly competitive. Company A had limited cash resources on hand and the future of the combined company would have been dependent on completion of a concurrent financing of at least $25 million and up to $55 million, which was not secured. The Cyclerion Board directed Cyclerion’s management to notify Company A of Cyclerion’s decision not to move forward.

On October 30, 2025, Company A was notified of Cyclerion’s decision not to proceed with the transaction.

On November 20, 2025, at a meeting of the Cyclerion Board with members of Cyclerion’s management and a representative of CFGI in attendance, Cyclerion’s management presented a comprehensive overview of Cyclerion’s capital requirements for its proposed drug and device development programs, indicating that approximately $20 to $25 million in capital would be necessary to fund operations through a key clinical inflection point and approximately $50 million would be necessary to reach full Phase 2 proof-of-concept data. Cyclerion’s management also presented a few alternatives for obtaining the necessary capital to fund such operations and identified two out of the 16 potential financial advisors with whom Cyclerion had met over the prior two months that had expressed interest in being engaged for such financing transactions. The Cyclerion Board discussed these capital requirements relative to Cyclerion’s recent difficulties in identifying substantial investor interest and directed Cyclerion’s management to move forward with negotiations to engage financial advisor in connection with pursuing a private placement transaction or transactions to obtain the required capital for the drug and device development programs while also continuing to evaluate strategic alternatives.

Later on November 20, 2025, members of Cyclerion’s management received a proposed engagement letter from one of the two prospective financial advisors, which included a proposal for a financing transaction involving the sale of registered equity. Following further discussions with the first prospective financial advisor and the direction of the Cyclerion Board to pursue a private placement transaction, Cyclerion decided not to move forward with engaging the first prospective financial advisor for the financing transaction.

Between November 24, 2025 and December 11, 2025, Cyclerion negotiated an engagement letter with the second prospective financial advisor. On December 11, 2025, Cyclerion and the second prospective financial advisor entered into an engagement letter pursuant to which the second prospective financial advisor agreed to assist with the evaluation and execution of a potential private placement financing transaction.

On December 19, 2025, at a meeting of the Cyclerion Board with members of Cyclerion’s management, representatives of Cyclerion’s financial advisor, and a representative of one of Cyclerion’s legal advisor, Gennari

Aronson, LLP in attendance, Cyclerion’s financial advisor provided an overview of the proposed financing transaction process, including target investor profiles, anticipated transaction structure and a potential timeline for execution. The Cyclerion Board discussed the proposed process and timeline and directed Cyclerion’s management to proceed with the financing transaction.

Between January 20, 2026 and March 9, 2026, Cyclerion and its financial advisor contacted approximately 90 institutional investors and conducted approximately 50 diligence sessions, including 17 formal management presentations. None of the investors contacted agreed to serve as lead investor in the proposed private placement transaction.

On January 28, 2026, Cyclerion’s management received an unsolicited indication of interest from representatives of an advisor to Company B, a privately held biotech company developing therapies for treatment of chronic pain, about a potential reverse merger transaction (the “Company B Proposal”). The Company B Proposal provided for the acquisition of all of Company B’s outstanding equity interests by Cyclerion in exchange for shares of Cyclerion common stock and non-voting preferred stock at a ratio determined by agreed upon valuations of Cyclerion and Company B and a concurrent private placement of at least $50 million. Cyclerion’s valuation in the Company B Proposal was $8 million. The Company B Proposal did not provide for payments to Cyclerion’s shareholders upon divestiture of Cyclerion Legacy Assets.

On February 3, 2026, Cyclerion and Company B entered into a mutual confidentiality agreement that did not include a standstill provision.

Between February 3, 2026 and March 1, 2026, members of Cyclerion’s management conducted scientific, regulatory, financial and strategic diligence on Company B.

On March 2, 2026, Cyclerion’s management received an unsolicited indication of interest from an investor in Company C, a privately held biotechnology company about a potential transaction (the “Company C Proposal”). The Company C Proposal provided for the sale of Cyclerion preferred stock holding voting rights equal to 65% of Cyclerion’s outstanding shares to an investor in Company C for a purchase price of $10 million. The Company C Proposal provided for payments to Cyclerion’s shareholders upon divestiture of Cyclerion Legacy Assets.

On March 4, 2026, at a meeting of the Cyclerion Board with members of Cyclerion’s management and a representative of CFGI in attendance, members of Cyclerion’s management presented an overview of the Company B Proposal and their initial diligence findings. Following review of diligence findings and discussion with Cyclerion management, the Cyclerion Board determined not to pursue a reverse merger transaction with Company B due to concerns regarding regulatory profiles, scientific risk and overall strategic fit.

A member of Cyclerion’s management contacted a representative of Company D, public royalty aggregator, to discuss a potential royalty financing transaction on March 5, 2026.

On March 6, 2026, a representative from Wedbush Securities Inc. (“Wedbush”), the financial advisor to Korsana, contacted members of Cyclerion’s management to express interest in a reverse merger transaction between Cyclerion and Korsana.

On March 9, 2026, Cyclerion and Company D entered into a mutual confidentiality agreement, which did not include a standstill. Cyclerion began providing diligence materials to Company D to assess interest in assets. Company D did not follow up on a potential transaction following initial diligence review.

Later on March 9, 2026, representatives of Wedbush and Cyclerion had an introductory meeting by videoconference. Following this meeting, a representative of Wedbush delivered to members of Cyclerion’s management an initial draft of a term sheet for a proposed reverse merger transaction between Cyclerion and Korsana (the “Initial Korsana Term Sheet”), which Cyclerion’s management subsequently shared with the Cyclerion Board. The Initial Korsana Term Sheet provided for the acquisition of all outstanding shares of Korsana capital stock by Cyclerion in exchange for shares of Cyclerion common stock at a ratio determined by agreed valuations of Cyclerion and Korsana and a concurrent private placement into Korsana of at least

$150 million (the “PIPE financing”). In the Initial Korsana Term Sheet, Cyclerion’s proposed valuation was $8 million, which would be adjusted upward or downward, dollar-for-dollar based on the amount of net cash above or below $0, respectively, held by Cyclerion at the closing of the Merger and did not provide Cyclerion shareholders the right to receive contingent payments post-closing in connection with the divestiture of Cyclerion Legacy Assets.

On March 9, 2026, and March 10, 2026, members of Cyclerion’s management spoke with the Cyclerion Board about the Initial Korsana Term Sheet and met with representatives from Cyclerion’s legal counsel, Ropes & Gray LLP (“Ropes & Gray”) to discuss the Initial Korsana Term Sheet, including the proposed Cyclerion valuation and potential to add a mechanism for contingent payments to Cyclerion’s shareholders via a contingent value rights (“CVR”) agreement (the “CVR Agreement”).

On March 10, 2026, Cyclerion and Korsana entered into a mutual confidentiality agreement that did not include a standstill and began exchanging diligence materials.

Later on March 10, 2026, a representative of Cyclerion sent a revised term sheet to Wedbush (the “Revised Korsana Term Sheet”). The Revised Korsana Term Sheet provided for a valuation of Cyclerion of $12 million and the issuance of CVRs to Cyclerion’s shareholders at the closing of the Merger, which would represent the right to receive payments received in connection with the divestiture of Cyclerion Legacy Assets on a pro rata basis.

Between March 10, 2026 and March 12, 2026, Cyclerion’s management conducted initial scientific, regulatory, financial and strategic diligence on Korsana through review of materials provided in a virtual data room and discussions with representatives of Korsana’s management.

On March 11, 2026, members of Cyclerion’s management and Korsana’s management and representatives of Wedbush held a meeting by videoconference to discuss Cyclerion’s asset portfolio, cash runway and other background diligence items.

Also on March 11, 2026, Cyclerion and Company C entered into a mutual confidentiality agreement that did not include a standstill for the purposes of enabling Cyclerion’s management to review materials and conduct scientific, regulatory, financial and strategic diligence, after which members of Cyclerion’s management were granted access to diligence materials.

Between March 11, 2026, and March 12, 2026, members of Cyclerion’s management conducted scientific, regulatory, financial and strategic diligence on Company C.

Following that meeting, also on March 11, 2026, a representative of Wedbush sent Cyclerion’s management a further revised term sheet (the “Final Korsana Term Sheet”). The Final Korsana Term Sheet provided for (i) a valuation of Cyclerion equal to $10 million, which would be adjusted upward or downward, dollar-for-dollar based on the amount of net cash above or below $0, respectively, held by Cyclerion at the closing of the Merger, (ii) the issuance of CVRs to Cyclerion’s shareholders at or prior to the Closing for the purpose of distributing payments received in connection with the divestiture of Cyclerion Legacy Assets and (iii) a concurrent private placement into Korsana of at least $150 million.

On March 13, 2026, at a meeting of the Cyclerion Board with members of Cyclerion’s management, a representative of CFGI in attendance, members of Cyclerion’s management presented their initial diligence findings to the Cyclerion Board. Following review of initial diligence findings, the Cyclerion Board determined not to pursue a transaction with Company C due to concerns regarding regulatory profiles, scientific risk and overall strategic fit.

Also on March 13, 2026, the Cyclerion Board convened at a meeting at which members of Cyclerion management and representatives from Ropes & Gray were present. Cyclerion’s management presented the Final

Korsana Term Sheet and its initial diligence findings on Korsana and provided an overview of Cyclerion’s available strategic alternatives, including limited opportunities for financing transactions. The Cyclerion Board reviewed and assessed the Final Korsana Term Sheet as being a potential alternative to previously discussed alternative financing transactions, as well as the previously proposed transactions with Company A, Company B and Company C. The Cyclerion Board also discussed the relative merits and risks of the transactions contemplated by the Final Korsana Term Sheet, the Company A Proposal, the Company B Proposal, the Company C Proposal and potential alternative financing transactions if Cyclerion were to remain a standalone company, including the respective value to Cyclerion shareholders, financing needs, and risks to completion of a merger and obtaining sufficient financing to get to a critical inflection point in connection with Cyclerion’s proposed drug and device development programs. Following discussion, the Cyclerion Board determined the transactions contemplated by the Final Korsana Term Sheet represented the best available alternative for Cyclerion and its shareholders and directed Cyclerion management to execute the term sheet and negotiate a transaction with Korsana.

On March 16, 2026, Cyclerion and Korsana entered into the Final Korsana Term Sheet.

Later on March 16, 2026, a member of Cyclerion’s management informed an investor in Company C that Cyclerion was not interested in moving forward with the Company C Proposal.

On March 17, 2026, Cyclerion’s management and representatives from Ropes & Gray met with representatives of Korsana’s management and representatives of Wedbush and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), Korsana’s legal advisor, to discuss the timeline for signing definitive agreements related to the proposed transactions.

Between March 18, 2026 and March 31, 2026, representatives of Cyclerion’s management team conducted further business and financial due diligence with respect to Korsana, its business and the market for its pipeline products, and Korsana’s management and advisors conducted diligence of Cyclerion.

On March 19, 2026, a representative of Tisento, on behalf of the board of directors of Tisento, contacted members of Cyclerion’s management with an unsolicited offer to purchase all equity securities of Tisento held by Cyclerion, offering to purchase the equity securities of Tisento beneficially owned by Cyclerion (the “Tisento Proposal”).

On March 20, 2026, at an executive session of a meeting of the Cyclerion Board in which members of Cyclerion’s management were present and one member of Cyclerion’s Board, Dr. Peter Hecht, recused himself, the Cyclerion Board and members of Cyclerion’s management discussed the Tisento Proposal, including whether the sale transaction contemplated thereby was in the best interests of the Cyclerion shareholders. Following discussion, the Cyclerion Board determined that the purchase price offered in the Tisento proposal was not an acceptable price for 10% of the equity interests of Tisento and devalued the ownership potential for such an early-stage company. The Cyclerion Board directed members of Cyclerion’s management to inform Tisento of its decision not to move forward with the sale of Tisento equity and further directed members of Cyclerion’s management to identify potential transactions and interested counterparties for the sale of the equity securities of Tisento beneficially owned by Cyclerion.

On March 23, a member of Cyclerion’s management informed a member of the board of directors of Tisento of Cyclerion’s decision not to move forward with the Tisento Proposal at that time, while asking that representatives of Cyclerion and Tisento keep lines of communication open in the event Tisento is willing to offer a higher price for the Tisento equity held by Cyclerion that better aligns the view of the Cyclerion Board of the Tisento equity’s potential value.

On March 22, 2026, Gibson Dunn delivered an initial draft of the Merger Agreement and the CVR Agreement to Ropes & Gray. Between March 22, 2026, and March 31, 2026, the parties and their respective advisors negotiated the terms and conditions of the transaction documentation. Key points of negotiation on the Merger Agreement included (i) termination provisions and related fees payable upon the occurrence of certain events by Cyclerion and Korsana and (ii) procedures for determining Cyclerion’s net cash position, including deductions for certain fees and expenses. With respect to the CVR Agreement, the key point of negotiation revolved around the length of the post-closing period that Cyclerion shareholders may receive contingent payments, the period of time that dispositions of Cyclerion Legacy Assets could occur, the level of efforts Korsana would need to use to effect such disposition and the ability of a Cyclerion representative to facilitate such disposition.

On March 24, 2026, representatives of Gibson Dunn delivered to Ropes & Gray drafts of certain ancillary agreements and documents relating to the Merger, the terms of which the parties negotiated through March 31, 2026, including the Parent Support Agreement, Company Support Agreement, Lock-Up Agreement, Parent Articles of Amendment, which contained the potential terms of the preferred stock to be issued in the Merger.

On March 26, 2026, Cyclerion entered into a confidentiality agreement with Gemini Valuation Services, LLC (“Gemini”), which the Cyclerion Board was evaluating to serve as a financial advisor in connection with the Contemplated Transaction. Following the execution of that agreement, a member of Cyclerion’s management discussed the potential transaction with a representative of Gemini, any potential conflicts that Gemini might have, and asked that, if requested by the Cyclerion Board, Gemini provide the Cyclerion Board an opinion about the fairness, from a financial point of view, of the Exchange Ratio. Representatives of Gemini agreed to complete the work necessary to determine if it would be able to deliver its opinion. Members of Cyclerion’s management provided diligence information requested by Gemini to complete its work.

On March 27, 2026, the Cyclerion Board held a meeting with Cyclerion’s management and representatives of Ropes & Gray to discuss the status of the reverse merger negotiations, including Merger Agreement and CVR Agreement terms, diligence review of Korsana and asset disposition options for Cyclerion Legacy Assets. The Cyclerion Board reviewed the proposed transaction timeline and Cyclerion’s existing cash resources, and the terms of the proposed PIPE financing for the transaction, including the potential dilution to Cyclerion shareholders as a result of the proposed PIPE financing, and provided guidance on the terms being negotiated in the transaction documents.

Also on March 30, 2026, the Cyclerion Board held a meeting with members of Cyclerion’s management team and representatives from Ropes & Gray in attendance. At the meeting, a representative of Ropes & Gray presented an overview of the key terms of the Merger Agreement, the CVR Agreement and other transaction documents, including the CVR term, the Exchange Ratio, a mandatory dividend term in the Merger Agreement, and treatment of outstanding Cyclerion equity awards in connection with the Merger. Following discussion of the key issues and alternative approaches to each, the Cyclerion Board directed Cyclerion management and the representatives of Ropes & Gray to seek to finalize negotiations of the transaction documents and provided guidance on how to proceed with negotiations of certain key terms, including eliminating the mandatory dividend and ensuring that the CVR term in the CVR Agreement is sufficiently long to ensure that Cyclerion shareholders have an opportunity to receive payments under the Akebia License Agreement and in connection with the disposition of equity interests of Tisento held by Cyclerion.

On March 31, 2026, members of Cyclerion and Korsana’s management and representatives of Wedbush, Gibson Dunn and Ropes & Gray had a videoconference to discuss the merger consideration calculation and to receive an update on PIPE subscriptions, which were expected to be approximately $380 million to date.

Also on March 31, 2026, Cyclerion entered into an engagement letter with Gemini in advance of the Cyclerion Board’s meeting.

On March 31, 2026, the Cyclerion Board held a meeting by videoconference, at which members of Cyclerion management and representatives of Ropes & Gray and Gemini were present. Representatives of Ropes & Gray provided any updates to negotiations of the terms of the Merger Agreement, the CVR Agreement and other ancillary documents associated with the proposed Merger since the previous day’s meeting. Representatives of Ropes & Gray then reminded the Cyclerion Board of its fiduciary duties under Massachusetts law, which had been discussed with the Cyclerion Board throughout the process. Gemini then reviewed its financial analyses with respect to Cyclerion, Korsana and the proposed Merger. Thereafter, at the request of the Cyclerion Board, Gemini orally rendered its opinion to the Cyclerion Board (which was subsequently confirmed in writing by delivery of Gemini’s written opinion dated, March 31, 2026, addressed to the Cyclerion Board), as to, as of such date, the fairness, from a financial point of view, to Cyclerion of the Exchange Ratio. Representatives of Cyclerion management and Ropes & Gray responded to questions from the Cyclerion Board and, after further discussion, the Cyclerion Board provided guidance regarding certain key terms that had not been resolved and adjourned the meeting, indicating that it would consider the final terms and conditions following further negotiations.

During the morning of April 1, 2026, the Cyclerion Board reviewed updates to the transaction documents made subsequent to the Cyclerion Board meeting during the prior day and unanimously: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Cyclerion and its shareholders; (ii) adopted, approved and declared advisable the Merger Agreement, the CVR Agreement the Cyclerion Support Agreement, the Korsana Support Agreement, the Lock-Up Agreement and the Contemplated Transactions, including the Merger and issuance of shares of Cyclerion common stock, Cyclerion Series B Preferred Stock and the Cyclerion Pre-Funded Warrants pursuant to the terms of the Merger Agreement and the issuance of CVRs pursuant to the CVR Agreement in connection with the merger; and (iii) recommended that Cyclerion’s shareholders vote in favor of the Parent Shareholder Matters, including the Contemplated Transactions.

Later on April 1, 2026, the parties entered into the Merger Agreement and the related ancillary documents, other than the CVR Agreement which will be entered into in connection with Closing and the private placement investors executed and delivered the Korsana Securities Purchase Agreement for the PIPE financing. Cyclerion and Korsana then issued a joint press release announcing the execution of the Merger Agreement.

On April 17, 2026, the parties entered into the amendment to the Merger Agreement to reflect the appropriate voting standard for stockholder approval of the Redomestication Proposal and to remove approval of the Redomestication Proposal from the list of closing conditions to the Merger.

Cyclerion’s Reasons for the Merger

In the course of its evaluation of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Contemplated Transactions”), the Cyclerion Board held numerous meetings, consulted with Cyclerion management, its legal counsel and its financial advisor and reviewed and assessed a significant amount of information and, in reaching its decision to approve the Merger, the Merger Agreement and the Contemplated Transactions, the Cyclerion Board considered the following factors, among others and not necessarily presented in any order of relative importance:

•

Cyclerion’s business, financial performance (both past and prospective) and its financial condition, results of operations (both past and prospective), market capitalization and the need for and inability to raise material amounts of additional capital, business and strategic objectives, including the development of Cyclerion’s lead neuropsychiatric program, as well as the risks and timing of accomplishing those objectives, including if Cyclerion were to remain an independent company;

•

the possible alternatives to the Merger and the Contemplated Transactions available to Cyclerion, the range of possible benefits and risks to Cyclerion’s shareholders of those alternatives and the timing and the likelihood of accomplishing the goals of any of such alternatives, and the Cyclerion Board’s assessment that the Merger presented a superior opportunity for Cyclerion’s shareholders to any such alternatives;

•	the comprehensive and thorough process of reviewing and analyzing potential strategic alternatives undertaken by the Cyclerion Board and management, including the exploration of potential licensing or other disposition of key assets and financing transactions, such as a private investment in public equity, an at-the-market equity offering or convertible security financing, and the Cyclerion Board’s belief that no commercially viable alternative financing, strategic investment, merger, asset sale or licensing transaction was reasonably available to Cyclerion that could reasonably be expected to advance Cyclerion’s development program to a meaningful value inflection point within the required timeframe;

•

the Cyclerion Board’s assessment of potential candidates for a strategic transaction, and in particular, the Cyclerion Board’s view that Korsana was the most attractive and promising candidate, and the Cyclerion Board’s belief that the Merger would create more value for Cyclerion’s shareholders than any of the other proposals that the Cyclerion Board had received or Cyclerion could create as a standalone company;

•	the process undertaken by the Cyclerion Board in pursuit of a strategic transaction, including the proposed Merger, in each case considering the current market dynamics;

•

the prospects of and risks associated with the other potential strategic counterparties, including multiple reverse merger candidates, that had made proposals for a strategic transaction with Cyclerion based on the scientific, regulatory, financial and strategic due diligence conducted by Cyclerion’s management and Cyclerion’s advisors;

•

the Cyclerion Board’s belief, based in part on the scientific, regulatory, financial and strategic due diligence process conducted by Cyclerion’s management and reviewed with the Cyclerion Board, that Korsana’s assets and development programs present a scientifically credible market opportunity with the potential to create meaningful value for the shareholders of the Combined Company and an opportunity for Cyclerion’s shareholders to participate in the future potential growth of the Combined Company, notwithstanding the risks inherent in early-stage development programs;

•

the potential for Cyclerion’s shareholders to receive certain cash payments following the Closing pursuant to the Cyclerion CVR Agreement, which the Cyclerion Board believed preserves for Cyclerion’s shareholders the potential value from a sale, license or other disposition of any Cyclerion Legacy Assets;

•

Cyclerion’s current market capitalization, potential dilution from future financings and uncertainty regarding the availability of sufficient capital required to support its plans and objectives to a meaningful value inflection point on terms acceptable to Cyclerion were it to remain an independent company;

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financial market conditions at the time of the signing of the Merger Agreement, including Cyclerion’s inability to raise financing in a private investment in public equity financing, market prices, volatility and the then-current trading information with respect to Cyclerion common stock, and the possibility that Cyclerion common stock could be delisted from the Nasdaq and only trade through the over-the-counter markets, if at all;

•

the financial analysis presented by Gemini to the Cyclerion Board on March 31, 2026 and Gemini’s opinion, dated March 31, 2026, to the Cyclerion Board that, as of such date and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the Exchange Ratio was fair, from a financial point of view, to Cyclerion (as more fully described in the section titled “The Merger—Opinion of Cyclerion’s Financial Advisor”);

•

the anticipated strength of Korsana’s investment base and the potential for the aggregate commitment represented in the Korsana Pre-Closing Financing of approximately $380.0 million to fund the balance sheet of the Combined Company;

•

the fact that the pre-Merger Cyclerion shareholders are anticipated (if Cyclerion’s net cash is equal to $0 when calculated pursuant to the terms of the Merger Agreement) to own approximately 1.5% of the fully diluted equity interests of the Combined Company as of the Closing;

•

following the Merger, if completed, the pre-Merger Cyclerion shareholders will continue to own Cyclerion common stock and Cyclerion Series A preferred stock, and the Cyclerion Board’s belief that this continuing equity interest will provide the existing Cyclerion shareholders with an opportunity to participate following the Merger in the potential equity value of the Combined Company, which will focus on Korsana’s development programs;

•

the Cyclerion Board’s belief that the terms of the Merger Agreement and the related agreements, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to close the Merger and the termination rights of the parties, are reasonable under the circumstances, including:

•

the belief that, as a result of arm’s-length negotiations with Korsana, Cyclerion and its representatives negotiated the most favorable Exchange Ratio to which Korsana was willing to agree, and that the other terms of the Merger Agreement include the most favorable terms to Cyclerion in the aggregate to which Korsana was willing to agree;

•

the calculation of the Exchange Ratio, Cyclerion net cash at the Closing and the estimated number of shares of Cyclerion common stock, Cyclerion Series B Preferred Stock and Cyclerion pre-funded warrants to purchase shares of Cyclerion common stock to be issued in the Merger (in addition to Cyclerion equity awards to be issued in the Merger), and the fact that the relative valuation of Cyclerion, and thus the relative percentage ownership of Cyclerion’s shareholders immediately following the Closing, is subject to change based on the amount of Cyclerion net cash at the Closing;

•	the number and customary nature of the conditions to Cyclerion’s and Korsana’s respective obligations to complete the Merger and the likelihood that the Merger will be completed on a timely basis;

•

the ability of Cyclerion under the Merger Agreement to consider unsolicited acquisition proposals under certain circumstances and for the Cyclerion Board to potentially change its recommendation in favor of such a proposal should Cyclerion determine such proposal to constitute, or be reasonably likely to result in, a superior offer or upon the occurrence of any other intervening event;

•	the belief by the Cyclerion Board of the reasonableness of the potential termination fee of $235,000 payable by Cyclerion if the Merger Agreement is terminated in certain circumstances; and

•

the belief by the Cyclerion Board of the reasonableness of the potential termination fee of $10,736,000 payable by Korsana, depending on the circumstances of the termination, which the Cyclerion Board believed would provide deterrence for competing acquisition proposals and provide Cyclerion with compensation for the time, expense and disruption associated with negotiating the transaction if the Merger is not completed under such specified circumstances;

•

the Lock-Up Agreements, pursuant to which certain executive officers, directors and stockholders of Korsana have agreed not to transfer their shares of common stock of the Combined Company for the 180-day period after the effective time of the Merger;

•

the Korsana support agreements, pursuant to which certain stockholders of Korsana, solely in their capacities as stockholders, have agreed to execute a written consent or vote all of their shares of Korsana capital stock in favor of the Merger and against any competing proposals; and

•

the Cyclerion support agreements, pursuant to which certain stockholders of Cyclerion, solely in their capacities as stockholders, have agreed, to vote all of their shares of Cyclerion common stock in favor of the Proposals and against any competing proposals.

In the course of its deliberations, the Cyclerion Board also considered, among other things, a variety of risks, uncertainties, and other countervailing factors related to entering into the Merger, the Merger Agreement and the Contemplated Transactions, including:

•	the possibility that the Merger will not be consummated in a timely manner or at all;

•

the potential adverse effects of the public announcement of the Merger on Cyclerion’s business, including the potential volatility of the trading price of Cyclerion common stock resulting from, among other things, (i) potential impact of matters relating to Korsana and its financial condition, operating results, development programs and prospects and (ii) the fact that Korsana is not currently a public company and, as a result, there is no established trading market or market prices for Korsana common stock and limited information related to Korsana is publicly available.

•

the possibility that any Cyclerion Legacy Assets remaining after the Closing will not be monetized and the consequential potential that Cyclerion shareholders will not receive any consideration under the Cyclerion CVRs and the Cyclerion CVRs may otherwise expire valueless;

•	the possibility that Korsana will not be able to complete the Korsana Pre-Closing Financing on the terms or amounts contemplated or at all;

•

the fact that certain provisions of the Merger Agreement could have the effect of discouraging competing proposals involving Cyclerion, including the restrictions on Cyclerion’s ability to solicit alternative acquisition proposals;

•	the fact that, under certain circumstances, Cyclerion may be required to pay to Korsana a termination fee of $235,000, and the potential effects of such termination fee;

•

the substantial challenges to which the ability of the Combined Company to execute on its business plan will be subject, some of which will be beyond the control of the Combined Company, including risks and challenges relating to execution, technology, regulatory matters, funding needs and the fact that the Combined Company is not anticipated to generate any material amount of revenue in the near future, risks relating to the development and/or commercialization of Korsana’s development program, including that such development programs may not generate acceptable clinical data in the future or be successfully developed into products that are marketed and sold, as well as other scientific, regulatory and financial risks and uncertainties as to the extent to which the Combined Company will be able to successfully execute its business plan on a timely basis, if at all, and achieve its projections;

•

the ability of Korsana under the Merger Agreement to consider unsolicited acquisition proposals under certain circumstances and for the Korsana Board to potentially change its recommendation in favor of such a proposal should Korsana determine such proposal to constitute, or be reasonably likely to result in, a superior offer or upon the occurrence of any other intervening event;

•	the ability of the Cyclerion Board under the Merger Agreement to potentially change its recommendation in the case of an intervening event (subject to the terms of the Merger Agreement);

•

the strategic direction of the Combined Company following the completion of the Merger, which will be determined by the Combined Company’s board, which is not expected to include a representative of the current Cyclerion Board, and the Combined Company’s management, which is not expected to include any current Cyclerion officers;

•

the substantial fees and expenses incurred or that may be incurred by Cyclerion or the Combined Company associated with completing the Merger and the Contemplated Transactions, including the costs associated with any potential transaction related litigation;

•	the possibility of disruptive shareholder demands or litigation following announcement of the Merger;

•

the risk that the Merger may not be completed despite the parties’ efforts or that the Closing may be unduly delayed and the effects on Cyclerion as a standalone company because of such failure or delay, including that a more limited range of alternative strategic transactions may be available to Cyclerion in such an event and that Cyclerion may experience additional significant challenges associated with its need to raise additional capital through the public or private sale of equity securities;

•

the fact that under certain circumstances, Cyclerion will not be entitled to receive a termination fee from Korsana even in the event that the Merger is not consummated as a result of circumstances which are not under Cyclerion’s control;

•	the dilution to the existing shareholders of Cyclerion upon the consummation of the Merger and the Contemplated Transactions;

•

the possibility that the Cyclerion net cash, as more fully described below under the caption “The Merger Agreement—Calculation of Cyclerion’s Net Cash” in this proxy statement/prospectus, may be less than $0 at the determination time, which would reduce the relative percentage ownership of Cyclerion’s existing equityholders in the Combined Company;

•

the interests that Cyclerion’s directors and executive officers have with respect to the transactions that are or may be different from, or in addition to, the interests of Cyclerion’s shareholders generally, including those interests described in the sections entitled “— Interests of Cyclerion’s Directors and Executive Officers in the Merger” beginning on page 154 in this proxy statement/prospectus; and

•

the various other risks associated with the Combined Company and the Contemplated Transactions, including those described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” beginning on pages 32 and 125, respectively, in this proxy statement/prospectus.

The foregoing information and factors considered by the Cyclerion Board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Cyclerion board of directors. In light of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Cyclerion Board did not find it useful or practicable to and did not attempt to, quantify, assign or rank any relative or specific weights to the various factors that it considered in reaching its determination that the Merger, the Merger Agreement and the Contemplated Transactions are advisable and in best interests of Cyclerion and Cyclerion’s shareholders. In considering the factors described above, individual members of the Cyclerion Board may have given different weight to different factors. The Cyclerion Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Cyclerion Board, but rather the Cyclerion Board conducted an overall analysis of the factors described above, including discussions with and questioning of Cyclerion management and representatives of the Cyclerion’s legal and financial advisors.

This explanation of the reasoning of the Cyclerion Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section titled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 32.

Korsana’s Reasons for the Merger

In the course of reaching its decision to approve the Merger and the Korsana Pre-Closing Financing, the Korsana Board held numerous meetings, consulted with Korsana’s senior management, legal counsel and financial advisors, and considered a wide variety of factors. Ultimately, the Korsana Board concluded that a merger with Cyclerion, together with the additional financing committed from the Korsana Pre-Closing Financing, was the best option to generate capital resources to support the advancement of Korsana’s pipeline and fund the combined organization.

Additional factors the Korsana Board considered included the following (which factors are not necessarily presented in any order of relative importance):

•

the Merger will potentially expand the access to capital and the range of investors available as a public company to support the preclinical and clinical development of Korsana’s pipeline, compared to the capital and investors Korsana could otherwise gain access to if it continued to operate as a privately-held company;

•	the Korsana Pre-Closing Financing will generate capital resources to fund the Combined Company;

•	the potential benefits from increased public market awareness of Korsana and its pipeline;

•	the historical and current information concerning Korsana’s business, including its financial performance and condition, operations, management and preclinical and clinical data;

•	the competitive nature of the industry in which Korsana operates;

•	the Korsana Board’s fiduciary duties to Korsana stockholders;

•

the Korsana Board’s belief that no alternatives to the Merger, together with the additional financing committed from the Korsana Pre-Closing Financing, were reasonably likely to create greater value for Korsana stockholders, after considering the various financing and other strategic options to enhance stockholder value that were considered by the Korsana Board;

•

the Korsana Board’s expectation that the Merger, together with the additional financing committed from the Korsana Pre-Closing Financing, would be a higher probability and more cost-effective means to access capital than other options considered, including an IPO;

•

the expected operations, management structure and operating plans of the Combined Company (including the ability to support the Combined Company’s current and planned preclinical studies and clinical trials);

•	the business, history, operations, financial resources and credibility of Cyclerion;

•

the availability of appraisal rights under the DGCL to holders of Korsana capital stock who comply with the required procedures under the DGCL, which allow such holders to seek appraisal of the fair value of their shares of Korsana capital stock as determined by the Delaware Court of Chancery;

•	the terms and conditions of the Merger Agreement, including the following:

•

the determination that the expected relative percentage ownership of Cyclerion shareholders and Korsana stockholders in the combined organization was appropriate, based on the Korsana Board’s judgment and assessment of the approximate valuations of Cyclerion (including the value of the Net Cash Cyclerion is expected to provide to the combined organization) and Korsana (including the value of the amount of proceeds from the Korsana Pre-Closing Financing);

•

the expectation that the Merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that the Korsana stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes with respect to the Merger;

•	the limited number and nature of the conditions of the obligation of Cyclerion to consummate the Merger;

•	the rights of Korsana under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Korsana receive a superior offer;

•

the rights of Korsana under the Merger Agreement to effect a change in recommendation in favor of the Merger as a result of a material development or change in circumstances (i.e., applicable Intervening Events);

•	the conclusion of the Korsana Board that the potential termination fees payable by Cyclerion or Korsana to the other party, and the circumstances when such fee may be payable, were reasonable; and

•

the belief that the other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction;

•

the shares of Cyclerion Common Stock issued to Korsana stockholders, including shares of Cyclerion Common Stock issued in exchange for shares of Korsana Common Stock sold in the Korsana Pre-Closing Financing, will be registered on a Form S-4 registration statement and will become freely tradable for Korsana stockholders who are not affiliates of Korsana and who are not parties to lock-up agreements;

•

the Support Agreements, pursuant to which certain directors, officers and stockholders of Korsana and Cyclerion, respectively, have agreed, solely in their capacity as stockholders of Korsana and Cyclerion, respectively, to vote all of their shares of Korsana capital stock or Cyclerion Common Stock in favor of the adoption or approval, respectively, of the Merger Agreement;

•	the ability to obtain a Nasdaq listing and the change of the combined organization’s name to Korsana Biosciences, Inc. prior to or upon the closing of the Merger; and

•	the likelihood that the Merger will be consummated on a timely basis.

The Korsana Board also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•

the possibility that the Merger might not be completed and the potential adverse effect of the public announcement of the Merger on the reputation of Korsana and the ability of Korsana to obtain financing in the future in the event the Merger is not completed; the possibility that the Korsana Pre-Closing Financing might not be completed or completed in accordance with the terms of the Merger Agreement and the potential adverse effect of the public announcement of the Korsana Pre-Closing Financing on the reputation of Korsana and the ability of Korsana to obtain financing in the future in the event the Korsana Pre-Closing Financing is not completed;

•

the Exchange Ratio used to establish the number of shares of Cyclerion Common Stock to be issued to Korsana stockholders in the Merger is fixed, except for adjustments due to Cyclerion’s net cash balances, the amount of proceeds from the Korsana Pre-Closing Financing and outstanding capital stock at closing, and thus the relative percentage ownership of Cyclerion shareholders and Korsana stockholders in the combined organization immediately following the completion of the Merger is similarly fixed;

•	the potential reduction of Cyclerion’s Net Cash prior to the closing;

•

the possibility that Cyclerion could, under certain circumstances, consider unsolicited acquisition proposals if superior to the Merger or change its recommendation to approve the Merger upon certain events;

•

the risk that the Merger might not be consummated in a timely manner or at all, for a variety of reasons, such as the failure of Cyclerion to obtain the required shareholder vote or the failure of Korsana to close the Korsana Pre-Closing Financing, and the potential adverse effect on the reputation of Korsana and the ability of Korsana to obtain financing in the future in the event the Merger is not completed;

•

the costs involved in connection with completing the Merger, the time and effort of Korsana senior management required to complete the Merger, the related disruptions or potential disruptions to Korsana’s business operations and future prospects, including its relationships with its employees, suppliers and partners and others that do business or may do business in the future with Korsana, and related administrative challenges associated with combining the companies;

•

the additional expenses and obligations to which Korsana’s business will be subject to following the Merger that Korsana has not previously been subject to, and the operational changes to Korsana’s business, in each case that may result from being a public company;

•	the fact that the representations and warranties in the Merger Agreement do not survive the closing of the Merger and the potential risk of liabilities that may arise post-closing;

•

the risk that future sales of common stock by existing Cyclerion shareholders may cause the price of Cyclerion Common Stock to fall, thus reducing the potential value of Cyclerion Common Stock received by Korsana stockholders following the Merger; and

•	various other risks associated with the combined organization and the Merger, including the risks described in the section titled “Risk Factors” in this proxy statement/prospectus.

The foregoing information is not intended to be exhaustive, but is believed to include a summary of all of the material factors considered by the Korsana Board in its consideration of the Merger Agreement, the Korsana Pre-Closing Financing, and the transactions contemplated thereby. After conducting an overall analysis of these and other factors, including thorough discussions with, and questioning of, Korsana’s senior management and legal counsel, the Korsana Board concluded that the benefits, advantages and opportunities of a potential transaction outweighed the uncertainties and risks described above. Based on this overall analysis of the factors described above, the Korsana Board unanimously approved the Merger Agreement, the Merger, the Korsana Pre-Closing Financing and the other transactions contemplated by the Merger Agreement.

Opinion of Gemini, Cyclerion’s Financial Advisor, to the Cyclerion Board of Directors

On March 31, 2026, Gemini Valuation Services, LLC (“Gemini”) rendered its opinion to the Cyclerion Board, as to the fairness, from a financial point of view, of the Exchange Ratio pursuant to the Merger Agreement.

The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Gemini in preparing its opinion. The opinion was addressed to the Cyclerion Board for the use and benefit of the members of the Cyclerion Board (in their capacities as such) in connection with the Cyclerion Board’s evaluation of the Merger Agreement. Neither the opinion nor the summary of the opinion and related analyses set forth in this proxy statement/prospectus is intended to and they do not constitute advice or a recommendation to any of the shareholders of Cyclerion or any other security holders as to how such holder should vote or act with respect to any matter relating to the Contemplated Transactions or otherwise. Gemini’s opinion should not be construed as creating any fiduciary duty on Gemini’s part to Cyclerion, any other party to the Merger Agreement, any security holder of Cyclerion or such other party, any creditor of Cyclerion or such other party, or any other person. Gemini’s opinion was just one of the several factors the Cyclerion Board took into account in making its determination to approve the Merger Agreement.

Gemini’s opinion only addressed whether, as of the date of the opinion, the Exchange Ratio was fair, from a financial point of view, to Cyclerion. It did not address any other terms, aspects, or implications of the transaction or the Merger Agreement, including, without limitation, (i) any term or aspect of the transaction that was not susceptible to financial analysis, or (ii) fairness to any other security holders of Cyclerion, Korsana or any other person or any creditors or other constituencies of Cyclerion, Korsana or any other person. Gemini expressed no opinion as to (1) what the value of shares of Cyclerion common stock actually would be when issued to the Korsana shareholders in the Merger Agreement, (2) the price at which shares of Korsana common stock or any other security of Korsana may be issued or sold in the Korsana Private Placement, or (3) the prices at which Korsana stock or Cyclerion common stock may trade, be purchased or sold at any time.

Gemini’s opinion did not address the relative merits of the transaction as compared to any alternative transaction or business strategy that might exist for Cyclerion and did not constitute a recommendation to any

Cyclerion shareholder as to how such shareholder should vote with respect to any matter. At the direction of the Cyclerion Board, Gemini did not offer any opinion as to (i) the material terms of the Merger Agreement or the form of the Contemplated Transactions or any other contractual arrangement that the parties may enter into in connection with the Contemplated Transactions or (ii) the fairness of the Contemplated Transactions to, or any consideration that may be received in connection therewith by, the individual shareholders, nor did Gemini offer any opinion as to the relative fairness of the consideration to be received by different shareholders or the merits of the underlying decision by the Cyclerion Board or Cyclerion to engage in or consummate the transaction. The financial and other terms of the transaction were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from Gemini.

Gemini’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Gemini did not assume any obligation to update, review, or reaffirm its opinion to the Cyclerion Board or any other person or otherwise to comment on or consider events occurring or coming to Gemini’s attention after the date of its opinion.

In arriving at its opinion, Gemini made such reviews, analyses, and inquiries as Gemini deemed necessary and appropriate under the circumstances. Among other things, Gemini:

•	Reviewed the financial statements of Korsana for the fiscal years ended December 31, 2024 and December 31, 2025;

•	Reviewed information relating to the business, assets, liabilities, business plan and prospects of Korsana furnished to Gemini by Cyclerion, and the assumptions underlying those;

•

Conducted discussions with members of senior management and representatives of Korsana concerning the foregoing matters, as well as the business and prospects of Korsana generally, and the assumptions underlying those;

•	Reviewed publicly available financial and stock market data, including valuation levels, for certain other companies in lines of business of Korsana that Gemini deemed relevant;

•	Reviewed a draft copy, received by Gemini on March 28, 2026, of the Merger Agreement (the “Draft Merger Agreement”); and

•	Conducted such other financial studies and analyses and considered such other information as Gemini deemed appropriate.

In arriving at its opinion, Gemini, with the Cyclerion Board’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information that was supplied to, discussed with, or reviewed by Gemini, and Gemini, with the Cyclerion Board’s consent, further relied upon such information being complete and accurate in all material respects. At the direction of the Cyclerion Board, Gemini did not make or obtain any independent evaluations or appraisals of Cyclerion’s or Korsana’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities) and did not perform or obtain any analysis with respect to the dissolution or liquidation value of such assets or liabilities. At the direction of the Cyclerion Board, Gemini also used the assumptions provided by Cyclerion’s and Korsana’s management for the purposes of its analysis and delivering its opinion.

Gemini was advised that, given that Cyclerion’s assets and liabilities are comprised of cash (net of liabilities) and Cyclerion Legacy Assets (which currently are contemplated to be disposed) and that Cyclerion is not expected to have any continuing business operations on a standalone basis other than those incidental to Cyclerion’s status as a publicly traded company, the management of Cyclerion has not prepared financial forecasts relating to Cyclerion. Accordingly, Gemini did not perform a financial analysis of Cyclerion, the Cyclerion Legacy Assets or the CVRs, and did not ascribe any value to the Cyclerion Legacy Assets or the

CVRs. Based upon the terms underlying the Exchange Ratio set forth in the Draft Merger Agreement, Gemini assumed the equity value of Cyclerion to be $10.0 million, and Cyclerion Net Cash at Closing to be $0.

Gemini assumed, with the Cyclerion Board’s consent, that the representations and warranties of all parties to the Merger Agreement were true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the Merger will be satisfied without waiver thereof, and that the Merger will be consummated in a timely manner in accordance with the terms described in the Merger Agreement, without any modifications or amendments thereto or any adjustment to the Exchange Ratio. In rendering its opinion, Gemini also assumed, with the consent of the Cyclerion Board, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that Gemini examined along with the discussion on the draft. Gemini has not been authorized to and has not solicited indications of interest in a possible transaction with Cyclerion from any party.

Gemini did not evaluate the solvency or creditworthiness of Cyclerion, Korsana or any other party to the transaction, or whether Cyclerion, Korsana or any other party to the transaction is paying or receiving reasonably equivalent value in the transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Gemini evaluate, in any way, the ability of Cyclerion, Korsana or any other party to the transaction to pay its obligations when they come due. Gemini did not physically inspect Cyclerion’s or Korsana’s properties or facilities and did not make or obtain any evaluations or appraisals of Cyclerion’s or Korsana’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Gemini did not attempt to confirm whether Cyclerion or Korsana had good title to their respective assets. Gemini’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the Cyclerion Board, Cyclerion, or any other party.

Gemini assumed, with the Cyclerion Board’s consent, that the Contemplated Transactions, including the Merger, would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the transaction, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Cyclerion, Korsana or the Contemplated Transactions. Gemini also assumed, with the Cyclerion Board’s consent that the transaction would be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof material to Gemini’s analyses or opinion. Gemini also assumed that the representations and warranties of the parties to the Merger Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Merger Agreement. Gemini offered no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the Merger Agreement, set forth in the Merger Agreement, including, without limitation, any of the ancillary transactions, would be satisfied. Gemini further assumed that for U.S. federal tax income purposes, the Merger Agreement would qualify as a reorganization within the meaning of Section 368 of the Code.

In connection with preparing its opinion, Gemini performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Gemini in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Gemini’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Gemini assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Gemini did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Gemini believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Gemini in preparing the opinion.

The implied multiple ranges and implied value reference ranges indicated by Gemini’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Gemini’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Gemini in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Gemini performed.

For purposes of its analyses, Gemini reviewed a number of financial metrics, including the following:

Equity Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

Selected Transactions Analysis

Merger and Acquisition Transactions

Gemini considered certain financial data and the financial terms of the following business transactions, each, involving target companies within the neurology and other relevant segments of the biotechnology industry. The financial data reviewed included the Equity Value, value of capital raised prior to each selected transaction and the related market value of invested capital multiple (“MVIC Multiples”). The selected transactions were:

Date Announced	Target	Acquirer	Equity Value ($m)	Raised to Date ($m)	Market Value of Invested Capital Multiple
January 20, 2026	RAPT Therapeutics, Inc.	GSK plc	$2,200	$737	3.0x
December 26, 2023	Gracell Biotechnologies Inc.	AstraZeneca plc	$1,100	$526	2.1x
October 14, 2024	Longboard Pharmaceuticals, Inc.	H. Lundbeck A/S	$2,600	$429	6.1x
September 9, 2025	Tourmaline Bio, Inc.	Novartis AG	$1,400	$360	3.9x
April 10, 2024	Alpine Immune Sciences, Inc.	Vertex Pharmaceuticals Incorporated	$4,900	$508	9.7x
January 7, 2026	Ventyx Biosciences, Inc.	Eli Lilly and Company	$1,200	$730	1.6x
September 17, 2025	89bio, Inc.	Roche	$2,400	$981	2.4x
	Average		$2,257	$610	4.1x
	Median		$2,200	$526	3.0x

Gemini looked at the above transactions within neurology and other relevant segments within the biotechnology industry that Gemini deemed to be relevant. Gemini believes that the groups of companies listed above have business models similar to Korsana but noted that none of these companies has the same management, composition, size, operations, financial profile or combination of businesses as Korsana.

The selected transactions had an average and median MVIC Multiple of 4.1x and 3.0x, respectively. Korsana has raised $175 million prior to the Merger and the value of the Korsana Pre-Closing Financing as of March 31, 2026, was expected to be $380 million. Based on the observed MVIC Multiples in the selected transactions, which were further adjusted for comparison with the Cyclerion-Korsana transaction such that the average and median MVIC Multiples from the selected transactions, as adjusted, were 3.0x and 2.0x, respectively, Korsana’s Equity Value was estimated as follows:

Valuation Analysis (in $m)	Median	Average
Korsana Invested Capital	$175	$175
MVIC Multiple	2.0x	3.0x
Pre-Funding Valuation	$350	$525

Impending Financing	$380	$380
Equity Value	$730	$905

Public Listing

Gemini considered certain financial data and the financial terms of the following business transactions, each, involving companies undergoing an initial public offering. Each of these four companies is within the neurology and other relevant segments of the biotechnology industry. The financial data reviewed included the total amount of investment raised prior to the public offering, the total amount of investment raised in connection with the public offering, the public offering valuation of the selected company, and the pre-public offering valuation of the selected company, and the resulting MVIC Multiples determined from comparing pre-money valuation of the selected companies to each company’s respective valuation following their respective public offering. The selected transactions were:

IPO Date	Target	Total Raise (Pre- Public Deal)	Public Deal Raise	Public Deal Valuation	Pre-Money Valuation	Market Value of Invested Capital Multiple
June 7, 2024	Rapport Therapeutics, Inc.	$250	$174	$640	$465	1.9x
September 15, 2023	Neumora Therapeutics, Inc.	$612	$250	$2580	$2,330	3.8x
January 7, 2022	Amylyx Pharmaceuticals, Inc.	$200	$190	$1,073	$883	4.4x
June 28, 2024	Alumis Inc.	$638	$210	$830	$620	1.0x
	Average	$425	$206	$1,281	$1,074	2.8x
	Median	$431	$200	$951	$751	2.8x

Gemini looked at the above transactions within neurology and other relevant segments within the biotechnology industry. Gemini believes that the groups of companies listed above have business models similar to those of Korsana but noted that none of these companies has the same management, composition, size, operations, financial profile or combination of businesses as Korsana.

The selected transactions had an average and median MVIC Multiple of 2.8x and 2.8x, respectively. Korsana has raised $175 million prior to the Merger and the value of the Korsana Pre-Closing Financing as of March 31, 2026, was expected to be $380 million. Based on the observed MVIC Multiples in the selected transactions, which were further adjusted for comparison with the Cyclerion-Korsana transaction such that the average and median MVIC Multiples from the selected transactions, as adjusted, were 2.8x and 2.3x, respectively, Korsana’s Equity Value was estimated as follows:

Valuation Analysis (in $m)	Median	Average
Korsana Invested Capital	$175	$175
MVIC Multiple	2.3x	2.8x
Pre-Funding Valuation	$397	$496

Impending Financing	$380	$380
Equity Value	$777	$876

Concluded Equity Value

Based on the above determined equity value ranges for Korsana and averaging the low and high ranges under each valuation method, the enterprise value for Korsana is estimated to range between $753 million and $891 million.

Valuation Range (in $m)	Low	High
Comparable Transactions: M&A	$730	$905
Comparable Transactions: Public Listing	$777	$876

Relative Valuation Analysis

Gemini compared the above calculated equity value of Korsana against the value of contribution by Cyclerion’s shareholders to the Merger Agreement below.

As part of the Merger Agreement, Cyclerion is offering approximately 98.5% of post transaction outstanding common stock to the common stockholders and debt holders of Korsana while Cyclerion shareholders will retain approximately 1.5% of the post transaction outstanding common stock.

Based on the above analyses, Gemini noted that, the implied contribution made by the holders of Cyclerion common stock is lower than the aggregate value of the post-Closing equity position received by the holders of Cyclerion common stock pursuant to the Merger Agreement.

Other Matters Relating to Gemini’s Opinion

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Gemini did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Gemini made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

The Gemini opinion was one of the many factors taken into consideration by the Cyclerion Board in making its determination to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Cyclerion Board with respect to the Exchange Ratio in the Merger Agreement or of whether the Cyclerion Board would have been willing to agree to a different exchange ratio. The Exchange Ratio in the Merger Agreement was determined through arm’s-length negotiations between Cyclerion and Korsana and was approved by the Cyclerion Board. Neither Gemini nor any of its affiliates recommended any specific exchange ratio to Cyclerion or the Cyclerion Board or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger Agreement.

As part of its financial advisory business, Gemini regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Gemini is a recognized advisory firm that has substantial experience in providing financial advice in connection with proposed mergers, acquisitions, sales of companies, businesses and other assets and other transactions. Gemini regularly undertakes valuation engagements in connection with public offerings, private placements, business combinations and similar transactions. Gemini may provide financial advisory and other financial services to Cyclerion and/or Korsana or other participants in the merger in the future, for which Gemini may receive compensation.

During the two years preceding the date of Gemini’s written opinion, Gemini did not have a commercial or investment banking relationship with Cyclerion and has not received any compensation for prior work performed.

For services rendered in connection with the delivery of its opinion, Cyclerion paid Gemini an advisory fee, a portion of which was paid upon the signing of the engagement letter and the balance of which was paid following delivery of Gemini’s opinion. As of the date hereof, Gemini’s fee has been fully paid. No portion of Gemini’s fee was contingent upon the closing of the Merger or upon the conclusions reached in its written opinion. Cyclerion also agreed to reimburse Gemini for its reasonable out-of-pocket expenses incurred in connection with its services and will indemnify Gemini against certain liabilities arising out of its engagement.

Cyclerion selected Gemini to render a fairness opinion in connection with the Merger based on Gemini’s professional qualifications, as described above.

The Gemini opinion does not constitute a recommendation to the Cyclerion Board or any Cyclerion shareholder as to how the Cyclerion Board, such shareholder or any other person should vote or otherwise act with respect to the Merger or any other matter, including whether or not any Cyclerion shareholder should enter into any voting, support, stockholder or other agreements, arrangements or understandings in connection with the Merger.

Interests of Cyclerion’s Directors and Executive Officers in the Merger

In considering the recommendation of the Cyclerion Board with respect to approving the Merger, shareholders should be aware that Cyclerion’s current directors and officers have interests in the Merger that are different from, or in addition to, the interests of Cyclerion’s shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

The Cyclerion Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that Cyclerion’s shareholders approve the Merger as contemplated by this proxy statement/prospectus.

Treatment of Cyclerion Options and Restricted Stock Awards

Under the terms of the Merger Agreement, prior to the closing of the Merger, the Cyclerion Board will accelerate the vesting of all equity awards of Cyclerion then outstanding but not then vested or exercisable, regardless of whether requirements for performance-based vesting have been met, and cancel each option to acquire shares of Cyclerion Common Stock with an exercise price per share greater than the Cyclerion Closing Price. At the closing of the First Merger, (i) In-the-Money Cyclerion Options will be cancelled and converted into the right to receive an amount in cash without interest, less applicable tax withholding, equal to the product obtained by multiplying (A) the excess of the Cyclerion Closing Price over the exercise price per share of the Cyclerion Common Stock underlying such option by (B) the number of shares of Cyclerion Common Stock underlying such option and (ii) each other option to acquire shares of Cyclerion Common Stock will be cancelled for no consideration. The vesting of each Cyclerion RSA will be accelerated in full.

The table below sets forth information regarding the Cyclerion stock options held as of    , 2026 by each of Cyclerion’s executive officers and non-employee directors. No Cyclerion executive officer or non-employee director holds any restricted stock awards.

Participant	Number of Vested Options Held (#)	Weighted Average Exercise Price of Vested Options ($)	Number of Unvested Options Held (#)	Weighted Average Exercise Price of Unvested Options ($)
Executive Officers
Regina Graul, Ph.D.
Rhonda Chicko
Non-Employee Directors
Errol De Souza, Ph.D.
Peter Hecht, Ph.D.
Michael Higgins
Steven Hyman, M.D.
Dina Katabi, Ph.D.

Potential Payments upon Termination or Change in Control

Dr. Graul is subject to an amended and restated offer letter with Cyclerion (the “A&R Graul Offer Letter”), which provides that, in the event Dr. Graul’s employment is terminated by Cyclerion without “cause”, or for “good reason” (each as defined in the A&R Graul Offer Letter and as described in more detail in the section titled “Cyclerion Executive Compensation” on page 205), subject to Dr. Graul’s execution and non-revocation of a release, the executive is entitled to (i) nine months of salary continuation, (ii) an amount equal to twelve months of health insurance premium contributions at the same monthly rate that Cyclerion provides reimbursement for such health insurance premium contributions immediately prior to the termination date, in the case of (i) and (ii), payable in a lump sum on the first regularly scheduled payroll date following the effectiveness of a release via payroll, and (iii) full acceleration of any unvested Cyclerion equity awards.

In addition, under the A&R Graul Offer Letter, Dr. Graul will be entitled, at the Cyclerion Board’s discretion, to receive a bonus of up to $150,000 payable upon the consummation of transaction resulting in a change of control of Cyclerion.

The Merger will constitute a “change in control” for purposes of the A&R Graul Offer Letter.

Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of compensation that each named executive officer could receive that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section Cyclerion uses such term to describe the Merger-related compensation payable to Cyclerion’s named executive officers. For additional details regarding the terms of the payments and benefits described below, see the discussion above. This Merger-related compensation is subject to a non-binding advisory vote of Cyclerion shareholders, as set forth in Proposal No. 9 to this proxy statement/prospectus. See the section entitled “Proposal No. 9 — The Merger Compensation Proposal” on page 275.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the consummation of the Merger. For purposes of calculating such amounts, the Company has assumed:

•

the relevant price per share of Cyclerion Common Stock is $4.61 per share, which is the average closing market price of Cyclerion Common Stock over the first five business days following the first public announcement of the transaction;

•	the Merger is consummated on April 9, 2026; and

•	a termination of Dr. Graul’s employment by Cyclerion without cause or by Dr. Graul for good reason (in each case, as defined in the A&R Graul Offer Letter) occurred on April 9, 2026.

	Golden Parachute Payments
Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)	Other ($)	Total ($)
Regina Graul, Ph.D.	315,000	200,284	0	48,000	0	0	563,284
Rhonda Chicko	0	27,191	0	0	0	0	27,191

(1)

The amount reported in the “Cash” column represents a lump sum cash payment of nine months of base salary payable pursuant to the A&R Graul Offer Letter, as discussed in further detail above. This amount is a “double trigger” payment. No amount is included with respect to the potential bonus that Dr. Graul may receive in connection with a change in control (up to $150,000) because this bonus is at the discretion of the Board.

(2)

Amounts reflect the acceleration value of unvested option and restricted stock awards held by the named executive officers. The amounts reported in this column are attributable to single-trigger arrangements (i.e., the amounts are triggered by the change in control alone) and represent, as they relate to option awards, the difference between $4.61 and the exercise price of the applicable option, multiplied by the number of shares of Clyclerion Common Stock subject to unvested options as of April 9, 2026, and, as they relate to restricted stock awards, $4.61 multiplied by each share of restricted Cyclerion Common Stock outstanding as of April 9, 2026.

(3)

The amount reported represents the estimated cost of 12 months of health insurance premiums contributions payable pursuant to the A&R Graul Offer Letter, as discussed in further detail above. This amount is a “double trigger” payment.

Interests of Korsana’s Directors and Executive Officers in the Merger

In considering the recommendation of the Korsana Board with respect to approving the Merger, stockholders should be aware that Korsana’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Korsana stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

The Korsana Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Korsana stockholders approve the Merger as contemplated by this proxy statement/prospectus.

Korsana Ownership Interests

As of March 31, 2026, Korsana’s current non-employee directors and executive officers beneficially owned, in the aggregate approximately 44.6% of the shares of Korsana capital stock, which for purposes of this subsection excludes any Korsana shares issuable upon exercise or settlement of Korsana Options and Korsana RSUs held by such individual. Each of Korsana’s officers, directors and affiliated stockholders have also entered into a support agreement in connection with the Merger. For a more detailed discussion of the support agreements, please see the section titled “Agreements Related to the Merger — Support Agreements” beginning on page 186 of this proxy statement/prospectus.

As noted above, Fairmount Fund II, Venrock Healthcare Capital Partners, and Jonathan Violin currently hold shares of Korsana capital stock. Three of Korsana’s directors (Mr. Kiselak, Ms. Pernice, and Dr. Violin) and one of Korsana’s executive officers (Dr. Violin) are affiliated with Fairmount. Two of Korsana’s directors (Dr. Gottesdiener and Mr. Shah) are affiliated with Venrock Healthcare Capital Partners. The table below sets forth the ownership of Korsana capital stock by Fairmount Fund II, Venrock Healthcare Capital Partners, and Jonathan Violin as of March 31, 2026. Fairmount Fund II and Venrock Healthcare Capital Partners have also agreed to purchase Korsana Common Stock and Korsana Pre-Funded Warrants in the Korsana Pre-Closing

Financing. For a more detailed discussion of these relationships, please see the section titled “Certain Relationships and Related Party Transactions of the Combined Company — Korsana Transactions — Korsana Pre-Closing Financing” beginning on page 374 of this proxy statement/prospectus.

Stockholder	Shares of Capital Stock held
Fairmount Healthcare Fund II L.P.	22,500,000	(1)
Entities Affiliated with Venrock Healthcare Capital Partners	21,700,000	(2)
Jonathan Violin	1,000,000	(3)

(1)	Consists of 22,500,000 shares of Korsana Common Stock issuable upon conversion of 10,000,000 shares of Korsana Series Seed Preferred Stock and 12,500,000 shares of Korsana Series A Preferred Stock.
(2)	Consists of 21,700,000 shares of Korsana Common Stock issuable upon conversion of 9,200,000 shares of Korsana Series Seed Preferred Stock and 12,500,000 shares of Korsana Series A Preferred Stock.
(3)

These shares of restricted stock vest as to 25% on June 1, 2026 and thereafter in approximately equal monthly installments for 36 months, subject to Dr. Violin’s continued service through the applicable vesting date.

Violin Anti-Dilution Provision

Pursuant to the consulting agreement and offer letter between Korsana and Dr. Violin, Korsana is obligated to issue additional options to purchase shares of Korsana Common Stock in order to maintain Dr. Violin’s ownership in Korsana at approximately 5% on a fully-diluted basis until Korsana has raised an aggregate of $200 million in financing following the effective date of his consulting agreement. The options granted to Dr. Violin on October 27, 2025 were in partial satisfaction (with respect to $151 million in financing) of such obligation.

Korsana Options

Under the terms of the Merger Agreement, each option to purchase shares of Korsana Common Stock that is outstanding and unexercised immediately prior to the First Effective Time under Korsana’s 2025 Equity Incentive Plan and that, following assumption by Cyclerion at the First Effective Time, will be eligible to be registered on Form S-8, whether or not vested, will be converted into an option to purchase shares of Cyclerion Common Stock. Cyclerion will assume Korsana’s 2025 Equity Incentive Plan and each such outstanding option to purchase shares of Korsana Common Stock in accordance with the terms (as in effect as of the date of the Merger Agreement) of Korsana’s 2025 Equity Incentive Plan and the terms of the stock option agreement by which such option to purchase shares of Korsana Common Stock is evidenced.

The table below sets forth information regarding the Korsana stock options held as of March 31, 2026 by each of Korsana’s current executive officers and non-employee directors. The number of shares of common stock underlying such options and the exercise price will be adjusted appropriately to reflect the Exchange Ratio.

Participant	Number of Vested Options Held (#)	Weighted Average Exercise Price of Vested Options ($)	Number of Unvested Options Held (#)	Weighted Average Exercise Price of Unvested Options ($)
Executive Officers
Jonathan Violin, Ph.D.	—	—	5,054,217	0.86
Mark Vignola, Ph.D.	—	—	1,221,869	0.86
Madelyn Zeylikman	—	—	733,121	0.86
Non-Employee Directors
Andrew Gottesdiener	—	—	—	—
Tomas Kiselak	—	—	—	—
Michelle Pernice	—	—	138,889	0.86
Nimish Shah	—	—	—	—

Korsana Management Following the Merger

As described in the section captioned “Management Following the Merger” beginning on page 367 of this proxy statement/prospectus certain of Korsana’s directors and executive officers are expected to become the directors and executive officers of the Combined Company upon the closing of the Merger.

Indemnification and Insurance

For a discussion of the indemnification and insurance provisions related to the Korsana directors and officers under the Merger Agreement, please see the section titled “The Merger Agreement — Indemnification and Insurance for Directors and Officers” beginning on page 180 of this proxy statement/prospectus.

Form of the Merger

Subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL and DLLCA, (i) at the First Effective Time, First Merger Sub will merge with and into Korsana, with Korsana continuing as a wholly owned subsidiary of Cyclerion and the surviving corporation of the First Merger and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger (the “Second Effective Time”), Korsana will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity.

Merger Consideration and Adjustment

At the First Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) each then-outstanding share of Korsana Common Stock and Korsana Series A Preferred Stock (including shares of Korsana Common Stock issued in the Korsana Pre-Closing Financing and excluding shares to be cancelled pursuant to the Merger Agreement and dissenting shares) will be automatically converted solely into the right to receive a number of shares of Cyclerion Common Stock or Cyclerion Pre-Funded Warrants equal to the Exchange Ratio (described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 167 of this proxy statement/prospectus), (ii) each then-outstanding share of Korsana Series Seed Preferred Stock (excluding any shares of Korsana Series Seed Preferred Stock to be cancelled pursuant to the Merger Agreement and any dissenting shares) will be converted into the right to receive a number of shares of Cyclerion Series B Preferred Stock equal to the Exchange Ratio divided by 1,000, in accordance with the terms of the Merger Agreement, (iii) each then-outstanding Korsana Option will be converted into and become an option to purchase shares of Cyclerion Common Stock on the existing terms and conditions (including with respect to vesting and accelerated vesting), subject to adjustment as set forth in the Merger Agreement, (iv) each then-outstanding Korsana RSU will be converted into and become a Cyclerion RSU on the existing terms and conditions (including with respect to vesting and accelerated vesting), subject to adjustment as set forth in the Merger Agreement, and (v) each then-outstanding and unexercised Korsana Warrant (including Korsana Pre-Funded Warrants issued in the Korsana Pre-Closing Financing) will be converted into a Cyclerion Warrant, subject to adjustment as set forth in the Merger Agreement.

No fractional shares of Cyclerion Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. Any fractional shares of Cyclerion Common Stock resulting from the conversion of shares of Korsana Common Stock (including shares of Korsana Common Stock issued in the Korsana Pre-Closing Financing) shall be issued as follows: (i) one share of Cyclerion Common Stock if the aggregate amount of fractional shares of Cyclerion Common Stock of any individual holder of Korsana capital stock if upon conversion is equal to or exceeds 0.50 or (ii) no shares of Cyclerion Common Stock if the aggregate amount of fractional shares of Cyclerion Common Stock of any individual holder of Korsana capital stock if upon conversion is less than 0.50, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of Cyclerion Series B Preferred Stock that a holder of Korsana Series Seed Preferred Stock would otherwise be entitled to receive will be aggregated with all fractional shares of Cyclerion Series B Preferred Stock issuable to such holder and rounded up to the nearest whole share of Cyclerion’s Series B Preferred Stock.

Procedures for Exchanging Stock Certificates

On or prior to the closing date, Cyclerion and Korsana will select an exchange agent (the “Exchange Agent”) and, at the First Effective Time, Cyclerion will deposit with the Exchange Agent evidence of book-entry shares representing the shares of Cyclerion Common Stock issuable pursuant to the terms of the Merger Agreement in exchange for shares of Korsana Common Stock (including shares of Korsana Common Stock issued in the Korsana Pre-Closing Financing) and Korsana Series A Preferred Stock (excluding shares to be cancelled pursuant to the Merger Agreement and excluding dissenting shares) and the shares of Cyclerion Series B Preferred Stock issuable pursuant to the terms of the Merger Agreement in exchange for shares of Korsana Series Seed Preferred Stock calculated in accordance with the Merger Agreement.

Promptly after the First Effective Time, the Exchange Agent will mail to each record holder of Korsana Common Stock, Korsana Series A Preferred Stock and Korsana Series A Preferred Stock (including shares of Korsana Common Stock issued in the Korsana Pre-Closing Financing) (excluding shares to be cancelled pursuant to the Merger Agreement and excluding dissenting shares) (i) a letter of transmittal and (ii) instructions for surrendering the record holder’s stock certificates and identifying the record holder’s book-entry shares in exchange for the merger consideration. Upon delivery to the Exchange Agent of a duly executed letter of transmittal in accordance with the Exchange Agent’s instructions and the declaration for tax withholding purposes, the surrender of the record holder’s stock certificates and identification of book-entry shares, if applicable, and delivery to the Exchange Agent of such other documents as may be reasonably required by the Exchange Agent or Cyclerion, the record holder of such stock certificates or book-entry shares, as applicable, will be entitled to receive in exchange therefor book-entry shares representing the number of whole shares of Cyclerion Common Stock or Cyclerion Series B Preferred Stock issuable to such holder pursuant to the Merger Agreement. The surrendered certificates representing shares of Korsana Common Stock or Korsana Series Seed Preferred Stock will be cancelled.

After the First Effective Time, each certificate or book-entry share representing Korsana Common Stock, Korsana Series Seed Preferred Stock or Korsana Series A Preferred Stock that has not been surrendered will represent only the right to receive shares of Cyclerion Common Stock or Cyclerion Series B Preferred Stock, as applicable, issuable pursuant to the Merger Agreement to which the holder of any such certificate is entitled.

HOLDERS OF KORSANA CAPITAL STOCK SHOULD NOT SEND IN THEIR KORSANA STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT WITH INSTRUCTIONS FOR THE SURRENDER OF KORSANA STOCK CERTIFICATES.

First Effective Time and Second Effective Time

The Merger Agreement requires the parties to consummate the Merger as promptly as practicable (and in any event within two business days) after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the Korsana stockholders and the approval by the Cyclerion shareholders of the issuance of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, and the other transactions proposed under the Merger Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger. The First Merger will become effective upon the filing of a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware or at such later time as is agreed by Cyclerion and Korsana and specified in the First Certificate of Merger. The Second Merger will become effective upon the filing of a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware or at such later time as is agreed by Cyclerion and Korsana and specified in the Second Certificate of Merger. Neither Cyclerion nor Korsana can predict the exact timing of the consummation of the Merger.

Regulatory Approvals

In the United States, Cyclerion must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, to Korsana’s stockholders in connection with the transactions contemplated by the Merger Agreement and the filing of this proxy statement/prospectus with the SEC.

The Merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until notification and report forms have been furnished to the DOJ and the FTC and until certain waiting periods have been terminated or have expired. The HSR Act requires Cyclerion and Korsana to observe a 30-calendar-day waiting period after the submission of their respective HSR notification and report forms before consummating the Merger. The waiting period may be shortened if the reviewing agency grants “early termination” of the waiting period or lengthened if the acquiring person (here Cyclerion) voluntarily withdraws and refiles to allow a second 30-calendar-day waiting period, or if the reviewing agency issues a request for additional information or documentary material (a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which begins to run only after each of the parties has substantially complied with the Second Request.

On    , 2026, Cyclerion and Korsana each filed a notification and report form under the HSR Act with the DOJ and the FTC. The applicable waiting period required under the HSR Act will expire at 11:59 p.m., Eastern Time, on     , 2026, unless early termination is granted, Cyclerion withdraws and refiles its notification and report form, or a Second Request is issued.

U.S. Federal Income Tax Considerations of the Merger

The following discussion is a summary of U.S. federal income tax considerations to U.S. Holders (as defined below) of Korsana Common Stock and of Korsana Preferred Stock (collectively, “Korsana stock”) of the Merger. The discussion does not purport to be a complete analysis of all potential tax considerations. The considerations of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws, are not discussed. This discussion is based on the Code, Treasury Regulations promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Korsana has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax considerations of the Merger.

This discussion is limited to a U.S. Holder that holds Korsana stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations relevant to a U.S. Holder’s particular circumstances, including, without limitation, the effect of the Medicare contribution tax on net investment income, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code. In addition, it does not address considerations relevant to U.S. Holders subject to special rules, such as:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	persons holding Korsana stock as part of a hedge, straddle or other risk-reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in Korsana stock;

•

partnerships or other entities or arrangements classified as partnerships, passthroughs, or disregarded entities for U.S. federal income tax purposes (and investors therein), S corporations or other passthrough entities (including hybrid entities);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell Korsana stock under the constructive sale provisions of the Code;

•	persons who hold or receive Korsana stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	persons that own, or have owned, actually or constructively, more than 5% of Korsana stock;

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Korsana stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, a partnership holding Korsana stock and each partner in such partnership is urged to consult its tax advisor regarding the U.S. federal income tax considerations to it of the Merger.

This discussion is for informational purposes only and is not tax advice. Each prospective investor is urged to consult its tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation as well as any tax considerations of the Merger arising under U.S. federal estate or gift tax laws, the laws of any state, local or non-U.S. taxing jurisdiction or any applicable income tax treaty.

For purpose of this discussion, a “U.S. Holder” is any beneficial owner of Korsana stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that: (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code); or (ii) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Each of Korsana and Cyclerion intends that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, a U.S. Holder will not recognize gain or loss upon the exchange of its Korsana stock for Cyclerion Common Stock or Cyclerion Series B Preferred Stock (collectively, “Cyclerion stock”). A U.S. Holder will have the same aggregate basis in its Cyclerion stock after the Merger as such U.S. Holder had in the corresponding Korsana stock immediately prior to the Merger. A U.S. Holder’s holding period in the Cyclerion stock immediately following the Merger will include such U.S. Holder’s holding period in the corresponding Korsana stock immediately prior to the Merger. If a U.S. Holder holds different blocks of Korsana stock (generally, Korsana stock acquired on different dates or at different prices), such U.S. Holder is urged to consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the shares of Cyclerion stock received in the Merger.

Each U.S. Holder is urged to consult its tax advisor regarding the U.S. federal income tax considerations of the Merger in light of its personal circumstances and the considerations to them under state, local and non-U.S. tax laws and other federal tax laws.

Information Reporting

Each U.S. Holder who receives Cyclerion stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Each U.S. Holder who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of Korsana or who owned securities in Korsana with a basis of $1,000,000 or more is required to attach a statement to its tax return for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in such U.S. Holder’s Korsana stock surrendered in the Merger, the fair market value of such Korsana stock, the date of the Merger, and the name and employer identification number of each of Korsana and Cyclerion. Each U.S. Holder is urged to consult with its tax advisor to comply with these rules.

Nasdaq Stock Market Listing

Shares of Cyclerion Common Stock are currently listed on Nasdaq under the symbol “CYCN.” Cyclerion has agreed to use commercially reasonable efforts to (a) maintain its listing on Nasdaq until the First Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq; (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Cyclerion Common Stock to be issued in connection with the Merger and transactions contemplated thereunder, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) prepare and timely submit to Nasdaq a notification form for the proposed reverse stock split (if required) and to submit a copy of the amendment to the Cyclerion Articles effecting the proposed reverse stock split, certified by the Secretary of the Commonwealth of Massachusetts, to Nasdaq on the closing date of the Merger; and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist Korsana in preparing and filing an initial listing application for the Cyclerion Common Stock issued to Korsana stockholders (including any common stock issuable upon conversion of the Cyclerion Series B Preferred Stock) (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the First Effective Time.

In addition, under the Merger Agreement, each of Cyclerion’s and Korsana’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the Merger, of various conditions, including that the Nasdaq Listing Application shall have been approved.

If the Nasdaq Listing Application is approved, Cyclerion anticipates that the common stock of the Combined Company will be listed on Nasdaq following the closing of the Merger under the trading symbol “KRSA.” In order for the Nasdaq Listing Application to be accepted, among other requirements, the Combined Company must maintain a bid price of $4.00 or higher for a certain period of time following the proposed reverse stock split.

Anticipated Accounting Treatment

The Merger is expected to be treated by Cyclerion as a reverse merger and is expected to be accounted for as an in-substance reverse recapitalization of Cyclerion by Korsana in accordance with U.S. GAAP as, at close, the transaction is, in essence, the issuance of equity for Cyclerion’s net assets, consisting of nominal assets and liabilities before the Merger. For accounting purposes, Korsana is considered to be acquiring the assets and liabilities of Cyclerion in this transaction based on the terms of the Merger Agreement and other factors, including: (i) Korsana’s equity holders will own a substantial majority of the voting rights in the Combined Company; (ii) Korsana’s largest stockholder will retain the largest interest in the Combined Company; (iii) Korsana will designate all of the initial members of the board of directors of the Combined Company; and (iv) Korsana’s executive management team will become the management of the Combined Company. The Combined Company will be named Korsana Biosciences, Inc. Accordingly, the Merger is expected to be treated as the equivalent of Korsana issuing stock to acquire the net assets of Cyclerion. As a result of the Merger, the net assets of Cyclerion will be stated at fair value, with no goodwill or other intangible assets recorded, and the historical results of operations prior to the Merger will be those of Korsana. The direct and incremental costs related to the transaction will be treated as a reduction of the net proceeds received within additional paid-in-capital. See the “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this proxy statement/prospectus for additional information.

Appraisal Rights and Dissenters’ Rights

Under the MBCA, Cyclerion shareholders are not entitled to appraisal rights in connection with the Merger. Korsana stockholders are entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.

The discussion below is not a complete summary regarding Korsana’s stockholders’ appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Annex L in this proxy statement/prospectus. Stockholders intending to exercise appraisal rights should carefully review Annex L. Failure to follow precisely any of the statutory procedures set forth in Annex L may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that Korsana stockholders exercise their appraisal rights under Delaware law.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation before the effective date of such merger or the surviving corporation, within ten days after the effective date of such merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of such merger, the effective date of such merger and that appraisal rights are available.

If the Merger is completed, within ten days after the effective date of the Merger, Korsana will notify its stockholders that the Merger has been approved, the effective date of the Merger and that appraisal rights are available to any stockholder who has not approved the Merger. Holders of shares of Korsana capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Korsana within 20 days after the date of mailing of that notice, and that stockholder must not have delivered a written consent approving the Merger. A demand for appraisal must reasonably inform Korsana of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of Korsana capital stock held by such stockholder. Failure to deliver a written consent approving the Merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to c/o Korsana Biosciences, Inc., 203 Crescent Street, Bldgs. #3/3A/4, Suite 503, Waltham, MA 02453, and should be executed by, or on behalf of, the record holder of shares of Korsana capital stock.

ALL DEMANDS MUST BE RECEIVED BY KORSANA WITHIN 20 DAYS AFTER THE DATE KORSANA MAILS A NOTICE TO ITS STOCKHOLDERS NOTIFYING THEM THAT THE MERGER HAS BEEN APPROVED, THE EFFECTIVE DATE OF THE MERGER AND THAT APPRAISAL RIGHTS ARE AVAILABLE TO ANY STOCKHOLDER WHO HAS NOT APPROVED THE MERGER.

If you fail to deliver a written demand for appraisal within the time period specified above, you will be entitled to receive the merger consideration for your shares of Korsana capital stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Korsana capital stock.

To be effective, a demand for appraisal by a holder of shares of Korsana capital stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Korsana. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the First Effective Time.

If you hold your shares of Korsana capital stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

At any time within 60 days after the First Effective Time, any stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding nor joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the Merger by delivering a written withdrawal to Korsana. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration for your shares of Korsana capital stock.

Within 120 days after the effective date of the Merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within 10 days after the stockholder’s written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the Merger, either the surviving corporation or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and Cyclerion, which is expected to be the surviving corporation, has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the Merger, but may include a fair rate of interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares subject to appraisal as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the First Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the First Effective Time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the First Effective Time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her Korsana capital stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the First Effective Time may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement, including the amendment thereto, is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Cyclerion, Korsana, First Merger Sub or Second Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Cyclerion, First Merger Sub, and Second Merger Sub, on the one hand, and Korsana, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Cyclerion and Korsana do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Cyclerion or Korsana, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Cyclerion, First Merger Sub, Second Merger Sub and Korsana and are modified by the disclosure schedules.

Structure

Subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, the DLLCA, and the MBCA, at the Closing, First Merger Sub, a wholly owned subsidiary of Cyclerion, will merge with and into Korsana, with Korsana surviving the First Merger as a wholly owned subsidiary of Cyclerion (the “First Merger”). Immediately following the First Merger, and as part of the same overall transaction, Korsana will merge with and into Second Merger Sub, a wholly owned subsidiary of Cyclerion, with Second Merger Sub surviving the Second Merger as the surviving entity (the “Second Merger”). Upon completion of the Second Merger, Second Merger Sub will be renamed “Korsana Biosciences Operating Company, LLC.”

Completion and Effectiveness of the Merger

The Merger Agreement requires the parties to consummate the Merger as promptly as practicable (and in any event within two business days) after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by Korsana stockholders and the approval by Cyclerion shareholders of the issuance of Cyclerion Common Stock and the other transactions proposed under the Merger Agreement, other than those conditions that by their nature are to be satisfied at the Closing. The Merger will become effective upon the filing of certificates of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Cyclerion and Korsana and specified in the certificates of Merger. Neither Cyclerion nor Korsana can predict the exact timing of the consummation of the Merger.

Merger Consideration

At the First Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) each then-outstanding share of Korsana Common Stock and Korsana Series A Preferred Stock (including shares of Korsana Common Stock issued in the Korsana Pre-Closing Financing), excluding shares of Korsana capital stock to be cancelled pursuant to the Merger Agreement and any dissenting shares, will be converted into the right to receive a number of shares of Cyclerion Common Stock and/or, in the event that they would receive, pursuant to the Exchange Ratio, a number of shares of Cyclerion Common Stock, that (when aggregated with all securities then beneficially owned by such person and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder)) would be in excess of a set beneficial ownership limitation applicable to such holder, Cyclerion Pre-Funded Warrants, equal to the Exchange Ratio (described in more detail below), and (ii) each then-outstanding share of Korsana Series Seed Preferred Stock, excluding any shares of Korsana Series Seed Preferred Stock to be cancelled pursuant to the Merger Agreement and any dissenting shares, will be converted into the right to receive a number of shares of Cyclerion Series B Preferred Stock equal to the Exchange Ratio divided by 1,000, in accordance with the terms of the Merger Agreement. No fractional shares of Cyclerion Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. Any fractional shares of Cyclerion Common Stock resulting from the conversion of shares of Korsana capital stock (including shares of Korsana Common Stock issued in the Korsana Pre-Closing Financing) shall be issued as follows: (i) one share of Cyclerion Common Stock if the aggregate amount of fractional shares of Cyclerion Common Stock such holder of Korsana capital stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Cyclerion Common Stock if the aggregate amount of fractional shares of Cyclerion Common Stock such holder of Company Capital Stock would otherwise be entitled to is less than 0.50, with no cash being paid for any fractional share eliminated by such rounding.

Exchange Ratio

The Exchange Ratio is calculated using a formula intended to allocate existing Cyclerion and Korsana securityholders a percentage of the Combined Company. Based on Cyclerion’s capitalization as of December 31, 2025 and Korsana’s capitalization as of March 31, 2026, the Exchange Ratio was estimated to be equal to approximately 1.1009 shares of Cyclerion Common Stock for each share of Korsana Common Stock. This estimate is subject to adjustment prior to the closing of the Merger for Cyclerion’s Net Cash as of 11:59 p.m. on the business day prior to the anticipated closing date (the “Cash Determination Time”) (and as a result, Cyclerion securityholders could own less, and Korsana securityholders (including, for this purpose, investors in the Korsana Pre-Closing Financing) could own more, or vice versa, of the Combined Company).

Based on the estimates set forth above, after giving effect to the Korsana Pre-Closing Financing, and certain other assumptions, immediately following the completion of the Merger, Cyclerion securityholders would own approximately 1.5% of the capital stock of the Combined Company post-Merger on a fully-diluted basis, and Korsana securityholders, including shares of Korsana Common Stock and Korsana Pre-Funded Warrants purchased in the Korsana Pre-Closing Financing, would own approximately 98.5% of the capital stock of the Combined Company post-Merger on a fully-diluted basis. Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted up or down including, but not limited to, if Cyclerion’s Net Cash as of Closing is less than or greater than $0. There can be no assurance that any of these assumptions will be accurate at Closing when the final Exchange Ratio is determined. For more information on the Korsana Pre-Closing Financing, please see the section titled “Agreements Related to the Merger — Securities Purchase Agreement” beginning on page 186 of this proxy statement/prospectus.

The Exchange Ratio formula is the quotient obtained (rounded to four decimal places) by dividing number of Korsana Merger Shares by the Korsana Outstanding Shares, in which:

•	“Aggregate Valuation” means the sum of (i) the Korsana Valuation and (ii) the Cyclerion Valuation.

•

“Post-Closing Cyclerion Shares” means the quotient determined by dividing (i) the Cyclerion Outstanding Shares by (ii) the Cyclerion Allocation Percentage. The estimated Exchange Ratio for purposes of the unaudited pro forma condensed combined financial information was derived on a fully-diluted basis as of December 31, 2025 for Cyclerion and March 31, 2026 for Korsana, using a stipulated value of Korsana of $268.4 million (excluding the Korsana Pre-Closing Financing) and of Cyclerion of $10 million. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

•	“Cyclerion Allocation Percentage” means the quotient (expressed as a percentage and rounded to four decimal places) determined by dividing (i) the Cyclerion Valuation by (ii) the Aggregate Valuation.

•

“Cyclerion Outstanding Shares” means, without duplication, (including, without limitation, the effects of the Nasdaq Reverse Split, if completed, prior to the First Effective Time) the total number of shares of Cyclerion capital stock outstanding immediately prior to the First Effective Time expressed on a fully-diluted basis and as converted to Cyclerion Common Stock basis and assuming, without limitation or duplication, (i) the issuance of shares of Cyclerion Common Stock in respect of all In-the-Money Cyclerion Options, warrants or other rights or commitments to receive shares of Cyclerion Common Stock or Cyclerion preferred stock (or securities convertible or exercisable into shares of Cyclerion Common Stock or Cyclerion preferred stock, but excluding any Cyclerion capital stock issued as Merger Consideration), whether conditional or unconditional, that are outstanding as of immediately prior to the First Effective Time, and (ii) the settlement in shares of Cyclerion Common Stock of Cyclerion RSAs outstanding as of immediately prior to the First Effective Time on a net settlement basis. Notwithstanding any of the foregoing, no Out-of-the-Money Cyclerion Options shall be included in the total number of shares of Cyclerion Common Stock outstanding for purposes of determining the Cyclerion Outstanding Shares.

•	“Cyclerion Valuation” means (i) $10,000,000, minus (ii) the amount by which Net Cash is less than $0, plus (iii) the amount by which Cyclerion’s Net Cash exceeds $0.

•	“Korsana Allocation Percentage” means the percentage (rounded to four decimal places) determined by subtracting the Cyclerion Allocation Percentage from 100%.

•	“Korsana Equity Value” means $268,400,000.

•	“Korsana Merger Shares” means the product determined by multiplying (i) the Post-Closing Cyclerion Shares by (ii) the Korsana Allocation Percentage.

•

“Korsana Outstanding Shares” means, without duplication, the total number of shares of Korsana capital stock outstanding immediately prior to the First Effective Time (including any shares of Korsana Common Stock or Korsana Preferred Stock that are issued in, or issuable upon the exercise or conversion of securities issued in, the Korsana Pre-Closing Financing), expressed on a fully diluted and as-converted-to-Korsana Common Stock basis assuming, without limitation or duplication, the exercise of all Korsana Options, Korsana RSUs, Korsana Warrants or other rights or commitments to receive shares of Korsana Common Stock or Korsana Preferred Stock (or securities convertible or exercisable into shares of Korsana Common Stock or Korsana Preferred Stock), whether conditional or unconditional or vested or unvested, that are outstanding as of immediately prior to the First Effective Time; provided that “Korsana Outstanding Shares” shall exclude any Korsana Options, Korsana RSUs, Korsana Warrants and any other equity awards issued under the Korsana 2025 Equity Incentive Plan (including any shares of Korsana Common Stock issuable upon the exercise of such Korsana Options, Korsana Pre-Funded Warrants or other equity awards) issued to directors, employees, consultants or other service providers following the date of the Merger Agreement but prior to the Closing.

•	“Korsana Valuation” means (i) the Korsana Equity Value, plus (ii) the amount of proceeds actually received by the Korsana from the Korsana Pre-Closing Financing,

Calculation of Cyclerion’s Final Net Cash

Pursuant to the terms of the Merger Agreement, Cyclerion’s “Net Cash” means, as of 11:59 p.m. Eastern Time on the last business day prior to the anticipated closing date, the sum (without duplication) of the following:

(a)

Cyclerion’s unrestricted cash, cash equivalents and marketable securities determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in Cyclerion’s SEC filings or Cyclerion’s balance sheet (including any proceeds actually received from the sale, license, transfer, disposition, divestiture or other monetization transaction or winding down of Cyclerion’s legacy business) (each, a “Cyclerion Legacy Transaction”); and

(b)	Certain Cyclerion prepaid expenses set forth in Cyclerion’s disclosure letter, if any; minus the sum (without duplication) of the following:

(c)

Cyclerion’s unpaid consolidated short-term and long-term contractual obligations and liabilities accrued at the Closing Date, in each case determined in accordance with GAAP and, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Cyclerion’s SEC filings and its balance sheet;

(d)

The aggregate amount (without duplication) of all fees and expenses incurred by Cyclerion prior to the First Effective Time in connection with the negotiation, execution and delivery of the Merger Agreement and the contemplated transactions or any Cyclerion Legacy Transaction, including:

•

any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, tax advisors, and other professional advisors of Cyclerion in connection with the transactions contemplated by the Merger Agreement or any Cyclerion Legacy Transaction;

•	50% of the fees paid to the SEC in connection with filing this registration statement and any amendments and supplements thereto, with the SEC;

•	50% of the fees and expenses incurred in connection with the printing, mailing and distribution of this proxy statement and any amendments and supplements thereto;

•

50% of all filing fees required to be paid by the parties in connection with any notification and report forms required to be filed under the HSR Act or any notification or other document required to be filed in connection with the Merger under any applicable foreign law relating to antitrust or competition matters;

•	50% of any Nasdaq fees related to the continued listing of Cyclerion, the listing transactions contemplated by the Merger Agreement;

•	any costs and fees associated with making the distribution of the CVRs;

•

any bonus, retention payments, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby) that are due or payable to any director, officer, employee or consultant as a result of the consummation of the contemplated transactions or any Cyclerion Legacy Transaction, together with any payroll taxes associated therewith;

•	the costs associated with obtaining the “D&O tail policy” pursuant to Section 6.7 of the Merger Agreement; and

•	all costs and expenses associated with the Pre-Closing Cash Dividend, to the extent declared and unpaid as of the First Effective Time.

(e)	Any accrued and unpaid taxes of Cyclerion and its subsidiaries for tax periods (or portions thereof) ending on or before the closing date, in accordance with the terms of the Merger Agreement;

(f)

All costs and expenses relating to the winding down of the Cyclerion legacy business, including any Cyclerion Legacy Transaction, and further including any costs incurred by the Combined Company following the Closing;

(g)	Amounts paid to holders of In-the-Money Cyclerion Options pursuant to Section 6.6(d) of the Merger Agreement; and

(h)	The Pre-Closing Cash Dividend amount, to the extent not declared and paid prior to the delivery of the Cyclerion’s Net Cash schedule.

No later than five business days before the date of the Cyclerion Shareholders Meeting set forth in the Proxy Statement, Cyclerion will deliver to Korsana a Net Cash schedule setting forth, in reasonable detail, Cyclerion’s good faith estimated calculation of its Net Cash as of 11:59 p.m. on the business day prior to the anticipated closing date, prepared and certified, via certificate in the form reasonably acceptable to Korsana, by Cyclerion’s chief financial officer (or if there is no chief financial officer, the principal financial and accounting officer), as the case may be, and, if requested, the relevant work papers and back-up materials used or useful in preparing the Net Cash schedule. No later than three business days after delivery of such Net Cash schedule (the last day of such period referred to as the response date), Korsana will have the right to dispute any part of the Net Cash schedule by delivering a written notice to that effect to Cyclerion (referred to herein as a “dispute notice”). Any dispute notice will identify, in reasonable detail and, to the extent known, the nature and amounts of any proposed revisions to Cyclerion’s Net Cash calculation.

If Korsana disputes the Net Cash schedule, the parties shall attempt in good faith to resolve the disputed items and negotiate an agreed-upon determination of Net Cash. If the parties are unable to negotiate an agreed-upon determination of the disputed items or component thereof within three days after the delivery of the dispute notice, any remaining disagreements will be referred to an independent auditor of recognized national standing mutually agreed upon by Cyclerion and Korsana. The determination of the amount of Net Cash made by such auditor shall be final and binding on Cyclerion and Korsana.

Cyclerion’s Net Cash balance is subject to numerous factors, some of which are outside of Cyclerion’s control. The actual amount of Net Cash will depend significantly on the timing of the Closing. In addition, the Closing could be delayed if Cyclerion and Korsana are not able to agree upon the amount of Cyclerion’s Net Cash as of the Cash Determination Time.

Treatment of Korsana Options

Under the terms of the Merger Agreement, each Korsana Option that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, will be assumed and converted into an option to purchase shares of Cyclerion Common Stock.

Accordingly, from and after the First Effective Time: (i) each outstanding Korsana Option assumed by Cyclerion may be exercised solely for shares of Cyclerion Common Stock; (ii) the number of shares of Cyclerion Common Stock subject to each outstanding Korsana Option assumed by Cyclerion will be determined by multiplying (A) the number of shares of Korsana Common Stock that were subject to such Korsana Option assumed by Cyclerion, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Cyclerion Common Stock; and (iii) the per share exercise price of each Korsana Option assumed by Cyclerion will be determined by dividing

(A) the per share exercise price of such Korsana Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Each Korsana Option assumed by Cyclerion will otherwise continue in full force and effect and the term, exercisability, vesting schedule, acceleration rights and other terms and conditions of such Korsana Option will otherwise remain unchanged.

To the extent provided under the terms of a Korsana Option assumed by Cyclerion in accordance with the terms of the Merger Agreement, such Korsana Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Korsana Common Stock subsequent to the First Effective Time. Following the completion of the Merger, the Combined Company’s board of directors or a committee thereof will succeed to the authority and responsibility of the Korsana Board or any committee thereof with respect to each Korsana Option assumed by Cyclerion in accordance with the terms of the Merger Agreement.

Korsana Restricted Stock Units

Under the terms of the Merger Agreement, Cyclerion will assume Korsana’s 2025 Equity Incentive Plan and each Korsana RSU that is outstanding immediately prior to the First Effective Time, whether or not vested, will be assumed and converted into a Cyclerion RSU.

Accordingly, from and after the First Effective Time: (i) each outstanding Korsana RSU assumed by Cyclerion may be settled solely for shares of Cyclerion Common Stock; and (ii) the number of shares of Cyclerion Common Stock subject to each outstanding Korsana RSU assumed by Cyclerion will be determined by multiplying (A) the number of shares of Korsana Common Stock that were subject to such Korsana RSU assumed by Cyclerion, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number up to the next whole number of shares of Cyclerion Common Stock to the extent the aggregate amount of fractional shares of Cyclerion Common Stock such holder of the assumed restricted stock unit would otherwise be entitled to is equal to or exceeds 0.50, and otherwise rounded down. Each Korsana RSU assumed by Cyclerion will otherwise continue in full force and effect and the term, settlement, vesting schedule, acceleration rights and other terms and conditions of such Korsana RSU will otherwise remain unchanged.

Each Korsana RSU shall, in accordance with its terms, continue to be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Cyclerion Common Stock subsequent to the First Effective Time.

Treatment of Korsana Warrants

Under the terms of the Merger Agreement, each Korsana Warrant that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, will be converted into a Cyclerion Warrant.

Accordingly, from and after the First Effective Time: (i) each outstanding Korsana Warrant assumed by Cyclerion may be exercised solely for shares of Cyclerion Common Stock; (ii) the number of shares of Cyclerion Common Stock subject to each outstanding Korsana Warrant assumed by Cyclerion will be determined by multiplying (A) the number of shares of Korsana Common Stock issuable upon exercise of the Korsana Warrant that were subject to such Korsana Warrant, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounded up to the next whole share of Cyclerion Common Stock to the extent the aggregate amount of fractional shares of Cyclerion Common Stock such holder would otherwise be entitled to is equal to or exceeds 0.50; and (iii) the per share exercise price for the Cyclerion Common Stock issuable upon exercise of each Korsana Warrant assumed by Cyclerion will be determined by dividing (A) the per share exercise price of

Cyclerion Common Stock subject to such Korsana Warrant as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Each Korsana Warrant assumed by Cyclerion will otherwise continue in full force and effect and the term, any restriction on the exercise and other provisions of such Korsana Warrant will otherwise remain unchanged. To the extent provided under the terms of a Korsana Warrant assumed by Cyclerion in accordance with the terms of the Merger Agreement, such Korsana Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Cyclerion Common Stock subsequent to the First Effective Time. In addition, the Cyclerion Board or a committee thereof will succeed to the authority and responsibility of the Korsana Board or any committee thereof with respect to each Korsana Warrant assumed by Cyclerion in accordance with the terms of the Merger Agreement.

Cyclerion Common Stock, Cyclerion Preferred Stock, Cyclerion Options and Cyclerion Restricted Stock Awards

Except as contemplated by the proposed increase in the number of authorized shares of Cyclerion Common Stock described in Proposal No. 2 of this proxy statement/prospectus and the proposed reverse stock split of issued and outstanding Cyclerion Common Stock described in Proposal No. 3 of this proxy statement/prospectus, Cyclerion Common Stock will remain unaffected by the Merger. Cyclerion Series A Preferred Stock will remain unaffected by the Merger.

Under the terms of the Merger Agreement, prior to the closing of the Merger, the Cyclerion Board will accelerate the vesting of all equity awards of Cyclerion then outstanding but not then vested or exercisable, and cancel each Cyclerion option that is not an In-the-Money Cyclerion Option. At the closing of the First Merger, (i) each In-the-Money Cyclerion Option will be cancelled and converted into the right to receive an amount in cash without interest, less applicable tax withholding, equal to the product obtained by multiplying (A) the excess of the Cyclerion Closing Price over the exercise price per share of the Cyclerion Common Stock underlying such option by (B) the number of shares of Cyclerion Common Stock underlying such option and (ii) each other option to acquire shares of Cyclerion Common Stock will be cancelled for no consideration. The vesting of each Cyclerion RSA will be accelerated in full.

Procedures for Exchanging Korsana Stock Certificates

On or prior to the closing date, Cyclerion and Korsana will select an exchange agent (the “Exchange Agent”) and, at the First Effective Time (as defined herein), Cyclerion will deposit with the Exchange Agent evidence of book-entry shares representing the shares of Cyclerion Common Stock issuable pursuant to the terms of the Merger Agreement in exchange for shares of Korsana Common Stock and Korsana Series A Preferred Stock (including shares of Korsana Common Stock issued in the Korsana Pre-Closing Financing) (excluding shares to be cancelled pursuant to the Merger Agreement and excluding dissenting shares) and the shares of Cyclerion Series B Preferred Stock issuable pursuant to the terms of the Merger Agreement in exchange for shares of Korsana Series Seed Preferred Stock calculated in accordance with the Merger Agreement.

Promptly after the First Effective Time, the Exchange Agent will mail to each record holder of Korsana Common Stock and Korsana Series A Preferred Stock (including shares of Korsana Common Stock issued in the Korsana Pre-Closing Financing) (excluding shares to be cancelled pursuant to the Merger Agreement and excluding dissenting shares) and each record holder of Korsana Series Seed Preferred Stock who will receive Cyclerion Series B Preferred Stock issuable in exchange for such Korsana Series Seed Preferred Stock pursuant to the terms, and calculated in accordance with, the Merger Agreement (i) a letter of transmittal and (ii) instructions for surrendering the record holder’s stock certificates in exchange for the merger consideration. Upon delivery to the Exchange Agent of a duly executed letter of transmittal in accordance with the Exchange Agent’s instructions and the declaration for tax withholding purposes, the surrender of the record holder’s stock certificates, if applicable, and delivery to the Exchange Agent of such other documents as may be reasonably required by the Exchange Agent or Cyclerion, the record holder of such stock certificates or book-entry shares, as applicable, will be entitled to receive in exchange therefor book-entry shares representing the number of whole shares of Cyclerion Common Stock or Cyclerion Series B Preferred Stock issuable to such holder pursuant to the Merger Agreement. The surrendered certificates representing shares of Korsana Common Stock, Korsana Series Seed Preferred Stock, or Korsana Series A Preferred Stock will be cancelled.

After the First Effective Time, each certificate representing Korsana Common Stock, Korsana Series Seed Preferred Stock, or Korsana Series A Preferred Stock that has not been surrendered will represent only the right to receive shares of Cyclerion Common Stock or Cyclerion Series B Preferred Stock, as applicable, issuable pursuant to the Merger Agreement to which the holder of any such certificate is entitled.

HOLDERS OF KORSANA COMMON STOCK, KORSANA SERIES A PREFERRED STOCK, OR KORSANA SERIES B PREFERRED STOCK SHOULD NOT SEND IN THEIR KORSANA STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT WITH INSTRUCTIONS FOR THE SURRENDER OF KORSANA STOCK CERTIFICATES.

Directors and Officers of Cyclerion Following the Merger

Pursuant to the Merger Agreement, each of the directors and officers of Cyclerion will resign effective as of the First Effective Time and the Cyclerion Board will thereafter consist of a total of six new directors designated by Korsana. Korsana has designated Andrew Gottesdiener, Tomas Kiselak, Michelle Pernice, Nimish Shah, and Dr. Jonathan Violin to serve as members of the Cyclerion Board, with one seat currently vacant.

In addition, upon the Closing, Jonathan Violin, Ph.D. will serve as Chief Executive Officer and President of the Combined Company, Mark Vignola, Ph.D. will serve as Chief Financial Officer of the Combined Company, and Madelyn Zeylikman will serve as General Counsel and Secretary.

Amendment of the Cyclerion Articles

Cyclerion agreed to amend the Cyclerion Articles to (i) change Cyclerion’s name to “Korsana Biosciences, Inc.”, (ii) effect the proposed reverse stock split, if needed, (iii) increase the number of shares of Cyclerion Common Stock that Cyclerion is authorized to the amount proposed in this proxy statement/prospectus, such amount determined by Korsana as being sufficient to allow for consummation of the Contemplated Transactions.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Cyclerion, First Merger Sub and Second Merger Sub, on one hand, and Korsana, on the other hand, for a transaction of this type relating to, among other things:

•	corporate organization and power, subsidiaries and similar corporate matters;

•	organizational documents;

•	authority to enter into the Merger Agreement and the related agreements;

•	votes required for completion of the Merger and approval of the proposals that will come before the Cyclerion Shareholders Meeting and that will be the subject of the Korsana stockholder approval;

•

except as otherwise specifically disclosed in the Merger Agreement, the fact that the consummation of the Merger would not contravene the organizational documents, certain laws, governmental authorizations or certain contracts of the parties; result in any encumbrances on the parties’ assets or require the consent of any third party;

•	capitalization;

•	financial statements and, with respect to Cyclerion, documents filed with the SEC and the accuracy of information contained in those documents;

•	material changes or events;

•	liabilities;

•	title to assets;

•	real property and leaseholds;

•	intellectual property;

•	material contracts, including the validity of material contracts to which the parties or their subsidiaries are a party and any default of such contracts;

•	regulatory compliance, permits and restrictions;

•	legal proceedings and orders;

•	tax matters;

•	employee and labor matters and benefit plans;

•	environmental matters;

•	insurance;

•	fees owed to financial advisors and similar fees;

•	certain transactions or relationships with affiliates;

•	privacy and data security;

•	trade control laws;

•	with respect to Korsana, ownership of Cyclerion capital stock; and

•	with respect to Cyclerion, the valid issuance in the Merger of Cyclerion Common Stock.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger. The accuracy of the representations and warranties of each of Cyclerion and Korsana form the basis of certain of the conditions to the obligations of Cyclerion and Korsana to complete the Merger, subject to materiality thresholds.

Covenants; Conduct of Business Pending the Merger

Cyclerion has agreed that, except as contemplated or permitted by the Merger Agreement, as required by law, or unless Korsana has provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the First Effective Time and the termination of the Merger Agreement, Cyclerion will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct their business and operations in the ordinary course consistent with past practices and in material compliance with all applicable laws, regulations and certain material contracts and continue to pay material outstanding accounts payable and other material current liabilities (including payroll) when due and payable. Cyclerion has also agreed that, subject to certain limited exceptions and except as contemplated or permitted by the Merger Agreement, as required by law, or unless Korsana has provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the First Effective Time and the termination of the Merger Agreement, it will not, and will not cause or permit any of its subsidiaries to:

•	declare, accrue, set aside or pay any dividend (other than the Pre-Closing Cash Dividend, if any, and the Closing Distribution, as defined in the Merger Agreement) or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Cyclerion Common Stock from terminated employees, directors or consultants of Cyclerion or in connection with the payment of the exercise price or withholding taxes incurred upon the exercise, settlement or vesting of any award or purchase rights granted under any Cyclerion equity incentive plan in accordance with the terms of such award in effect on the date of the Merger Agreement);

•

except as required to give effect to anything in contemplation of the Closing, amend any of its organization documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the transactions contemplated in the Merger Agreement;

•

sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of any capital stock or other security (except for Cyclerion Common Stock issued upon the valid exercise of outstanding Cyclerion Options or Cyclerion RSUs, as applicable), any option, warrant or right to acquire any capital stock or any other security or any instrument convertible into or exchangeable for any capital stock or other security;

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into any joint venture with any other entity;

•

lend money to any person or entity (except for the advancement of reasonable and customary expenses to employees, directors and consultants in the Ordinary Course of Business); incur or guarantee any indebtedness for borrowed money; guarantee any debt securities of others; or, other than the incurrence or payment of expenses pursuant to the terms of the Merger Agreement, make any capital expenditure or commitment in excess of 100,000;

•

adopt, establish or enter into certain agreements, plans or arrangements relating to employment or benefits matters; cause or permit any such agreement, plan or arrangement to be amended other than as required by law or in order to make amendments for purposes of Section 409A of the Code; pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants; increase the severance or change of control benefits offered to any current or new employees, directors or consultants; or hire or terminate any officer, employee or consultant;

•	acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties;

•

sell, assign, transfer, license, sublicense or otherwise dispose of any intellectual property of Cyclerion (other than pursuant to non-exclusive licenses in the ordinary course of business or pursuant to the consummation of any Parent Legacy Transaction);

•

make, change or revoke any material tax election; file any amended income or other material tax return; or adopt or change any material accounting method in respect of taxes; enter into any material tax closing agreement or settle any material tax claim or assessment; consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment; or surrender any material claim for refund;

•

waive, settle or compromise any pending or threatened legal proceeding against Cyclerion or any of its subsidiaries, other than waivers, settlements or agreements for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and that do not impose any material restrictions on the operations or businesses of Cyclerion or its subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Cyclerion or any of its subsidiaries;

•	forgive any loans to any person, including its employees, officers, directors or affiliate;

•	terminate or modify in any material respect, or fail to exercise renewal rights to, any material insurance policy;

•

materially change pricing or royalties or other payments set or charged by Cyclerion or any of subsidiaries to its customers or licensees; or agree to materially change pricing or royalties or other payments set or charged by persons who have licensed intellectual property to Cyclerion or any of subsidiaries;

•	delay or fail to repay when due any material obligation, including accounts payable and accrued expenses;

•	enter into, amend in a manner adverse to Cyclerion or terminate any Cyclerion material contract outside of the ordinary course of business; or

•	agree, resolve or commit to do any of the foregoing.

The Merger Agreement does not give Korsana the right, directly or indirectly, to control or direct the operations of Cyclerion prior to the First Effective Time. Prior to the First Effective Time, Cyclerion shall exercise, consistent with the terms and conditions of the Merger Agreement, complete unilateral control and supervision over its business operations.

Notwithstanding the foregoing restrictions, Cyclerion is expressly permitted to engage in a Parent Legacy Transaction and is expressly permitted to declare and pay the Pre-Closing Cash Dividend.

Korsana has agreed that, except as contemplated or permitted by the Merger Agreement or the Securities Purchase Agreement, as required by law, or unless Cyclerion shall have provided its written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the First Effective Time and the termination of the Merger Agreement, Korsana will use commercially reasonable efforts to conduct its business and operations in the ordinary course consistent with past practices and in material compliance with all applicable laws, regulations and certain contracts. Korsana has also agreed that, subject to certain limited exceptions without the consent of Cyclerion, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the First Effective Time and the termination of the Merger Agreement, it will not:

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Korsana Common Stock from terminated employees, directors or consultants of Korsana);

•

except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the transactions contemplated in the Merger Agreement;

•

other than in ordinary course of business, sell, issue, grant, or authorize any of the foregoing actions with respect to the shares of Korsana capital stock outstanding as of the date of the Merger Agreement: any capital stock or other security of Korsana (except for shares of outstanding Korsana Common Stock issued upon the valid exercise or settlement of Korsana Options); any option, warrant or right to acquire any capital stock or any other security; or any instrument convertible into or exchangeable for any capital stock or other security of Korsana;

•	other than in ordinary course of business, acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•	lend money to any person or entity; incur or guarantee any indebtedness for borrowed money; or guarantee any debt securities of others;

•	sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any lien with respect to such assets or properties, except in ordinary course of business;

•	sell, assign, transfer, license, sublicense or otherwise dispose of any material intellectual property of Korsana, other than in the ordinary course of business;

•

waive, settle or compromise any pending or threatened legal proceeding against Korsana, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Korsana or any equitable relief on, or the admission of wrongdoing by Korsana;

•

other than in the ordinary course of business: (A) make, change or revoke any material tax election; (B) file any amended income or other material tax return; (C) adopt or change any material accounting method in respect of taxes; (D) enter into any material tax closing agreement, settle any material tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment; or (F) surrender any material claim for refund;

•	enter into, amend in a manner adverse to Korsana or terminate any Korsana material contract, outside of the ordinary course of business; or

•	agree, resolve or commit to do any of the foregoing.

Non-Solicitation

Each of Cyclerion and Korsana has agreed that, except as described below, Cyclerion and Korsana and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize any of the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives retained by it or any of its subsidiaries to, directly or indirectly:

•

solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of, any Acquisition Proposal (as defined below) or Acquisition Inquiry (as defined below) or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

•	furnish any non-public information with respect to it to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

•	engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry;

•

approve, endorse or recommend any Acquisition Proposal, subject to the terms of the Merger Agreement; execute or enter into any letter of intent or any contract contemplating or otherwise relating to an Acquisition Transaction; or

•	publicly propose to do any of the foregoing.

An “Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by Korsana, on the one hand, or Cyclerion, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

An “Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

An “Acquisition Transaction” means any transaction or series of related transactions (other than any Cyclerion Legacy Transaction, any Interim Financing, or the Korsana Pre-Closing Financing) involving:

(a)

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (ii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries, or issues securities convertible into more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b)

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

Notwithstanding the foregoing, before obtaining the applicable approvals of Cyclerion shareholders or Korsana stockholders required to consummate the Merger, each party may furnish non-public information regarding such party and its subsidiaries to, and may enter into discussions or negotiations with, any third party in response to a bona fide written Acquisition Proposal, which such party’s board of directors determines in good faith, after consultation with such party’s financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Offer (and is not withdrawn), if:

•	such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of the Merger Agreement;

•

such party’s board of directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of such board of directors under applicable law;

•

at least two business days prior to furnishing any non-public information or entering into discussions with a third party, such party gives the other party written notice of the identity of the third party and of that party’s intention to furnish non-public information to, or enter into discussions with, such third party;

•

such party receives from the third party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between Cyclerion and Korsana; and

•

at least two business days prior to furnishing any non-public information to a third party, such party furnishes the same non-public information to the other party to the extent not previously furnished.

A “Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of this Agreement, (b) is on terms and conditions that the Cyclerion Board or Korsana Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other party to amend the terms of the Merger Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Cyclerion’s shareholders or Korsana’s stockholders, as applicable, than the terms of the Merger, (c) is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party) and (d) is reasonably capable of being completed on the terms proposed.

The Merger Agreement also provides that each party will promptly (and in no event later than one business day after such party receives any such Acquisition Proposal or Acquisition Inquiry) advise the other party of the status and terms of, and keep the other party reasonably informed with respect to, any Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

Board Recommendation Change

Under the Merger Agreement, subject to certain exceptions described below, both Korsana and Cyclerion agreed that their respective board of directors may not withhold, amend, withdraw or modify (or publicly propose to withhold, amend, withdraw or modify) the recommendation of such party’s board of directors in a manner adverse to the other party except for in limited circumstances described below.

At any time prior to the approval of the Merger by each party’s respective stockholders, if (i) such party has received a bona fide written Acquisition Proposal that the such party’s board of directors determines, following consultation with its outside legal counsel and financial advisor, to be a Superior Offer, or (ii) a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof, or (B) the fact, in and of itself, that such party meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or (C), solely with respect to Cyclerion, a Cyclerion Legacy Transaction) that affects the business, assets or operations of such party and occurs or arises after the date the Merger Agreement was executed (each, an “Intervening Event”), such party’s board of directors may amend, withdraw, or modify its recommendation in a manner adverse to the other party.

In the case of a change of its recommendation due to a Superior Offer, such party’s board of directors must first:

•

determine in good faith, based on the advice of its outside legal counsel, that the failure to make a change in its recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; and

•

negotiate with the other party in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, during the required four business day notice period and provide the other party with certain information regarding such Superior Offer.

If the other party delivers a written offer to alter the terms or conditions of the Merger Agreement during the required four business day notice period, the party considering a change in the recommendation of its board of directors must redetermine in good faith, based on the advice of its outside legal counsel, that the failure to make a change in its recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law (after taking into account such alterations of the terms and conditions of the Merger Agreement).

In the case of a change of its recommendation due to an Intervening Event, such party’s board of directors must first promptly notify the other party, in writing, at least four business days before making a change in its recommendation, stating the material facts and circumstances related to the applicable material development or change in circumstance and that such party’s board of directors intends to make a change in its recommendation.

Annual Meeting of Cyclerion’s Shareholders and Written Consent of Korsana’s Stockholders

Cyclerion is obligated under the Merger Agreement to take all action necessary under applicable law to call, give notice of and hold a meeting of the holders of Cyclerion Common Stock for the purpose of considering and voting to approve the Merger Agreement and the transactions contemplated thereby (including the Merger) and amendments to the Cyclerion Articles as further described herein (the “Required Cyclerion Shareholder Vote”). The Cyclerion Shareholders Meeting will be held as promptly as practicable after this registration statement on Form S-4 is declared effective under the Securities Act, and in any event no later than 45 days after the effective date of this registration statement on Form S-4.

Promptly after this registration statement on Form S-4 has been declared effective, and no later than two business days thereafter, Korsana is required to obtain the approval by written consent from the holders of a majority of the outstanding shares of Korsana capital stock, voting together as a single class on an as-converted basis, and the holders of a majority of the outstanding shares of Korsana Preferred Stock, voting as a separate class, to (x) adopt and approve the Merger Agreement and the Merger or the transactions contemplated thereby (including the Merger), (y) acknowledge that the approval given thereby is irrevocable and that such stockholders are aware of their rights to demand appraisal for their shares pursuant to Section 262 of the DGCL, and that such stockholder has received and read a copy of Section 262 of the DGCL and (z) acknowledge that by their approval of the Merger, they are not entitled to appraisal rights with respect to their shares in connection with the Merger and thereby waive any rights to receive payment of the fair value of their capital stock under the DGCL (the “Required Korsana Stockholder Vote”). Reasonably promptly following receipt of such consents, Korsana will prepare, and cause to be mailed to its stockholders who did not execute such consents, a notice in accordance with the DGCL.

Regulatory Approvals

Each party agreed to use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of the Merger Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental authority with respect to the transactions contemplated by the Merger Agreement, and to submit promptly any additional information requested by any such governmental authority.

Indemnification and Insurance for Directors and Officers

Under the Merger Agreement, from the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, Cyclerion and the surviving entity in the Merger agreed to indemnify and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the First Effective Time, a director or officer of Cyclerion or Korsana, respectively, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified officer or director is or was a director or officer of Cyclerion or of Korsana, whether asserted or claimed prior to, at or after the First Effective Time, in each case, to the fullest extent permitted under the DGCL or the MBCA, as applicable. From and after the First Effective Time, Cyclerion and the surviving corporation in the Merger will also fulfill Cyclerion’s and Korsana’s indemnity obligations, respectively, to each person who is, has been, or who becomes prior to the First Effective Time, a director or officer of Cyclerion or Korsana.

The certificate of formation and limited liability company agreement of the surviving entity will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the Cyclerion Articles and the Cyclerion Bylaws.

From and after the First Effective Time, Cyclerion will maintain director and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Cyclerion. In addition, Cyclerion will secure and purchase a six year “tail policy” on Cyclerion’s existing directors’ and officers’ liability insurance policy with an effective date as of the date of the closing of the First Merger.

Pre-Closing Cash Dividend

Cyclerion is required if and to the extent it reasonably expects Cyclerion’s Net Cash to exceed $5,000,000, and it may otherwise elect to, in each case, prior to the First Effective Time, declare and pay a dividend on the shares of Cyclerion Common Stock and Cyclerion Preferred Stock outstanding (excluding for the avoidance of doubt any shares of Cyclerion capital stock issuable pursuant to the Merger) up to an amount by which Cyclerion’s Net Cash will exceed $0. Cyclerion does not expect to pay a Pre-Closing Cash Dividend.

Additional Agreements

Each of Cyclerion and Korsana has agreed to use its reasonable best efforts to cause to be taken all actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement. In connection therewith, each party has agreed to:

•	make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by the Merger Agreement;

•

use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable law or contract, or otherwise) in connection with the Merger and the other transactions contemplated by the Merger Agreement or for such contract to remain in full force and effect;

•	use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated by the Merger Agreement; and

•	use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Merger Agreement.

Pursuant to the Merger Agreement, Cyclerion and Korsana have further agreed that:

•

Cyclerion will use its commercially reasonable efforts to maintain its listing on Nasdaq and cause the shares of Cyclerion Common Stock being issued in the Merger to be approved for listing on Nasdaq at or prior to the First Effective Time; and

•

Cyclerion will keep Korsana reasonably informed regarding any shareholder litigation against Cyclerion or any of its directors relating to the Merger Agreement or the transactions contemplated thereby. Cyclerion will (i) give Korsana the opportunity to participate in the defense, settlement or prosecution of any such litigation (ii) consult with Korsana with respect to the defense, settlement and prosecution of any such litigation and (iii) consider in good faith Korsana’s advice with respect to such litigation.

Conditions to the Completion of the Merger

Each party’s obligation to complete the Merger is subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the Closing, of various conditions, which include the following:

•

any applicable waiting periods (or any extensions thereof) under the U.S. Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended, (if applicable) and any applicable foreign law relating to antitrust or competition matters shall have expired or otherwise been terminated;

•

there must not have been issued, and remain in effect, any order preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement by any governmental authority of competent jurisdiction, and there must not be any law, statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement in effect which has the effect of making the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement illegal;

•	Korsana shall have obtained the Required Korsana Stockholder Vote;

•	Cyclerion shall have obtained the Required Cyclerion Shareholder Vote;

•	the initial listing application for Cyclerion Common Stock on Nasdaq shall have been approved by Nasdaq; and

•

the registration statement on Form S-4, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or any proceeding seeking a stop order that has not been withdrawn.

In addition, each party’s obligation to complete the Merger is further subject to the satisfaction or waiver by that party of the following additional conditions:

•	the other party’s representations and warranties being true and correct as of the Closing Date, subject to applicable materiality qualifiers;

•

the other party to the Merger Agreement must have performed or complied with in all material respects all of such party’s agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the First Effective Time;

•	the lack of a material adverse effect that is continuing with respect to the other party;

•	the other party having delivered certain certificates and other documents required under the Merger Agreement for the Closing;

•	with respect to Cyclerion’s obligation to complete the Merger, the lock-up agreements executed by certain securityholders of Korsana continuing to be in full force and effect;

•

with respect to Cyclerion’s obligation to complete the Merger, the Securities Purchase Agreement being in full force and effect and proceeds of not less than $150,000,000 having been received by Korsana or will be received by Korsana substantially concurrently with the Closing;

•	with respect to Korsana’s obligation to complete the Merger, certain Cyclerion agreements have been terminated;

•

with respect to Korsana’s obligation to complete the Merger, Cyclerion must have filed articles of amendment with the Secretary of the Commonwealth of Massachusetts, containing at least such amendments as are necessary to consummate the Merger; and

•

with respect to Korsana’s obligation to complete the Merger, if Cyclerion declares the Pre-Closing Cash Dividend, the Pre-Closing Cash Dividend amount having been deposited by Cyclerion with Cyclerion’s transfer agent for distribution to holders of Cyclerion Common Stock as of the record date of the Pre-Closing Cash Dividend.

Termination and Termination Fee

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the First Effective Time, whether before or after the required stockholder approvals to complete the Merger have been obtained, as set forth below:

(a)	by mutual written consent of Cyclerion and Korsana;

(b)

by either Cyclerion or Korsana, if the Merger has not been consummated by October 1, 2026 (the “End Date”) (subject to possible extension as provided in the Merger Agreement); provided, however, that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger Agreement; provided, further, that if (i) the SEC has not declared this registration statement on Form S-4 effective, or (ii) the waiting periods (and extensions thereof) applicable to the Merger under the HSR Act have not expired or otherwise been terminated, by the date that is 90 days prior to the End Date, then either party may extend the End Date for an additional 90 days by notice to the other party;

(c)

by either Cyclerion or Korsana, if a court of competent jurisdiction or governmental entity has issued a final and non-appealable order, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any of the transactions contemplated by the Merger Agreement;

(d)

by Cyclerion, if the Korsana Required Stockholder Vote has not been obtained within two business days of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, becoming effective; provided further, however, that this right to terminate the Merger Agreement will not be available to Cyclerion once Korsana obtains such stockholder approval;

(e)

by either Cyclerion or Korsana, if the Cyclerion Shareholders Meeting has been held and completed and Cyclerion shareholders have taken a final vote on the Merger Proposals set forth herein to be considered at the Cyclerion Shareholders Meeting, and the Merger Proposals have not been approved by Cyclerion shareholders; provided that this right to terminate the Merger Agreement will not be available to Cyclerion where Cyclerion’s action or failure to act has been a principal cause of the failure to obtain the Cyclerion shareholder approval at the Cyclerion Shareholders Meeting and such action or failure to act constitutes a breach of the Merger Agreement;

(f)

by Korsana, at any time prior to obtaining the approval by Cyclerion shareholders of the Merger Proposals set forth herein to be considered at the Cyclerion Shareholders Meeting, if any of the following circumstances shall occur:

•

Cyclerion fails to include in this proxy statement/prospectus the Cyclerion Board’s recommendation that Cyclerion shareholders vote to approve the Merger Proposals set forth herein to be considered at the Cyclerion Shareholders Meeting;

•

the Cyclerion Board, or any committee thereof, makes a Cyclerion board recommendation change in a manner adverse to Korsana (or publicly proposes to do so), or adopts, approves or recommends any Acquisition Proposal (or publicly proposes to do so); or

•	Cyclerion enters into any letter of intent or similar document or any contract relating to any Acquisition Proposal, other than a confidentiality agreement permitted pursuant to the Merger Agreement.

(g)	by Cyclerion, at any time prior to obtaining the Korsana Required Stockholder Vote, if any of the following circumstances shall occur:

•	the Korsana Board makes a board recommendation change in a manner adverse to Korsana;

•	the Korsana Board or any committee thereof publicly approves, endorses or recommends any Acquisition Proposal; or

•	Korsana enters into any letter of intent or similar document or any contract relating to any Acquisition Proposal;

(h)	by Korsana, if a Form 25 has been filed with respect to the Cyclerion Common Stock by Cyclerion or Nasdaq or any other cessation of listing of the Cyclerion Common Stock on Nasdaq;

(i)

by Korsana, if Cyclerion, First Merger Sub or Second Merger Sub have breached any of their representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Cyclerion, First Merger Sub or Second Merger Sub has become inaccurate, in either case such that the conditions to the Closing would not be satisfied as of time of such breach or inaccuracy; provided that Korsana is not then in material breach of any representation, warranty covenant or agreement under the Merger Agreement; provided, further, if such breach or inaccuracy is curable, then Korsana shall not be permitted to terminate the Merger Agreement pursuant to this paragraph as a result of a particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy from Korsana to Cyclerion, First Merger Sub or Second Merger Sub and Korsana’s intention to terminate pursuant to this paragraph and (ii) Cyclerion, First Merger Sub and Second Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of such written notice (it being understood that Korsana shall not be permitted to terminate the Merger Agreement pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by Cyclerion, First Merger Sub or Second Merger Sub is cured prior to such termination becoming effective);

(j)

by Cyclerion, if Korsana has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Korsana has become inaccurate, in either case such that the conditions to the Closing would not be satisfied as of time of such breach or inaccuracy; provided that Cyclerion is not then in material breach of any representation, warranty covenant or agreement under the Merger Agreement; provided, further, if such breach or inaccuracy is curable, then Cyclerion shall not be permitted to terminate the Merger Agreement pursuant to this paragraph as a result of a particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy from Cyclerion to Korsana and Cyclerion’s intention to terminate pursuant to this paragraph and (ii) Korsana ceasing to exercise commercially reasonable efforts to cure such breach following delivery of such written notice (it being understood that the Merger Agreement will not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by Korsana is cured prior to such termination becoming effective); or

(k)

by Cyclerion (at any time prior to obtaining the Cyclerion Required Shareholder Vote), concurrently with Cyclerion’s entering into a definitive agreement for a Superior Offer, subject to certain conditions.

Termination Fees Payable by Cyclerion

Cyclerion must pay Korsana a termination fee of $235,000 if (i) the Merger Agreement is terminated by Cyclerion or Korsana pursuant to clause (e) above or by Korsana pursuant to clause (f) above, (ii) at any time after the date of the Merger Agreement and prior to the Cyclerion Shareholders Meeting, an Acquisition Proposal with respect to Cyclerion will have been publicly announced, disclosed or otherwise communicated to the Cyclerion Board (and will not have been withdrawn), and (iii) within 12 months after the date of such termination, Cyclerion enters into a definitive agreement with respect to a subsequent transaction or consummates a subsequent transaction.

Termination Fees Payable by Korsana

Korsana must pay Cyclerion a termination fee of $10.736 million if (i) the Merger Agreement is terminated by Cyclerion pursuant to clause (d) or (g) above (ii) at any time after the date of the Merger Agreement and before obtaining the Korsana Required Stockholder Vote, an Acquisition Proposal with respect to Korsana will have been publicly announced, disclosed or otherwise communicated to the Korsana Board (and will not have been withdrawn), and (iii) within 12 months after the date of such termination, Korsana enters into a definitive agreement with respect to a subsequent transaction or consummates a subsequent transaction.

Amendment and Waiver

The Merger Agreement may be amended by the parties to the Merger Agreement by action taken or authorized by their respective boards of directors at any time, whether before or after the approval of the Merger Agreement by either party’s stockholders has been obtained; provided, that after approval of the Merger Agreement has been obtained by either party’s stockholders, no amendment may be made that pursuant to applicable law requires further approval or adoption by the stockholders of either party, without such further approval or adoption.

Any provision of the Merger Agreement may be waived by any party solely on that party’s behalf, without the consent of any other party, to the extent permitted by applicable law. No failure or delay on the part of any party with respect to the exercise of any right or power under the Merger Agreement will operate as a waiver of such right or power. Furthermore, no single or partial exercise of any such right or power will preclude any other or further exercise thereof or of any other right or power.

Fees and Expenses

The Merger Agreement provides all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except as described above in the section titled “The Merger Agreement — Termination and Termination Fee” beginning on page 182 of this proxy statement/prospectus, and except that Cyclerion and Korsana will share equally in any fees and expenses incurred in relation to (i) the filings with the SEC of the registration statement on Form S-4 (including any financial statements and exhibits) and any related amendments or supplements and paid to a financial printer or the SEC and (ii) the printing, mailing and distribution of the proxy statement/prospectus and any amendments and supplements.

AGREEMENTS RELATED TO THE MERGER

Support Agreements

Certain Korsana stockholders beneficially holding approximately 43.9% of the outstanding shares of Korsana capital stock have entered into Korsana Support Agreements with Cyclerion and Korsana to vote all of their shares of Korsana capital stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and against any alternative Acquisition Proposals. Cyclerion directors and officers beneficially holding approximately 24.2% of the outstanding shares of Cyclerion Common Stock as of March 31, 2026 have entered into Cyclerion Support Agreements with Cyclerion and Korsana to vote all of their shares of Cyclerion Common Stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and the reverse stock split and against any alternative Acquisition Proposals.

The foregoing description of the support agreements does not purport to be complete and is qualified in its entirety by the full text of the form of Cyclerion Support Agreement and the form of Korsana Support Agreement, which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Lock-Up Agreements

Certain executive officers, directors and stockholders of Korsana have entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Cyclerion Common Stock or any securities convertible into or exercisable or exchangeable for Cyclerion Common Stock, currently or thereafter owned, but excluding, as applicable, shares purchased by existing Korsana stockholders in the Korsana Pre-Closing Financing (including any shares of Cyclerion Common Stock issuable upon exercise of Cyclerion Pre-Funded Warrants issued in exchange for Korsana Pre-Funded Warrants sold in the Korsana Pre-Closing Financing), until 180 days after the First Effective Time.

The Korsana stockholders who have executed lock-up agreements beneficially owned, in the aggregate, approximately 43.9% of the outstanding shares of Korsana capital stock as of March 31, 2026.

The foregoing description of the lock-up agreements does not purport to be complete and is qualified in its entirety by the full text of the form of lock-up agreement, which is attached to this proxy statement/prospectus as Annex E.

Securities Purchase Agreement

Investors entered into the Securities Purchase Agreement with Korsana, pursuant to which such investors have agreed to purchase, immediately prior to the Merger, shares of Korsana Common Stock or, in lieu thereof, Korsana Pre-Funded Warrants, representing an aggregate commitment of approximately $380.0 million in the Korsana Pre-Closing Financing. Under the Securities Purchase Agreement, the number of shares of Korsana Common Stock or Korsana Pre-Funded Warrants, as applicable, shall be determined at a purchase price per share or pre-funded warrant equal to (i) a valuation for Korsana equal to $268.4 million, divided by (ii) the number of fully diluted shares of Korsana Common Stock outstanding immediately prior to the First Effective Time (including the securities being issued under the Securities Purchase Agreement).

The Korsana Pre-Funded Warrants will have an exercise price per share equal to $0.0001 (as adjusted from time to time as provided in the form of Korsana Pre-Funded Warrant) and may be exercised at any time and from time to time after the original issue date. The Korsana Pre-Funded Warrants do not expire. The foregoing description of the form of Korsana Pre-Funded Warrant does not purport to be complete and is qualified in its entirety by the full text of the form of Korsana Pre-Funded Warrant, which is filed as Exhibit 4.2 to the registration statement of which this proxy statement/prospectus forms a part.

The shares of Korsana Common Stock and Korsana Pre-Funded Warrants that are issued in the Korsana Pre-Closing Financing will be or will have the right to be, respectively, converted into shares of Cyclerion Common Stock in the Merger. Accordingly, by approving Proposal No. 1 relating to the Merger, Cyclerion shareholders will also be approving the issuance of shares of Cyclerion Common Stock to be issued in exchange for all shares of Korsana Common Stock and upon exercise of Korsana Pre-Funded Warrants that are sold in the Korsana Pre-Closing Financing.

The Securities Purchase Agreement contains customary representations and warranties of Korsana and also contains customary representations and warranties of the purchaser parties thereto.

Each purchaser’s obligation to purchase shares of Korsana Common Stock and/or Korsana Pre-Funded Warrants from Korsana pursuant to the Securities Purchase Agreement is subject to the satisfaction or waiver of certain conditions, including:

•

Korsana’s representations and warranties in the Securities Purchase Agreement being true and correct in all respects as of the effective date of the Securities Purchase Agreement and true and correct in all material respects as of the closing date for the Korsana Pre-Closing Financing, subject to certain exceptions;

•	Korsana having performed and complied in all material respects with the obligations and conditions required to be performed or complied with by it;

•	no injunction having been issued prohibiting the consummation of the Korsana Pre-Closing Financing;

•

all consents, permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the securities under the Securities Purchase Agreement having been obtained and in full force and effect;

•	Korsana having furnished all required materials to Cyclerion’s transfer agent;

•	no material adverse effect shall have occurred that is continuing, since the date of the Securities Purchase Agreement;

•	an opinion from Company counsel, dated as of the Closing;

•	the issuance of a compliance certificate by an authorized officer of Korsana;

•	the issuance of a secretary’s certificate by the secretary of Korsana;

•	Korsana having delivered the Registration Rights Agreement required by the Securities Purchase Agreement;

•

this registration statement on Form S-4 shall have been become effective under the Securities Act, no stop order shall be suspending the effectiveness of this registration statement and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC;

•	the Nasdaq Listing Application shall have been approved by Nasdaq; and

•

the satisfaction or waiver of all conditions to the Closing set forth in the Merger Agreement (other than the condition regarding the Korsana Pre-Closing Financing and other than those conditions which, by their nature, are to be satisfied at the Closing of the transactions contemplated by the Merger) and the Closing being set to occur substantially concurrently with the closing of the Korsana Pre-Closing Financing.

Korsana’s obligation to sell shares of Korsana Common Stock or Korsana Pre-Funded Warrants, as applicable, to each purchaser pursuant to the Securities Purchase Agreement is subject to the satisfaction or waiver of certain conditions, including:

•	the representations and warranties made by the purchasers being true and correct as of the closing date of the Korsana Pre-Closing Financing, subject to certain exceptions;

•	each purchaser having performed and complied with all obligations and conditions required to be performed or complied with by each purchaser;

•	no injunction having been issued prohibiting the consummation of the Korsana Pre-Closing Financing;

•	each investor having delivered the Registration Rights Agreement required by the Securities Purchase Agreement; and

•	Korsana having received payment in full from each investor as required by the Securities Purchase Agreement, subject to certain exceptions.

The form of Securities Purchase Agreement is filed as Exhibit 10.3 to this registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the foregoing description of the Securities Purchase Agreement is qualified in its entirety by reference thereto.

Registration Rights Agreement

The Securities Purchase Agreement contemplates Korsana and the investors participating in the Korsana Pre-Closing Financing entering into the Registration Rights Agreement at the closing of the Korsana Pre-Closing Financing, pursuant to which, among other things, the Combined Company will agree to provide for the registration and resale of certain shares of Korsana Common Stock that are held by the investors participating in the Korsana Pre-Closing Financing from time to time, including the shares of Cyclerion Common Stock issued in exchange for shares of Korsana Common Stock sold in the Korsana Pre-Closing Financing or underlying Cyclerion Pre-Funded Warrants issued upon conversion of the Korsana Pre-Funded Warrants sold in the Korsana Pre-Closing Financing.

Pursuant to the Registration Rights Agreement, the Combined Company will agree to prepare and file a resale registration statement covering the resale of the Cyclerion Common Stock within 30 calendar days of the Closing pursuant to Rule 415 and to use its commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the earlier of the date that all registrable securities covered by such registration statement (i) have been sold thereunder or pursuant to Rule 144 of the Securities Act (“Rule 144”), (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Combined Company to be in compliance with the current public information requirement under Rule 144, (iii) have been exchanged for unrestricted shares of Cyclerion Common Stock under an effective registration statement on Form S-4, if available, or if unavailable, another appropriate form filed with the SEC, subject to certain exceptions, and (iv) five years after the date of the Registration Rights Agreement.

The Registration Rights Agreement also provides that the Combined Company will pay certain expenses relating to such registrations and indemnify the applicable securityholders against certain liabilities. The form of Registration Rights Agreement is filed as Exhibit 10.4 to this registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the foregoing description of the Registration Rights Agreement is qualified in its entirety by reference thereto.

Cyclerion CVR Agreement

Immediately prior to the First Effective Time, Cyclerion and the Rights Agent are expected to enter into the Cyclerion CVR Agreement, pursuant to which holders of Cyclerion Common Stock and Cyclerion Series A Preferred Stock as of the close of business on the last business day prior to the day on which the First Effective Time occurs will receive one Cyclerion CVR for each outstanding share of Cyclerion Common Stock or Cyclerion Series A Preferred Stock.

Each Cyclerion CVR will represent the contractual right to receive certain net proceeds, if any, derived from any consideration that is paid to Cyclerion as a result of the disposition of Cyclerion’s pre-Merger legacy assets, net of any indemnity obligations, transaction costs and certain other expenses, during the period beginning on the date of the closing of the Merger and ending (i) with respect to the sale, transfer, license or other disposition of all pre-Merger legacy assets other than those pre-Merger legacy assets described in the following clauses (ii) and (iii), upon the second (2nd) anniversary of the Closing Date, (ii) with respect to Cyclerion’s right to receive payments under the Akebia License Agreement, the earlier of (A) the fifteenth (15th) anniversary of the date of entry into the Cyclerion CVR Agreement and (B) the expiration pursuant to its terms or earlier termination by Akebia. of the Akebia License Agreement, and (iii) with respect to the sale, transfer or other disposition of the equity interests of Tisento that were acquired by Cyclerion pursuant to that certain Asset Purchase Agreement, dated May 13, 2023, by and among Cyclerion, Tisento and JW Cycle, Inc., the earliest of (A) nine (9) months following the date of the consummation of Tisento’s initial public offering pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to the Securities Act, (B) the sale of Tisento, and (C) the seventh (7th) anniversary of the Closing Date.

During the Legacy Assets Transaction Period (as defined in the Cyclerion CVR Agreement), the Combined Company shall expend up to the CVR Expense Cap for costs and expenses associated with the retention of an employee or consultant of Combined Company for the purpose of business development efforts related to Cyclerion’s legacy assets and related activities, including seeking and negotiating and, with the prior written consent of the Combined Company (not to be unreasonably withheld, conditioned or delayed), executing agreements with respect to legacy assets, which amount shall be included as a deduction in the determination of Cyclerion’s net cash in accordance with the Merger Agreement. At the end of the Legacy Assets Transaction Period, the amount, if any, by which the CVR Expense Cap exceeds the aggregate amount of costs and expenses associated with the retention of an employee or consultant of Cyclerion will constitute net proceeds under the Cyclerion CVR Agreement and will be payable as CVR proceeds to the CVR holders in accordance with the terms of the Cyclerion CVR Agreement.

The contingent payments under the Cyclerion CVR Agreement, if they become payable, will become payable to the Rights Agent for subsequent distribution to the holders of the Cyclerion CVRs. In the event that no such proceeds are received, holders of the Cyclerion CVRs will not receive any payment pursuant to the Cyclerion CVR Agreement. There can be no assurance that any holders of Cyclerion CVRs will receive any payments with respect thereto.

The right to the contingent payments contemplated by the Cyclerion CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the Cyclerion CVR Agreement. The Cyclerion CVRs will not be evidenced by a certificate or any other instrument and will not be registered with the SEC. The Cyclerion CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Cyclerion or any of its affiliates. No interest will accrue on any amounts payable in respect of the Cyclerion CVRs.

The foregoing description of the Cyclerion CVR Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of Cyclerion CVR Agreement, which is attached hereto as Annex F.

Material U.S. Federal Income Tax Consequences of the Cyclerion CVRs to Holders of Cyclerion Capital Stock

The following discussion is a summary of U.S. federal income tax considerations relating to the receipt of the CVRs by Cyclerion shareholders pursuant to the Cyclerion CVR Agreement. This section applies only to persons that hold their Cyclerion capital stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	brokers, dealers or traders in securities, banks, insurance companies, other financial institutions or mutual funds;

•	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;

•

controlled foreign corporations, passive foreign investment companies, pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);

•	persons who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction or other integrated transaction;

•	persons that have a functional currency other than the U.S. dollar;

•	persons that actually or constructively own five percent or more of Cyclerion voting shares or five percent or more of the total value of all classes of shares of Cyclerion;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	persons who hold shares of Cyclerion capital stock that constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Cyclerion capital stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons that hold securities in Cyclerion as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons holding Cyclerion capital stock who exercise dissenters’ rights;

•

persons who acquired their shares of Cyclerion capital stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

•	expatriates or former citizens or long-term residents of the United States.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

If any entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Cyclerion capital stock, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status and activities of the partner and the activities of the partnership. If you are a partner of a partnership or other pass-through entity holding Cyclerion capital stock, you should consult your tax advisors regarding the tax consequences of the receipt of the Cyclerion CVRs and distributions of Cyclerion capital stock pursuant to the Cyclerion CVRs.

In addition, the following discussion does not address the tax consequences of transactions effectuated before, after or at the same time as the receipt of the Cyclerion CVRs, whether or not they are in connection with the receipt of the Cyclerion CVRs, including, without limitation, the merger and the reverse stock split, except as specifically provided below.

The Cyclerion CVRs generally may not be transferred or assigned except for certain permitted transfers; accordingly, this discussion assumes the Cyclerion CVRs are not transferable or assignable and does not address any consequences of transferring, assigning or otherwise disposing of the Cyclerion CVRs or any interest therein. No ruling from the IRS has been or will be requested in connection with the distribution of the Cyclerion CVRs. Cyclerion shareholders should be aware that the IRS could adopt a position contrary to that set forth in this discussion and which could be sustained by a court.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE RECEIPT OF THE CYCLERION CVRS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

As used herein, a “U.S. holder” is a beneficial owner of Cyclerion capital stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia or otherwise treated as a U.S. tax resident for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Receipt of Cyclerion CVRs by Cyclerion U.S. Holders

Although the matter is not free from doubt, the Combined Company intends to treat the receipt of Cyclerion CVRs and the Cyclerion reverse stock split as separate transactions for U.S. federal income tax purposes, and the following discussion assumes this treatment will be respected.

There is substantial uncertainty as to the tax treatment of Cyclerion CVRs. Specifically, there is no authority directly addressing whether contingent value rights with characteristics similar to the Cyclerion CVRs should be treated as a distribution of property with respect to the corporation’s stock, a distribution of equity, a “debt instrument” or an “open transaction” for U.S. federal income tax purposes. Under applicable U.S. tax principles, such questions are inherently factual in nature. As a result, it is not possible to express a definitive conclusion as to the U.S. federal income tax treatment of the receipt of the Cyclerion CVRs or receipt of payments (if any) pursuant to the Cyclerion CVRs. Based on the specific characteristics of the Cyclerion CVRs, Cyclerion intends to report the issuance of the Cyclerion CVRs as a distribution of property with respect to its stock. Cyclerion U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them of the receipt of Cyclerion CVRs.

Specifically, Cyclerion intends to report the issuance of the Cyclerion CVRs to Cyclerion U.S. Holders as a distribution of property with respect to its stock. Each Cyclerion U.S. Holder will be treated as receiving a distribution in an amount equal to the fair market value of the Cyclerion CVR issued to such Cyclerion U.S. Holder on the date of the issuance. This distribution generally should be treated first as a taxable dividend to the extent of the Cyclerion U.S. Holder’s pro rata share of Cyclerion’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the Cyclerion U.S. Holder’s basis in its Cyclerion capital stock, and finally as capital gain from the sale or exchange of Cyclerion capital stock with respect to any remaining value. Cyclerion U.S. Holders will receive a Form 1099-DIV notifying them of the portion of the Cyclerion CVR value that is treated as a dividend for U.S. federal income tax purposes. Although Cyclerion will estimate the value of the Cyclerion CVRs for purposes of reporting on Form 1099-DIV to Cyclerion U.S. Holders, the value of the Cyclerion CVRs is uncertain and the IRS or a court could determine that the value of the Cyclerion CVRs at the time of issuance was higher. In such case, the Cyclerion U.S. Holders could be treated as having additional income or gain upon receipt of the Cyclerion CVRs as described above. A Cyclerion U.S. Holder’s initial tax basis in such holder’s Cyclerion CVR should equal the fair market value of such Cyclerion CVR on the date of their issuance. The holding period of such Cyclerion CVR should begin on the day after the date of issuance.

As a result of the above treatment, the Combined Company intends to treat any future payments received by a Cyclerion U.S. Holder on a Cyclerion CVR as a non-taxable return of such Cyclerion U.S. Holder’s adjusted tax basis in the Cyclerion CVR to the extent thereof, and payments in excess of such amount as ordinary income.

However, the treatment of such future payments is uncertain and alternative treatments are possible. One such possible treatment is that a Cyclerion CVR could be treated as one or more “debt instruments.” If that were to be the case, then payments received with respect to the Cyclerion CVRs could be treated as payments in repayment of a “debt instrument,” except to the extent interest is imputed under the Code. If those rules were to apply, interest generally should be imputed under complex rules. In such a case, a Cyclerion U.S. Holder would be required to include any such interest in income on an annual basis, whether or not currently paid.

It is possible that the issuance of the Cyclerion CVRs could be treated as a distribution of equity for U.S. federal income tax purposes, in which case Cyclerion U.S. Holders should not recognize gain or loss as a result of the issuance of the Cyclerion CVRs. Depending on the fair market value of the Cyclerion CVRs on the date of their issuance, each Cyclerion U.S. Holder’s tax basis in such holder’s Cyclerion capital stock would be allocated between such holder’s Cyclerion capital stock and such holder’s Cyclerion CVRs. The holding period of such Cyclerion CVRs should include the Cyclerion U.S. Holder’s holding period of such holder’s Cyclerion capital stock. Future payments on a Cyclerion CVR received by a Cyclerion U.S. Holder could be treated as dividends to the extent of the Cyclerion U.S. Holder’s pro rata share of Cyclerion’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the Cyclerion U.S. Holder’s basis in the Cyclerion CVR, and finally as capital gain from the sale or exchange of the Cyclerion CVR with respect to any remaining value. As discussed above, Cyclerion does not intend to report the issuance of the Cyclerion CVRs as a distribution of equity and the IRS may disagree with any Cyclerion U.S. Holder reporting the Cyclerion CVR issuance as a distribution of equity.

It is possible that the issuance of the Cyclerion CVRs could be treated as subject to the “open transaction” doctrine if the value of the Cyclerion CVRs on the closing date cannot be “reasonably ascertained.” If the receipt of Cyclerion CVRs were treated as an “open transaction” for U.S. federal income tax purposes, each Cyclerion U.S. Holder should not immediately take the Cyclerion CVRs into account in determining whether such holder must recognize income, if any, on the receipt of the Cyclerion CVRs and such holder would take no tax basis in the Cyclerion CVRs. Rather, the Cyclerion U.S. Holder’s U.S. federal income tax consequences would be determined at the time future payments, if any, with respect to the Cyclerion CVRs are received or deemed received, based on whether the Cyclerion CVRs are treated as a distribution of property or of equity, in accordance with the Cyclerion U.S. Holder’s regular method of accounting. As discussed above, Cyclerion does not intend to report the issuance of the Cyclerion CVRs as an open transaction and the IRS may disagree with any Cyclerion U.S. Holder reporting the Cyclerion CVR issuance as an open transaction.

The Cyclerion CVRs should generally be treated as capital assets for U.S. federal income tax purposes once issued.

Receipt of Cyclerion CVRs by Cyclerion Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Cyclerion capital stock that is neither a U.S. Holder nor a partnership (or other pass-through entity) for U.S. federal income tax purposes.

As described above, there is substantial uncertainty as to the tax treatment of Cyclerion CVRs and payments made thereunder. Cyclerion intends to report the issuance of the Cyclerion CVRs to Cyclerion Non-U.S. Holders as a distribution of property with respect to its stock. Each Cyclerion Non-U.S. Holder will be treated as receiving a distribution in an amount equal to the fair market value of the Cyclerion CVR issued to such Cyclerion Non-U.S. Holder on the date of the issuance. This distribution generally should be treated first as a taxable dividend to the extent of the Cyclerion Non-U.S. Holder’s pro rata share of Cyclerion’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the Cyclerion Non-U.S. Holder’s basis in its Cyclerion capital stock, and finally as capital gain from the sale or exchange of Cyclerion capital stock with respect to any remaining value.

Generally, if any portion of the distribution of Cyclerion CVRs made to Non-U.S. Holders is treated as a dividend for U.S. federal income tax purposes (as described above), such dividend will be subject to withholding at a rate of 30% (or at a lower rate under an applicable income tax treaty). Under the terms of the Cyclerion CVR Agreement, Cyclerion and the rights agent are permitted to deduct all applicable withholding taxes from the distribution of a Cyclerion CVR to a Non-U.S. Holder and from any payments under the Cyclerion CVR to a Non-U.S. Holder. Non-U.S. Holders should be aware that the U.S. federal income tax treatment of payments on the Cyclerion CVR is unclear, as described in more detail above, but Cyclerion intends to take the position that such payments will be treated as U.S. source income subject to U.S. withholding tax at a 30% rate, or at a lesser treaty rate. Under the Cyclerion CVR Agreement, Cyclerion and the rights agent are authorized to withhold this tax from payments to Non-U.S. Holders. To the extent that any payments made to a Non-U.S. Holder on a Cyclerion CVR are treated as interest (subject to certain exemptions for amounts treated as “portfolio interest” under the Code) or dividends, such amounts will be subject to U.S. federal withholding tax at a 30% rate, or at a lesser treaty rate.

Subject to the discussions below regarding backup withholding, if the issuance of the Cyclerion CVRs is effectively connected with a Cyclerion Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Cyclerion Non-U.S. Holder maintains a permanent establishment in the United States to which the distribution of the Cyclerion CVRs is attributable), the Cyclerion Non-U.S. Holder will be exempt from U.S. federal withholding tax and the distribution of the Cyclerion CVRs generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such Cyclerion Non-U.S. Holder were a U.S. Holder. To claim the exemption, the Cyclerion Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the distribution is effectively connected with the Cyclerion Non-U.S. Holder’s conduct of a trade or business within the United States. A Cyclerion Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of all or a portion of its effectively connected earnings and profits for the taxable year.

To the extent that any portion of the issuance of the Cyclerion CVRs is treated as capital gain from the sale or exchange of Cyclerion capital stock, such gain generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with the conduct by a Cyclerion Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to a U.S. permanent establishment maintained by such Cyclerion Non-U.S. Holder), (ii) in the case of gain realized by a Cyclerion Non-U.S. Holder that is an individual, such Cyclerion Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) Cyclerion is or has been a USRPHC for U.S. federal income tax purposes and, if the shares are “regularly traded on an established securities market,” such Cyclerion Non-U.S. Holder owned, directly or indirectly, at any time during the five-year period ending on the date of the distribution, more than 5% of the shares of Cyclerion capital stock and such Cyclerion Non-U.S. Holder is not eligible for any treaty exemption. The shares will be considered “regularly traded” if they are traded on an established securities market located in the United States and are regularly quoted by brokers or dealers making a market in the shares. Cyclerion believes it is not, and has not been, a USRPHC for U.S. federal income tax purposes. In addition, although not free from doubt, Cyclerion believes that Cyclerion common shares currently should be considered to be regularly traded.

This description does not discuss all of the tax considerations that may be applicable to a Non-U.S. Holder of Cyclerion CVRs. Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. income and other tax considerations that may be relevant to them in light of their particular circumstances.

Alternative Treatment of the Receipt of Cyclerion CVRs and the Cyclerion Reverse Stock Split as a Single Recapitalization

Notwithstanding Cyclerion’s position that the receipt of Cyclerion CVRs and the Cyclerion reverse stock split are appropriately treated as separate transactions, it is possible that the IRS or a court could determine that the receipt of the Cyclerion CVRs and the Cyclerion reverse stock split constitute a single “recapitalization” for U.S. federal income tax purposes. In such case, the tax consequences of the receipt of Cyclerion CVRs and the Cyclerion reverse stock split would differ from those described above and would depend in part on many of the same considerations described above, including whether the Cyclerion CVRs should be treated as property, equity or debt instruments or should be subject to the “open transaction” doctrine. In general, if the Cyclerion CVRs are treated as property and are not subject to the “open transaction” doctrine, then a Cyclerion U.S. Holder should recognize gain (but not loss) equal to the lesser of (i) the fair market value of the Cyclerion CVRs received, and (ii) the excess (if any) of (A) the sum of (1) the fair market value of the Cyclerion CVRs received and (2) the fair market value of the Cyclerion shares received in the Cyclerion reverse stock split (treating fractional shares as received for this purpose), over (B) the Cyclerion U.S. Holder’s adjusted tax basis in the Cyclerion capital stock surrendered in the Cyclerion reverse stock split.

PLEASE CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PROPER CHARACTERIZATION OF THE RECEIPT OF THE CYCLERION CVRS.

CYCLERION DIRECTORS, OFFICERS AND CORPORATE GOVERNANCE

The following sets forth certain information, as of April 15, 2026, concerning Cyclerion’s directors and executive officers.

Cyclerion’s directors and executive officers as of April 15, 2026 are as follows:

Name	Age	Position
Regina M. Graul, Ph.D.	49	President, Chief Executive Officer and Director
Rhonda Chicko	60	Chief Financial Officer and Secretary
Errol B. De Souza, Ph.D. (1) (2)	72	Chairman of the Board of Directors
Peter M. Hecht, Ph.D.	62	Director
Michael J. Higgins(1)(2)	63	Director
Steven E. Hyman, M.D.(1)(3)	73	Director
Dina Katabi, Ph.D.(3)	54	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Executive Officers and Employee Director

Regina Graul, Ph.D. has served on the Cyclerion Board since August 2024, as Cyclerion’s President since December 2023 and as Cyclerion’s President and Chief Executive Officer since August 2024. Before joining Cyclerion as President, Dr. Graul served as vice president, program executive at EQRx Therapeutics, Inc. from February 2021 where she led multiple portfolios and cross-functional research and development teams in oncology. From April 2019 through February 2021, Dr. Graul served as senior director, global development leader at Cyclerion and lead the olinciguat franchise. From 2004 through February 2021, Dr. Graul served in numerous roles of increasing responsibility across the organization at Ironwood Pharmaceuticals, Inc., most recently as the head of internal innovation and senior director of research and development. Dr. Graul did her post-doctoral work at MIT, received her Ph.D. in synthetic organic chemistry from Rice University and a B.A. in chemistry from Saint Anselm College. Dr. Graul brings extensive drug research and development experience in the bio-pharmaceutical industry over the past 22 years, which makes her a valuable member of the Cyclerion Board.

Rhonda M. Chicko, C.P.A. is a consultant to Cyclerion and has served as its Chief Financial Officer since January 2024. Ms. Chicko has been consulting as a chief financial officer to various life science companies since October 2019. Ms. Chicko previously served as chief financial officer of Scholar Rock from April 2018 through October 2019 and vice president of finance at Editas Medicine from September 2015 through March 2018. From 2005 to 2015, Ms. Chicko worked at Ironwood Pharmaceuticals, Inc. in financial roles of increasing responsibility, culminating as senior director, finance and tax. Earlier in her career, Ms. Chicko held a range of positions at investment management and accounting firms, including Wellington Management Company, LLP and PricewaterhouseCoopers, LLP. Ms. Chicko holds a M.S.T. from Bentley University and a B.S. in accounting from Le Moyne College.

Non-employee Directors

Errol B. De Souza, Ph.D. has served as a member of the Cyclerion Board since April 2021 and is the current Chairman of the Cyclerion Board. Dr. De Souza was the executive chairman of Neuphoria Therapeutics Inc. (formerly known as Bionomics Limited) from November 2018 to December 2022, non-executive chairman from January 2023 to June 2023 and a member of its board of directors until November 2023. Previously, Dr. De Souza served as president, chief executive officer, and member of the board of directors of several companies, including Neuropore Therapies, Inc. from January 2017 to December 2019, Biodel, Inc. from March 2010 to

January 2016, Archemix Corp from April 2003 to March 2009 and Synaptic Pharmaceutical Corporation from September 2002 to March 2003. From September 1998 to September 2002, Dr. De Souza held senior vice president roles at Hoechst Marion Roussel Pharmaceuticals, Inc. and Aventis Pharmaceuticals, Inc. He was also founder, chief scientific officer and member of the board of directors at Neurocrine Biosciences, Inc. from October 1992 to August 1998 and head of CNS Diseases Research at DuPont Merck from May 1990 to October 1992. Dr. De Souza is currently a member of the board of directors of Alector Inc. and Royalty Pharma, Inc. He has previously served on the board of directors of Catalyst Biosciences, Inc., Targacept, Inc., IDEXX Laboratories, Palatin Technologies, Inc. and a number of private company boards. Dr. De Souza received a B.A. in physiology and a Ph.D. in endocrinology from the University of Toronto. Dr. De Souza brings extensive strategic and CNS experience as an executive in the bio-pharmaceutical industry, having founded companies and served as executive chairman, president, and chief executive officer of several private and public bio-pharmaceutical companies, each of which make him a valuable member of the Cyclerion Board.

Peter M. Hecht, Ph.D. has been a member of the Cyclerion Board since Cyclerion commenced operations as an independent company in April 2019 and was Cyclerion’s Chief Executive Officer from April 2019 to November 2023. Dr. Hecht presently serves as the chief executive officer of Tisento Therapeutics, Inc., a privately-held biotechnology company and as a member of its board of directors. Previously, he served as the chief executive officer of Ironwood Pharmaceuticals, Inc. and as a member of its board of directors from its founding in 1998 to March 2019. Under Dr. Hecht’s leadership, the Ironwood Pharmaceuticals, Inc. team built a robust pipeline and grew it into a commercial biotechnology company that discovered, developed, and is now commercializing LINZESS® - the blockbuster branded prescription market leader in its class. Prior to co-founding Ironwood Pharmaceuticals Inc, Dr. Hecht was a research fellow at Whitehead Institute for Biomedical Research. Dr. Hecht also serves on the boards of directors of Kallyope Inc. and Mythic Therapeutics, both privately held biotechnology companies. Dr. Hecht earned a B.S. in Mathematics and an M.S. in Biology from Stanford University, and a Ph.D. in molecular biology from the University of California at Berkeley. Dr. Hecht’s experiences as the founder of several innovative biotechnology companies, his tenure as the chief executive officer and a board member of each of Microbia, Ironwood Pharmaceuticals, Inc., Cyclerion and Tisento Therapeutics, Inc., and his extensive scientific background make him a valuable member of the Cyclerion Board.

Michael J. Higgins has been a member of the Cyclerion Board since November 2023. Mr. Higgins was appointed chairman of the board of directors of Voyager Therapeutics, Inc., in June 2019 and also served as Voyager Therapeutics, Inc.’s interim president and chief executive officer from June 2021 to March 2022. Mr. Higgins has served as chairman of the board of directors of Pulmatrix, Inc., since April 2020, and has served as a member of the boards of directors of Nocion Therapeutics, Inc., a privately held biopharmaceutical company, since September 2020; Camp4 Therapeutics Corporation, since October 2017; Sea Pharmaceuticals, LLC, a privately held pharmaceutical company, since October 2016; and KinDex Pharmaceuticals, Inc., a privately held biotechnology company, since March 2016. Mr. Higgins previously served as a member of the board of directors of Genocea Biosciences Inc. from February 2015 to May 2022. Mr. Higgins is a serial entrepreneur who has helped launch and build numerous companies during his career. He served as entrepreneur-in-residence at Polaris Partners, an investment company, from 2015 to 2020. From 2003 to 2014 he served as senior vice president, chief operating officer at Ironwood Pharmaceuticals, Inc. Prior to 2003, Mr. Higgins held a variety of senior business positions at Genzyme Corporation, including vice president of corporate finance and vice president of business development. Mr. Higgins earned a B.S. from Cornell University and an M.B.A. from the Amos Tuck School of Business at Dartmouth College. Mr. Higgins’ financial and business expertise, including his diversified background as an executive officer in public pharmaceuticals companies, qualifies him to serve as a member of the Cyclerion Board.

Steven E. Hyman, M.D. has served as a member of the Cyclerion Board since July 2022. Dr. Hyman is a Distinguished Service Professor and Harald McPike Professor of Stem Cell and Regenerative Biology at Harvard University and a Core Institute Member of the Broad Institute of MIT and Harvard where he directs the Broad Program in Brain Health. Dr. Hyman also serves as chairman of the board of directors of the Charles A. Dana Foundation (NY). In the private sector, Dr. Hyman is founder of Emugen Therapeutics, a director of

Voyager Therapeutics, Q-State Biosciences and Vesalius, and serves on the scientific advisory boards of Janssen and F-Prime Capital. From 2001 to 2011, Dr. Hyman served as Provost (Chief Academic Officer) of Harvard University, and from 1996 to 2001, as Director of the National Institute of Mental Health (NIMH), a component of the US National Institutes of Health. Dr. Hyman has served as Editor of the Annual Review of Neuroscience (2002-2016), founding President of the International Neuroethics Society (2008-2013), President of the Society for Neuroscience (2015), and President of the American College of Neuropsychopharmacology (2018). Dr. Hyman is a fellow of the American Academy of Arts and Sciences, a fellow of the American Association for the Advancement of Science, and a member of the National Academy of Medicine. Dr. Hyman received his B.A. from Yale College, an M.A. from the University of Cambridge, which Dr. Hyman attended as a Mellon fellow studying history and philosophy of science, and an M.D. from Harvard Medical School. Dr. Hyman brings a deep expertise as a world-renowned leader in neuroscience leading large-scale, collaborative research programs aimed to discover and develop novel biomarkers and therapeutics for neuropsychiatric diseases, each of which make him a valuable member of the Cyclerion Board.

Dina Katabi, Ph.D. has been a member of the Cyclerion Board since November 2023. Dr. Katabi is the co-founder and president of Emerald Innovations, a health analytics company that specializes in digital health solutions for passive, contactless in-home monitoring. Dr. Katabi is also the inaugural Thuan and Nicole Pham Professor of Electrical Engineering and Computer Science and the Director of the Massachusetts Institute of Technology’s Center for Wireless Networks and Mobile Computing. Dr. Katabi is a MacArthur Fellow and a member of the National Academy of Engineering (NAE), the National Academy of Sciences (NAS), and the American Association of Arts and Sciences (AAAS). Dr. Katabi’s research focuses on advanced wireless sensing, applied machine learning, and digital health. Several startups have been spun out of Dr. Katabi’s lab. Dr. Katabi has received three honorary degrees from the American University of Beirut, the American University of Cairo, and the Catholic University of America. Dr. Katabi received her Ph.D. and M.S. in computer science from MIT and her B.S. from Damascus University. Dr. Katabi’s scientific background and experiences make her a valuable member of the Cyclerion Board.

Independence of Directors

As required under the listing standards of the Nasdaq Capital Market, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Cyclerion Board consults with Cyclerion’s counsel to ensure that the Cyclerion Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Cyclerion, its senior management and its independent auditors, the Cyclerion Board has affirmatively determined that the following four directors satisfy the independence standard established by the Nasdaq listing standards, as well as the Corporate Governance Guidelines adopted by the Cyclerion Board: Drs. Hyman, Katabi and De Souza and Mr. Higgins. In making this determination, the Cyclerion Board found that none of these individuals had a material or other disqualifying relationship with Cyclerion.

Cyclerion Board Leadership Structure

The Cyclerion Board has an independent Chairman, Dr. De Souza, who has authority, among other things, to call and preside over Cyclerion Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Cyclerion Board. Accordingly, the Cyclerion Board Chairman has substantial ability to shape the work of the Cyclerion Board. Cyclerion believes that separation of the positions of Board Chairman and Chief Executive Officer or President reinforces the independence of the Cyclerion Board in its oversight of the business and affairs of Cyclerion. In addition, Cyclerion believes that having an independent Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Cyclerion Board to monitor whether management’s actions are in the best interests of Cyclerion and its shareholders. As a result, Cyclerion believes that having an independent Board Chairman can enhance the effectiveness of the Cyclerion Board as a whole.

Role of the Cyclerion Board in Risk Oversight

One of the Cyclerion Board’s functions is informed, tailored oversight of Cyclerion’s risk management process. The Cyclerion Board oversees risk directly through the Cyclerion Board as a whole, as well as through various Cyclerion Board standing committees that address risks specific to their respective areas of oversight. In particular, the Cyclerion Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Cyclerion.

Cyclerion has implemented and continues to refine an enterprise risk management process. On an ongoing basis, Cyclerion identifies key risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation. Periodically, key risks, status of mitigation activities, and potential new or emerging risks are reported to and discussed with senior management and further addressed with the Cyclerion Board, as necessary. On at least an annual basis, a long-term comprehensive enterprise risk management update is provided to the Cyclerion Board.

Cyclerion’s Audit Committee has the responsibility to consider and discuss Cyclerion’s major financial and IT risk exposure and the approach management uses to monitor and control this exposure, including guidelines and policies to govern the risk management processes. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

Cyclerion’s Nominating and Corporate Governance Committee monitors the effectiveness of Cyclerion’s Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

Cyclerion’s Compensation Committee oversees and reviews Cyclerion’s compensation policies and programs to ensure that they encourage an appropriate balance of risk and reward, and that they align management’s incentives with those of Cyclerion’s shareholders.

Meetings of the Board of Directors, Attendance and Overboarding

The Cyclerion Board met eight times and acted by written consent on several occasions in 2025. No director attended less than 75% of the meetings of the Cyclerion Board and its committees on which he or she served.

In addition, as provided in Cyclerion’s Corporate Governance Guidelines, all directors are expected to be able to dedicate sufficient time to ensure the diligent performance of his or her duties on Cyclerion’s behalf, including attending Cyclerion Board and applicable committee meetings as well as the annual meetings of shareholders. All of Cyclerion’s directors attended the 2025 annual meeting of shareholders.

Cyclerion’s Corporate Governance Guidelines also provide that directors should not serve on more than a total of four public company boards of directors and that directors who hold the position of Chief Executive Officer of a public company should not serve on more than a total of two public company boards of directors (including the board of his or her own company). Cyclerion also expects that each director will avoid circumstances that create an actual or perceived conflict of interest and has a process in place to appropriately evaluate any perceived conflict of interest. Cyclerion’s Nominating and Corporate Governance Committee and the Cyclerion Board regularly evaluate its directors’ commitments at other public companies to confirm compliance with Cyclerion’s overboarding policy, discussed above, and to ensure that they are able to devote sufficient time to their duties at Cyclerion.

Information Regarding Committees of the Cyclerion Board of Directors

The Cyclerion Board has three committees: (a) an Audit Committee, (b) a Compensation Committee and (c) a Nominating and Corporate Governance Committee, each of which operates pursuant to a charter adopted by the Cyclerion Board. The following table provides membership of each Cyclerion Board committee.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Errol B. De Souza, Ph.D.	I	C
Michael J. Higgins.	C	I
Steven E. Hyman, M.D.	I		C
Dina Katabi, Ph.D.			I

C=	Committee Chairperson

I=	Independent Committee Member

Below is a description of the Cyclerion Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each such committee has authority to engage legal counsel or other experts or consultants, as it deems necessary to carry out its responsibilities. The Cyclerion Board has determined that each member of each such committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Cyclerion.

Audit Committee

The Audit Committee of the Cyclerion Board was established by the Cyclerion Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee Cyclerion’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee is responsible for, among other duties:

•	reviewing and discussing with management and Cyclerion’s independent registered public accounting firm Cyclerion’s annual and quarterly financial statements, earnings releases and related disclosures;

•

discussing with management and Cyclerion’s independent registered public accounting firm the quality and adequacy of internal controls and internal auditing procedures, including any material weaknesses in either;

•

discussing with management and Cyclerion’s independent registered public accounting firm any significant risks or exposures facing Cyclerion and the related mitigation plans, and reviewing Cyclerion’s compliance with such mitigation plans;

•

reviewing and discussing with management and Cyclerion’s independent registered public accounting firm the quality and acceptability of Cyclerion’s accounting policies and all material correcting adjustments;

•	appointing, retaining, overseeing and approving the compensation for and, when necessary, terminating Cyclerion’s independent registered public accounting firm;

•

approving all audit services and all permitted non-audit, tax and other services to be performed by Cyclerion’s independent registered public accounting firm, in each case, in accordance with the Audit Committee’s pre-approval policy;

•

discussing with Cyclerion’s independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board;

•	reviewing and approving all related party transactions;

•

recommending to the Cyclerion Board whether the audited financial statements should be included in Cyclerion’s annual report and preparing the report of Cyclerion’s Audit Committee required by SEC rules;

•	reviewing with Cyclerion’s independent registered public accounting firm all material communications between Cyclerion’s management and Cyclerion’s independent registered public accounting firm;

•	reviewing, updating and recommending to the Cyclerion Board changes to Cyclerion’s Code of Business Conduct and Ethics;

•

overseeing the integrity of Cyclerion’s information technology systems, processes and data and reviewing and assessing with management the adequacy of security for such technology systems, processes and data; and

•	establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.

The Audit Committee is currently composed of three directors: Mr. Higgins, who serves as Chair, Dr. De Souza and Dr. Hyman. Each member of the Audit Committee is financially literate and has accounting or related financial management expertise. The Audit Committee met five times during fiscal year 2025. The Cyclerion Board has adopted a written Audit Committee charter that is available to shareholders on Cyclerion’s website at www.cyclerion.com.

The Cyclerion reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of Cyclerion’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq rules).

The Cyclerion Board has also determined that Mr. Higgins qualifies as an “audit committee financial expert,” as defined under applicable SEC rules. The Cyclerion Board made a qualitative assessment of Mr. Higgins’ level of knowledge and experience based on a number of factors, including his formal education and prior experience at public reporting companies.

Compensation Committee

The Compensation Committee of the Cyclerion Board acts on behalf of the Cyclerion Board to, among other things, administer Cyclerion’s compensation policies and human resources philosophy, and to enable Cyclerion to attract and motivate qualified personnel and advise the Cyclerion Board regarding, and facilitate the Cyclerion Board’s oversight of, the compensation of members of the Cyclerion Board and Cyclerion’s CEO and other executive officers. The Compensation Committee is responsible for, among other duties:

•

reviewing and recommending to the Cyclerion Board annually, corporate goals and objectives relevant to executive officer compensation and evaluating and approving the performance of executive officers in light of those goals and objectives;

•

reviewing and approving executive officer compensation, including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment and any other forms of executive compensation;

•	reviewing and approving Cyclerion’s President and Chief Executive Officer’s compensation based on its evaluation of Cyclerion’s President and Chief Executive Officer’s performance;

•

reviewing and making recommendations to the Cyclerion Board, or approving, any contracts or other transactions with Cyclerion’s current or former executive officers, including consulting arrangements, employment contracts, severance or termination arrangements and loans to employees;

•

overseeing and administering Cyclerion’s incentive compensation plans and equity-based plans and recommending to the Cyclerion Board the adoption of new incentive compensation plans and equity-based plans and any amendments to Cyclerion’s existing plans;

•

reviewing the compensation and benefits paid to directors for service on the Cyclerion Board the committees thereof and recommending any changes in such compensation and benefits to the Cyclerion Board;

•	reviewing Cyclerion’s management succession and development plans, including plans with respect to Cyclerion’s Chief Executive Officer and President; and

•

reviewing and discussing with management any compensation related material required to be included in Cyclerion’s filings with the SEC and recommending to the Cyclerion Board whether such compensation related material should be included in such filings.

The Compensation Committee is currently composed of two directors: Dr. De Souza, who serves as Chair and Mr. Higgins. All members of Cyclerion’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards), and each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 of the Exchange Act) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). The Compensation Committee met three times and acted by written consent on several occasions during fiscal year 2025. The Cyclerion Board has adopted a written Compensation Committee charter that is available to shareholders on Cyclerion’s website at www.cyclerion.com.

Typically, the Compensation Committee meets twice per year and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and President. The Compensation Committee does not currently retain a compensation consultant. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer and President may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding her compensation or individual performance objectives. Under the Compensation Committee’s charter, it has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and legal, accounting or other advisors that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that such independence assessment be undertaken when the advisers role is limited to consulting on broad based plans generally available to all salaried employees, or providing non-customized information.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other duties:

•	identifying individuals qualified to become members of the Cyclerion Board;

•	recommending to the Cyclerion Board the persons to be nominated for election as directors;

•	assisting the Cyclerion Board in recruiting such nominees;

•	recommending to the Cyclerion Board qualified individuals to serve as committee members;

•	performing an annual evaluation of the Cyclerion Board;

•	evaluating the need and, if necessary, creating a plan for the continuing education of Cyclerion’s directors;

•	evaluating and approving any requests from Cyclerion’s executive officers to serve on the board of directors of another for-profit company; and

•	assessing and reviewing Cyclerion’s Corporate Governance Guidelines and recommending any changes to the Cyclerion Board.

The Nominating and Corporate Governance Committee is composed of two directors: Dr. Hyman, who serves as Chair, and Dr. Katabi. Each member of the Nominating and Corporate Governance Committee is independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met three times during fiscal 2025 and took action by written consent once. The Cyclerion Board has adopted a written Nominating and Corporate Governance Committee charter that is available to shareholders on Cyclerion’s website at www.cyclerion.com.

It is the policy of the Cyclerion Board that directors should possess strong personal and professional ethics, integrity and values, demonstrate a keen understanding of, and enthusiasm for, Cyclerion, its business and its industry, and be committed to representing the long-term interests of Cyclerion’s shareholders. The composition of the Cyclerion Board should also encompass a range of talents, ages, skills, diversity, business experience and clinical/scientific expertise sufficient to provide sound and prudent oversight with respect to the operations and interests of Cyclerion.

When considering potential nominees for director, the Nominating and Corporate Governance Committee looks to maintain a balance of perspectives, qualifications, qualities and skills on the Cyclerion Board, and will look for nominees who exhibit, among other qualities:

•	the highest professional and personal ethics;

•	broad experience in business, the biopharmaceutical industry, government or science;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to carry out their duties effectively (their service on other boards of public companies should be limited as set forth in Cyclerion’s Corporate Governance Guidelines);

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Cyclerion Board members and contribute to the Cyclerion Board’s working relationship with senior management of Cyclerion; and

•	except in exceptional cases, satisfy the independence standards established by the Nasdaq listing standards.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of Cyclerion and its shareholders.

Cyclerion is committed to inclusion and diversity within the Cyclerion Board and confirms that its policy of non-discrimination based on race, color, religion, gender, national origin, ethnicity, age, disability, veteran status, pregnancy, marital status, sexual orientation or any other reason prohibited by applicable law applies in the assessment and selection of all director candidates.

The Nominating and Corporate Governance Committee may use any process it deems appropriate for the purpose of evaluating candidates that is consistent with the policies set forth in the Cyclerion Organizational Documents, Cyclerion’s Corporate Governance Guidelines and Cyclerion’s policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third-party references. Although the Nominating and Corporate Governance Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Cyclerion Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Nominating and Corporate Governance Committee evaluate nominees recommended by a shareholder of Cyclerion pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

Shareholder Communications with the Board of Directors

The Cyclerion Board will consider any written or electronic communication from Cyclerion’s shareholders to the Cyclerion Board, a committee of the Cyclerion Board or any individual director. Any shareholder who wishes to communicate to the Cyclerion Board, a committee of the Cyclerion Board or any individual director should submit written or electronic communications to our secretary at our principal offices, which shall include contact information for such shareholder. All communications from shareholders received shall be forwarded by Cyclerion’s secretary to the appropriate recipient(s) on a periodic basis, but in any event no later than the Cyclerion Board’s next scheduled meeting. The appropriate recipient(s) will consider and review carefully any communications from shareholders forwarded by Cyclerion’s secretary.

Corporate Governance Guidelines, Code of Business Conduct and Ethics, Insider Trading Policy and Clawback Policy

The Cyclerion Board has adopted Corporate Governance Guidelines that set forth the responsibilities of the Cyclerion Board and the qualifications and independence of its members and the members of its standing committees. In addition, the Cyclerion Board adopted a Code of Business Conduct and Ethics setting forth standards applicable to all of Cyclerion’s directors, officers and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on Cyclerion’s website at www.cyclerion.com. Cyclerion expects that any amendment to the code, or any waivers of its requirements, which apply to Cyclerion’s Chief Executive Officer or President, Chief Financial Officer, Chief Accounting Officer, or Corporate Controller, if any, will be disclosed on Cyclerion’s website.

Cyclerion has adopted an Insider Trading Prevention Policy that applies to all of Cyclerion’s employees, officers and directors, including its Chief Executive Officer and other executive officers, which prohibits such individuals from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in market value of Cyclerion’s common stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds. Cyclerion’s Insider Trading Prevention Policy also prohibits Cyclerion from transacting in its securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable stock exchange listing standards.

Cyclerion’s insider trading compliance officer, as designated by the Cyclerion Board, a committee thereof or an executive officer of Cyclerion (the “Compliance Officer”) assists with implementing, interpreting and enforcing Cyclerion’s Insider Trading Prevention Policy, pre-clearing trading activities of certain people, and pre-approving any 10b5-1 plans; provided that if the designated Compliance Officer’s service with Cyclerion is terminated, or no one else has been designated as a Compliance Officer by the Cyclerion Board, a committee thereof or an executive officer of Cyclerion, then Cyclerion’s outside general counsel will be deemed to be the Compliance Officer for the purposes of Cyclerion’s Insider Trading Prevention Policy. Cyclerion’s Insider

Trading Prevention Policy is included as Exhibit 19 to Cyclerion’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026. Cyclerion will furnish to any person without charge, upon written request, a copy of Cyclerion’s Insider Trading Prevention Policy and requests may be directed to Cyclerion’s secretary at its principal executive offices.

The Cyclerion Board has adopted a Clawback Policy that applies to Executive Officers (as defined in the Clawback Policy). The Clawback Policy is included as Exhibit 97.1 to Cyclerion’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026. Cyclerion will furnish to any person without charge, upon written request, a copy of the Clawback Policy and requests may be directed to Cyclerion’s secretary at its principal executive offices.

CYCLERION EXECUTIVE COMPENSATION

Unless otherwise indicated or the context otherwise requires, references in this section to “Cyclerion,” the “Company,” “we,” “us,” “our” and other similar terms refer to Cyclerion and its subsidiaries.

As a smaller reporting company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a Compensation Discussion and Analysis, and provide information relating to the ratio of total compensation of our Chief Executive Officer or President to the median of the annual total compensation of all of our employees. We have elected to comply with the scaled disclosure requirements applicable to smaller reporting companies. As a smaller reporting company, we are permitted to limit reporting of compensation disclosure to our principal executive officer and our two other most highly compensated executive officers, which we refer to as our “named executive officers” or our “NEOs.”

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by, and paid to our named executive officers with respect to the years ended December 31, 2025 and December 31, 2024. Regina M. Graul, Ph.D., our President and Chief Executive Officer, joined the Company on December 1, 2023 and Rhonda M. Chicko, a consultant who serves as our Chief Financial Officer, commenced services to the Company in January 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Equity Awards ($)(2)	Severance and Separation Compensation ($)	All Other Compensation ($)(3)	Total ($)
Regina M. Graul, Ph.D.	2025	420,000	100,000	—	—	52,153	572,153
President and Chief Executive Officer	2024	390,831	125,000	323,665	—	35,327	874,823
Rhonda M. Chicko (4)	2025	355,425	—	53,553	—	—	408,978
Chief Financial Officer and Corporate Secretary	2024	249,900	—	—	—	—	249,900

(1)	Reflects cash bonuses paid to Dr. Graul in 2024 and 2025.
(2)

Reflects (i) the fair value of a stock option award on the date of grant issued in 2024 and 2025 calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation—Stock Compensation, and (ii) the value of restricted stock awards based on the market value of the Company’s Common Stock on the date of grant in 2024. Each of the option grant and stock awards vest over a four-year period. For a discussion of the assumptions used in the valuation of awards, see Note 7 to our consolidated and combined financial statements for the year ended December 31, 2025, included in our Annual Report on Form 10-K that we filed with the SEC on March 30, 2026. All values reported exclude the effects of potential forfeitures.

(3)	Consists of amounts for reimbursement for medical insurance premiums, the employer contribution to the Company’s 401(k) plan for Dr. Graul and a work from home stipend.
(4)	Ms. Chicko currently serves as a consultant to the Company and does not receive employee benefits.

Narrative to Summary Compensation Table

The Compensation Committee of our Board of Directors determines our executives’ compensation and determines the compensation of our named executive officers. For 2025, our Compensation Committee reviewed and discussed management’s proposed compensation. The three primary elements of our executive officer compensation program for Dr. Graul, our President and Chief Executive Officer, are annual base salary, non-equity incentive plan compensation, and long-term equity incentive compensation.

Annual Base Salary and Employment Arrangements

Dr. Graul joined the Company and became President on December 1, 2023. Her base salary was initially set at $372,000 per year and increased in August 2024 to $420,000 per year. She received a one-time cash bonus of $75,000 in January 2024 and a one-time cash bonus of $50,000 in December 2024 and a one-time cash bonus of $20,000 in January 2025 and $80,000 in October 2025. In the event that Dr. Graul’s employment is terminated by the Company without “cause” (as defined in her offer letter, as amended), Dr. Graul is entitled to nine months base salary, twelve months of health insurance premiums, and any Company equity or equity-based awards held shall immediately accelerate and become fully vested and exercisable. Ms. Graul is also entitled to a bonus of up to $150,000 if the Company consummates a merger or other transaction after which the holders of its common stock immediately before the merger or other transaction do not directly or indirectly beneficially own more than 50% of the voting power of the Company’s (or its successor’s or the Company’s ultimate parent’s) equity securities (a “Change of Control”) as determined by the Committee.

Ms. Chicko joined the Company in January 2024 as our Chief Financial Officer. Ms. Chicko performs her services on a part-time basis as an independent consultant and is compensated on an hourly basis for her services. In August 2025, Ms. Chicko received a stock option to purchase up to 25,000 shares, subject to certain vesting requirements.

The annual base cash compensation of our named executive officers have been determined and approved (and are periodically reviewed) by our Compensation Committee in order to compensate our named executive officers for the satisfactory performance of duties to the Company. For Ms. Graul, annual base salary is intended to provide a fixed component of compensation, reflecting her skill set, experience, roles and responsibilities. Cash compensation for our named executive officers have been set at levels deemed necessary to attract and retain individuals with superior talent and are in line with cash compensation for similar roles at our peer group companies.

Restricted Stock Grants to Dr. Graul

Dr. Graul was granted 50,000 shares of restricted stock of the Company under the Company’s 2019 Equity Plan, pursuant to the terms and conditions of the Company’s standard form of restricted stock agreement (the “Initial Restricted Stock Grant”). The shares of the Initial Restricted Stock Grant vest based on her continued employment by the Company on each vest date: 10,000 shares of the Initial Restricted Stock Grant vested on December 1, 2023, and an additional 833 shares of the Initial Restricted Stock Grant vest on the first day of each subsequent month, for forty-seven (47) successive months, with the remaining 849 shares of the Initial Restricted Stock Grant vesting on December 1, 2027, subject to continued service through each such vesting date. Pursuant to the Company’s 2019 Equity Plan, the Compensation Committee may accelerate the vesting of all unvested restricted shares at its option.

In addition, on January 1, 2024, Dr. Graul was granted an additional 50,000 shares of restricted stock of the Company under the Company’s 2019 Equity Plan, pursuant to the terms and conditions of the Company’s standard form of restricted stock agreement (the “Second Restricted Stock Grant”). The shares issued under the Second Restricted Stock Grant vest based on Dr. Graul’s continued employment by the Company on each vest date: 10,000 shares of the Second Restricted Stock Grant vested on January 1, 2024, an additional 833 shares of the Second Restricted Stock Grant vest on the first day of each subsequent month, for forty-seven (47) successive months, and the remaining 849 shares of the Second Restricted Stock Grant vest on January 1, 2028, subject to continued service through each such vesting date. Pursuant to the Company’s 2019 Equity Plan, the Compensation Committee may accelerate the vesting of all unvested restricted shares at its option.

Other Equity-Based Awards

Our equity-based incentive awards granted to our named executive officers are designed to align the interests of our named executive officers with those of our shareholders. Vesting of equity awards is generally tied to each officer’s continuous service with us and serves as an additional incentive measure. Our executives generally are awarded an initial new hire grant upon commencement of employment and are typically awarded annual grants in line with the practice of our peer group. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance. We generally avoid granting stock options, stock appreciation rights or similar option-like instruments in relation to the disclosure of material non-public information except to new hires or in connection with the promotion of any employee to a new position. No option was granted within four business days before and one business day after the filing of a periodic report or the filing of furnishing of a current report on Form 8-K that contains material nonpublic information (other than disclosure of a material new option award grant under Item 5.02(e) of Form 8-K).

Outstanding Equity Awards as of December 31, 2025

	Grants of Plan-Based Option Awards
Name of Optionee	Exercisable Stock Options (#)	Per Share Option Exercise Price ($)	Option Expiration Date
Regina M. Graul, Ph.D.(1)	19,771	3.30	August 4, 2034
Rhonda Chicko(2)	11,370	2.355	August 6, 2035

(1)

Consists of an incentive stock option granted in August 2024 to purchase up to 55,849 shares of the Corporation’s common stock pursuant to the 2019 Equity Incentive Plan. These 55,849 shares vest ratably in monthly installments over a 48-month period commencing August 31, 2024 and ending August 4, 2028, provided that Dr. Graul remains employed by the Company on such applicable vesting date, subject to certain exemptions.

(2)

Consists of a non-qualified stock option granted in August 2025 to purchase up to 25,000 shares of the Corporation’s common stock pursuant to the 2019 Equity Incentive Plan. This option provided for immediate vesting of 8,750 shares from with the remaining unvested shares vesting ratably over a 30 month period commencing on August 31, 2025 and ending February 29, 2028, provided that Ms. Chicko remains a consultant by the Company on such applicable vesting date, subject to certain exemptions.

Name	Grant Date	Number of securities underlying the award (#)	Exercise price of the award ($/share)	Grant date fair value of the award ($/share)
Regina M. Graul, Ph.D.	08/05/2024	55,849	3.30	2.80
Rhonda Chicko	08/07/2025	25,000	2.355	2.14

	Grants of Plan-Based Restricted Stock Awards
Name of Restricted Stock Recipient	Restricted Stock Award (#)	Vested Restricted Stock (#)	Unvested Restricted Stock (#)	Market Value of Shares of Stock That Have Not Yet Vested(1)
Regina M. Graul, Ph.D.(2)	100,000	59,151	40,849	51,878

(1)	Market value is based on the closing price for the Company’s Common Stock as reported by Nasdaq on December 31, 2025 of $1.27 per share.
(2)

Consists of a restricted Common Stock award granted to Dr. Graul on December 1, 2023 and a second restricted Common Stock award granted on January 1, 2024 in consideration for her services as an employee of the Company. These shares of restricted Common Stock provided for immediate vesting of 10,000 shares from each award with the remaining unvested shares vesting ratably over a 48 month period from the date of grant, subject to certain exemptions.

Retirement Benefits and Other Compensation

Dr. Graul is eligible for certain benefits, including reimbursement for health insurance premiums, a work from home stipend, and certain other benefits. In addition, we maintain a 401(k) plan intended to qualify as a tax-qualified plan under Section 401 of the U.S. Internal Revenue Code of 1986, as amended, which Dr. Graul is eligible to participate in on the same basis as our other employees. The 401(k) plan has a 75% matching Company contribution on the first $8,000 of an employee’s annual contribution. Dr. Graul did not participate in, or otherwise receive any other benefits under any pension, retirement or deferred compensation plan sponsored by us (other than our 401(k) plan, as mentioned above) during 2025.

Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure, as it applies to smaller reporting companies, regarding executive “Compensation Actually Paid” (“CAP”), as calculated under applicable SEC rules, for our principal executive officer(s) (“PEO(s)”) and our other named executive officers (“non-PEO NEOs”) and certain financial performance measures for the fiscal years ended December 31, 2025, 2024 and 2023.

In determining the CAP to our PEO(s) and the CAP to our non-PEO NEOs, we are required to make various adjustments to the total compensation amounts that have been reported in the Summary Compensation Table (“SCT”), as the SEC’s valuation methods for this section differ from those required in the SCT. Information regarding the methodology for calculating CAP to our PEO(s) and the CAP to our non-PEO NEOs, including details regarding the amounts that were deducted from, and added to, the SCT totals to arrive at the values presented for CAP, are provided in the footnotes to the table. Note that for non-PEO NEOs, compensation is reported as an average.

The Company is a smaller reporting company and is not required to disclose the total shareholder return for our peer group or to disclose the company-selected measure or the tabular list of our most important financial performance measures. Information presented in this section will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except as we may specifically do so by reference to this section.

Pay Versus Performance

(a)	(b)		(c)		(d)	(e)	(f)	(g)
Year(1)	Summary Compensation Table Total For First PEO ($)(2)	Summary Compensation Table Total For Second PEO ($)(2)	Compensation Actually Paid To First PEO ($)(3)	Compensation Actually Paid To Second PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(4)	Net Income (Loss) (in Thousands) ($)(5)
2025	572,153	—	443,717	—	408,978	369,796	9.68	(3,528)
2024	874,823	—	857,815	—	249,900	249,900	24.64	(3,057)
2023	147,361	82,954	181,931	(62,468)	559,278	383,419	25.53	(5,263)

(3)	Deductions from, and additions to, total compensation as reported in the SCT by year to calculate CAP include:

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEO

PEO	Name	Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards and Option Awards from Summary Compensation Table for PEO ($)	Inclusion of Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day of Year for PEO ($)	Inclusion of Change In Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards Granted in Any Prior Year for PEO ($)	Inclusion of Vesting Date Fair Value of Awards Granted During Year that Vested During Year for PEO ($)	Inclusion of Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in any Prior Year that Vested During Year for PEO	Exclusion of Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Compensation Actually Paid to PEO ($)
Regina M. Graul, Ph.D. Chief Executive Officer, President		2025	572,153	—	—	(108,053)	—	(20,383)	—	443,717
		2024	874,823	(323,665)	242,360	(3,901)	72,954	(4,756)	—	857,815
		2023	147,361	(124,330)	134,000	—	24,900	—	—	181,931

(5)	Amount represents our net loss for the year as reported on our Annual Report on Form 10-K.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Non-PEO NEOs

Year	2025	2024	2023
Summary Compensation Table Total	408,978	$249,900	$559,278
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	(53,553)	—	—
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	14,371	—	—
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	—	—	—
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	—	—	(26,909)
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—	—	(148,950)
Compensation Actually Paid	$369,796	$249,900	$383,419

Description of Relationship Between PEOs and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

The following table sets forth the relationship between the average Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR from December 31, 2022 through December 31, 2025.

Year	Average Compensation Actually Paid to our PEO ($)	Average Compensation Actually Paid to our Non-PEO NEOs ($)(1)		Cumulative TSR of $100 Invested Over the Three Most Recently Completed Fiscal Years
2025	572,153	355,425		9.68
2024	551,158	249,900		24.64
2023	113,594	559,278	(1)	25.53

(1)	Excludes severance payment to Ms. Gault in 2023 of $214,000 and a separation payment to Ms. Gjino of $204,000. Ms. Gault and Ms. Gjino were our two Non-PEO NEOs in 2023.

Description of Relationship Between PEOs and Non-PEO NEO Compensation Actually Paid and Net Income

The following table sets forth the relationship between the Average Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income (Loss) during the two most recently completed fiscal years.

Year	Average Compensation Actually Paid to our PEO ($)	Average Compensation Actually Paid to our Non-PEO NEOs ($)		Net Income (Loss) for the Three Most Recently Completed Fiscal Years (in thousands) ($)
2025	572,153	355,425		(3,528)
2024	551,158	249,900		(3,057)
2023	113,594	559,278	(1)	(5,263)

(1)	Excludes severance payment to Ms. Gault in 2023 of $214,000 and a separation payment to Ms. Gjino of $204,000. Ms. Gault and Ms. Gjino were our two Non-PEO NEOs in 2023.

CYCLERION NON-EMPLOYEE DIRECTOR COMPENSATION

We provide compensation to our non-employee directors that is designed to enable us to attract and incentivize high quality directors, provide them with compensation at a level that is consistent with our compensation objectives and encourage their ownership of our stock to further align their interests with those of our shareholders.

The following table sets forth information regarding compensation awarded to, earned by, and paid to our non-employee directors for the year ended December 31, 2025:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Restricted Stock Awards(2)	Total ($)
Errol B. De Souza, Ph.D.	—	—	—	—
Peter M. Hecht, Ph.D.	—	—	—	—
Michael F. Higgins	—	—	—	—
Steven E. Hyman, M.D.	—	—	—	—
Dina Katabi, Ph.D.	—	—	—	—

(1)

On June 14, 2022, each non-employee director (other than Mr. Higgins, Dr. Hyman and Dr. Katabi) was granted an annual stock option award to purchase 500 shares of the Company’s Common Stock having an exercise price per share equal to the closing price on the grant date or $10.60 per share. These stock option awards vested in full on the first anniversary of the grant date subject to the terms and conditions of the stock option award agreement and are all outstanding as of December 31, 2024. On July 25, 2022, in connection with Dr. Hyman joining the Board, he was granted a pro-rata annual stock option award to purchase 887 shares of the Company’s Common Stock and an initial stock option award to purchase 2,000 shares of the Company’s Common Stock, each at an exercise price per share equal to the closing price on the grant date or $15.50 per share. Dr. Hyman’s annual stock option award vests in full on the first anniversary of the grant date and his initial stock option award vests in 36 equal monthly installments over a three-year period following the date of grant, in each case, subject to the terms and conditions of the stock option award agreement and are all outstanding as of December 31, 2024. On May 15, 2023, each of Dr. De Souza and Dr. Hyman was granted an annual stock option award to purchase 1,000 shares of the Company’s Common Stock having an exercise price per share equal to the closing price on the grant date or $3.82 per share. These stock option awards vested in full on the first anniversary of the grant date subject to the terms and conditions of the stock option award agreement and are all outstanding as of December 31, 2025. The amounts in the above table reflect the fair value of stock option awards on the date of grant calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions used in the valuation of awards, see Note 8 to our consolidated and combined financial statements for the year ended December 31, 2025, included in our Annual Report on Form 10-K that we filed with the SEC on March 30, 2026. All values reported exclude the effects of potential forfeitures.

(2)

The Company granted restricted stock awards during the year ended December 31, 2023 to the members of the Board of Directors for their services as members of the Board of Directors. These director restricted stock awards were issued in November 2023, with each director (other than Mr. McGuire) receiving an award of 20,000 shares of restricted Common Stock. Dr. De Souza, as Chairman of the Board of Directors, received an additional grant of 30,000 shares of restricted Common Stock for his services as Chairman of the Board of Director. All of these grants provided for an initial vesting of a portion of the shares with the remainder vesting ratably over a 42-month period, subject to earlier vesting as set forth in the 2019 Equity Plan. Compensation expense is recognized over the applicable service period.

CYCLERION EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding Cyclerion’s equity compensation plans in effect as of December 31, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	297,762	(1)	$149.73	382,900	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	297,762			382,900

(1)	Includes shares issuable upon exercise of outstanding options under Cyclerion’s 2019 Equity Incentive Plan (the “2019 Plan”) and Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan”).
(2)

Consists of 291,952 shares available under the 2019 Plan and 2010 Plan and 90,948 shares available under Cyclerion’s 2019 Employee Stock Purchase Plan (“2019 ESPP”). An annual increase to be added on the date of each annual meeting of the stockholders of Cyclerion, the number of shares reserved under the 2019 Plan is automatically increased by 4% of the total number of shares of stock outstanding on a fully diluted basis as of the close of business on the immediately preceding business day, or a lesser number of shares as may be determined by the Cyclerion Board.

KORSANA EXECUTIVE COMPENSATION

Following completion of the Merger, the executive officers of Korsana will become executive officers of the Combined Company. This section sets forth the fiscal year 2025 compensatory arrangements for the following executive officers of Korsana (the “Korsana NEOs”):

Name(1)	Position	Appointment Date
Jonathan Violin	Director; Chief Executive Officer, President and Secretary(2)	August 25, 2025
Kyle Breidenstine	Senior Vice President, Finance and Treasurer	September 10, 2025

(1)	Mark Vignola, Korsana’s Chief Financial Officer, and Madelyn Zeylikman, Korsana’s General Counsel and Secretary, were not appointed until 2026 and thus did not earn any compensation during 2025.
(2)	Dr. Violin was appointed on August 26, 2025. From August 1, 2025 until December 31, 2025, Dr. Violin provided services to Korsana as a consultant.

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, and paid to the Korsana NEOs for the 2025 fiscal year.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Jonathan Violin Director; Chief Executive Officer, President and Secretary	2025	$250,000	$125,000	$565,596	$3,237,057	$4,177,653
Kyle Breidenstine Senior Vice President, Finance and Treasurer	2025	$100,527	$78,500	—	$310,202	$489,229

(1)	Amount in this column for 2025 for Dr. Violin represents consulting fees paid for services provided to Korsana.
(2)

Amounts in this column represent (i) annual cash bonus compensation paid for performance in 2025, as described in more information under “Narrative to Summary Compensation Table—Annual Bonuses” below, and (ii) a $40,000 signing bonus paid to Mr. Breidenstine in connection with his appointment, as described in more information under “narrative to Summary Compensation Table—NEO Agreements—Mr. Breidenstine” below.

(3)

Amounts in this column represent the aggregate grant date fair value of restricted stock awarded to the Korsana NEOs during 2025, calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) based on a per share value of $0.57. See Note 7 to Korsana’s financial statements included elsewhere in this proxy statement/prospectus for more information on the assumptions used in calculating such amounts.

(4)

Amounts in this column represent the aggregate grant date fair value of stock options awarded to the Korsana NEOs during 2025, calculated in accordance with FASB ASC Topic 718. See Note 7 to Korsana’s financial statements included elsewhere in this proxy statement/prospectus for more information on the assumptions used in calculating such amounts.

Narrative to Summary Compensation Table

Base Salary

The base salary for each Korsana NEO was established in connection with the commencement of their services or employment with Korsana after taking into account market compensation rates, responsibilities, and experience. Korsana expects to review base salaries for the Korsana NEOs annually and may adjust salaries from time to time to realign with market levels after taking into account individual responsibilities, internal equity, performance, and experience. During 2025, Dr. Violin received a monthly consulting fee of $50,000 (which was not pro-rated for partial months) and his annual base salary, effective as of January 1, 2026, is $600,000. During 2025, the annual base salary for Mr. Breidenstine was $330,000.

Annual Bonus

Each Korsana NEO is eligible to participate in Korsana’s annual bonus program with target bonuses equal to 50% of his base consulting fee for Dr. Violin and 35% of base salary for Mr. Breidenstine. For 2025, each of Dr. Violin’s and Mr. Breidenstine’s target bonus was pro-rated based on their respective service commencement date with Korsana.

The 2025 bonuses were paid out based on a holistic evaluation of Korsana’s performance and the Korsana NEOs’ contributions to Korsana during 2025. Based on such performance, the Korsana Board approved the payment of annual bonuses at 100% of target in the amounts set forth in the “Summary Compensation Table” above, which were paid in 2026.

Long-Term Incentives

Korsana’s equity grant program is intended to align the interests of the Korsana NEOs with those of Korsana’s stockholders and to motivate them to make important contributions to Korsana’s performance. In connection with their commencement of services with Korsana, on October 27, 2025: (i) Dr. Violin purchased 1,000,000 shares of restricted stock at $0.86 per share, representing the fair market value on such date, which shares vest 25% on June 1, 2026 and monthly thereafter through June 1, 2029; and (ii) Mr. Breidenstine received options to purchase 484,337 shares of Korsana Common Stock, which vest 25% on September 10, 2026 and monthly thereafter until September 10, 2029. In addition, on October 27, 2025, Dr. Violin received options to purchase 5,054,217 shares of Korsana Common Stock, which vest 25% on June 1, 2026 and monthly thereafter until June 1, 2029.

NEO Agreements

In connection with the commencement of their services and/or employment with Korsana, Korsana entered into a consulting agreement and/or offer letters with each of the Korsana NEOs, as described below. For purposes of the following descriptions, “cause,” “change in control,” and “good reason” have the meanings provided under the respective offer letter.

Dr. Violin

Prior to the commencement of his employment with Korsana, Dr. Violin provided services pursuant to a consulting agreement with Korsana. Under the consulting agreement, Dr. Violin received monthly consulting fees equal to $50,000 per month and an initial opportunity to purchase shares of restricted stock, as described above under “Long-Term Incentives.” In addition, Korsana will periodically grant stock options sufficient to maintain Dr. Violin’s ownership at approximately 5% on a fully-diluted basis until Korsana has raised an additional $200 million in financing following the effective date of his consulting agreement, to vest in equal monthly installments after the applicable date of grant.

In connection with his employment, Dr. Violin’s consulting agreement automatically terminated and he entered into an offer letter with Korsana, effective January 1, 2026, which provides for at-will employment. Dr. Violin’s offer letter provides for an annual base salary of $600,000 and an annual target bonus equal to 50% of his base salary. The offer letter also provides for the same periodic grants of stock options as described above under his consulting agreement. The options granted to Dr. Violin on October 27, 2025 were in partial satisfaction (with respect to $151 million in financing) of such obligation.

Under Dr. Violin’s offer letter, in the event of Dr. Violin’s termination by Korsana without cause more than three months before or more than 12 months following a change in control of Korsana, he is eligible for the following severance benefits, subject to his execution and non-revocation of a release of claims: (i) severance payments equal to 12 months of his base salary, (ii) any earned but unpaid bonus for the year prior to the year of termination, (iii) if such termination occurs prior to June 1, 2026, acceleration of his outstanding equity awards that were scheduled to vest on June 1, 2026 and if such termination occurs on or after June 1, 2026, the acceleration of 30% of the unvested portion of his time-based equity awards, and (iv) Korsana-subsidized continued health coverage for up to 12 months. Upon a termination by Korsana without cause or his resignation for good reason within three months before or within 12 months following a change in control of Korsana, he will instead be eligible to receive (i) severance payments equal to 18 months of his base salary, (ii) any earned but unpaid bonus for the year prior to the year of termination, (iii) full acceleration of his outstanding time-based equity awards, and (iv) Korsana-subsidized continued health coverage for up to 18 months.

Mr. Breidenstine

In connection with his employment, Mr. Breidenstine entered into an offer letter which provides for at-will employment. Mr. Breidenstine’s offer letter provides for an annual base salary of $330,000, an annual target bonus equal to 35% of his base salary, pro-rated for 2025, and a one-time signing bonus of $40,000, which is subject to repayment in the event Mr. Breidenstine is terminated for cause or resigns within 12 months. The offer letter also provides for an initial grant of stock options as described above under “Long-Term Incentives.”

Under Mr. Breidenstine’s offer letter, in the event of his termination by Korsana without cause before or more than 12 months following a change in control of Korsana, he is eligible for the following severance benefits, subject to his execution and non-revocation of a release of claims: (i) severance payments equal to nine months of his base salary, (ii) any earned but unpaid bonus for the year prior to the year of termination, and (iii) Korsana-subsidized continued health coverage for up to nine months. Upon a termination by Korsana without cause or his resignation for good reason within 12 months following a change in control, he will also receive full acceleration of his outstanding time-based equity awards.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of the Korsana NEOs as of December 31, 2025.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jonathan Violin	—	5,054,217	(2)	$0.86	10/26/2035	1,000,000	(3)	$860,000
Kyle Breidenstine	—	484,337	(4)	$0.86	10/26/2035	—		—

(1)	Amounts in this column reflect the value of restricted stock as of December 31, 2025, based on a per share price of $0.86.
(2)	The options vest as to 25% on June 1, 2026 and thereafter in approximately equal monthly installments for 36 months, subject to Dr. Violin’s continued service through the applicable vesting date.
(3)

These shares of restricted stock vest as to 25% on June 1, 2026 and thereafter in approximately equal monthly installments for 36 months, subject to Dr. Violin’s continued service through the applicable vesting date.

(4)

The options vest as to 25% on September 10, 2026 and thereafter in approximately equal monthly installments for 36 months, subject to Mr. Breidenstine’s continued service through the applicable vesting date.

Additional Narrative Disclosure

Retirement Benefits

Korsana provides employees, including the Korsana NEOs, the opportunity to participate in a tax-qualified defined contribution 401(k) retirement plan; however, Korsana did not provide any matching or other contributions under such plan in 2025. Korsana does not provide any non-qualified deferred compensation plans or defined benefit plans.

2025 Equity Incentive Plan

Korsana also maintains a 2025 Equity Incentive Plan, the purpose of which is to advance the interests of Korsana’s stockholders by enhancing Korsana’s ability to attract, retain and motivate persons who are expected to make important contributions to Korsana and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of Korsana’s stockholders. Korsana’s 2025 Equity Incentive Plan provides for the issuance of up to 20,584,336 shares of Korsana Common Stock (of which 8,140,038 shares remain available for issuance as of March 30, 2026), which may be granted as stock options, restricted stock, restricted stock units and other stock-based awards to eligible employees, officers, directors, consultants and advisors of Korsana on such terms and conditions as approved by the Korsana Board or any committee appointed by the Korsana Board to administer Korsana’s 2025 Equity Incentive Plan. No grants will be made under Korsana’s 2025 Equity Incentive Plan following consummation of the Merger.

KORSANA DIRECTOR COMPENSATION

During 2025, pursuant to the terms of a consulting agreement between Korsana and Ms. Pernice, Korsana granted Ms. Pernice stock options to acquire 138,889 shares of Korsana Common Stock, which vest 25% on November 8, 2025 and monthly thereafter until November 8, 2028.

No members of the Korsana Board received any cash retainers or other fees during 2025, and no members, other than Ms. Pernice, received any other compensation during 2025. Korsana did not implement a formal non-employee director compensation policy during 2025. It is expected that the Combined Company will implement a non-employee director compensation program that is expected to include an annual cash retainer and annual equity grants.

2025 Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee member of the Korsana Board during 2025. Directors who also serve as employees received no additional compensation for their service as directors.

Name	Option Awards ($)(1)		Total ($)
Andrew Gottesdiener	—		—
Tomas Kiselak	—		—
Nilesh Kumar	—		—
Michelle Pernice	$88,954	(2)	$88,954
Nimish Shah	—		—
Peter Harwin	—		—

(1)

The amounts reported represent the aggregate grant date fair value of the stock options awarded to Korsana non-employee directors during 2025, calculated in accordance with FASB ASC Topic 718. See Note 7 to Korsana’s financial statements included elsewhere in this proxy statement/prospectus for more information on the assumptions used in calculating such amounts.

(2)	As of December 31, 2025, Ms. Pernice held outstanding options to acquire 138,889 shares of Korsana Common Stock.

MATTERS BEING SUBMITTED TO A VOTE OF CYCLERION SHAREHOLDERS

PROPOSAL NO. 1 - THE NASDAQ STOCK ISSUANCE PROPOSAL

General

At the Cyclerion Shareholders Meeting, Cyclerion will ask its shareholders to approve (i) the issuance of shares of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, to the stockholders of Korsana pursuant to the Merger Agreement, which shares of Cyclerion Common Stock will represent more than 20% of the shares of Cyclerion Common Stock outstanding immediately prior to the First Merger and (ii) the change of control of Cyclerion resulting from the First Merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively.

Immediately after the First Merger, Cyclerion securityholders as of immediately prior to the First Merger are expected to own approximately 1.5% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), and former holders of Korsana securities are expected to own approximately 98.5% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), subject to certain assumptions, including, but not limited to, Cyclerion’s net cash as of closing being equal to $0. Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted up or down, including if Cyclerion’s net cash as of closing is less than or greater than $0.

Cyclerion will assume outstanding and unexercised Korsana Options to purchase shares of Korsana Common Stock, Korsana RSUs, and Korsana Warrants to purchase shares of Korsana Common Stock, and such securities will be converted into options to purchase shares of Cyclerion Common Stock, Cyclerion RSUs and Warrants to purchase shares of Cyclerion Common Stock, as applicable, subject to certain adjustments.

The terms of, reasons for and other aspects of the Merger Agreement and the Merger are described in detail in the section of this proxy statement/prospectus titled “The Merger Agreement.” A copy of the Merger Agreement, including the amendment thereto, is attached as Annex A to this proxy statement/prospectus.

Reason for the Proposal

Under Nasdaq Listing Rule 5635(a)(1), a company listed on Nasdaq is required to obtain shareholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The potential issuance of the shares of Cyclerion Common Stock in the Merger exceeds the 20% under the Nasdaq Listing Rules and is expected to represent approximately 98.5% of Cyclerion Common Stock on a fully-diluted basis immediately following the Merger. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), Cyclerion must obtain the approval of Cyclerion shareholders for the issuance of these shares of common stock in the Merger.

Under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain shareholder approval prior to an issuance of stock that will result in a “change of control” of the listed company. It is expected that Nasdaq will determine that the Merger constitutes a “change of control” of Cyclerion. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), Cyclerion must obtain the approval of Cyclerion shareholders of the change of control resulting from the Merger.

The Merger is conditioned upon the approval of the Nasdaq Stock Issuance Proposal, unless, to the extent permitted by applicable law, each of Cyclerion, the Merger Subs, and Korsana waives such condition. Notwithstanding the approval of the Nasdaq Stock Issuance Proposal, if the Authorized Share Increase Proposal or the Reverse Split Proposal are not approved or the other closing conditions under the Merger Agreement are not satisfied or waived, the actions contemplated by the Nasdaq Stock Issuance Proposal will not be effected.

Certain Cyclerion shareholders have agreed to vote any shares of Cyclerion Common Stock owned by them in favor of the Nasdaq Stock Issuance Proposal. See “Agreements Related to the Merger — Support Agreements” beginning on page 186 of this proxy statement/prospectus for more information.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Nasdaq Stock Issuance Proposal.

THE CYCLERION BOARD RECOMMENDS A VOTE “FOR” THE NASDAQ STOCK ISSUANCE PROPOSAL.

PROPOSAL NO. 2 - THE AUTHORIZED SHARE INCREASE PROPOSAL

General

At the Cyclerion Shareholders Meeting, Cyclerion will ask its shareholders to approve an amendment to the Cyclerion Articles to increase the number of authorized shares of Cyclerion Common Stock (the “Cyclerion Share Increase Amendment”). On    , 2026, the Cyclerion Board approved a proposal to amend the Cyclerion Articles to increase the number of authorized shares of Cyclerion Common Stock from 400,000,000 shares to    , which would also have the effect of increasing the total number of authorized shares from 500,000,000, including Cyclerion preferred stock, to    (the “Cyclerion Share Increase”), in the form attached as Annex H to this proxy statement/prospectus. As of    , 2026, there were    shares of Cyclerion Common Stock issued and outstanding, and    shares of Cyclerion Common Stock reserved for issuance. Accordingly, approximately    shares of the total number of Cyclerion Common Stock currently authorized remain available for issuance or may be reserved for issuance.

Form of the Cyclerion Share Increase Amendment

The Cyclerion Share Increase Amendment would amend and restate the first paragraph of Article III of the Cyclerion Articles in its entirety as follows:

“State the total number of shares and par value, if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

Without Par Value		With Par Value
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common
Preferred	100,000,000

The Corporation is authorized to issue    million shares of capital stock of which    million are “Common Stock” and 100 million shares are “Preferred Stock.””

Background and Reasons for the Cyclerion Share Increase Amendment

The Cyclerion Articles currently authorizes the issuance of up to 400,000,000 shares of Cyclerion Common Stock and 100,000,000 shares of preferred stock. As of the close of business on    , 2026, there were    shares of Cyclerion Common Stock issued and outstanding, and    shares of Cyclerion Common Stock reserved for issuance. Accordingly,     shares of the total number of Cyclerion Common Stock currently authorized remain available for issuance or may be reserved for issuance.

As described in greater detail in the section of this proxy statement/prospectus titled “The Merger Agreement,” pursuant to the Merger Agreement, Cyclerion will be required to issue shares of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, to Korsana stockholders and to assume Korsana’s 2025 Equity Incentive Plan and outstanding Korsana Options, Korsana RSUs, and Korsana Warrants.

The number of shares of Cyclerion Common Stock currently authorized and unissued and not reserved for issuance is not sufficient for (i) the issuance of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, pursuant to the Merger Agreement and (ii) the assumption of Korsana’s 2025 Equity Incentive Plan and Korsana Options, Korsana RSUs, and Korsana Warrants. In addition, there will not be sufficient shares of Cyclerion Common Stock available for issuance in connection with possible future acquisitions, equity and equity-based financings, possible future awards under employee benefit plans and other corporate purposes that the Cyclerion Board may determine to be desirable. Therefore, the Cyclerion Board has determined that the Cyclerion Share Increase Amendment is in the best interests of Cyclerion and its shareholders.

If the Cyclerion Share Increase Amendment is approved by shareholders, upon its effectiveness, and without giving effect to the proposed reverse stock split described in Proposal No. 3 of this proxy statement/prospectus, Cyclerion will have a total of    authorized shares of Cyclerion Common Stock, with    shares of Cyclerion Common Stock issued and outstanding (as of    , 2026), and    shares reserved for issuance (as of    , 2026), leaving a balance of    shares of Cyclerion Common Stock authorized and unissued and not reserved for any specific purpose. Such outstanding share amounts will be correspondingly adjusted to the extent the proposed reverse stock split is effected prior to effectiveness of the Cyclerion Share Increase Amendment, but the reverse stock split will not change the number of authorized shares of common or preferred stock. The Cyclerion Share Increase Amendment will have no effect on the authorized shares of Cyclerion Preferred Stock.

Except for (i) the issuance of shares of Cyclerion Common Stock, including shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock, and (ii) the issuance of shares of Cyclerion Common Stock that may result from the assumption of Korsana’s 2025 Equity Incentive Plan and outstanding options to purchase Korsana Common Stock, Korsana RSUs, and Korsana Warrants, each pursuant to the terms of the Merger Agreement, Cyclerion does not currently have any plans, proposals or arrangement to issue any of its authorized but unissued shares of common stock.

Possible Effects of the Cyclerion Share Increase Amendment

If the Cyclerion Share Increase Amendment is approved and becomes effective, the additional authorized shares would be available for issuance at the discretion of the Cyclerion Board and without further shareholder approval, except as may be required by law or Nasdaq rules. The additional shares of authorized Cyclerion Common Stock would have the same rights and privileges as the shares of Cyclerion Common Stock currently issued and outstanding. Holders of Cyclerion Common Stock have no preemptive rights. The Cyclerion Share Increase would not change the number of shares of common stock outstanding, nor will it have any immediate dilutive effect; however, the issuance of additional shares of Cyclerion Common Stock authorized by the Cyclerion Share Increase may, among other things, have a dilutive effect on earnings per share and on shareholders’ equity and voting rights. Furthermore, future sales of substantial amounts of Cyclerion Common Stock, or the perception that these sales might occur, could adversely affect the prevailing market price of Cyclerion Common Stock or limit Cyclerion’s ability to raise additional capital. Cyclerion shareholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of the company than they presently own.

Additionally, if the Cyclerion Share Increase Amendment is approved and becomes effective, it will increase the number of unissued authorized shares, which could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Cyclerion Board or contemplating a tender offer or other transaction for the combination of Cyclerion with another company. However, the Cyclerion Share Increase Amendment is not being proposed in response to any effort of which Cyclerion is aware to accumulate shares of Cyclerion Common Stock or obtain control of Cyclerion, other than in connection with the Merger, nor is it part of a plan by management to recommend a series of similar amendments to the Cyclerion Board and shareholders. Other than the proposals being submitted to the Cyclerion shareholders for their consideration at the Cyclerion Shareholders Meeting, the Cyclerion Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Cyclerion. For more information, please see the section titled “Risk Factors — Risks Related to the Combined Company” beginning on page 114 of this proxy statement/prospectus.

Appraisal or Dissenters’ Rights

Pursuant to the MBCA, shareholders are not entitled to appraisal rights or dissenter’s rights with respect to the Cyclerion Share Increase Amendment or the Cyclerion Share Increase.

Effectiveness of Amendment

If the Cyclerion Share Increase Amendment is approved by the shareholders at the Cyclerion Shareholders Meeting, it will become effective upon the filing of a certificate of amendment, a copy of which is attached as Annex H to this proxy statement/prospectus, with the Secretary of the Commonwealth of Massachusetts or such later effective date and time as specified in the certificate of amendment in accordance with Massachusetts law.

Copies of the Cyclerion Articles and the certificates of amendment to the Cyclerion Articles are available as exhibits to this proxy statement/prospectus.

The Merger is conditioned upon the approval of the Authorized Share Increase Proposal, unless, to the extent permitted by applicable law, each of Cyclerion, the Merger Subs, and Korsana waives such condition. Notwithstanding the approval of the Authorized Share Increase Proposal, if the Nasdaq Stock Issuance Proposal or the Reverse Split Proposal are not approved or the other closing conditions under the Merger Agreement are not satisfied or waived, the actions contemplated by the Authorized Share Increase Proposal will not be effected.

Certain Cyclerion shareholders have agreed to vote any shares of Cyclerion Common Stock owned by them in favor of the Authorized Share Increase Proposal. See “Agreements Related to the Merger — Support Agreements” beginning on page 186 of this proxy statement/prospectus for more information.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Authorized Share Increase Proposal.

THE CYCLERION BOARD RECOMMENDS A VOTE “FOR” THE AUTHORIZED SHARE INCREASE PROPOSAL.

PROPOSAL NO. 3 - THE REVERSE STOCK SPLIT PROPOSAL

General

At the Cyclerion Shareholders Meeting, Cyclerion will ask its shareholders to approve an amendment to the Cyclerion Articles to effect a reverse stock split of Cyclerion’s issued and outstanding common stock at a ratio in the range of one new share for every    shares and one new share for every    shares outstanding (or any number in between), to be determined mutually by the Cyclerion Board and the Korsana Board (the “Split Ratio”). The final Split Ratio and effectiveness of such amendment and the abandonment of such amendment will be mutually agreed by the Cyclerion Board and the Korsana Board prior to the First Effective Time, assuming this proposal is approved by Cyclerion’s shareholders. On    , 2026, the Cyclerion Board adopted resolutions approving the proposed articles of amendment to the Cyclerion Articles in the form attached as Annex I to this proxy statement/prospectus. If this articles of amendment is filed with the Secretary of the Commonwealth of Massachusetts, upon its effectiveness (the “Reverse Stock Split Effective Time”), it will effect the reverse stock split by the Split Ratio but will not increase the par value of Cyclerion Common Stock. At the Reverse Stock Split Effective Time, the issued and outstanding shares of Cyclerion Common Stock immediately prior to the Reverse Stock Split Effective Time will automatically without further action on the part of Cyclerion be combined into a smaller number of shares in accordance with the final Split Ratio.

By approving the Reverse Stock Split Proposal, Cyclerion shareholders will approve the amendment to the Cyclerion Articles pursuant to which any whole number of issued and outstanding shares of Cyclerion Common Stock, between and including    and    , would be combined into one share of Cyclerion Common Stock, and will authorize the Cyclerion Board to file the articles of amendment. As of    , 2026, 400,000,000 shares of Cyclerion Common Stock were authorized,    shares of Cyclerion Common Stock were outstanding, and no shares of Cyclerion Common Stock were held in treasury.

The reverse stock split will not change the number of authorized shares of Cyclerion Common Stock or preferred stock.

All holders of Cyclerion Common Stock will be affected proportionately by the reverse stock split. No fractional shares of Cyclerion Common Stock will be issued as a result of the reverse stock split. Instead, Cyclerion shareholders who otherwise would be entitled to receive fractional shares will be entitled to receive cash as set forth below under the caption “No Fractional Shares.” Each Cyclerion shareholder will hold the same percentage of the outstanding Cyclerion Common Stock immediately following the reverse stock split as that Cyclerion shareholder did immediately prior to the reverse stock split, except to the extent that the reverse stock split results in Cyclerion shareholders receiving cash in lieu of fractional shares.

Reasons for the Reverse Stock Split

The Cyclerion Board approved the proposal approving the amendment to the Cyclerion Articles effecting the reverse stock split for the following reasons:

•

The Cyclerion Board believes effecting the reverse stock split will result in an increase in the minimum bid price of Cyclerion Common Stock and reduce the risk of a delisting of Cyclerion Common Stock from Nasdaq in the future;

•	The Cyclerion Board believes a higher stock price may help generate investor interest in Cyclerion, and ultimately the Combined Company, and help Cyclerion attract and retain employees;

•	The Cyclerion Board believes a higher stock price may increase trading volume in Cyclerion Common Stock and facilitate future financings by the Combined Company;

•

The Cyclerion Board believes that the resulting increase in the number of authorized and unissued shares available for future issuance will be necessary for the issuance of shares to the shareholders of Korsana pursuant to the Merger Agreement, as described in the Nasdaq Stock Issuance Proposal, the issuance of shares of Cyclerion Common Stock that may result from the assumption of Korsana’s 2025 Equity Incentive Plan and outstanding options to purchase Korsana Common Stock, Korsana RSUs, and Korsana Warrants, pursuant to the Merger Agreement, and ultimately the consummation of the Merger; and

•	The Cyclerion Board believes that a range of reverse stock split ratios provides it with the most flexibility to achieve the desired results of the reverse stock split.

Requirements for Listing on Nasdaq

Cyclerion Common Stock is currently listed on The Nasdaq Capital Market under the symbol “CYCN.” Cyclerion intends to file an initial listing application pursuant to the terms of the Merger Agreement for the Combined Company to list the securities of the Combined Company on Nasdaq.

According to the Nasdaq rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing. Accordingly, the listing standards of Nasdaq will require Cyclerion to have, among other things, a $4.00 per share minimum bid price for a certain number of trading days preceding the closing of the Merger. Therefore, the reverse stock split may be necessary in order to satisfy Nasdaq requirements and consummate the Merger.

It is a condition to the consummation of the Merger that Cyclerion will receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Cyclerion will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties.

One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in Cyclerion’s management being able to issue more shares without further shareholder approval. The reverse stock split will not affect the number of authorized shares of Cyclerion capital stock, which will continue to be authorized pursuant to the Cyclerion Articles.

Potential Increased Investor Interest

On    , 2026, Cyclerion Common Stock closed at $    per share. An investment in Cyclerion Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks. Also, the Cyclerion Board believes that most investment funds are reluctant to invest in lower priced stocks.

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of Cyclerion Common Stock.

Cyclerion cannot predict whether the reverse stock split will increase the market price for Cyclerion Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•

the market price per share of Cyclerion Common Stock after the reverse stock split will rise in proportion to the reduction in the number of shares of Cyclerion Common Stock outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	the reverse stock split will result in a per share price that will increase the ability of Cyclerion to attract and retain employees;

•	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq for continued listing; or

•

the market price per share will achieve and maintain the $4.00 minimum bid price requirement for a sufficient period of time for the Combined Company’s common stock to be approved for listing by Nasdaq.

The market price of Cyclerion Common Stock will also be based on the performance of Cyclerion, and after the Merger, on the performance of the Combined Company, and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Cyclerion Common Stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Cyclerion may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Cyclerion Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Effects of the Reverse Stock Split

General

If the reverse stock split is implemented, after the Reverse Stock Split Effective Time, the issued and outstanding shares of Cyclerion Common Stock immediately prior to the Reverse Stock Split Effective Time will automatically, without further action on the part of Cyclerion, be combined into a smaller number of shares proportionately based on the Split Ratio and each Cyclerion shareholder will own a reduced number of shares of Cyclerion Common Stock. The reverse stock split will affect all Cyclerion shareholders uniformly and will not affect any shareholder’s percentage ownership interests in Cyclerion, except that Cyclerion shareholders who would have otherwise received fractional shares will receive cash in lieu of such fractional shares. After the reverse stock split, each share of Cyclerion Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Cyclerion Common Stock now authorized, and Cyclerion Common Stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. Cyclerion will continue to be subject to the periodic reporting requirements of the Exchange Act.

Effect on Shares of Cyclerion Common Stock

The reverse stock split will not change the number of authorized shares of Cyclerion Common Stock.

After the Reverse Stock Split Effective Time, Cyclerion Common Stock would have a new committee on uniform securities identification procedures number, which is used to identify Cyclerion Common Stock. Cyclerion Common Stock is currently registered under Section 12(b) of the Exchange Act and Cyclerion is subject to the periodic reporting and other requirements of the Exchange Act.

Effect on Cyclerion Preferred Stock

The reverse stock split will not change the number of authorized shares of Cyclerion preferred stock.

Reduction in Stated Capital

The reverse stock split will not affect the par value of Cyclerion Common Stock. As a result, after the Reverse Stock Split Effective Time, the stated capital on Cyclerion’s balance sheet attributable to Cyclerion Common Stock will be reduced proportionately based on the Split Ratio, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Cyclerion shareholders’ equity, in the aggregate, will remain unchanged.

Effect on Equity Plans and Outstanding Derivative and Convertible Securities

Proportionate adjustments will be made to the per share exercise price, the number of shares issuable upon the exercise, vesting or settlement of all outstanding options and warrants to purchase or acquire, as applicable, shares of Cyclerion Common Stock, and the number of shares reserved for issuance pursuant to Cyclerion’s existing equity incentive, stock option and employee stock purchase plans will be reduced proportionately based on the Split Ratio.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If (i) the Cyclerion shareholders approve the Nasdaq Stock Issuance Proposal and the Reverse Stock Split Proposal, (ii) the Cyclerion Board and the Korsana Board mutually agree that a reverse stock split is necessary, and (iii) the Cyclerion Board still believes that a reverse stock split is in the best interests of Cyclerion and its shareholders, Cyclerion will file the articles of amendment to the Cyclerion Articles with the Secretary of the Commonwealth of Massachusetts at such time as the Cyclerion Board has determined to be the appropriate Reverse Stock Split Effective Time at the Split Ratio. If the Reverse Stock Split Proposal is approved and the Nasdaq Stock Issuance Proposal is not approved by Cyclerion shareholders, the Cyclerion Board and the Korsana Board may mutually agree to delay effecting the reverse stock split without resoliciting shareholder approval or abandon effecting the reverse stock split; otherwise, the Cyclerion Board may, in its sole discretion, delay without resolicitation of shareholder approval or abandon effecting the reverse stock split. Beginning at the Reverse Stock Split Effective Time, each stock certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Beneficial Owners of Common Stock

Upon the implementation of the reverse stock split, Cyclerion intends to treat shares held by shareholders in “street name” (i.e., through a bank, broker, custodian or other nominee), in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Cyclerion Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the reverse stock split and making payment for fractional shares. If a shareholder holds shares of Cyclerion Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, shareholders are encouraged to contact their bank, broker, custodian or other nominee.

Registered Holders of Common Stock in Book-Entry Form

Certain of Cyclerion’s registered holders of common stock hold some or all of their shares electronically in book-entry form with Cyclerion’s transfer agent, Equiniti. These shareholders do not hold physical stock certificates evidencing their ownership of Cyclerion Common Stock. However, they are provided with a statement reflecting the number of shares of Cyclerion Common Stock registered in their accounts. If a shareholder holds registered shares in book-entry form with Cyclerion’s transfer agent, no action needs to be taken to receive post-reverse stock split shares or payment in lieu of fractional shares, if applicable. If a shareholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the shareholder’s address of record indicating the number of shares of Cyclerion Common Stock held following the reverse stock split.

Registered Holders of Common Stock in Certificate Form

As soon as practicable after the Reverse Stock Split Effective Time, the Cyclerion shareholders will be notified that the reverse stock split has been effected. Cyclerion expects that the Cyclerion transfer agent will act as Exchange Agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the Exchange Agent certificates representing pre- split shares held in certificated form in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Cyclerion. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

No Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Shareholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction of a share to which the shareholder would otherwise be entitled multiplied by the closing price of the common stock on Nasdaq on the date of the filing of the articles of amendment to the Cyclerion Articles effecting the reverse stock split. For the foregoing purposes, all shares of common stock held by a holder will be aggregated (thus resulting in no more than one fractional share per holder). The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, where Cyclerion is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Cyclerion or the Exchange Agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Cyclerion Board or contemplating a tender offer or other transaction for the combination of Cyclerion with another company, the reverse stock split is not being proposed in response to any effort of which Cyclerion is aware to accumulate shares of Cyclerion Common Stock or obtain control of Cyclerion, other than in connection with the Merger, nor is it part of a plan by management to recommend a series of similar amendments to the Cyclerion Board and shareholders. Other than the proposals being submitted to the Cyclerion shareholders for their consideration at the Cyclerion Shareholders Meeting, the Cyclerion Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Cyclerion. For more information, please see the section titled “Risk Factors — Risks Related to the Combined Company” beginning on page 114 of this proxy statement/prospectus.

U.S. Federal Income Tax Considerations of the Reverse Stock Split

The following discussion is a summary of U.S. federal income tax considerations to U.S. Holders (as defined below) of Cyclerion Common Stock of the reverse stock split. The discussion does not purport to be a complete analysis of all potential tax considerations. The considerations of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws, are not discussed. This discussion is based on the Code, Treasury Regulations promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Cyclerion has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax considerations of the reverse stock split.

This discussion is limited to a U.S. Holder that holds Cyclerion Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations relevant to a U.S. Holder’s particular circumstances, including without limitation the effect of the Medicare contribution tax on net investment income, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code. In addition, it does not address considerations relevant to U.S. Holders subject to special rules, such as:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	persons holding Cyclerion Common Stock as part of a hedge, straddle or other risk-reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in Cyclerion Common Stock;

•

partnerships or other entities or arrangements classified as partnerships, passthroughs, or disregarded entities for U.S. federal income tax purposes (and investors therein), S corporations or other passthrough entities (including hybrid entities);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell Cyclerion Common Stock under the constructive sale provisions of the Code;

•	persons who hold or receive Cyclerion Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	persons that own, or have owned, actually or constructively, more than 5% of Cyclerion Common Stock.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Cyclerion Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, a partnership holding Cyclerion Common Stock and each partner in such partnership is urged to consult its tax advisor regarding the U.S. federal income tax considerations to it of the reverse stock split.

For purpose of this discussion, a “U.S. Holder” is any beneficial owner of Cyclerion Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that: (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code); or (ii) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is for informational purposes only and is not tax advice. Each prospective investor is urged to consult its tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation as well as any tax considerations of the reverse stock split arising under U.S. federal estate or gift tax laws, the laws of any state, local or non-U.S. taxing jurisdiction or any applicable income tax treaty.

Tax Considerations of the Reverse Stock Split

The proposed reverse stock split is intended to qualify as a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder generally should not recognize gain or loss upon the proposed reverse stock split, except with respect to cash received in lieu of a fractional share of Cyclerion Common Stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of Cyclerion Common Stock received pursuant to the proposed reverse stock split should equal the aggregate adjusted tax basis of the shares of the Cyclerion Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Cyclerion Common Stock), and such U.S. Holder’s holding period in the shares of Cyclerion Common Stock received should include the holding period in the shares of Cyclerion Common Stock surrendered. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Cyclerion Common Stock surrendered to the shares of Cyclerion Common Stock received in a recapitalization pursuant to the proposed reverse stock split. Each U.S. Holder of shares of Cyclerion Common Stock acquired on different dates and at different prices is urged to consult its tax advisor regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A U.S. Holder that receives cash in lieu of a fractional share of Cyclerion Common Stock pursuant to the proposed reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of Cyclerion Common Stock surrendered that is allocated to such fractional share of Cyclerion Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for Cyclerion Common Stock surrendered exceeded one year at the Reverse Stock Split Effective Time.

Tax Reporting Regarding the Reverse Stock Split

Assuming the reverse stock split qualifies as a recapitalization within the meaning of Section 368(a) of the Code, each U.S. Holder who receives shares of Cyclerion Common Stock in the reverse stock split is required to retain permanent records pertaining to the reverse stock split and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Each U.S. Holder who owned at least five percent (by vote or value) of the total outstanding stock of Cyclerion or who owned securities in Cyclerion with a basis of $1,000,000 or more are required to attach a statement to their tax returns for the year in which the reverse stock split is consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder’s tax basis in the U.S. Holder’s Cyclerion Common Stock and the fair market value of such stock. Each U.S. Holder is urged to consult with its tax advisor to comply with these rules.

This discussion of U.S. federal income tax considerations of the reverse stock split is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the reverse stock split to you may be complex and will depend on your specific situation and on factors that are not within Cyclerion’s knowledge or control. Each prospective investor is urged to consult its tax advisor with respect to the application of U.S. federal income tax laws to its specific situation as well as any tax considerations arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Information Reporting and Backup Withholding

Payments of cash made in lieu of a fractional share of Cyclerion Common Stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each holder of Cyclerion Common Stock that does not otherwise establish an exemption should furnish its taxpayer identification number and comply with the applicable certification procedures.

Backup withholding is not an additional tax. Any amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders of Cyclerion Common Stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Appraisal or Dissenters’ Rights

Pursuant to the MBCA, shareholders are not entitled to appraisal rights or dissenter’s rights with respect to the proposed amendment to the Cyclerion Articles to effect the reverse stock split.

The Merger is conditioned upon the approval of the Reverse Stock Split Proposal, unless, to the extent permitted by applicable law, each of Cyclerion, the Merger Subs, and Korsana waives such condition. Notwithstanding the approval of the Reverse Stock Split Proposal, if the Nasdaq Stock Issuance Proposal or the Authorized Share Increase Proposal are not approved or the other closing conditions under the Merger Agreement are not satisfied or waived, the actions contemplated by the Reverse Stock Split Proposal will not be effected. However, the Cyclerion Board may determine to effect the Reverse Stock Split Proposal, if approved by the Cyclerion shareholders, following the Shareholders Meeting, even if the Merger is not otherwise completed.

Certain Cyclerion shareholders have agreed to vote any shares of Cyclerion Common Stock owned by them in favor of the Reverse Stock Split Proposal. See “Agreements Related to the Merger — Support Agreements” beginning on page 186 of this proxy statement/prospectus for more information.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Reverse Stock Split Proposal.

THE CYCLERION BOARD RECOMMENDS A VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL NO. 4 - THE REDOMESTICATION PROPOSAL

General

At the Cyclerion annual meeting, Cyclerion shareholders will be asked to approve (i) pursuant to the MBCA, the domestication of Cyclerion from a corporation organized under the laws of the Commonwealth of Massachusetts (the “Massachusetts Corporation”) to an exempted company incorporated under the laws of the Cayman Islands (the “Cayman Company”) and to adopt resolutions approving the domestication (the “Cayman Redomestication Resolutions”) included as Annex M to this proxy statement/prospectus — Proposal No. 4A — and (ii) pursuant to the Companies Act, the transfer by way of continuation of Cyclerion from the Massachusetts Corporation to the Cayman Company and to adopt the Cayman Redomestication Resolutions and as a special resolution the Cayman Articles (as defined below) — Proposal No. 4B, as more fully described in this Proposal No. 4. The proposed domestication of the Massachusetts Corporation to a Cayman Company pursuant to this Proposal 4 is referred to herein as the “Cayman Redomestication.”

Principal Terms of the Cayman Redomestication

If the Cayman Redomestication is approved by Cyclerion shareholders and the Merger is completed, the Cayman Redomestication will be effected by the Combined Company through a domestication pursuant to Section 9.20 of the MBCA, and the Cayman Company will continue its existence as an exempted company limited by shares under the Companies Act, as amended, of the Cayman Islands (the “Companies Act”), as set forth in the plan of domestication (the “Plan of Domestication”), included as Annex J to this proxy statement/prospectus. Approval of the Redomestication Proposal will constitute approval of the Plan of Domestication.

Through the adoption of the Plan of Domestication, upon the effectuation of the Cayman Redomestication:

•	The Combined Company will continue its existence as a Cayman Islands exempted company and will continue to operate its business under the name “Korsana Biosciences, Inc.”

•

The internal affairs of the Combined Company will cease to be governed by Massachusetts law and will instead be governed by Cayman Islands law (including but not limited to the Companies Act). See “Effects of the Cayman Redomestication — Comparison of Shareholder Rights under Massachusetts and Cayman Islands Law” below.

•

The Combined Company will cease to be governed by Cyclerion’s restated articles of organization (as amended, the “Massachusetts Articles” or the “Cyclerion Charter”) and Cyclerion’s amended and restated bylaws (the “Massachusetts Bylaws” or the “Cyclerion Bylaws”) and will instead be governed by the provisions of the proposed Cayman Islands memorandum and articles of association (the “Cayman Articles”), a form of which is included as Annex K to this proxy statement/prospectus. See “Effects of the Cayman Redomestication — Comparison of Rights of Holders of the Massachusetts Corporation Capital Stock and the Cayman Company Share Capital “ below.

•

The Cayman Redomestication will not result in any change in the Combined Company’s business, management, obligations, assets, or liabilities (other than as a result of the transaction costs related to the Cayman Redomestication).

•

The Combined Company will continue to be treated as a U.S. corporation for all purposes under the Code. See “U.S. Federal Income Tax Considerations of the Cayman Redomestication — U.S. Tax Status of the Cayman Company after the Cayman Redomestication” below.

•

Each outstanding share of common stock of the Massachusetts Corporation will be automatically converted into one ordinary share of the Cayman Company (each a “Cayman Share”, together the “Cayman Shares”).

•

Each outstanding share of any series of the preferred stock of the Massachusetts Corporation will be automatically converted into one share of the corresponding series of the preferred shares of the Cayman Company.

•	Shareholders of the Combined Company will not be required to exchange their existing stock certificates (if any) for new share certificates.

•

Each outstanding option or right to acquire shares of common stock of the Massachusetts Corporation will continue in existence in the form of and will automatically become an option or right to acquire an equal number of Cayman Shares under the same terms and conditions.

The Cayman Shares resulting from the Cayman Redomestication will continue to be traded on Nasdaq under the symbol “KRSA.” The Cayman Redomestication is not expected to cause any interruption in the trading of such Cayman Shares.

If Cyclerion shareholders approve the Cayman Redomestication and the Merger is completed, Cyclerion and Korsana anticipate that the Cayman Redomestication will become effective as soon as practicable following the Merger (the “Cayman Redomestication Effective Time”).

The Cayman Redomestication may be delayed by Cyclerion’s board of directors or the Combined Company’s board of directors, or the Plan of Domestication may be terminated and abandoned by action of Cyclerion’s board of directors or the Combined Company’s board of directors, at any time prior to the Cayman Redomestication Effective Time, whether before or after the approval by Cyclerion’s shareholders, if Cyclerion’s board of directors or the Combined Company’s board of directors determines for any reason that such delay or abandonment would be in the best interests of Cyclerion and its shareholders or the Combined Company and its shareholders, as the case may be, including if the Merger is not completed for any reason. In addition, Cyclerion or the Combined Company may face legal challenges to the Cayman Redomestication, including, among others, shareholder challenges under Massachusetts law, seeking to delay or prevent the Cayman Redomestication.

Reasons for the Cayman Redomestication

Cyclerion’s board of directors and Korsana’s board of directors believe that there are several reasons the Cayman Redomestication is in the best interests of the Combined Company and its shareholders. In particular, Cyclerion’s board of directors and Korsana’s board of directors believe that the Cayman Redomestication will allow the Combined Company to take advantage of certain provisions of the corporate laws of the Cayman Islands.

The Cayman Redomestication will potentially reduce the risk of opportunistic and frivolous shareholder demands and litigation for the Combined Company and its directors and officers, which may allow the Combined Company’s directors and officers to focus on the Combined Company’s business and save it the cost of such demands and litigation. The frequency and cost of claims directed towards directors and officers of Massachusetts corporations increases the risk facing directors and officers of public companies in exercising their duties. If the Combined Company were to be targeted by opportunistic and frivolous shareholder demands or lawsuits, the costs or other consequences of responding to or defending such claims could potentially be borne by the Combined Company’s shareholders through, among other things, indemnification obligations, distraction to the Combined Company’s management and employees, and increased insurance premiums. Cyclerion’s board of directors expects fewer opportunistic and frivolous books and records inspection demands under Cayman Islands law as shareholders generally do not have statutory rights to inspect or obtain copies of the register of shareholders or other corporate records under the Companies Act.

The Cayman Redomestication will potentially provide the Combined Company’s directors and officers with greater protection, which may help the Combined Company attract and retain highly qualified management personnel. Massachusetts law generally authorizes a corporation to adopt provisions eliminating or limiting the personal liability of directors or officers to the corporation for monetary damages for breach of fiduciary duty, except for liability for any breach of the director’s duty of loyalty to the corporation or its shareholders, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law or any improper distributions to shareholders under the MBCA, or any transaction from which the director derived any improper personal benefit.

In most cases, under Cayman Islands law, the Cayman Company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the Cayman Company’s directors or officers usually may not be brought by a shareholder. In principle, a shareholder does not have a direct right of action against directors of the Cayman Company. However, based on Cayman Islands authorities and English authorities (which will be of persuasive authority in the Cayman Islands), there are exceptions to the foregoing principle such that a shareholder may be entitled to bring a derivate action on behalf of the Cayman Company, but only in limited circumstances, including but not limited to: the Cayman Company acts or proposes to act illegally or ultra vires; the act complained of (although not ultra vires) could be affected if duly authorized by a special resolution that has not been obtained; and those who control the Cayman Company are perpetuating a “fraud on the minority”. A shareholder may have a direct right of action against the Cayman Company where the individual rights of that shareholder have been or will be infringed. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions.

In addition, Cayman Islands law does not specifically restrict a Cayman Islands exempted company from exculpating its directors or officers from liability for negligence or a breach of duty, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to limit liability against willful default, willful neglect, actual fraud, or the consequences of committing a crime. In light of the above, the Cayman Redomestication is expected to limit the circumstances in which direct claims may be brought by shareholders against the directors and officers of the Cayman Company as a matter of Cayman Islands law. There is currently no known pending claim or litigation against any of Cyclerion’s directors or officers for breach of fiduciary duty related to their service as directors or officers of Cyclerion.

The Cayman Redomestication could also potentially provide the Combined Company with greater flexibility to consider and engage in certain types of corporate transactions that might provide shareholders with an opportunity to realize greater value for their shares in the Combined Company that the Combined Company’s board of directors determines to be in the best interests of the Combined Company. Under Part I, Title XV, Chapter 110F of the Massachusetts General Laws, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies certain conditions, one or more of which may be impractical in certain instances.

Cayman Islands law does not provide a list of statutory facts that directors and officers may consider in making takeover decisions or decisions in relation to corporate transactions. Under Cayman Islands law, in making decisions, directors are required to comply with their fiduciary duties to the company, including duties of loyalty, honesty, fidelity, good faith and acting in the best interests of the company. Directors must also act with skill, care and diligence with a standard measured against both objective and subjective tests.

As a result, the Cayman Redomestication may allow the Combined Company to accomplish certain types of transactions with a reduced risk of litigation or a court overturning the business decisions of the Combined Company’s board of directors, to the detriment of the Combined Company and its shareholders.

No such transactions potentially implicating the fairness standard under Massachusetts law are currently being discussed or considered by the Cyclerion’s board of directors. Consequently, the Cayman Redomestication is not being proposed to prevent a change in control, or as a response to any present attempt known to the Cyclerion’s board of directors to acquire control of Cyclerion or obtain representation on the Cyclerion’s board of directors.

Certain Risks Associated with the Cayman Redomestication

There can be no assurance that the Cayman Redomestication will result in all or any of the benefits described in this proxy statement/prospectus, including the benefits of or resulting from the transfer by way of continuation of the Combined Company into the Cayman Islands or the application of Cayman Islands law to the internal affairs of the Combined Company. See “Risk Factors — Risks Related to the Cayman Redomestication.”

Effects of the Cayman Redomestication

The Cayman Redomestication will effect a change in the legal domicile of the Combined Company and other changes, the most significant of which are described below. Following the Cayman Redomestication, the Combined Company will be governed by the Companies Act instead of the MBCA, and the Combined Company will be governed by the Cayman Articles. Approval of this Proposal No. 4 will constitute the approval and adoption of the Cayman Articles. The Massachusetts Articles and the Massachusetts Bylaws will no longer be applicable following completion of the Cayman Redomestication.

The summaries below do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Companies Act, the Cayman Articles, the MBCA, the Massachusetts Articles and Massachusetts Bylaws, which you should carefully read, together with this entire document and the other referenced documents for a more complete understanding of the differences between being a shareholder of the Massachusetts Corporation before the Cayman Redomestication and being a shareholder of the Cayman Company following the completion of the Cayman Redomestication. Copies of the Cayman Articles, the Cayman Series A Certificate of Designation (as defined below), Cayman Series B Certificate of Designation (as defined below), the Massachusetts Articles, the Massachusetts Bylaws, the Massachusetts Series A Articles of Amendment (as defined below), the Massachusetts Series B Articles of Amendment (as defined below), the form of certificate of amendment to effect the proposed reverse stock split described in Proposal No. 3 and the form of certificate of amendment to effect the increase in the number of authorized shares of Cyclerion common stock described in Proposal No. 2 are included as Annex K, Annex N, Annex O, Exhibit 3.1 (as amended by Exhibit 3.2 and Exhibit 3.3), Exhibit 3.4, Exhibit 3.3, Annex G, Annex I, and Annex H, respectively, to this proxy statement/prospectus.

Comparison of Rights of Holders of the Massachusetts Corporation Capital Stock and the Cayman Company Share Capital

The Cayman Articles differ in many respects from the Massachusetts Articles and Massachusetts Bylaws. The differences between the rights of shareholders of the Massachusetts Corporation under the Massachusetts Articles and Massachusetts Bylaws and their rights as shareholders of the Cayman Company immediately after the Cayman Redomestication under the Cayman Articles are summarized below. The following summary gives effect to the proposed increase in the number of authorized shares of Cyclerion common stock described in Proposal No. 2 and the proposed reverse stock split described in Proposal No. 3. The summary below is not intended to be relied upon as an exhaustive list of all differences or a complete description of the differences between the MBCA, the Massachusetts Articles, and the Massachusetts Bylaws, on the one hand, and the Cayman Articles, the Companies Act, and the common law of the Cayman Islands, on the other hand. The summary below is qualified in its entirety by reference to the actual text of the MBCA, the Massachusetts Articles, the Massachusetts Bylaws, the Cayman Articles, and the Companies Act.

Massachusetts Corporation	Cayman Company

Organizational Documents

The rights of Massachusetts Corporation shareholders are governed by the Massachusetts Articles, the Massachusetts Bylaws and the MBCA.	The rights of Cayman Company shareholders will be governed by the Cayman Articles, the Companies Act, and the common law of the Cayman Islands.

Authorized Capital Stock

The Massachusetts Corporation is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares that the Massachusetts Corporation is authorized to issue is , of which shares are common stock, each having no par value per share, and 100,000,000 shares are	The authorized share capital of the Cayman Company under the Cayman Articles is US$50,000 divided into “ordinary shares,” having a par value of US$0.0001 per share; and 100,000,000 “preferred shares,” having a par value of US$0.0001 per share. The Cayman Company may increase its authorized share capital through an ordinary

Massachusetts Corporation	Cayman Company

preferred stock, each having no par value per share. The preferred stock may be issued from time to time in one or more series.

The number of authorized shares of Massachusetts Corporation preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Massachusetts Corporation entitled to vote thereon, without a separate vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of preferred stock.

resolution passed by the affirmative vote of a simple majority of the votes cast at a general meeting (an “ordinary resolution”).

Common Stock

The Massachusetts Corporation’s authorized common stock consists of    shares of common stock, no par value per share.

Each holder of a share of Massachusetts Corporation common stock is entitled to one vote for each such share held of record on the applicable record date on each matter properly submitted to the stockholders for their vote.

The Cayman Company’s authorized Cayman Shares will consist of    Cayman Shares, par value US$0.0001 per share.

Each holder of Cayman Shares will carry the right to receive notice of, to attend and to vote at any Cayman Company general meeting.

Preferred Stock

Massachusetts Corporation preferred stock consists of 100,000,000 shares of preferred stock, each having no par value per share. The voting rights of preferred stockholders can vary depending on the series of preferred stock issued. The Massachusetts Corporation Board is authorized to determine the voting powers, full or limited, or no voting powers for each series of preferred stock.

500,000 shares of Massachusetts Corporation preferred stock are designated as Series A Convertible Preferred Stock (“Massachusetts Series A Preferred Stock”) pursuant to articles of amendment to the Massachusetts Articles (the “Massachusetts Series A Articles of Amendment”). Holders of Massachusetts Series A Preferred Stock are not entitled to vote at any meetings of Massachusetts Corporation shareholders. Each share of Massachusetts Series A Preferred Stock is convertible into one share of Massachusetts Corporation common stock.

In connection with the Merger, the Massachusetts Corporation’s board of directors (the “Massachusetts Corporation Board”) intends to designate     shares of undesignated preferred stock as

The Cayman Company’s authorized preferred shares will consist of 100,000,000 preferred shares, par value US$0.0001 per share.

The Cayman Articles will provide that, whenever the capital of the Cayman Company is divided into different classes (and as otherwise determined by the board of directors) the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent in writing of the holders of simple majority of the issued Cayman Shares or preferred shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the Cayman Shares or preferred shares of such class by a simple majority of the votes cast at such a meeting. The directors may vary the rights attaching to any class without the consent or approval of shareholders; provided that the rights will not, in the determination of the directors, be materially adversely varied or abrogated by such action.

Massachusetts Corporation	Cayman Company
Massachusetts Series B Preferred Stock through an articles of amendment to the Massachusetts Articles in the form attached as Annex H (the “Massachusetts Series B Articles of Amendment”). No shares of Massachusetts Series B Preferred Stock are currently authorized or outstanding. Except as otherwise required by the Massachusetts Series B Articles of Amendment or law, the Massachusetts Series B Preferred Stock will not have voting rights. The Massachusetts Series B Articles of Amendment provides for certain voting rights in relation to the election of directors as discussed under “- Structure of Board of Directors; Term of Directors; Election of Directors” below. As long as shares of Massachusetts Series B Preferred Stock are outstanding, Massachusetts Corporation will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Massachusetts Series B Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to Massachusetts Series B Preferred Stock, (b) alter or amend the description of rights of Massachusetts Series B Preferred Stock set forth in its articles of organization, (c) amend its articles of organization, bylaws or other charter documents in any manner that adversely affects any rights of the holders of Massachusetts Series B Preferred Stock, (d) file any articles of amendment, description of rights, preferences, limitations and relative rights of any series of Massachusetts Corporation preferred stock (as defined in the Massachusetts Series B Articles of Amendment), if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of Massachusetts Series B Preferred Stock, (e) issue further shares of the Massachusetts Series B Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Massachusetts Series B Preferred Stock, (f) at any time while at least 30% of the originally issued Massachusetts Series B Preferred Stock remains issued and outstanding, (i) consummate either (A) a Fundamental Transaction (as defined in the Massachusetts Series B Articles of Amendment) or (B) any merger or consolidation of the Massachusetts Corporation or other business combination in which the shareholders of the Massachusetts Corporation immediately before such transaction do not hold at least a majority of the capital stock of the Massachusetts Corporation immediately after such transaction, (ii) increase the size of the Massachusetts Corporation Board, (iii) adopt, amend or repeal any written delegation of authority policy, corporate authority matrix or similar document, framework or schedule unless approved by the unanimous vote of the

The Cayman Articles will also provide that the rights conferred upon the holders of the Cayman Shares or preferred shares of any class shall not, unless otherwise expressly provided by the terms of issue of the relevant class, be deemed to be materially adversely varied or abrogated by the creation, allotment or issue of Cayman Shares or preferred shares ranking pari passu with them, subsequent to them, with preferred rights (including enhanced voting rights) or the redemption or purchase of any of the relevant class by the Cayman Company.

The Cayman Company’s board of directors (the “Cayman Company Board”) will designate 500,000 preferred shares as Series A Non-Voting Convertible Preferred Shares (the “Cayman Series A Preferred Shares”) through a certificate of designation in the form attached as Annex N (the “Cayman Series A Certificate of Designation”). Except as otherwise provided for in the Cayman Articles, the Cayman Series A Certificate of Designation or at law, a holder of Cayman Series A Preferred Shares will not have voting rights.

Assuming the Massachusetts Corporation Board designates    shares of the Massachusetts Corporation’s preferred stock as the Massachusetts Series B Preferred Stock through the Massachusetts Series B Certificate of Designation, upon the effectiveness of the Cayman Redomestication and the Cayman Articles, the Cayman Company Board will designate    preferred shares as Series B Non-Voting Convertible Preferred Shares (the “Cayman Series B Preferred Shares”) through a certificate of designation in the form attached as Annex O (the “Cayman Series B Certificate of Designation”). Except as otherwise provided for in the Cayman Articles, the Cayman Series B Certificate of Designation or at law, a holder of Cayman Series B Preferred Shares will not have voting rights other than in relation to the election of directors as discussed under “— Structure of Board of Directors; Term of Directors; Election of Directors” below. In addition, as long as any Cayman Series B Preferred Shares are issued and outstanding, the Cayman Company will not, without the affirmative vote of the holders of a simple majority of the then issued and outstanding Cayman Series B Preferred Shares: (a) alter or change adversely the powers, preferences or rights given to Cayman Series B Preferred Stock, (b) alter or amend the description of rights of Cayman Series B Preferred Stock set

Massachusetts Corporation	Cayman Company
Massachusetts Corporation Board, or (iv) retain or replace the Massachusetts Corporation’s registered independent public accounting firm, independent compensation consultant or corporate counsel, or (g) enter into any agreement with respect to any of the foregoing. Following the closing of the Merger, each share of Massachusetts Series B Preferred Stock then outstanding will be convertible, at any time and from time to time, at the option of the holder of Massachusetts Series B Preferred Stock, into a number of shares equal to 1,000 shares of Massachusetts Corporation common stock, subject to certain limitations, including that a holder of Massachusetts Series B Preferred Stock is prohibited from converting shares of Massachusetts Series B Preferred Stock into shares of Massachusetts Corporation common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (initially set at 19.99%) of the total number of shares of Massachusetts Corporation common stock issued and outstanding immediately after giving effect to such conversion.	forth in its articles of organization, (c) amend its articles of organization, bylaws or other charter documents in any manner that adversely affects any rights of the holders of Cayman Series B Preferred Stock, (d) file any articles of amendment, description of rights, preferences, limitations and relative rights of any series of Cayman Company preferred stock (as defined in the Cayman Series B Articles of Amendment), if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of Cayman Series B Preferred Stock, (e) issue further shares of the Cayman Series B Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Cayman Series B Preferred Stock, (f) at any time while at least 30% of the originally issued Massachusetts Series B Preferred Stock remains issued and outstanding, (i) consummate either (A) a Fundamental Transaction (as defined in the Cayman Series B Certificate of Designation) or (B) any merger or consolidation of the Massachusetts Corporation or other business combination in which the shareholders of the Cayman Company immediately before such transaction do not hold at least a majority of the capital stock of the Massachusetts Corporation immediately after such transaction, (ii) increase the size of the Cayman Company Board, (iii) adopt, amend or repeal any written delegation of authority policy, corporate authority matrix or similar document, framework or schedule unless approved by the unanimous vote of the Cayman Company Board, or (iv) retain or replace the Cayman Company’s registered independent public accounting firm, independent compensation consultant or corporate counsel, or (g) enter into any agreement with respect to any of the foregoing.

Number and Qualification of Directors

The number of Massachusetts Corporation directors shall be not less than three directors and may be increased or decreased to a size fixed exclusively by vote of a majority of the directors then serving. No decrease in the authorized number of directors constituting the Massachusetts Corporation Board will shorten the term of any incumbent director. Directors need not be stockholders of the Massachusetts Corporation. Following the completion of the Merger, the Combined Company’s Board is expected to consist of members.	The Cayman Company Board will be fixed at not less than three directors, except that whenever there shall be fewer than three shareholders, the number of directors may be less than three but in no event less than the number of shareholders. The size of the Cayman Company Board will be fixed by the Cayman Company Board and may be increased or decreased at any time by the affirmative vote of a simple majority of the voting power of the Cayman Company Board then in office, or in accordance with terms set out in the Cayman Articles. No decrease in the authorized number of directors constituting the

Massachusetts Corporation	Cayman Company
Cayman Company Board will shorten the term of any incumbent director. Directors need not be shareholders of the Cayman Company. The Cayman Company Board is expected to consist of members.

Structure of Board of Directors; Term of Directors; Election of Directors

At each annual meeting of shareholders, directors shall be elected for a full term of set to expire at the next annual meeting of shareholders. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

Except as otherwise provided by statute, the Massachusetts Articles or the Massachusetts Bylaws, when a quorum is present, (i) in the event there are at least as many directorships as nominees, directors shall be elected by a majority of the votes properly cast and entitled to vote generally on the election of directors or (ii) in the event there are more nominees than directorships, directors shall be elected by a plurality of the votes properly cast and entitled to vote generally on the election of directors.

Following the completion of the Merger, at all times when at least 30% of the originally issued Massachusetts Series B Preferred Stock remains issued and outstanding: (i) the holders of Massachusetts Series B Preferred Stock, exclusively and voting together as a separate class on an as-converted to common stock basis, shall be entitled to elect four directors (“Massachusetts Preferred Directors”); and (ii) the holders of Massachusetts Corporation common stock and of any other class or series of voting stock (including the Massachusetts Series B Preferred Stock), exclusively and voting together as a single class on an as-converted to common stock basis, shall be entitled to elect the balance of the total number of directors of the Massachusetts Corporation. Each Massachusetts Preferred Director shall be entitled to three votes on each matter presented to the Massachusetts Corporation Board.

The Cayman Company Board will be divided into three classes designated as: Class I, Class II, and Class III. The Cayman Company Board will be authorized to assign directors already in office to such classes in accordance with a resolution or resolutions adopted by the Cayman Company Board. At the first annual general meeting of shareholders following the date of adoption of the Cayman Articles, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual general meeting of shareholders following the date of adoption of the Cayman Articles, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual general meeting of shareholders following the date of adoption of the Cayman Articles, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual general meeting of shareholders, directors shall be elected for a full term of three years to succeed the directors of the particular class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. Any election of directors by shareholders shall be determined by a plurality of the votes properly cast on the election of directors.

At all times when at least 30% of the originally issued Cayman Series B Preferred Shares remains issued and outstanding: (i) the holders of record of the Cayman Series B Preferred Shares, exclusively and voting together as a separate class on an as-converted to Cayman Shares basis, shall be entitled to elect four directors (“Cayman Preferred Directors”); and (ii) the holders of the Cayman Shares and of any other class or series of voting shares (including the Cayman Series B Preferred Shares), exclusively and voting together as a single class on an as-converted to Cayman Shares basis, shall be entitled to elect the balance of the total number of directors of the Cayman Company,

Massachusetts Corporation	Cayman Company
provided, however, for administrative convenience, the initial Cayman Preferred Directors may also be appointed by the Cayman Company Board in connection with the approval of the initial issuance of Cayman Series B Preferred Shares without a separate action by the holders of Cayman Series B Preferred Shares. Each Cayman Preferred Director shall be entitled to three votes on each matter presented to the Cayman Company Board.

Removal of Directors

Subject to the rights of the holders of any series of preferred stock, at any special meeting of Massachusetts Corporation shareholders called at least in part for such purpose, any director may by the affirmative vote of the holders of at least a majority of the shares entitled to vote for the election of directors, be removed for cause. The Massachusetts Corporation Board may remove any director or directors, for cause, at a meeting of the Massachusetts Corporation Board by vote of a majority of directors then in office.

Following the completion of the Merger, any Massachusetts Preferred Director may be removed without cause only by the affirmative vote of the holders of a majority of the Massachusetts Series B Preferred Stock.

Subject to the rights and restrictions of holders of any series of preferred shares to remove directors specified by the Cayman Articles or any certificate of designation, any individual director or the Cayman Company Board may only be removed with cause by an ordinary resolution. In addition, the Cayman Company Board is authorized to remove any director or directors, for cause, by the affirmative vote of a simple majority of directors then in office.

At all times when at least 30% of the originally issued Cayman Series B Preferred Shares remains issued and outstanding, any Cayman Preferred Director may be removed without cause only by the affirmative vote of the holders of a majority of the Cayman Series B Preferred Shares, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders.

Vacancies on the Board of Directors

Subject to the rights of the holders of any series of preferred stock, any vacancies on the Massachusetts Corporation Board resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of directors, shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Massachusetts Corporation Board, and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Following the completion of the Merger, at all times when at least 30% of the originally issued Massachusetts Series B Preferred Stock remains issued and outstanding, any vacancies of a Massachusetts

Subject to the rights of the holders of any series of preferred shares, including pursuant to any certificate of designation, any vacancies on the Cayman Company Board resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of directors, shall, unless the Cayman Company Board determines by resolution that any such vacancies or newly created directorships shall be filled by the shareholders as permitted in accordance with the Cayman Articles and any certificate of designation, be filled only by the affirmative vote of a simple majority of the voting power of the directors then in office, or by unanimous written consent of all directors, or by a sole remaining director and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such

Massachusetts Corporation	Cayman Company
Preferred Director directorship resulting from death, resignation, disqualification, removal, or other causes shall be filled by the affirmative vote of the holders of a majority of the Massachusetts Series B Preferred Stock.

director’s successor shall have been elected and qualified.

If the holders of the Cayman Series B Preferred Shares fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect pursuant to the Cayman Series B Certificate of Designation, then any directorship not so filled shall remain vacant until such time as the holders of the Cayman Series B Preferred Shares fill such directorship in accordance with the Cayman Series B Certificate of Designation.

Shareholder Action by Written Consent

Any action required or permitted to be taken by the Massachusetts Corporation shareholders may be taken without a meeting if evidenced by consents signed by all Massachusetts Corporation shareholders entitled to vote on the matter.	A resolution in writing signed by all the shareholders entitled to receive notice of and to attend and vote at general meetings of the Cayman Company (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Cayman Company duly convened and held for the purposes of passing a special resolution or an ordinary resolution.

Quorum

At all meetings of stockholders, except where otherwise provided by statute or by the Massachusetts Articles or the Massachusetts Bylaws, at any meeting of Massachusetts Corporation shareholders, a majority of the votes entitled to be cast on a matter by a voting group shall constitute a quorum with respect to that voting group for action on that matter. In the absence of a quorum, any meeting of shareholders may be adjourned, from time to time, either by the chairperson of the meeting or by a majority of the votes cast on the matter.	At all meetings of shareholders, except where otherwise provided by the Cayman Articles or any certificate of designation, the holders of record of one-third of the issued and outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of shareholders. If less than a quorum is present at a meeting, the holders of shares representing a simple majority of the voting power present at the meeting or the presiding officer or chairman may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided for in the Cayman Articles. A meeting will be adjourned until quorum is present. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.

Special Meetings of Shareholders

Special meetings of the Massachusetts Corporation shareholders may be called, for any purpose as is a proper matter for shareholder action under the Massachusetts Articles, the Massachusetts Bylaws and the MBCA, by (i) subject to certain conditions, holders of at least forty percent (40%) of all the votes entitled to be cast on any issue to be considered at the proposed special meeting, or (ii) the Massachusetts Corporation	Subject to certain conditions set forth in the Cayman Articles, general meetings of the Cayman Company may be called, for any purpose as is a proper matter for shareholder action under Cayman Islands law, by (i) the Cayman Company Board or (ii) the holders of at least 40% of all the votes entitled to be cast on any issue to be considered at the proposed general meeting delivered to an executive officer of the

Massachusetts Corporation	Cayman Company

Board pursuant to a resolution adopted by a majority of the directors at a meeting of directors where a quorum is present or by unanimous written consent of the Massachusetts Corporation Board.

The Massachusetts Corporation Board or an officer designed by the Massachusetts Corporation Board shall determine the time and place of such special meeting. Upon determination of the time and place of the meeting, the Massachusetts Corporation secretary shall cause a notice of meeting to be given to the Massachusetts Corporation shareholders entitled to vote, in accordance with the Massachusetts Bylaws. No business may be transacted as such special meeting other than the business specified in the notice of meeting. Special meetings called by Massachusetts Corporation shareholders will be scheduled not fewer than sixty (60) nor more than ninety (90) days after the date of delivery of a written request to the Massachusetts Corporation secretary for such meeting to be called by shareholders holding at least forty percent (40%) of the votes entitled to be cast on any issue to be considered at the proposed special meeting, subject to certain conditions in the Massachusetts Bylaws.

Cayman Company at the principal executive offices of the Cayman Company.

The Cayman Company Board shall determine the date, time, and place (and, if the general meeting is to be a hybrid meeting or an electronic meeting, the details of the electronic facilities for attendance and participation by electronic means at the general meeting) of such meeting, if any. Upon such determination, the Cayman Company Board or executive officer of the Cayman Company shall cause a notice of general meeting to be given to the Cayman Company shareholders entitled to vote, in accordance with the Cayman Articles.

Notice of Shareholder Meetings

Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of Massachusetts Corporation shareholders shall be given not less than seven (7) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Notice of any special meeting requested by Massachusetts Corporation shareholders in accordance with the Massachusetts Bylaws shall be given in writing or electronic transmission within thirty (30) days of the date of delivery of a written request for such special meeting to be called. Notice delivered to Massachusetts Corporation shareholders of shareholder meetings will specify the date, place and time of such meeting and the purposes of such meeting.

Except as otherwise provided by law, a notice of each meeting of shareholders stating the time, date and place of such meeting (and, if the meeting is to be a hybrid meeting or an electronic meeting, the details of the electronic facilities for attendance and participation by electronic means at the meeting) by which shareholders and proxy holders may be deemed to be present in person and vote at any such meeting shall be given not less than seven (7) nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote at such meeting as of the record date for such meeting, such notice to specify, in the case of general meetings, the business, purpose or purposes for which the meeting has been called . No business may be transacted at an annual general meeting otherwise than specified in the notice of annual general meeting.

The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any shareholder shall not invalidate the proceedings at any meeting.

Advance Notice Requirements for Shareholder Proposals

Nominations of persons for election to the Massachusetts Corporation Board may be made at an	Nominations of persons for election or re-election to the Cayman Company Board may be brought before

Massachusetts Corporation	Cayman Company
annual meeting or special meeting of shareholders, and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders, by any Massachusetts Corporation shareholder who was a shareholder of record at the time of giving the shareholder’s notice, who is entitled to vote at the meeting and who complied with the notice procedures set forth in the Massachusetts Bylaws. Such notice must be received by the Massachusetts Corporation not later than the close of business on the ninetieth (90th) day no earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting, in the case of an annual meeting nomination, and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Massachusetts Corporation Board to be elected at such meeting, in the case of a special meeting nomination.

an annual general meeting of shareholders: (i) by or at the direction of the Cayman Company Board; or (ii) by any shareholder who was a shareholder of record at the time of giving a Timely Notice (as defined below), who is entitled to vote on the election of directors at the meeting and who complies with the requirements as to such nomination, as is set forth in the Cayman Articles.

To be considered timely, a shareholder’s written notice must be received by any executive officer of the Cayman Company at the principal executive offices of the Cayman Company not later than the close of business on the ninetieth day and no earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting, or if no annual general meeting was held in the preceding year, or if the date of the current year’s annual general meeting is more than thirty days before or more than thirty days after such anniversary date of the preceding year’s annual general meeting, then, no later than sixty days prior to the date of the annual general meeting, provided, however, that if shareholders are given less than sixty-five days’ notice of the annual general meeting, or if a public announcement of the general meeting date is made less than sixty-five days in advance, a shareholder’s written notice will be considered timely if it is received no later than the close of business on the fifteenth day following the day on which notice of the annual general meeting was mailed, transmitted electronically, or such public announcement was made (such notice within such time periods referred to as “Timely Notice”).

For director nominations to be properly brought before an annual general meeting by a shareholder, the shareholder must (i) have given Timely Notice in writing and (ii) must comply with the requirements in the Cayman Articles as to the contents of the Timely Notice.

Amendment of Certificate of Incorporation and Memorandum of Association

The Massachusetts Articles may be amended by the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment at a duly constituted meeting of shareholders called expressly for such purpose.

The Cayman Articles will consist of a memorandum of association and articles of association.

Subject to the Companies Act and the rights attaching to the various classes, including pursuant to any certificate of designation, the Cayman Company may at any time and from time to time by i) a majority of not less than two-thirds of the shareholders as, being

Massachusetts Corporation	Cayman Company
entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Cayman Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each shareholder is entitled or ii) approved in writing by all of the shareholders entitled to vote at a general meeting of the Cayman Company in one or more instruments each signed by one or more of the shareholders (a “special resolution”) alter or amend the memorandum of association and articles of association forming a part of the Cayman Articles, in whole or in part.

Amendment of Bylaws and Articles of Association

Except as otherwise provided by law, the Massachusetts Bylaws may be adopted, amended, or repealed by the Massachusetts Corporation Board. Any adoption, amendment, or repeal of the Massachusetts Bylaws by the Massachusetts Corporation Board pursuant to a resolution adopted by a majority of the directors at a meeting of directors where a quorum is present or by unanimous written consent of the Massachusetts Corporation Board. The Massachusetts Bylaws may also be adopted, amended, or repealed by the shareholders votes cast in favor representing a majority of the votes entitled to be cast on the matter.

The Cayman Articles will consist of a memorandum of association and articles of association.

Subject to the Companies Act and the rights attaching to the various classes, including pursuant to any certificate of designation, the Cayman Company may at any time and from time to time by special resolution alter or amend the articles of association forming a part of the Cayman Articles in whole or in part.

Limitation on Director and Officer Liability

Directors shall not be liable to the Massachusetts Corporation or its shareholders for damages for any breach of fiduciary duty, except to the extent that the elimination or limitations of liability is not permitted under law.

The Companies Act does not restrict the authority of a Cayman exempted company to indemnify its directors, officers, employees, or agents.

The Cayman Articles provide that no Indemnified Person (as defined below) shall be liable: (a) for the acts, receipts, neglects, defaults or omissions of any other director or officer or agent of the Cayman Company; or (b) for any loss on account of defect of title to any property of the Cayman Company; or (c) on account of the insufficiency of any security in or upon which any money of the Cayman Company shall be invested; or (d) for any loss incurred through any bank, broker or other similar Person; or (e) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or (f) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution of discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in

Massachusetts Corporation	Cayman Company
relation thereto; unless the same shall happen through such Indemnified Person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction.

Indemnification

The Massachusetts Corporation will indemnify and hold harmless its directors and officers from and against any and all claims and liabilities to which he or she may be or become subject by reason of being or having been a director or officer of the Massachusetts Corporation or by reason of alleged acts or omissions as a director or officer of the Massachusetts Corporation, in each case, to the fullest extent permitted by applicable law and will reimburse each such officer and director for any and all legal and other expenses reasonably incurred in connection with such claims, whether or not such person has ceased to be a director or officer at or prior to the time such person is indemnified, held harmless or reimburse. These obligations to indemnify, hold harmless and reimburse directors and officers include payment by the Massachusetts Corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding.

The Massachusetts Corporation will also indemnify and hold harmless persons who serve at the Massachusetts Corporation’s express written request as directors or officers of another organization, if such entity fails, directly or through insurance, to cover such costs and expenses; provided that, such other entity will be the full indemnitor or insurer of first resort for any such liabilities, expenses or other losses and only thereafter will the Massachusetts Corporation be required to pay indemnification or advancement of any such liabilities, expenses or other losses.

The rights conferred on any person by the Massachusetts Articles will be in addition to and not exclusive of any other rights to which any officer or director of the Massachusetts Corporation may otherwise be lawfully entitled.

The Cayman Articles provide that, to the fullest extent permitted by law, every director (including any alternate director appointed pursuant to the provisions of the Cayman Articles), secretary, assistant secretary, or other officer (but not including the Cayman Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Cayman Company against all actions or proceedings whether threatened, pending or completed, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction, (i) in or about the conduct of the Cayman Company’s business or affairs (including as a result of any mistake of judgment), (ii) in the execution or discharge of his or her duties, powers, authorities or discretions, or (iii) in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with the provisions set out above (inclusive) including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Cayman Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Each shareholder waives any claim or right of action they might have, whether individually or by or in the right of the Cayman Company, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for the Cayman Company; provided that such waiver shall not extend to any matter in respect of any actual fraud, willful default or willful neglect which may attach to such director or officer.

The Cayman Company will pay the expenses (including attorneys’ fees) incurred by an

Massachusetts Corporation	Cayman Company

Indemnified Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under the Cayman Articles or otherwise.

The rights to indemnification and advancement of expenses conferred on any Indemnified Person as set out above will not be exclusive of any other rights that any Indemnified Person may have or hereafter acquire pursuant to an agreement with the Cayman Company or otherwise.

Conversion Rights

Massachusetts Corporation common stock is neither convertible nor redeemable.

Holders of Massachusetts Series A Preferred Stock have the right to convert such shares into shares of Massachusetts Corporation common stock at any time at a ratio of 1 share of Massachusetts Series A Preferred Stock to 1 share of Massachusetts Corporation common stock.

When the Massachusetts Series B Preferred Stock is issued in connection with the Merger, the holders of the Massachusetts Series B Preferred Stock will have the right to convert such shares into Massachusetts Corporation common stock at any time at a ratio of 1 share of Massachusetts Series B Preferred Stock to 1,000 shares of Massachusetts Corporation common stock, subject to certain limitations, including that a holder of Massachusetts Series B Preferred Stock is prohibited from converting shares of Massachusetts Series B Preferred Stock into shares of Massachusetts Corporation common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (initially set at 19.99%) of the total number of shares of Massachusetts Corporation common stock issued and outstanding immediately after giving effect to such conversion.

In accordance with the Cayman Series A Certificate of Designation, each Cayman Series A Preferred Shares then issued and outstanding shall be convertible, at any time and from time to time, at the option of the holder thereof, at a ratio of 1 Cayman Series A Preferred Share to 1 Cayman Share, subject to adjustment for share splits, combinations and similar events provided for in the Cayman Series A Certificate of Designation.

In accordance with the Cayman Series B Certificate of Designation, each Cayman Series B Preferred Shares then issued and outstanding shall be convertible, at any time and from time to time, at the option of the holder thereof, at a ratio of 1 Cayman Series B Preferred Share to 1,000 Cayman Shares, subject to certain limitations, including that a holder of Cayman Series B Preferred Shares will be prohibited from converting Cayman Series B Preferred Shares into Cayman Shares if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (initially set at 19.99%) of the total number of Cayman Shares issued and outstanding immediately after giving effect to such conversion.

Preemptive Rights

Massachusetts Corporation shareholders do not have preemptive rights. Thus, if additional shares of	Cayman Company shareholders will not have preemptive rights. Thus, if additional Cayman Shares

Massachusetts Corporation	Cayman Company
Massachusetts Corporation common stock are issued, the current holders of Massachusetts Corporation common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	are issued, the current holders of Cayman Shares will own a proportionately smaller interest in a larger number of outstanding Cayman Shares to the extent that they do not participate in the additional issuance.

Distributions to Shareholders

Subject to preferences that may be applicable to any outstanding shares of Massachusetts Corporation preferred stock, the holders of Massachusetts Corporation common stock are entitled to receive ratably such dividends as may be declared by the Massachusetts Corporation Board out of legally available funds.

Subject to the Companies Act, the Cayman Articles, and any certificate of designation, and except as otherwise provided by the rights attached to any shares, the directors may resolve to declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of the Cayman Company lawfully available therefor. All dividends shall be declared and paid according to the amounts paid up on the Cayman Shares, but if and for so long as nothing is paid up on any of the Cayman Shares, dividends may be declared and paid according to the par value of the Cayman Shares. Dividends may be paid in cash, in property, or in shares.

A Cayman Islands company may only make distributions by way of a dividend out of its profits, retained earnings, and/or share premium account.

Where dividends are paid from share premium, a statutory solvency test applies immediately following payment such that the company shall be able to pay its debts as they fall due in the ordinary course of business. Where dividends are paid from profits or retained earnings directors are also required to assess solvency, although the test is not expressly set out in the Companies Act.

Exclusive Forum

The Massachusetts Articles provide that unless the Massachusetts Corporation Board consents in writing to the selection of an alternative forum, a state or federal court located within the Commonwealth of Massachusetts shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Massachusetts Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Massachusetts Corporation to the Massachusetts Corporation or its shareholders; (iii) any action asserting a claim against the Massachusetts Corporation arising pursuant to any provision of the MBCA or any

The Cayman Articles will provide that, unless the Cayman Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Cayman Articles or otherwise related in any way to each member’s shareholding in the Cayman Company, including but not limited to:

(a) any derivative action or proceeding brought on behalf of the Cayman Company; (b) any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, officer,

Massachusetts Corporation	Cayman Company
successor statute; or (iv) any action asserting a claim against the Massachusetts Corporation governed by the internal affairs doctrine.	or other employee of the Cayman Company to the Cayman Company or the members; (c) any action asserting a claim arising pursuant to any provision of the Companies Act, the Cayman Articles; or (d) any action asserting a claim against the Company concerning its internal affairs.

Registration Rights

Other than in connection with the Merger, the Massachusetts Corporation shareholders do not have any registration rights.

In connection with the Merger, the Massachusetts Corporation will enter into a registration rights agreement with the investors participating in the Korsana Pre-Closing Financing, pursuant to which, among other things, the Combined Company will agree to prepare and file a resale registration statement covering the resale of certain shares of Massachusetts Corporation common stock within 30 business days of the Closing pursuant to Rule 415 and to use its commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act. The registration rights agreement also provides that the Combined Company will pay certain expenses relating to such registrations and indemnify the applicable securityholders against certain liabilities.

Assuming the Massachusetts Corporation enters into a registration rights agreement with the investors participating in the Korsana Pre-Closing Financing, the Cayman Company will have comparable obligations pursuant to the registration rights agreement.

Stock Transfer Restrictions Applicable to Shareholders

Shares of Massachusetts Corporation common stock are transferable in the manner prescribed by the MBCA.	Transfer of Cayman Shares in record form may be subject to the restrictions that may be set out from time to time in the Cayman Articles, including, without limitation, the receipt of an instrument of transfer in such form as the directors may in their absolute discretion approve and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer.

Comparison of Shareholder Rights under Massachusetts and Shareholder Rights under Cayman Islands Law

The Companies Act and the common law of the Cayman Islands are similar in many respects to the statutory corporate laws of Massachusetts, as governed by the MBCA. However, there are certain differences that may affect the rights of a shareholder or shareholder of the Combined Company, as well as the corporate governance of the Combined Company. The following are brief summaries of material differences between the current rights of shareholders of the Massachusetts Corporation under the MBCA and the rights of shareholders of the Cayman Company following completion of the Cayman Redomestication under the Companies Act. This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights.

Increasing or Decreasing Authorized Capital Stock or Share Capital

Under Massachusetts law, shareholders must approve an amendment to the corporation’s charter to increase or decrease the number of authorized shares in accordance with the provisions of the applicable statute.

Under Cayman Islands law, the memorandum and articles of association of a Cayman Islands exempted company sets the authorized share capital. Any changes made to the authorized share capital of a Cayman Islands exempted company will require an ordinary resolution and any amendment to the memorandum and articles of association of a Cayman Islands exempted company will require a special resolution.

Classified Board of Directors

The MBCA provides that, unless a company opts out of such provision, the terms of directors of a public Massachusetts company shall be staggered by dividing the directors into three groups, as nearly equal in number as possible, with only one group of directors being elected each year. The board of directors of a public Massachusetts company may unilaterally opt back into the default requirements.

While the Companies Act does not provide for the classification of directors into classes with staggered terms of office, Cayman Islands law allows companies to implement a classified board structure through their articles of association.

Cumulative Voting

Under Massachusetts law, cumulative voting for directors entitles each shareholder to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. Cumulative voting may enable a minority shareholder or group of shareholders to elect at least one representative to the board of directors where such shareholders would not be able to elect any directors without cumulative voting.

Although the MBCA does not generally grant shareholders cumulative voting rights, a Massachusetts corporation may provide in its certificate of incorporation or bylaws for cumulative voting in the election of directors.

The Companies Act does not provide for cumulative voting as a mechanism for electing directors and if a Cayman Islands exempted company wants to allow cumulative voting, it must explicitly set out in its articles of association.

The Massachusetts Articles do not provide for cumulative voting in the election of directors. Similarly, the Cayman Articles do not provide for cumulative voting.

Vacancies

Under the MBCA, subject to the articles of organization or the bylaws and the rights of any holders of any outstanding series of preferred stock, vacancies on the board of directors, including those resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director so appointed will hold office for the remainder of the term of the director no longer on the board.

Under Cayman Islands law, there is no statutory rule governing how board of director vacancies may be filled. Instead, the process is governed by a Cayman Islands exempted company’s articles of association, which generally give the remaining directors discretion to appoint a replacement until the next annual meeting or for the remainder of the term, and may also require shareholder approval.

Removal of Directors

Under the MBCA, subject to the articles of organization or the bylaws and the rights of any holders of any outstanding series of preferred stock, the shareholders may remove one or more directors with or without cause. In the case of directors of a public corporation whose terms are staggered pursuant to Section 8.06(b) of the MBCA, shareholders may effect, by the affirmative vote of a majority of the shares outstanding and entitled to vote in the election of directors, the removal of any director or directors or the entire board of directors only for cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him. If cumulative voting is authorized, a director may not be removed by the shareholders if the number of votes sufficient to elect him under cumulative voting is voted against his removal. If cumulative voting is not authorized, a director may be removed by the shareholders only if the number of votes cast to remove him exceeds the number of votes cast not to remove him. A director may be removed by the shareholders or the directors only at a meeting called for the purpose of removing him. Currently, under the Massachusetts Articles, except as otherwise determined by the Massachusetts Corporation Board in establishing a series of preferred stock, any director or directors may be removed from office for cause at any special meeting of the shareholders called at least in part for such purpose by the affirmative vote of the holders of at least a majority of the stock entitled to vote for the election of directors. In addition, the Massachusetts Corporation Board is authorized to remove any director or directors, for cause, at a meeting of the board of directors, by vote of a majority of directors then in office.

Under Cayman Islands law, there is no statutory right for shareholders to remove directors. Instead, the removal process is governed by a Cayman Islands exempted company’s articles of association. Under the Cayman Articles, subject to the rights and restrictions of holders of any series of preferred shares to remove directors specified by the Cayman Articles or any certificate of designation, neither the Cayman Company Board nor any individual director may be removed without cause. Subject to the rights and restrictions of holders of any series of preferred shares to remove directors specified by the Cayman Articles or any certificate of designation, any individual director or the Cayman Company Board may be removed with cause by an ordinary resolution of the shareholders or the affirmative vote of a simple majority of the directors then in office. Additionally, under the Cayman Certificate of Designation for the Cayman Series B Preferred Shares, any Cayman Preferred Director may be removed without cause only by the affirmative vote of the holders of a simple majority of the Cayman Series B Preferred Shares.

Fiduciary Duties and Business Judgment

Under Massachusetts law, members of the board of directors are entitled to rely in good faith upon information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by officers or employees of the corporation whom the director reasonably believes to be reliable and competent with respect to the information, opinions, reports or statements presented or legal counsel, public accountants, or other persons retained by the corporation, as to matters involving skills or expertise the director reasonably believes are matters (i) within the particular person’s professional or expert competence or (ii) as to which the particular person merits confidence. A director is not liable for any action taken as a director, or any failure to take any action, if he performed the duties of his office in compliance with this section.

Under Cayman Islands law, directors owe fiduciary duties to the company, including duties of loyalty, honesty, fidelity, good faith and acting in the best interests of the company. Directors must also act with skill, care and diligence with a standard measured against both objective and subjective tests.

Similar to Massachusetts law, Cayman Islands law permits directors to rely on information, opinions, reports, and statements prepared by officers, employees, committees or professional advisors, provided such reliance is reasonable and made in good faith. As a matter of Cayman Islands law, a director is under a general fiduciary duty to avoid conflicts of interest and Cayman Islands courts will generally defer to directors’ decisions if made in good faith, for a proper purpose and without conflicts of interest.

Flexibility for Decisions, Including Takeovers

The MBCA does not provide a list of statutory factors that corporate directors and officers may consider in making takeover decisions.

Cayman Islands law does not provide a list of statutory facts that directors and officers may consider in making takeover decisions.

Under Cayman Islands law, directors owe fiduciary duties to the company, including duties of loyalty, honesty, fidelity, good faith and acting in the best interests of the company. Directors must also act with skill, care and diligence with a standard measured against both objective and subjective tests.

Limitation on Personal Liability of Directors and Officers

The MBCA authorizes a corporation to adopt a charter provision eliminating or limiting the personal liability of directors and officers to the corporation for monetary damages for breach of fiduciary duty, except for liability for, any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law or any improper distributions to shareholders under the MBCA, or any transaction from which the director derived any improper personal benefit.

Cayman Islands law does not specifically restrict a Cayman Islands exempted company from exempting its directors or officers from liability for negligence or a breach of duty or a breach of trust, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to limit liability against willful default, willful neglect, actual fraud, or the consequences of committing a crime.

Under Cayman Islands law, the Cayman Company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the Cayman Company’s directors or officers usually may not be brought by a shareholder. In principle, a shareholder does not have a direct right of action against directors of the Cayman Company. However, based on Cayman Islands authorities and English authorities (which will be of persuasive authority in the Cayman Islands), there are exceptions to the foregoing principle such that a shareholder may be entitled to bring a derivate action on behalf of the Cayman Company, but only in limited circumstances, including but not limited to: the Cayman Company acts or proposes to act illegally or ultra vires; the act complained of (although not ultra vires) could be affected if duly authorised by a special resolution that has not been obtained; and those who control the Cayman Company are perpetuating a “fraud on the minority”. A shareholder may have a direct right of action against the Cayman Company where the individual rights of that shareholder have been or will be infringed. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions.

Indemnification

The MBCA has statutory mechanisms that permit corporations to indemnify directors, officers, employees, and agents in similar circumstances.

The Massachusetts Articles provide that the liability of Massachusetts Corporation directors for damages for any breach of fiduciary duty shall be limited to the fullest extent permitted by law. The Massachusetts Articles also provides that the Massachusetts Corporation will indemnify, and advance funds to and reimburse expenses of, Massachusetts Articles directors and officers that have been appointed the Massachusetts Corporation Board to the fullest extent permitted by law, and that the Massachusetts Corporation may indemnify, and advance funds to and reimburse expenses of, such other officers and employees as determined by the Massachusetts Corporation Board. The right of indemnification provided under the Massachusetts Bylaws is in addition to and not exclusive of any other rights to which any of the Massachusetts Corporation directors, officers or any other persons may otherwise be lawfully entitled. The Massachusetts Corporation has also entered into indemnification agreements with Massachusetts Corporation directors and officers, and the Massachusetts Corporation carries insurance policies insuring Massachusetts Corporation directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Part 8 of the MBCA authorizes the provisions, described above, that are contained in the Massachusetts Articles and the Massachusetts Bylaws. In addition, Sections 8.30 and 8.42 of the MBCA provide that if an officer or director discharges his or her duties in good faith and with the care that a person in a like position would reasonably exercise under similar circumstances and in a manner the officer or director reasonably believes to be in the best interests of the corporation, he or she will not be liable for such action.

Under Cayman Islands law, the Cayman Company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the Cayman Company’s directors or officers usually may not be brought by a shareholder. In principle, a shareholder does not have a direct right of action against directors of the Cayman Company. However, based on Cayman Islands authorities and English authorities (which will be of persuasive authority in the Cayman Islands), there are exceptions to the foregoing principle such that a shareholder may be entitled to bring a derivate action on behalf of the Cayman Company, but only in limited circumstances, including but not limited to: the Cayman Company acts or proposes to act illegally or ultra vires; the act complained of (although not ultra vires) could be affected if duly authorised by a special resolution that has not been obtained; and those who control the Cayman Company are perpetuating a “fraud on the minority”. A shareholder may have a direct right of action against the Cayman Company where the individual rights of that shareholder have been or will be infringed. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions.

Under the statutory indemnification mechanism in Massachusetts law, no corporation may indemnify a party unless it decides that indemnification is proper. Under the MBCA, the corporation through its shareholders, directors or independent legal counsel will determine whether the conduct of the person seeking indemnity conformed to the statutory provisions governing indemnity.

The Companies Act does not restrict the authority of a Cayman Islands exempted company to indemnify its directors, officers, employees, or agents, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud, or the consequences of committing a crime. The Cayman Articles provide for indemnification for every director and officer of the Cayman Company.

Advancement of Expenses

The MBCA permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon such individuals’ commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified.

Cayman Islands law does not restrict the authority of a Cayman Islands exempted company to advance expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, but there is no statutory provision expressly requiring or governing advancement of expenses. Instead, the ability to advance expenses is typically addressed in a Cayman Islands exempted company’s articles of association. The Cayman Articles provide for expense advancement provisions for indemnified persons.

Director Compensation

Both the MBCA and the Companies Act do not have a specific statute governing either the establishment of director compensation, or the fairness of director compensation. The Combined Company’s board of directors after the Cayman Redomestication will establish the compensation of its directors.

Action by Written Consent of Directors

The MBCA provides that, unless the articles of organization or the bylaws provide otherwise, any action required or permitted to be taken at a meeting of the directors or a committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent to the action in writing.

The Companies Act does not prescribe rules for the written consent of directors and the process is governed by a Cayman Islands exempted company’s articles of association which typically allows board decisions to be made by unanimous written consent in lieu of a meeting of the board of directors.

Neither the Massachusetts Articles or Massachusetts Bylaws, nor the Cayman Articles, limit the type or nature of a board action taken by written consent. A resolution in writing passed by the directors of the Cayman Company will be required to be executed by all the directors or committee thereof, entitled to receive notice of meetings of directors or committee thereof.

Actions by Written Consent of Shareholders and Shareholders

The MBCA provides that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if the action is taken either: (1) by all shareholders entitled to vote on the action; or (2) to the extent permitted by the articles of organization, by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting. In addition, the MBCA requires the corporation to give notice of the taking of corporate action without a meeting by less than unanimous written consent to those shareholders who did not consent in writing at least seven days before the action pursuant to the consent is taken. Any action required or permitted to be taken by the Massachusetts Corporation shareholders may be taken without a meeting if evidenced by consents signed by all Massachusetts Corporation shareholders entitled to vote on the matter.

Under Cayman Islands law, there is no statutory restriction on shareholder action by written consent and the process is governed by a Cayman Islands exempted company’s articles of association. The Cayman Articles provide that an ordinary resolution or a special resolution in writing signed by all shareholders entitled to receive notice of and to attend and vote at a general meeting of the Cayman Company will be as valid and effective as if such resolution had been passed at a meeting of the shareholders.

Dividends and Distributions

Unless further restricted in the certificate of incorporation, the MBCA permits a corporation to declare and pay dividends unless, if the corporation is a going concern, the corporation would not be able to pay its existing and reasonably foreseeable debts, liabilities and obligations, whether or not liquidated, matured, asserted or contingent, as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of organization permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Under the Companies Act and the Cayman Articles, the directors, by resolution, may declare dividends on shares in issue and authorize payment out of the funds of the Cayman Company lawfully available therefor. The directors may, subject to the preference of any classes of shares, authorize a dividend at such time and of such an amount as they think fit if they are satisfied that the Cayman Company will, have sufficient profits, retained earnings and/or share premium lawfully available therefor and, immediately after the payment of the dividend, satisfy the solvency test (that is, if the directors can determine based on the facts at the time that the company can in the future, following the payment of the dividend, pay its debts as they fall due in the ordinary course of business).

Restrictions on Business Combinations

While Massachusetts law provides certain protections to shareholders in connection with certain business combinations, which can be found in Chapter 110F of the MBCA, Cayman Islands law does not provide equivalent statutory protections to shareholders. Under Cayman Islands law, any specific provisions relating to business combinations needs to be set out expressly in the articles of association of a Cayman Islands exempted company. See “Shareholder and Shareholder Vote for Mergers and Other Corporation Reorganizations” below.

The Massachusetts Corporation is subject to the provisions of Chapter 110F of the MBCA. In general, Chapter 110F prohibits a publicly held Massachusetts corporation from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that this shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, five percent or more of the corporation’s voting stock.

Under Chapter 110F, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions: before the shareholder became interested, the corporation’s board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the shareholder became interested, the business combination was approved by the corporation’s board of directors of the corporation and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

A Massachusetts corporation may “opt out” of these provisions with an express provision in its original articles of organization or an express provision in its articles of organization or bylaws resulting from a shareholders’ amendment approved by at least a majority of the outstanding voting shares. The Massachusetts Corporation has not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of the Massachusetts Corporation may be discouraged or prevented.

Shareholder and Shareholder Vote for Mergers and Other Corporate Reorganizations

Under the MBCA, a merger, share exchange and sale of all or substantially all assets of a corporation must be approved by the board of directors and, unless (1) a greater percentage vote is required by the corporation’s articles of organization, by-laws, or board, or (2) a lesser percentage vote is required by the articles of organization, the merger, share exchange or sale of assets must be approved by two-thirds of all the shares entitled to vote on the matter. The articles of organization may provide for a lesser vote than two-thirds but not less than a majority of the shares entitled to vote on the matter. The Massachusetts Articles provide that a merger, consolidation, or sale of substantially all of the assets of the corporation may be approved by a majority of all of the shares entitled to vote on the matter.

Under Cayman Islands law, a company may merge with another company (wherever incorporated, provided that such merger is not prohibited by the laws of the jurisdiction of incorporation of that company) pursuant to the Companies Act. A merger under Cayman Islands law requires the approval by a special resolution, which in the context of a general meeting of the Cayman Company requires (i) not less than a two-thirds majority of the votes cast by such shareholders attending and voting in person or, where proxies are allowed, by proxy at a quorate general meeting of the Cayman Company and where a poll is taken, regard shall be had in computing a majority to the number of votes to which each shareholder is entitled or (ii) the written resolution of all shareholders entitled to vote at such general meeting.

No shareholder resolution is required for a merger between a parent company (i.e., a company that holds issued shares that together represent 90% of the votes at a general meeting of the subsidiary company) and its subsidiary company, provided the parent company is the surviving entity and a copy of the plan of merger (including the memorandum and articles of association of the company) is given to every member of each subsidiary company to be merged unless that member agrees otherwise.

Under Cayman Islands law, a Cayman Islands exempted company may be acquired through a tender offer by a third party. Where the holders of 90% or more in value of a class of the Cayman Company’s shares (excluding any shares already beneficially owned by the offeror) have within four months of the making of an offer accepted an offer for their shares in the Cayman Company, the remaining shareholders in that class may be statutorily required to also transfer their shares by notice given at any time within two months of the expiry of the four month period, unless, within one month, the non-tendering shareholders can obtain a Cayman court order otherwise providing. If the offeror has acquired acceptances of 90% of all the Cayman Company’s shares but does not exercise its “squeeze out” right, then the non-accepting shareholders have no statutory right to require the offeror to acquire their shares on the same terms as the original offer.

A Cayman Islands exempted company may also be acquired by way of a Cayman Islands court-approved scheme of arrangement under the Companies Act. A scheme of arrangement is a compromise or arrangement which may be entered into between a company and one or more classes of shareholders requires. In order to become binding and effective in accordance with its terms, the scheme of arrangement requires the approval of shareholders representing 75% or more by value of the shares of each class comprised in the scheme, in each case at the relevant meeting or meetings, and an order of the Grand Court of the Cayman Islands sanctioning the scheme of arrangement. A scheme of arrangement, if approved by the requisite statutory majorities and sanctioned by the Grand Court of the Cayman Islands, is binding on all of the shareholders of each class, including any dissenting shareholders. There is currently no cross class cramdown available under Cayman Islands law. Shares held by the acquiring party are likely to be considered to belong to a separate class for the purposes of approving the scheme.

Appraisal or Dissenter’s Rights

Under the MBCA, shareholders have appraisal rights in the event of certain corporate actions such as a merger, share exchange or action that materially and adversely affects the rights of a shareholder. If a proposed corporate action requiring appraisal rights is submitted to vote at a shareholder meeting, a shareholder who wishes to assert appraisal rights must: (1) deliver to the corporation, before the vote is taken, written notice of intent to demand payment for shares if the proposed action is effected; and (2) not vote any shares in favor of the proposed action. The corporation is required to pay fair value to a shareholder exercising appraisal rights for the shares held by such shareholder. If fair value is unsettled, the MBCA provides for resolution of fair value in a single equitable proceeding in a court in the county in Massachusetts where the corporation’s principal office or registered office is located.

Generally, under Cayman Islands law, shareholders of a Cayman Islands exempted company do not have statutory appraisal rights; provided that in the event of a statutory merger under the Companies Act a shareholder shall be entitled to receive the fair value of their shares upon dissenting from such merger. Rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date and where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

The mechanics and timing procedures vary somewhat between Massachusetts and the Cayman Islands, but both require technical compliance with specific notice and payment protocols.

Special Meetings of Shareholders and General Meetings of Shareholders

The MBCA permits special meetings of shareholders to be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special shareholder meeting.

Under Cayman Islands law, there is no statutory right for shareholders to call a general meeting where the articles of association provide for the calling of meetings. Where the articles of association provide for calling of meetings, the ability to convene such a meeting will be governed by the company’s articles of association.

Meetings Pursuant to Petition of Shareholders and Shareholders

The MBCA provides that a shareholder of a corporation may apply to superior court of the county where a corporation’s principal office or, if none, in the Commonwealth of Massachusetts, its registered office is located if an annual meeting was not held within the earlier of six months after the end of the corporation’s fiscal year or 15 months after its last annual meeting.

Under Cayman Islands law, there is no statutory provision allowing shareholders to petition a court to compel a general meeting and Cayman Islands exempted companies are not required to hold annual general meetings, unless otherwise set out expressly in the articles of association of a Cayman Islands exempted company.

Adjournment of Shareholder and Shareholder Meetings

Under the MBCA, if a meeting of shareholders is adjourned due to lack of a quorum and the adjournment is for more than 120 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting.

Under Cayman Islands law, the adjournment of shareholder meetings is not regulated by statute and is instead governed by a Cayman Islands exempted company’s articles of association. Typically, a Cayman Islands exempted company’s articles provide that if a meeting is not quorate, it may be adjourned to a later date without requiring new notice. There is no statutory requirement to provide notice of an adjourned meeting unless otherwise set out expressly in the articles of association of a Cayman Islands exempted company.

Duration of Proxies

Under the MBCA, a proxy executed by a shareholder will remain valid for a period of eleven months, unless the proxy provides for a longer period.

Under Cayman Islands law, there is no statutory equivalent.

Quorum and Voting

The MBCA provides that the certificate of incorporation and bylaws may establish quorum and voting requirements. If the certificate of incorporation and bylaws are silent as to specific quorum and voting requirements: (a) a majority of the votes entitled to be cast on a matter constitutes a quorum for action on a matter; (b) favorable action on a matter, other than the election of directors, is taken by a voting group if the votes cast within the group favoring the action exceed the votes cast opposing the action; (c) directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.; and (d) where a separate vote by a class or series is required, majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter and, favorable action on a matter, other than the election of directors, is taken by a voting group if the votes cast within the group favoring the action exceed the votes cast opposing the action. A bylaw dealing with quorum or voting requirements for shareholders, including additional voting groups, may not be adopted, amended, or repealed by the board of directors.

Under Cayman Islands law, quorum requirements are not regulated by statute and are instead governed by a Cayman Islands exempted company’s articles of association. Business may only be transacted at a meeting of shareholders of a Cayman Islands exempted company if a quorum is present. The Cayman Articles provide that the holders of record of one-third of the issued and outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of shareholders.

Shareholder and Shareholder Inspection Rights

The MBCA provides that upon five days written notice a shareholder of a corporation is entitled to inspect and copy, during regular business hours at the office where they are maintained, copies of any of the following records of the corporation: (1) articles of organization and bylaws, (2) resolutions adopted by the board of directors creating one or more classes or series of shares and fixing their rights and preferences, (3) minutes and written consents of all shareholders’ meetings for the past three years, (4) all written communications to shareholders generally within the past three years, including financial statements furnished, (5) a list of the names and business addresses of the corporation’s current directors and officers, and (6) the corporation’s most recent annual report delivered to the secretary of state.

Under Cayman Islands law, shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company, though directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of a Cayman Islands exempted company or any of them will be open to the inspection of shareholders not being directors.

What Doesn’t Change After Cayman Redomestication?

Apart from being governed by the Cayman Articles, the Companies Act, and the common law of the Cayman Islands, following completion of the Cayman Redomestication, the Combined Company will continue to exist in the form of a Cayman exempt company and will continue to be treated as a U.S. corporation for all purposes under the Code. By virtue of the Cayman Redomestication, all of the rights, privileges and powers of the Massachusetts Corporation, and all property, real, personal, and mixed, and all debts due to the Massachusetts Corporation, as well as all other things and causes of action belonging to the Massachusetts Corporation, will remain vested in the Cayman Company and will be the property of the Cayman Company. In addition, all debts, liabilities, and duties of the Massachusetts Corporation will remain attached to the Cayman Company and may be enforced against the Cayman Company.

No Change in the Business

The Cayman Redomestication will not result in any change in the Combined Company’s business, management, obligations, assets, or liabilities (other than as a result of the transaction costs related to the Cayman Redomestication).

The Combined Company’s management, including all directors and officers, will remain the same in connection with the Cayman Redomestication and will have the same positions with the Cayman Company. To the extent that the Cayman Redomestication will require the consent or waiver of a third party, the Combined Company will use commercially reasonable effects to obtain such consent or waiver before completing the Cayman Redomestication. Cyclerion and Korsana do not expect that any such required consent will impede the Combined Company’s ability to redomesticate to the Cayman Islands. The Cayman Redomestication will not otherwise adversely affect any of the Combined Company’s material contracts with any third parties, and the

Combined Company’s rights and obligations under such material contractual arrangements will continue as rights and obligations of the Cayman Company.

No Stock Exchange Listing or Securities Act Consequences

The Combined Company will continue to be a publicly held company following completion of the Cayman Redomestication, and the Cayman Shares will continue to be listed on Nasdaq and traded under the symbol “KRSA”. We expect that the Cayman Shares will trade under a new CUSIP. The Combined Company will continue to file required periodic reports and other documents with the SEC. Except as related to the implementation of a new CUSIP, there is not expected to be any interruption in the trading of the Cayman Shares as a result of the Cayman Redomestication. The Combined Company and its shareholders will be in the same respective positions under the federal securities laws after the Cayman Redomestication as the Combined Company and its shareholders were prior to the Cayman Redomestication.

No Material Accounting Implications

Effecting the Cayman Redomestication will not have any material accounting implications.

No Exchange of Stock Certificates Required

Shareholders will not be required to exchange their existing stock certificates (if any) for new share certificates.

U.S. Federal Income Tax Considerations of the Cayman Redomestication

The following discussion is a summary of U.S. federal income tax considerations to U.S. Holders (as defined below) of the Combined Company common stock and the Combined Company convertible preferred stock (the “Combined Company stock”) of the Cayman Redomestication, and, subject to the limitations, qualifications, and assumptions described herein and in the opinion filed as Exhibit 8.1 hereto, insofar as it describes matters of federal income tax law or conclusions with respect thereto, constitutes the opinion of Gibson, legal counsel to Korsana. The discussion does not purport to be a complete analysis of all potential tax considerations. The considerations of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws, are not discussed. This discussion is based on the Code, Treasury Regulations promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. The Combined Company has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax considerations of the Cayman Redomestication.

This discussion is limited to a U.S. Holder that holds the Combined Company stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations relevant to a U.S. Holder’s particular circumstances, including without limitation the effect of the Medicare contribution tax on net investment income, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code. In addition, it does not address considerations relevant to U.S. Holders subject to special rules, such as:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	persons holding the Combined Company stock as part of a hedge, straddle, or other risk-reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in the Combined Company stock;

•

partnerships or other entities or arrangements classified as partnerships, passthroughs, or disregarded entities for U.S. federal income tax purposes (and investors therein), S corporations or other passthrough entities (including hybrid entities);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the Combined Company stock under the constructive sale provisions of the Code;

•	persons who hold or receive the Combined Company stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

persons that own, or have owned, actually or constructively, more than 5% of the Combined Company stock.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the Combined Company stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, a partnership holding Combined Company stock and each partner in such partnership is urged to consult its tax advisor regarding the U.S. federal income tax considerations to it of the Cayman Redomestication.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of the Combined Company stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that: (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code); or (ii) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is for informational purposes only and is not tax advice. Each prospective investor is urged to consult its tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation as well as any tax considerations of the Cayman Redomestication arising under U.S. federal estate or gift tax laws, the laws of any state, local or non-U.S. taxing jurisdiction or any applicable income tax treaty.

U.S. Tax Status of the Cayman Company after the Cayman Redomestication

Pursuant to Section 7874 of the Code, the Combined Company after the Cayman Redomestication is and will continue to be treated as a U.S. corporation for all purposes under the Code. As such, the Combined Company after the Cayman Redomestication is subject to U.S. federal income tax on the Combined Company’s worldwide taxable income (regardless of whether such income is “U.S. source” or “foreign source”) and is required to file a U.S. federal income tax return annually with the IRS.

The Cayman Redomestication

In connection with this registration statement, Gibson, legal counsel to Korsana, will deliver an opinion that, subject to the limitations, qualifications, and assumptions described herein and in the opinion filed as Exhibit 8.1 hereto, the Cayman Redomestication will qualify as a “reorganization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(F) of the Code. As a result, a U.S. Holder will not recognize gain or loss upon the proposed Cayman Redomestication. A U.S. Holder will have the same aggregate basis in its Combined Company stock after the Cayman Redomestication as such U.S. Holder had in the corresponding Combined Company stock immediately prior to the Cayman Redomestication. A U.S. Holder’s holding period in the Combined Company stock immediately following the Cayman Redomestication will include such U.S. Holder’s holding period in the corresponding the Combined Company stock immediately prior to the Cayman Redomestication. Each U.S. Holder of shares of the Combined Company stock acquired on different dates and at different prices is urged to consult its tax advisor regarding the allocation of the tax basis and holding period of such shares.

Tax Reporting Regarding the Cayman Redomestication

Each U.S. Holder that receives shares of the Combined Company stock in the Cayman Redomestication is required to retain permanent records pertaining to the Cayman Redomestication and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Each U.S. Holder who owned at least five percent (by vote or value) of the total outstanding stock of the Combined Company stock or who owned securities in the Combined Company stock with a basis of $1,000,000 or more is required to attach a statement to their tax returns for the year in which the Cayman Redomestication is consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in the holder’s Combined Company stock and the fair market value of such stock. Each U.S. Holder is urged to consult with its tax advisor to comply with these rules.

This discussion of U.S. federal income tax considerations of the Cayman Redomestication is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax considerations of the Cayman Redomestication to a holder may be complex and will depend on such holder’s specific situation and on factors that are not within Cyclerion’s knowledge or control. Each holder is urged to consult its tax advisor with respect to the application of U.S. federal income tax laws to its specific situation as well as any tax considerations arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction.

Additional Information

Regulatory Matters

The consummation of the Cayman Redomestication does not require any Cayman Islands regulatory approval but certain documents will be required to be filed with the Cayman Islands Registrar of Companies including:

•

A director’s undertaking confirming that the Cayman Company is able to pay its debts as they become due in the ordinary course of business together with a statement of the Cayman Company’s assets and liabilities;

•

A sworn affidavit from a director stating that the Cayman Company is not in liquidation, subject to insolvency proceedings, or in the process of being wound up in any jurisdiction together with certain other declarations required under the Companies Act;

•

A certificate good standing provided by the Secretary of the Commonwealth of Massachusetts immediately prior to the Cayman Redomestication in together with the charter documents of the Massachusetts Corporation;

•	A formal notice of continuation to be filed with the Cayman Islands Registrar of Companies, notifying it of the Cayman Company’s intent to continue as a Cayman Islands exempted company; and

•	A directors’ resolution resolving to change the domicile of the Massachusetts Corporation from Massachusetts to the Cayman Islands.

Once the above requirements are satisfied, the Cayman Islands Registrar of Companies will issue a Certificate of Continuation, which serves as evidence that the Cayman Company has been duly registered in the Cayman Islands and migrated out of Massachusetts.

The consummation of the Cayman Redomestication requires the filing of the Plan of Domestication with Secretary of the Commonwealth of Massachusetts.

No other regulatory or governmental approvals or consents will be required in connection with the Cayman Redomestication.

Appraisal Rights

Holders of our Massachusetts Corporation Common Stock are not entitled to appraisal rights with respect to the Cayman Redomestication described in this proposal.

Legal Proceedings

From time to time, Cyclerion may become subject to various legal proceedings and claims that arise in the ordinary course of its business activities. As of the date of this proxy statement/prospectus, Cyclerion is not currently a party to any claim or litigation, the outcome of which, if determined adversely to it, would individually or in the aggregate be reasonably expected to have a material adverse effect on its business. Regardless of the outcome, litigation can have an adverse impact on Cyclerion because of defense and settlement costs, diversion of management resources and other factors.

Enforcement of Civil Liabilities

The Cayman Islands has a different body of securities laws as compared to the United States and may provide less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

There is uncertainty as to whether the courts of the Cayman Islands will recognize and enforce against the us, our directors and/or executive officers in the United States judgments obtained in the United States courts predicated upon the civil liability provisions of the securities laws of the United States. The courts of the Cayman Islands may be unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments with the United States), the courts of the Cayman Islands may, by an action commenced on the judgment obtained in the United States in the courts of the Cayman Islands, recognize and enforce, without retrial of the merits at common law, a foreign money judgment of a foreign court of competent jurisdiction provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, the court must have had proper jurisdiction over the parties subject to such judgment as a matter of Cayman Islands conflict of law rules, and such judgment must be: final and conclusive and for a liquidated sum, and must not be in respect of multiple damages, taxes or a fine or penalty, or other charges of a like nature, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy), no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and there is due compliance with the correct procedures under the laws of the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Interest of Certain Persons

Cyclerion’s board of directors believes that the corporate laws of the Commonwealth of Massachusetts and the Cayman Islands are substantially comparable as to the rights of shareholders, at least on balance of the relevant considerations against one another and as relevant to the Combined Company. As part of its process, Cyclerion’s board of directors considered if domestication to the Cayman Islands would convey any non-ratable benefits on any of the Combined Company’s directors or officers and did not identify any such non-ratable benefits. However, others may allege, and shareholders should be aware in voting on the Redomestication Proposal and the Cayman Redomestication Resolutions, that the Combined Company’s directors and executive officers may be considered to have interests in the Cayman Redomestication that are different from, or in addition to, the interests of the shareholders generally to the extent that it might afford them greater limitations on liability under the common law of the Cayman Islands for acts in their capacities as directors or officers occurring after the Cayman Redomestication. Cyclerion’s board of directors has considered these potential interests, among other matters, in reaching the decision to approve the Cayman Redomestication and to recommend that Cyclerion’s shareholders vote in favor of this proposal.

Proposal No. 4A: To approve the domestication of Cyclerion from the Commonwealth of Massachusetts to the Cayman Islands by domestication pursuant to the MBCA and adopt the Cayman Redomestication Resolutions

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Cayman Redomestication and the adoption of the Cayman Redomestication.

Proposal No. 4B: To resolve as a special resolution that: (i) the domestication of Cyclerion from the Commonwealth of Massachusetts to the Cayman Islands by way of continuation pursuant to the Companies Act and the Cayman Redomestication Resolutions be approved; and (ii) with effect from the registration of Cyclerion in the Cayman Islands, the memorandum of association and articles of association in the form presented to the Cyclerion Annual Meeting (with such further consequential amendments as may be deemed necessary by the Cyclerion Board) be and are adopted as the memorandum of association and articles of association of the Cayman Company with the name of the company as set out therein.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of Proposal No. 4B.

Certain Cyclerion shareholders have agreed to vote any shares of Cyclerion Common Stock owned by them in favor of the Redomestication Proposal. See “Agreements Related to the Merger — Support Agreements” beginning on page 186 of this proxy statement/prospectus for more information.

THE CYCLERION BOARD RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS NOS. 4A AND 4B AND THE ADOPTION OF THE CAYMAN REDOMESTICATION RESOLUTIONS.

PROPOSAL NO. 5 - THE DIRECTOR ELECTION PROPOSAL

General

Cyclerion’s Bylaws provide that the Cyclerion Board shall consist of no less than three directors (except when there are fewer than three shareholders), and that the number of directors may be increased or decreased at any time by a vote of a majority of the directors then in office. The Cyclerion Board currently consists of six directors, all of whose current terms will expire at the Cyclerion Shareholders Meeting. The following individuals are being nominated to serve on the Cyclerion Board: Errol B. De Souza, Ph.D., Regina M. Graul, Ph.D., Peter M. Hecht, Ph.D., Michael Higgins, Steven E. Hyman, M.D., and Dina Katabi, Ph.D.

For information about each of the nominees and the Cyclerion Board generally, please see “Cyclerion Directors, Officers and Corporate Governance” elsewhere in this registration statement.

If elected, the nominees will hold office until the next Annual Meeting and until a respective successor is elected and has been qualified, or until such director resigns or is removed from office.

Cyclerion shareholders should understand, however, that if the Merger is consummated, the approval of the director nominees named in the Director Election Proposal will only have an effect until the completion of the Merger because the composition of the Cyclerion Board will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement. Following the Merger, the Combined Company’s board of directors will consist of six members designated by Korsana, including Andrew Gottesdiener, Tomas Kiselak, Michelle Pernice, Nimish Shah, and Dr. Jonathan Violin and with one seat currently vacant. All of Cyclerion’s current directors are expected to resign from their positions as directors of Cyclerion, effective by the closing of the Merger.

The Merger is not conditioned upon the election of the director nominees named in the Director Election Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the election of the director nominees named in the Director Election Proposal. However, if the nominee is unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as the Cyclerion Board may designate.

THE CYCLERION BOARD RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES NAMED IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 6 - THE AUDITOR RATIFICATION PROPOSAL

General

At the Cyclerion Shareholders Meeting, Cyclerion will ask its shareholders to ratify the appointment by the audit committee of the Cyclerion Board (the “Cyclerion audit committee”) of Ernst & Young LLP as Cyclerion’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Ernst & Young LLP has served as Cyclerion’s independent registered public accounting firm since 2019.

Neither the Cyclerion’s Bylaws nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as Cyclerion’s independent registered public accounting firm. However, the Cyclerion audit committee has requested the Cyclerion Board submit the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Cyclerion audit committee of the will reconsider whether or not to retain that firm. Even if the selection is ratified, the Cyclerion audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Cyclerion and its shareholders.

A representative of Ernst & Young LLP is expected to be present at the Cyclerion Shareholders Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from Cyclerion shareholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Cyclerion for the fiscal years ended December 31, 2025 and 2024 by Ernst & Young LLP, Cyclerion’s principal accountant.

	FISCAL YEAR ENDED DECEMBER 31,
	2025	2024
Audit fees	$385,000	$385,000
Audit-related fees	70,000	15,000
All other fees	—	—
Total	$455,000	$400,000

Audit fees were for professional services rendered for the audit of Cyclerion’s annual financial statements and reviews of interim financial statements included in Cyclerion’s quarterly reports on Form 10-Q, including accounting consultations, as well as for services that are normally provided in connection with regulatory filings or engagements.

All of the services of Ernst & Young LLP for the years ended December 31, 2025 and 2024 described above were pre-approved by the Cyclerion audit committee.

Audit Committee Pre-Approval Policy

The Cyclerion audit committee has adopted a policy for the pre-approval of audit and non-audit services rendered by Cyclerion’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Cyclerion audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Cyclerion audit committee’s members, but the decision must be reported to the full Cyclerion audit committee at its next scheduled meeting.

The Cyclerion audit committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Audit Committee Report

The Cyclerion audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 with management of Cyclerion and Ernst & Young LLP, Cyclerion’s independent registered public accounting firm. The Cyclerion audit committee has also received from, and discussed with, Cyclerion’s independent registered public accounting firm the written disclosures and other communications that Cyclerion’s independent registered public accounting firm is required to provide to the Cyclerion audit committee, including, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Cyclerion audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Cyclerion audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Cyclerion audit committee has recommended to the Cyclerion Board that the audited financial statements be included in Cyclerion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

By the Audit Committee of the Board of Directors of Cyclerion Therapeutics, Inc.

Michael J. Higgins, Chair

Errol B. De Souza, Ph.D.

Steven E. Hyman, M.D.

The Merger is not conditioned upon the approval of the Auditor Ratification Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the Auditor Ratification Proposal.

THE CYCLERION BOARD RECOMMENDS A VOTE “FOR” THE AUDITOR RATIFICATION PROPOSAL.

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Cyclerion under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 7 - THE STOCK PLAN PROPOSAL

General

At the Cyclerion Shareholders Meeting, Cyclerion will ask its shareholders to approve the Korsana Biosciences, Inc. 2026 Stock Incentive Plan (the “2026 Stock Plan”) to be effective on the closing date of the Merger. The 2026 Stock Plan was approved by the Cyclerion Board on    , 2026, subject to stockholder approval and the consummation of the Merger. If the 2026 Stock Plan is approved by stockholders and the Merger is consummated, no further awards will be granted under Cyclerion’s 2019 Equity Incentive Plan.

The purpose of the 2026 Stock Plan is to promote and closely align the interests of employees, officers, non-employee directors and other individual service providers of the Combined Company and its stockholders by providing stock-based compensation and other performance-based compensation. The objectives of the 2026 Stock Plan are to attract and retain the best available employees, officers, non-employee directors and other individual service providers for positions of substantial responsibility and to motivate participants to optimize the profitability and growth of the Combined Company through incentives that are consistent with the Combined Company’s goals and that link the personal interests of participants to those of the Combined Company’s stockholders. The 2026 Stock Plan allows for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), other stock-based awards and incentive bonuses (collectively, “Awards”).

Summary of the 2026 Stock Plan

The following description of the 2026 Stock Plan is not intended to be complete and is qualified in its entirety by the complete text of the 2026 Stock Plan, a copy of which is attached as Annex P to this proxy statement/prospectus. Stockholders are urged to read the 2026 Stock Plan in its entirety.

Administration

The 2026 Stock Plan will be administered by the compensation committee of the Combined Company board of directors, or another committee designated by the Combined Company board of directors to administer the 2026 Stock Plan, which is referred to herein as the “Administrator.” The Administrator will have broad authority, subject to the provisions of the 2026 Stock Plan, to administer and interpret the 2026 Stock Plan and Awards granted thereunder. All decisions and actions of the Administrator will be final.

Stock Subject to 2026 Stock Plan

The initial share pool under the 2026 Stock Plan will be    % of the total number of shares of outstanding capital stock immediately following the consummation of the Merger (including Combined Company common stock, preferred stock and unexercised pre-funded warrants), subject to certain adjustments in the event of a change in the Combined Company’s capitalization. The shares that may be issued under the 2026 Stock Plan will be automatically increased on January 1 of each year beginning in 2027 and ending with a final increase on January 1, 2036 in an amount equal to    % of the diluted stock (including Combined Company common stock, preferred stock and unexercised pre-funded warrants) on the preceding December 31, unless a lower, or no, increase is determined by the Administrator. Only    shares of Combined Company common stock may be issued under the 2026 Stock Plan as incentive stock options.

Shares of Combined Company common stock issued under the 2026 Stock Plan may be either authorized and unissued shares or previously issued shares acquired by the Combined Company. On termination or expiration of an Award under the 2026 Stock Plan, in whole or in part, the number of shares of Combined Company common stock subject to such Award but not issued thereunder or that are otherwise forfeited back to the Combined Company will again become available for grant under the 2026 Stock Plan. Additionally, shares retained or withheld in payment of any exercise price, purchase price, or tax withholding obligation of an Award will again become available for grant under the 2026 Stock Plan.

As of    , 2026, the closing price of a share of Cyclerion Common Stock was $    per share, as reported on Nasdaq.

Eligibility

Current or prospective employees, officers, non-employee directors, and other independent service providers of the Combined Company and its subsidiaries will be eligible to participate in the 2026 Stock Plan, if selected by the Administrator. Following the Merger, it is expected that approximately employees (including    executive officers),    non-employee directors and    other individual service providers of the Combined Company will be eligible to participate in the 2026 Stock Plan.

The aggregate dollar value of equity-based (based on the grant date fair market value of equity-based Awards) and cash compensation granted under the 2026 Stock Plan or otherwise to any non-employee director for service on the board may not exceed $    during any full calendar year following the effective date; provided, however, that in the calendar year in which a non-employee director first joins the board or during any calendar year in which a non-employee director is designated as Chairman of the Board or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation granted to the non-employee director may be up to $    .

Types of Awards

Stock Options. All stock options granted under the 2026 Stock Plan will be evidenced by a written agreement with the participant, which provides, among other things, whether the option is intended to be an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not generally exceed ten years, and other terms and conditions. Subject to the express provisions of the 2026 Stock Plan, options generally may be exercised over such period, in installments or otherwise, as the Administrator may determine. The exercise price for any stock option granted may not generally be less than the fair market value of the Combined Company common stock subject to that option on the grant date. The exercise price may be paid in cash or such other method as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares, or withholding of shares deliverable upon exercise. The 2026 Stock Plan permits, without stockholder approval, the Administrator to reduce the exercise price of a previously awarded option or cancel and re-grant or exchange such option for cash or a new Award with a lower (or no) exercise price.

Stock Appreciation Rights. SARs may be granted alone or in conjunction with all or part of a stock option. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the Combined Company common stock at the time of exercise exceeds the exercise price of the SAR. This amount is payable in Combined Company common stock, cash, restricted stock, or a combination thereof, at the Administrator’s discretion. The 2026 Stock Plan permits, without stockholder approval, the Administrator to reduce the exercise price of a previously awarded SAR or cancel and re-grant or exchange such SAR for cash or a new Award with a lower (or no) exercise price.

Restricted Stock and RSUs. Awards of restricted stock consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs result in the transfer of shares of cash or stock to the participant only after specified conditions are satisfied. The Administrator will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance vesting conditions.

Other Stock-Based Awards. Other stock-based awards are Awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of Combined Company common stock.

Incentive Bonuses. Each incentive bonus will confer upon the participant the opportunity to earn a payment, which may be subject to vesting or performance criteria established by the Administrator. Payment of the amount due under an incentive bonus may be made in cash or shares, as determined by the Administrator.

Performance Criteria

The Administrator may specify certain performance criteria which must be satisfied before Awards will be granted or will vest. The performance goals may vary from participant to participant, group to group, and period to period.

Transferability

Awards generally may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or SAR may be exercisable only by the participant during his or her lifetime.

Clawback

Awards will be subject to recoupment in accordance with any clawback policy adopted by the Combined Company (or any successor or other clawback policy adopted by the Combined Company).

Adjustments Upon a Change in Capitalization

In the event of a change in capitalization of the Combined Company, including any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution (other than quarterly cash dividends), the share pool and outstanding Awards will be equitably adjusted by the Administrator.

Change in Control

In the event of a change in control of the Combined Company, the Administrator may (i) provide for the assumption of outstanding Awards, (ii) issue substitute awards, (iii) accelerate vesting or waive any forfeiture conditions, (iv) accelerate the exercisability of the award, (v) make any other adjustments to outstanding Awards as deemed to be appropriate or (vi) provide for the cancellation and cash-out of outstanding Awards; however, if Awards are not assumed, continued or substituted for, then all outstanding Awards will become fully vested and exercisable (with performance based on target or actual achievement as determined by the Administrator).

Amendment and Termination

The Combined Company board of directors will have the right to amend, alter, suspend, or terminate the 2026 Stock Plan at any time, provided certain enumerated material amendments may not be made without stockholder approval. No amendment or alteration to the 2026 Stock Plan or an Award or Award agreement will be made that would materially impair the rights of the holder, without such holder’s consent; however, no consent will be required if the Administrator determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the Combined Company, the 2026 Stock Plan, or such Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. The 2026 Stock Plan will automatically terminate as to the grant of future awards, unless earlier terminated by the Combined Company board of directors, on    , 2036.

Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax treatment applicable to the Combined Company and the participants who receive Awards under the 2026 Stock Plan based on the federal income tax laws in effect on the date of this proxy statement/prospectus. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on their specific circumstances.

The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Section 409A of the Code), or tax laws other than U.S. federal income tax law. Because individual circumstances may vary, each participant is urged to consult their tax advisor concerning the tax implications of Awards granted under the 2026 Stock Plan.

Incentive Stock Options

Options granted under the 2026 Stock Plan may be either incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet such requirements. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for ordinary income tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. Unless there is a “disqualifying disposition”, as described below, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. A disqualifying disposition occurs if the disposition is less than two years after the date of grant or less than one year after the exercise date. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be a capital gain or loss. If the optionee makes a disqualifying disposition of the purchased shares, then the Combined Company (or, if applicable, the affiliate employer) will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The Combined Company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Nonqualified Stock Options

No taxable income is recognized by an optionee upon the grant of a non-qualified stock option. The optionee in general will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. The Combined Company (or, if applicable, the affiliate employer) will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-qualified stock option.

Stock Appreciation Rights

No taxable income is recognized upon receipt of a SAR. The participant will recognize ordinary income in the year in which the SAR is exercised, in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the base price in effect for the exercised right, and the participant will be required to satisfy the tax withholding requirements applicable to such income. The Combined Company (or, if applicable, the affiliate employer) will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the SAR.

Restricted Stock Awards

A participant who receives unvested shares of Combined Company common stock will not recognize any taxable income at the time those shares are granted but will have to report as ordinary income, as and when the restrictions constituting a substantial risk of forfeiture lapse, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the amount paid (if any) for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (a) the fair market value of those shares on the issue date over (b) the amount paid (if any) for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the shares subsequently vest. The Combined Company (or, if applicable, the affiliate employer) will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time such ordinary income is recognized by the participant.

Restricted Stock Units, Other Stock-Based Awards, Incentive Bonuses

Generally, no taxable income is recognized upon the grant of RSUs, other stock-based awards or incentive bonuses. The participant will recognize ordinary income in the year in which the award is settled in shares or cash. The amount of that income will be equal to the fair market value of the shares on the date of issuance or the amount of the cash paid in settlement of the award, and the participant will be required to satisfy the tax withholding requirements applicable to the income. The Combined Company (or, if applicable, the affiliate employer) will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued or the cash amount is paid.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” in excess of $1.0 million. It is expected that compensation deductions for any covered employee with respect to awards granted under the 2026 Stock Plan will be subject to the $1.0 million annual deduction limitation. The Administrator of the 2026 Stock Plan may grant Awards under the 2026 Stock Plan that are or may become non-deductible when it believes doing so is in the best interests of the Combined Company and its stockholders.

New Plan Benefits

Cyclerion cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future to eligible participants under the 2026 Stock Plan because the grant of Awards and terms of such Awards are to be determined in the sole discretion of the Administrator.

The Merger is not conditioned upon the approval of the Stock Plan Proposal. However, the Stock Plan Proposal is conditioned on the consummation of the Merger. Notwithstanding the approval of the Stock Plan Proposal, if the Merger is not completed, the actions contemplated by the Stock Plan Proposal will not be effected.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the Stock Plan Proposal.

THE CYCLERION BOARD RECOMMENDS A VOTE “FOR” THE STOCK PLAN PROPOSAL.

PROPOSAL NO. 8 - THE ESPP PROPOSAL

General

At the Cyclerion Shareholders Meeting, Cyclerion will ask its shareholders to approve the Korsana Biosciences, Inc. 2026 Employee Stock Purchase Plan (the “2026 ESPP”) to be effective on the closing date of the Merger. The 2026 ESPP was approved by the Cyclerion Board on    , 2026, subject to stockholder approval and the consummation of the Merger. If the 2026 ESPP is approved by stockholders and the Merger is consummated, Cyclerion’s 2019 Employee Share Purchase Plan will be terminated and no further shares will be issued thereunder.

The purpose of the 2026 ESPP is to provide employees of the Combined Company and its designated subsidiaries with an opportunity to purchase shares of the Combined Company common stock through accumulated contributions. The 2026 ESPP, and the rights of participants to make purchases thereunder, is intended to qualify under Section 423 of the Code; however, sub-plans that do not meet the requirements of Section 423 of the Code may be established for the benefit of eligible employees of non-U.S. subsidiaries of the Combined Company.

Summary of the ESPP

The following description of the 2026 ESPP is not intended to be complete and is qualified in its entirety by the complete text of the 2026 ESPP, a copy of which is attached as Annex Q to this proxy statement/prospectus. Stockholders are urged to read the 2026 ESPP in its entirety.

Administration

The 2026 ESPP will be administered by the compensation committee of the Combined Company board of directors or another committee designated by the Combined Company board of directors to administer, which is referred to herein as the “ESPP Administrator.” All questions of interpretation of the 2026 ESPP are determined by the ESPP Administrator, whose decisions are final and binding upon all participants. The ESPP Administrator may delegate, subject to applicable law, its responsibilities under the 2026 ESPP to one or more other persons. The ESPP Administrator may adopt rules or procedures relating to the operation and administration of the 2026 ESPP to accommodate the specific requirements of local laws and procedures, including to adopt sub-plans for participants outside of the United States.

Stock Subject to ESPP

The initial share pool under the 2026 ESPP will be the lesser of (i)    % of the total number of shares of outstanding capital stock immediately following the consummation of the Merger (including Combined Company common stock, preferred stock and unexercised pre-funded warrants) or (ii)    shares, subject to certain adjustments in the event of a change in the Combined Company’s capitalization. The shares that may be issued under the 2026 ESPP will be automatically increased on January 1 of each year beginning in 2027 and ending with a final increase on January 1, 2036 in an amount equal to the lesser of    % of the diluted stock (including Combined Company common stock, preferred stock and unexercised pre-funded warrants) on the preceding December 31 or    , unless a lower, or no, increase is determined by the ESPP Administrator. Shares of Combined Company common stock issued under the 2026 ESPP may either be shares of authorized but unissued Combined Company common stock, Combined Company common stock held as treasury shares, or Combined Company common stock acquired in an open-market transaction.

If the total number of shares to be purchased by all participants on any exercise date (as defined below) exceeds the number of shares remaining available for issuance under the 2026 ESPP, the ESPP Administrator may make a pro rata allocation of the remaining available number of shares in as uniform a manner as possible and as the ESPP Administrator determines to be equitable.

As of    , 2026, the closing price of a share of Cyclerion Common Stock was $    per share, as reported on Nasdaq.

Eligibility

All employees of the Combined Company or a designated subsidiary of the Combined Company (as defined in the 2026 ESPP) who customarily work for more than 20 hours per week and more than five months in any calendar year and satisfy the requirements set forth in the 2026 ESPP will be eligible to participate in the 2026 ESPP. However, any employee who would own (or pursuant to Section 424(d) of the Code would be deemed to own) more than 5% of the voting power or value of the Combined Company common stock immediately after a grant under the 2026 ESPP is not eligible to participate, and no participant may purchase more than $25,000 of Combined Company common stock in any one calendar year. Following the Merger, it is expected that approximately employees will be eligible to participate in the 2026 ESPP.

Offering Periods

The 2026 ESPP is generally implemented by a series of “offering periods” which will not exceed 27 months. The offering periods under the 2026 ESPP will be established by the ESPP Administrator.

Payroll Deductions

To participate in an offering period, an eligible employee must execute and submit a properly completed subscription agreement on or before a date determined by the ESPP Administrator prior to the applicable enrollment date. Once enrolled in the 2026 ESPP, a participant can purchase shares of Combined Company common stock with payroll deductions at the end of the applicable offering period. Once an offering period is over, a participant is automatically enrolled in the next offering period unless the participant chooses to withdraw from the 2026 ESPP.

Each subscription agreement will request a deduction in an amount expressed as a whole percentage between    % and    % and all payroll deductions will be credited to the eligible employee’s account. The maximum permissible contribution by any participant for all offering periods during any calendar year is $25,000. No interest will be paid on any amount held in the account of any eligible employee.

Option Grant

On the first trading day of each offering period, each eligible employee automatically will be granted an option to acquire shares of Combined Company common stock on the exercise date. All participants granted options under the 2026 ESPP will have the same rights and privileges consistent with the requirements set forth in Section 423 of the Code. No eligible employee will be permitted to purchase more than    shares of Combined Company common stock during each purchase period.

Purchase Price

The price per share at which shares are purchased under the 2026 ESPP is determined by the ESPP Administrator, but in no event will be less than 85% of the fair market value of the Combined Company common stock on the first or the last trading day of the offering period, whichever is lower.

Exercise of Options

At the end of each offering period, unless the participant has withdrawn from the 2026 ESPP, payroll deductions are applied automatically to purchase shares of Combined Company common stock at the price described above. The number of shares purchased is determined by dividing the payroll deductions by the applicable purchase price, rounded down to the nearest whole share.

Any payroll deductions accumulated in a participant’s account that are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent option period (subject to earlier withdrawal in accordance with the terms of the 2026 ESPP). Any other amounts of payroll deductions in a participant’s account that are not used for the purchase of shares of Combined Company common stock, whether because of the participant’s withdrawal, because the amount would enable the participant to purchase more than the maximum number of shares, or for any other reason, will be returned to the participant, without interest, as soon as administratively practicable after such withdrawal, exercise date or other event, as applicable.

Cancellation and Withdrawal

Participants may cancel all (but not less than all) of their option and terminate their subscription agreement by delivering a written notice revoking their subscription to the Combined Company or by following an electronic or other withdrawal procedure determined by the ESPP Administrator. Upon such termination and cancellation, the balance in the participant’s account will be returned to the participant, without interest, as soon as administratively practicable thereafter.

Termination of Employment or Eligibility

Upon the termination of a participant’s employment with the Combined Company (or a designated subsidiary, as applicable) for any reason or if a participant loses eligibility to participate in the 2026 ESPP, the participant’s option will be deemed cancelled, the balance in the participant’s account will be returned to the participant (or his or her estate or designated beneficiary in the event of the participant’s death), without interest, as soon as administratively practicable, and the participant will have no other rights under the 2026 ESPP.

Transferability

Rights to purchase Combined Company common stock under the 2026 ESPP may not be transferred by a participant and may be exercised during a participant’s lifetime only by the participant.

Adjustments Upon a Change in Capitalization

In the event of any reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends, extraordinary dividends or distributions, or similar events, the ESPP Administrator will appropriately adjust the number and class of shares available under the 2026 ESPP and the applicable purchase price of such shares.

Merger or Other Corporate Transaction

In the event of a merger, sale, or other similar corporate transaction involving the Combined Company, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the option, the offering period with respect to which such option relates will be shortened by setting a new exercise date on which such offering period shall end. The new exercise date will occur before the date of the Combined Company’s proposed merger, sale, or other similar corporate transaction.

Amendment and Termination

The ESPP Administrator may amend, suspend or terminate the 2026 ESPP at any time and, in the event of a termination of the 2026 ESPP, may terminate all outstanding offering periods (and return each participant’s account balance to the participant) or allow outstanding offering periods to expire in accordance with their terms. The 2026 ESPP will continue in effect until terminated by the ESPP Administrator.

Federal Income Tax Consequences

The following is a brief description of the federal income tax treatment that will generally apply to the grant and exercise of rights under the 2026 ESPP, based on federal income tax laws in effect on the date of this proxy statement/prospectus. The exact federal income tax treatment of options under the 2026 ESPP will depend on the specific nature of any such option and the individual tax attributes of the participant. The following summary is not intended to be exhaustive and, among other considerations, does not describe gift, estate, social security, state, local or international tax consequences. In addition, if one or more sub-plans are established for employees of non-U.S. subsidiaries, the tax rules may be different than discussed below.

The 2026 ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and, as a result, employees who participate in the 2026 ESPP will be afforded favorable tax treatment subject to meeting certain requirements specified by the Code. In general, there are no federal income tax consequences to a participant upon the grant of the option to purchase shares under the 2026 ESPP at the beginning of an option period or upon its exercise on the exercise date at the end of an option period. Upon the disposition of shares acquired upon exercise of an option, the participant will generally be subject to tax and the nature and amount of the tax will depend on whether the employee has satisfied the statutory holding period.

If the employee holds shares acquired under the 2026 ESPP for at least two years from the grant date of his or her option and at least one year from the date he or she acquired the shares (referred to as the “statutory holding period”), any gain on the sale of the shares will be taxed as ordinary income to the extent of the lesser of (i) the amount by which the fair market value of the shares on the grant date (i.e., the first day of the option period) exceeded the exercise price for the option, or (ii) the amount by which the fair market value of the shares on the date of sale exceeds the exercise price of the option. Any additional gain or loss will be taxed as long-term capital gain or loss.

If the participant sells or otherwise disposes of the shares before the expiration of the statutory holding period, then in the year of such “disqualifying” disposition, the participant will be required to recognize ordinary income equal to the difference between the fair market value of the shares on the date of the exercise of the option and the exercise price of the option. Any additional gain or loss will be short-term or long-term capital gain or loss depending on the length of time the employee has held the shares.

The Combined Company is not entitled to any deduction with respect to the difference between the fair market value of the Combined Company common stock and the option exercise price if the participant satisfies the statutory holding period described above. If shares are sold before the statutory holding period is satisfied, the Combined Company (or, if applicable, the affiliate employer) is entitled to a tax deduction for any ordinary income recognized by the participant.

New Plan Benefits

The benefits that will be received by or allocated to eligible employees under the 2026 ESPP cannot be determined at this time because the amount of payroll deductions contributed to purchase shares of Combined Company common stock under the 2026 ESPP is entirely within the discretion of each participant (subject to the limitations discussed above).

The Merger is not conditioned upon the approval of the ESPP Proposal. However, the ESPP Proposal is conditioned on the consummation of the Merger. Notwithstanding the approval of the ESPP Proposal, if the Merger is not completed, the actions contemplated by the ESPP Proposal will not be effected.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the ESPP Proposal.

THE CYCLERION BOARD RECOMMENDS A VOTE “FOR” THE ESPP PROPOSAL.

PROPOSAL NO. 9 - THE MERGER COMPENSATION PROPOSAL

General

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Cyclerion is seeking non-binding, advisory shareholder approval of certain compensation arrangements for Cyclerion named executive officers that are based on or otherwise relate to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “The Merger — Interests of Cyclerion’s Directors and Executive Officers in the Merger — Golden Parachute Compensation” beginning on page 155 of this proxy statement/prospectus. At the Cyclerion Shareholders Meeting, Cyclerion will therefore ask its shareholders to adopt the following resolution:

“RESOLVED: That certain compensation arrangements for Cyclerion named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “The Merger — Interests of Cyclerion’s Directors and Executive Officers in the Merger — Golden Parachute Compensation” in the proxy statement/prospectus, are hereby APPROVED on a non-binding, advisory basis.”

Because the vote is advisory in nature only, it will not be binding on Cyclerion. Accordingly, to the extent Cyclerion is contractually obligated to pay the compensation, the compensation will be payable to the named executive officers, subject only to the conditions applicable thereto, if the Merger is completed, regardless of the outcome of the advisory vote.

The Merger is not conditioned upon the approval of the Merger Compensation Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Merger Compensation Proposal.

THE CYCLERION BOARD RECOMMENDS A VOTE “FOR” THE MERGER COMPENSATION PROPOSAL.

PROPOSAL NO. 10 – THE SAY-ON-PAY PROPOSAL

Section 14A of the Exchange Act requires that Cyclerion provide its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of Cyclerion’s named executive officers as disclosed in this proxy statement/prospectus in accordance with the compensation disclosure rules of the SEC.

Cyclerion’s compensation programs are designed to effectively align Cyclerion’s executives’ interests with the interests of Cyclerion’s shareholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for Cyclerion’s shareholders. Cyclerion’s shareholders are urged to read the section titled “Cyclerion Executive Officer and Director Compensation” in this proxy statement/prospectus, which discusses how Cyclerion’s executive compensation policies and practices implement Cyclerion’s compensation philosophy and contains tabular information and narrative discussion about the compensation of Cyclerion’s named executive officers. The Compensation Committee of the Cyclerion Board (the “Cyclerion Compensation Committee”) believes that the objectives of Cyclerion’s executive compensation program, as they relate to Cyclerion’s named executive officers, are appropriate for a company of Cyclerion’s size and stage of development and that its compensation policies and practices help meet those objectives. In addition, the Cyclerion Compensation Committee believes that Cyclerion’s executive compensation program, as it relates to Cyclerion’s named executive officers, achieves an appropriate balance between fixed compensation and variable incentive compensation. The Cyclerion Board and the Cyclerion Compensation Committee believe that Cyclerion’s policies and practices are effective in implementing Cyclerion’s compensation philosophy and in achieving Cyclerion’s compensation program goal. Accordingly, Cyclerion is asking its shareholders to approve the compensation of Cyclerion’s named executive officers.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of Cyclerion’s named executive officers, as described in this proxy statement/prospectus in accordance with the compensation disclosure rules of the SEC. Accordingly, Cyclerion is asking its shareholders to vote on the following resolution at the Cyclerion Shareholders Meeting:

“RESOLVED, that the compensation paid to the Cyclerion’s named executive officers, as disclosed in Cyclerion’s proxy statement/prospectus related to its 2026 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the SEC, including the compensation tables and the related material disclosed in the proxy statement/prospectus is hereby APPROVED on a non-binding, advisory basis.”

Because the vote is advisory in nature only, it will not be binding on Cyclerion.

The Merger is not conditioned upon the approval of the Say-on-Pay Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Say-on-Pay Proposal.

THE CYCLERION BOARD RECOMMENDS A VOTE “FOR” THE SAY-ON-PAY PROPOSAL.

PROPOSAL NO. 11 - THE ADJOURNMENT PROPOSAL

General

If Cyclerion fails to receive a sufficient number of votes to approve the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal, and/or the Reverse Stock Split Proposal, Cyclerion may propose to adjourn the Cyclerion Shareholders Meeting, for a period of not more than 60 days, for the purpose of soliciting additional proxies to approve the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal, and/or the Reverse Stock Split Proposal. Cyclerion currently does not intend to propose adjournment at the Cyclerion Shareholders Meeting if there are sufficient votes to approve the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal, and/or the Reverse Stock Split Proposal.

The Merger is not conditioned upon the approval of the Adjournment Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Adjournment Proposal.

THE CYCLERION BOARD RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL, IF NECESSARY.

CYCLERION’S BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section to “Cyclerion,” the “Company” “we,” “us,” “our” and other similar terms refer to Cyclerion and its subsidiaries.

Overview and Strategy

Prior to the announcement of the Merger, we were focused on building a pipeline of innovative therapeutics to address serious neuropsychiatric disorders with significant unmet medical need. Our strategic focus has been centered on the development of a novel therapeutic approach for neuropsychiatric conditions, with the lead indication being treatment-resistant depression (“TRD”), which we believe represents a substantial clinical and commercial opportunity.

Primary Focus on New Potential Treatment for Treatment Resistant Depression

Over the past year, we refined our strategic direction toward programs that combine established pharmacologic agents with enabling technologies designed to improve precision, reproducibility, and patient outcomes. As part of this strategy, Cyclerion has evaluated multiple opportunities and, prior to the announcement of the Merger, prioritized CYC-126, an individualized therapy for TRD as our foundational development program.

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In September 2025, we entered into a license agreement with the Massachusetts Institute of Technology (“MIT”) for intellectual property supporting this program (the “MIT License Agreement”). Under the terms of the MIT License Agreement, MIT will be eligible to receive up to $4.4 million upon the achievement of certain development, regulatory and sales milestone payments. MIT will also receive tiered royalties in a range of percentages in the low single digits based on future net sales of licensed products as set forth in the MIT License Agreement. Further, we are required to pay MIT varying percentages of income received as consideration for any sublicenses granted.

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In January 2026, we entered into a collaboration and option-to-license agreement with Medsteer SAS (“Medsteer”) to access certain technology, data assets, and technical know-how related to drug delivery and physiological monitoring. Under the terms of the Collaboration Agreement, the Company paid to Medsteer a nominal upfront payment, a payment upon exercise of the Option, and Medsteer will be eligible to receive up to $3.7 million upon the achievement of certain development, regulatory and sales milestone payments. Medsteer will also receive an annual royalty payment and royalties in a percentage in the low single digits based on future net sales of licensed products, subject to certain adjustments as set forth in the Collaboration Agreement.

•	We have been advancing development planning, regulatory strategy, and commercial positioning for this program.

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In February 2026, we received notice from the FDA confirming prior informal communications that CYC-126 will be regulated under the FDA’s Center for Drug Evaluation and Research (“CDER”), with the FDA’s Center for Devices and Radiologic Health (“CDRH”) providing input and reviews as applicable. We believe that the FDA feedback provided clear guidance that the Company believes will help enable an FDA IND submission. The FDA guidance supported continued advancement of the planned Phase 2 study design, leveraging FDA-approved anesthetics and their well-established nonclinical and clinical safety data.

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We have also recently announced the formation of a Clinical Advisory Board with the appointment of five internationally recognized key leaders in neuropsychiatry anesthesiology clinical care, and clinical development. This advisory board will provide strategic guidance and support key decision making regarding clinical development as Cyclerion seeks to advance CYC-126 for TRD and builds a pipeline across neuropsychiatric diseases.

Prior to the announcement of the Merger, CYC-126 was being developed as a potential anesthetic-based therapy for neuropsychiatric indications, including TRD. The system is designed to deliver anesthetic agents while monitoring brain activity to support individualized dosing through a patient feedback loop. The Company believes this approach may provide a differentiated treatment option for patients with TRD.

CYC-126 consists of two generic intravenous anesthetic agents, propofol and dexmedetomidine, administered through a personalized delivery system intended to operate as a clinical decision support tool for an anesthesiologist. The treatment would be expected to be delivered in a hospital-based setting, such as a procedure room or post-anesthesia care unit (“PACU”), followed by a short recovery period in the PACU.

Major depressive disorder (“MDD”) is a prevalent psychiatric illness characterized by episodes of depressed mood, cognitive disturbances, and diminished interest or pleasure in activities lasting for at least two weeks. A subset of patients with MDD who do not achieve an adequate response after at least two antidepressant treatments are considered to have treatment-resistant depression. It is estimated that more than one-third of patients with medication-treated MDD meet criteria for TRD, representing approximately 2.8 to 3 million adults in the United States. Patients with TRD experience higher hospitalization rates, increased suicide risk, greater psychiatric comorbidity, and limited effective treatment options.

Propofol and dexmedetomidine have an established clinical safety database as widely used anesthetic agents. Additionally, several early-phase clinical studies have suggested that propofol may have rapid-acting antidepressant effects in patients with TRD. Cyclerion is developing CYC-126 to incorporate a proprietary, technology-enabled delivery approach designed to achieve and maintain specific electroencephalogram (“EEG”) states. The Company believes that controlled sedation may modulate communication among brain regions that are dysregulated in patients with TRD.

In parallel with the advancement of our neuropsychiatric strategy, Cyclerion continues to evaluate opportunities related to our legacy soluble guanylate cyclase (“sGC”) stimulator assets, including potential collaborations, monetization opportunities, or other strategic transactions intended to maximize shareholder value.

Background

We were founded in 2018 to focus on the treatment of serious diseases with novel sGC stimulators in both the central nervous system (CNS) and the periphery. Since that time, our strategy for Cyclerion has changed and our sGC assets zagociquat and CY3018 were sold in 2023 to Tisento, we out-licensed praliciguat in 2021. We also entered into a non-binding license option agreement for olinciguat in 2024 which was terminated in 2025. Our prior strategy to conduct research and development on sGC stimulators has been discontinued and we do not intend to internally pursue research and development or commercialization with any sGC asset.

The following table is a high-level summary of our historical sGC portfolio:

Program	Indication(s)	Description	Status

Zagociguat (CNS-penetrant)	MELAS syndrome (mitochondrial encephalopathy, lactic acidosis, and stroke-like episodes syndrome), cognitive impairment	Zagociguat is a CNS-penetrant sGC stimulator that has shown rapid improvements across a range of endpoints reflecting multiple domains	Sold to Tisento as part of the Asset Purchase Agreement in July 2023. On January 8, 2026, Tisento announced completion of enrollment

Program	Indication(s)	Description	Status
	associated with schizophrenia, and Alzheimer’s Disease with Vascular Pathology (ADV)	of disease activity, including mitochondrial disease-associated biomarkers.	in PRIZM, a global phase 2b study of zagociguat for the treatment of MELAS. Zagociguat received Fast Track designation in June 2025 from the U.S. Food and Drug Administration for the treatment of MELAS.

CY3018 (CNS-penetrant)	Neuropsychiatric disorders	CY3018 is a CNS-penetrant sGC stimulator in preclinical development that has potential for the treatment of neuropsychiatric diseases and disorders.	Sold to Tisento as part of the Asset Purchase Agreement in July 2023.

Praliciguat (peripheral)	Focal Segmental Glomerulosclerosis (FSGS)	Praliciguat is a systemic sGC stimulator that is licensed to Akebia for the treatment of a rare kidney disease.	Out-licensed to Akebia in 2021 and renegotiated terms effective December 2024. In December 2025, Akebia announced that the first patient has been dosed in a Phase 2 clinical trial of praliciguat. In February 2026, we received a $1,000,000 milestone payment from Akebia tied to the commencement of the

Olinciguat (peripheral)	Cardiovascular diseases	Olinciguat is a vascular sGC stimulator	Cyclerion entered into an exclusive non-binding license option agreement in July 2024 but terminated it in 2025. Cyclerion is currently exploring potential license opportunities.

Research and Development Programs

The following table presents the status of sGC stimulator assets that are either licensed or may be divested to other entities:

Akebia License Agreement

On June 3, 2021, we entered into a License Agreement with Akebia (the “Akebia License Agreement”) relating to the exclusive worldwide license to Akebia of our rights to the development, manufacture, medical affairs and commercialization of pharmaceutical products containing the pharmaceutical compound known as praliciguat and other related products and forms thereof enumerated in the Akebia License Agreement. Pursuant to the Akebia License Agreement, Akebia will be responsible for all future research, development, regulatory, and commercialization activities for the out-licensed praliciguat products. In 2021, Akebia paid a $3.0 million upfront payment to us upon signing of the Akebia License Agreement.

On December 13, 2024, we announced that Cyclerion and Akebia re-negotiated a mutually beneficial amendment to Akebia’s exclusive license agreement for praliciguat, a systemic sGC stimulator. Under this new license amendment, we will receive $1.75 million in amendment payments, of which $1.25 million was paid in December 2024 and an additional payment of $0.5 million is due in September 2025. In addition, Akebia is responsible for all intellectual property expenses associated with praliciguat at an earlier date than as originally agreed between the parties. On December 1, 2025, Akebia publicly announced that it has recently initiated Phase 2 clinical trials for the treatment of focal segmental glomerulosclerosis (“FSGS”) using Praliciguat. Pursuant to the terms of amendment, upon initiation (defined as first patient dosed) of a Phase 2 clinical trial in the U.S. for a product, a $1.0 million development milestone payment would be due to us and this payment was received in February 2026. We are eligible to receive additional milestone cash payments of up to approximately $557.5 million in total related to potential future development, regulatory, and commercialization milestone payments for praliciguat. In exchange for a reduction in certain development milestone payments, we are eligible to receive certain higher-tiered sales-based royalties ranging from mid-single-digits to twenty percent.

Unless earlier terminated, the Akebia License Agreement will expire on a product-by-product and country-by-country basis upon the expiration of the last royalty term, which ends upon the longest of (i) the expiration of the patents licensed under the Akebia License Agreement, (ii) the expiration of regulatory exclusivity for such product, and (iii) 10 years from first commercial sale of such product. Akebia may terminate the Akebia License Agreement in its entirety or only with respect to a particular licensed compound or product upon 180 days’ prior written notice to Cyclerion, subject to certain obligations to license back to Cyclerion licensed compounds and candidates and related assets. The parties also have customary termination rights, subject to a cure period, in the event of the other party’s material breach of the Akebia License Agreement or in the event of certain additional circumstances.

In January 2026, Akebia announced that the first patient was dosed in a Phase 2 clinical trial evaluating praliciguat for focal segmental glomerulosclerosis (FSGS), a rare kidney disease. The randomized, double-blind, placebo-controlled study is designed to evaluate the efficacy and safety of praliciguat, an oral soluble guanylate cyclase (sGC) stimulator, in approximately 60 adult patients.

Cyclerion is not responsible for the conduct of this study, and there can be no assurance regarding the timing, outcome, or potential commercialization of praliciguat.

Tisento Asset Purchase Agreement

On May 11, 2023, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with an investor group that included Peter Hecht (our former CEO), JW Celtics Investment Corp and JW Cycle Inc. which subsequently changed their names to Tisento Therapeutics Holdings Inc. (“Tisento Parent”) and Tisento Therapeutics Inc. (“Tisento”). Upon the closing in July 2023, following receipt of approval by the Cyclerion stockholders of the transactions contemplated by the Asset Purchase Agreement, we sold to Tisento certain assets (the “Transferred Assets”) and Tisento assumed certain liabilities relating thereto. In consideration for such sale and assumption, at the closing we received proceeds of $8.0 million as cash consideration, $2.4 million as reimbursement for certain operating expenses related to such assets for the period between signing and closing of the Asset Purchase Agreement, and shares of common stock of Tisento Parent comprising 10% of the then issued and outstanding equity securities of Tisento Parent immediately following such closing, subject to certain protections against future potential dilution.

Under the terms of the Asset Purchase Agreement, we agreed not to compete with Tisento through July 2028 either alone or directly or indirectly with or through any affiliate or third party, initiate investigational new drug (“IND”)-enabling preclinical development, develop, commercially manufacture, commercialize, or otherwise exploit any compound or product that is (A) a CNS-penetrant sGC stimulator, (B) developed for the treatment of a program indication, and (C) reasonably expected to compete with any compound or product in a purchased program for the treatment of a program indication (any such compound or product, a “Cyclerion Competing Product”) anywhere in the world, or (ii) license, convey, grant, or otherwise transfer any rights to any third party to initiate IND-enabling preclinical development, develop, commercially manufacture, commercialize, or otherwise exploit a Cyclerion Competing Product anywhere in the world.

On January 27, 2025, Tisento Therapeutics announced that the first patient had been dosed in its global Phase 2b PRIZM study. The study is investigating the impact of once-daily oral zagociguat treatment on fatigue, cognitive impairment, and other key aspects of the rare mitochondrial disease MELAS (Mitochondrial Encephalomyopathy, Lactic Acidosis, and Stroke-like Episodes). In June 2025, Tisento announced that it had received from the U.S, FDA “Fast Track Designation” for MELAS, lactic acidosis and certain Stroke-like Episodes.

PRIZM - a Phase 2b Randomized, Placebo-Controlled Trial Investigating Zagociguat in MELAS - is evaluating the efficacy and safety of oral zagociguat 15 mg or 30 mg compared to placebo when administered once-daily for 12 weeks in participants with genetically and phenotypically defined MELAS. The PRIZM study has a crossover design, with two 12-week treatment periods separated by a 4-week washout period. All participants will receive zagociguat during one of the 12-week periods and placebo during the other. Participants who complete the study may be eligible for an open-label extension study. PRIZM is a global study that will enroll approximately 44 participants at mitochondrial disease centers of excellence in the U.S., Italy, Germany, United Kingdom, Australia, and Canada. See ClinicalTrials.gov (NCT06402123) for more information.

In January 2026, Tisento announced completion of enrollment in the global Phase 2b PRIZM clinical trial evaluating oral zagociguat for the treatment of mitochondrial encephalomyopathy, lactic acidosis, and stroke-like episodes (MELAS). The study enrolled approximately 43 participants, and Tisento has indicated that top-line results are expected in the fourth quarter of 2026.

Cyclerion does not control the conduct of this study and cannot provide assurance regarding its outcome or timing.

Olinciguat

Olinciguat is a Phase 2, orally administered, once-daily, vascular sGC stimulator. On July 22, 2024, we entered into an Option to License Agreement (the “Option Agreement”) with a third party (the “Optionee”), pursuant to which the Optionee had an option (the “Option”) to enter into an exclusive license to olinciguat for human therapeutics, subject to certain carveouts. Under the terms of the Option Agreement, the Optionee paid us an Option fee of $150,000 in August 2024 and subsequent fees totaling $80,000 to extend the term of the Option Agreement. The Optionee originally could exercise the Option on or before March 20, 2025, which option period was ultimately extended through August 22, 2025. Thereafter, the parties had an additional 60 days to negotiate the terms of a definitive license agreement. The parties were unable to agree upon the terms of a license agreement and we were provided notice on October 23, 2025 that the Optionee was terminating the Option Agreement. We are currently exploring potential strategic opportunities for olinciguat.

Intellectual Property

We protect the intellectual property and proprietary technology that we believe is important to our business, including by pursuing and maintaining U.S. and foreign patents that cover our product candidates and compositions, their methods of use and the processes for their preparation, as well as any other relevant inventions and improvements that are commercially important to the development of our business. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. We expect to also rely on licenses for patented intellectual property owned by third parties.

If we continue to progress the development of our product candidates, our commercial success depends in part on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions, improvements and know-how related to our business, defend and enforce our patents, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and proprietary rights of third parties.

We have 22 issued U.S. patents, 12 pending U.S. patents applications and numerous foreign patents and pending patent applications related to our sGC programs. Patent families are filed either as utility U.S. patents or under an international patent law treaty (PCT) that provides a unified procedure for filing a single initial patent application to seek patent protection for an invention simultaneously in each of the 158 contracting states, followed by the process of entering national phase, which requires a separate application in each of the member states in which national patent protection is sought.

For our TRD strategy, we have licensed a patent application from MIT. We also hold an option to license certain technology owned by Medsteer, a leading technology provider of closed loop anesthesia delivery systems, under the Collaboration Agreement. The patent application licensed from MIT has not yet been granted. If we continue to progress the development of our product candidates, we intend to apply for certain U.S. and foreign patents related to our TRD product strategy.

The technology underlying our sGC patents and pending patent applications has been developed by us and was not acquired from any in-licensing agreement.

The intellectual property portfolios for our most advanced product candidates in the sGC space (praliciguat and olinciguat) are summarized below.

Praliciguat Patent Portfolio

Our praliciguat patent portfolio includes 14 U.S. issued patents, 9 pending U.S. patent applications, and numerous patents and pending patent applications in foreign jurisdiction.

One of the U.S. patents, US 9,481,689, which will expire in 2034, is directed to praliciguat and pharmaceutical compositions thereof. The term of this U.S. patent may be eligible for patent term extension as described below. Three other U.S. patents, US 8,748,442, US 9,139,564, and 10,189,809, expire in 2031, and provide generic coverage of praliciguat and intermediates used in the preparation of praliciguat, as well as compounds related to praliciguat, respectively. A fifth U.S. patent, US 10,183,021 will expire in 2034 and is directed to the treatment of resistant hypertension with praliciguat or combinations of praliciguat and known anti-hypertensives. A sixth U.S. patent, US 10,639,308 will expire in 2034 and is directed to the treatment of diabetic nephropathy with praliciguat or combinations of praliciguat with other agents. The seventh U.S. patent, US 10,927,136 covers phosphorus prodrugs of praliciguat and will expire in 2037. The eighth U.S. Patent, US 11,389,449, is directed to the treatment of metabolic syndrome with praliciguat and will expire in 2038. The ninth U.S. Patent, US 11,357,777, is directed to the treatment of a severe form of liver disease named nonalcoholic steatohepatitis (NASH) with praliciguat and other compounds and will expire in 2039. The tenth to fourteenth U.S. Patents, US 11,319,308 (expiring in 2039), US 11,773,089 (expiring in 2037), US 11,274,096 (expiring in 2039), US 11,708,361 (expiring in 2039) and US 12,275,724 (expiring in 2039) are directed to the syntheses of praliciguat or of intermediates useful in the manufacture of praliciguat.

Two pending U.S. patent applications that, if issued, will expire in 2031 and 2034, respectively, provide generic coverage for praliciguat composition of matter. Two additional U.S. patent applications that, if issued, will expire in 2037 and 2039, respectively, provide coverage for methods of large-scale preparation of praliciguat. We also have a pending U.S. application directed to a praliciguat formulation, that, if issued, will expire in 2036. Another pending U.S. application is directed to phosphorous prodrugs of praliciguat and, if issued, will expire in 2037.

Another of the U.S. pending applications is directed to methods of treating diabetic nephropathy with praliciguat, and if issued, will expire in 2040 or later. Another of the U.S. pending applications is directed to the use of certain sGC stimulators, including praliciguat for the treatment of HFpEF in post-menopausal women and, if issued, will expire in 2042.

Furthermore, we have eight granted European patents expiring between 2031 and 2039. Each of these patents is validated in multiple countries or registered in multiple countries as a European Unitary Patent. We hold nine granted Japanese patents expiring between 2031 and 2040. We also have numerous patent applications pending in foreign jurisdictions.

Olinciguat Patent Portfolio

Our olinciguat patent portfolio includes 16 U.S. issued patents, five pending U.S. patent applications and numerous patents and pending applications in foreign jurisdictions.

One of the U.S. patents, US 9,586,937, which will expire in 2034, is directed to olinciguat and pharmaceutical compositions thereof. The term of this U.S. patent may be eligible for patent term extension as described below. Three other U.S. patents, US 8,748,442, US 9,139,564, and US 10,189,809, expire in 2031, and provide generic coverage of olinciguat, intermediates used in the preparation of olinciguat, and compounds related to olinciguat, respectively. The fifth U.S. patent, US 10,517,874, which will expire in 2034 is directed to the treatment of SCD using olinciguat alone or in combinations with other therapeutic agents. The sixth and seventh U.S. issued patents, US 10,889,577, and US 11,572,358, will expire in 2037 and are directed to polymorphs of olinciguat. The eighth issued patent, US 11,207,323, will expire in 2034 and provides coverage for stereoisomers of olinciguat. Seven more U.S. issued patents, US 11,319,308 (expiring in 2039), US 11,773,089 (expiring in 2037), US 11,274,096 (expiring in 2039), US 11,834,444 (expiring in 2038), US 12,030,874 (expiring in 2039), US 12,247,025 (expiring in 2037 ), and US 12,275, 724 (expiring in 2039) are directed to the chiral syntheses of olinciguat or the syntheses of intermediates useful in the manufacture of olinciguat. The last U.S. issued patent, US 11,357,777, is directed to the treatment of NASH with olinciguat and other compounds and will expire in 2039.

One pending U.S. patent application, if issued, will expire in 2037 and provides additional coverage for polymorphs of olinciguat. Two pending U.S. patent applications, if issued, will expire in 2031 and 2034, respectively, and provides generic coverage for olinciguat. One pending U.S. patent application is directed to processes and synthetic intermediates for preparing olinciguat and, will expire in 2037. A fifth pending U.S. patent application is directed to the treatment of heart failure with preserved ejection fraction (HFpEF) in post-menopausal women with olinciguat and other sGC stimulators. If issued, the corresponding patent will expire in 2042.

Furthermore, we have nine granted European patents expiring between 2031 and 2039 each of them validated in multiple countries or registered in multiple countries as Unitary European Patents; eight granted Japanese patents expiring between 2031 and 2039; seven granted Chinese patents expiring between 2031 and 2039; and a large number of issued patents in other foreign jurisdictions, expiring between 2031 and 2039. We also have numerous pending patent applications in foreign jurisdictions. Some of these patents may be eligible for patent term extension or the foreign jurisdiction equivalent, depending on the jurisdiction.

Patent Term

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a non-provisional patent application, assuming that all applicable maintenance or annuity fees are paid. In the United States, and China, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the respective patent offices, in examining and granting a patent, or, in the US, the term may be shortened if a patent is terminally disclaimed over an earlier-filed patent. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in that country, and the validity and enforceability of the patent.

In addition, the term of a U.S. patent that covers an US Food and Drug Administration (FDA)-approved drug may be eligible for patent term extension under the Drug Price Competition and Hatch-Waxman Act, to account for some of the time the drug is under development and regulatory review after the patent is granted. For a drug for which FDA approval is the first permitted marketing of the active ingredient, the Hatch-Waxman Act allows for extension of the term of one U.S. patent that includes at least one claim covering the composition of matter of an FDA-approved drug (drug substance or drug product), an FDA-approved method of treatment using the drug and/or a method of manufacturing the FDA-approved drug. The extended patent term cannot exceed the shorter of five years beyond the non-extended expiration of the patent or 14 years from the date of the FDA approval of the drug. Some foreign jurisdictions, including Europe, Japan, and China, have similar patent term extension provisions, which allow for extension of the term of a patent that covers a drug approved by the applicable foreign regulatory agency.

Trade Secrets and Proprietary Information

In addition to patents, we rely upon unpatented trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We typically rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. We protect our proprietary information, including trade secrets and know-how, by establishing confidentiality agreements with our commercial partners, collaborators, scientific advisors, employees and consultants and invention assignment agreements with our employees, consultants, scientific advisors and contractors. These agreements generally provide that all confidential information developed or made known during the course of an individual or entities’ relationship with us must be kept confidential during and after the relationship. These agreements also typically provide that all inventions resulting from work performed for us or relating to our business and conceived or completed during the period of employment or assignment, as applicable, shall be our exclusive property. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. However, these agreements may be breached, and we may not have adequate remedies for any breach. We also take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary information by third parties. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Government Regulation

United States Regulation

The FDA regulates medical products, including prescription drugs under the Federal Food, Drug and Cosmetic Act, or FDCA, and its implementing regulations. Products are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant and/or sponsor to a variety of administrative or judicial sanctions, including imposition of a clinical hold, refusal by the FDA to approve applications, withdrawal of an approval, import/export delays, issuance of warning letters and other types of enforcement letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits, debarment, or civil or criminal investigations and penalties brought by the FDA, the Department of Justice, State Attorneys General, or other governmental entities.

The process required by the FDA before a drug may be approved and marketed in the United States generally involves the following:

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completion of extensive nonclinical laboratory and animal studies conducted in accordance with applicable regulations, including Good Laboratory Practices, or GLP, regulations and applicable requirements for the humane use of laboratory animals;

•	submission to the FDA of an IND application for human clinical testing, which must become effective before human clinical trials may commence;

•	approval by an independent institutional review board (“IRB”) to proceed with initiating the clinical trial at each corresponding investigational site.

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performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, GCPs and other clinical-trial related regulations to establish the safety and efficacy of the product for each proposed indication;

•	preparation and submission to the FDA of an NDA;

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satisfactory completion of one or more FDA inspections such as pre-approval inspection(s) of the manufacturing facility or facilities at which the product, or components thereof, are made to assess compliance with current GMP;

•	payment of user fees for FDA review of the NDA; and

•	FDA acceptance, review and approval of the NDA, which may include an Advisory Committee review.

The development and approval process requires substantial time, effort and financial resources and the receipt and timing of any approval is uncertain.

Nonclinical and Clinical Trials in Support of an NDA

Before testing any drug product candidate in humans, the product candidate must undergo rigorous nonclinical testing. Nonclinical studies include laboratory evaluations of the product candidate, as well as in vitro and animal studies to assess the potential safety and efficacy of the product candidate. The conduct of nonclinical studies that determine the product safety information for administration to humans must comply with federal regulations and requirements, including GLP regulations. The sponsor must submit the results of the nonclinical studies, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical study protocol, to the FDA as part of an IND, which must become effective before clinical trials in a given indication may be commenced. The IND will become effective automatically 30 days after receipt by the FDA, unless the FDA raises concerns or questions about the content of the IND or the conduct of the proposed trial(s) as outlined in the IND prior to that time. In such a case, the IND sponsor must resolve any outstanding concerns with the FDA before the clinical trial(s) can proceed.

Clinical trials involve the administration of the product candidate to human subjects under the supervision of qualified investigators in accordance with GCP requirements. Each clinical trial must be reviewed and approved by an IRB for the sites at which the trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. The IRB also approves the informed consent form, including a privacy statement, which must be provided to each clinical trial participant or his or her legal representative, and must monitor the clinical trial until completed.

Clinical trials are typically conducted in three sequential phases prior to approval, which may overlap or be combined:

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Phase 1. Phase 1 clinical trials generally involve a small number of healthy participants or disease-affected participants who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacokinetics, pharmacologic action, side effect tolerability and safety of the drug.

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Phase 2. Phase 2 clinical trials usually involve studies in a limited population of participants with a disease or disorder to evaluate the efficacy of the product candidate for specific indications, determine dosage tolerance and optimal dosage, and identify possible adverse effects and safety risks.

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Phase 3. Phase 3 clinical trials generally involve a larger number of participants at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use, to establish the overall benefit/risk profile of the product and to provide an adequate basis for product approval by the FDA.

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Phase 4. Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be required to be conducted after approval to gain additional experience from the treatment of participants in the intended therapeutic indication and to document a clinical benefit in the case of drugs approved under accelerated approval regulations, or when otherwise requested by the FDA. Failure to conduct the Phase 4 clinical trials per the plan required by the FDA could result in enforcement action or withdrawal of approval.

Progress reports detailing new information and changes such as the results of clinical trials, new nonclinical studies, new product quality data, or changes to manufacturing controls must be submitted at least annually to the FDA and more frequently if serious adverse events occur. The FDA or the sponsor may suspend or terminate a clinical trial at any time, or the FDA may impose other sanctions on various grounds, including a finding that the research participants are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the requirements of the IRB or if the drug has been associated with unexpected serious harm to participants.

There are also requirements related to registration and reporting of certain clinical trials and completed clinical trial results to public registries.

Submission and Review of an NDA

Assuming successful completion of the required nonclinical and clinical testing, the results of nonclinical studies and clinical trials, together with detailed information on the product’s manufacture, composition, quality controls and proposed labeling, among other things, are submitted to the FDA in the form of an NDA, requesting approval to market the product for one or more indications. The application must be accompanied by a significant user fee payment, which typically increases annually, although waivers may be granted in limited cases (e.g., for products that have received an Orphan Designation).

The FDA has substantial discretion in the approval process and may refuse to accept any application or decide that the data is insufficient for approval and may require additional nonclinical or clinical studies, or other information (e.g., product quality data or manufacturing controls) before it accepts the filing. If an NDA has been accepted for filing, which occurs 60 days after submission, the FDA sets a user fee goal date that informs the applicant of the specific date by which the FDA intends to complete its review. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, for original NDAs, the FDA has ten months from the filing date in which to complete its review of a standard application, and six months from the filing date for an application with priority review. The FDA does not always meet its PDUFA goal dates, and the review process may be significantly extended by FDA requests for additional information and clinical data or clarification.

The FDA reviews NDAs to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with current GMP to assure and preserve the product’s identity, strength, quality and purity. Before approving an NDA, the FDA typically will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities comply with current GMP. Additionally, the FDA will frequently inspect one or more clinical trial sites for compliance with GCPs and integrity of the data supporting safety and efficacy.

During the approval process, the FDA will also prepare an integrated benefit-risk assessment and determine whether a Risk Evaluation and Mitigation Strategy, or REMS, is necessary to ensure that the benefits of the drug outweigh the risks and to assure the safe use of the product. If the FDA concludes a REMS is needed, the sponsor of the application must submit a proposed REMS. A REMS that includes elements to assure safe use, or ETASU, can substantially increase the costs of commercializing a drug. The FDA could also require a special warning, known as a boxed warning, to be included in the product label in order to highlight a particular safety risk. Boxed warnings may limit the type of advertising for a drug. The FDA may also convene an advisory committee of external experts to provide input on certain review issues relating to risk, benefit and interpretation of clinical trial data.

On the basis of the FDA’s evaluation of the NDA and accompanying information, including the results of the inspection of the manufacturing facilities, FDA will issue either an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug and is accompanied by specific prescribing information for specific conditions of use. A Complete Response Letter indicates that the review cycle of the application is complete and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the submission identified by the FDA and may require additional clinical or other data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, nonclinical studies or manufacturing. If a Complete Response Letter is issued, the applicant may either amend the NDA with data to address the raised concerns, resubmit the NDA addressing all the deficiencies identified in the letter, engage in dispute resolution with the FDA about the identified deficiencies in the CRL, or withdraw the application. Even with submission of this additional information, the FDA may ultimately decide that the re-submitted application does not satisfy the regulatory criteria for approval.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug intended to treat a rare disease or condition affecting fewer than 200,000 individuals in the United States, or in other limited cases. Orphan drug designation must be requested before submitting an NDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process, though companies developing orphan drugs may be eligible for certain incentives, including tax credits for qualified clinical testing.

Generally, if a product that has orphan drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same active component parts for the same indication for seven years from the date of such approval, except in limited circumstances. Competitors, however, may receive approval of different active component parts for the same indication or obtain approval for the same active component parts for a different indication. If one of our product candidates designated as an orphan drug receives marketing approval for an indication broader than that which is designated, it may not be entitled to orphan drug exclusivity.

Expedited Review and Approval Application Process

The FDA has various programs that are intended to expedite development and approval of drugs intended for the treatment of serious or life-threatening diseases or conditions and that demonstrate the potential to address unmet medical needs.

An application may be eligible for a “fast track” designation for a product that is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need. Fast track designation provides opportunities for more frequent interactions with the FDA review team and permits FDA to consider sections of the NDA on a rolling basis before the complete application is submitted.

In addition, a sponsor can request designation of a product candidate as a “breakthrough therapy”. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, where preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. The FDA must take certain actions with respect to breakthrough therapies, such as holding timely meetings with and providing advice to the product sponsor.

An application may be eligible for “accelerated approval” where the product candidate is intended to treat a serious or life-threatening illness and provides meaningful therapeutic benefit over existing treatments; applications eligible for accelerated approval may be approved on the basis of adequate and well-controlled clinical trials establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, or IMM, that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA requires a sponsor to conduct confirmatory studies to verify the predicted effect on IMM or another clinical endpoint, and the product may be subject to expedited withdrawal procedures.

Once an NDA is submitted for a product intended to treat a serious condition, the FDA may assign a priority review designation if the FDA determines that the product, if approved, would provide a significant improvement in safety or effectiveness. Under priority review, the FDA must review an application in six months, compared to ten months for a standard review. A product may be eligible for more than one expedited approval program. Even if a product qualifies for one or more of these programs, however, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Furthermore, these expedited review pathways do not change the standards for approval and may not ultimately expedite the development or approval process.

Non-Patent Exclusivity

In addition to patent exclusivity, the holder of the NDA for the listed drug may be entitled to a period of non-patent exclusivity, during which the FDA cannot approve an ANDA for approval of a generic or 505(b)(2) application that relies on the listed drug as protected by regulatory exclusivity.

An NDA for a new chemical entity may receive five years of exclusivity, whereby the FDA will not accept for filing, with limited exceptions, a product seeking to rely upon the FDA’s findings of safety or effectiveness for such new chemical entity. An ANDA containing a paragraph IV patent certification can be filed after four years. Alternatively, an NDA may obtain a three-year period of non-patent market exclusivity for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical studies (other than bioavailability or bioequivalence studies) was essential to the approval of the application and was conducted/sponsored by the applicant.

Pediatric Exclusivity

Pediatric exclusivity is another type of non-patent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity for both drugs and biologics, and also unexpired Orange Book listed patents in the case of drugs. This six-month exclusivity may be granted if a sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted.

Post-Approval Requirements

Following approval of a new product, the manufacturer and the approved product are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims and some manufacturing and supplier changes, are subject to prior FDA review and approval. There also are continuing annual user fee requirements for marketed products and the establishments where such products are manufactured, as well as new application fees for certain supplemental applications. The FDA may impose a number of post-approval requirements as a condition of approval of an NDA, such as Phase 4 clinical trials or a REMS.

In addition, entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies and are subject to periodic unannounced inspections by the FDA and such state agencies for compliance with current GMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from current GMP requirements and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain current GMP compliance.

Once an approval is granted, the FDA may issue enforcement letters or withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Corrective action could delay product distribution and require significant time and financial expenditures. Later discovery of previously unknown safety issues with a product, including adverse events of unanticipated severity or frequency, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include:

•	restrictions on the marketing or manufacturing of the product, suspension of the approval, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or other enforcement-related letters of clinical holds on post-approval clinical trials;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	injunctions or the imposition of civil or criminal penalties; and

•	consent decrees, corporate integrity agreements, debarment, or exclusion from federal healthcare programs.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications, in accordance with the provisions of the approved label and FDA guidance. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Additionally, all promotional material must be truthful and non-misleading, and present balanced information regarding the risks and benefits of the drug product.

Other Regulatory Requirements

Outside the U.S., our abilities to develop and market a product, if we continue to progress the development of our product candidates, are contingent upon receiving approval and ultimately marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from jurisdiction to jurisdiction. At present, foreign marketing authorizations are applied for at a national level, although within the E.U. registration procedures are available to companies wishing to market a product in more than one E.U. member state.

We are subject to U.S. federal and foreign anti-corruption laws. Those laws include the U.S. Foreign Corrupt Practices Act, or FCPA, which prohibits U.S. corporations and their representatives from offering, promising, authorizing, or making payments to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business abroad. The scope of the FCPA encompasses certain healthcare professionals in many countries. We are also subject to similar laws of other countries that have enacted anti-corruption laws and regulations.

Pediatric Development

In the European Union, companies developing a new medicinal product must agree to a Pediatric Investigation Plan, or PIP, with the European Medicines Agency (EMA) and must conduct pediatric clinical trials in accordance with that PIP, unless a deferral or waiver applies, (e.g., because the relevant disease or condition occurs only in adults). The MAA for the product must include the results of pediatric clinical trials conducted in accordance with the PIP, unless a waiver applies or a deferral has been granted, in which case the pediatric clinical trials must be completed at a later date. Where the MAA includes the results of all pediatric studies conducted in accordance with the PIP and the results are reflected in the approved summary of product characteristics, the holder of a patent or supplementary protection certificate is entitled to receive a six-month extension of the protection under a supplementary protection certificate or, in the case of orphan medicinal products, the product is eligible for a two-year extension of the orphan market exclusivity. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.

In the US, under Pediatric Research Equity Act (PREA), a pediatric development plan is required to accompany an NDA for all drugs, except those receiving non-oncology Orphan Drug Designation. This may include waiver or deferral of pediatric studies. The Best Pharmaceuticals for Children Act (BPCA) also allows for agreement with FDA on a pediatric written request that, if fulfilled, may extend data exclusivity for the molecule for an additional 6 months.

We believe that our plans for a potential new drug candidate for TRD under consideration may be applicable for the treatment of pediatric patients.

Competition

Despite our belief that, if we continue to progress the development of our product candidates, the potential product that we intend to develop and commercialize in TRD will be differentiated, we will face competition from many different sources. Potential competition includes major/specialty pharmaceutical, biopharmaceutical, device and biotechnology companies, academic institutions, governmental agencies and medical research organizations. Additionally, we would expect that, if approved, our product will compete with the standard of care and any new therapies that may become available in the future. Several biopharmaceutical companies have therapies in clinical development for TRD and we are aware that many more are investigating treatments for TRD (e.g., psychedelic-related therapies are currently in development for TRD but have not yet been approved).

TRD is a disease with high unmet need and is associated with multiple serious public health implications. The FDA and the EMA have adopted the most used definition of TRD (i.e., inadequate response to a minimum of two antidepressants despite adequacy of the treatment trial and adherence to treatment). A number of published sources estimate that at least 30% of persons with depression meet this definition. There are many treatment paradigms that have been employed for the management of TRD. In general, these treatment paradigms /therapies can be bucketed into categories of: pharmacotherapies, somatic therapies and psychotherapeutic approaches. It is well known that the majority of these treatments have serious limitations despite their benefit. Many companies have developed or are seeking to develop new treatments for TRD. Leading companies in TRD market include Janssen (Johnson & Johnson) with Spravato, alongside major pharmaceutical firms Eli Lilly, AbbVie, Pfizer, and Novartis. Specialized biotechs like Compass Pathways and Axsome Therapeutics are actively developing novel therapies, including psychedelic compounds and rapid-acting agents.

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Pharmacotherapies: antidepressants and antipsychotics indicated for use in major depressive disorder are frequently prescribed, combined or augmented with a second agent to treat TRD. Additionally, mood stabilizers (e.g. lithium) are utilized as treatments, alone or in combination for TRD. Only two pharmacotherapies are approved for TRD in the U.S.: Spravato (esketamine), marketed by Janssen (a subsidiary of Johnson & Johnson) and Symbyax (olanzapine/fluoxetine hydrochloride capsules), developed by Eli Lilly and Company.

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Somatic Therapies: multiple somatic therapies are used for the management of TRD such as electroconvulsive therapy (ECT), repetitive transcranial magnetic stimulation (rTMS), vagus nerve stimulation (VNS), and deep brain stimulation (DBS).

•	Psychotherapeutic Approaches: manual-based psychotherapies are not proven to be efficacious as a standalone intervention in TRD, but their efficacy in combination with antidepressants has been noted.

The biopharmaceutical industry is highly competitive within and across therapeutic categories and indications. There are many public and private biopharmaceutical companies, universities, government agencies and other research organizations actively engaged in the research and development and commercialization of products that may be similar to our product candidates or address similar markets. In addition, the number of companies seeking to develop and commercialize products and therapies competing with our product candidates is likely to increase. However, we seek to build our portfolio with key differentiating attributes to provide a competitive advantage in the markets we target. The success of all of our product candidates, if approved, will likely depend upon their efficacy, safety, convenience, price, the level of generic competition and the availability of reimbursement from government and other third-party payors.

Many of our competitors may have greater financial resources and broader expertise in research and development, manufacturing, nonclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved medicines than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. These competitors could also compete with us in establishing clinical trial sites and participant registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

Competition can also impact Tisento (in which we hold an equity interest), as well as companies which we have out-licensed or seek to out-license our product candidates. To date, the product candidates we have sold to Tisento or out-licensed to Akebia are either in early stage clinical or pre-clinical stages or not yet received any approval allowing for the commercial sale of these product candidates.

Manufacturing

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. If we continue to progress the development of our product candidates, we intend to depend on third-party contract manufacturing organizations, or CMOs, for all our requirements of raw materials, drug substance and drug products for clinical trials and nonclinical research. If we continue to progress the development of our product candidates, we intend to continue to rely on CMOs for the supply of our retained assets for all stages of clinical development and commercialization, as well as for the supply of any other product candidates that we may identify. We require all our CMOs to conduct manufacturing activities in compliance with current GMP requirements.

Human Capital Resources

As a small, innovative company, if in the future we elect to start growing our internal operations, our success will depend on attracting, retaining and motivating highly skilled and experienced scientific, medical and other personnel. We plan to provide compensation and benefits programs which may include competitive salaries, potential annual discretionary bonuses, stock awards, a 401(k) plan with employer match, healthcare and insurance benefits, health savings and flexible spending accounts, unlimited vacation time, among other benefits. Our employees will be further guided by our code of conduct and our cultural values of seeking to serve patients, acting with integrity, empowering people and innovating for solutions.

Employee Profile

As of December 31, 2025, we had one employee and several consultants, including our Chief Financial Officer. We may in the future seek to expand our employee base, hire additional consultants and also outsource certain functions to other firms.

Corporate Information

We were incorporated in the Commonwealth of Massachusetts on September 6, 2018. Our principal executive offices are located at 245 First Street, Riverview II, 18th Floor, Cambridge, MA 02142. Our telephone number is (857) 327-8778. Our common stock is listed on the Nasdaq Capital Market under the symbol “CYCN.”

Available Information

Our internet website address is www.cyclerion.com. In addition to the information contained in this proxy statement/prospectus supplement, information about us can be found on our website. Our website and information included in or linked to our website are not part of this proxy statement/prospectus supplement.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge through our website as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission, or the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information. The address of the SEC’s website is www.sec.gov.

KORSANA’S BUSINESS

All references to Korsana’s “product candidates,” “programs,” “portfolio” and “pipeline” in this proxy statement/prospectus refer to the research programs with respect to which Korsana has the option to acquire intellectual property license rights pursuant to the Paragon Option Agreements. As of the date of this proxy statement/prospectus, Korsana has exercised the option for KRSA-028 pursuant to the Paragon ADOA. Korsana has not exercised the option for any other program under the Paragon Option Agreements. Korsana expects to enter into the KRSA-028 license agreement prior to the time that this registration statement on Form S-4 is declared effective by the SEC.

Korsana Overview

Korsana is a biopharmaceutical company developing therapeutics to treat neurodegenerative diseases beginning with Alzheimer’s disease (“AD”). Korsana’s lead product candidate, KRSA-028, is an anti-amyloid beta (“Ab”) antibody that combines the proprietary Therapeutic Targeting (“THETA™”) platform with well-validated aspects from other anti-Ab products that have achieved regulatory approval or are in late-stage clinical trials. KRSA-028 was designed to build upon the success of these prior products while addressing shortcomings that limit their clinical and commercial success, such as the ability to penetrate the brain. Korsana believes that KRSA-028 has the potential to rapidly clear amyloid plaques resulting in meaningful impacts on clinical symptoms in AD patients, and to do so while avoiding adverse effects associated with the specific designs of prior products. Korsana intends to submit a Clinical Trial Notification (“CTN”) in Australia or a Clinical Trial Application (“CTA”) in New Zealand by the end of 2026 and an Investigational New Drug (“IND”) application in the United States in the first quarter of 2027. Pharmacokinetic data in healthy volunteers is anticipated by mid-year 2027 and interim proof-of-concept data showing amyloid plaque reduction in AD patients is anticipated by the end of 2027.

AD is a progressive and devastating neurodegenerative disease that slowly destroys cognition and leads to progressive impairment in patients’ ability to conduct activities of daily living. Prevalence increases with age; up to one-third of people over age 85 have symptoms. There are seven million people suffering from AD in the United States, a number that is expected to double by 2050 due to an aging population. AD is the seventh-leading cause of death in the United States with an estimated 500,000 deaths every year.

Until recently, approved treatments for AD addressed only symptoms and had no impact on the course of the disease. That situation changed after the approval of antibody-based therapeutics that targeted Ab. Clinical trials of these therapeutics have provided clear evidence that antibody-mediated depletion of Ab in the brain correlates with a reduction in the rate of cognitive decline in symptomatic AD.

KRSA-028 was designed to improve upon the clinical efficacy and safety profiles of these pioneering antibody-based therapeutics by combining clinically validated features of these products with a proprietary combination of validated antibody engineering technologies. KRSA-028 targets what is believed to be the most clinically relevant form of Ab and is optimized for improved brain uptake while reducing effects on reticulocytes. It was also designed with physicochemical properties and stability intended to enable potent anti-Ab activity to the brain via subcutaneous injections. Key features of KRSA-028’s design include:

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Improving delivery to the brain through incorporation of a proprietary TfR based shuttle, which Korsana believes may also help reduce or avoid the treatment-related complications known as ARIA associated with the two approved disease-modifying therapies

•	Targeting 3pE-Ab, a form of Ab that is enriched in amyloid plaques that is believed to contribute to plaque formation in AD

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Incorporating Fc domain modifications designed to improve half-life and reduce the potential for hematologic adverse events seen with other antibodies that incorporate TfR-based shuttles, while preserving antibody-mediated immune function believed to contribute to amyloid plaque clearance

•	Enabling subcutaneous formulation through favorable solubility, viscosity, and stability characteristics

The proprietary THETA technology used to create KRSA-028 combines the benefits of TfR-mediated shuttling to the brain with Fc modifications to extend half-life and spare reticulocytes from destruction shown to be caused by third-party TfR-shuttled investigational products. The THETA technology was designed to retain phagocytic capacity, the mechanism by which the two approved disease-modifying products are thought to clear amyloid plaques from the brain. Korsana believes that the THETA platform will lead to meaningful improvements in the ability to deliver therapeutic modalities, such as antibodies, to the brain, while minimizing the frequency of adverse events associated with other TfR-based shuttle systems. Korsana intends to expand its pipeline by advancing other product candidates that incorporate THETA technology. Korsana anticipates disclosing details on its next product candidate in late 2026 or 2027.

Korsana’s Strategy

Korsana intends to become a leading biopharmaceutical company addressing the needs of patients suffering from neurodegenerative diseases. Korsana’s strategy is to:

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Obtain clinical proof-of-concept data with KRSA-028 in a Phase 1/2 trial. KRSA-028 was designed to build on the validated mechanisms of pioneering anti-Ab therapeutics and the clinical and regulatory precedents they have established. Korsana believes that it can efficiently obtain clinical proof-of-concept data demonstrating the potential of KRSA-028 to provide meaningful benefits in AD patients in a Phase 1/2 trial. Korsana anticipates submitting a CTN in Australia or a CTA in New Zealand by the end of 2026 and an IND in the United States in the first quarter of 2027, with interim results in AD patients becoming available by the end of 2027.

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Expand its portfolio of product candidates. The THETA platform technology has potential advantages over other technologies designed to shuttle therapeutics to the brain. Korsana intends to expand its portfolio by advancing additional product candidates that incorporate this technology with the potential to transform the treatment of neurodegenerative diseases.

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Maximize the value of KRSA-028 by exploring its potential in treating presymptomatic AD. Data generated with other anti-Ab therapeutics suggests that their ability to slow disease progression is more pronounced when administered early in the course of the disease. Ongoing third-party Phase 3 trials aim to confirm these findings. Korsana believes that the properties of KRSA-028, including dosing convenience and specific modifications designed to reduce the likelihood of adverse events seen with other products, position it as an attractive candidate for early-stage and potentially presymptomatic AD.

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Build a preeminent biotechnology company initially focused on neurodegenerative diseases. Korsana is assembling a team of experts dedicated to bringing life-changing therapies to patients suffering from neurodegenerative diseases. Korsana plans to apply this expertise to expedite the development of KRSA-028 and other THETA product candidates as well as to identify product candidates that address other unmet needs in this field.

The Growing Unmet Need in Treating Neurodegenerative Diseases

Neurodegenerative diseases are progressive conditions in which nerve cells lose their function and eventually die. Because these neurons are rarely replaced, neurodegeneration is generally considered to be irreversible. Although genetics can increase the risk of developing a neurodegenerative disease, in most instances the exact cause is not known. Age is a common risk factor for diseases such as AD; Parkinson’s disease (“PD”); amyotrophic lateral sclerosis (“ALS”); frontotemporal lobar degeneration (“FTLD”); Huntington’s disease (“HD”); and others.

Figure 1. The prevalence of a number of neurodegenerative diseases increases with age

The world’s population is undergoing a demographic shift as the proportion of older adults increases. From 2020 to 2050, the global population aged 60 years and over is projected to increase from one billion to 2.1 billion. Increases in life expectancy mean these adults are also living longer, with the number of people aged 80 and over expected to triple to 426 million. These trends suggest that the prevalence of neurodegenerative diseases and their impact on society will continue to grow.

Society bears a heavy burden from the increasing cost of neurodegenerative disease care. For example, between 2015 and 2050, the global costs of caring for patients with dementia alone are expected to increase nearly tenfold to $9.12 trillion.

Recent technological advancements in diagnostics and in the ability to deliver therapeutics to the central nervous system (“CNS”), have enabled the discovery and approval of some of the first therapeutics that have meaningful impacts on slowing the rate of progression of AD, the most prevalent of neurodegenerative diseases. Korsana believes that these findings provide an opening to develop therapies with improved efficacy and safety for AD while providing a template that can be applied to the discovery of therapeutics for other neurodegenerative diseases.

KRSA-028

KRSA-028 is an anti-Ab antibody that targets 3pE-Ab, a modified form of Ab that is prevalent in amyloid plaques in AD patients. KRSA-028 is further distinguished from other Ab therapeutics through the incorporation of THETA platform technology which enables increased brain exposure by means of an endogenous protein shuttle system. KRSA-028 was engineered to be delivered subcutaneously in order to increase patient convenience and to reduce the overall impact of treatment on the healthcare system. Korsana intends to submit a CTN for KRSA-028 in Australia or a CTA in New Zealand by the end of 2026 and an IND in the United States in the first quarter of 2027. Korsana anticipates that interim proof-of-concept data demonstrating the therapeutic potential of KRSA-028 will be available by the end of 2027.

Alzheimer’s Disease Overview

Alzheimer’s disease is a progressive neurodegenerative disorder that slowly destroys memory and thinking skills and eventually prevents patients from carrying out even simple tasks. Its symptoms include cognitive dysfunction, memory abnormalities, progressive impairment in activities of daily living and a host of behavioral and neuropsychiatric symptoms. The exact cause of AD is unknown; however, genetic and environmental factors are established contributors.

The hallmark neuropathologic changes of AD are diffuse plaques marked by extracellular Ab protein. Deposition of Ab is an early event in the development of AD. Ab is derived from proteolytic cleavage of amyloid precursor protein (“APP”). Normal processing of APP results in the secretion of Ab protein in multiple forms: a predominant 40-amino acid form, known as Ab40, and a less abundant 42-amino acid form known as Ab42. Ab42 is more prone to aggregation and has been shown to be enriched in Ab plaques in AD. In addition, approximately 25% of the total Ab42 in plaques has an altered form of the amino acid glutamate known as pyroglutamate (“pE”), at position 3. This altered form of Ab42, 3pE-Ab, is highly prone to the type of AD-associated amyloid clustering known as oligomerization and is believed to be a key driver in AD pathogenesis.

One of the most common initial symptoms of AD is memory impairment, in particular, the ability to recall recent events. As AD progresses, the cognitive dysfunction it brings leads to deficits both in executive function and in problem solving. Patients become less organized and less motivated. As the disease progresses, an inability to complete tasks emerges, followed subsequently by deficits in language.

In late-stage disease, behavioral and psychological symptoms, such as apathy, social disengagement and irritability are common. Some patients develop agitation, aggression, wandering, and psychosis. AD patients frequently develop sleep disorders and 10% to 20% experience seizures. The average life expectancy after a diagnosis of AD has been reported to be between eight and ten years. Patients generally succumb to terminal-stage complications that relate to advanced debilitation, such as dehydration, malnutrition, and infection.

AD is a highly prevalent and costly disease

While estimates of the prevalence of AD vary, the Alzheimer’s Association estimates that there are seven million people in the United States suffering from AD and that this number is projected to double by 2050. AD is the seventh-leading cause of death in the United States and is associated with an estimated 500,000 deaths a year. According to the Alzheimer’s Association, in the United States alone, 1 in 9 persons over the age of 65 have AD. In people aged 85 and above, that rate increases to 1 in 3 persons. Globally, AD affects some 60 million patients. This number does not include the estimated 6-fold of additional people who unknowingly harbor the disease in its presymptomatic biological form.

In addition to its debilitating effect on patients’ cognition and day-to-day functioning, AD places a significant burden on the healthcare system. The costs of healthcare and long-term care for patients with AD in the United States was estimated to be $384 billion in 2025, with this cost expected to grow to more than $1 trillion by 2050 as the population ages. Two-thirds of this cost is borne by Medicare and Medicaid.

Indirect costs of care associated with AD include caregiver burden and associated healthcare utilization and costs. It has been estimated that over 80% of caregiving for a patient with AD is informal care by family and friends. Providing care to a patient with AD is financially, physically, and emotionally burdensome to the caregiver. Caregiving for patients with AD is unique compared with caregiving in other disease states due to the long duration of disease, and the progressive, unrelenting decline in cognitive and physical functioning. In the United States, over 11 million caregivers provide unpaid care for people with AD or other dementias. The Alzheimer’s Association estimates that, in 2024, these caregivers provided 19.2 billion hours of care valued at $414 billion.

Treatments for AD

There are currently no cures for AD, despite many clinical trials of numerous agents based on a wide range of mechanisms. Two classes of symptomatic therapies are approved for the treatment of AD: acetylcholinesterase inhibitors and glutamatergic modulators. The approved acetylcholinesterase inhibitors donepezil, galantamine, and rivastigmine are designed to slow the degradation of acetylcholine, helping to preserve neuronal communication. Approved glutamatergic modulators, such as memantine, are designed to block sustained, low-level activation of the N-methyl-D-aspartate (“NMDA”) receptor. These drugs provide temporary benefit, but they do not slow or halt neuronal death and do not represent a change in the underlying course of disease. In addition, antidepressants and antipsychotics are often prescribed off-label to treat the symptoms of severe AD when patients suffer from agitation, aggressive behaviors, psychosis and depression.

The biology of AD is complex, involving progressive, interactive and destructive processes that lead to neuronal dysfunction and cell death. The pharmaceutical industry has taken notice of the unmet need by developing therapies intended to be disease-modifying rather than simply targeting symptom relief. Indeed, there are more than 80 product candidates currently in Phase 2 or Phase 3 trials aimed at altering the course of AD progression. Recent drug candidates under development for AD include those focused on Ab synthesis or clearance from the brain, the synthesis, phosphorylation, or clearance from the brain of tau protein, chronic inflammation, vascular dysfunction, metabolic dysregulation and neurotoxicity. However, most of these drug candidates have so far failed to demonstrate significant benefit.

Clinical trials of three FDA-approved anti-Ab antibodies have demonstrated that reductions in amyloid plaques provide meaningful clinical benefit in AD. The most significant clinical outcomes have been reported for lecanemab, marketed as Leqembi® by Biogen and Eisai, and donanemab, marketed as Kisunla® by Eli Lilly. Both of these therapies slow AD progression by almost 30%, a modest but meaningful impact on disease progression that is projected to lead to benefits in healthcare-related resource utilization.

Figure 2. Lecanemab and donanemab slow the rate of AD disease progression by about 30%

An important observation from clinical trials of anti-Ab antibodies is the correlation between the degree of Ab plaque removal and the impact on disease progression. Antibodies such as solanezumab and crenezumab, which had minimal impact on Ab plaque removal, did not lead to meaningful effects on clinical symptoms.

Amyloid plaque clearance and Ph3 clinical performance of Aβ antibodies
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Figure 3. Increased reduction in amyloid plaques across multiple Phase 3 clinical trials is associated with reduced rate of cognitive decline. The sizes of the bubbles represent the number of patients.

Figure adapted from 2023 Boxer (Cell).

A challenge associated with approved anti-Ab therapies is the risk that patients treated with them may develop neurological complications referred to as ARIA. Although the mechanisms underlying ARIA remain incompletely understood, the occurrence of these adverse events appears to be linked to vascular amyloid deposition. In clinical studies, approximately 15% to 25% of patients treated with anti-Ab therapies developed ARIA. ARIA consists of two forms: a form associated with hemorrhage, known as ARIA-H; and a form associated with edema, known as ARIA-E. While ARIA occurs at a low rate in AD patients, anti-Ab antibodies increase rates of ARIA by damaging blood vessels. Increased ARIA-H is correlated with worsening cognition although symptoms can be avoided if ARIA-H is detected early and treatment suspended. ARIA-E is associated with symptoms that include worsening of cognition, headache, and gait disturbance, which can be severe enough to lead to hospitalization. Anti-Ab therapies carry a black box warning due to the risk of serious or life-threatening complications from ARIA.

Figure 4. Treatment with anti-Ab antibodies is associated with the development of ARIA-E and ARIA-H

Monitoring for ARIA requires regular cerebral MRI imaging during the first six months of anti-Ab therapy, which is when the vast majority of ARIA events occur. This, combined with the need to administer these therapies by intravenous infusion, results in a high burden on patients, caregivers, and the healthcare system.

Figure 5. Treatment regimens for Leqembi and Kisunla based on their FDA approved labels

Leqembi and Kisunla received FDA approval in 2023 and 2024, respectively, and had combined annual revenue of about $900 million in 2025. Both are expected to become multi-billion-dollar products despite the documented risk of ARIA. Korsana believes that therapies offering improved efficacy and greater tolerability can benefit from the growing awareness of disease-modifying anti-amyloid therapies that these early entrants have generated among patients, caregivers, and healthcare providers and can not only address the current patient population but also expand the addressable AD market.

Korsana’s solution, KRSA-028

KRSA-028 is an anti-Ab antibody designed to improve AD treatment by addressing key limitations of existing therapies. KRSA-028 is designed to increase the delivery of anti-Ab activity to the brain through convenient subcutaneous injections while minimizing the risk of ARIA.

Key features of KRSA-028’s design are as follows:

•	Improving delivery to the brain using TfR-mediated transport via capillaries, which may potentially avoid the high local concentrations thought to be associated with the development of ARIA

•	Targeting 3pE-Ab, a form of Ab that is believed to contribute to plaque formation in AD

•	Incorporating Fc domain modifications designed to improve half-life and reduce the potential for hematologic adverse events

•	Enabling subcutaneous formulation through favorable solubility, viscosity, and stability

The pairing of a novel TfR1-targeting domain with a proprietary combination of validated Fc modifications designed to improve pharmacokinetics, spare reticulocytes from destruction, and preserve amyloid phagocytosis is a key differentiator for KRSA-028, and has been named the “Therapeutics Targeting” platform, or “THETA” platform.

Figure 6. Design of KRSA-028

Increased brain exposure through shuttling

A challenge with most biotherapeutics is that the blood-brain barrier severely limits the ability of these molecules to enter the brain. Although the brain is highly vascularized, molecules such as antibodies are unable to readily cross the blood-brain barrier, limiting their therapeutic potential. Approved anti-Ab antibodies aducanumab, lecanemab and donanemab all face this problem. To compensate for poor brain permeability, doses of these drugs can approach or exceed 1000 mg to achieve significant reductions in Ab.

These high levels limit the administration of the highest doses to intravenous infusions. The first subcutaneous product, Leqembi Iqlik™, is approved by the FDA as a maintenance therapy for AD. Weekly subcutaneous doses of Leqembi Iqlik result in serum levels of lecanemab that are approximately half of those achieved with biweekly intravenous dosing of 10 mg/kg, which is the dosage recommended for the first 18 months of treatment.

A method for overcoming the limitations posed by the blood-brain barrier is to take advantage of the natural process that is used to shuttle substances such as transferrin across the barrier. In this process, referred to as receptor-mediated transcytosis, a substance to be transported binds to specific receptors on cells that face blood capillaries. Upon binding, the receptor-ligand complexes are transported through the cell and the ligand is released into the brain. There is a well-documented precedent for using TfR to shuttle biotherapeutics across the blood-brain barrier, including the shuttling of an anti-Ab antibody in clinical development.

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Figure 7. TfR-mediated transcytosis provides a mechanism to transport antibodies across the blood-brain barrier

Gantenerumab is an anti-Ab antibody originally developed by Genentech/Roche that does not contain a shuttle domain. Gantenerumab failed to significantly slow AD progression in two Phase 3 trials. One of the challenges with gantenerumab was that it was associated with a high rate of ARIA. Despite a dose titration regimen that was intended to minimize adverse events, up to 26% of patients experienced ARIA.

Roche used TfR technology to create trontinemab, a molecule designed to overcome these limitations. Trontinemab was designed to improve the anti-Ab activity of gantenerumab through the attachment of a protein domain engineered to use the TfR to shuttle it across the blood-brain barrier. Trontinemab was shown to have two properties that differentiated it from gantenerumab:

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The CNS exposure of drug, as measured by the ratio of drug in the cerebrospinal fluid, or CSF, compared to plasma, was eight-fold higher after a dose of 10 mg/kg trontinemab compared to what was previously observed after a 20 mg/kg dose of gantenerumab. Importantly, treatment with trontinemab led to more rapid reductions in amyloid levels in AD patients. Over 90% of patients treated with 3.6 mg/kg trontinemab achieved amyloid-negative status by week 28, whereas only 28% of patients treated with 510 mg gantenerumab achieved amyloid-negative status by week 116.

Figure 8. Trontinemab led to higher brain exposure and more rapid reductions in amyloid than historic results with gantenerumab

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Despite higher brain exposure, trontinemab was associated with a decreased risk of ARIA compared to gantenerumab. This reduction of ARIA is believed to result from trontinemab largely avoiding exposing vascular tissue in the brain to high levels of anti-Ab antibodies. Although the mechanisms underlying ARIA remain incompletely understood, the occurrence of these adverse events appears to be linked to vascular amyloid deposition. Both the lower doses of trontinemab and its ability to be shuttled across the blood-brain barrier may reduce the frequency of ARIA by limiting vascular amyloid exposure.

KRSA-028 was designed with a proprietary TfR-based shuttle domain to increase brain penetration and reduce ARIA risk. In both mice and NHPs, KRSA-028 resulted in higher levels in the brain than equivalent doses of trontinemab, which was synthesized based on published information.

Figure 9. KRSA-028 had higher brain penetration in mice and NHPs than trontinemab

Targeting 3pE-Ab

Analysis of amyloid plaques identified that a significant portion of Ab protein contains modified amino acids. Approximately 25% of the total Ab42 in plaques has an altered form of the amino acid glutamate known as pE at position 3. This altered form of Ab42, 3pE-Ab, is highly prone to the type of AD-associated amyloid clustering known as oligomerization and is believed to be a key driver in AD pathogenesis.

Donanemab, an anti-3pE-Ab antibody, is associated with both a greater reduction in amyloid plaques and reduced rate of clinical decline in AD than other anti-Ab antibodies that do not target 3pE-Ab.

KRSA-028 was designed to target the same epitope or region of 3pE-Ab as donanemab and remternetug, a follow-on antibody to donanemab currently being developed by Eli Lilly. In vitro assays found that KRSA-028 had similar potency and activity in cellular uptake of 3pE-Ab fibrils as donanemab and remternetug, both of which were synthesized based on published information.

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Figure 10. KRSA-028 had similar activity in a cellular 3pE-Aß uptake assay as donanemab

Fc engineering

The incorporation of a TfR shuttle domain into other biotherapeutics has a known potential advantage: it has been shown to increase biodistribution of various investigational biotherapeutics to the brain. However, incorporation of TfR shuttle technology also has a potential drawback: it typically decreases the overall half-life of the biotherapeutic due to the expression of the TfR in other tissues. Molecules that are recognized by the transferrin receptor in those tissues can be taken out of circulation by receptor-mediated endocytosis and degradation, thus reducing the amount of therapeutic molecules that are transferred into the brain. These other tissues include both cells that are part of the hematopoietic or blood-forming system such as bone-marrow cells as well as cells found in other tissues throughout the body.

Antibody-based therapeutics that include a TfR shuttle domain face another challenge: their binding to TfR on blood cells known as reticulocytes triggers the destruction of these reticulocytes by the immune system. This process is driven by interactions with the antibody’s Fc domain. This destruction of reticulocytes results in the development of treatment-related anemia. Clinical results reported for trontinemab, an anti-Aß antibody containing a TfR-based shuttle domain, found that between 10% and 20% of treated patients experienced anemia.

Figure 11. Trontinemab treatment was associated with a risk of anemia

KRSA-028 was engineered to incorporate proprietary changes to its Fc domain to both improve its half-life in circulation and to reduce its propensity to cause anemia – without impairing its ability to cause phagocytosis of Aß plaques. Studies in NHPs demonstrate the impact of these changes on half-life and on anemia compared to a reference antibody based on trontinemab. KRSA-028 had a 2.5-fold longer half-life and did not lead to any reductions in reticulocytes compared to trontinemab. Korsana believes that both of these effects provide competitive advantages over trontinemab and other anti-Aß antibody product candidates that are designed to use a TfR-based shuttle domain.

Figure 12. Fc modifications incorporated into KRSA-028 improve its half-life and reduce the depletion of reticulocytes in NHPs

Improvement in properties to facilitate subcutaneous dosing

All FDA-approved therapies require burdensome administration and associated MRI monitoring. Kisunla requires monthly intravenous infusions and is not available as a subcutaneous formulation. Leqembi is available as a subcutaneous formulation, called Leqembi Iqlik, but maintenance dosing at 360 mg requires an initial 18-month treatment course of intravenous infusions.

KRSA-028 was designed to have the stability, viscosity, and solubility to specifically enable its delivery subcutaneously, thereby providing convenience for patients and reducing burdens on the healthcare system. Korsana believes KRSA-028 should be compatible for development as a drug-device combination product using a marketed autoinjector.

Initial comparisons of the projected pharmacokinetics of KRSA-028 and that of trontinemab from clinical trials suggest that the exposure of a monthly 250 mg intravenous dose of trontinemab could be matched by a monthly subcutaneous dose of approximately 150 mg of KRSA-028.

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Figure 13. Exposure levels of 150 mg KRSA-028 delivered subcutaneously are projected to be equivalent to an intravenous doses of 250 mg trontinemab

Competitive positioning of KRSA-028

Korsana believes that KRSA-028’s combination of key features – TfR-mediated delivery across the blood-brain barrier, targeting of 3pE-Aß, improved half-life, reduced effect on reticulocytes, and subcutaneous delivery – provides the potential to deliver meaningful clinical activity. Although KRSA-028 has yet to enter clinical development, Korsana believes that its preclinical profile offers the potential to have a number of competitive advantages over approved anti-Aß therapeutics and those in late-stage clinical development.

Figure 14. Summary of the potential advantages of KRSA-028 based on a comparison of its preclinical properties to those of anti-Aß therapeutics in the clinic

Clinical development of KRSA-028

Approvals of other anti-Aß antibody therapeutics have, Korsana believes, provided a clear path for clinical development and established precedents for regulatory approval. Critical elements for the development of AD therapies are the availability of quantitative assessments of both amyloid levels in the brain and of clinical disease severity. A clear correlation between amyloid levels and disease severity has established that amyloid depletion can serve as an early biomarker for clinical activity.

Amyloid levels in the brain can be measured non-invasively using radiopharmaceuticals that specifically bind to amyloid and can be detected by positron emission tomography (“PET”). Although this technology has been available for over twenty years, it is only in the last decade or so that improved imaging agents such as florbetapir F18, marketed as Amyvid® by Eli Lilly; flutemetamol F18, marketed as Vizamyl® by GE Healthcare; and florbetaben F18, marketed as Neuraceq® by Lantheus, became widely used.

Plaque density is often reported in Centiloids (“CL”), a standardized, 100-point scale designed to quantify Aß plaque density in AD PET scans, anchoring a value of 0 CL as amyloid-negative and 100 CL as typical AD. It harmonizes data across different PET tracers, scanners, and analysis pipelines to ensure comparable, actionable results. The adoption of this standard within the field has enabled comparisons of data obtained across multiple sites as well as longitudinally collected data.

Clinical efficacy is often measured by the Clinical Dementia Rating Sum of Boxes (“CDR-SB”), an 18-point validated tool measuring both cognitive and functional impairment in AD. It sums scores from six domains: memory, orientation, judgment, community affairs, home/hobbies, and personal care. CDR-SB is accepted as a sensitive, standard outcome measure in clinical trials.

Korsana plans to submit a CTN in Australia or a CTA in New Zealand by the end of 2026 and an IND in the United States in the first quarter of 2027. An initial clinical trial in healthy adult volunteers is expected to provide valuable data on safety, tolerability, pharmacokinetics, and CSF exposure by mid-year 2027.

The reduction in Aß levels observed in AD patients treated with other potent anti-Aß antibodies, such as trontinemab, is both rapid and highly reproducible across patients. In a Phase 1/2 trial, trontinemab led to a dose-dependent reduction in centiloids that exceeded a 70-point change by day 50, an effect that was clearly distinguished from controls. Approximately a dozen patients were included in the treatment arm. Korsana believes that interim clinical proof-of-concept data demonstrating robust reductions in centiloid score in AD patients for KRSA-028 can be obtained by the end of 2027.

Korsana believes that completion of its dose-ranging clinical trial in 2028 will provide the necessary pharmacologic and anti-Aß activity to enable a Phase 3 pivotal trial of KRSA-028. Korsana also believes that the properties of KRSA-028, such as its potential dosing convenience, low rate of ARIA, and avoidance of reticulocyte destruction, are well-aligned with its potential use to treat patients with presymptomatic AD. Support for this comes from a previous analysis conducted by Eli Lilly that demonstrated that the ability of donanemab to slow cognitive decline was more pronounced in patients with earlier stages of AD. Extrapolation of these findings by researchers at Eli Lilly suggested that treatment of patients with presymptomatic AD may delay or even stop disease progression.

Preclinical programs

Korsana intends to develop additional product candidates that incorporate the TfR shuttle and accompanying engineered Fc domain, which together are referred to as the THETA platform. Korsana anticipates disclosing details of its next program either in late 2026 or in 2027.

Korsana’s Team, Investors, and Paragon Collaboration

Korsana was founded in 2024 and launched to research and develop brain-targeted antibody candidates licensed from Paragon, an antibody discovery engine founded by Fairmount Funds Management LLC (“Fairmount”) and led by industry veterans with extensive experience in drug discovery and development. Korsana entered into the Paragon Option Agreements with Paragon pursuant to which Paragon agreed to perform certain research activities to discover, generate, identify, and characterize antibody candidates directed to 3pE-Aß for KRSA-028 as well as additional, undisclosed targets.

Korsana is led by an experienced management team. Korsana’s President and CEO, Jonathan Violin, Ph.D., who also serves as a Director of the Company, brings deep experience in company building, business strategy, and product development. Dr. Violin is a Venture Partner at Fairmount and served as interim CEO of Crescent Biopharma. Prior to joining Fairmount, he was the President and CEO of Viridian Therapeutics, which he also co-founded. He previously served as founding CEO of Dianthus Therapeutics and co-founder and CEO of Quellis Bioscience.

Mark Vignola, Ph.D., Korsana’s Chief Financial Officer, has over 15 years of experience as a strategic financial leader to biotech companies and a strong track record of advancing companies through major inflection points. He most recently served as the Chief Financial Officer of Terns Pharmaceuticals.

Kyle Breidenstine, Korsana’s Senior Vice President, Finance and Treasurer, has nearly twenty years of experience in strategic finance, accounting, and operations. He most recently served as Vice President, Finance at PepGen.

Madelyn Zeylikman, Korsana’s General Counsel, has over twenty years of legal experience in the life sciences industry. She most recently served as General Counsel at Kiniksa Pharmaceuticals.

Korsana completed financings totaling $175 million in its Series Seed and Series A financing from a syndicate of healthcare investors led by Fairmount, Venrock Healthcare Capital Partners, Wellington Management and TCGX, with participation by J.P. Morgan Life Sciences Private Capital, Janus Henderson Investors, Sanofi Ventures, Foresite Capital, and others. Additionally, Korsana has secured financing commitments that, upon closing of the Korsana Pre-Closing Financing, are expected to result in total gross proceeds of $380 million from a syndicate of healthcare investors led by Fairmount and Venrock Healthcare Capital Partners, with participation from General Atlantic, TCGX, Forbion, Wellington Management, Commodore Capital, RA Capital Management, RTW Investments, Vivo Capital, Janus Henderson Investors, Foresite Capital, J.P. Morgan Life Sciences Private Capital, SR One, Sanofi Ventures, Kalehua Capital, Spruce Street Capital, and other leading investment management firms. The financing includes Korsana Common Stock and Korsana Pre-Funded Warrants.

Paragon Option Agreements

Paragon Antibody Discovery and Option Agreement

On September 5, 2025, Korsana entered into the Paragon ADOA with Paragon and Parasa. Under the Paragon ADOA, Paragon identifies, evaluates, and develops antibodies against one or more mutually agreed therapeutic targets and a mutually agreed brain transit target. The Paragon ADOA covers programs 001 and 002 (Aß and TfR1) and one undisclosed program 003, with the ability to add additional programs by mutual agreement.

Under the Paragon ADOA, Korsana has the exclusive option, on a program-by-program basis (each, an “ADOA Option”), to negotiate and enter into a license agreement (each, a “License”) granting Korsana (a) an exclusive, worldwide license to the product-specific intellectual property from the applicable program and (b) a non-exclusive, worldwide license to certain incorporated platform technology. ADOA Options are exercisable at Korsana’s sole discretion during the applicable option period, with no separate exercise payment.

Upon signing, Korsana became obligated to reimburse Paragon approximately $18.8 million for pre-development costs incurred through September 5, 2025. As of December 31, 2025, Korsana has recorded an aggregate of $31.3 million of operating expenses under the Paragon ADOA for development costs. On a program-by-program and product-by-product basis, Korsana is also required to make one-time, non-refundable milestone payments of up to $69.0 million per product, reduced by 50% for independently developed products directed to the same target combination. Any License will incorporate the same milestone obligations, with milestones not achieved prior to License execution no longer payable under the Paragon ADOA. Under any License, Korsana would be required to make tiered royalty payments in the low to mid-single digit percentage range based on annual net sales, subject to certain reductions.

On March 19, 2026, Korsana exercised its ADOA Option with respect to program 002 (Aß and TfR1), and Korsana is currently negotiating the related License. Korsana made a $5.0 million milestone payment to Paragon in March 2026 related to the nomination of KRSA-028 as a development candidate. Korsana’s ADOA Options with respect to programs 001 (Aß and TfR1) and 003 remain unexercised.

The Paragon ADOA continues on a program-by-program basis until the earliest of completion of the applicable research plan activities, expiration of the option period, or failure to execute a License within a specified period following option exercise. Korsana may terminate any research program or the Paragon ADOA in its entirety at any time for any reason, subject to certain termination fees. Each party has the right to terminate upon the other party’s uncured material breach or bankruptcy.

Under the Paragon ADOA, Korsana will grant Parasa warrants on each of December 31, 2025 and December 31, 2026 to purchase shares equal to 1.00% of Korsana’s outstanding capital stock on a fully diluted basis as of the grant date, at an exercise price equal to fair market value. If Korsana undergoes an initial public offering or reverse merger, Parasa will instead receive warrants from the resulting public parent on equivalent terms. Each warrant is exercisable for 10 years from the grant date, with pro-ration if the research term ends before year-end. On December 31, 2025, Korsana issued Parasa a warrant to purchase 1,102,561 shares of common stock at $0.86 per share.

Paragon Platform Option Agreement

On October 16, 2025, Korsana entered into the Paragon POA with Paragon and Parasa, in connection with the Paragon ADOA. Under the Paragon POA, Korsana funds certain Paragon research activities, including development of proprietary platform technology for delivery of therapeutic agents across the blood-brain barrier. As partial consideration, the Paragon POA grants Korsana exclusive options (each, a “POA Option”) to enter into agreements with Paragon to develop, manufacture, and commercialize antibodies utilizing that platform technology.

Korsana may designate up to four target combinations (each consisting of one or two therapeutic targets and TfR1 as the transit target) to be exclusively reserved during the option period (the “POA Option Period”). As of the effective date, the initial reserved target list includes one undisclosed target combination. Korsana may also obtain rights to designate up to two additional target combinations upon payment of $2.0 million each.

Paragon is obligated to notify Korsana if Paragon or its affiliates develop research plans for, plan to license, or enter into negotiations with third parties regarding antibodies directed to target combinations that include TfR1 as the transit target but are not then on a reserved target list. Upon receipt of such notice, Korsana has a specified period to elect to designate that target combination as a reserved target combination, subject to applicable limits.

Subject to limited exceptions, Paragon has agreed not to develop, license, or commercialize antibodies directed to any Korsana-reserved target combination during the POA Option Period, which ends on the earlier of the fifth anniversary of the Paragon POA or exercise or expiration of Korsana’s last POA Option.

During the POA Option Period, Korsana may exercise a POA Option for each reserved target combination by electing either (a) to enter into an antibody discovery and option agreement on terms materially consistent with the Paragon ADOA or (b) to enter directly into a license agreement (a “POA-License”) upon payment of a $5.0 million exercise fee. Under any POA-License, Korsana would be required to make one-time, non-refundable milestone payments of up to $41.0 million per product, reduced by 50% for independently developed products directed to the same target combination, and tiered royalty payments in the low to mid-single digit percentage range based on annual net sales, subject to certain reductions.

The Paragon POA continues until expiration of the POA Option Period. Each party has the right to terminate upon the other party’s uncured material breach or bankruptcy. Korsana may terminate at any time for any reason. As of the date of this proxy statement/prospectus, Korsana has not exercised any POA Options or made any payments under the Paragon POA.

WuXi Biologics Master Services Agreement

On December 12, 2024, Korsana entered into a biologics master services agreement (the “WuXi Biologics MSA”) with WuXi Biologics (Hong Kong) Limited (“WuXi Biologics (Hong Kong)”). The WuXi Biologics MSA governs certain development activities and good manufacturing practice (“GMP”) manufacturing and testing for the KRSA-028 program, as well as potential future programs, on a work order basis. Under the WuXi Biologics MSA, Korsana is obligated to pay WuXi Biologics (Hong Kong) a service fee and all non-cancellable obligations in the amount specified in each work order associated with the agreement for the provision of services. WuXi Biologics (Hong Kong) is obligated to, among other things, (i) perform manufacturing services in accordance with applicable standards and law using personnel with appropriate qualifications, and to manufacture product in accordance with cGMP, (ii) comply with confidentiality and invention assignment provisions, (iii) notify Korsana of regulatory visits or inspections and provide redacted copies of any report or written communication received from such authorities in connection therewith and (iv) assign to Korsana all right, title and interest in and to all intellectual property created or developed in connection with the provision of the services, and all intellectual property relating to such inventions, subject to certain exceptions.

The WuXi Biologics MSA terminates on the later of (i) December 12, 2029 or (ii) the completion of services under all work orders executed by the parties prior to December 12, 2029, unless terminated earlier; provided that Korsana may extend the term continuously for additional two-year periods upon written notice to WuXi Biologics (Hong Kong) at least thirty (30) days prior to the expiration of the then-current term. The term of each work order terminates upon completion of the services under such work order, unless terminated earlier. Korsana can terminate the WuXi Biologics MSA or any work order (i) at any time upon 30 days’ prior written notice, or (ii) immediately upon written notice if WuXi Biologics (Hong Kong) fails to obtain or maintain required material governmental licenses or approvals. Either party may terminate a work order (i) at any time upon six months’ prior notice with reasonable cause, provided however that if WuXi Biologics (Hong Kong) terminates a work order in such manner, no termination or cancellation fees shall be paid by Korsana and (ii) immediately for cause upon (a) the other party’s material breach that remains uncured for 30 days after notice of such breach, (b) the other party’s bankruptcy, or (c) a force majeure event that prevents performance for a period of at least 90 days.

Korsana has entered into various work orders pursuant to the WuXi Biologics MSA for ongoing manufacturing work related to KRSA-028.

WuXi Cell Line License Agreement

On December 2, 2024, Korsana entered into a cell line license agreement (the “Cell Line License Agreement”) with WuXi Biologics Ireland Limited (“WuXi Biologics Ireland”). Under the Cell Line License Agreement, Korsana received a non-exclusive, worldwide, sublicensable license to certain of WuXi Biologics Ireland’s know-how, cell line, biological materials and media and feeds to make, have made, use, sell, have sold, offer for sale, import, keep and otherwise deal in and further commercialize certain therapeutic products produced through the use of the cell line licensed by WuXi Biologics Ireland under the Cell Line License Agreement (the “WuXi Biologics Ireland Licensed Products”). KRSA-028 is manufactured using a cell line licensed under the Cell Line License Agreement.

In consideration for the license, Korsana incurred a non-refundable license fee of $0.15 million. Additionally, if Korsana manufactures all of its commercial supplies of bulk drug product for a particular WuXi Biologics Ireland Licensed Product with a manufacturer other than WuXi Biologics Ireland or its affiliates, it is required to make royalty payments to WuXi Biologics Ireland in an amount equal to a fraction of a single digit percentage of global net sales of the applicable WuXi Biologics Ireland Licensed Product manufactured by a third-party manufacturer (the “Royalty”). If Korsana manufactures part of its commercial supplies of bulk drug product for a particular WuXi Biologics Ireland Licensed Product with WuXi Biologics Ireland or its affiliates, then the Royalty will be reduced accordingly on a pro rata basis. If Korsana manufactures all of its commercial supplies of bulk drug product for a particular WuXi Biologics Ireland Licensed Product with WuXi Biologics Ireland or its affiliates, then no Royalty is payable. Korsana has the option, at any time, to pay WuXi Biologics Ireland a non-refundable lump-sum royalty buyout payment on a drug product-by-drug product basis to extinguish future Royalty obligations with respect to such drug product.

The Cell Line License Agreement will continue indefinitely unless terminated (i) by Korsana upon six months’ prior written notice and its payment of all undisputed amounts due to WuXi Biologics Ireland through the effective date of termination, (ii) by WuXi Biologics Ireland for a material breach by Korsana that remains uncured for 60 days after written notice, (iii) by WuXi Biologics Ireland if Korsana fails to make a payment and such failure continues for 30 days after receiving notice of such failure, or (iv) by either party upon the other party’s bankruptcy.

On March 2, 2026, Korsana entered into Amendment No. 1 to the Cell Line License Agreement with WuXi Biologics Ireland. The amendment expands the scope of the Cell Line License Agreement to include certain additional proprietary cell lines developed by WuXi Biologics Ireland through genetic engineering of the original host cell line. The amendment updates the license grant in the Cell Line License Agreement to encompass cell lines derived from the original host cell line or such engineered cell lines. The license fee applies regardless of which licensed cell line is used. All other terms of the Cell Line License Agreement remain in full force and effect.

Intellectual Property

Overview

Korsana strives to protect the proprietary programs and technologies that it believes are important to its business, including seeking and maintaining patent protection intended to cover the composition of matter of its programs, its methods of use and manufacture, and other inventions.

With respect to KRSA-028, Paragon has filed provisional patent applications directed to: (i) antibodies targeting Aß and (ii) antibodies targeting both Aß and TfR1, including applications covering composition of matter, pharmaceutical formulations, and methods of using such antibodies. With respect to the THETA technology, Paragon has filed provisional patent applications directed to antibodies targeting TfR1, including applications covering composition of matter, pharmaceutical formulations, and methods for using such antibodies or compounds, such as bispecific antibodies, comprising such antibodies.

A provisional patent application is an application filed in the USPTO for the purpose of securing an early date of priority for the applicant’s invention. The provisional application must include a written description of what the inventor has discovered, along with a drawing of the invention, but need not include patent claims, statements concerning or disclosing the prior art, or certain other formalities. A provisional patent application allows for an effective filing date to be established with regard to an invention, but once a provisional patent application is filed, either a corresponding non-provisional patent application or a petition to convert the provisional patent application into a non-provisional patent application must be filed within 12 months or such effective filing date will be lost.

The maximum term of a U.S. patent, excluding extensions and adjustments, begins on the effective filing date of the first non-provisional application claiming the patented invention and ending 20 years from that date. In essence, a provisional patent application provides a patent applicant two principal advantages over filing a non-provisional application. First, it allows the applicant to secure an earlier priority date for its invention than that of an equivalent non-provisional application—up to one year earlier than the filing date of a related non-provisional application. Second, since the term of a patent runs from the effective filing date of the first non-provisional application but does not begin upon filing a provisional application, filing a provisional application provides the applicant an additional year’s time to refine that invention before filing a related non-provisional application without surrendering the earlier priority date. Securing an earlier priority date both ensures that later inventors cannot obtain a patent to the same invention and provides protection against certain arguments that developments in the field arising after the priority date should prevent or invalidate the applicant’s invention.

If Korsana or Paragon timely file non-provisional patent applications in the United States and in countries outside of the United States with regard to KRSA-028 provisional patent applications and these non-provisional patent applications result in issued patents, such patents are expected to expire in 2046, without taking potential patent term adjustment or patent term extension into consideration. If Paragon timely files non-provisional patent applications in the United States and in countries outside of the United States with regard to the THETA technology-related provisional patent applications and these non-provisional patent applications result in issued patents, such patents are expected to expire in 2046, without taking potential patent term adjustment or patent term extension into consideration.

For more information regarding the risks related to Korsana’s intellectual property, see the section titled “Risk Factors — Risks Related to Korsana’s Intellectual Property.”

Other IP Rights

In addition to patents, Korsana relies upon unpatented trade secrets, know-how and continuing technological innovation to develop and maintain its competitive position. However, trade secrets and know-how can be difficult to protect. Korsana seeks to protect its proprietary information, in part by executing confidentiality agreements with its collaborators and scientific advisors, and non-competition, non-solicitation, confidentiality and invention assignment agreements with its employees and consultants. Korsana has also executed agreements requiring assignment of inventions with selected scientific advisors and collaborators. The confidentiality agreements Korsana enters into are designed to protect its proprietary information and the agreements or clauses requiring assignment of inventions to it are designed to grant it ownership of technologies that are developed through its relationship with the respective counterparty. Korsana cannot guarantee, however, that it has executed such agreements with all applicable counterparties, that such agreements will not be breached, or that these agreements will afford it adequate protection of its intellectual property and proprietary rights. For more information, please see the section titled “Risk Factors—Risks Related to Korsana’s Intellectual Property” in this proxy statement/prospectus.

Commercial

Should any of Korsana’s product candidates be approved for commercialization, Korsana intends to develop a plan to commercialize them in the United States and other key markets, through internal infrastructure and/or external partnerships in a manner that will enable Korsana to realize the full commercial value of its programs. Given Korsana’s stage of development, it has not yet established a commercial organization or distribution capabilities.

Manufacturing

Korsana does not own or operate, and currently has no plans to establish, any manufacturing facilities. All of its preclinical and clinical drug supply development, manufacturing, storage, distribution, and testing are outsourced to third-party manufacturers and facilities. Korsana’s manufacturing strategy enables it to more efficiently direct financial resources to the research, development, and commercialization of programs rather than diverting resources to internally develop and maintain manufacturing facilities. As Korsana’s programs advance through development, it expects to enter into longer-term commercial supply agreements with key suppliers and manufacturers to fulfill and secure its supply needs.

Competition

Korsana expects to face intense competition from other biopharmaceutical companies that are developing agents for the treatment of neurodegenerative diseases, including Alzheimer’s disease. Korsana believes the key competitive factors affecting the success of its product candidates, if approved, will include efficacy, safety profile, method of administration (including the potential for subcutaneous self-injection versus intravenous infusion), blood-brain barrier penetration, cost of treatment, level of promotional activity, and intellectual property protection. Many of Korsana’s competitors have significantly greater financial, manufacturing, marketing, sales, distribution and technical resources and more experience in research and development, clinical trials, regulatory matters, and commercialization than Korsana does. These competitors also compete with Korsana in recruiting and retaining qualified scientific and management personnel and in establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, Korsana’s programs.

If approved for the treatment of patients with Alzheimer’s disease, KRSA-028 would compete with two anti-amyloid antibody therapies that have been approved by the FDA for treatment of early Alzheimer’s disease: lecanemab (Leqembi), marketed by Eisai and Biogen, and donanemab (Kisunla), marketed by Eli Lilly.

Korsana is aware of several companies with product candidates in clinical development for the treatment of patients with Alzheimer’s disease, including Roche (including Genentech, its wholly owned subsidiary), Lilly, Eisai, Biogen, AbbVie, Merck, Sanofi, Bristol Myers Squibb, Voyager Therapeutics, Denali Therapeutics, Acumen, Alzheon, AC Immune, and others.

Beyond Korsana’s Alzheimer’s disease program, Korsana is advancing a pipeline of THETA™-enabled therapies for other undisclosed neurodegenerative diseases with high unmet need. Korsana expects to face competition from companies developing disease-modifying therapies across a range of neurodegenerative indications, many of which have substantially greater resources and experience than Korsana does.

Government Regulation

The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of biologics such as those Korsana is developing. Korsana, along with its third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which Korsana wishes to conduct studies or seek approval or licensure of its product candidates. Generally, before a new therapeutic product can be marketed, considerable data demonstrating a biological product candidate’s quality, safety, purity and potency, must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority. For biological product candidates, potency is similar to efficacy and is interpreted to mean the specific ability or capacity of the product, as indicated by appropriate laboratory tests or by adequately controlled clinical data obtained through the administration of the product in the manner intended, to effect a given result.

Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or post-marketing may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications from the sponsor, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on Korsana’s company and its products or product candidates.

U.S. Biologics Regulation

In the United States, biological products (or “biologics”) are subject to regulation under the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”) and other federal, state, local, and foreign statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or following approval may subject an applicant to administrative action and judicial sanctions. The process required by the FDA before biologic product candidates may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s current Good Laboratory Practices (“GLP”) regulation;

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submission to the FDA of an Investigational New Drug Application (“IND”), which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

•	approval by an independent institutional review board (“IRB”), or ethics committee at each clinical site before the trial is commenced;

•	manufacture of the proposed biologic candidate in accordance with current Good Manufacturing Practices (“cGMPs”);

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performance of adequate and well-controlled human clinical trials in accordance with Good Clinical Practice (“GCP”) requirements to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

•	preparation of and submission to the FDA of a biologics license application (“BLA”), after completion of all pivotal clinical trials;

•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

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satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMPs, and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and of selected clinical investigation sites to assess compliance with GCPs; and

•	FDA review and approval of a BLA to permit commercial marketing of the product for particular indications for use in the United States.

Preclinical and Clinical Development

Prior to beginning any clinical trial with a product candidate in the United States, Korsana must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol or protocols for preclinical studies and clinical trials. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and pharmacodynamic characteristics of the product, chemistry, manufacturing and controls information, and any available human data or literature to support the use of the investigational product. In April 2025, the FDA published a roadmap to reduce animal testing in preclinical safety studies, including those required in INDs, with scientifically validated new approach methodologies (“NAMs”). An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing preclinical studies and clinical trials and clinical study results to public registries.

For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap.

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Phase 1. The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

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Phase 2. The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3. The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies may be made a condition to approval of the BLA. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product, or for biologics, the safety, purity and potency.

Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

A sponsor may choose, but is not required, to conduct a foreign clinical study under an IND. When a foreign clinical study is conducted under an IND, all IND requirements must be met unless waived. When the foreign clinical study is not conducted under an IND, the sponsor must ensure that the study complies with certain FDA regulatory requirements in order to use the study as support for an IND or application for marketing approval or licensure, including that the study was conducted in accordance with GCP, including review and approval by an independent ethics committee and use of proper procedures for obtaining informed consent from subjects, and the FDA is able to validate the data from the study through an onsite inspection if the FDA deems such inspection necessary. The GCP requirements encompass both ethical and data integrity standards for clinical studies.

BLA Submission and Review

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from pertinent preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of the product, or from a number of alternative sources, including studies initiated and sponsored by investigators. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.

In addition, under the Pediatric Research Equity Act (“PREA”), a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the biological product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The Food and Drug Administration Safety and Innovation Act requires that a sponsor who is planning to submit a marketing application for a biological product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial pediatric study plan (“PSP”) within sixty days after an end-of-Phase 2 meeting or as may be agreed between the sponsor and FDA. Unless otherwise required by regulation, PREA does not apply to any biological product for an indication for which orphan designation has been granted, except that the PREA will apply to an original BLA for a new active ingredient that is orphan-designated if the biologic is a molecularly targeted cancer product intended for the treatment of an adult cancer and is directed at a molecular target that the FDA determines to be substantially relevant to the growth or progression of a pediatric cancer.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may convene an advisory committee to provide clinical insight on application review questions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCPs. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response letter will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response letter without first conducting required inspections, testing submitted product lots and/or reviewing proposed labeling. In issuing the Complete Response letter, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a REMS to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Regulation of Combination Products

Certain therapeutic products are comprised of multiple components, such as drug components, biologic components, and device components, that would normally be subject to different regulatory frameworks by the FDA and frequently regulated by different centers at the FDA. These products are known as combination products. Under the FDCA, the FDA is charged with assigning a center with primary jurisdiction, or a lead center, for review of a combination product. The determination of which center will be the lead center is based on the “primary mode of action” of the combination product. Thus, if the primary mode of action of a drug/biologic-device combination product is attributable to the drug or biological product, the FDA center responsible for premarket review of the drug or biological product would have primary jurisdiction for the combination product. The FDA has also established the Office of Combination Products to address issues surrounding combination products and provide more certainty to the regulatory review process. That office serves as a focal point for combination product issues for agency reviewers and industry. It is also responsible for developing guidance and regulations to clarify the regulation of combination products, and for assignment of the FDA center that has primary jurisdiction for review of combination products where the jurisdiction is unclear or in dispute. A combination product with a primary mode of action attributable to the drug or biologic component generally would be reviewed and approved pursuant to the drug or biologic approval processes set forth in the FDCA. In reviewing the new drug application (NDA) or BLA for such a product, however, FDA reviewers would consult with their counterparts in the FDA’s Center for Devices and Radiological Health to ensure that the device component of the combination product met applicable requirements regarding safety, effectiveness, durability and performance. In addition, under FDA regulations, combination products with both device and drug/biologic components are subject to cGMP requirements applicable to both drugs and devices, including the Quality Management System Regulation applicable to medical devices.

Post-Approval Requirements

Any products manufactured or distributed by Korsana pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. After a BLA is approved for a biological product, the product also may be subject to official lot release. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, and potency or effectiveness of biologics. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which the FDA assesses an annual program fee for each product identified in an approved BLA. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs, which impose certain procedural and documentation requirements upon Korsana and its third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented.

FDA regulations also require investigation and correction of any deviations from cGMPs and impose reporting requirements upon Korsana and any third-party manufacturers that it may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

•	product seizure or detention, or refusal of the FDA to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising, and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising, and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by Korsana and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Biosimilars and Reference Product Exclusivity

The Affordable Care Act (“ACA”) includes a subtitle called the Biologics Price Competition and Innovation Act (“BPCIA”), which created an abbreviated approval pathway for biological products that are highly similar, or “biosimilar,” to or interchangeable with an FDA-approved reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.

Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, is generally shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. A product shown to be biosimilar or interchangeable with an FDA-approved reference biological product may rely in part on the FDA’s previous determination of safety and effectiveness for the reference product for approval, which can potentially reduce the cost and time required to obtain approval to market the product. Complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA. The FDA has issued two guidance documents intended to inform prospective applicants and facilitate the development of proposed biosimilars and interchangeable biosimilars, as well as to describe the FDA’s interpretation of certain statutory requirements added by the BPCIA.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

A reference biologic is granted twelve years of exclusivity from the time of first licensure of the reference product. The first biologic product submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against other biologics submitted under the abbreviated approval pathway for the lesser of (i) one year after the first commercial marketing, (ii) 18 months after approval if there is no legal challenge, (iii) 18 months after the resolution in the applicant’s favor of a lawsuit challenging the biologics’ patents if an application has been submitted, or (iv) 42 months after the application has been approved if a lawsuit is ongoing within the 42-month period.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

The BPCIA is complex and continues to be interpreted and implemented by the FDA. On December 20, 2020, Congress amended the PHSA as part of the COVID-19 relief bill to further simplify the biosimilar review process by making it optional to show that conditions of use proposed in labeling have been previously approved for the reference product, which used to be a requirement of the application. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.

Patent Term Extension

In the U.S., after a BLA is approved, owners of relevant drug patents may apply for up to a five-year patent extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory process. The allowable patent term extension is typically calculated as one-half the time between the later of the effective date of an IND and issue date of the patent for which extension is sought, and the submission date of a BLA, plus the time between BLA submission date and the BLA approval date up to a maximum of five years. The time can be shortened if the FDA determines that the applicant did not pursue licensure with due diligence. The total patent term after the extension may not exceed 14 years from the date of product licensure. Only one patent applicable to a licensed biological product is eligible for extension and only those claims covering the product, a method for using it, or a method for manufacturing it may be extended and the application for the extension must be submitted prior to the expiration of the patent in question. However, Korsana may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Some, but not all, foreign jurisdictions possess patent term extension or other additional patent exclusivity mechanisms that may be more or less stringent and comprehensive than those of the United States.

Other Healthcare Laws and Compliance Requirements

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation: the federal Anti-Kickback Statute (“AKS”); the federal False Claims Act (“FCA”); the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and similar foreign, federal and state fraud, abuse, and transparency laws.

The AKS prohibits, among other things, persons, and entities from knowingly and willfully soliciting, receiving, offering, or paying remuneration, to induce, or in return for, either the referral of an individual, or the purchase or recommendation of an item or service for which payment may be made under any federal healthcare program. The term remuneration has been interpreted broadly to include anything of value. The AKS has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand, and prescribers and purchasers on the other. The government often takes the position that to violate the AKS, only one purpose of the remuneration need be to induce referrals, even if there are other legitimate purposes for the remuneration. There are a number of statutory exceptions and regulatory safe harbors protecting some common commercial activities from AKS prosecution, but they are drawn narrowly and practices that involve remuneration, such as consulting agreements, for persons in a position to refer or recommend federally reimbursable healthcare business may be alleged to be intended to induce prescribing, purchasing or recommending, and may be subject to scrutiny if they do not qualify for an exception or regulatory safe harbor. Qualifying for a statutory exception or regulatory safe harbor requires satisfying all of the criteria for the exception or safe harbor. Korsana’s practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the AKS, but it does increase the risk of regulatory scrutiny. Ultimately, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

The FCA, which can be enforced through civil whistleblower or qui tam actions, prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment of federal government funds, including in federal healthcare programs, that are false or fraudulent. Pharmaceutical and other healthcare companies have been prosecuted under these laws for engaging in a variety of different types of conduct that caused the submission of false claims to federal healthcare programs. Under the AKS, for example, a claim resulting from a violation of the AKS is deemed to be a false or fraudulent claim for purposes of the FCA.

HIPAA created additional federal criminal statutes that prohibit, among other things, executing a scheme to defraud any healthcare benefit program, including private third-party payors, and making false statements relating to healthcare matters. A person or entity does not need to have actual knowledge of the healthcare fraud statute implemented under HIPAA or specific intent to violate the statute in order to have committed a violation.

The FDCA addresses, among other things, the design, production, labeling, promotion, manufacturing, and testing of drugs, biologics, and medical devices, and prohibits such acts as the introduction into interstate commerce of adulterated or misbranded drugs or devices. The PHSA also prohibits the introduction into interstate commerce of unlicensed or mislabeled biological products.

The U.S. federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to the Centers for Medicaid & Medicare Services (“CMS”) information related to payments or other transfers of value to various healthcare professionals including physicians, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, certified nurse-midwives, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning on January 1, 2023, California Assembly Bill 1278 requires California physicians and surgeons to notify patients of the Open Payments database established under the federal Physician Payments Sunshine Act.

Korsana is also subject to federal price reporting laws and federal consumer protection and unfair competition laws. Federal price reporting laws require manufacturers to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/ or discounts on approved products. Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers.

Korsana is also subject to additional similar U.S. state and foreign law equivalents of each of the above federal laws, which, in some cases, differ from each other in significant ways, and may not have the same effect, thus complicating compliance efforts. If Korsana’s operations are found to be in violation of any of such laws or any other governmental regulations that apply, Korsana may be subject to penalties, including, without limitation, civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of its operations.

Data Privacy and Security

Numerous state, federal, and foreign laws govern the collection, dissemination, use, access to, confidentiality, and security of personal information, including health-related information. In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws and regulations, govern the collection, use, disclosure, and protection of health-related and other personal information and could apply to Korsana’s operations or the operations of its partners.

For example, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health (“HITECH”), and their respective implementing regulations impose data privacy, security, and breach notification obligations on certain health care providers, health plans, and health care clearinghouses, known as covered entities, as well as their business associates and their covered subcontractors that perform certain services that involve using, disclosing, creating, receiving, maintaining, or transmitting individually identifiable protected health information (“PHI”) for or on behalf of such covered entities. These requirements imposed by HIPAA and HITECH on covered entities and business associates include entering into agreements that require business associates protect PHI provided by the covered entity against improper use or disclosure, among other things; following certain standards for the privacy of PHI, which limit the disclosure of a patient’s past, present, or future physical or mental health or condition or information about a patient’s receipt of health care if the information identifies, or could reasonably be used to identify, the individual; ensuring the confidentiality, integrity, and availability of all PHI created, received, maintained, or transmitted in electronic form, to identify and protect against reasonably anticipated threats or impermissible uses or disclosures to the security and integrity of such PHI; and reporting of breaches of PHI to individuals and regulators.

Entities that are found to be in violation of HIPAA may be subject to significant civil, criminal, and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with the U.S. Department of Health and Human Services (“HHS”) to settle allegations of HIPAA non-compliance. A covered entity or business associate is also liable for civil money penalties for a violation that is based on an act or omission of any of its agents, which may include a downstream business associate, as determined according to the federal common law of agency. HITECH also increased the civil and criminal penalties applicable to covered entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions. To the extent that Korsana submits electronic healthcare claims and payment transactions that do not comply with the electronic data transmission standards established under HIPAA and HITECH, payments to Korsana may be delayed or denied.

In addition, state health information privacy laws, such as California’s Confidentiality of Medical Information Act and Washington’s My Health My Data Act, that govern the privacy and security of health-related information, specifically, may apply even when HIPAA does not and impose additional requirements.

Even when HIPAA and state health information privacy laws do not apply, according to the FTC and state attorneys general, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’

personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act and state consumer protection laws.

In addition, certain state laws, such as the California Consumer Privacy Act of 2018 (“CCPA”), as amended by the California Privacy Rights Act of 2020, govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA in various ways. Numerous other states have passed similar laws, but many differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

The CCPA applies to personal data of consumers, business representatives, and employees, and imposes obligations on certain businesses that do business in California, including to provide specific disclosures in privacy notices, and affords rights to California residents in relation to their personal information. Health information falls under the CCPA’s definition of personal information where it identifies, relates to, describes, or is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a particular consumer or household and is included under a new category of personal information, “sensitive personal information,” which is offered greater protection.

The CCPA and numerous other comprehensive privacy laws that have passed or are being considered in other states, as well as at the federal and local levels, exempt PHI that is subject to HIPAA; and others exempt covered entities and business associates subject to HIPAA altogether, further complicating compliance efforts, and increasing legal risk and compliance costs for Korsana and the third parties upon whom Korsana relies.

Additionally, Korsana’s use of artificial intelligence and machine learning may be subject to laws and evolving regulations regarding the use of artificial intelligence and machine learning, controlling for data bias, and antidiscrimination.

Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Coverage and Reimbursement

In the U.S. and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Korsana’s ability to successfully commercialize its product candidates, if approved, will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers, and other organizations. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow it to establish or maintain pricing sufficient to realize a sufficient return on its investment. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels.

Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical or biological product candidate for which Korsana obtains regulatory approval. Sales of any approved product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement, if any, for such product by third-party payors. Decisions regarding whether to cover any of Korsana’s product candidates, if approved, the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. As a result, the coverage determination process is often a time-consuming and costly process that will require Korsana to provide scientific and clinical support for the use of its product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Factors payors consider in determining reimbursement are based on whether the product is:

•	a covered benefit under its health plan;

•	safe, effective, and medically necessary;

•	cost-effective; and

•	neither experimental nor investigational.

Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity and reviewing the cost effectiveness of pharmaceutical or biological products, medical devices, and medical services, in addition to questioning safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product that receives approval. Decreases in third-party reimbursement for any product or a decision by a third-party not to cover a product could reduce physician usage and patient demand for the product.

For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization. In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to companion diagnostics.

In addition, the U.S. government, state legislatures, and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. The IRA provides CMS with significant new authorities intended to curb drug costs and to encourage market competition. For the first time, CMS will be able to directly negotiate prescription drug prices and to cap out-of-pocket costs. Each year, CMS will select and negotiate a preset number of high-spend drugs and biologics that are covered under Medicare Part B and Part D that do not have generic or biosimilar competition. On August 29, 2023, HHS announced the list of the first ten drugs subject to price negotiations. These price negotiations occurred in 2024. In January 2025, CMS announced a list of 15 additional Medicare Part D drugs that will be subject to price negotiations. The IRA also provides a new “inflation rebate” covering Medicare patients that took effect in 2023 and is intended to counter certain price increases in prescriptions drugs. The inflation rebate provision requires drug manufacturers to pay a rebate to the federal government if the price for a drug or biologic under Medicare Part B and Part D increases faster than the rate of inflation. To support biosimilar competition, beginning in October 2022, qualifying biosimilars may receive a Medicare Part B payment increase for a period of five years. Separately, if a biologic drug for which no biosimilar exists delays a biosimilar’s market entry beyond two years, CMS will be authorized to subject the biologics manufacturer to price negotiations intended to ensure fair competition. Notwithstanding these provisions, the IRA’s impact on commercialization and competition remains largely uncertain.

In addition, net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the U.S. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Korsana cannot be sure that reimbursement will be available for any product candidate that it may commercialize and, if reimbursement is available, the level of reimbursement. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.

Finally, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union (“EU”) provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of Korsana’s product candidates. Historically, products launched in the EU do not follow price structures of the U.S. and generally prices tend to be significantly lower.

Healthcare Reform

The United States and some foreign jurisdictions are considering or have enacted a number of reform proposals to change the healthcare system. There is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality, or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by federal and state initiatives, including those designed to limit the pricing, coverage, and reimbursement of pharmaceutical and biopharmaceutical products, especially under government-funded health care programs, and increased governmental control of drug pricing.

The ACA, which was enacted in March 2010, substantially changed the way healthcare is financed by both governmental and private insurers in the United States, and significantly affected the pharmaceutical industry. The ACA contains a number of provisions of particular import to the pharmaceutical and biotechnology industries, including, but not limited to, those governing enrollment in federal healthcare programs, a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and Korsana expects there will be additional challenges and amendments to the ACA in the future. For example, the IRA, among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a new manufacturer discount program.

Other legislative changes have been proposed and adopted since the ACA was enacted, including automatic aggregate reductions of Medicare payments to providers of on average 2% per fiscal year as part of the federal budget sequestration under the Budget Control Act of 2011. These reductions went into effect in April 2013 and, due to subsequent legislative amendments, will remain in effect until 2032 unless additional action is taken by Congress. In addition, the Bipartisan Budget Act of 2018, among other things, amended the Medicare Act (as amended by the ACA) to increase the point-of-sale discounts that manufacturers must agree to offer under the Medicare Part D coverage discount program from 50% to 70% off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs being covered under Medicare Part D.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state measures designed to, among other things, reduce the cost of prescription drugs, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, in May 2019, CMS adopted a final rule allowing Medicare Advantage Plans the option to use step therapy for Part B drugs, permitting Medicare Part D plans to apply certain utilization controls to new starts of five of the six protected class drugs, and requiring the Explanation of Benefits for Part D beneficiaries to disclose drug price increases and lower cost therapeutic alternatives, which went into effect on January 1, 2021. In May 2025, the Trump Administration renewed the idea of international reference pricing through an executive order entitled “Delivering Most-Favored-Nation Prescription Drug Pricing to American Patients,” which, among other things, directs the HHS and other agencies to communicate most-favored-nation price targets to pharmaceutical manufacturers to bring prices for U.S. patients in line with comparably developed nations and to facilitate direct-to-consumer purchasing programs. The HHS subsequently issued guidance indicating the MFN target price will be the lowest price paid in an Organisation for Economic Co-operation and Development country with a gross domestic product (“GDP”) per capita of at least 60% of the U.S. GDP per capital. In addition, in December 2025, CMS proposed new drug payment models to lower drug prices for Medicare beneficiaries; under the models, CMS would explore potential adjustments to Medicare drug inflation rebate calculations by comparison to international drug pricing information. It is currently unclear whether and to what extent these measures will be implemented and what impact any such implementation would have on Korsana’s business.

Notwithstanding the IRA, continued legislative and enforcement interest exists in the United States with respect to specialty drug pricing practices. Specifically, Korsana expects government authorities to continue pushing for transparency to drug pricing, reducing the cost of prescription drugs under Medicare, reviewing the relationship between pricing and manufacturer patient programs, and reforming government program reimbursement methodologies for drugs.

Individual states in the U.S. have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain drug access and marketing cost disclosure and transparency measures, and designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm Korsana’s business, financial condition, results of operations and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for its drugs or put pressure on its drug pricing, which could negatively affect Korsana’s business, financial condition, results of operations and prospects.

Other Government Regulation Outside of the United States

In addition to regulations in the United States, Korsana is subject to a variety of regulations in other jurisdictions governing, among other things, research and development, clinical trials, testing, manufacturing, safety, efficacy, quality control, labeling, packaging, storage, record keeping, distribution, reporting, export and import, advertising, marketing and other promotional practices involving biological products as well as authorization, approval as well as post-approval monitoring and reporting of its products. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.

Whether or not Korsana obtains FDA approval for a product, it must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials.

The requirements and process governing the conduct of clinical trials, including requirements to conduct additional clinical trials, product licensing, safety reporting, post-authorization requirements, marketing and promotion, interactions with healthcare professionals, pricing and reimbursement may vary widely from country to country. No action can be taken to market any product in a country until an appropriate approval application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved.

The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices may not be approved for such product, which would make launch of such products commercially unfeasible in such countries.

Regulation in the European Union

European Data Laws

The processing of personal data, including health-related personal data in the European Economic Area (“EEA”) is mainly governed by the provisions of the European General Data Protection Regulation (EU) 2016/679 (“GDPR”), and related data protection laws in individual EEA countries. In the United Kingdom, the processing of personal data is mainly governed by the GDPR as incorporated into UK law pursuant to the European Union (Withdrawal) Act 2018 (the “UK GDPR”). The GDPR and UK GDPR impose a number of strict obligations and requirements for the processing, including collecting, analyzing and transferring, of personal data of individuals in the EEA or in the UK, in particular with respect to health data from clinical trials and adverse event reporting. The GDPR and UK GDPR include requirements relating to the legal basis of the processing (such as consent of the individuals to whom the personal data relates), the information provided to the individuals prior to processing their personal data, the personal data breaches which may have to be notified to the national data protection authorities and data subjects, the measures to be taken when engaging processors, and obligations relating to the security and confidentiality of the personal data. EEA countries may also impose additional requirements in relation to the processing of health, genetic and biometric data through their national legislation.

In addition, the GDPR imposes specific restrictions on the transfer of personal data to countries outside of the EEA that are not considered by the European Commission (“EC”) to provide an adequate level of data protection. Appropriate safeguards are required to enable such transfers. Among the appropriate safeguards that can be used, the data exporter may use the standard contractual clauses (“SCCs”). When relying on the appropriate safeguards, data exporters, with the assistance of the data importers, are also required to conduct a transfer risk assessment to verify if anything in the law and/or practices of the third country may impinge on the effectiveness of the safeguards in the context of the transfer at stake and, if so, to identify and adopt supplementary measures that are necessary to bring the level of protection of the data transferred to the EU standard of essential equivalence. Where no supplementary measure is suitable, the data exporter should avoid, suspend or terminate the transfer. With regard to the transfer of data from the EEA to the United States, on July 10, 2023, the EC adopted its adequacy decision for the EU-US Data Privacy Framework. On the basis of the new adequacy decision, personal data can flow from the EEA to U.S. companies participating in the framework.

With regard to the transfer of data from the EEA to the UK, based on the EC’s adequacy decision of June 28, 2021 and subsequent renewals, personal data may continue to flow freely from the EEA to the UK on the basis that the UK is deemed to provide an adequate level of data protection until December 27, 2031. The adequacy decisions will automatically expire unless renewed.

With respect to transfers from the UK to other countries, these transfers are also subject to specific transfer rules under the UK regime. These UK international transfer rules broadly mirror the EU GDPR rules.

On February 2, 2022, the UK Secretary of State laid before the UK Parliament the international data transfer agreement (“IDTA”) and the international data transfer addendum to the EC’s standard contractual clauses for international data transfers (“UK Addendum”) and a document setting out transitional provisions. The IDTA and UK Addendum came into force on March 21, 2022 and are the primary UK-approved mechanisms for putting in place appropriate safeguards for UK restricted transfers, subject to transitional arrangements for legacy SCCs. Regarding transfers from the UK to the EEA, the UK Information Commissioner’s Office (“ICO”) guidance indicates that organizations do not need new arrangements. With regard to the transfer of personal data from the UK to the United States, the UK government has adopted an adequacy decision for the UK Extension to the EU-US Data Privacy Framework, the UK-US Data Bridge, which came into force on October 12, 2023. The UK-US Data Bridge recognizes the United States as offering an adequate level of data protection where the recipient is a U.S. organization certified to the EU-US Data Privacy Framework and participating in the UK Extension to the EU-US Data Privacy Framework.

Failure to comply with the requirements of the GDPR or UK GDPR and the related national data protection laws of the EEA countries may result in significant monetary fines for noncompliance of up to €20 million or £17.5 million (as applicable), 4% of the total worldwide annual turnover (for higher-tier infringements). This is enforced by ICO and is entirely separate from fines under EU GDPR. In addition, violations of national laws can trigger additional, administrative penalties, investigations, corrective orders, temporary or definitive bans, and, in some jurisdictions, and a number of criminal offenses for organizations and, in certain cases, their directors and officers, as well as civil liability claims from individuals whose personal data was processed.

Data protection authorities from the different EEA countries may still implement certain variations, enforce the GDPR and national data protection laws differently, and introduce additional national regulations and guidelines, which adds to the complexity of processing personal data in the EEA.

Furthermore, there are specific requirements relating to processing health data from clinical trials, including public disclosure obligations provided in the EU Clinical Trials Regulation No. 536/2014 (“CTR”), European Medicines Agency (“EMA”) disclosure initiatives and voluntary commitments by industry. Failure to comply with these obligations could lead to government enforcement actions and significant penalties against Korsana, harm to Korsana’s reputation, and adversely impact its business and operating results.

Drug and Biologic Development Process

Regardless of where they are conducted, all clinical trials included in applications for marketing authorization (“MA”) for human medicines in the EU/EEA must have been carried out in accordance with EU regulations. This means that clinical trials conducted in the EU/EEA have to comply with EU clinical trial legislation but also that clinical trials conducted outside the EU/EEA have to comply with ethical principles equivalent to those set out in the EEA, including adhering to international good clinical practice and the Declaration of Helsinki. The conduct of clinical trials in the EU is governed by the CTR, which entered into force on January 31, 2022. The CTR replaced the Clinical Trials Directive 2001/20/EC, (“Clinical Trials Directive”) and introduced a complete overhaul of the existing regulation of clinical trials for medicinal products in the EU.

Under the CTR, a sponsor is able to submit a single application for approval of a clinical trial through a centralized EU clinical trials portal (the Clinical Trials Information System or “CTIS”). One national regulatory authority (the reporting EU member state proposed by the applicant) will take the lead in validating and evaluating the application consult and coordinate with the other concerned EU Member States. If an application is rejected, it may be amended and resubmitted through the EU clinical trials portal. If an approval is issued, the sponsor may start the clinical trial in all concerned EU Member States. However, a concerned EU member state may in limited circumstances declare an “opt-out” from an approval and prevent the clinical trial from being conducted in such member state. The CTR also aims to streamline and simplify the rules on safety reporting, and introduces enhanced transparency requirements such as mandatory submission of a summary of the clinical trial results to the EU database, including a layperson’s summary. Since January 31, 2023, submission of initial clinical trial applications via CTIS is mandatory and CTIS serves as the single entry point for submission of clinical trial-related information and data. As of January 31, 2025, all ongoing trials approved under the former Clinical Trials Directive need to comply with the CTR and have to be transitioned to CTIS.

Under the CTR, national laws, regulations, and the applicable GCP and GLP standards must also be respected during the conduct of the trials, including the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use (“ICH”) guidelines on Good Clinical Practice and the ethical principles that have their origin in the Declaration of Helsinki. Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial must be reported to the National Competent Authority and to the Ethics Committees of the EU member state where they occur.

During the development of a medicinal product, the EMA and national regulators within the EU provide the opportunity for dialogue and guidance on the development program. At the EMA level, this is usually done in the form of scientific advice, which is given by the Committee for Medicinal Products for Human Use (“CHMP”) on the recommendation of the Scientific Advice Working Party (“SAWP”). A fee is incurred with each scientific advice procedure, but is significantly reduced for designated orphan medicines. Advice from the EMA is typically provided based on questions concerning, for example, quality (chemistry, manufacturing and controls testing), nonclinical testing and clinical studies, and pharmacovigilance plans and risk-management programs. Advice is not legally binding with regard to any future Marketing Authorization Application (“MAA”) of the product concerned.

Drug Marketing Authorization

In the EEA, after completion of all required clinical testing, pharmaceutical products may only be placed on the market after obtaining a MA. To obtain an MA of a drug under European Union regulatory systems, an applicant can submit an MAA through, amongst others, a centralized or decentralized procedure.

To be used or sold in the UK, a drug must have an effective MA granted by the Medicines and Healthcare Products Regulatory Agency (“MHRA”) under the Human Medicines Regulations 2012 (SI 2012/1916), as amended. MA applications are submitted electronically via the MHRA Submissions Portal. Under the MHRA’s national assessment procedure, the MHRA generally aims to reach a decision within 210 “clock-on” days, excluding any “clock-stops” while the applicant prepares responses to MHRA questions.

On August 30, 2023, the MHRA published detailed guidance on its recently announced new International Recognition Procedure (“IRP”) for MAAs. The IRP applies since January 1, 2024 and replaces existing EU reliance procedures to apply for authorizations from seven international regulators (e.g. Health Canada, Swiss Medic, FDA, EMA, among others). The IRP allows medicinal products approved in other jurisdictions that meet certain criteria to undergo a fast-tracked MHRA review to obtain and/or update a MA in the UK. Applicants can submit initial MAAs to the IRP but the procedure can also be used throughout the lifecycle of a product for post-authorization procedures including line extensions, variations, and renewals.

Centralized Authorization Procedure

The centralized procedure provides for the grant of a single MA that is issued by the EC following the scientific assessment of the application by the European Medicines Agency (“EMA”) that is valid for all EU Member States as well as in the three additional EEA Member States (Norway, Iceland, and Liechtenstein). The centralized procedure is compulsory for specific medicinal products, including for medicines developed by means of certain biotechnological processes, products designated as orphan medicinal products, advanced therapy medicinal products (gene therapy, somatic cell therapy, or tissue engineered medicines) and medicinal products with a new active substance indicated for the treatment of certain diseases (HIV/AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune diseases and other immune dysfunctions, and viral diseases). For medicinal products containing a new active substance not yet authorized in the EEA before May 20, 2004 and indicated for the treatment of other diseases, medicinal products that constitute significant therapeutic, scientific or technical innovations or for which the grant of a MA through the centralized procedure would be in the interest of public health at EU level, an applicant may voluntarily submit an application for a MA through the centralized procedure.

Under the centralized procedure, the CHMP is responsible for conducting the initial assessment of a drug. The CHMP is also responsible for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing MA. Under the centralized procedure, the timeframe for the evaluation of an MAA by the EMA’s CHMP is, in principle, 210 days from receipt of a valid MAA. However, this timeline excludes clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP, so the overall process typically takes a year or more, unless the application is eligible for an accelerated assessment. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. Upon request, the CHMP can reduce the time frame to 150 days if the applicant provides sufficient justification for an accelerated assessment. The CHMP will provide a positive opinion regarding the application only if it meets certain quality, safety, and efficacy requirements. This opinion is then transmitted to the EC, which has the ultimate authority for granting MA within 67 days after receipt of the CHMP opinion.

Decentralized Authorization Procedure

Medicines that fall outside the mandatory scope of the centralized procedure have three routes to authorization: (i) they can be authorized under the centralized procedure if they concern a significant therapeutic, scientific or technical innovation, or if their authorization would be in the interest of public health; (ii) they can be authorized under a decentralized procedure where an applicant applies for simultaneous authorization in more than one EU member state; or (iii) they can be authorized in an EU member state in accordance with that state’s national procedures and then be authorized in other EU countries by a procedure whereby the countries concerned agree to recognize the validity of the original, national MA (mutual recognition procedure).

The decentralized procedure permits companies to file identical MA applications for a medicinal product to the competent authorities in various EU Member States simultaneously if such medicinal product has not received marketing approval in any EU Member State before. This procedure is available for pharmaceutical products not falling within the mandatory scope of the centralized procedure. The competent authority of a single EU Member State, the reference member state, is appointed to review the application and provide an assessment report. The competent authorities of the other EU Member States, the concerned member states, are subsequently required to grant a MA for their territories on the basis of this assessment. The only exception to this is where the competent authority of an EU Member State considers that there are concerns of potential serious risk to public health, the disputed points are subject to a dispute resolution mechanism and may eventually be referred to the EC, whose decision is binding for all EU Member States.

Risk Management Plan

All new MAAs must include a Risk Management Plan (“RMP”) describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. RMPs are continually modified and updated throughout the lifetime of the medicine as new information becomes available. An updated RMP must be submitted: (i) at the request of EMA or a national competent authority, or (ii) whenever the risk-management system is modified, especially as the result of new information being received that may lead to a significant change to the benefit-risk profile or as a result of an important pharmacovigilance or risk-minimization milestone being reached. The regulatory authorities may also impose specific obligations as a condition of the MA. Since October 20, 2023, all RMPs for centrally authorized products are published by the EMA, subject only to limited redactions.

MA Validity Period

MAs have an initial duration of five years. After these five years, the authorization may subsequently be renewed on the basis of a reevaluation of the risk-benefit balance. Once renewed, the MA is valid for an unlimited period unless the EC or the national competent authority decides, on justified grounds relating to pharmacovigilance, to proceed with only one additional five-year renewal. Applications for renewal must be made to the EMA at least nine months before the five-year period expires.

Any authorization which is not followed by the actual placing of the drug on the EU market (in case of centralized procedure) or on the market of the authorizing member state within three years after authorization ceases to be valid.

For the UK, the period of three years during which the drug has not been marketed in Great Britain will be restarted from the date of conversion to a Great Britain MA. Following Windsor Framework changes, which became effective January 1, 2025, European Commission Union authorizations are no longer valid in Northern Ireland and centrally authorized products are instead authorized by the MHRA under UK-wide marketing authorizations; existing licenses for product licensed by the MHRA that covers Great Britain only become geographically valid UK-wide while retaining their license number/prefix.

On the other hand, for the EU, in the case the drug has been marketed in the UK, the placing on the UK market before the end of the period starting when the UK left the EU on January 31, 2020 and ending on December 31, 2020 (the “Brexit Transition Period”) will be taken into account. If, after the end of the Brexit Transition Period, the drug is not placed on any other market of the remaining member states of the EU, the three year period will start running from the last date the drug was placed on the UK market before the end of the Brexit Transition Period.

Exceptional Circumstances/Conditional Approval

Similar to accelerated approval regulations in the United States, conditional MAs can be granted in the EU in exceptional circumstances. A conditional MA can be granted for medicinal products where, although comprehensive clinical data referring to the safety and efficacy of the medicinal product have not been supplied, a number of criteria are fulfilled: (i) the benefit/risk balance of the product is positive, (ii) it is likely that the applicant will be in a position to provide the comprehensive clinical data, (iii) unmet medical needs will be fulfilled by the grant of the MA and (iv) the benefit to public health of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required. Once a conditional MA has been granted, the MA holder must fulfil specific obligations within defined timelines. A conditional MA is valid for one year and must be renewed annually, but it can be converted into a standard MA once the MA holder fulfils the obligations imposed and the complete data confirm that the medicine’s benefits continue to outweigh its risks.

Data and Market Exclusivity

As in the United States, it may be possible to obtain a period of market and / or data exclusivity in the EU that would have the effect of postponing the entry into the marketplace of a competitor’s generic, hybrid or biosimilar product (even if the pharmaceutical product has already received a MA) and prohibiting another applicant from relying on the MA holder’s pharmacological, toxicological and clinical data in support of another MA for the purposes of submitting an application, obtaining MA or placing the product on the market. Innovative medicinal products, referred to as New Chemical Entities (“NCEs”) approved in the EU qualify for eight years of data exclusivity and 10 years of marketing exclusivity.

An additional non-cumulative one-year period of marketing exclusivity is possible if during the data exclusivity period (the first eight years of the 10-year marketing exclusivity period), the MA holder obtains an authorization for one or more new therapeutic indications that are deemed to bring a significant clinical benefit compared to existing therapies.

The data exclusivity period begins on the date of the product’s first MA in the EU. After eight years, a generic product application may be submitted and generic companies may rely on the MA holder’s data.

However, a generic product cannot launch until two years later (or a total of 10 years after the first MA in the EU of the innovator product), or three years later (or a total of 11 years after the first MA in the EU of the innovator product) if the MA holder obtains MA for a new indication with significant clinical benefit within the eight-year data exclusivity period. Additionally, another noncumulative one-year period of data exclusivity can be added to the eight years of data exclusivity where an application is made for a new indication for a well-established substance, provided that significant preclinical or clinical studies were carried out in relation to the new indication. Another year of data exclusivity may be added to the eight years, where a change of classification of a pharmaceutical product has been authorized on the basis of significant pre-trial tests or clinical trials (when examining an application by another applicant for or holder of market authorization for a change of classification of the same substance the competent authority will not refer to the results of those tests or trials for one year after the initial change was authorized).

Products may not be granted data exclusivity since there is no guarantee that a product will be considered by the EU’s regulatory authorities to include a NCE. Even if a compound is considered to be a NCE and the MA applicant is able to gain the prescribed period of data exclusivity, another company nevertheless could also market another version of the medicinal product if such company can complete a full MAA with their own complete database of pharmaceutical tests, preclinical studies and clinical trials and obtain MA of its product.

On April 26, 2023, the EC submitted a proposal for the reform of the European pharmaceutical legislation and negotiations are still ongoing. The timing for finalization of these negotiations and entry into force are unclear.

The current drafts envisage:

•

a shortening of the periods of data exclusivity from eight to six years (with transferrable vouchers for an additional year of market protection as an incentive for the development of new antibiotics),

•	earlier regulatory guidance and extension of market exclusivity for orphan medicines (depending on certain conditions),

•	four-year data exclusivity for additional indications of existing products, and

•	rules governing the availability of products (including shortage prevention plans and some supply obligations for manufacturers).

Pediatric Development

In the EU, companies developing a new medicinal product are obligated to study their product in children and must therefore submit a PIP together with a request for agreement to the EMA. The EMA issues a decision on the PIP based on an opinion of the EMA’s Pediatric Committee (“PDCO”). Companies must conduct pediatric clinical trials in accordance with the PIP approved by the EMA, unless a deferral (e.g. until enough information to demonstrate its effectiveness and safety in adults is available) or waiver (e.g. because the relevant disease or condition occurs only in adults) has been granted by the EMA. The MAA for the medicinal product must include the results of all pediatric clinical trials performed and details of all information collected in compliance with the approved PIP, unless a waiver or a deferral has been granted, in which case the pediatric clinical trials may be completed at a later date. Medicinal products that are granted a MA on the basis of the pediatric clinical trials conducted in accordance with the approved PIP are eligible for a six month extension of the protection under a supplementary protection certificate (if any is in effect at the time of approval) or, in the case of orphan medicinal products, a two- year extension of the orphan market exclusivity. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the approved PIP are developed and submitted. An approved PIP is also required when a MA holder wants to add a new indication, medicinal form or route of administration for a medicine that is already authorized and covered by intellectual property rights.

In the UK, the MHRA has published guidance on the procedures for UK PIPs which, where possible, mirror the submission format and requirements of the EU system. From January 1, 2025, EU pediatric requirements are addressed via Windsor Framework categorization: for Category 2 products, both UK and EU pediatric requirements apply, and an EU-agreed PIP must also be in place (unless waived).

PRIME Designation

In March 2016, the EMA launched an initiative to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The Priority Medicines (“PRIME”) scheme is intended to encourage drug development in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure.

Products from small-and medium-sized enterprises may qualify for earlier entry into the PRIME scheme than larger companies on the basis of compelling non-clinical data and tolerability data from initial clinical trials. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and potentially accelerated MAA assessment once a dossier has been submitted. Importantly, once a candidate medicine has been selected for the PRIME scheme, a dedicated contact point and rapporteur from the CHMP or from CAT are appointed facilitating increased understanding of the product at EMA’s Committee level. A kick-off meeting with the CHMP/CAT rapporteur initiates these relationships and includes a team of multidisciplinary experts to provide guidance on the overall development plan and regulatory strategy. PRIME eligibility does not change the standards for product approval, and there is no assurance that any such designation or eligibility will result in expedited review or approval.

Post-Approval Regulation

Similar to the United States, both MA holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA, the EC and/or the competent regulatory authorities of the EU Member States. This oversight applies both before and after grant of manufacturing licenses and MAs. It includes control of compliance with EU good manufacturing practices rules, manufacturing authorizations, pharmacovigilance rules and requirements governing advertising, promotion, sale, and distribution, recordkeeping, importing and exporting of medicinal products.

Failure by Korsana or by any of its third-party partners, including suppliers, manufacturers and distributors, to comply with EU laws and the related national laws of individual EU Member States governing the conduct of clinical trials, manufacturing approval, MA of medicinal products and marketing of such products, both before and after grant of MA, statutory health insurance, bribery and anti-corruption or other applicable regulatory requirements may result in administrative, civil or criminal penalties. These penalties could include delays or refusal to authorize the conduct of clinical trials or to grant MA, product withdrawals and recalls, product seizures, suspension, withdrawal, or variation of the MA, total or partial suspension of production, distribution, manufacturing or clinical trials, operating restrictions, injunctions, suspension of licenses, fines, and criminal penalties.

The holder of a MA for a medicinal product must also comply with EU pharmacovigilance legislation and its related regulations and guidelines, which entail many requirements for conducting pharmacovigilance, or the assessment and monitoring of the safety of medicinal products.

These pharmacovigilance rules can impose on holders of MAs the obligation to conduct a labor intensive collection of data regarding the risks and benefits of marketed medicinal products and to engage in ongoing assessments of those risks and benefits, including the possible requirement to conduct additional clinical studies or post-authorization safety studies to obtain further information on a medicine’s safety, or to measure the effectiveness of risk-management measures, which may be time consuming and expensive and could impact Korsana’s profitability. MA holders must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance, who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of Periodic Safety Update Reports (“PSURs”) in relation to medicinal products for which they hold MAs.

The EMA reviews PSURs for medicinal products authorized through the centralized procedure. If the EMA has concerns that the risk benefit profile of a product has varied, it can adopt an opinion advising that the existing MA for the product be suspended, withdrawn, or varied. The agency can advise that the MA holder be obliged to conduct post-authorization Phase 4 safety studies. If the EC agrees with the opinion, it can adopt a decision varying the existing MA. Failure by the MA holder to fulfill the obligations for which the EC’s decision provides can undermine the ongoing validity of the MA.

More generally, non-compliance with pharmacovigilance obligations can lead to the variation, suspension, or withdrawal of the MA for the product or imposition of financial penalties or other enforcement measures.

The manufacturing process for pharmaceutical products in the EU is highly regulated and regulators may shut down manufacturing facilities that they believe do not comply with regulations. Manufacturing requires a manufacturing authorization, and the manufacturing authorization holder must comply with various requirements set out in the applicable EU laws, regulations and guidance, including Directive 2001/83/EC, Directive 2003/94/EC (repealed by Directive 2017/1572 on January 31, 2022), Regulation (“EC”) No 726/2004 and the European Commission Guidelines for Good Manufacturing Practice (“GMP”) These requirements include compliance with EU GMP standards when manufacturing pharmaceutical products and active pharmaceutical ingredients, including the manufacture of active pharmaceutical ingredients outside of the EU with the intention to import the active pharmaceutical ingredients into the EU. Amendments or replacements of at least Directive 2001/83/EC and Regulation (EC) No 726/2004 are part of the reform proposal for European pharmaceutical legislation. Similarly, the distribution of pharmaceutical products into and within the European Union is subject to compliance with the applicable EU laws, regulations, and guidelines, including the requirement to hold appropriate authorizations for distribution granted by the competent authorities of the EU Member States. The manufacturer or importer must have a qualified person who is responsible for certifying that each batch of product has been manufactured in accordance with GMP, before releasing the product for commercial distribution in the EU or for use in a clinical trial. Manufacturing facilities are subject to periodic inspections by the competent authorities for compliance with GMP.

On October 27, 2025, the Council of the EU approved a framework for compulsory licensing of crisis-relevant products (including medicinal products) in crisis situations. While the proposal focuses on voluntary agreements with intellectual property rights holders, it includes rules on compulsory licensing as a measure of last resort upon activation / declaration of a crisis or emergency mode. The European Parliament has not yet voted on the proposal.

Sales and Marketing Regulations

The advertising and promotion of Korsana’s products is also subject to EU laws concerning promotion of medicinal products, interactions with physicians, misleading and comparative advertising, and unfair commercial practices. In addition, other national legislation of individual EU Member States may apply to the advertising and promotion of medicinal products and may differ from one country to another. These laws require that promotional materials and advertising in relation to medicinal products comply with the product’s SmPC as approved by the competent regulatory authorities.

The SmPC is the document that provides information to physicians concerning the safe and effective use of the medicinal product. It forms an intrinsic and integral part of the MA granted for the medicinal product.

Promotion of a medicinal product that does not comply with the SmPC is considered to constitute off-label promotion. All advertising and promotional activities for the product must be consistent with the approved SmPC and therefore all off-label promotion is prohibited. Direct-to-consumer advertising of prescription-only medicines is also prohibited in the EU. Violations of the rules governing the promotion of medicinal products in the EU could be penalized by administrative measures, fines, and imprisonment. These laws may further limit or restrict the advertising and promotion of Korsana’s products to the general public and may also impose limitations on its promotional activities with healthcare professionals.

EU regulation with regards to dispensing, sale and purchase of medicines has generally been preserved in the UK following Brexit, through the Human Medicines Regulations 2012. However, organizations wishing to sell medicines online need to register with the MHRA. Following Brexit, the requirements to display the common logo no longer apply to UK-based online sellers, except for those established in Northern Ireland.

Anti-Corruption Legislation

In the EU, interactions between pharmaceutical companies and physicians are also governed by strict laws, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct both at EU level and in the individual EU Member States. The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order, or use of medicinal products is prohibited in the EU. The provision of benefits or advantages to physicians is also governed by the national anti-bribery laws of the EU Member States. Violation of these laws could result in substantial fines and imprisonment.

Payments made to physicians in certain EU Member States also must be publicly disclosed. Moreover, agreements with physicians must often be the subject of prior notification and approval by the physician’s employer, his/her regulatory professional organization, and/or the competent authorities of the individual EU Member States. These requirements are provided in the national laws, industry codes, or professional codes of conduct, applicable in the individual EU Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines, or imprisonment.

In the UK, the pharmaceutical sector is recognized as being particularly vulnerable to corrupt practices, some of which fall within the scope of the Bribery Act 2010. Due to the Bribery Act 2010’s far-reaching territorial application, the potential penalized act does not have to occur in the UK to become within its scope. If the act or omission does not take place in the UK, but the person’s act or omission would constitute an offense if carried out there and the person has a close connection with the UK, an offense will still have been committed. The Bribery Act 2010 is comprised of four offenses that cover (i) individuals, companies and partnerships that give, promise, or offer bribes, (ii) individuals, companies, and partnerships that request, agree to receive or accept bribes, (iii) individuals, companies and partnerships that bribe foreign public officials, and (iv) companies and partnerships that fail to prevent persons acting on their behalf from paying bribes. The penalties imposed under the Bribery Act 2010 depend on the offence committed, harm and culpability and penalties range from unlimited fines to imprisonment for a maximum term of ten years and in some cases both.

Regulations in the UK and Other Markets

The UK formally left the EU on January 31, 2020 and EU laws now only apply to the UK in respect of Northern Ireland as laid out in the protocol on Ireland and Northern Ireland and as amended by the Windsor Framework sets out a long-term set of arrangements for the supply of medicines into Northern Ireland. The EU and the UK agreed on a trade and cooperation agreement, which includes provisions affecting the life sciences sector (including on customs and tariffs). There are some specific provisions concerning pharmaceuticals, including the mutual recognition of GMP, inspections of manufacturing facilities for medicinal products and GMP issued documents. The TCA does not, however, contain wholesale mutual recognition of UK and EU pharmaceutical regulations and product standards.

The UK government has adopted the Medicines and Medical Devices Act 2021 (the MMDA) to enable the UK’s regulatory frameworks to be updated following the UK’s departure from the EU. The MMDA introduces regulation-making, delegated powers covering the fields of human medicines, clinical trials of human medicines, veterinary medicines, and medical devices. The MHRA has since been consulting on future regulations for medicines and medical devices in the UK.

For other countries outside of the EU, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary from country to country. In all cases, again, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If Korsana fails to comply with applicable foreign regulatory requirements, it may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, and criminal prosecution.

Regulation of Medicinal Products in Australia

The Australian Therapeutic Goods Administration (“TGA”) and the National Health and Medical Research Council (“NHMRC”) set the GCP requirements for clinical research in Australia.

Compliance with the regulations, standards and codes set by the TGA and NHMRC is mandatory. Under the Therapeutic Goods Act 1989 (Cth) and the Therapeutic Goods Regulations 1990 (Cth), it is a condition (amongst other conditions) of all clinical trials involving investigational medicinal products to comply with the National Statement on Ethical Conduct in Research Involving Humans, published by the NHMRC (the “National Statement”), and the Guideline for Good Clinical Practice published by the International Council for Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH Guidelines”). The ICH Guidelines have been adopted in Australia and must be complied with across all fields of clinical research involving therapeutic goods, including those related to pharmaceutical quality, nonclinical and clinical data requirements, and trial designs. The basic requirements for preclinical data to support a first-in-human trial under ICH Guidelines are applicable in Australia. Requirements related to adverse event reporting in Australia are generally similar to those required in other major jurisdictions, although reporting timeframes may differ to other jurisdictions.

Clinical trials conducted using “unapproved therapeutic goods” in Australia, being those which have not yet been evaluated by the TGA for quality, safety, and efficacy (and including unapproved indications of therapeutic goods which have otherwise been approved for use in Australia) must occur pursuant to either the Clinical Trial Notification Scheme (“CTN Scheme”) or the Clinical Trial Approval Scheme (“CTA Scheme”). In each case, the trial is supervised by a Human Research Ethics Committee (“HREC”), an independent review committee constituted in accordance with the National Statement that ensures the protection of rights, safety and well-being of human subjects involved in a clinical trial. An HREC reviews, approves and provides continuing oversight of trial protocols (including any amendments), methods and materials intended to be used in obtaining and documenting informed consent of the clinical trial subjects.

The CTN Scheme broadly involves:

•	submission to an HREC, of all material relating to the proposed clinical trial, including the trial protocol;

•

the HREC reviews the scientific validity of the trial design, the balance of risk versus harm of the therapeutic good, the ethical acceptability of the trial process, and approves the trial protocol. The HREC is also responsible for monitoring the conduct of the trial;

•

the institution or organization at which the trial will be conducted (the “Approving Authority”) giving final approval for the conduct of the trial at the site, in terms no less restrictive to those advised by the HREC; and

•

the investigator submitting a ‘Notification of Intent to Conduct a Clinical Trial’ form (“CTN Form”) to the TGA. The CTN Form must be signed by the sponsor, the principal investigator, the chairman of the HREC and a person responsible from the Approving Authority. The TGA does not review any data relating to the clinical trial however CTN trials cannot commence until the trial has been notified to the TGA. It is the responsibility of the sponsor to ensure that all relevant approvals are in place before supplying the “unapproved” therapeutic goods in clinical trials in Australia.

Under the CTA Scheme:

•	a sponsor submits an application to conduct a clinical trial to the TGA for evaluation and comment, which includes payment of relevant fees;

•	the TGA will undertake a preliminary assessment to ensure that there is sufficient data to begin evaluation. If critical data is missing, the TGA may request further information;

•	a sponsor must forward any comments made by the TGA delegate to the HREC(s) at the sites where the trial will be conducted;

•	the HREC is responsible for considering the scientific and ethical issues of the proposed trial protocol.

A sponsor cannot commence a trial under the CTA Scheme until written advice has been received from the TGA regarding the application and approval for the conduct of the trial has been obtained from an ethics committee and the institution at which the trial will be conducted.

Approval for inclusion in the Australian Register of Therapeutic Goods (“ARTG”) is required before a therapeutic good (including pharmaceutical product) may be marketed (or supplied, imported, exported, or manufactured) in Australia. Exceptions apply to therapeutic goods/pharmaceutical products that are supplied, imported, and exported to and from Australia for the purposes of a clinical trial, on the basis that certain conditions are met (e.g., the trial is conducted in accordance with the CTN or CTA Scheme).

Once a sponsor decides to register a therapeutic good/pharmaceutical product in Australia, in order to obtain registration of the product on the ARTG, it is required that (amongst others):

•

the sponsor submits appropriate documentation, including the outcomes of clinical trials and studies, to allow the TGA to assess the quality, safety, and efficacy of the therapeutic product/ pharmaceutical product; and

•	the sponsor submits evidence which demonstrates that the manufacture of the therapeutic product/ pharmaceutical product complies with the applicable GMP requirements.

The TGA has the ultimate discretion to decide whether to include the therapeutic product/ pharmaceutical product in the ARTG.

Regulation of Medical Products in New Zealand

Clinical trials in New Zealand are regulated under the Medicines Act 1981 (“Medicines Act”) and Medicines Regulations 1984.

Clinical Trial Requirements

The New Zealand Medicines and Medical Devices Safety Authority (“Medsafe”) is the regulatory authority that administers the application and approval process for medicines and clinical trials in New Zealand (under delegation from the Director-General of Health). Approval from Medsafe is required in the following two circumstances:

•

before a medicine can be distributed in New Zealand — see “Approval for Distribution” below; however, there is an exemption from this approval requirement for medicines that are imported or manufactured for the sole purpose of use in a clinical trial (including pharmacokinetic, bioequivalence and first-in-human studies); and

•

for all clinical trials involving unapproved medicines carried out in New Zealand; however, if a medicine is already approved by Medsafe for distribution in New Zealand, then there is no separate requirement to obtain approval for clinical trials with that medicine (including if the medicine is being tested for a use not provided for under its existing authorization).

Medsafe also expects all clinical trials to be carried out in accordance with internationally accepted standards for good clinical practice as published by the EMA in its Guideline for Good Clinical Practice, to the extent that these standards are compatible with the Medicines Act.

Clinical Trial Approval Process

The clinical trial approval process requires submission of an online application to Medsafe. The application must include information about the nature of the medicine, the purpose of the trial, details of the investigators conducting the trial, written consent to nomination from each investigator, copies of information supplied to the investigators, a protocol of the trial, and details of the sites and facilities used. The application must be made by the actual or intended importer, manufacturer, packer, or supplier of the medicine in New Zealand. Once approved, the applicant becomes the “sponsor” and assumes responsibility and legal liability for the trial in New Zealand.

Once an application is received, Medsafe provides it to the Health Research Council of New Zealand (“HRC”). One of two HRC standing committees will consider the application and make a recommendation to Medsafe as to whether the clinical trial should be approved (with or without conditions) or declined.

The Standing Committee on Therapeutic Trials considers pharmaceutical medicine trial applications, while the Gene Technology Advisory Committee considers applications for trials involving gene and other biotechnology therapies. Both standing committees undertake a similar scientific assessment process, and consider factors such as trial protocol and design, data collection, and general compliance with the Guideline for Good Practice before making a recommendation to Medsafe.

Ethical Requirements

Medsafe expects all clinical trials to be approved by the Health and Disability Ethics Committee (“HDEC”), regardless of whether Medicines Act approval is required. HDEC reviews and approves applications and provides ongoing oversight of clinical trials to ensure alignment with good ethical practice. HDEC approval can be sought before, during, or after Medicines Act approval is sought from Medsafe.

Registration

A clinical trial’s sponsor may register a trial with the Australian New Zealand Clinical Trials Registry (“ANZCTR”), an online public registry of clinical trials undertaken in New Zealand, Australia, and elsewhere. While not mandatory, the ANZCTR is a recognized part of the World Health Organisation Registry Network and registration is encouraged by the World Health Organisation.

Approval for Distribution

If a sponsor decides to distribute the new medicine product in New Zealand after the clinical trial, the sponsor must apply for distribution approval. This is separate to the approval process for clinical trials and involves submitting an application to Medsafe for consideration. Medsafe assesses the safety, efficacy, quality, and risk profile of the medicine, and makes a recommendation to the Minister of Health as to whether the medicine should be approved for distribution (in practice, the Minister follows Medsafe’s recommendation).

Additional Regulation

In addition to the foregoing, local, state, and federal laws, including in the United States, regarding such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect Korsana’s business. These and other laws govern Korsana’s use, handling and disposal of various biological, chemical, and radioactive substances used in, and wastes generated by, Korsana’s operations. If Korsana’s operations result in contamination of the environment or expose individuals to hazardous or biohazardous substances, Korsana could be liable for damages, environmental remediation, and/or governmental fines. Korsana believes that it is in material compliance with applicable environmental laws and occupational health and safety laws that continued compliance therewith will not have a material adverse effect on its business. Korsana cannot predict, however, how changes in these laws may affect its future operations. Korsana may incur significant costs to comply with such laws and regulations now or in the future.

Properties and Facilities

Korsana currently operates as a virtual company and does not maintain physical corporate offices. Korsana’s employees currently work remotely. In March 2026, Korsana entered into a lease agreement pursuant to which it will lease approximately 9,164 square feet of office space in Waltham, Massachusetts to serve as Korsana’s corporate headquarters. This lease is expected to commence in the third quarter of 2026 and has a term of four years. Korsana believes this arrangement supports its current and near-term future anticipated needs.

Legal Proceedings

From time to time, Korsana may be involved in legal proceedings arising in the ordinary course of its business. Korsana is not presently a party to or aware of any legal proceedings that, in the opinion of management, would have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on Korsana due to defense and settlement costs, diversion of management resources, negative publicity and reputational harm, and other factors.

Employees and Human Capital Resources

As of April 15, 2026, Korsana had 19 employees, all of whom were employed full time. None of Korsana’s employees are represented by a labor union or covered under a collective bargaining agreement. Korsana considers its relationship with its employees to be good.

CYCLERION’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of Cyclerion’s financial condition and results of operations in conjunction with the financial statements and the related notes thereto and other financial information included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect Cyclerion’s current plans, estimates and beliefs. Cyclerion’s historical results are not necessarily indicative of the results that may be expected for any period in the future. Cyclerion’s actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in the section titled “Risk Factors.” Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this section to “Cyclerion,” the “Company,” “we,” “us,” “our” and other similar terms refer to Cyclerion and its subsidiaries.

Overview and Recent Developments

We focus on building a pipeline of innovative therapeutics to address serious neuropsychiatric disorders with significant unmet medical need. Our current strategic focus is centered on the development of a novel therapeutic approach for neuropsychiatric conditions, with the lead indication being treatment-resistant depression (“TRD”), which we believe represents a substantial clinical and commercial opportunity. Over the past year, we have refined our strategic direction toward programs that combine established pharmacologic agents with enabling technologies designed to improve precision, reproducibility, and patient outcomes. As part of this strategy, Cyclerion has evaluated multiple opportunities and prioritized CYC-126, an individualized therapy for TRD as our foundational development program.

In September 2025, we entered into a license agreement with the Massachusetts Institute of Technology (“MIT”) for intellectual property supporting this TRD program. In January 2026, we also entered into a collaboration and option-to-license agreement with Medsteer SAS (“Medsteer”), a developer of anesthesia delivery and monitoring technologies. This agreement provides Cyclerion with access to Medsteer’s technical expertise, data assets, and intellectual property relating to technology-enabled drug delivery and physiological monitoring, and grants us the right, but not the obligation, to obtain additional rights under specified conditions. We intend to evaluate these capabilities as part of our broader development strategy for our TRD program. Given the substantial unmet medical need in TRD, the stage of clinical development, and the potential commercial opportunity, we believe this program is well positioned to serve as the foundation of our future development efforts. The program team is currently advancing an integrated clinical, regulatory, and commercial strategy for this TRD program.

In parallel with the advancement of our neuropsychiatric strategy, Cyclerion continues to evaluate opportunities related to our legacy soluble guanylate cyclase (“sGC”) stimulator assets, including potential collaborations, monetization opportunities, or other strategic transactions intended to maximize shareholder value.

The Merger Agreement

On April 1, 2026 Cyclerion entered into the Merger Agreement with Korsana, a privately held biotechnology company discovering and developing novel therapies to reduce the burden of neurodegenerative diseases, pursuant to which Korsana will become a wholly owned subsidiary of Cyclerion and Cyclerion will operate under the name Korsana Biosciences, Inc. following the Merger. Cyclerion anticipates that the Merger will close in the third quarter of 2026, subject to certain closing conditions, along with the concurrent Korsana Pre-Closing Financing. Following the Merger, the current business of Korsana will become the primary business of Cyclerion.

Based on its current operating plan, Cyclerion expects that its current cash and cash equivalents will fund its operations until the closing of the contemplated Merger, which is subject to approval by its shareholders and the shareholders of Korsana and other customary closing conditions; however, Cyclerion has based this estimate on assumptions that may prove to be wrong, and Cyclerion could use its capital resources sooner than Cyclerion expects.

Cyclerion CVR Agreement

At or prior to the First Effective Time, Cyclerion will enter into the CVR Agreement with the Rights Agent pursuant to which Cyclerion’s pre-Merger shareholders will receive one CVR for each outstanding share of Cyclerion Common Stock and Cyclerion Series A Preferred Stock held by such shareholder on such date. Each CVR will represent the contractual right to receive certain net proceeds, if any, derived from any consideration that is paid to Cyclerion as a result of the disposition of Cyclerion’s pre-Merger legacy assets, net of any indemnity obligations, transaction costs and certain other expenses, during the period beginning on the date of the closing of the Merger and ending (i) with respect to the sale, transfer, license or other disposition of all pre-Merger legacy assets other than those pre-Merger legacy assets described in the following clauses (ii) and (iii), upon the second (2nd) anniversary of the Closing Date, (ii) with respect to Cyclerion’s right to receive payments under the Akebia License Agreement, the earlier of (A) the fifteenth (15th) anniversary of the date of entry into the CVR Agreement and (B) the expiration or earlier termination by Akebia Therapeutics, Inc. of the Akebia License Agreement pursuant to its terms, and (iii) with respect to the sale, transfer or other disposition of the equity interests of Tisento that were acquired by Cyclerion pursuant to that certain Asset Purchase Agreement, dated May 13, 2023, by and among Cyclerion, Tisento and JW Cycle, Inc., the earliest of (A) nine (9) months following the date of the consummation of Tisento’s initial public offering pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to the Securities Act, (B) the sale of Tisento, and (C) the seventh (7th) anniversary of the Closing Date.

The contingent payments under the CVR Agreement, if they become payable, will become payable to the Rights Agent for subsequent distribution to the holders of the CVRs. In the event that no such proceeds are received, holders of the CVRs will not receive any payment pursuant to the CVR Agreement. There can be no assurance that any holders of CVRs will receive any payments with respect thereto.

Financial Overview

Research and Development Expense. Research and development expenses are incurred in connection with the discovery and development of our product candidates. These expenses consist primarily of the following costs: compensation, benefits and other employee-related expenses, research and development-related facilities, third-party contracts relating to manufacturing, nonclinical studies, clinical trial activities. All research and development expenses are charged to operations as incurred.

Praliciguat is an orally administered, once-daily systemic sGC stimulator. On June 3, 2021, we entered into a license agreement with Akebia relating to the exclusive worldwide license to Akebia of our rights to the development, manufacture, medical affairs and commercialization of pharmaceutical products containing praliciguat and other related products and forms thereof enumerated in such agreement. In 2021, Akebia paid a $3.0 million upfront payment to us upon signing of the license agreement.

On December 13, 2024, we announced that Cyclerion and Akebia re-negotiated a mutually beneficial amendment to Akebia’s exclusive license agreement for praliciguat. Under this new license amendment, we received $1.75 million in amendment payments, of which $1.25 million was paid in December 2024 and an additional payment of $0.5 million was paid in September 2025. In addition, Akebia is responsible for all intellectual property expenses associated with praliciguat at an earlier date than as originally agreed between the parties. On December 1, 2025, Akebia publicly announced that it has recently initiated Phase 2 clinical trials for the treatment of focal segmental glomerulosclerosis (“FSGS”) using Praliciguat. Pursuant to the terms of amendment, upon initiation (defined as first patient dosed) of a Phase 2 clinical trial in the U.S. for a product, a $1.0 million development milestone payment would be due to us and the payment was received in February 2026. We are eligible to receive additional milestone cash payments of up to approximately $557.5 million in total related to potential future development, regulatory, and commercialization milestone payments for praliciguat. In exchange for a reduction in certain development milestone payments, we are eligible to receive certain higher-tiered sales-based royalties ranging from mid-single-digits to twenty percent.

In September 2025, we entered in a Material Purchase Agreement (the “Purchase Agreement”) with Akebia relating to purchase additional development materials (the “Additional Development Materials”) by Akebia for Akebia’s use pursuant to the license agreement. Akebia paid $0.8 million to us for the purchase during the year ended December 31, 2025 and the Additional Development Materials were delivered to Akebia as of December 31, 2025 and we recognized revenue of $0.8 million during the year ended December 31, 2025.

Olinciguat is a Phase 2, orally administered, once-daily, vascular sGC stimulator. On July 22, 2024, we entered into an Option to License Agreement (the “Option Agreement”) with a third party (the “Optionee”), pursuant to which the Optionee had an option (the “Option”) to enter into an exclusive license to olinciguat for human therapeutics, subject to certain carveouts. Under the terms of the Option Agreement, the Optionee paid us an Option fee of $150,000 in August 2024 and subsequent fees totaling $80,000 to extend the term of the Option Agreement. The Optionee originally could exercise the Option on or before March 20, 2025, which option period was ultimately extended through August 22, 2025. Thereafter, the parties had an additional 60 days to negotiate the terms of a definitive license agreement. The parties were unable to agree upon the terms of a license agreement and we were provided notice on October 23, 2025 that it was terminating the Option Agreement. We are currently exploring potential license opportunities for olinciguat.

Zagociguat and CY3018 are orally administered CNS-penetrant sGC stimulators. On July 28, 2023, Tisento purchased zagociguat and CY3018 in exchange for $8.0 million in cash consideration, $2.4 million as reimbursement for certain operating expenses related to zagociguat and CY3018 for the period between signing and closing of the transaction, and 10% of all of Tisento Parent’s outstanding equity securities at the time of closing. Research and development expenses decreased significantly after July 28, 2023, due to sale of the Transferred Assets which resulted in a reduction of research and development efforts.

On January 27, 2025, Tisento announced that the first patient had been dosed in its global Phase 2b PRIZM study. The study is investigating the impact of once-daily oral zagociguat treatment on fatigue, cognitive impairment, and other key aspects of the rare mitochondrial disease MELAS (Mitochondrial Encephalomyopathy, Lactic Acidosis, and Stroke-like Episodes). On June 17, 2025, Tisento announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation to zagociguat for the treatment of MELAS.

PRIZM - a Phase 2b Randomized, Placebo-Controlled Trial Investigating Zagociguat in MELAS - is evaluating the efficacy and safety of oral zagociguat 15 mg or 30 mg compared to placebo when administered once-daily for 12 weeks in participants with genetically and phenotypically defined MELAS. The PRIZM study has a crossover design, with two 12-week treatment periods separated by a 4-week washout period. All participants will receive zagociguat during one of the 12-week periods and placebo during the other. Participants who complete the study may be eligible for an open-label extension study. PRIZM is a global study with plans to enroll approximately 44 participants at mitochondrial disease centers of excellence in the U.S., Italy, Germany, United Kingdom, Australia, and Canada. Tisento announced its first patient was dosed in the study in January 2025. In August 2025, Tisento announced that the first patient was enrolled in Tisento’s open-label extension study in MELAS and in January 2026, Tisento announced that it completed enrollment in PRIZM. Further information regarding the study is available at ClinicalTrials.gov (NCT06402123).

On September 19, 2025, Cyclerion and the Massachusetts Institute of Technology (“MIT”) entered into a Patent License Agreement (the “MIT License Agreement”) pursuant to which MIT granted to us an exclusive worldwide license to develop and commercialize products using certain technology for the treatment of neuropsychiatric disorders, such as depression, in humans. Under the MIT License Agreement, we paid a nominal upfront license fee and patent reimbursement fee. Thereafter, we are also required to pay MIT a nominal annual license maintenance fee. This annual license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to royalties earned during the same calendar year, if any. License maintenance fees paid in excess of royalties due in such calendar year shall not be creditable to amounts due for future years. Under the terms of the MIT License Agreement, MIT will be eligible to receive up to $4.4 million upon the achievement of certain development, regulatory and sales milestone payments. MIT will also receive tiered royalties in a range of percentages in the low single digits based on future net sales of licensed products as set forth in the MIT License Agreement. Further, we are required to pay MIT varying percentages of income received as consideration for any sublicenses granted pursuant to the MIT License Agreement depending on the circumstances of the sublicense and the development milestones of sublicensed products. The term of the MIT License Agreement will expire in its entirety upon the expiration of certain patent rights for the licensed patents, unless earlier terminated by the parties in accordance with the terms of the MIT License Agreement. We recorded research and development expense of $0.1 million for the year ended December 31, 2025, which consisted of upfront fees, patent reimbursement fees and transaction costs related to the license.

On January 3, 2026, we and Medsteer SAS (“Medsteer”) entered into a Collaboration and Option Agreement (the “Collaboration Agreement”) pursuant to which Medsteer granted to us (i) a non-exclusive, worldwide, royalty-free, sublicensable license of certain of Medsteer’s technology, software and intellectual property to develop an anesthetic delivery system with Medsteer and (ii) an exclusive option (the “Option”), exercisable at our sole discretion, to obtain an exclusive, worldwide, royalty-bearing, sublicensable license of certain of Medsteer’s technology, software and intellectual property to develop or commercialize licensed products in any field of use except for sedation regulation for patients undergoing major surgery, in multi-bed or intensive unit wards, or in the context of medical transport. We may exercise the Option at any time until the earlier of the second anniversary of the effective date of the Collaboration Agreement, which period may be extended for an additional two years at our option and upon payment of a nominal fee or by mutual agreement of us and Medsteer.

Under the terms of the Collaboration Agreement, the Company will pay to Medsteer a nominal upfront payment, a payment upon exercise of the Option, and Medsteer will be eligible to receive up to $3.7 million upon the achievement of certain development, regulatory and sales milestone payments. Medsteer will also receive an annual royalty payment and royalties in a percentage in the low single digits based on future net sales of licensed products, subject to certain adjustments as set forth in the Collaboration Agreement.

We continue to evaluate other activities aimed at enhancing shareholder value, which may potentially include collaborations, licenses, mergers, acquisitions, and/or other targeted investments.

The following table summarizes our research and development expenses of continuing operations, employee and facility related costs allocated to research and development expense, and discovery and preclinical phase programs, for the year ended December 31, 2025 and 2024. The product pipeline expenses related primarily to external costs associated with nonclinical studies and clinical trial costs.

	Year Ended December 31,
	2025	2024
	(in thousands)
Personnel and related internal costs	$31	$103
Others	928	183

Total research and development expenses	$959	$286

Securing regulatory approvals for new drugs is a lengthy and costly process. Any failure by us or our partners to obtain, or any delay in obtaining, regulatory approvals would materially adversely affect our product candidate development efforts and our business overall.

Given the inherent uncertainties of pharmaceutical product development, we cannot estimate with any degree of certainty how our programs will evolve, and therefore the amount of time or money that would be required to obtain regulatory approval to market them. As a result of these uncertainties surrounding the timing and outcome of any approvals, we are currently unable to estimate precisely when, if ever, our discovery and development candidates will be approved.

If we continue to progress the development of our product candidates, the successful development of any current or potential future product candidates is highly uncertain and subject to a number of risks. Please refer to “Risk Factors—Risks Related to Cyclerion”, in this proxy statement/prospectus.

We are unable to determine the duration and costs to complete current or future nonclinical and clinical stages of any current or potential future product candidates, including as licensed to third parties, or when, or to what extent, we may generate revenues from the commercialization and sale of any current or potential future product candidates. Development timelines, probability of success and development costs vary widely. We anticipate that we will make determinations as to which additional programs to pursue and how much funding to direct to each program on an ongoing basis in response to the data from the studies of each product candidate, the competitive landscape and ongoing assessments of such product candidate’s commercial potential.

General and Administrative Expense. General and administrative expenses consist primarily of compensation, benefits and other employee and non-employee related expenses for personnel in our administrative, finance, legal, information technology, business development, and human resource functions. Other costs include the legal costs of pursuing patent protection of our intellectual property, general and administrative related facility costs, insurance costs and professional fees for accounting and legal services. We record all general and administrative expenses as incurred.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires us to make certain estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the amounts of expenses during the reported periods. We base our estimates on our historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ materially from our estimates under different assumptions or conditions. Changes in estimates are reflected in reported results in the period in which they become known.

We believe that our application of accounting policies requires significant judgments and estimates on the part of management and is the most critical to aid in fully understanding and evaluating our reported financial results. Our significant accounting policies are more fully described in Note 2, Summary of Significant Accounting Policies, of the consolidated financial statements elsewhere in this proxy statement/prospectus.

All research and development expenses are expensed as incurred. We defer and capitalize nonrefundable advance payments we make for research and development activities until the related goods are received or the related services are performed. See Note 2, Summary of Significant Accounting Policies, of the consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

Results of Operations

The revenue and expenses reflected in the consolidated financial statements may not be indicative of revenue and expenses that will be incurred by us in the future. The following discussion summarizes the key factors we believe are necessary for an understanding of our consolidated financial statements.

Revenues and Expenses

	Year Ended December 31,		Change
	2025	2024	$	%
	(dollars in thousands)
Revenues:
Revenue from license agreement	$1,000	$1,750	$(750)	(43)%
Revenue from purchase agreement	800	—	800	XX
Revenue from option agreement	274	250	24	10%

Total revenues	2,074	2,000	74	4%

Cost and expenses:
Research and development	959	286	673	235%
General and administrative	6,088	5,342	746	14%

Total cost and expenses	7,047	5,628	1,419	25%

Loss from operations	(4,973)	(3,628)	(1,345)	37%

Other income, net
Interest income	128	208	(80)	(38)%
Gain from settlement of account payable	—	363	(363)	(100)%
Gain from insurance recovery	1,317	—	1,317	XX

Total other income, net	1,445	571	874	153%

Net loss	$(3,528)	$(3,057)	$(471)	15%

Revenue from license agreement. On December 13, 2024, we entered into the 2024 Amendment with Akebia providing for payments aggregating $1.75 million all of which was recognized in revenue during the year ended December 31, 2024. $1.25 million of this amount was paid in December 2024 and the remaining $0.5 million was paid in September 2025. On December 1, 2025, Akebia publicly announced that it has recently initiated Phase 2 clinical trials for the treatment of focal segmental glomerulosclerosis (“FSGS”) using praliciguat. Pursuant to the terms of amendment, upon initiation of a Phase 2 clinical trial in the U.S. for a product, a $1.0 million development milestone payment would be due to us. We recognized revenue and accounts receivable of $1.0 million during the year ended December 31, 2025, and the $1.0 million payment was received in February 2026.

Revenues from purchase agreement. In September 2025, we entered into the Purchase Agreement with Akebia. Akebia paid $0.8 million to us for the purchase of Additional Development Materials during the year ended December 31, 2025. The Additional Development Materials were delivered to Akebia as of December 31, 2025 and we recognized revenue of $0.8 million during the year ended December 31, 2025.

Revenue from option agreement. On July 22, 2024, we entered into the Option Agreement with the Optionee, under which the Optionee had the Option to enter into an exclusive license to olinciguat for human therapeutics, subject to certain carveouts. We recognized revenue of $0.2 million related to the Option fee payment and expense reimbursement during the year ended December 31, 2024 and we recognized revenue of $0.3 million related to the Option extension fee, amendment fee and expense reimbursement during the year ended December 31, 2025.

Research and development expenses. The increase in research and development expenses of approximately $0.7 million for the year ended December 31, 2025 compared to the year ended December 31, 2024 was driven by an increase of $0.1 million in license fees, $0.6 million in professional consulting to support the research and development efforts related to CYC-126, and $0.1 million in outside service fees, offset by a decrease of $0.1 million in stock compensation expenses.

General and administrative expenses. The increase in general and administrative expenses of approximately $0.7 million for the year ended December 31, 2025 compared to the year ended December 31, 2024 was primarily driven by an increase of $0.8 million in professional consulting, $0.1 million in outside service fee and $0.7 million in corporate legal fees, offset by a decrease of $0.3 million in patent fees, $0.2 million in insurance expense, $0.1 million in board member fees and $0.3 million in employee-related expenses.

Interest and other income, net. Interest and other income decreased by approximately $0.1 million for the year ended December 31, 2025 compared to the year ended December 31, 2024 primarily attributable to the reduction in interest rates.

Gain from settlement of account payable. During the year ended December 31, 2024, we reached a settlement agreement with a vendor for a disputed account payable and recorded a gain of $0.4 million on settlement of account payable. No such transaction occurred during the year ended December 31, 2025.

Gain from insurance recovery. During the year ended December 31, 2025, we recorded approximately $1.3 million of insurance recoveries related to loss of advanced intermediated GMP finished materials covered by several policies with third-party insurers. No such gain was recognized during the year ended December 31, 2024.

Liquidity and Capital Resources

To date, we have been funded primarily from sales of our equity securities, payments received in connection with the sale of assets to Tisento, milestone payments from Akebia and an option to license payment.

On March 21, 2025, we closed on a private placement of 499,998 shares of our common stock, pursuant to a Stock Purchase Agreement, for total gross proceeds of approximately $1.375 million. We also incurred transaction costs of $0.1 million during the year ended December 31, 2025.

On February 4, 2025, we filed a Registration Statement on Form S-3 (the “2025 Shelf”) with the SEC in relation to the registration of common stock, preferred stock, warrants and units of any combination thereof for an aggregate initial offering price not to exceed $25.0 million. The amount we can sell in any twelve-month period under the 2025 Shelf, which was declared effective in February 2025, cannot exceed one-third of the value of our public float.

On May 7, 2025, we entered into an “at the market” equity offering program (the “ATM Program”) pursuant to a Sales Agreement (the “2025 Sales Agreement”) by and between us and Guggenheim Securities LLC (“Guggenheim Securities”). Pursuant to the terms of the 2025 Sales Agreement, we can sell, from time to time, shares of our common stock, having an aggregate offering price of up to $20,000,000 from time to time through or to Guggenheim Securities, acting as our agent, subject to the application of General Instruction I.B.6 of Form S-3 (“Instruction I.B.6”) pertaining to primary offerings by certain registrants, including shares of common stock offered directly by the Company (the “ATM Shares”).

We intend to use the net proceeds from the ATM Program to fund the development of product candidates and for other general corporate purposes, including funding potential new clinical programs and product candidates. financing our existing businesses and operations and expanding our businesses and operations through new product development programs and additional hires.

Subject to the terms and conditions of the Sales Agreement, Guggenheim Securities will use its commercially reasonable efforts to sell the ATM Shares from time to time, based upon our instructions. We have provided Guggenheim Securities with customary indemnification rights, and Guggenheim Securities will be entitled to a commission of 3.0% of the gross proceeds of the ATM Shares sold under the Sales Agreement.

Sales of the ATM Shares will be made pursuant to a previously filed and effective registration statement on Form S-3 (File No. 333-284690). ATM Shares may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Sales of the ATM Shares, if any, will be made at market prices by any method that is deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the Nasdaq Capital Market or any other trading market for our common stock. We have no obligation to sell any of the ATM Shares and may at any time suspend offers under the Sales Agreement or terminate the Sales Agreement.

Pursuant to Instruction I.B.6, in no event will we sell ATM Shares with a value exceeding more than one-third of our “public float” (the aggregate market value of our outstanding common stock held by non-affiliates) in any twelve-month period so long as our public float remains below $75.0 million. During the year ended December 31, 2025, we sold 715,220 ATM Shares for net proceeds of $2.1 million. On January 6, 2026, we sold 405,000 ATM Shares for net proceeds of $0.8 million. The Company exhausted all sales under the that may currently be made pursuant to Instruction I.B.6.

On May 19, 2023, we sold 225,000 shares of our common stock, pursuant to a Common Stock Purchase Agreement, and 351,037 shares of Series A Preferred Stock, to our former CEO, for total gross proceeds of approximately $5 million. There were no material fees or commissions related to the transaction. Such Series A Convertible Preferred Stock is convertible into shares of our common stock on a one-to-one basis. Our shareholders approved such convertibility on July 19, 2023.

On July 28, 2023, we closed the transactions contemplated by the Asset Purchase Agreement receiving proceeds of $8.0 million as cash consideration, approximately $2.4 million as reimbursement for certain operating expenses related to zagociguat and CY3018 programs for the period between signing and closing of the transaction, and 10% of all of Tisento Parent’s outstanding equity securities.

If we are unable to complete the Merger, our ability to continue to fund our operations and meet capital needs will depend on our ability to generate cash from operations and access to capital markets and other sources of capital, as further described below. We anticipate that, if we continue to progress the development of our product candidates, our principal uses of cash in the future will be primarily to fund our operations, working capital needs, capital expenditures and other general corporate purposes.

On December 31, 2025, we had approximately $3.2 million of unrestricted cash and cash equivalents. Our cash equivalents include amounts held in U.S. government money market funds. We invest cash in excess of immediate requirements in accordance with our investment policy, which requires all investments held by us to be at least “AAA” rated or equivalent, with a remaining final maturity when purchased of less than twelve months, so as to primarily achieve liquidity and capital preservation.

Going Concern

We evaluated whether there are conditions and events, considered in the aggregate, which raise substantial doubt about our ability to continue as a going concern within one year after the date that these consolidated financial statements are issued. This evaluation initially does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented as of the date the financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effect of our plans sufficiently alleviates substantial doubt about our ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued. In performing our analysis, management excluded certain elements of our operating plan that cannot be considered probable. Under ASC 205-40, the future receipt of potential funding from future partnerships, equity or debt issuances, and the potential milestones from the Akebia agreement cannot be considered probable at this time because these plans are not entirely within our control and/or have not been approved by the Board of Directors as of the date of these consolidated financial statements.

We have incurred recurring losses since our inception, including a net loss of $3.5 million for the year ended December 31, 2025. In addition, as of December 31, 2025, we had an accumulated deficit of $271.0 million. We expect that our cash and cash equivalents as of December 31, 2025, will be sufficient to fund operations through mid-2026, however, we will need to obtain additional funding to sustain operations as we expect to continue to generate operating losses for the foreseeable future. Accordingly, we have concluded that substantial doubt exists about our ability to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

Cash Flows

The following is a summary of cash flows for the years ended December 31, 2025 and 2024:

	Year Ended December 31,		Change
	2025	2024	$	%
	(dollars in thousands)
Net cash used in operating activities	$(3,314)	$(4,333)	$1,019	(24)%
Net cash provided by financing activities	$3,322	$—	$3,322	—

Cash Flows from Operating Activities

Net cash used in operating activities was $3.3 million for the year ended December 31, 2025 was primarily a result of our $3.5 million net loss from operations. The net loss was also adjusted by an increase in accounts receivable of $0.4 million and a decrease in accrued expenses and other current liabilities of $0.1 million. The net loss was offset by non-cash stock-based compensation expense of $0.4 million, an increase of accounts payable of $0.1 million and an increase of accrued research and development costs of $0.2 million.

Net cash used in operating activities was $4.3 million for the year ended December 31, 2024 was primarily a result of our $3.1 million net loss from operations. The net loss was also adjusted by gain from settlement of accounts payable of $0.4 million, an increase in accounts receivable of $0.6 million, a decrease in accounts payable, accrued expenses and other current liabilities of $1.0 million. The net loss was offset by non-cash stock-based compensation expense of $0.6 million.

Cash Flows from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2025 of $3.3 million was due to $1.2 million net proceeds received from the 2025 Cyclerion Private Placement related to the issuance of 499,998 shares of our common stock at a purchase price of $2.75 per share and $2.1 million net proceeds received from ATM related to the issuance of 715,220 shares of our common stock under the ATM. There was no financing activity incurred during the year ended December 31, 2024.

Funding Requirements

If we are unable to complete the Merger, we expect our expenses to fluctuate as we continue to maintain out-license opportunities and potentially seek to broaden our portfolio through in-licensing of complementary assets. We expect that our cash and cash equivalents as of December 31, 2025, will be sufficient to fund operations through the closing of the Merger. As a result, if we are unable to complete the Merger, we will need to obtain additional funding to sustain operations as we expect to continue to generate operating losses for the foreseeable future. Failure to obtain necessary capital when needed may delay development of any current or potential future product candidates, or our ability to continue our operations. Because there is substantial doubt about our ability to continue as a going concern for a reasonable period of time, an investment in our common stock is highly speculative; holders of our common stock could suffer a total loss of their investment.

Because of the many risks and uncertainties associated with research, development and commercialization of product candidates, we are unable to estimate the exact amount of our working capital requirements. Our expenses will fluctuate, and our future funding requirements will depend on, and could increase or decrease significantly as a result of many factors, including the:

•	scope, progress, results and costs of researching and developing our current and any potential future product candidates, and any preclinical studies and clinical trials we may conduct;

•	costs, timing and outcome of regulatory review of any current and any potential future product candidates;

•	costs of future activities, including medical affairs, manufacturing and distribution, of any current or potential future product candidates for which we receive marketing approval;

•	cost and timing of necessary actions to support our strategic objectives;

•	costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims; and

•	timing, receipt and amount of sales of, or milestone payments related to or royalties on, our current or potential future product candidates, if any.

A change in any of these or other variables with respect to the development of any current or potential future product candidates could significantly change the costs and timing of the development of that product candidate.

Our future capital requirements will depend primarily on our ability to complete the proposed transaction with Korsana. If we do not complete the proposed transaction with Korsana and until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances or licensing arrangements with third parties, of which there can be no assurance. To the extent that we raise additional capital through the sale of equity or convertible debt securities, outstanding equity ownership may be materially diluted, and the terms of securities sold in such transactions could include liquidation and other preferences and rights that adversely affect the rights of holders of common stock. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. In addition, debt financing would result in increased fixed payment obligations.

If we raise funds through collaborations, strategic alliances or licensing arrangements with third parties, as to which raise there can be no assurances, we may have to relinquish rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we do not complete the Merger and are unable to raise funds, we may need to cease operations.

Contractual Commitments and Obligations

Tax-related Obligations

We exclude assets, liabilities or obligations pertaining to uncertain tax positions from our contractual commitments and obligations as we cannot make a reliable estimate of the period of cash settlement with the respective taxing authorities. As of December 31, 2025, we had no uncertain tax positions.

Separation Benefits

As part of the separation benefit of the former Chief Financial Officer, we paid $0.1 million each in May 2024 and August 2024. We have no further separation benefits obligation as of December 31, 2025 and 2024.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in those types of relationships. We enter into guarantees in the ordinary course of business related to the guarantee of our own performance.

New Accounting Pronouncements

For a discussion of new accounting pronouncements see Note 2, Summary of Significant Accounting Policies, of the consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

KORSANA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of Korsana’s financial condition and results of operations in conjunction with the financial statements and the related notes thereto and other financial information included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect Korsana’s current plans, estimates and beliefs. Korsana’s historical results are not necessarily indicative of the results that may be expected for any period in the future. Korsana’s actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in the section titled “Risk Factors.” Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Korsana is a biopharmaceutical company developing therapeutics to treat neurodegenerative diseases beginning with Alzheimer’s disease (“AD”). Korsana’s lead product candidate, KRSA-028, is an anti-amyloid beta (“Aß”) antibody that combines the proprietary Therapeutic Targeting (“THETA™”) platform with well-validated aspects from other anti-Aß products that have achieved regulatory approval or are in late-stage clinical trials. KRSA-028 was designed to build upon the success of these prior products while addressing shortcomings that limit their clinical and commercial success, such as the ability to penetrate the brain. Korsana believes that KRSA-028 has the potential to rapidly clear amyloid plaques resulting in meaningful impacts on clinical symptoms in AD patients, and to do so while avoiding adverse effects associated with the specific designs of prior products. Korsana intends to submit a Clinical Trial Notification (“CTN”) in Australia or a Clinical Trial Application (“CTA”) in New Zealand by the end of 2026 and an Investigational New Drug (“IND”) application in the United States in the first quarter of 2027. Pharmacokinetic data in healthy volunteers is anticipated by mid-year 2027 and interim proof-of-concept data showing amyloid plaque reduction in AD patients is anticipated by the end of 2027.

AD is a progressive and devastating neurodegenerative disease that slowly destroys cognition and leads to progressive impairment in patients’ ability to conduct activities of daily living. Prevalence increases with age; up to one-third of people over age 85 have symptoms. There are seven million people suffering from AD in the United States, a number that is expected to double by 2050 due to an aging population. AD is the seventh-leading cause of death in the United States with an estimated 500,000 deaths every year.

Until recently, approved treatments for AD addressed only symptoms and had no impact on the course of the disease. That situation changed after the approval of antibody-based therapeutics that targeted Ab. Clinical trials of these therapeutics have provided clear evidence that antibody-mediated depletion of Aß in the brain correlates with a reduction in the rate of cognitive decline in symptomatic AD.

KRSA-028 was designed to improve upon the clinical efficacy and safety profiles of these pioneering antibody-based therapeutics by combining clinically validated features of these products with a proprietary combination of validated antibody engineering technologies. KRSA-028 targets what is believed to be the most clinically relevant form of Aß and is optimized for improved brain uptake while reducing effects on reticulocytes. It was also designed with physicochemical properties and stability intended to enable potent anti-Aß activity to the brain via subcutaneous injections. Key features of KRSA-028’s design include:

•

Improving delivery to the brain through incorporation of a proprietary transferrin receptor, or TfR, based shuttle, which Korsana believes may also help reduce or avoid the treatment-related complications known as amyloid-related imaging abnormalities, or ARIA, associated with the two approved disease-modifying therapies

•	Targeting 3-pyroglutamate Ab, or 3pE-Ab, a form of Aß that is enriched in amyloid plaques that is believed to contribute to plaque formation in AD

•

Incorporating Fc domain modifications designed to improve half-life and reduce the potential for hematologic adverse events seen with other antibodies that incorporate TfR-based shuttles, while preserving antibody-mediated immune function believed to contribute to amyloid plaque clearance

•	Enabling subcutaneous formulation through favorable solubility, viscosity, and stability characteristics

The proprietary THETA technology used to create KRSA-028 combines the benefits of TfR-mediated shuttling to the brain with Fc modifications to extend half-life and spare reticulocytes from destruction shown to be caused by third-party TfR-shuttled investigational products. The THETA technology was designed to retain phagocytic capacity, the mechanism by which the two approved disease-modifying products are thought to clear amyloid plaques from the brain. Korsana believes that the THETA platform will lead to meaningful improvements in the ability to deliver therapeutic modalities, such as antibodies, to the brain, while minimizing the frequency of adverse events associated with other TfR-based shuttle systems. Korsana intends to expand its pipeline by advancing other product candidates that incorporate THETA technology. Korsana anticipates disclosing details on its next product candidate in late 2026 or 2027.

Since its inception in November 2024, Korsana has devoted substantially all of its resources to raising capital, organizing and staffing Korsana, business and scientific planning, conducting discovery and research activities, establishing arrangements with third parties, and providing general and administrative support for these operations. Korsana does not have any programs approved for sale and has not generated any revenue from product sales. To date, Korsana has funded its operations primarily with proceeds from the issuance of convertible preferred stock. In November 2024, Korsana received $10.0 million in gross proceeds from the issuance of Series A preferred stock, subsequently reclassified to Series Seed preferred stock in September 2025. Additionally in September 2025, Korsana received $15.0 million in gross proceeds from the issuance of Series Seed preferred stock and $151.0 million in gross proceeds from the issuance of Series A preferred stock to various investors.

Korsana has incurred operating losses since inception. Korsana’s ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of any programs Korsana may develop. Korsana generated net losses of $35.6 million and $0.1 million for the year ended December 31, 2025 and for the period from November 8, 2024 (inception) to December 31, 2024. As of December 31, 2025, Korsana had an accumulated deficit of $35.7 million. Korsana expects to continue to incur significantly increased expenses for the foreseeable future if and as it:

•	advances its existing and future research and development and discovery-related development of its programs 001 and 002 (Aß and TfR1) (together the “Aß program”) and its undisclosed program 003;

•	seeks and identifies additional research programs and product candidates and initiates discovery- related activities and preclinical studies for those programs;

•	completes future preclinical studies for Korsana’s pipeline;

•

pursues investigational new drug applications or comparable foreign applications that allow commencement of Korsana’s planned clinical trials or future clinical trials for any programs Korsana may develop;

•	initiates enrollment and successfully completes clinical trials;

•

pursues positive results from Korsana’s future clinical trials that support a finding of safety and effectiveness, an acceptable risk-benefit profile in the intended populations and a competitive efficacy, safety and half-life profile;

•	hires research and development, clinical, manufacturing and commercial personnel;

•	adds operational, financial and management information systems and personnel;

•	experiences any delays, challenges, or other issues associated with the preclinical and clinical development of Korsana’s programs, including with respect to its regulatory strategies;

•

develops, maintains and enhances a sustainable, scalable, reproducible and transferable clinical and commercial-scale current good manufacturing practices (“cGMP”) capabilities through a third-party or Korsana’s own manufacturing facility for the programs Korsana may develop;

•	seeks, obtains and maintains regulatory approvals for any product candidates for which Korsana successfully completes clinical trials;

•	ultimately establishes a sales, marketing and distribution infrastructure to commercialize any programs for which Korsana may obtain regulatory approval;

•	generates revenue from commercial sales of product candidates for which Korsana receives regulatory approval, if any;

•	maintains safety, tolerability and efficacy profile of any product Korsana may develop in additional indications following approval in one indication;

•

maintains, expands, enforces, defends and protects Korsana’s intellectual property portfolio and other intellectual property protection or regulatory exclusivity for any products Korsana may develop and defends any intellectual property-related claims;

•	further acquires or in-licenses product candidates or programs, intellectual property and technologies;

•	maintains Korsana’s current collaborations and establishes and maintains any future collaborations, including making milestone, royalty or other payments thereunder.

Any changes in the outcome of any of these variables with respect to the development of programs that Korsana may identify could mean a significant change in the costs and timing associated with the development of such programs. For example, if the U.S. Food and Drug Administration or another comparable regulatory authority were to require Korsana to conduct clinical trials beyond those that Korsana currently anticipates will be required to complete clinical development and obtain regulatory approval of one or more product candidates, or if Korsana experiences significant delays in Korsana’s preclinical studies or clinical trials, Korsana would be required to expend significant additional financial resources and time to advance and complete clinical development. Korsana may never obtain regulatory approval for any of its product candidates.

Korsana will not generate revenue from product sales unless and until it successfully initiates and completes clinical development and obtains regulatory approval for any product candidates. If Korsana obtains regulatory approval for any of its product candidates and does not enter into a commercialization partnership, it expects to incur significant expenses related to developing Korsana’s commercialization capability to support product sales, manufacturing, marketing, and distribution.

As of December 31, 2025, Korsana had cash and cash equivalents of $154.1 million. Based on its current operating plan, Korsana has concluded its existing cash and cash equivalents will be sufficient to fund its operating plan for at least 12 months after the date Korsana’s financial statements for the year ended December 31, 2025 are available to be issued.

On April 1, 2026, Korsana entered into an Agreement and Plan of Merger (as subsequently amended on April 17, 2026, the “Merger Agreement”) with Cyclerion Therapeutics Inc. (“Cyclerion”) and Cariboos Merger Sub Corp and Cariboos Merger Sub II, LLC, wholly owned subsidiaries of Cyclerion, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Cariboos Merger Sub Corp will merge with and into Korsana, with Korsana continuing as a wholly owned subsidiary of Cyclerion and the surviving corporation (the “First Merger”). Immediately following the First Merger and as part of the same overall transaction, Korsana will merge with and into Cariboos Merger Sub II, LLC (the “Second Merger” and, together with the First Merger, the “Merger”), with Cariboos Merger Sub II, LLC being the surviving entity of the Second Merger. In connection with the Merger, Merger Sub II will change its corporate name to “Korsana Biopharma Operating Company, LLC” and Cyclerion will change its name to “Korsana Biosciences, Inc.”

Cyclerion following the Merger is referred to herein as the “Combined Company.” The Combined Company will be led by Korsana’s management team and remains focused on discovering and developing novel therapies designed to reduce the burden of neurodegenerative diseases, starting with Alzheimer’s disease. In connection with the Merger, Korsana and Cyclerion entered into the Subscription Agreement with certain institutional and accredited investors, pursuant to which such investors have agreed, subject to the terms and conditions of such agreements, to purchase immediately prior to the consummation of the Merger, shares of Korsana common stock and pre-funded warrants for an aggregate purchase price of $380.0 million in the Korsana Pre-Closing Financing. The closing of the Korsana Pre-Closing Financing is conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement and is expected to occur immediately prior to the closing of the Merger. The proceeds from the Subscription Agreement are expected to advance the Combined Company’s pipeline and will be used for research and development, business development, working capital, and other general corporate purposes.

Korsana estimates that its existing cash and cash equivalents as of the date of this proxy statement/prospectus, together with the net proceeds from the Merger and the Korsana Pre-Closing Financing, will be sufficient to enable Korsana to fund its operating expenses and capital expenditure requirements into 2029. Korsana has based this estimate on assumptions that may prove to be wrong, Korsana’s operating plan may change as a result of many factors currently unknown to Korsana and Korsana could exhaust its available capital resources sooner than Korsana expects. See the sections titled “— Liquidity and Capital Resources” below and “Risk Factors — Risks Related to Korsana’s Limited Operating History, Financial Position and Capital Requirements” beginning on page 74 of this proxy statement/prospectus.

Impact of General Economic Risk Factors on Korsana’s Operations

Uncertainty in the global economy presents significant risks to Korsana’s business. Korsana is subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including increases in inflation, fluctuating interest rates, new or increased tariffs and other barriers to trade, changes to fiscal and monetary policy or government budget dynamics (particularly in the pharmaceutical and biotech areas), recent bank failures, geopolitical factors, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the responses thereto, and supply chain disruptions. While Korsana is closely monitoring the impact of the current macroeconomic and geopolitical conditions on all aspects of Korsana’s business, including the impacts on participants in any future clinical trials and its employees, suppliers, vendors and business partners and Korsana’s future access to capital, the ultimate extent of the impact on Korsana’s business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside Korsana’s control and could exist for an extended period of time. Korsana will continue to evaluate the nature and extent of the potential impacts to its business, results of operations, liquidity and capital resources. For additional information, see the section titled “Risk Factors — Risks Related to Korsana’s Business and Operations.”

Components of Results of Operations

Revenue

To date, Korsana has not generated revenue from any sources, including product sales, and does not expect to generate any revenue from the sale of products in the foreseeable future. If Korsana’s development efforts for its product candidates are successful and result in regulatory approval, Korsana may generate revenue in the future from product sales or payments from future collaboration or license agreements that Korsana may enter into with third parties, or any combination thereof. Korsana cannot predict if, when, or to what extent it will generate revenue from the commercialization and sale of Korsana’s product candidates. Korsana may never succeed in obtaining regulatory approval for any of its product candidates.

Operating Expenses

Korsana’s operating expenses consist of (i) research and development expenses and (ii) general and administrative expenses.

Research and Development

Research and development expenses consist primarily of costs incurred in connection with the research and development of Korsana’s programs. These expenses include:

•

costs of funding research performed by third parties, including Paragon, that conduct research and development activities on Korsana’s behalf and services rendered under the Paragon ADOA (as defined below) for research programs, the Aß program and undisclosed program 003;

•

expenses incurred in connection with continuing Korsana’s current research programs and discovery-phase development of any programs Korsana may identify, including under future agreements with third parties, such as consultants and contractors; and

•	personnel-related expenses, including recruiting costs, salaries, bonuses, benefits and equity-based compensation expense.

Korsana expenses research and development costs as incurred. For the year ended December 31, 2025, Korsana recognized $31.3 million of expenses in connection with services provided by Paragon under the Paragon ADOA in Korsana’s statements of operations and comprehensive loss. There were no expenses recognized during the period November 8, 2024 (inception) to December 31, 2024 related to the Paragon ADOA. See the section titled “Contractual Obligations and Commitments” below for further details on Korsana’s research plans.

Korsana expects its research and development expenses will increase substantially for the foreseeable future as Korsana continues to invest in research and development activities related to the continued development of Korsana’s programs, developing any future programs, including investments in manufacturing, as Korsana advances any program Korsana may identify and continue to conduct clinical trials.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including recruiting costs, salaries, bonuses, benefits and equity-based compensation, for individuals in Korsana’s executive, finance, legal, operations, human resources, business development and other administrative functions. Other significant general and administrative expenses include legal fees relating to corporate matters and patent-related activities, insurance costs, information technology, and professional and consulting fees associated with accounting, audit, tax and investor and public relations.

Korsana expects that its general and administrative expenses will increase substantially for the foreseeable future as Korsana increases its headcount and establishes office space to support its expected growth. Korsana also expects to incur increased expenses associated with becoming a public company, including transactional costs and increased costs of accounting, audit, legal, regulatory and tax related services associated with maintaining compliance with SEC requirements, additional director and officer insurance costs, and investor and public relations costs. Korsana also expects to incur additional intellectual property-related expenses as Korsana files patent applications to protect innovations arising from its research and development activities.

Other income

Other income includes interest income of $1.6 million earned for the year ended December 31, 2025 and less than $0.1 million for the period from November 8, 2024 (inception) to December 31, 2024 relating to

Korsana’s money market accounts. The increase in interest income relates to an increase in the cash and cash equivalents balance from the issuance of Korsana’s Series A convertible preferred stock in September 2025.

Income Taxes

No provision for income taxes was recorded for the year ended December 31, 2025 and for the period from November 8, 2024 (inception) through December 31, 2024. Korsana has recorded a full valuation allowance against its net deferred tax assets at each balance sheet date, as Korsana believes it is not more likely than not that the benefit will be realized due to its cumulative losses generated to date and expectation of future losses.

Results of Operations for the Year Ended December 31, 2025 and Period from November 8, 2024 (Inception) to December 31, 2024

The following table summarizes Korsana’s statement of operations and comprehensive loss for the periods presented (in thousands):

	Year Ended December 31, 2025	Period from November 8, 2024 (Inception) to December 31, 2024
Operating expenses
Research and development(1)	$32,785	$56
General and administrative(2)	4,506	53

Total operating expenses	37,291	109

Loss from operations	(37,291)	(109)

Other income:
Interest income	1,649	21

Total other income	1,649	21

Net loss and comprehensive loss	$(35,642)	$(88)

(1)	Includes related party amount of $31.2 million for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024.
(2)	Includes related party amount of $1.2 million for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024.

Research and Development Expenses

The following table summarizes Korsana’s research and development expenses incurred for the periods presented (in thousands):

	Year Ended December 31, 2025	Period from November 18, 2024 (Inception) to December 31, 2024
Extemal research and development costs by selected program / platform :
Aß program (1)	$27,003	$—
Undisclosed program 003 (2)	4,062	—
Other research and development costs:
Personnel-related (including stock-based compensation) (3)	1,557	56
Other (4)	163	—

Total research and development expenses	$32,785	$56

(1)	Includes related party amount of $26.4 million for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024.
(2)	Includes related party amount of $3.9 million for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024.
(3)	Includes related party amount of $0.9 million for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024.
(4)	Includes related party amount of less than $0.1 million for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024.

Research and development expenses were $32.8 million for the year ended December 31, 2025 and consisted primarily of the following:

•	$26.4 million of research and development expense due to Paragon for services rendered under the Paragon ADOA for the Aß program;

•	$3.9 million of research and development expense due to Paragon for services rendered under the Paragon ADOA for undisclosed program 003;

•

$1.6 million of personnel-related costs related to recruiting costs, salaries, benefits, and other compensation-related costs, including stock-based compensation expense of $0.9 million of which $0.8 million of stock-based compensation related to the Parasa Warrant Obligation;

•

$0.6 million of research and development expense due to an increase in chemistry, manufacturing, and development costs for the Aß program, including $0.4 million of toxicology testing for the Aß program with a third-party contract research organization;

•	$0.2 million of other research and development expense related to chemistry, manufacturing, and development costs with a third-party contract development and manufacturing organization; and

•

$0.1 million of research and development expense due to an increase in chemistry, manufacturing, and development costs for undisclosed program 003, including $0.1 million of toxicology testing for undisclosed program 003 with a third-party contract research organization.

Research and development expenses were less than $0.1 million for the period from November 8, 2024 (inception) to December 31, 2024 and consisted primarily of the following:

•	Less than $0.1 million of stock-based compensation expense.

General and Administrative Expenses

The following table summarizes Korsana’s total general and administrative expenses for the periods presented (in thousands):

	Year Ended December 31, 2025	Period from November 8, 2024 (Inception) to December 31, 2024
Professional and consulting fees(1)	$2,452	$36
Personnel-related (including stock-based compensation)	1,274	—
Legal fees related to patent(2)	620	10
Other(3)	160	7

Total general and administrative expenses	$4,506	$53

(1)	Includes related party amount of $0.5 million for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024.

(2)	Includes related party amount of $0.6 million for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024.
(3)	Includes related party amount of $0.1 million for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024.

General and administrative expenses were $4.5 million for the year ended December 31, 2025 and consisted primarily of the following:

•

$2.4 million of professional and consulting fees associated with accounting, audit, investor and public relations, and legal fees due to an increase in Korsana’s business activity, including $0.5 million reimbursed to Paragon and the chief executive officer for such services provided;

•	$1.3 million of personnel-related costs related to recruiting costs, salaries, benefits and other compensation-related costs, including stock-based compensation of $0.7 million;

•	$0.6 million of legal fees due to Paragon associated with patent-related activities; and

•	$0.2 million of other business expenses.

General and administrative expenses were less than $0.1 million for the period from November 8, 2024 (inception) to December 31, 2024 and consisted primarily of the following:

•	Less than $0.1 million of corporate legal fees and legal fees associated with patent-related activities.

Liquidity and Capital Resources

Sources of Liquidity

Since its inception, Korsana has incurred significant operating losses. Korsana expects to incur significant expenses and operating losses for the foreseeable future as Korsana continues the preclinical development of its programs and commences clinical development of the Aß program and undisclosed program 003. Korsana has not yet commercialized any products and Korsana does not expect to generate revenue from sales of products for several years, if at all. To date, Korsana has primarily funded its operations with proceeds from the issuance of Series Seed and Series A preferred stock. In November 2024, Korsana issued and sold 8,000,000 shares of Series A convertible preferred stock (subsequently reclassified to Series Seed preferred stock in September 2025) at a purchase price of $1.25 per share, for total gross proceeds of $10.0 million. In September 2025, Korsana received $15.0 million in gross proceeds from the issuance of Series Seed preferred stock and $151.0 million from the issuance of Series A preferred stock. As of December 31, 2025, Korsana had cash and cash equivalents of $154.1 million.

Cash Flows

The following table summarizes Korsana’s cash flows for the periods presented (in thousands):

	Year Ended December 31, 2025	Period from November 8, 2024 (Inception) to December 31, 2024
Net cash (used in) provided by operating activities	$(22,406)	$44
Net cash provided by financing activities	166,433	10,064

Net increase in cash	$144,027	$10,108

Net Cash Used in Operating Activities

For the year ended December 31, 2025, net cash used in operating activities was $22.4 million, which was primarily attributable to a net loss of $35.6 million, partially offset by non-cash charges of $1.6 million and changes in operating assets and liabilities of $11.6 million. Non-cash charges consisted of $1.6 million in stock-based compensation expense. The changes in operating assets and liabilities primarily consisted of a $0.1 million increase in accounts payable, $12.0 million increase in accrued expenses and other current liabilities, partially offset by $0.5 million increase in prepaid expenses and other current assets. The increase in accounts payable, and accrued expenses and other current liabilities was primarily due to an increase in Korsana’s business activity, including $10.6 million of additional accrued expenses and other current liabilities related to the research and development activities conducted by Paragon on behalf of Korsana, as well as vendor invoicing and payments. The increase in prepaid expenses and other current assets was primarily due to prepaid research and development expenses with Korsana’s contract research organization.

From November 8, 2024 (inception) to December 31, 2024, net cash provided by operating activities was less than $0.1 million, which was primarily attributable to a net loss of $0.1 million, offset by non-cash charges of $0.1 million and changes in operating assets and liabilities of $0.1 million. Non-cash charges consisted of $0.1 million in stock-based compensation expense. The changes in operating assets and liabilities consisted of $0.1 million increase in accounts payable, accrued expenses and other current liabilities. The increase in accounts payable, accrued expenses and other current liabilities was primarily due to an increase in Korsana’s business activities, as well as vendor invoicing and payments.

Net Cash Provided by Financing Activities

For the year ended December 31, 2025, net cash provided by financing activities was $166.4 million, consisting of $15.0 million of net proceeds from the issuance of Korsana’s Series Seed convertible preferred stock, $150.6 million of net proceeds from the issuance of Korsana’s Series A convertible preferred stock, and $0.9 million of net proceeds from the issuance of Korsana’s restricted stock awards (“RSAs”).

From November 8, 2024 (inception) to December 31, 2024, net cash provided by financing activities was $10.1 million, consisting of $10.0 million of net proceeds from the issuance of Korsana’s Series A convertible preferred stock, subsequently reclassified to Series Seed convertible preferred stock during the year ended December 31, 2025, and $0.1 million of proceeds from the issuance of restricted stock awards.

Future Funding Requirements

To date, Korsana has not generated any revenue from product sales. Korsana does not expect to generate revenue from product sales unless and until Korsana successfully completes preclinical and clinical development of, receives regulatory approval for, and commercializes a product candidate. Korsana does not know when, or if, that will occur. Korsana expects its expenses to increase substantially in connection with its ongoing activities, particularly as Korsana advances the preclinical activities and studies and initiates clinical trials. In addition, if Korsana obtains regulatory approval for any programs, Korsana expects to incur significant expenses related to product sales, marketing, and distribution to the extent that such sales, marketing and distribution are not the responsibility of potential collaborators. Further, Korsana expects to incur additional costs associated with operating as a public company. The timing and amount of Korsana’s operating expenditures will depend largely on the factors set out above. For more information, see the section titled “Risk Factors — Risks Related To Korsana’s Limited Operating History, Financial Position and Capital Requirements” beginning on page 74 of this proxy statement/prospectus.

Korsana’s funding requirements and timing and amount of its operating expenditures will depend on many factors, including, but not limited to:

•	the rate of progress in the development of Korsana’s existing and future research and development and discovery-related development of its Aß program and undisclosed program 003;

•	the scope, progress, results and costs of additional research programs and product candidates and discovery-related activities and preclinical studies for those programs;

•

the ability of Korsana to successfully file investigational new drug applications or comparable foreign applications and obtain authorization to commence of Korsana’s planned clinical trials or future clinical trials for any programs Korsana may develop;

•	the costs of enrollment and successful completion of clinical trials;

•

the costs necessary to pursue positive results from Korsana’s future clinical trials that support a finding of safety and effectiveness, an acceptable risk-benefit profile in the intended populations and a competitive efficacy, safety and half-life profile;

•	the costs of hiring research and development, clinical, manufacturing and commercial personnel;

•	the costs of adding operational, financial and management information systems and personnel;

•

the costs necessary to obtain regulatory approvals, if any, for any approved products in the United States and other jurisdictions, and the costs of post-marketing studies that could be required by regulatory authorities in jurisdictions where approval is obtained;

•

the costs of developing, maintaining and enhancing sustainable, scalable, reproducible and transferable clinical and commercial-scale cGMP capabilities through a third-party or Korsana’s own manufacturing facility for the programs Korsana may develop;

•

the costs and timing of future commercialization activities, including establishing sales, marketing and distribution infrastructure to commercialize any programs, for any of Korsana’s product candidates for which Korsana receives regulatory approval;

•	the revenue, if any, received from commercial sales of Korsana’s product candidates for which Korsana receives marketing approval;

•

the costs and timing of preparing, maintaining, expanding, enforcing, defending and protecting Korsana’s intellectual property rights and protection or regulatory exclusivity for any products Korsana may develop and defending any intellectual property-related claims;

•	the timing and payment of milestone, royalty or other payments Korsana must make pursuant to its existing and potential future collaborations and licensing arrangements with third parties;

•	the costs Korsana incurs in maintaining business operations;

•

the costs associated with being a public company, including costs of audit, legal, regulatory and tax- related services associated with maintaining compliance with an exchange listing and SEC requirements, director and officer insurance premiums and investor and public relations costs;

•	the effect of competing technological and market developments; and

•	the extent to which Korsana acquires or invests in businesses, products and technologies, including entering into licensing or collaboration arrangements for programs.

Identifying potential programs and product candidates and conducting preclinical studies and clinical trials is a time consuming, expensive and uncertain process that takes years to complete, and Korsana may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, Korsana’s programs, if approved, may not achieve commercial success. Korsana’s commercial revenues, if any, will be derived from sales of products that Korsana does not expect to be commercially available for many years, if ever. Accordingly, Korsana will need to obtain substantial additional funds to achieve its business objectives.

Adequate additional funds may not be available to Korsana on acceptable terms, or at all. Korsana does not currently have any committed external source of funds. To the extent that Korsana raises additional capital through the sale of equity or convertible debt securities, ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Korsana’s existing stockholders. Additional debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting Korsana’s ability to take specific actions, such as incurring debt, making capital expenditures or declaring dividends and may require the issuance of warrants, which could potentially dilute ownership interests.

If Korsana raises additional funds through strategic collaborations or licensing arrangements with third parties, Korsana may have to relinquish valuable rights to its technologies, future revenue streams, research programs, or product candidates or grant licenses on terms that may not be favorable to Korsana. If Korsana is unable to raise additional funds through equity or debt financings when needed, Korsana may be required to delay, limit or terminate its product development programs or any future commercialization efforts or grant rights to develop and market product candidates to third parties that Korsana would otherwise prefer to develop and market itself.

As of December 31, 2025, Korsana had cash and cash equivalents of $154.1 million. Korsana expects that the existing cash that and cash equivalents, which was primarily raised from Series Seed and Series A convertible preferred stock financings, will be sufficient to fund Korsana’s operating plans for at least twelve months from the date these financial statements are available to be issued. Korsana estimates that its existing cash and cash equivalents as of the date of this proxy statement/prospectus, together with the net proceeds from the Merger and the Korsana Pre-Closing Financing, will be sufficient to enable Korsana to fund Korsana’s operating expenses and capital expenditure obligations requirements through 2029. Korsana has based this estimate on assumptions that may prove to be wrong, Korsana’s operating plan may change as a result of many factors currently unknown to Korsana and Korsana could exhaust its available capital resources sooner than Korsana expects.

Contractual Obligations and Other Commitments Paragon Antibody Discovery and Option Agreement

In September 2025, Korsana entered into an Antibody Discovery and Option Agreement with Paragon and Parasa (the “Paragon ADOA”). Under the Paragon ADOA, Paragon identifies, evaluates, and develops antibodies against one or more mutually agreed therapeutic targets and a mutually agreed brain transit target. The Paragon ADOA covers the Aß program and one undisclosed program 003, with the ability to add additional programs by mutual agreement.

Under the Paragon ADOA, Korsana has the exclusive option, on a program-by-program basis (each, an “ADOA Option”), to negotiate and enter into a license agreement (each, a “License”) granting Korsana (a) an exclusive, worldwide license to the product-specific intellectual property from the applicable program and (b) a non-exclusive, worldwide license to certain incorporated platform technology. ADOA Options are exercisable at Korsana’s sole discretion during the applicable option period, with no separate exercise payment.

Upon signing, Korsana became obligated to reimburse Paragon approximately $18.8 million for pre-development costs incurred through September 5, 2025. As of December 31, 2025, Korsana has recorded an aggregate of $31.3 million of operating expenses under the Paragon ADOA for development costs. On a program-by-program and product-by-product basis, Korsana is also required to make one-time, non-refundable milestone payments of up to $69.0 million per product, reduced by 50% for independently developed products directed to the same target combination. Any License will incorporate the same milestone obligations, with milestones not achieved prior to License execution no longer payable under the Paragon ADOA. Under any License, Korsana would be required to make tiered royalty payments in the low to mid-single digit percentage range based on annual net sales, subject to certain reductions.

On March 19, 2026, Korsana exercised its ADOA Option with respect to program 002 (Aß and TfR1), and Korsana is currently negotiating the related License. Korsana made a $5.0 million milestone payment to Paragon in March 2026 related to the nomination of KRSA-028 as a development candidate. Korsana’s ADOA Options with respect to programs 001 (Aß and TfR1) and 003 remain unexercised.

The Paragon ADOA continues on a program-by-program basis until the earliest of completion of the applicable research plan activities, expiration of the option period, or failure to execute a License within a specified period following option exercise. Korsana may terminate any research program or the Paragon ADOA in its entirety at any time for any reason, subject to certain termination fees. Each party has the right to terminate upon the other party’s uncured material breach or bankruptcy.

Under the Paragon ADOA, Korsana will grant Parasa warrants on each of December 31, 2025 and December 31, 2026 to purchase shares equal to 1.00% of Korsana’s outstanding capital stock on a fully diluted basis as of the grant date, at an exercise price equal to fair market value. If Korsana undergoes an initial public offering or reverse merger, Parasa will instead receive warrants from the resulting public parent on equivalent terms. Each warrant is exercisable for 10 years from the grant date, with pro-ration if the research term ends before year-end. On December 31, 2025, Korsana issued Parasa a warrant to purchase 1,102,561 shares of common stock at $0.86 per share.

Korsana concluded that the rights obtained under the Paragon ADOA represent an asset acquisition whereby the underlying assets comprise in-process research and development assets with no alternative future use. The Paragon ADOA did not qualify as a business combination because substantially all of the fair value of the assets acquired was concentrated in the in-process research and development assets, which represent a group of similar identifiable assets. All of the upfront consideration paid by Korsana was allocated to the in-process research and development assets acquired and was immediately expensed as part of research and development expenses on the consolidated statement of operations and comprehensive loss. The research initiation fees represent a one-time cost on a research program-by research program basis for accessing research services or resources with benefits that are expected to be consumed in the near term, therefore the amounts paid are expensed as part of research and development costs immediately. Amounts paid as reimbursements of on-going development costs, monthly development cost fees and additional development expenses incurred by Paragon are recognized as research and development expense when incurred. Amounts paid as reimbursements for administrative activities incurred by Paragon are recognized as general and administrative expense when incurred.

Under the Paragon ADOA, Korsana recorded expense of $31.3 million during the year ended December 31, 2025 for amounts owed to Paragon across all Research Programs, including $18.8 million of upfront payments made to cover the cost of development work completed by Paragon prior to the effective date and $2.0 million of Research Initiation Fees. A total of $30.3 million was recognized as research and development expense and $1.0 million was recognized as general and administrative expense in Korsana’s consolidated statements of operations and comprehensive loss during the year ended December 31, 2025. An amount of $10.6 million was unpaid by Korsana at December 31, 2025 and is included in related party accrued expenses and other current liabilities within Korsana’s consolidated balance sheet.

Korsana considers Paragon, Parasa and Fairmount to be related parties. See the section titled “Certain Relationships and Related Party Transactions of the Combined Company — Korsana’s Relationships with Paragon, Parasa and Fairmount.”

Paragon Platform Option Agreement

In October 2025, Korsana entered into the Platform Option Agreement with Paragon and Parasa (the “Paragon POA”), in connection with the Paragon ADOA. Under the Paragon POA, Korsana funds certain Paragon research activities, including development of proprietary platform technology for delivery of therapeutic agents across the blood-brain barrier. As partial consideration, the Paragon POA grants Korsana exclusive options (each, a “POA Option”) to enter into agreements with Paragon to develop, manufacture, and commercialize antibodies utilizing that platform technology.

Korsana may designate up to four target combinations (each consisting of one or two therapeutic targets and a transit target) to be exclusively reserved during the option period (the “POA Option Period”). As of the effective date, the initial reserved target list includes one undisclosed target combination. Korsana may also obtain rights to designate up to two additional target combinations upon payment of $2.0 million each.

During the POA Option Period, Korsana may exercise a POA Option for each reserved target combination by electing either (a) to enter into an antibody discovery and option agreement on terms materially consistent with the Paragon ADOA or (b) to enter directly into a license agreement (a “POA-License”) upon payment of a $5.0 million exercise fee. Under any POA-License, Korsana would be required to make one-time, non-refundable milestone payments of up to $41.0 million per product, reduced by 50% for independently developed products directed to the same target combination, and tiered royalty payments in the low to mid-single digit percentage range based on annual net sales, subject to certain reductions.

The Paragon POA continues until expiration of the POA Option Period. Each party has the right to terminate upon the other party’s uncured material breach or bankruptcy. Korsana may terminate at any time for any reason. As of the date of this proxy statement/prospectus, Korsana has not exercised any POA Options or made any payments under the Paragon POA.

Critical Accounting Policies and Significant Judgments and Estimates

Korsana’s management’s discussion and analysis of its financial condition and results of operations is based on Korsana’s financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires Korsana to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues recognized and expenses incurred during the reporting periods. Korsana’s estimates are based on its historical experience and on various other factors that Korsana believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While Korsana’s significant accounting policies are described in more detail in Note 2 to its financial statements for the year ended December 31, 2025 and for the period ended November 8, 2024 (inception) to December 31, 2024 included elsewhere in this proxy statement/prospectus, Korsana believes the following accounting policies used in the preparation of Korsana’s financial statements require the most significant judgments and estimates.

Research and Development Contract Costs Accruals

Korsana records the costs associated with research studies and manufacturing development as incurred. These costs are a significant component of Korsana’s research and development expenses, with a substantial portion of Korsana’s ongoing research and development activities conducted by third-party service providers, including contract research organizations (“CROs”) and contract manufacturing organizations (“CMOs”), and Korsana’s related party Paragon.

Korsana accrues for expenses resulting from obligations under its Paragon ADOA and Paragon POA by and among Korsana, Paragon and Parasa, and agreements with CROs, CMOs, and other outside service providers for which payment flows do not match the periods over which materials or services are provided to Korsana. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements established with Paragon, CROs, CMOs, and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. Korsana makes significant judgments and estimates in determining the accrual balance in each reporting period. In the event advance payments are made to Paragon, a CRO, CMO, or outside service provider, the payments will be recorded as a prepaid asset which will be expensed as the contracted services are performed. Changes in these estimates that result in material changes to Korsana’s accruals could materially affect its results of operations. As of December 31, 2025 and 2024, Korsana has not experienced any material deviations between accrued and actual research and development expenses.

Stock-Based Compensation

Korsana measures stock-based awards granted to employees, directors, and non-employees in the form of stock options and restricted stock awards (“RSAs”), based on their fair value on the date of the grant using the Black-Scholes option-pricing model. Compensation expense for awards to employees and directors with service-based vesting conditions is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if Korsana had paid cash in exchange for the goods or services. Korsana accounts for forfeitures as they occur. Korsana classifies its stock-based compensation expenses in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The Black-Scholes option-pricing model uses inputs that are determined by the board of directors on the date of grant and assumptions Korsana makes for the volatility of stock-based awards, the expected term of stock- based awards, the risk-free interest rate for a period that approximates the expected term of Korsana’s stock-based awards and its expected dividend yield. Korsana has historically been a private company and lacks company-specific historical and implied volatility information of Korsana’s stock. Therefore, Korsana estimates its expected stock volatility based on the historical volatility of a representative group of public companies in the biotechnology industry and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of Korsana’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” stock options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the options on the date of measurement. Korsana has estimated a 0% dividend yield based on the expected dividend yield and the fact that Korsana has never paid, and does not expect to pay, any cash dividends in the foreseeable future. See Note 7 to Korsana’s financial statements included elsewhere in this proxy statement/prospectus for information concerning certain of the specific assumptions Korsana used in applying the Black-Scholes option-pricing model to determine the estimated fair value of its stock options granted in the periods presented.

Determination of Fair Value of Common Stock

As there has been no public market for Korsana’s common stock for the year ended December 31, 2025 and for the period from November 8, 2024 (inception) to December 31, 2024, the estimated fair value of stock-based awards has been determined by Korsana’s board of directors as of the date of grant, with input from management, and with consideration of additional objective and subjective factors that Korsana believed were relevant. In addition, the board of directors considered various objective and subjective factors to determine the fair value of Korsana’s share-based awards as of each grant date, including:

•	the prices at which Korsana sold shares of Korsana Preferred Stock and preferences of the Korsana Preferred Stock relative to its stock-based awards at the time of each grant;

•	Korsana’s common stock valuations;

•	the progress of Korsana’s research and development programs, including the status of discovery-phase studies for Korsana’s product candidates;

•	Korsana’s stage of development and business strategy;

•	external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

•	Korsana’s financial position, including cash on hand, and its historical and forecasted performance and operating results; and

•	The lack of an active public market for Korsana’s common stock and Korsana Preferred Stock at the grant dates.

Korsana’s common stock valuations were prepared using a recent transactions method, including an option pricing method (“OPM”). Under this method, Korsana used the observed transaction price from a recent preferred stock financing and solved for the total equity value that results in that preferred stock price, using an OPM that allocates value across the capital structure based on the rights and preferences of each equity class. The resulting total equity value was then allocated to the common stock and preferred stock based on their respective economic rights, resulting in an estimated fair value of the common stock as of the valuation date.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if Korsana had used significantly different assumptions or estimates, the fair value of Korsana’s common stock and its stock-based compensation expense could have been materially different.

Once a public trading market for Korsana’s common stock has been established, it is no longer necessary for the board of directors to estimate the fair value of Korsana’s common stock in connection with its valuation and accounting for granted stock-based awards or other such awards Korsana may grant, as the fair value of its common stock is determined based on the quoted market price of Korsana’s common stock.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Korsana’s financial position, results of operations or cash flows is disclosed in Note 2 to Korsana’s financial statements as of December 31, 2025 included elsewhere in this proxy statement/prospectus.

Off-Balance Sheet Arrangements

During the periods presented Korsana did not have, nor does Korsana currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures About Market Risks

Inflation Risk

Korsana’s results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, Korsana believes the effects of inflation, if any, on its business, results of operations, financial condition or financial statements included elsewhere in this proxy statement/prospectus have been immaterial. Korsana cannot assure you its business will not be affected in the future by inflation.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Upon the completion of the Merger, the business and affairs of the Combined Company will be managed under the direction of the Combined Company’s board of directors.

The Combined Company’s board of directors will initially be fixed at six members, consisting of five current Korsana board members, namely Andrew Gottesdiener, Tomas Kiselak, Michelle Pernice, Nimish Shah, and Dr. Jonathan Violin and with one seat currently vacant.

Each executive officer of the Combined Company will serve at the discretion of the Combined Company’s board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the proposed Combined Company’s directors or executive officers.

All of Cyclerion’s current directors are expected to resign from their positions as directors of Cyclerion, effective as of the Closing.

The following table sets forth the name, age as of April 1, 2026 and position of each of the individuals who are expected to serve as executives and directors of the Combined Company following completion of the Merger:

Name	Age	Position
Executive Officers
Jonathan Violin, Ph.D.	50	Chief Executive Officer, President and Director
Mark Vignola, Ph.D.	49	Chief Financial Officer
Madelyn Zeylikman	51	General Counsel and Secretary
Non-Employee Directors:
Andrew Gottesdiener	35	Director
Tomas Kiselak	39	Director
Michelle Pernice	38	Director
Nimish Shah	49	Director

Executive Officers and Employee Director

Jonathan Violin, Ph.D. Dr. Violin has served as Korsana’s Chief Executive Officer and President since August 2025 and as a member of the Korsana Board since September 2025. Prior to joining Korsana, Dr. Violin served as the interim Chief Executive Officer and President of Crescent Biopharma, Inc. (Nasdaq: CBIO) from October 2024 to March 2025. Dr. Violin has served as a Venture Partner at Fairmount Funds Management LLC, a healthcare investment firm, since June 2023. Prior to joining Fairmount, Dr. Violin served as President, Chief Executive Officer and member of the board of directors of Viridian Therapeutics, Inc. (Nasdaq: VRDN), a biopharmaceutical company, from January 2021 to February 2023, and he previously served as President and Chief Operating Officer of Viridian from October 2020 until January 2021. Dr. Violin was the Co-Founder of Viridian’s predecessor and led its operations from April 2020 to its acquisition. Dr. Violin has served as a member of the board of directors of Crescent Biopharma, Inc. (Nasdaq: CBIO) since October 2024 and Dianthus Therapeutics, Inc. (Nasdaq: DNTH), a biotechnology company he co-founded, since July 2019. Dr. Violin also co-founded Quellis Biosciences, Inc., a biotechnology company (acquired by Astria Therapeutics, Inc. (Nasdaq: ATXS), formerly Catabasis Pharmaceuticals, Inc.), in 2018 and served on the Astria Therapeutics board of directors from January 2021 until its acquisition by BioCryst Pharmaceuticals in January 2026. Prior to that, Dr. Violin co-founded and helped lead Trevena Inc. (Nasdaq: TRVN), a biotechnology company, in various roles from 2008 until November 2018, including most recently as Senior Vice President, Scientific Affairs and Investor Relations Officer. Dr. Violin received a Ph.D. from the Department of Pharmacology in the Biomedical

Sciences Program at the University of California, San Diego, a M.B.A. with a concentration in Health Sector Management from the Fuqua School of Business at Duke University, and a B.S. in Chemical Pharmacology from Duke University.

Korsana believes that Dr. Violin is qualified to serve as a member of the Combined Company’s board of directors because of his extensive experience and innovations in the field of biotechnology, leadership experience as CEO of several public biotechnology companies, and his academic expertise and accomplishments.

Mark Vignola, Ph.D. Dr. Vignola has served as Korsana’s Chief Financial Officer since March 2026. Prior to joining Korsana, Dr. Vignola served as the Chief Financial Officer of Terns Pharmaceuticals, Inc. (Nasdaq: TERN), a clinical-stage biopharmaceutical company, from August 2020 to February 2025, where he led the company’s crossover financing, initial public offering, and multiple follow-on offerings. Previously, Dr. Vignola was the Chief Financial Officer at Applied Therapeutics, Inc., a clinical-stage biopharmaceutical company where he led several financing rounds, from May 2019 to May 2020. Earlier in his career, Dr. Vignola was Head of Corporate Development and Investor Relations at Intercept Pharmaceuticals, Inc. and a biotechnology equity research analyst at Needham & Company. Dr. Vignola earned his B.S. in Biology from Boston College and his Ph.D. in Molecular Genetics and Microbiology from Duke University.

Madelyn Zeylikman. Ms. Zeylikman has served as Korsana’s General Counsel and Secretary since January 2026. Prior to joining Korsana, Ms. Zeylikman served in senior legal roles at Kiniksa Pharmaceuticals International, plc (Nasdaq: KNSA), a biopharmaceutical company, from August 2020 to September 2025, including as General Counsel and Secretary beginning in May 2021, supporting the successful launch of the Kiniksa’s first commercially approved drug and advising on key business transactions. Ms. Zeylikman also held senior legal roles at Verastem, Inc. (Nasdaq: VSTM) and NxStage Medical, Inc., and began her career as a transactional attorney in the life sciences group at Ropes & Gray LLP. Ms. Zeylikman holds a J.D. from the University of California, Berkeley, and a B.S. in Biology from Duke University.

Non-employee Directors

Andrew Gottesdiener. Dr. Gottesdiener has served as a member of the Korsana Board since November 2024. Dr. Gottesdiener is a partner at Venrock Healthcare Capital Partners, an investment firm, in its New York office, where he focuses on healthcare investments. Dr. Gottesdiener is also a co-founder of Apogee Therapeutics, Inc. (Nasdaq: APGE), a clinical stage biotechnology company, and has served as a member of Apogee’s board since 2022. Prior to joining Venrock Healthcare Capital Partners full-time in September 2018, Dr. Gottesdiener earned his M.D. from Weill Cornell Medical College during which time he received an HHMI summer fellowship for basic science research. He also has an M.B.A. from Columbia Business School. Dr. Gottesdiener received an A.B. in Economics from Washington University in St. Louis.

Korsana believes Dr. Gottesdiener is qualified to serve as a member of the Combined Company’s board of directors because of his extensive experience in the biotechnology industry providing leadership in biotechnology investments and his medical and research background.

Tomas Kiselak. Mr. Kiselak has served as a member of the Korsana Board since November 2024. Mr. Kiselak is a Founding Partner at Fairmount Funds Management LLC, a healthcare investment firm he co-founded in April 2016. Prior to Fairmount, he was a managing director at RA Capital Management, LLC, a healthcare and life science investment firm. Mr. Kiselak currently serves as the chairman of the board of directors of Viridian Therapeutics, Inc. (Nasdaq: VRDN) and has been a member of Viridian’s board since October 2020, and has served as a director for Apogee Therapeutics, Inc. (Nasdaq: APGE) since June 2023, Jade Biosciences, Inc. (Nasdaq: JBIO) since April 2025, Spyre Therapeutics, Inc. (Nasdaq: SYRE) since June 2023, Zenas BioPharma, Inc. (Nasdaq: ZBIO) since September 2020, and several private companies. Mr. Kiselak previously served as a director of Dianthus Therapeutics, Inc. (Nasdaq: DNTH) from September 2023 until March 2025. He received a B.S. in Neuroscience and Economics from Amherst College.

Korsana believes Mr. Kiselak is qualified to serve as a member of the Combined Company’s board of directors because of his experience advising and serving as a director of biotechnology companies and as a manager of funds specializing in the area of life sciences.

Michelle Pernice. Ms. Pernice has served as a member of the Korsana Board since November 2024. Ms. Pernice is an Operating Partner at Fairmount Funds Management LLC, a healthcare investment firm. Prior to joining Fairmount in October 2023, Ms. Pernice served in global regulatory roles for numerous pharmaceutical and biotechnology companies, including Pardes Biosciences from 2021 to 2023, Dynavax Technologies Corp., a commercial-stage biopharmaceutical company, from 2019 to 2021, Amgen Inc. (Nasdaq: AMGN), a global biotechnology company from 2014 to 2019, and Novartis AG (NYSE: NVS), a global pharmaceutical company, from 2012 to 2014, including development strategy across all phases of development, multiple modalities, and notable approvals. Ms. Pernice received her PharmD from St. John’s University and completed a post-PharmD fellowship through Rutgers University.

Korsana believes Ms. Pernice is qualified to serve as a member of the Combined Company’s board of directors because of her experience advising biotechnology companies and her background in global regulatory and development strategy.

Nimish Shah. Mr. Shah has served as a member of the Korsana Board since November 2024. Mr. Shah is a Partner at Venrock Healthcare Capital Partners, an investment firm, where he focuses on the firm’s public and crossover biotech investments. Mr. Shah joined Venrock Healthcare Capital Partners in 2013 and has invested in public and private healthcare companies since 2010. Mr. Shah is also a co-founder and a member of the board of directors of Apogee Therapeutics, Inc. (Nasdaq: APGE), a clinical stage biotechnology company, where he has served since 2022. Mr. Shah previously served as a director for Instil Bio, Inc. (Nasdaq: TIL) until December 2021 and as a board observer for LianBio (Nasdaq: LIAN), Biohaven Ltd. (NYSE: BHVN), Viridian Therapeutics, Inc. (Nasdaq: VRDN), and Dianthus Therapeutics, Inc. (Nasdaq: DNTH). Mr. Shah holds a B.S. in Pharmacy from Rutgers College of Pharmacy, an M.P.H. from the Mailman School of Public Health at Columbia University, and an M.B.A. from Columbia Business School. He is a member of the Columbia Business School Healthcare and Pharmaceutical Management Advisory Board.

Korsana believes that Mr. Shah is qualified to serve as a member of the Combined Company’s board of directors because of his extensive investment management and finance experience in the healthcare sector, as well as his experience serving on the boards of directors of numerous other biotechnology companies.

Composition of the Board of Directors

The Cyclerion Board currently is declassified, with directors serving one-year terms. Following the completion of the Merger, if the Cayman Redomestication is effected, pursuant to the Cayman Articles, the Combined Company’s board of directors will be divided into three classes, with directors serving three-year terms and Class I directors holding initial terms expiring at the 2027 annual meeting of stockholders, Class II directors holding initial terms expiring at the 2028 annual meeting of stockholders and Class III directors holding initial terms expiring at the 2029 annual meeting of stockholders. The Class I directors will be     and     , the Class II directors will be      and      , and the Class III directors will be      and     . See “Risk Factors — Risks Related to the Cayman Redomestication — Currently, Cyclerion is governed by Massachusetts law, Cyclerion Articles and Cyclerion Bylaws, but upon effectiveness of the Cayman Redomestication the Combined Company will be governed by Cayman Islands law and the Cayman Articles, provisions of which have anti-takeover implications.”

Following the completion of the Merger, pursuant to the Cyclerion Articles, as amended, at all times when at least 30% of the originally issued Cyclerion Series B Preferred Stock remains issued and outstanding: (i) the holders of Cyclerion Series B Preferred Stock, exclusively and voting together as a separate class on an as-converted to common stock basis, shall be entitled to elect four Preferred Directors; and (ii) the holders of

Cyclerion Common Stock and of any other class or series of voting stock (including the Cyclerion Series B Preferred Stock), exclusively and voting together as a single class on an as-converted to common stock basis, shall be entitled to elect the balance of the total number of directors of Cyclerion. Each Preferred Director shall be entitled to three votes on each matter presented to the Combined Company board of directors.

Following the completion of the Merger, it is expected that Dr. Gottesdiener, Mr. Kiselak, Ms. Pernice and Mr. Shah will be elected as the four Preferred Directors by the holders of Cyclerion Series B Preferred Stock, Dr. Violin will be elected as one of the two At-Large Directors, and the other At-Large Director seat will be vacant. The four Preferred Directors will, in the aggregate, represent approximately 86% of the total votes of the Combined Company board of directors (assuming no vacancies). As a result, the four Preferred Directors would be able to control or significantly influence all matters submitted to the Combined Company board of directors for approval, including business plans and policies and the appointment and removal of the Combined Company’s officers. See “Risk Factors — Risks Related to the Combined Company — After completion of the Merger, Preferred Directors elected by the holders of Cyclerion Series B Preferred Stock will have the ability to control or significantly influence all matters submitted to the Combined Company board of directors for approval.”

Director Independence

Nasdaq listing rules have objective tests and a subjective test for determining who is an “independent director.” The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria.

Based on information provided by each proposed director concerning her or his background, employment and affiliations, Cyclerion and Korsana expect that the Combined Company’s board of directors will determine that     ,     ,     ,     and     qualify as “independent directors” as defined under Nasdaq listing rules. Jonathan Violin, Korsana’s current Chief Executive Officer, is not expected to qualify as an independent director of the Combined Company. In making these determinations, the Combined Company’s board of directors will consider the current and prior relationships that each director has with Cyclerion and Korsana and all other facts and circumstances that the Combined Company’s board of directors deems relevant in determining the independence of each proposed director, including the interests of each Combined Company director in the Merger, any relevant related party transactions and the beneficial ownership of securities of Cyclerion, Korsana or the Combined Company by each Combined Company director. See also the sections titled “The Merger — Interests of Korsana’s Directors and Executive Officers in the Merger,” “Certain Relationships and Related Party Transactions of the Combined Company” and “Principal Stockholders of Korsana” beginning on pages 156, 373 and 412, respectively, of this proxy statement/prospectus for additional information.

Board Leadership Structure

Following the completion of the Merger,      is expected to serve as Chair of the Combined Company’s board of directors (“Chair”). Although the Combined Company’s governance documents will not require that the Combined Company separate the Chief Executive Officer and Chair positions, Korsana believes that having the positions be separate is the appropriate leadership structure for the Combined Company at this time as it helps facilitate independent board oversight of management and allows the Chief Executive Officer to focus on strategy execution and managing the business while the Chair focuses on corporate governance and managing the Combined Company’s board of directors.

The Korsana Board recognizes that, depending on future circumstances, other leadership models, such as combining the roles of Chief Executive Officer and Chair, might be appropriate. Accordingly, the Combined

Company’s board may periodically review its leadership structure. At any time when a non-independent director is serving as Chair, Korsana anticipates that the independent directors of the Combined Company will designate a lead independent director to preside at all meetings of the board of directors of the Combined Company at which the Chair is not present, preside over executive sessions of the independent directors, which will occur regularly throughout each year, serve as a liaison between the Chair and independent directors, and perform such additional duties as the Combined Company’s board of directors may otherwise determine and delegate.

Board Committees

Following the completion of the Merger, Cyclerion and Korsana anticipate that the Combined Company’s board of directors will establish an audit committee, a compensation committee and a nominating and governance committee (“governance committee”), each of which will operate pursuant to a charter adopted by the Combined Company’s board of directors. Cyclerion and Korsana believe that following the completion of the Merger the functioning and composition of these committees of the Combined Company will comply with the requirements of Nasdaq listing rules and SEC rules and regulations. The Combined Company’s board of directors may also establish other committees from time to time to assist the Combined Company and its board of directors. Each of the audit committee, compensation committee and the governance committee is expected to have the responsibilities described below.

Audit Committee

Following the completion of the Merger, the members of the Combined Company’s audit committee are expected to be    ,    and    , each of whom is expected to qualify as an independent director for audit committee purposes as defined under the rules of the SEC and the applicable Nasdaq listing rules and has sufficient knowledge in financial and auditing matters to serve on the Combined Company’s audit committee.    is expected to chair the audit committee. In addition, the Combined Company’s board of directors is expected to determine that    is an “audit committee financial expert” as defined under the rules of the SEC.

The primary responsibilities of the Combined Company’s audit committee will be to oversee the Combined Company’s accounting and financial reporting processes, including the audits of the financial statements, and the internal and external audit processes. The audit committee will oversee the system of internal controls established by management and the Combined Company’s compliance with legal and regulatory requirements. The audit committee will also be responsible for the review, consideration and approval or ratification of related party transactions. The audit committee will oversee the independent auditors, including their independence and objectivity. The audit committee will be empowered to retain outside legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities and to approve the fees and other retention terms of the advisors.

Compensation Committee

Following the consummation of the Merger, the members of the Combined Company’s compensation committee are expected to be    ,    and    , each of whom is expected to qualify as an independent director for compensation committee purposes as defined under the rules of the SEC and the applicable Nasdaq listing rules.    is expected to chair the compensation committee.

The primary responsibilities of the Combined Company’s compensation committee will be to periodically review and approve the compensation and other benefits for the Combined Company’s senior officers and directors. This will include reviewing and approving corporate goals and objectives relevant to the compensation of the Combined Company’s executive officers, evaluating the performance of these officers in light of the goals and objectives and setting or recommending to the Combined Company’s board of directors the officers’ compensation. The compensation committee will also administer and make recommendations to the Combined

Company’s board of directors regarding equity incentive plans that are subject to the board of directors’ approval and approve the grant of equity awards under the plans to executive officers.

Governance Committee

Following the consummation of the Merger, the members of the Combined Company’s governance committee are expected to be    ,    and    , each of whom is expected to qualify as an independent director as defined under applicable Nasdaq listing rules.    is expected to chair the governance committee.

The Combined Company’s governance committee will be responsible for engaging in succession planning for the Combined Company’s board of directors, developing and recommending to the Combined Company’s board of directors criteria for identifying and evaluating qualified director candidates and making recommendations to the Combined Company’s board of directors regarding candidates for election or reelection to the Combined Company’s board of directors at each annual stockholders’ meeting. In addition, the governance committee will be responsible for overseeing corporate governance matters. The governance committee will also be responsible for overseeing the structure, composition and functioning of the Combined Company’s board of directors and its committees.

Compensation Committee Interlocks and Insider Participation

None of the expected members of the Combined Company’s compensation committee has at any time been one of the officers or employees of the Combined Company. None of the Combined Company’s expected executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that is or are expected to serve on the Combined Company’s board of directors or compensation committee following the completion of the Merger.

Code of Conduct and Ethics

Following the completion of the Merger, the Combined Company will adopt a Code of Conduct and Ethics that establishes the standards of ethical conduct applicable to all of the Combined Company’s directors, officers and employees. The full text of the Combined Company’s Code of Conduct and Ethics will be posted on the Combined Company’s website at www.korsana.com. It is expected to address, among other matters, compliance with laws and policies, conflicts of interest, corporate opportunities, regulatory reporting, external communications, confidentiality requirements, insider trading, proper use of assets and how to report compliance concerns. The Combined Company intends to disclose any amendments to the Code of Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by applicable Nasdaq and SEC rules. The Combined Company’s audit committee will be responsible for applying and interpreting the Code of Conduct and Ethics in situations where questions are presented to it. Information contained on, or that can be accessed through, the Combined Company’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information on the Combined Company’s website to be part of this proxy statement/prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF THE COMBINED COMPANY

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with Korsana’s and Cyclerion’s directors and executive officers, including those discussed in the sections titled “Management Following the Merger,” “Korsana Executive Compensation” and “Cyclerion Executive Compensation,” the following is a description of each transaction involving Cyclerion since January 1, 2024, each transaction involving Korsana since November 8, 2024 (inception) and each currently proposed transaction in which:

•	either Korsana or Cyclerion has been or is to be a participant;

•

the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of Korsana’s or Cyclerion’s total assets at year-end for the last two completed fiscal years, as applicable; and

•

any of Korsana’s or Cyclerion’s directors, executive officers or holders of more than 5% of Korsana’s or Cyclerion’s capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Cyclerion Transactions

Except as described below, there have been no transactions since January 1, 2024 to which Cyclerion has been a participant in which the amount involved exceeded or will exceed $120,000 (which amount is less than one percent of the average of Cyclerion’s total assets at year-end for the last two completed fiscal years), and in which any of Cyclerion’s directors, executive officers or holders of more than 5% of capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Cyclerion Executive Compensation” and “Cyclerion Non-Employee Director Compensation.” Cyclerion also entered into indemnification agreements with its directors and executive officers.

Cyclerion March 2025 Private Placement

On March 21, 2025, Cyclerion entered into a Stock Purchase Agreement (the “PIPE Purchase Agreement”) with the investors named therein, including Peter M. Hecht, Ph.D. and Michael J. Higgins, who serve as members of the Cyclerion Board (each, a “PIPE Investor” and collectively, the “PIPE Investors”) for the private placement of 499,998 shares (the “PIPE Shares”) of Cyclerion Common Stock, at an offering price of $2.75 per PIPE Share (the “Cyclerion Private Placement”). The Cyclerion Private Placement closed on March 25, 2025 and the gross proceeds of the Cyclerion Private Placement were $1.375 million, before deducting expenses. Dr. Hecht and Mr. Higgins purchased 181,818 and 9,090 shares of Cyclerion’s Common Stock in the Cyclerion Private Placement, respectively. In connection with the Cyclerion Private Placement, Cyclerion and the PIPE Investors entered into a Registration Rights Agreement, dated March 21, 2025, pursuant to which Cyclerion agreed to register the resale of the PIPE Shares pursuant to a registration statement.

Korsana Transactions

Eight of Korsana’s stockholders or their affiliates are, or are expected to be as of immediately following the Korsana Pre-Closing Financing, beneficial holders of more than 5% of Korsana’s capital stock: Fairmount, Venrock Healthcare Capital Partners, TCGX, Wellington Management, J.P. Morgan Life Sciences Private Capital, FMR LLC, Janus Henderson Investors and Forbion.Three of Korsana’s directors (Mr. Kiselak, Ms. Pernice, and Dr. Violin) and one of Korsana’s executive officers (Dr. Violin) are affiliated with Fairmount. Two of Korsana’s directors (Dr. Gottesdiener and Mr. Shah) are affiliated with Venrock Healthcare Capital Partners.

Additionally, Korsana deems Paragon and Parasa related parties, because Fairmount beneficially owns more than 5% of Paragon, appointed Paragon’s board of directors and has the contractual right to approve the appointment of any executive officers of Paragon. Parasa is an entity formed by Paragon as a vehicle to hold equity in Korsana in order to share profits with certain employees of Paragon.

Initial Financing

In November 2024, Korsana completed a financing of Korsana restricted common stock and issued and sold (i) 2,500,000 shares of Korsana restricted common stock to Paragon and (ii) 2,500,000 shares of Korsana restricted common stock to Parasa, in each case, at a purchase price of $0.02 per share.

Series Seed Financing

In November 2024, Korsana completed a financing of an aggregate of 8,000,000 shares of Korsana Series Seed Preferred Stock at a purchase price of $1.25 per share. In September 2025, Korsana completed a financing of an additional aggregate of 12,000,000 shares of Korsana Series Seed Preferred Stock at a purchase price of $1.25 per share. The following table summarizes the purchases of Korsana Series Seed Preferred Stock by related persons:

Purchaser	Shares of Korsana Series Seed Preferred Stock	Total Purchase Price
Fairmount Healthcare Fund II, L.P.	10,000,000	$12,500,000
Entities Affiliated with Venrock Healthcare Capital Partners	9,200,000	$11,500,000

Series A Financing

In September 2025, Korsana completed a financing of an aggregate of 75,500,000 shares of Korsana Series A Preferred Stock at a purchase price of $2.00 per share. The following table summarizes the purchases of Korsana Series A Preferred Stock by related persons:

Purchaser	Shares of Korsana Series A Preferred Stock	Total Purchase Price
Fairmount Healthcare Fund II, L.P.	12,500,000	$25,000,000
Entities Affiliated with Venrock Healthcare Capital Partners	12,500,000	$25,000,000
Entities Affiliated with TCGX	10,000,000	$20,000,000
Entities Affiliated with Wellington Management	8,000,000	$16,000,000

Korsana Pre-Closing Financing

In connection with the Merger, on April 1, 2026, Korsana entered into the Securities Purchase Agreement with certain investors to effect the Korsana Pre-Closing Financing. Pursuant to the Securities Purchase Agreement, the investors agreed to purchase an estimated aggregate of 118,022,392 shares of Korsana Common Stock and 43,444,829 Korsana Pre-Funded Warrants, at an estimated price of $2.3534 per share of common stock and $2.3533 per pre-funded warrant, for aggregate gross proceeds of approximately $380.0 million. The aggregate purchase price of $380.0 million is fixed, while the purchase price per share or pre-funded warrant and the aggregate number of shares of Korsana Common Stock and Korsana Pre-Funded Warrants to be purchased is subject to change pursuant to the terms of the Securities Purchase Agreement. Please see the section titled “Agreements Related to the Merger — Securities Purchase Agreement.” The closing of the Korsana Pre-Closing Financing is conditioned upon the satisfaction or waiver of the conditions to the Merger as well as certain other conditions. The table below sets forth the number of shares of Korsana Common Stock and Korsana Pre-Funded

Warrants expected to be purchased by related persons at the closing of the Korsana Pre-Closing Financing (based on the currently estimated purchase price per share or pre-funded warrant, as applicable).

Participant	Shares of Korsana Common Stock	Pre-funded Warrants of Korsana	Total Purchase Price
Entities Affiliated with Fairmount	13,481,413	18,387,120	$74,997,567
Entities Affiliated with Venrock Healthcare Capital Partners	12,594,357	12,900,469	$59,998,233
Entities Affiliated with FMR LLC	12,747,413	—	$29,999,762
Entities Affiliated with TCGX	10,518,128	2,229,285	$29,999,539
Entities Affiliated with Forbion	10,622,844	—	$24,999,801
Entities Affiliated with Wellington Management	6,373,706	—	$14,999,880
Entities Affiliated with Janus Henderson Investors	3,824,224	—	$8,999,929
Entities Affiliated with J.P. Morgan Life Sciences Private Capital	2,974,396	—	$6,999,944

Paragon Option Agreements

Paragon Antibody Discovery and Option Agreement

On September 5, 2025, Korsana entered into the Paragon ADOA with Paragon and Parasa. Under the Paragon ADOA, Paragon identifies, evaluates, and develops antibodies against one or more mutually agreed therapeutic targets and a mutually agreed brain transit target. The Paragon ADOA covers programs 001 and 002 (Aß and TfR1) and one undisclosed program 003, with the ability to add additional programs by mutual agreement.

Under the Paragon ADOA, Korsana has the exclusive option, on a program-by-program basis (each, an “ADOA Option”), to negotiate and enter into a license agreement (each, a “License”) granting Korsana (a) an exclusive, worldwide license to the product-specific intellectual property from the applicable program and (b) a non-exclusive, worldwide license to certain incorporated platform technology. ADOA Options are exercisable at Korsana’s sole discretion during the applicable option period, with no separate exercise payment.

Upon signing, Korsana became obligated to reimburse Paragon approximately $18.8 million for pre-development costs incurred through September 5, 2025. As of December 31, 2025, Korsana has recorded an aggregate of $31.3 million of operating expenses under the Paragon ADOA for development costs. On a program-by-program and product-by-product basis, Korsana is also required to make one-time, non-refundable milestone payments of up to $69.0 million per product, reduced by 50% for independently developed products directed to the same target combination. Any License will incorporate the same milestone obligations, with milestones not achieved prior to License execution no longer payable under the Paragon ADOA. Under any License, Korsana would be required to make tiered royalty payments in the low to mid-single digit percentage range based on annual net sales, subject to certain reductions.

On March 19, 2026, Korsana exercised its ADOA Option with respect to program 002 (Aß and TfR1), and Korsana is currently negotiating the related License. Korsana made a $5.0 million milestone payment to Paragon in March 2026 related to the nomination of KRSA-028 as a development candidate. Korsana’s ADOA Options with respect to programs 001 (Aß and TfR1) and 003 remain unexercised.

The Paragon ADOA continues on a program-by-program basis until the earliest of completion of the applicable research plan activities, expiration of the option period, or failure to execute a License within a specified period following option exercise. Korsana may terminate any research program or the Paragon ADOA in its entirety at any time for any reason, subject to certain termination fees. Each party has the right to terminate upon the other party’s uncured material breach or bankruptcy.

Under the Paragon ADOA, Korsana will grant Parasa warrants on each of December 31, 2025 and December 31, 2026 to purchase shares equal to 1.00% of Korsana’s outstanding capital stock on a fully diluted basis as of the grant date, at an exercise price equal to fair market value. If Korsana undergoes an initial public offering or reverse merger, Parasa will instead receive warrants from the resulting public parent on equivalent terms. Each warrant is exercisable for 10 years from the grant date, with pro-ration if the research term ends before year-end. On December 31, 2025, Korsana issued Parasa a warrant to purchase 1,102,561 shares of common stock at $0.86 per share.

Paragon Platform Option Agreement

On October 16, 2025, Korsana entered into the Paragon POA with Paragon and Parasa, in connection with the Paragon ADOA. Under the Paragon POA, Korsana funds certain Paragon research activities, including development of proprietary platform technology for delivery of therapeutic agents across the blood-brain barrier. As partial consideration, the Paragon POA grants Korsana exclusive options (each, a “POA Option”) to enter into agreements with Paragon to develop, manufacture, and commercialize antibodies utilizing that platform technology.

Korsana may designate up to four target combinations (each consisting of one or two therapeutic targets and TfR1 as the transit target) to be exclusively reserved during the option period (the “POA Option Period”). As of the effective date, the initial reserved target list includes one undisclosed target combination. Korsana may also obtain rights to designate up to two additional target combinations upon payment of $2.0 million each.

Paragon is obligated to notify Korsana if Paragon or its affiliates develop research plans for, plan to license, or enter into negotiations with third parties regarding antibodies directed to target combinations that include TfR1 as the transit target but are not then on a reserved target list. Upon receipt of such notice, Korsana has a specified period to elect to designate that target combination as a reserved target combination, subject to applicable limits.

Subject to limited exceptions, Paragon has agreed not to develop, license, or commercialize antibodies directed to any Korsana-reserved target combination during the POA Option Period, which ends on the earlier of the fifth anniversary of the Paragon POA or exercise or expiration of Korsana’s last POA Option.

During the POA Option Period, Korsana may exercise a POA Option for each reserved target combination by electing either (a) to enter into an antibody discovery and option agreement on terms materially consistent with the Paragon ADOA or (b) to enter directly into a license agreement (a “POA-License”) upon payment of a $5.0 million exercise fee. Under any POA-License, Korsana would be required to make one-time, non-refundable milestone payments of up to $41.0 million per product, reduced by 50% for independently developed products directed to the same target combination, and tiered royalty payments in the low to mid-single digit percentage range based on annual net sales, subject to certain reductions.

The Paragon POA continues until expiration of the POA Option Period. Each party has the right to terminate upon the other party’s uncured material breach or bankruptcy. Korsana may terminate at any time for any reason. As of the date of this proxy statement/prospectus, Korsana has not exercised any POA Options or made any payments under the Paragon POA.

Korsana Indemnification Agreements and Insurance

Korsana has entered into an indemnification agreement with each of its directors and officers and purchased directors’ and officers’ liability insurance. The indemnification agreements require Korsana to indemnify its directors and officers to the fullest extent permitted under Delaware law.

Korsana Restricted Stock Grants to Directors and Executive Officers

Korsana has entered into a restricted stock purchase agreement with Dr. Violin, Director and Chief Executive Officer and President, as more fully described in the sections titled “Korsana Executive

Compensation” and “Korsana Director Compensation” beginning on pages 213 and 217, respectively, of this proxy statement/prospectus.

Korsana Policies for Approval of Related Party Transactions

Korsana does not have a formal policy regarding approval of transactions with related parties. Following the completion of the Merger, Korsana anticipates that the Combined Company will adopt a related party transaction approval policy and the Combined Company’s audit committee will be responsible for the review, consideration and approval or ratification of related party transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included in the Company’s definitive proxy statement/prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 17, 2026.

On April 1, 2026, Korsana entered into a Merger Agreement with Cyclerion and Cariboos Merger Sub Corp and Cariboos Merger Sub II, LLC, both wholly owned subsidiaries of Cyclerion, which agreement was subsequently amended on April 17, 2026, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Cariboos Merger Sub Corp merged with and into Korsana, with Korsana continuing as a wholly owned subsidiary of Cyclerion and the surviving corporation (the “First Merger”). Immediately following the First Merger and as part of the same overall transaction, Korsana merged with and into Cariboos Merger Sub II, LLC (the “Second Merger” and, together with the First Merger, the “Merger”), with Cariboos Merger Sub II, LLC being the surviving entity of the Second Merger. The closing of the Korsana Pre-Closing Financing is conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement and is expected to occur immediately prior to the closing of the Merger. As such, the pro forma adjustments reflect the Merger and the Korsana Pre-Closing Financing. The Merger is expected to close during the third quarter of 2026, following the effectiveness of Cyclerion registration statement on Form S-4 and receipt of approval by the stockholders of each of Korsana and Cyclerion, in the latter case pursuant to the Cyclerion Special Meeting. In connection with the Merger, Cariboos Merger Sub II, LLC will change its corporate name to “Korsana Biosciences Operating Company, LLC” and Cyclerion will change its name to “Korsana Biosciences, Inc.” Cyclerion following the Merger is referred to herein as the “Combined Company.” The Combined Company will be led by Korsana’s management team and remain focused on discovering and developing novel therapies designed to reduce the burden of neurodegenerative diseases, starting with Alzheimer’s disease.

At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) each then-outstanding share of Korsana common stock (including shares of Korsana common stock issued in connection with the Korsana Pre-Closing Financing) will be automatically converted solely into the right to receive a number of shares of Cyclerion common stock equal to the Exchange Ratio, (ii) each-then-outstanding share of Cyclerion Series A preferred stock will be automatically converted solely into the right to receive a number of shares of Cyclerion common stock, (iii) each then-outstanding share of Korsana Series Seed preferred stock will be converted into the right to receive a number of shares of newly created Cyclerion Series B non-voting Preferred Stock, which are each convertible into 1,000 shares of Cyclerion common stock, equal to the Exchange Ratio divided by 1,000, (iv) each-then-outstanding share of Korsana Series A preferred stock will be automatically converted into the right to receive a number of shares of Cyclerion common stock equal to the Exchange Ratio, as well as a right to receive a pre-funded warrant to purchase Korsana common stock that will be converted into a pre-funded warrant to purchase Cyclerion common stock, subject to adjustment as set forth in the form of the pre-funded warrant, (v) each then-outstanding option to purchase Korsana common stock will be assumed by Cyclerion and will be converted into an option to purchase shares of Cyclerion common stock, adjusted for the Exchange Ratio, (vi) each then-outstanding warrant to purchase Korsana common stock will be assumed by Cyclerion and will be converted into a warrant to purchase shares of Cyclerion common stock, adjusted for the Exchange Ratio, (vii) each then-outstanding share of Korsana restricted stock will be assumed by Cyclerion, subject to adjustment as set forth in the Merger Agreement, (viii) each then-outstanding pre-funded warrant to purchase shares of Korsana common stock will be converted into a pre-funded warrant to purchase shares of Cyclerion common stock, subject to adjustment as set forth in the Merger Agreement and the form of pre-funded warrant, (ix) the vesting of each option to acquire shares of Cyclerion common stock that is issued and outstanding will be accelerated, each in-the-money option will be cancelled and converted into the right to receive an amount in cash, without interest, less any applicable tax withholding, equal to the product obtained by multiplying (A) the excess of the Cyclerion Closing Price over the exercise price per share of Cyclerion common stock underlying such Cyclerion option by (B) the number of shares of Cyclerion common stock underlying such Cyclerion option, and each out-of-the-money option will be cancelled for no consideration;

and (x) the vesting of each unvested Cyclerion restricted stock award will be accelerated, and all vested and unsettled Cyclerion restricted stock awards will be cancelled and converted into the right to receive a number of shares of Cyclerion common stock equal to the number of unsettled shares of Cyclerion common stock underlying such Cyclerion restricted stock award.

The Exchange Ratio is currently estimated to be approximately 1.1009 shares of Cyclerion common stock for each share of Korsana common stock on the closing date. Under the Exchange Ratio formula, the former Korsana stockholders immediately before the effective time, including those purchasing shares and pre-funded warrants in the Korsana Pre-Closing Financing, will own approximately 98.5% of the outstanding common stock of the Combined Company, and the stockholders of Cyclerion immediately before the effective time will own approximately 1.5% of the outstanding common stock of the Combined Company, which give effect to (a) Cyclerion net cash as of the closing of the Merger being $0, (b) Korsana closing the Korsana Pre-Closing Financing for an aggregate gross purchase price of approximately $380.0 million, (c) a valuation for Cyclerion equal to $10.0 million based on net cash of $0 at closing, and (d) a valuation for Korsana equal to $268.4 million plus $380.0 million of assumed proceeds in the Korsana Pre-Closing Financing, in each case as further described in the Merger Agreement.

The following unaudited pro forma condensed combined financial information gives effect to the Merger, which is expected to be accounted for as a reverse recapitalization under U.S. GAAP. For further details related to the accounting for the Merger, please see Notes 1 and 3 below. All share amounts have been adjusted to reflect the estimated Exchange Ratio of 1.1009 shares of Cyclerion common stock for each share of Korsana common stock, unless otherwise stated.

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Cyclerion and Korsana as of December 31, 2025 and depicts the accounting of the Merger and Pre-Closing Financing transactions (collectively, the “transaction”) prepared pursuant to Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 for Cyclerion and Korsana, combine the historical results of Cyclerion and Korsana for those periods and depict the pro forma transaction accounting adjustments assuming that those adjustments were made as of January 1, 2025. Collectively, the pro forma balance sheet transaction accounting adjustments and the pro forma statements of operations transaction accounting adjustments are referred to as the “transaction accounting adjustments” or “pro forma adjustments.”

These unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with:

•	the historical audited financial statements of Korsana as of and for the year ended December 31, 2025, and the related notes included elsewhere in the proxy statement/prospectus;

•	the historical audited financial statements of Cyclerion as of and for the year ended December 31, 2025, and the related notes included elsewhere in the proxy statement/prospectus;

•	the section titled “Korsana’s Management’s Discussion and Analysis of Financial Condition

•	and Results of Operation,” and other financial information relating to Korsana included elsewhere in the proxy

•	statement/prospectus; and

•

the section titled “Cyclerion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to Cyclerion included elsewhere in the proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is based on the assumptions and pro forma adjustments that are described in the accompanying notes. The pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed including but not limited to additional financing, additional direct and incremental offering costs and a reverse stock split. Adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the Merger, may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in the future periods or the result that actually would have been realized had Cyclerion and Korsana been a combined organization during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited condensed combined pro forma financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET AS OF DECEMBER 31, 2025

(In thousands)

	Historical
	5(A) Cyclerion Therapeutics, Inc.	5(B) Korsana Biosciences Inc.	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$3,240	$154,135	$(515)	5	(a)	$504,940
			380,000	5	(c)
			(30,150)	5	(d)
			(2,110)	5	(e)
			(392)	5	(g)
			825	5	(j)
			(93)	5	(h)
Accounts receivable	1,000	—				1,000
Prepaid expenses	384	461	(384)	5	(f)	461
Other current assets	11	—	—			11

Total current assets	4,635	154,596	347,181			506,412
Other investment	5,350	—	(5,350)	5	(k)	—

Total assets	$9,985	$154,596	$341,831			$506,412

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$508	$176	$—			$684
Accrued research and development costs	198	—	(198)	5	(g)	—
Accrued expenses	194	12,313	(194)	5	(g)	12,313

Total current liabilities	900	12,489	(392)			12,997
Accrued other liabilities, non-current	—	538	—			538

Total liabilities	900	13,027	(392)			13,535

Korsana Series Seed convertible series seed stock	—	24,964	(24,964)	5	(b)	—
Korsana Series A convertible preferred stock	—	150,573	(150,573)	5	(b)	—
Cyclerion Series B non-voting convertible preferred stock	—	—	24,964	5	(b)	24,964
Stockholders’ equity (deficit)
Cyclerion Series A convertible preferred stock	—	—	—			—
Cyclerion common stock	—	—	—			—
Korsana common stock	—	1	6	5	(b)	19
			12	5	(c)
Additional paid-in capital	280,105	1,761	150,567	5	(b)	504,205
			379,988	5	(c)
			(30,150)	5	(d)
			825	5	(j)
			488	5	(h)
			(279,379)	5	(i)
Accumulated deficit	(271,020)	(35,730)	(515)	5	(a)	(36,311)
			(2,110)	5	(e)
			(384)	5	(f)
			(581)	5	(h)
			279,379	5	(i)
			(5,350)	5	(k)

Total stockholders’ equity (deficit)	9,085	(33,968)	492,796			467,913

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$9,985	$154,596	$341,831			$506,412

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF

OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2025

(In thousands, except share and per share amounts)

	Historical
	6(A) Cyclerion Therapeutics, Inc.	6(B) Korsana Biosciences Inc.	Transaction Accounting Adjustments	Note		Pro Forma Combined	Note
Revenues:
Revenue from license agreements	$1,000	$—	$—			$1,000
Revenue from purchase agreement	800	—	—			800
Revenue from option agreement	274	—	—			274

Total revenues	2,074	—	—			2,074
Operating expenses:
Research and development	$959	$32,785	$—			$33,744
General and administrative	6,088	4,506	515	6	(a)	12,074
			384	6	(b)
			581	6	(c)

Total operating expenses	7,047	37,291	1,480			45,818

Loss from operations	(4,973)	(37,291)	(1,480)			(43,744)
Other income (expense):
Interest income	128	1,649	—			1,777
Gain from insurance recovery	1,317	—	—			1,317

Total other income (expense)	1,445	1,649	—			3,094

Net loss	$(3,528)	$(35,642)	$(1,480)			$(40,650)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	3,181					269,562,687	6	(d)

Weighted- average shares used in computing net loss per share attributable to Series B non-voting convertible preferred stockholders, basic and diluted	—					22,018	6	(d)

Net loss per share attributable to common stockholders, basic and diluted	$(1.11)					$(0.14)

Net loss per share attributable to Series B non-voting convertible preferred stockholders, basic and diluted	$—					$(139.41)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Merger

On April 1, 2026, Korsana entered into the Merger Agreement with Cyclerion, Cariboos Merger Sub Corp and Cariboos Merger Sub II, LLC, which agreement was subsequently amended on April 17, 2026, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Cariboos Merger Sub Corp will merge with and into Korsana, with Korsana surviving as a wholly owned subsidiary of Cyclerion and the surviving corporation of the First Merger. and, immediately following the First Merger and as part of the same overall transaction, Korsana will merge with and into Cariboos Merger Sub II, LLC, with Cariboos Merger Sub II, LLC being the surviving entity of the Second Merger. The Merger, including the Korsana Pre-Closing Financing, is expected to close during the third quarter of 2026 following the effectiveness of Cyclerion’s registration statement on Form S-4 and receipt of approval by the stockholders of each of Korsana and Cyclerion, in the latter case pursuant to the Cyclerion Special Meeting. In connection with the Merger, Cariboos Merger Sub II, LLC will change its corporate name to “Korsana Biopharma Operating Company, LLC” and Cyclerion changed its name to “Korsana Biosciences, Inc.” Cyclerion following the Merger is referred to herein as the “Combined Company.” Subject to the terms and conditions of the Merger Agreement, at closing of the Merger:

a)

each then-outstanding share of Korsana common stock (including shares of Korsana common stock issued in connection with the Korsana Pre-Closing Financing) will be converted into the right to receive a number of shares of Cyclerion common stock equal to the Exchange Ratio;

b)	each-then-outstanding share of Cyclerion Series A preferred stock will be automatically converted solely into the right to receive a number of shares of Cyclerion common stock;

c)

each then-outstanding share of Korsana Series Seed preferred stock will be converted into the right to receive a number of shares of newly created Cyclerion Series B non-voting preferred stock, which are each convertible into 1,000 shares of Cyclerion common stock, equal to the Exchange Ratio divided by 1,000;

d)

each-then-outstanding share of Korsana Series A preferred stock will be automatically converted into the right to receive to a number of shares of Cyclerion common stock equal to the Exchange Ratio, as well a right to receive a pre-funded warrant to purchase Korsana common stock that will be converted into a pre-funded warrant to purchase Cyclerion common stock, subject to adjustment as set forth in the form of the pre-funded warrant;

e)

each then-outstanding option to purchase Korsana common stock will be assumed by Cyclerion and will be converted into an option to purchase shares of Cyclerion common stock, adjusted for the Exchange Ratio;

f)	each then-outstanding warrant to purchase shares of Korsana common stock will be converted into a warrant to purchase shares of Cyclerion common stock, adjusted for the Exchange Ratio;

g)	each then-outstanding share of Korsana restricted stock will be assumed by Cyclerion, subject to adjustment as set forth in the Merger Agreement; and

h)

each then-outstanding pre-funded warrant to purchase shares of Korsana common stock will be converted into a pre-funded warrant to purchase shares of Cyclerion common stock, subject to adjustment as set forth in the form of pre-funded warrant.

All Korsana restricted stock outstanding and unvested immediately prior to Closing (“Korsana Restricted Stock”) that is assumed by Cyclerion in the Merger will remain unvested to the same extent and will be subject to the same repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement.

Under the terms of the Merger Agreement, the Cyclerion Board will take actions to accelerate the vesting of certain outstanding equity awards including options to purchase Cyclerion common stock and restricted stock awards held by a current employee, director or consultant of Cyclerion as of the closing of the Merger. The acceleration of vesting of Cyclerion options and restricted stock awards occurs upon a modification of the awards as a result of the Merger. The incremental fair value associated with the modification to accelerate vesting has been included as an adjustment to the unaudited pro forma condensed combined financial information.

Each option to acquire shares of Cyclerion common stock with an exercise price less than or equal to the Cyclerion Closing Price will be cancelled and converted into the right to receive an amount in cash, without interest, less any applicable tax withholding, equal to the product obtained by multiplying (A) the excess of the Cyclerion Closing Price over the exercise price per share of Cyclerion common stock underlying such Cyclerion option by (B) the number of shares of Cyclerion common stock underlying such Cyclerion option, and each option with an exercise price greater than the Cyclerion Closing Price to acquire shares of Cyclerion common stock will be cancelled for no consideration. The incremental fair value of Cyclerion options associated with the modification to accelerate vesting and the cancelation of certain stock options for no consideration has been included as an adjustment to the unaudited pro forma condensed combined financial information.

Immediately following the Merger, Cyclerion securityholders as of immediately prior to the Merger will own approximately 1.5% of the outstanding capital stock of the Combined Company on a fully diluted basis, former Korsana securityholders, excluding shares purchased in the Korsana Pre-Closing Financing, will own approximately 40.8% of the outstanding capital stock of the Combined Company on a fully diluted basis, and shares and pre-funded warrants issued in the Korsana Pre-Closing Financing will own approximately 57.7% of the outstanding capital stock of the Combined Company on a fully diluted basis.

Korsana stockholders are expected to receive approximately 303,313,421 shares on a fully diluted basis in connection with the Merger, including (i) 13,699,861 shares of Cyclerion common stock and stock options subject to vesting terms, based on the number of shares of Korsana common stock outstanding immediately prior to the Merger, including Korsana restricted stock, (ii) the shares of common stock and pre-funded warrants issued in the Korsana Pre-Closing Financing, (iii) Korsana Series Seed non-voting preferred stock as of December 31, 2025, which will be exchanged into shares of newly created Cyclerion Series B non-voting Preferred Stock, which will be convertible into 1,000 shares of Cyclerion common stock, equal to the Exchange Ratio divided by 1,000, and (iv) Korsana Series A preferred stock outstanding as of December 31, 2025, which will be convertible into shares of Cyclerion common stock, as well as a right to receive a pre-funded warrant to purchase Korsana common stock that will be converted into a pre-funded warrant to purchase shares of Cyclerion common stock, subject to adjustment set forth the form of the pre-funded warrant. These estimates are subject to certain inputs, which include, but are not limited to, (a) Cyclerion’s net cash as of the closing of the Merger being approximately $0, (b) Korsana closing the Korsana Pre-Closing Financing for an aggregate purchase price of approximately $380.0 million, (c) a valuation for Cyclerion equal to $10 million based on net cash of $0 at closing, and (d) a valuation for Korsana equal to $268.4 million, in each case as further described in the Merger Agreement. The following table summarizes the pro forma number of shares of common stock of the Combined Company outstanding following the consummation of the transactions:

	Pro Forma (Assuming Cyclerion’s Net Cash at Closing or $0)
Equity Capitalization Summary (fully diluted bas is) Upon Consummation of the Merger	Number of Shares Owned	% Ownership
Korsana stockholders(1)	125,554,178	40.8%
Cyclerion stockholders	4,681,351	1.5%
Investors participating in the Subscription Agreement(2)	177,759,243	57.7%

Total common stock of the combined company	307,994,772	100.0%

(1)	Includes 17,042,183 pre-funded warrants issued upon the conversion of Series A preferred stock after reflecting the estimated Exchange Ratio.

(2)	Includes 47,828,409 pre-funded warrants issued in the Korsana Pre-Closing Financing after reflecting the estimated Exchange Ratio.

Consummation of the Merger is subject to certain closing conditions, including, among other things, (1) approval by Cyclerion stockholders of the issuance of Cyclerion common stock, including shares of Cyclerion common stock issuable upon conversion of the Cyclerion Preferred Stock, and the other transactions proposed under the Merger Agreement, (2) approval by the requisite Korsana stockholders of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, (3) Nasdaq’s approval of the listing application to be submitted in connection with the Merger, and (4) the effectiveness of this registration statement.

The employment agreement for Cyclerion’s employee includes entitlement to a transaction bonus and severance of which will be treated as pre-Merger compensation expense of Cyclerion, which will be assumed by the Combined Company at the closing of the Merger to the extent they are not yet settled in cash beforehand by Cyclerion. Additionally, Cyclerion’s current Directors & Officers (“D&O”) policy will be fully utilized at the closing of the Merger.

Private Financing Transaction — Subscription Agreement

In connection with the Merger, on April 1, 2026, Korsana and Cyclerion entered into the Subscription Agreement with certain institutional and accredited investors, pursuant to which such investors have agreed, subject to the terms and conditions of such agreements, to purchase immediately prior to the consummation of the Merger, 118,022,392 shares of Korsana common stock and 43,444,829 pre-funded warrants before giving effect to the Exchange Ratio, at an purchase price of $2.3534 per share and $2.3533 per warrant, for an aggregate purchase price of $380.0 million in a private placement. The closing of the Korsana Pre-Closing Financing is conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement and is expected to occur immediately prior to the closing of the Merger.

Contingent Value Rights Agreement

At or prior to the Effective Time of the Merger, Cyclerion will enter into a Contingent Value Rights Agreement (“CVR Agreement”) whereby which Cyclerion’s pre-Merger shareholders will receive one contingent value right (each a “CVR”) for each outstanding share of Cyclerion common stock and Cyclerion preferred stock held by such shareholder on such date. Each CVR will represent the contractual right to receive certain net proceeds, if any, derived from any consideration that is paid to Cyclerion as a result of the disposition of Cyclerion’s pre-Merger legacy assets, net of any indemnity obligations, transaction costs and certain other expenses, during the period beginning on the date of the closing of the Merger and ending (i) with respect to the sale, transfer, license or other disposition of all pre-Merger legacy assets other than those pre-Merger legacy assets described in the following clauses (ii) and (iii), upon the second anniversary of the Closing Date, (ii) with respect to Cyclerion’s right to receive payments under that License Agreement, dated June 3, 2021, between Cyclerion and Akebia Therapeutics, Inc. (the “Akebia License Agreement”), the earlier of (A) the fifteenth anniversary of the date of entry into the CVR Agreement and (B) the expiration or earlier termination by Akebia Therapeutics, Inc. of the Akebia License Agreement pursuant to its terms, and (iii) with respect to the sale, transfer or other disposition of the shares of common stock of Tisento Therapeutics Holdings, Inc. (“Tisento”) that were acquired by Cyclerion pursuant to that certain Asset Purchase Agreement, dated May 13, 2023, by and among Cyclerion, Tisento and JW Cycle, Inc., the earliest of (A) nine months following the date of the consummation of Tisento’s initial public offering pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to the Securities Act, (B) the sale of Tisento, and (C) the seventh anniversary of the Closing Date.

The Legacy Asset CVR and the Tisento CVR payments are not probable or reasonably estimable at this time. The Company will continue to assess probability for both CVR payments on a quarterly basis and will record a contingent liability when probable and reasonably estimable. Additionally, the Company has preliminarily determined that the fair value of Tisento investment is not material given the current lack of observable pricing, the early state of Tisento’s development activities and the significant uncertainty regarding its potential value. Therefore, the Company has reduced the Tisento investment to zero for purposes of the pro forma financial information as presented in adjustment 5(k) below. The Company will continue to assess observable and unobservable data points to consider fair value estimates through closing of the transaction.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Combined Company upon consummation of the Merger. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2025 give effect to the Merger as if it had been consummated on January 1, 2025. The unaudited pro forma condensed combined balance sheet as of December 31, 2025 gives effect to the Merger and combines the historical balance sheets of Cyclerion and Korsana if the Merger had been consummated on December 31, 2025.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Differences between these preliminary accounting conclusions and estimates and the final accounting conclusions and amounts may occur as a result of, among other reasons: (i) changes in initial assumptions in the determination of the accounting acquirer and related accounting, (ii) changes in the amount of Cyclerion net cash to be assumed at the closing date, and (iii) other changes in Cyclerion’s assets and liabilities, which are expected to be completed after the closing of the Merger, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the Combined Company’s future results of operations and financial position.

During the preparation of the accompanying unaudited pro forma combined financial information, Management is not aware of any material differences between Korsana’s accounting policies and the accounting policies of Cyclerion. Following the consummation of the Merger, Korsana will conduct a more detailed review of Cyclerion’s accounting policies. As a result, Korsana may identify differences between the accounting policies of the two companies that, when conformed, could have had a material impact on the accompanying unaudited pro forma combined financial information.

3. Accounting for the Merger

The unaudited pro forma condensed combined financial information gives effect to the Merger, which is expected to be accounted for under U.S. GAAP as a reverse recapitalization of Cyclerion by Korsana, as the transaction is, in essence, the issuance of equity for Cyclerion’s net assets, which will primarily consist of nominal operations and nominal other net assets immediately before the Merger. Under this method of accounting, Korsana will be considered the accounting acquirer for financial reporting purposes. This determination is based on the expectations that, immediately following the Merger:

•	Immediately prior to the Merger, Korsana is not a variable interest entity as it has sufficient equity at risk in order to fund its next development milestones;

•	Korsana stockholders own a substantial majority of the voting rights in the Combined Company through existing ownership and additional interest through the Subscription Agreement;

•	Korsana’s largest stockholder retains the largest interest in the Combined Company (19.4%);

•	Korsana designated the initial members of the Combined Company board of directors;

•	Korsana’s executive management team became the management of the Combined Company; and

•	The Combined Company will be renamed “Korsana Biosciences, Inc.”

As a result of Korsana being the accounting acquirer, Korsana’s assets and liabilities will be recorded at their pre-combination carrying amounts. Cyclerion’s assets and liabilities will be measured and recognized at their fair values as of the effective time of the Merger. The Company has preliminarily determined that the fair value of Tisento investment is not material given the current lack of observable pricing, the early state of Tisento’s development activities and the significant uncertainty regarding its potential value. Therefore, the Company has reduced the carrying value of the Tisento investment to $0 for purposes of the pro forma financial information as presented in adjustment 5(k) below. The Company will continue to assess observable and unobservable data points to consider fair value estimates through closing of the transaction. The Company determined that the carrying value of the other acquired operating assets and liabilities approximates fair value, with no goodwill or other intangible assets recorded. Any difference between the consideration transferred and the fair value of the net assets of Cyclerion following the determination of the actual consideration transferred for Cyclerion will be reflected as an adjustment to additional paid-in capital. For periods prior to closing of the Merger, the historical financial statements of Korsana will become the historical financial statements of the Combined Company. The Merger will not be accounted for as a business combination under Accounting Standard Codification No. 805, Business Combinations.

4. Shares of Cyclerion Common Stock, Convertible Preferred Stock, Options, and Warrants Issued to Korsana Stockholders upon Closing of the Merger

At the closing of the Merger, all outstanding shares of Korsana common stock, on a fully-diluted basis, will be exchanged for shares of Cyclerion common stock based on the Exchange Ratio of 1.1009 shares of Cyclerion common stock for each share of Korsana common stock, determined in accordance with the terms of the Merger Agreement. Each share of Korsana Series Seed preferred stock will be convertible into the right to receive a number of shares of newly created Cyclerion Series B non-voting Preferred Stock, equal to the Exchange Ratio divided by 1,000 (and each such share of newly created Cyclerion Series B non-voting Preferred Stock has the right to convert into 1,000 shares of Cyclerion common stock, subject to certain limitations). The estimated number of shares of Cyclerion common stock that Cyclerion expects to issue to Korsana’s stockholders assumes Cyclerion net cash at the closing of the Merger is $0 and is determined as follows:

Shares of Korsana common stock outstanding as of December 31, 2025 (l)	6,000,000
Shares of Korsana convertible preferred stock to be issued in exchange of Korsana non-voting convertible preferred stock	20,000,000
Shares of Korsana convertible preferred stock to be issued in exchange of Korsana common stock	60,019,770
Shares of Korsana convertible preferred stock to be issued in exchange of Korsana pre-funded warrants	15,480,230
Shares of Korsana common stock to be issued upon exercise of Korsana stock options (2)	11,444,298
Shares of Korsan common stock to be issued upon exercise of Korsana warrants(3)	1,102,535
Estimated shares of Korsana common stock to be issued in connection with the Subscription Agreements, see Note 5(c)	118,022,392
Estimated Korsana pre-funded warrants to be issued in connection with the Subscription Agreements, see Note 5(c)	43,444,829

Total Korsana fully diluted shares prior to the closing of the merger	271,514,054
Estimated Exchange Ratio	1.1009

Estimated fully diluted shares to be issued to Korsana stockholders and Investors participating in Subscription Agreements upon closing of the merger	303,313,421

(1)	Represents shares of Korsana common stock outstanding as of December 31, 2025, including 1,000,000 shares of unvested Korsana restricted stock.
(2)	Represents the outstanding options as of December 31, 2025 to acquire Korsana common stock.
(3)	Represents the outstanding warrants as of December 31, 2025 to acquire Korsana common stock.

5. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

5(A) Derived from the audited balance sheet of Cyclerion as of December 31, 2025 included elsewhere in the proxy statement/prospectus.

5(B) Derived from the audited balance sheet of Korsana as of December 31, 2025 included elsewhere in the proxy statement/prospectus.

Pro forma Balance Sheet Transaction Accounting Adjustments:

5(a) To reflect incremental compensation expense of $0.5 million related to severance payments resulting from pre-existing employment agreement or from approval from the Cyclerion Board that will be incurred prior to the closing of the Merger. The pro forma adjustment is reflected as a decrease in cash of $0.5 million for the severance payments made subsequent to December 31, 2025 and an increase to accumulated deficit of $0.5 million.

5(b) To reflect the conversion of all outstanding shares of Korsana Series A preferred stock, with a carrying amount of $150.6 million, to Cyclerion common stock and pre-funded warrants, as well as to reflect the reclassification of all outstanding Korsana Series Seed preferred stock, with a carrying value of $25.0 million, to newly created Cyclerion Series B preferred stock outside of stockholder’s equity (deficit). The conversion of the Korsana Series A preferred stock is recorded at the issuance of Cyclerion common stock at par value with the remaining amount recorded to additional paid-in capital.

5(c) To reflect the issuance of 118,022,392 shares of Korsana common stock and 43,444,829 pre-funded warrants, prior to giving effect to the Exchange Ratio, pursuant to the Subscription Agreement, for an aggregate purchase price of $380.0 million. The issuance of shares in connection with the Subscription Agreement are recorded as the issuance of Korsana common stock at par value with the remaining amount recorded to additional paid-in-capital.

5(d) To reflect estimated transaction costs of $30.2 million, not yet reflected in the historical financial statements, that are expected to be incurred by Korsana in connection with the Merger and Pre-Closing Financing, as deferred offering costs, such as advisory, legal and auditor fees, as a reduction in cash in the unaudited pro forma condensed combined balance sheet. As the Merger will be accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets of Cyclerion, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital.

5(e) To reflect estimated transaction costs of $2.1 million, not yet reflected in the historical financial statements, which are expected to be incurred by Cyclerion in connection with the Merger, such as advisory, legal and auditor fees and including the estimated $0.7 million cost of a D&O tail policy, as a reduction in cash and an increase in accumulated deficit of $2.1 million in the unaudited pro forma condensed combined balance sheet.

5(f) To derecognize $0.4 million of Cyclerion’s prepaid expenses and other current assets consisting of $0.2 million of prepaid expenses related to software that will not be fully utilized and $0.2 million of prepaid insurance primarily related to the current Cyclerion’s D&O insurance policy that will be fully utilized at the closing of the Merger.

5(g) To derecognize $0.4 million of Cyclerion’s accrued expenses consisting of $0.2 million of accrued research and development and $0.2 million of accrued professional and consulting fees that will be paid prior to the closing of the Merger.

5(h) To reflect the one-time postcombination stock compensation expense of $0.5 million in general and administrative expense related to the acceleration of equity awards pursuant to a modification to accelerate vesting of certain Cyclerion stock options and restricted stock awards per the terms of the Merger Agreement, and a one-time cash payment of $0.1 million to settle certain in-the-money stock options.

5(i) To reflect the recapitalization of Korsana and the derecognition of accumulated other comprehensive income and the accumulated deficit of Cyclerion, which is reversed to additional paid-in capital.

The derecognition of accumulated deficit of Cyclerion of $279.4 million is determined as follows (in thousands):

Accumulated deficit of Cylcerion as of December 31, 2025	$271,020
Compensation expense related to Cyclerion severance payments, see Note 5(a)	515
Preliminary estimated transaction costs of Cylcerion, see Note 5(e)	2,110
Derecognition of Cylcerion prepaid expenses, see Note 5(f)	384
Change in fair value of equity investment, see Note 5(k)	5,350

Total adjustment to derecognize the accumulated deficit of Cyclerion	$279,379

5(j) To reflect the issuance of 405,000 shares of Cyclerion common stock, as part of an at-the-market (the “ATM”) offering in January 2026 for an aggregate purchase price of $0.8 million. The issuance of shares in connection with the ATM is recorded as the issuance of Cyclerion common stock at par value with the remaining amount recorded to additional paid-in-capital.

5(k) To reflect the elimination of Cyclerion’s historical equity investment of $5.3 million given the current lack of observable pricing, the early state of Tisento’s development activities and the significant uncertainty regarding its potential value. The Company has preliminarily determined the fair value of the Tisento investment to be $0 and will continue to assess observable and unobservable data points to consider fair value estimates through closing of the transaction.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

6(A) Derived from the audited consolidated statements of operations and comprehensive loss of Cyclerion for the year ended December 31, 2025 included elsewhere in the proxy statement/prospectus.

6(B) Derived from the audited consolidated statement of operations and comprehensive loss of Korsana for the year ended December 31, 2025 included elsewhere in the proxy statement/prospectus.

Korsana and Cyclerion did not record any provision or benefit for income taxes during the year ended December 31, 2025 because each company incurred a pre-tax loss in 2025 and each company maintained a full valuation allowance on its deferred tax assets. Accordingly, the Company has not reflected any income tax effects related to the pro forma adjustments as it continues to expect a full valuation allowance will be required following the transaction.

Pro forma Statements of Operations Transaction Accounting Adjustments:

6(a) To reflect incremental compensation expense related to severance payments recorded in general and administrative expenses of $0.5 million, resulting from pre-existing employment agreement or from approval from the Cyclerion Board that will be incurred upon the closing of the Merger, corresponding to the adjustment described in Note 5(a) as if it was made on January 1, 2025.

6(b) To reflect the derecognition of Cyclerion’s prepaid expenses and other current assets of $0.4 million related to $0.2 million of software that will not be fully utilized, and prepaid insurance of $0.2 million primarily related to the current Cyclerion D&O policy that will be fully utilized at the closing of the Merger, corresponding to the adjustment made in Note 5(f) as if it was made on January 1, 2025.

6(c) To reflect the one-time postcombination stock compensation expense of $0.6 million in general and administrative expense pursuant to a modification to accelerate vesting of certain stock options and restricted stock awards, and the one-time cash payment above fair value to settle certain in-the-money stock options corresponding to the adjustment made in Note 5(h) as if it was made on January 1, 2025.

6(d) The pro forma combined basic and diluted net loss per share has been adjusted to reflect the pro forma net loss for the year ended December 31, 2025. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the Combined Company for the respective periods. Pro forma weighted average shares outstanding includes the pre-funded warrants related to the Subscription Agreement as the exercise price is negligible and they are fully vested and exercisable. Shares of newly created Cyclerion Series B non-voting Preferred Stock share the same characteristics as common stock and have no substantive preference attributed to them and, accordingly, have been considered a class of common stock in the computation of net loss per share regardless of their legal form. Net loss is allocated to common stock based on its proportional ownership on an as-converted basis. Net loss is not allocated to participating securities as they do not have an obligation to fund losses.

The pro forma weighted average shares have been calculated as follows:

December 31,2025
Basic and Diluted
Net loss attributable to common stockholders (in thousands)	$(37,580)
Net loss attributable to Series B non-voting convertible preferred stockholders (in thousands)	$(3,070)
Historical weighted average number of Cyclerion common shares outstanding	3,181,000
Shares of Cyclerion common stock issued to Korsana stockholders upon close of Merger, assuming consummation of the Merger as of January 1,2025 (1)	266,381,687

Pro forma combined weighted average number of common shares outstanding	269,562,687

Pro forma combined weighted average number of shares of Series B non-voting convertible preferred stock outstanding	22,018
Net loss per share attributable to common stockholders, basic and diluted	$(0.14)
Net loss per share attributable to Series B non-voting convertible preferred stockholders, basic and diluted	$(139.43)

(1)

Represents the estimated shares of Cyclerion common stock and pre-funded warrants issued to Korsana stockholders at the closing of the Merger, excluding (i) the outstanding and unvested Korsana restricted stock and options to purchase Korsana common stock at the closing of the Merger that were converted to the right to receive 1,100,900 shares of the Cyclerion common stock as of December 31, 2025 and 12,598,961 options to purchase shares of Cyclerion common stock as of December 31, 2025, after reflecting the estimated Exchange Ratio, (ii) the outstanding shares of Korsana Series Seed preferred stock that were exchanged for 22,018 shares of newly created Cyclerion Series B Preferred Stock as of December 31, 2025, and (iii) the outstanding warrants to purchase Korsana common stock at the closing of the Merger that were converted to the right to receive 1,213,850 warrants to purchase shares of Cyclerion common stock as of December 31, 2025, after reflecting the estimated Exchange Ratio. The shares of Cyclerion common stock issued in exchange for shares of Korsana restricted stock and options to purchase shares of Cyclerion common stock issued in exchange for options to purchase shares of Korsana common stock are subject to the same vesting and forfeiture conditions, applicable, as they were prior to the Merger.

DESCRIPTION OF CYCLERION CAPITAL STOCK

The following description of Cyclerion capital stock and provisions of the Cyclerion Articles and Cyclerion Bylaws are summaries and are qualified by reference to such charter and bylaws and applicable provisions of Massachusetts corporate law. Copies of these documents are filed as exhibits to the registration statement of which this proxy/prospectus forms a part.

Authorized Capital Stock

Cyclerion’s authorized capital stock consists of 400,000,000 shares of common stock and 100,000,000 shares of preferred stock, 500,000 of which preferred stock is designated as Cyclerion Series A Preferred Stock and the rest of which preferred stock is undesignated. As of March 30, 2026, there were 4,330,314 shares of common stock outstanding and 351,037 shares of Cyclerion Series A Preferred Stock outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding, holders of outstanding shares of Cyclerion Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the Cyclerion Board may from time to time determine.

Voting Rights

Each outstanding share of Cyclerion Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of shares of Cyclerion Common Stock have no cumulative voting rights.

Preemptive Rights

Cyclerion Common Stock is not entitled to preemptive or other similar subscription rights to purchase any of Cyclerion securities.

Conversion or Redemption Rights

Cyclerion Common Stock is neither convertible nor redeemable.

Liquidation Rights

Upon Cyclerion’s liquidation, the holders of Cyclerion Common Stock would be entitled to receive pro rata Cyclerion’s assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of the Cyclerion Series A Preferred Stock or any other preferred stock then outstanding.

Listing

Cyclerion Common Stock is listed on the Nasdaq Capital Market under the trading symbol “CYCN.”

Transfer Agent and Registrar

The transfer agent and registrar for Cyclerion Common Stock is Computershare Trust Company, N.A. Its address is 150 Royall Street, Canton, Massachusetts 02021 and its telephone number is (800) 522-6645.

Preferred Stock

Subject to limitations of the MBCA and the Cyclerion Articles and Cyclerion Bylaws, the Cyclerion Board may, without further action by Cyclerion shareholders, from time to time, direct the issuance of additional shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights, any or all of which may be greater than the rights of Cyclerion Common Stock, as well as the qualifications, limitations or restrictions thereof, including:

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption, including sinking fund provisions;

•	dividend rights and rates;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices and terms; and

•	liquidation preferences.

Cyclerion will specify the following terms relating to any class or series of preferred stock offered:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	Cyclerion’s right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

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any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of Cyclerion Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of Cyclerion Common Stock.

Series A Preferred Stock

Each share of Cyclerion Series A Preferred Stock (i) is convertible at the option of the holder into one share of Cyclerion Common Stock, subject to adjustment for stock splits, combinations and similar events, (ii) is entitled to participate in any dividends paid to holders of Cyclerion Common Stock on an as-converted basis, and (iii) is entitled to a payment of $0.01 liquidation preference per share, before any amounts are paid to holders of Cyclerion Common Stock, upon the liquidation, dissolution or winding up of Cyclerion, and thereafter will participate in any liquidation distributions to holders of Cyclerion Common Stock on an as-converted basis. The Cyclerion Series A Preferred Stock has no voting rights except as required by law.

Anti-Takeover Effects of Our Organizational Documents

The Cyclerion Articles and the Cyclerion Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Cyclerion Board but which may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by the Cyclerion Board. These provisions include:

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Action by written consent; special meetings of shareholders. The Cyclerion Bylaws provide that shareholder action can be taken only at an annual or special meeting of shareholders or by the unanimous written consent of all shareholders in lieu of such a meeting. The Cyclerion Articles and the Cyclerion Bylaws also provide that, except as otherwise required by law, special meetings of the shareholders can only be called pursuant to a resolution adopted by a majority of the Cyclerion Board or holders of at least 40% of Cyclerion’s then outstanding common stock. Except as described above, shareholders are not permitted to call a special meeting or to require the Cyclerion Board to call a special meeting.

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Advance notice procedures. The Cyclerion Bylaws contain an advance notice procedure for shareholder proposals to be brought before an annual meeting of Cyclerion’s shareholders, including proposed nominations of persons for election to the Cyclerion Board. Shareholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Cyclerion Board or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given Cyclerion’s Secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although the Cyclerion Bylaws do not give the Cyclerion Board the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Cyclerion Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Cyclerion.

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Proxy Access. The Cyclerion Bylaws provide that a shareholder or a group of shareholders meeting certain conditions may nominate candidates for election as a director at an annual meeting of our shareholders using “proxy access” provisions. These provisions allow one or more shareholders (up to 20, collectively), owning at least 3% of Cyclerion’s outstanding common stock continuously for at least three years, to nominate for election to the Cyclerion Board and to be included in Cyclerion’s proxy materials up to the greater of two individuals or 20% of the Cyclerion Board, subject to the provisions included in the Cyclerion Bylaws, including the provision of timely written notice to Cyclerion’s Secretary.

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Number of directors and filling vacancies; election of directors. The Cyclerion Articles provide that the number of directors is established by the Cyclerion Board. Furthermore, any vacancy on the Cyclerion Board, however occurring, including a vacancy resulting from an increase in the size of the Cyclerion Board, may only be filled by the affirmative vote of a majority of the directors on the Cyclerion Board then in office. The ability of the Cyclerion Board to increase the number of directors and fill any vacancies may make it more difficult for Cyclerion’s shareholders to change the composition of the Cyclerion Board. The Cyclerion Bylaws provide that a majority of the votes properly cast for the election of a director shall effect such election unless there are more nominees than directorships, in which case a plurality standard shall apply.

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Authorized but unissued shares. Cyclerion’s authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Cyclerion’s common stock by means of a proxy contest, tender offer, merger or otherwise.

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Exclusive forum. The Cyclerion Articles require, to the fullest extent permitted by law, that derivative actions brought in the name of Cyclerion, actions against Cyclerion’s directors, officers and employees for breach of a fiduciary duty and other similar actions may be brought only in specified courts in the Commonwealth of Massachusetts. Although Cyclerion believes this provision benefits Cyclerion by providing increased consistency in the application of Massachusetts law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Cyclerion’s directors and officers.

Anti-Takeover Provisions under Massachusetts Law

Provisions Regarding Business Combinations

Cyclerion is subject to the provisions of Chapter 110F of the MBCA. In general, Chapter 110F prohibits a publicly held Massachusetts corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, five percent or more of the corporation’s voting stock.

Under Chapter 110F, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

A Massachusetts corporation may “opt out” of these provisions with an express provision in its original articles of organization or an express provision in its articles of organization or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Cyclerion has not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of Cyclerion may be discouraged or prevented.

Provisions Regarding a Classified Board of Directors

Section 8.06(b) of the MBCA provides that, unless a company opts out of such provision, the terms of directors of a public Massachusetts company shall be staggered by dividing the directors into three groups, as nearly equal in number as possible, with only one group of directors being elected each year. Cyclerion has opted out of this default requirement for a classified board of directors.

Pursuant to Section 8.06(c)(2) of the MBCA, however, the Cyclerion Board may unilaterally opt back into default requirements under Section 8.06(b) of the MBCA and become a classified board of directors without the approval of the Cyclerion shareholders. Sections 8.06(d) and (e) of the MBCA provide that when a board of directors is so classified, (i) shareholders may remove directors only for cause, (ii) the number of directors shall be fixed only by the vote of the board of directors, (iii) vacancies and newly created directorships shall be filled solely by the affirmative vote of a majority of the remaining directors and (iv) a decrease in the number of directors will not shorten the term of any incumbent director. If the Cyclerion Board opts into this classified structure in the future, these provisions are likely to increase the time required for shareholders to change the composition of the Cyclerion Board. For example, at least two annual meetings would generally be necessary for shareholders to effect a change in a majority of the members of the Cyclerion Board. As a result, the ability of the Cyclerion Board to adopt a classified structure in the future without the approval of Cyclerion shareholders could have the effect of discouraging a potential acquirer from making a tender offer for a majority of the outstanding voting interest of Cyclerion’s capital stock or otherwise attempting to obtain control of Cyclerion.

Indemnification of Directors and Officers

The Cyclerion Articles provide that the liability of Cyclerion’s directors for damages for any breach of fiduciary duty shall be limited to the fullest extent permitted by law. The Cyclerion Bylaws also provide that Cyclerion will indemnify, and advance funds to and reimburse expenses of, Cyclerion’s directors and officers that have been appointed by the Cyclerion Board to the fullest extent permitted by law, and that Cyclerion may indemnify, and advance funds to and reimburse expenses of, such other officers and employees as determined by the Cyclerion Board. The right of indemnification provided under the Cyclerion Bylaws is in addition to and not exclusive of any other rights to which any of Cyclerion’s directors, officers or any other persons may otherwise be lawfully entitled. Cyclerion has also entered into indemnification agreements with its directors and officers, and Cyclerion carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Part 8 of the MBCA authorizes the provisions, described above, that are contained in the Cyclerion Articles and the Cyclerion Bylaws. In addition, Sections 8.30 and 8.42 of the MBCA provide that if an officer or director discharges his or her duties in good faith and with the care that a person in a like position would reasonably exercise under similar circumstances and in a manner the officer or director reasonably believes to be in the best interests of the corporation, he or she will not be liable for such action.

COMPARISON OF RIGHTS OF HOLDERS OF CYCLERION CAPITAL STOCK AND

KORSANA CAPITAL STOCK

If the Merger is completed, Korsana stockholders will receive shares of Cyclerion Common Stock, Cyclerion Pre-Funded Warrants, and shares of Cyclerion Series B Preferred Stock, pursuant to the terms of the Merger Agreement. Prior to or upon the closing of the Merger, assuming that Proposal Nos. 2 and 3 are approved by Cyclerion’s shareholders, the Cyclerion Articles will be amended to increase the number of shares of Cyclerion Common Stock that Cyclerion is authorized to issue from 400,000,000 to    , and to effect the proposed reverse stock split, as set forth in the forms of certificates of amendment attached as Annex H, and Annex I to this proxy statement/prospectus.

Cyclerion is incorporated under the laws of the Commonwealth of Massachusetts, and the rights of its shareholders are generally governed by the Massachusetts Business Corporation Act (“MBCA”), as well as its articles of organization and bylaws. Korsana is incorporated under the laws of the State of Delaware, and the rights of its stockholders are generally governed by the DGCL, as well as its articles of organization or certificates of incorporation and bylaws. Upon completion of the Merger, Korsana stockholders will become shareholders of Cyclerion, and their rights thereafter will be governed by the MBCA, the Cyclerion Bylaws, and the Cyclerion Articles, each as may be amended in connection with the Merger, including as contemplated by Proposal Nos. 2 and 3. The material differences between the rights of Korsana stockholders prior to the Merger and their rights as Cyclerion shareholders after the Merger — taking into account the amendments to the Cyclerion Articles and Cyclerion Bylaws that would be effected if Proposal Nos. 2 and 3 are approved — are described in the immediately following paragraph.

The material differences between the current rights of Korsana stockholders under the Korsana Charter and Korsana Bylaws and their rights as Cyclerion shareholders, after the Merger, under the Cyclerion Articles and Cyclerion Bylaws, both as will be in effect immediately following the completion of the Merger and assuming that Proposal Nos. 2 and 3 are approved by Cyclerion’s shareholders, are summarized below. The summary below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the DGCL, the MBCA and the governing corporate instruments that are subject to amendment in accordance with their terms. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a stockholder of Cyclerion or Korsana before the Merger and being a shareholder of the Combined Company following the completion of the Merger. For more information on how to obtain these documents, see the section titled “Where You Can Find More Information” beginning on page 419 of this proxy statement/prospectus.

If Proposal No. 4 is approved by Cyclerion shareholders and the Merger is completed, the Combined Company will effect the Cayman Redomestication pursuant to the Plan of Domestication as set forth in the form attached as Annex J to this proxy statement/prospectus, and, upon completion of the Cayman Redomestication, the rights of Cyclerion shareholders and the rights of Korsana stockholders who become Combined Company shareholders pursuant to the Merger will no longer be governed by the Cyclerion Articles, the Cyclerion Bylaws and the MBCA and instead will be governed by the Cayman Articles, in the form attached as Annex K to this proxy statement/prospectus, and the Cayman Islands Companies Act. For a comparison of rights of holders of the Combined Company capital stock as a Massachusetts corporation and the Combined Company share capital as a Cayman Islands exempted company limited by shares, assuming the completion of the Cayman Redomestication, see the section titled “Proposal No. 4 — The Redomestication Proposal — Effects of the Cayman Redomestication — Comparison of Rights of Holders of the Massachusetts Corporation Capital Stock and the Cayman Company Share Capital” beginning on page 235 of this proxy statement/prospectus.

Cyclerion	Korsana

Organizational Documents

The rights of Cyclerion shareholders are governed by Cyclerion’s restated articles of organization (as amended, the “Cyclerion Articles”), Cyclerion’s amended and restated bylaws (the “Cyclerion Bylaws”) and the Massachusetts Business Corporation Act (the “MBCA”).	The rights of Korsana’s stockholders are governed by Korsana’s second amended and restated certificate of incorporation (the “Korsana Charter”), Korsana’s bylaws (the “Korsana Bylaws”) and the DGCL. Rights of certain holders of Korsana preferred stock are governed by the Amended and Restated Investors’ Rights Agreement (the “Korsana IRA”), the Amended and Restated Right of First Refusal and Co-Sale Agreement (the “Korsana ROFR Agreement”), and the Amended and Restated Voting Agreement, each dated as of September 15, 2025.

Authorized Capital Stock

Cyclerion is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares that Cyclerion is authorized to issue is 500,000,000, of which 400,000,000 shares are common stock, each having no par value per share, and 100,000,000 shares are preferred stock, each having no par value per share. The preferred stock may be issued from time to time in one or more series. The number of authorized shares of Cyclerion preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of Cyclerion entitled to vote thereon, without a separate vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of preferred stock.	Korsana is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares that Korsana is authorized to issue is 217,863,552, of which 122,363,552 shares are common stock, par value $0.0001 per share, and 95,500,000 shares are preferred stock, par value $0.0001 per share. The number of authorized shares of Korsana Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Korsana preferred stock that may be required under the Korsana Charter) the affirmative vote of the holders of shares of Korsana capital stock representing a majority of the votes represented by all outstanding shares of Korsana capital stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Common Stock

The Cyclerion authorized common stock consists of 400,000,000 shares of common stock, no par value per share.

Each holder of a share of Cyclerion Common Stock is entitled to one vote for each such share held of record on the applicable record date on each matter properly submitted to the stockholders for their vote.

Korsana’s authorized common stock consists of 122,363,552 shares of common stock, par value $0.0001 per share.

Each holder of a share of Korsana Common Stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders (and written actions in lieu of meetings).

Preferred Stock

Cyclerion preferred stock consists of 100,000,000 shares of preferred stock, each having no par value per share. The voting rights of preferred stockholders can vary depending on the series of preferred stock issued. The	Korsana’s 95,500,000 shares of preferred stock consist of 20,000,000 shares of preferred stock designated as shares of “Series Seed Preferred Stock,” and 75,500,000 shares of preferred stock

Cyclerion Board is authorized to determine the voting powers, full or limited, or no voting powers for each series of preferred stock.

500,000 shares of Cyclerion preferred stock are designated as Series Convertible A Preferred Stock (“Cyclerion Series A Preferred Stock”). Holders of Cyclerion Series A Preferred Stock are not entitled to vote at any meetings of Cyclerion shareholders. Each share of Cyclerion Series A Preferred Stock is convertible into one share of Cyclerion Common Stock.

In connection with the Merger, the Cyclerion Board intends to designate    shares of undesignated preferred stock as Cyclerion Series B Preferred Stock through an articles of amendment to the Cyclerion Articles in the form attached as Annex G to this proxy statement/prospectus (the “Articles of Amendment”). No shares of Cyclerion Series B Preferred Stock are currently authorized or outstanding. Except as otherwise required by the Articles of Amendment or law, the Cyclerion Series B Preferred Stock will not have voting rights. The Articles of Amendment provides for certain voting rights in relation to the election of directors as discussed under “- Structure of Board of Directors; Term of Directors; Election of Directors” below. As long as shares of Cyclerion Series B Preferred Stock are outstanding, Cyclerion will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Cyclerion Series B Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to Cyclerion Series B Preferred Stock, (b) alter or amend the description of rights of Cyclerion Series B Preferred Stock set forth in its articles of organization, (c) amend its articles of organization, bylaws or other charter documents in any manner that adversely affects any rights of the holders of Cyclerion Series B Preferred Stock, (d) file any articles of amendment, description of rights, preferences, limitations and relative rights of any series of Cyclerion preferred stock (as defined in the Articles of Amendment), if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of Cyclerion Series B Preferred Stock, (e) issue further shares of the Cyclerion Series B Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Cyclerion Series B Preferred Stock, (f) at any time while at least 30% of the originally issued Cyclerion Series B Preferred Stock remains issued and outstanding, (i) consummate either (A) a Fundamental Transaction (as defined in the Articles of Amendment) or (B) any merger or consolidation of Cyclerion or other designated as shares of “Series A Preferred Stock.” On each matter voted on at a meeting of stockholders (and written actions in lieu of meetings), each holder of a share of Korsana preferred stock is entitled to cast the number of votes equal to the number of whole shares of Korsana Common Stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Korsana preferred stock vote together with holders of Korsana Common Stock as a single class and on an as-converted to common stock basis.

business combination in which the shareholders of Cyclerion immediately before such transaction do not hold at least a majority of the capital stock of Cyclerion immediately after such transaction, (ii) increase the size of the Cyclerion Board, (iii) adopt, amend or repeal any written delegation of authority policy, corporate authority matrix or similar document, framework or schedule unless approved by the unanimous vote of the Cyclerion Board, or (iv) retain or replace Cyclerion’s registered independent public accounting firm, independent compensation consultant or corporate counsel, or (g) enter into any agreement with respect to any of the foregoing. Following the closing of the Merger, each share of Cyclerion Series B Preferred Stock then outstanding will be convertible, at any time and from time to time, at the option of the holder of Cyclerion Series B Preferred Stock, into a number of shares equal to 1,000 shares of Cyclerion Common Stock, subject to certain limitations, including that a holder of Cyclerion Series B Preferred Stock is prohibited from converting shares of Cyclerion Series B Preferred Stock into shares of Cyclerion Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (initially set at 19.99%) of the total number of shares of Cyclerion Common Stock issued and outstanding immediately after giving effect to such conversion.

Number and Qualification of Directors

The number of Cyclerion directors shall be not less than three directors and may be increased or decreased to a size fixed exclusively by vote of a majority of the directors then serving. No decrease in the authorized number of directors constituting the Cyclerion Board will shorten the term of any incumbent director. Directors need not be stockholders of Cyclerion. Following the completion of the Merger, the Combined Company is expected to consist of six members.	The number of directors of Korsana is established from time to time by the Korsana Board. The Korsana Board currently consists of five current members with one seat currently vacant. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office, unless, at the time of such decrease, there are vacancies on the board which are eliminated by the decrease.

Structure of Board of Directors; Term of Directors; Election of Directors

At each annual meeting of shareholders, directors shall be elected for a full term of set to expire at the next annual meeting of shareholders. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Except as otherwise provided by statute, the Cyclerion Articles or the Cyclerion Bylaws, when a quorum is present, (i) in the event there are at least as many

Korsana directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Election of directors need not be by written ballot. Each director shall hold office for a term of one year and until his or her successor is elected and qualified, or until such director’s earlier resignation or removal. All elections shall be determined by a plurality of the votes cast, except as otherwise required by law.

directorships as nominees, directors shall be elected by a majority of the votes properly cast and entitled to vote generally on the election of directors or (ii) in the event there are more nominees than directorships, directors shall be elected by a plurality of the votes properly cast and entitled to vote generally on the election of directors.

Following the completion of the Merger, at all times when at least 30% of the originally issued Cyclerion Series B Preferred Stock remains issued and outstanding: (i) the holders of Cyclerion Series B Preferred Stock, exclusively and voting together as a separate class on an as-converted to common stock basis, shall be entitled to elect four Preferred Directors; and (ii) the holders of Cyclerion Common Stock and of any other class or series of voting stock (including the Cyclerion Series B Preferred Stock), exclusively and voting together as a single class on an as-converted to common stock basis, shall be entitled to elect the balance of the total number of directors of Cyclerion. Each Preferred Director shall be entitled to three votes on each matter presented to the Cyclerion Board.

The holders of record of the shares of Korsana Series Seed Preferred Stock, voting together exclusively and as a separate class on an as-converted to common stock basis, are entitled to elect four directors of Korsana (the “Series Seed Preferred Directors”). The holders of record of the shares of Series A Preferred Stock, voting together exclusively and as a separate class on an as-converted to common stock basis, are entitled to elect one director (the “Series A Preferred Director”). The holders of record of the shares of common stock and of any other class or series of voting stock (including the Korsana preferred stock), exclusively and voting together as a single class on an as-converted to common stock basis, shall be entitled to elect one director (the “At Large Director”).

Removal of Directors

Subject to the rights of the holders of any series of preferred stock, at any special meeting of Cyclerion shareholders called at least in part for such purpose, any director may by the affirmative vote of the holders of at least a majority of the shares entitled to vote for the election of directors, be removed for cause. The Cyclerion Board may removal any director or directors, for cause, at a meeting of the Cyclerion Board by vote of a majority of directors then in office.

Following the completion of the Merger, any Preferred Director may be removed without cause only by the affirmative vote of the holders of a majority of the Cyclerion Series B Preferred Stock.

Any director may be removed, with or without cause, by the holders of a majority of shares of the class or series of capital stock entitled to elect such director, voting together as a single class on an as-converted to common stock basis, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

Vacancies on the Board of Directors

Subject to the rights of the holders of any series of preferred stock, any vacancies on the Cyclerion Board resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of directors, shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Cyclerion Board, and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until	Any director may resign at any time upon notice given in writing or by electronic transmission to Korsana. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. A vacancy in any director seat other than those required to be filled by a particular class or series of stockholders pursuant to the Korsana Charter can be filled by the vote or written consent in lieu of a meeting of a majority of the remaining director(s), although less than a quorum. Vacancies and newly created directorships resulting from any increase in such director’s successor shall have been elected and qualified.

Following the completion of the Merger, at all times when at least 30% of the originally issued Cyclerion Series B Preferred Stock remains issued and outstanding, any vacancies of a Preferred Director directorship resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of the holders of a majority of the Cyclerion Series B Preferred Stock.

the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

If the holders of shares of a class or series of stock entitled to elect one or more directors fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, then any directorship not so filled shall remain vacant until such time as such holders elect a person to fill such directorship.

Stockholder Action by Written Consent

Any action required or permitted to be taken by the Cyclerion shareholders may be taken without a meeting if evidenced by consents signed by all Cyclerion shareholders entitled to vote on the matter.	Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to Korsana, a written consent signed by a sufficient number of stockholders to take action is delivered to Korsana.

Quorum

At all meetings of stockholders, except where otherwise provided by statute or by the Cyclerion Articles or the Cyclerion Bylaws, at any meeting of Cyclerion shareholders, a majority of the votes entitled to be cast on a matter by a voting group shall constitute a quorum with respect to that voting group for action on that matter. In the absence of a quorum, any meeting of shareholders may be adjourned, from time to time, either by the chairperson of the meeting or by a majority of the votes cast on the matter.	Except as otherwise provided by the DGCL or the Korsana Charter, the holders of a majority of the voting power of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes. Where a separate vote by a class or series is required, a majority of the voting power of the shares of such class or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. The stockholders present at a duly constituted meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to reduce the voting shares below a quorum. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date, or time.

Special Meetings of Shareholders

Special meetings of the Cyclerion shareholders may be called, for any purpose as is a proper matter for shareholder action under the Cyclerion Articles, the Cyclerion Bylaws and the MBCA, by (i) subject to certain conditions, holders of at least forty percent (40%) of all the votes entitled to be cast on any issue to be considered at the proposed special meeting, or (ii) the Cyclerion Board pursuant to a resolution adopted by a majority of the directors at a meeting of directors where a quorum is present or by unanimous written consent of the Cyclerion Board.

The Cyclerion Board or an officer designed by the Cyclerion Board shall determine the time and place of such special meeting. Upon determination of the time and place of the meeting, the Cyclerion secretary shall cause a notice of meeting to be given to the Cyclerion shareholders entitled to vote, in accordance with the Cyclerion Bylaws. No business may be transacted as such special meeting other than the business specified in the notice of meeting. Special meetings called by Cyclerion shareholders will be scheduled not fewer than sixty (60) nor more than ninety (90) days after the date of delivery of a written request to the Cyclerion secretary for such meeting to be called by shareholders holding at least forty percent (40%) of the votes entitled to be cast on any issue to be considered at the proposed special meeting, subject to certain conditions in the Cyclerion Bylaws.

Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Korsana Board or the Chief Executive Officer if one is elected, or the President, and shall be held at such place, date, and time as they or he or she shall fix.

Notice of Shareholder Meetings

Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of Cyclerion shareholders shall be given not less than seven (7) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Notice of any special meeting requested by Cyclerion shareholders in accordance with the Cyclerion Bylaws shall be given in writing or electronic transmission with thirty (30) days of the date of delivery of a written request for such special meeting to be called. Notice delivered to Cyclerion shareholders of shareholder meetings will specify the date, place and time of such meeting and the purposes of such meeting.	Except as otherwise provided by the DGCL or the Korsana Charter, notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, shall be given not less than 10 days nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Advance Notice Requirements for Shareholder Proposals

Nominations of persons for election to the Cyclerion Board may be made at an annual meeting or special meeting of shareholders, and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders, by any Cyclerion shareholder who was a shareholder of record at the time of giving the shareholder’s notice, who is entitled to vote at the meeting and who complied with the notice procedures set forth in the Cyclerion Bylaws. Such notice must be received by Cyclerion not later than the close of business on the ninetieth (90th) day no earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting, in the case of an annual meeting nomination, and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Cyclerion Board to be elected at such meeting, in the case of a special meeting nomination.	Neither the Korsana Charter nor the Korsana Bylaws contain advance notice requirements for stockholder proposals.

Amendment of Articles of Organization and Certificate of Incorporation

The Cyclerion Articles may be amended by the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment at a duly constituted meeting of shareholders called expressly for such purpose.	The Korsana Charter may be amended pursuant to Section 242 of the DGCL; provided that, at any time when shares of preferred stock are outstanding, the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of preferred stock, voting together as a single class on an as-converted to common stock basis (the “Requisite Holders”), is required to (i) amend, alter or repeal of any provision of the Korsana Charter, (ii) create or issue any capital stock unless the same ranks junior to the preferred stock with respect to its special rights, powers and preferences or (iii) increase the authorized number of shares of preferred stock or any additional class or series of capital stock of Korsana unless the same ranks junior to the preferred stock with respect to its special rights, powers and preferences.

Amendment of Bylaws

Except as otherwise provided by law, the Cyclerion Bylaws may be adopted, amended or repealed by the Cyclerion Board. Any adoption, amendment or repeal of the Cyclerion Bylaws by the Cyclerion Board pursuant to a resolution adopted by a majority of the directors at a meeting of directors where a quorum is present or by unanimous written consent of the Cyclerion Board. The Cyclerion Bylaws may also be adopted, amended or	The Korsana Bylaws may be amended or repealed by the Korsana Board or by the stockholders; provided that, at any time when shares of preferred stock are outstanding, the written consent or affirmative vote of the Requisite Holders is required (in addition to any other vote required by law or the Korsana Charter) to amend, alter or repeal any provision of the Korsana Bylaws.

repealed by the shareholders votes cast in favor representing a majority of the votes entitled to be cast on the matter.

Limitation on Director Liability

Directors shall not be liable to Cyclerion or its shareholders for damages for any breach of fiduciary duty, except to the extent that the elimination or limitations of liability is not permitted under law.	The Korsana Charter provides that, to the fullest extent permitted by law, a director or officer of Korsana shall not be personally liable to Korsana or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of Korsana shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Indemnification

Cyclerion will indemnify and hold harmless its directors and officers from and against any and all claims and liabilities to which he or she may be or become subject by reason of being or having been a director or officer of Cyclerion or by reason of alleged acts or omissions as a director or officer of Cyclerion, in each case, to the fullest extent permitted by applicable law and will reimburse each such officer and director for any and all legal and other expenses reasonably incurred in connection with such claims, whether or not such person has ceased to be a director or officer at or prior to the time such person is indemnified, held harmless or reimburse. These obligations to indemnify, hold harmless and reimburse directors and officers include payment by Cyclerion of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding.

Cyclerion will also indemnify and hold harmless persons who serve at Cyclerion’s express written request as directors or officers of another organization, if such entity fails, directly or through insurance, to cover such costs and expenses; provided that, such other entity will be the full indemnitor or insurer of first resort for any such liabilities, expenses or other losses and only thereafter will Cyclerion be required to pay indemnification or advancement of any such liabilities, expenses or other losses.

The rights conferred on any person by the Cyclerion Articles will be in addition to and not exclusive of any other rights to which any officer or director of Cyclerion may otherwise be lawfully entitled.

The Korsana Charter (i) permits Korsana to indemnify, to the fullest extent permitted by applicable law, any director or officer of Korsana, and (ii) authorizes Korsana to indemnify, to the extent permitted by the DGCL, any employee or agent of Korsana, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this paragraph, a “proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of Korsana or is or was serving at the request of Korsana as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding. Korsana is required to indemnify a director or officer in connection with a proceeding initiated by such person only if the proceeding was authorized by the Korsana Board.

The Korsana Bylaws require Korsana to indemnify, to the fullest extent permitted by Delaware law, except in certain circumstances, each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (for purpose of this paragraph, a “proceeding”), by reason of the fact that he or she is or was a director or an officer of Korsana or is or was serving at the request of Korsana as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (for purpose of this paragraph, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee, or in any other capacity while serving as a director, officer or trustee. The Korsana Bylaws also provide that an indemnitee will have the right to be paid by Korsana expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition, provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon delivery to Korsana of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses. The Korsana Bylaws also provide that the rights to indemnification and advancement of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Korsana Charter, the Korsana Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Conversion Rights

Holders of Cyclerion Series A Preferred Stock have the right to covert such shares into shares of Cyclerion Common Stock at any time at a ratio of 1 share of Cyclerion Series A Preferred Stock to 1 share of Cyclerion Common Stock.

When Cyclerion Series B Preferred Stock is issued in connection with the Merger, the holders of Cyclerion Series B Preferred Stock will have the right to convert such shares into Cyclerion Common Stock at any time at a ratio of 1 share of Cyclerion Series B Preferred Stock to 1,000 shares of Cyclerion Common Stock, subject to certain limitations, including that a holder of Cyclerion Series B Preferred Stock is prohibited from converting shares of Cyclerion Series B Preferred Stock into shares of Cyclerion Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (initially set at 19.99%) of the total number of shares of Cyclerion Common Stock issued and outstanding immediately after giving effect to such conversion.

The Korsana Charter provides that holders of preferred stock have the right to convert such shares into shares of common stock, at the option of the holder, at any time, at a conversion rate in accordance with the terms set forth in the Korsana Charter. In addition, upon the earliest to occur of (i) immediately prior to the closing of the sale of shares of common stock to the public at a price of at least $4.00 per share (subject to appropriate adjustment for any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock), in a firm- commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, resulting in at least $75,000,000 of gross proceeds, net of the underwriting discount and commissions, to Korsana and in connection with such offering the shares of Korsana Common Stock are listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the Korsana Board; (ii) immediately prior to the closing of a business combination pursuant to which Korsana becomes a public company under the terms set forth in the Korsana Charter; and (iii) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders, all outstanding shares of preferred stock will automatically be converted into shares of common stock at the then effective conversion rate as calculated in accordance with the Korsana Charter.

Right of First Refusal

Certain stockholders party to the Korsana ROFR Agreement wishing to transfer any shares of Korsana capital stock (other than any shares of preferred stock or common stock that are issued or issuable upon conversion of preferred stock) must first provide Korsana with the right to purchase such shares. In such an event, if Korsana does not elect to exercise its right of first refusal in full, certain stockholders party to the Korsana ROFR Agreement have a secondary refusal right to purchase all or any portion of such shares of Korsana capital stock which are proposed for sale or transfer and not purchased by Korsana pursuant to its right of first refusal.

Right of Co-Sale

Certain stockholders party to the Korsana ROFR Agreement have a right of co-sale with respect to any Korsana capital stock proposed to be transferred or sold that is not either purchased by Korsana by exercise of its right of first refusal (as further described above) or by any Korsana stockholder by exercise of their secondary refusal right (as further described above), each pursuant to the Korsana ROFR Agreement.

Preemptive Rights

Cyclerion shareholders do not have preemptive rights. Thus, if additional shares of Cyclerion Common Stock are issued, the current holders of Cyclerion Common Stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	Korsana stockholders do not have preemptive rights. Thus, if additional shares of Korsana Common Stock are issued, the current holders of Korsana Common Stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.

Distributions to Stockholders

Subject to preferences that may be applicable to any outstanding shares of Cyclerion preferred stock, the holders of Cyclerion Common Stock are entitled to receive ratably such dividends as may be declared by the Cyclerion Board out of legally available funds.	Korsana shall not declare, pay or set aside any dividends (other than dividends on shares of common stock payable in shares of common stock) unless holders of preferred stock first receive, or simultaneously receive, a dividend on each outstanding share of preferred stock in an amount calculated in accordance with the Korsana Charter.

Exclusive Forum

The Cyclerion Articles provide that unless the Cyclerion Board consents in writing to the selection of an alternative forum, a state or federal court located within the Commonwealth of Massachusetts shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Cyclerion; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Cyclerion to Cyclerion or its shareholders; (iii) any action asserting a claim against Cyclerion arising pursuant to any provision of the MBCA or any successor statute; or (iv) any action asserting a claim against Cyclerion governed by the internal affairs doctrine.	The Korsana Charter provides that, unless Korsana consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Korsana, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Korsana to Korsana or Korsana’s stockholders, (iii) any action asserting a claim against Korsana, its directors, officers or employees arising pursuant to any provision of the DGCL, the Korsana Charter or the Korsana Bylaws or (iv) any action asserting a claim against Korsana, its directors, officers or employees governed by the internal affairs doctrine or that otherwise relates to the internal affairs of Korsana, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. These provisions may impose additional costs on Korsana’s stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware or were permitted to select another jurisdiction. Additionally, these provisions may limit Korsana’s stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with Korsana or its directors, officers or other employees, which may discourage such lawsuits against Korsana and its directors, officers and other employees even though an action, if successful, might benefit its stockholders.

Registration Rights

Other than in connection with the Merger, Cyclerion shareholders do not have any registration rights.

In connection with the Merger, Cyclerion will enter into the Registration Rights Agreement with the investors participating in the Korsana Pre-Closing Financing, pursuant to which, among other things, the Combined

Under the Korsana IRA, certain holders of Korsana capital stock that are party to the Korsana IRA, have certain registration rights, including the right to demand that Korsana file a registration statement, so called “demand” registration rights, or request that their shares be covered by a registration statement that Korsana is otherwise filing, so-called

Company will agree to prepare and file a resale registration statement covering the resale of certain shares of Cyclerion Common Stock within 30 business days of the Closing pursuant to Rule 415 and to use its commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act. The Registration Rights Agreement also provides that the Combined Company will pay certain expenses relating to such registrations and indemnify the applicable securityholders against certain liabilities.	“piggyback” registration rights. The registration rights granted under the Korsana IRA will terminate upon the earlier of: (i) the closing of a Deemed Liquidation Event (as such term is defined in the Korsana Charter), (ii) such time after Korsana’s initial public offering when all registrable securities could be sold under Rule 144 of the Securities Act or a similar exemption without limitation during a three-month period without registration or (iii) the third anniversary of Korsana’s initial public offering.

Share Transfer Restrictions Applicable to Shareholders

Shares of Cyclerion Common Stock are transferable in the manner prescribed by the MBCA.	Transfers of shares of Korsana capital stock are subject to restrictions set forth in the Korsana Bylaws, Korsana ROFR Agreement and Korsana IRA.

PRINCIPAL SHAREHOLDERS OF CYCLERION

As of March 30, 2026, Cyclerion had 4,330,314 shares of Cyclerion Common Stock issued and outstanding. The table below shows certain information about the beneficial ownership of Cyclerion Common Stock, as of March 30, 2026, by:

•	each of Cyclerion’s directors,

•	each of Cyclerion’s named executive officers, and

•	all of Cyclerion’s directors and executive officers as a group.

In accordance with SEC rules, Cyclerion has included in the column “Number of Shares Beneficially Owned” all shares of Cyclerion Common Stock over which the person has sole or shared voting or investment power as of March 30, 2026, and all shares of Cyclerion Common Stock that the person has the right to acquire within 60 days after March 30, 2026 through the exercise of any stock options. All shares that a person has a right to acquire within 60 days of March 30, 2026 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person. Unless otherwise indicated, each person has the sole power (or shares the power with a spouse) to invest and vote the shares of Cyclerion Common Stock listed opposite the person’s name. Where applicable, ownership is subject to community property laws. Our inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table.

The percentage of beneficial ownership in the table below is based on 4,330,314 shares of Common Stock outstanding plus 351,037 shares of Common Stock that may be issued upon conversion of shares of our preferred stock purchased by Dr. Hecht in May 2023, each as of March 30, 2026. The address of all named executive officers and directors is 245 First Street, 18th Floor, Cambridge, MA 02142.

Name of Beneficial Owner	Number of Shares of Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers:
Errol B. De Souza, Ph.D.(1)	52,500	1.1%
Peter M. Hecht, Ph.D.(2)	1,021,224	21.3%
Michael F. Higgins(3)	30,740	*
Steven E. Hyman, M.D.(4)	23,887	*
Dina Katabi, Ph.D.(5)	20,000	*
Regina M. Graul, Ph.D.(6)	124,423	2.6%
Rhonda M. Chicko(7)	13,484	*
All executive officers and directors as a group (7 persons)	1,286,258	26.6%

*	Denotes less than 1%

This table is based upon information supplied by officers, directors and shareholders known by us to be beneficial owners of more than 5% of our Common Stock, information obtained from Schedules 13G or 13D filed with the SEC and based on information publicly available reporting beneficial ownership of our Common Stock. Unless otherwise noted below, no shareholder has had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.

(1)

Consists of (i) 20,000 shares of Common Stock issued on November 30, 2023 as restricted Common Stock for services as a member of the Company’s Board of Directors, of which 13,759 of these shares are vested through March 30, 2026 and the remaining 6,241 shares vest ratably on a monthly basis through June 1, 2027, provided that Dr. De Souza remains as a director of the Company on each such applicable vesting date, subject to certain exemptions, (ii) 30,000 shares of Common Stock issued on November 30, 2023 as restricted Common Stock for services as Chairman of the Board of Directors, of which 20,625 of these shares are vested through March 30, 2026 and the remaining 9,375 shares vest ratably on a monthly basis through June 1, 2027, provided that Dr. De Souza remains as Chairman of the Board of Directors of the Company on each such applicable vesting date subject to certain exemptions, and (iii) an additional 2,500 shares of Common Stock that underlie stock options that are currently exercisable or will be exercisable within the next 60 days.
(2)

Consists of (i) 559,203 shares of Common Stock held directly by Dr. Hecht, (ii) an additional 110,984 shares of Common Stock that underlie stock options that are currently exercisable or will be exercisable within 60 days, and (iii) 351,037 shares of Common Stock that may be issued upon conversion of shares of our preferred stock purchased by Dr. Hecht in May 2023. These shares of preferred stock have no voting rights but may be converted into our Common Stock by the holder at any time. The shares of Common Stock held directly by Dr. Hecht include (i) 20,000 shares of Common Stock issued on November 30, 2023 as restricted Common Stock for services as a member of our Board, of which 13,759 shares are vested as of March 30, 2026 and the remaining 6,241 shares vest ratably on a monthly basis through June 1, 2027, provided that Dr. Hecht remains as a director of the Company on each such applicable vesting date, subject to certain exemptions, (ii) 15,000 shares of Common Stock issued on December 1, 2023 as restricted Common Stock, of which 8,764 shares are vested as of March 30, 2026 and the remaining 6,236 shares vest ratably on a monthly basis through November 1, 2027, provided that Dr. Hecht remains as a consultant to or a director of the Company on each such applicable vesting date, subject to certain exemptions, and (iii) 15,000 shares of Common Stock issued on January 2, 2024 as restricted Common Stock, of which 8,613 shares are vested as of March 30, 2026 and the remaining 6,387 shares vest ratably through November 1, 2027, provided that Dr. Hecht remains as a consultant to or a director of the Company on each such applicable vesting date, subject to certain exemptions.

(3)

Consists of (i) 10,740 shares of Common Stock held directly by Mr. Higgins, and (ii) 20,000 shares of Common Stock issued on November 30, 2023 as restricted Common Stock for services as a member of the Company’s Board of Directors, of which 13,759 of these shares are vested as of March 30, 2026 and the remaining 6,241 shares vest ratably on a monthly basis through June 1, 2027, provided that Mr. Higgins remains as a director of the Company on each such applicable vesting date, subject to certain exemptions.

4)

Consists of (i) 3,887 shares of Common Stock that underlie stock options that are currently exercisable or will be exercisable within 60 days (ii) 20,000 shares of Common Stock issued as restricted Common Stock on November 30, 2023 for services as a member of the Company’s Board of Directors, of which 13,759 of these shares are vested as of March 30, 2026 and the remaining 6,241 shares vest ratably on a monthly basis through June 1, 2027, provided that Dr. Hyman remains as a director of the Company on each such applicable vesting date, subject to certain exemptions.

(5)

Consists of 20,000 shares of Common Stock issued as restricted Common Stock on November 30, 2023 for services as a member of the Company’s Board of Directors, of which 13,759 of these shares are vested as of March 30, 2026 and the remaining 6,241 shares vest ratably on a monthly basis through June 1, 2027 provided that Dr. Katabi remains as a director of the Company on each such applicable vesting date, subject to certain exemptions.

(6)

Consists of (i) 50,000 shares of Common Stock issued to Dr. Graul as restricted Common Stock on December 1, 2023, of which 32,491 of the shares vested as of March 30, 2026 and the remaining 17,509 shares vesting ratably through December 1, 2027, provided that Dr. Graul remains as an employee of the Company on each such applicable vesting date, subject to certain exemptions, (ii) 50,000 shares of Common Stock issued to Dr. Graul as restricted Common Stock on January 1, 2024, with 31,658 of the shares vested as of March 30, 2026 and the remaining 18,342 shares vesting ratably through January 1, 2028, subject to certain exemptions; and (iii) an option to acquire 55,849 shares of Common Stock with 24,423 shares exercisable or which will become exercisable within 60 days with the remainder vesting monthly through July 2028.

(7)

Consists of (i) 18 shares owned directly by Ms. Chicko and (ii) an option to acquire 25,000 shares of Common Stock with 13,466 shares exercisable or which will become exercisable within 60 days with the remainder vesting monthly through February 2028.

PRINCIPAL STOCKHOLDERS OF KORSANA

The following table sets forth certain information known to Korsana regarding beneficial ownership of Korsana capital stock on an as-converted to Korsana Common Stock basis as of April 1, 2026 for:

•	each person or group of affiliated persons, who is known by Korsana to be the beneficial owner of more than 5% of Korsana capital stock;

•	each of Korsana’s directors;

•	each Korsana named executive officer; and

•	all of Korsana’s executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to Korsana’s securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of the date of this table. Shares of Korsana Common Stock that an individual has the right to acquire within 60 days of the date of this table are deemed to be outstanding and beneficially owned by the individual for the purpose of computing the percentage ownership of that individual, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To Korsana’s knowledge and subject to applicable community property rules, and except as otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned. The percentage of beneficial ownership shown prior to the Merger and Korsana Pre-Closing Financing in the table below is based on 101,500,000 shares of Korsana Common Stock deemed to be outstanding as of the date of this table, assuming the conversion of all outstanding shares of Korsana Preferred Stock into shares of Korsana Common Stock. The following table does not reflect any shares of Korsana Common Stock or Korsana Pre-Funded Warrants that such holders have agreed to purchase in the Korsana Pre-Closing Financing.

Unless otherwise indicated, the address for each beneficial owner is c/o Korsana Biosciences, Inc., 203 Crescent Street, Bldgs. #3/3A/4, Suite 503, Waltham, MA 02453.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding Beneficially Owned
5% or Greater Stockholders
Fairmount Healthcare Fund II, L.P.(1)	22,500,000	22.2%
Entities Affiliated with Venrock Healthcare Capital Partners(2)	21,700,000	21.4%
Entities Affiliated with TCGX(3)	10,000,000	9.9%
Entities Affiliated with J.P. Morgan Life Sciences Private Capital(4)	10,000,000	9.9%
Entities Affiliated with Wellington Management(5)	8,000,000	7.9%
Entities Affiliated with Sanofi Ventures(6)	7,500,000	7.4%
Entities Affiliated with Janus Henderson Investors(7)	7,500,000	7.4%
Named Executive Officers and Directors
Andrew Gottesdiener	—	*
Tomas Kiselak(1)	22,500,000	22.2%
Michelle Pernice(8)	54,977	*
Jonathan Violin(9)	2,263,554	2.2%
Mark Vignola	—	*
Madelyn Zeylikman	—	*
Nimish Shah(2)	21,700,000	21.4%
All executive officers and directors as a group (7 persons)(10)	47,318,531	45.8%

*	Less than 1%.
(1)

Consists of 22,500,000 shares of Korsana Common Stock issuable upon conversion of 10,000,000 shares of Korsana Series Seed Preferred Stock and 12,500,000 shares of Korsana Series A Preferred Stock held directly by Fairmount Healthcare Fund II, L.P. (“Fairmount Fund II”). Fairmount Funds Management LLC (“Fairmount”) serves as investment manager for Fairmount Fund II. Fairmount Fund II has delegated to Fairmount the sole power to vote and the sole power to dispose of all securities held in Fairmount Fund II’s portfolio. Because Fairmount Fund II has divested itself of voting and investment power over the securities it holds and may not revoke that delegation on less than 61 days’ notice, Fairmount Fund II disclaims beneficial ownership of the securities it holds. As managers of Fairmount, Peter Harwin and Tomas Kiselak may be deemed to have voting and investment power over the shares held by Fairmount Fund II. Fairmount, Peter Harwin and Tomas Kiselak disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of the entities and individuals listed is 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428.

(2)

Consists of (i) 4,166,166 shares of Korsana Common Stock issuable upon conversion of Korsana Series A Preferred Stock held by Venrock Healthcare Capital Partners EG, L.P. (“VHCP EG”), (ii) 8,333,334 shares of Korsana Common Stock issuable upon conversion of Korsana Series A Preferred Stock held by Venrock Healthcare Capital Partners XP, L.P. (“VHCP XP”) (iii) 627,840 shares of Korsana Common Stock issuable upon conversion of Korsana Series Seed Preferred Stock held by Venrock Healthcare Capital Partners III, L.P. (“VHCP III”), (iv) 62,720 shares of Korsana Common Stock issuable upon conversion of Korsana Series Seed Preferred Stock held by VHCP Co-Investment Holdings III, LLC (“VCHP Co-III”), (v) 4,000,000 shares of Korsana Common Stock issuable upon conversion of Korsana Series Seed Preferred Stock held by VHCP XP, and (vi) 4,509,440 shares of Korsana Common Stock issuable upon conversion of Korsana Series Seed Preferred Stock held by VCHP EG. VHCP Management EG, LLC (“VHCPM EG”) is the sole general partner of VHCP EG. VHCP Management III, LLC (“VHCPM III”) is the sole general partner of VHCP III and the sole manager of VHCP Co-III. VHCP Management XP, LLC (“VHCPM XP”) is the sole general partner for VHCP XP. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM III, VHCPM EG and VHCPM XP. Dr. Koh, Mr. Shah, VHCPM III, VHCPM EG and VHCPM XP disclaim beneficial ownership over all shares held by VHCP III, VHCP Co-III, VHCP EG and VHCP XP, except to the extent of their respective indirect pecuniary interests therein. The principal business address of each of the foregoing persons is 7 Bryant Park, 23rd Floor, New York, New York 10018.
(3)

Consists of 10,000,000 shares of Korsana Common Stock issuable upon conversion of Korsana Series A Preferred Stock held by TCG Crossover Fund II, L.P. (“TCGX”). TCG Crossover GP II, LLC, the General Partner of TCGX, and Chen Yu, Managing Partner of TCG Crossover GP II, LLC, have shared voting and dispositive power over the securities held by TCGX. The address for each of TCGX, TCG Crossover GP II, LLC and Chen Yu is 245 Lytton Ave., Suite 350, Palo Alto, California 94301.

(4)

Consists of (i) 8,530,000 shares of Korsana Common Stock issuable upon conversion of Korsana Series A Preferred Stock held by 270 Life Sciences Private Capital Master Fund I SCA-RAIF, (ii) 1,240,000 shares of Korsana Common Stock issuable upon conversion of Korsana Series A Preferred Stock held by 270 Life Sciences Private Capital Employee Fund I LP and (iii) 230,000 shares of Korsana Common Stock issuable upon conversion of Korsana Series A Preferred Stock held by J.P. Morgan Growth Equity Division Holdings Inc. 270 Life Sciences Private Capital Master Fund I SCA-RAIF is duly represented and acting through its managing general partner (actionnaire gérant commandité), 270 Life Sciences Private Capital Fund I GP (Lux) S.à.r.l. J.P. Morgan Growth Equity Division Holdings is the sole general partner of 270 Life Sciences Private Capital Employee Fund I LP. The address for each of these entities is 390 Madison Avenue, Floor 27, New York, NY 10172.

(5)

Consists of (i) 7,500,000 shares of Korsana Common Stock issuable upon conversion of Korsana Series A Preferred Stock held by Wellington Biomedical Innovation Master Investors (Cayman) II L.P. (“Wellington Biomedical Fund”) and (ii) 500,000 shares of Korsana Common Stock issuable upon conversion of Korsana Series A Preferred Stock held by Wellington Private Investments Opportunities SPV 2, LLC (“WPIO”). Wellington Management Company LLP, a registered investment adviser under the Investment Advisers Act of 1940, as amended (“WMC”), is the investment advisor to Wellington Biomedical Fund and WPIO. Wellington Biomedical Innovation II GP L.P. is the general partner of Wellington Biomedical Fund. Wellington Alternative Investments LLC (“WAI”) is the Manager of WPIO and Wellington Management Investment, Inc. is the Managing Member of WAI. WMC is an indirect subsidiary of Wellington Management Group LLP. Wellington Management Group LLP and WMC may be deemed beneficial owners with shared voting and investment power over the shares held by Wellington Biomedical Fund and WPIO. Additional information about WMC is available in its Form ADV filed with the SEC. The address of all entities referenced in this footnote is 280 Congress Street, Boston, MA 02210.

(6)

Consists of 7,500,000 shares of Korsana Common Stock issuable upon conversion of Korsana Series A Preferred Stock held by Sanofi Ventures LLC. The corporate address for Sanofi Ventures LLC is 100 Morris Street, Morristown, New Jersey 07960.

(7)

Consists of 7,500,000 shares of Korsana Common Stock issuable upon conversion of Korsana Series A Preferred Stock held by Janus Henderson Biotech Innovation Master Fund Limited (“Janus Master Fund”). Such shares may be deemed to be beneficially owned by Janus Henderson Investors US LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, as amended, who acts as investment adviser for Janus Master Fund and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors of Janus Master Fund. Under the terms of its management contract with Janus Master Fund, Janus has overall responsibility for directing the investments of Janus Master Fund in accordance with the investment objective, policies, and limitations. Janus Master Fund has one or more portfolio managers appointed by and serving at the pleasure of Janus whom make decisions with respect to the disposition of the shares. The portfolio managers for Janus Master Fund are Andrew Acker, Daniel S. Lyons, and Agustin Mohedas. The business address of each of the aforementioned parties is c/o Janus Henderson Investors US LLC, 151 Detroit Street, Denver, Colorado 80206.

(8)	Consists of (a) vested options to acquire 49,190 shares of common stock and (b) options to acquire 5,787 shares of common stock that will vest within 60 days of the date of this table.
(9)	Consists of (a)1,000,000 shares of restricted common stock and (b) options to acquire 1,263,554 shares of common stock that will vest within 60 days of the date of this table.
(10)	See notes 1, 2, 8 and 9.

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split described in Proposal No. 3 of this proxy statement/prospectus.

The following table sets forth certain information regarding beneficial ownership of the Combined Company’s common stock immediately after consummation of the Merger, assuming the consummation of the Merger occurred on    , 2026 for:

•	each person or group of affiliated persons, who is expected by Cyclerion and Korsana to be the beneficial owner of more than 5% of the Combined Company’s common stock;

•	each person expected to be a director of the Combined Company;

•	each person expected to be a named executive officer of the Combined Company; and

•	all of the Combined Company’s expected directors and executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to the Combined Company’s securities. Under such rules, beneficial ownership includes any shares over which the individual or entity has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of    , 2026. Shares of the Combined Company’s common stock that an individual or entity has the right to acquire within 60 days of    , 2026 are deemed to be outstanding and beneficially owned by the individual or entity for the purpose of computing the percentage ownership of that individual, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To Cyclerion’s and Korsana’s knowledge and subject to applicable community property rules, and except as otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

The table lists applicable percentage ownership based on    shares of common stock expected to be outstanding upon consummation of the Merger, after giving effect to the Korsana Pre-Closing Financing and prior to giving effect to the anticipated Cyclerion reverse stock split and includes    shares of unvested restricted common stock. The number of shares beneficially owned includes shares of common stock that each person has the right to acquire within 60 days, including upon the exercise of stock options and warrants. These stock options and warrants shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the Combined Company’s common stock expected to be owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the combined organization’s common stock expected to be owned by any other person.

Immediately after the Merger, Cyclerion securityholders as of immediately prior to the Merger are expected to own approximately    % of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), and former holders of Korsana securities are expected to own approximately    % of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), subject to certain assumptions, including, but not limited to, Cyclerion’s Net Cash as of closing being equal to $    . There can be no assurances any of these assumptions will be accurate at closing when the final Exchange Ratio is determined. The table below assumes that, based on Cyclerion’s and Korsana’s capitalization as of    , 2026, the Exchange Ratio is estimated to be equal to approximately    shares of Cyclerion Common Stock for each share of Korsana Common Stock, prior to giving effect to the anticipated Cyclerion reverse stock split. The estimated Exchange Ratio was derived on a fully-diluted basis, using a stipulated value of Korsana of $268.4 million and of Cyclerion of $10 million, assuming Net Cash of $    as of Closing. The final Exchange Ratio is subject to adjustment prior to the closing of the Merger based upon Cyclerion’s Net Cash at Closing and the aggregate proceeds from the sale of Korsana Common Stock and Korsana Pre-Funded Warrants in the Korsana Pre-Closing Financing.

Unless otherwise indicated, the address for each beneficial owner is c/o Korsana Biosciences, Inc., 203 Crescent Street, Bldgs. #3/3A/4, Suite 503, Waltham, MA 02453.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding Beneficially Owned
5% or Greater Stockholders

Named Executive Officers and Directors

All executive officers and directors as a group ( persons)

LEGAL MATTERS

Ropes & Gray LLP will pass upon the validity of the securities offered by this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of Cyclerion Therapeutics, Inc. at December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, included in the Proxy Statement of Cyclerion Therapeutics, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Cyclerion Therapeutics, Inc.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Korsana Biosciences, Inc. at December 31, 2025 and 2024, and for the year ended December 31, 2025 and the period from November 8, 2024 (inception) to December 31, 2024, included in the Proxy Statement of Cyclerion Therapeutics, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Cyclerion is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements, and other information with the SEC electronically, and the SEC maintains a website that contains Cyclerion’s filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

Cyclerion also makes available free of charge on or through its website at www.cyclerion.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Cyclerion electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and Cyclerion are inactive textual references and except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

Cyclerion has filed with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act to register the shares of Cyclerion Common Stock (including the shares of Cyclerion Common Stock issuable upon conversion of Cyclerion Series B Preferred Stock) to be issued to Korsana stockholders in the Merger. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Cyclerion and Cyclerion Common Stock. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

Cyclerion has supplied all information contained in this proxy statement/prospectus relating to Cyclerion and Korsana has supplied all information contained in this proxy statement/prospectus relating to Korsana.

If you would like to request documents from Cyclerion or Korsana, please send a request in writing or by telephone to either Cyclerion or Korsana at the following addresses:

Cyclerion Therapeutics, Inc. 245 First Street, 18th Floor Cambridge, MA 02142 Attn: Secretary Tel: (857) 327-8778	Korsana Biosciences, Inc. 203 Crescent Street, Bldgs. #3/3A/4, Suite 503 Waltham, MA 02453 Attn: Secretary Tel: (781) 516-2325

Cyclerion has filed its Annual Report on Form 10-K for the year ended December 31, 2025 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Cyclerion shareholder, Cyclerion will mail without charge a copy of its Annual Report on Form 10-K, including the financial statements, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to Cyclerion’s expenses in furnishing the requested exhibit. All requests should be directed to Cyclerion’s Secretary, 245 First Street, 18th Floor, Cambridge, MA 02142 .

If you are a Cyclerion shareholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Merger, including the procedures for voting your shares, you should contact,    , at the following telephone number:

Banks and Brokers Call:

Stockholders Call Toll Free:

SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2027 ANNUAL MEETING

The Cyclerion Bylaws provide that, for shareholder nominations to the Cyclerion Board at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary at Cyclerion Therapeutics, Inc., 245 First Street, 18th Floor, Cambridge, MA 02142. To be timely for the 2027 annual meeting of shareholders, the shareholder’s notice must be delivered to us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting of shareholders, except that if the 2027 annual meeting of shareholders is set for a date that is more than 30 days before or after such anniversary date, Cyclerion must receive the notice not later than the close of business on the 60th day prior to the date of the annual meeting (provided that, if fewer than 65 days’ notice or prior public disclosure of the date of the 2027 annual meeting of shareholders is given or made to the shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the 15th day following the day of such notice or public disclosure). Assuming the date of Cyclerion’s 2027 annual meeting of shareholders is not so advanced or delayed, shareholders who wish to make a proposal or a director nomination for the 2027 annual meeting of shareholders must notify Cyclerion no earlier than    , 2027 and no later than    , 2027. Such notice must provide certain information about the director nominees, as provided in the Cyclerion Bylaws.

For other shareholder proposals to be considered at an annual meeting of Cyclerion shareholders, the Cyclerion Bylaws provide that the shareholder must, in addition to any other applicable requirements, comply with the requirements of Rule 14a-8 of the Exchange Act. Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received no later than the close of business on    , 2027.

In addition to satisfying the foregoing requirements of the Cyclerion Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Cyclerion’s nominees for the 2027 annual meeting of shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act

Availability of Bylaws

A copy of the Cyclerion Bylaws may be obtained by accessing Cyclerion’s filings on the SEC’s website at www.sec.gov. You may also contact Cyclerion’s corporate secretary at Cyclerion’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of the proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

In connection with the Cyclerion Shareholders Meeting, a number of brokers with account holders who are Cyclerion shareholders will be “householding” the proxy materials. A single set of the proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of the proxy materials, please notify your broker or Cyclerion. Direct your written request to Secretary at Cyclerion Therapeutics, Inc., 245 First Street, 18th Floor, Cambridge, MA 02142. Cyclerion undertakes to promptly deliver a separate set of the proxy materials upon receiving your written request. Shareholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Cyclerion Therapeutics, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Cyclerion Therapeutics, Inc. (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has limited financial resources, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Assessment of indicators of impairment of investment in Tisento Therapeutics Holdings Inc.

Description of the Matter
As discussed in Notes 2 and 4 to the consolidated financial statements, as of December 31, 2025, the Company had recognized an Other investment of $5.4 million which was accounted for as a financial instrument without a readily determinable fair value. Such investment was recorded using the measurement alternative for investments without readily determinable fair values, whereby the investment was measured at cost less any impairment recorded or adjustments for observable price changes. As of December 31, 2025, no impairment loss was recognized.

Auditing the Company’s assessment of indicators of impairment of the Other investment was complex and required significant judgment in applying our audit procedures and in the evaluation of the results of the procedures performed to determine if any impairment indicators were present. In addition, there was a significant degree of subjectivity in evaluating the relevance and reliability of the audit evidence obtained.

How We Addressed the Matter in Our Audit	We performed audit procedures to test management’s evaluation of events or changes in circumstances that might be indicators of impairment of the Company’s Other investment. Such procedures included, among others: (i) evaluating the appropriateness of management’s assessment of indicators of impairment; (ii) independently obtaining and assessing evidence, including from external sources, to corroborate management’s judgments and evaluating contrary evidence; (iii) reading the minutes of the Company’s Board of Directors meetings; and (iv) performing inquiries of management of Tisento Therapeutics Holdings Inc. and the Company regarding their knowledge of impairment indicators.
We have served as the Company’s auditor since 2018.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 30, 2026

Cyclerion Therapeutics, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$3,240	$3,232
Accounts receivable	1,000	556
Prepaid expenses	384	421
Other current assets	11	16

Total current assets	4,635	4,225
Other investment	5,350	5,350

Total assets	$9,985	$9,575

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$508	$390
Accrued research and development costs	198	52
Accrued expenses and other current liabilities	194	283

Total current liabilities	900	725
Commitments and contingencies (Note 6)	—	—
Stockholders’ equity
Preferred stock, no par value, 100,000,000 shares authorized and 351,037 shares of Series A convertible preferred stock issued and outstanding at December 31, 2025 and 2024	—	—
Common stock, no par value, 400,000,000 shares authorized at December 31, 2025 and 2024; 3,925,314 and 2,710,096 shares issued at December 31, 2025 and 2024, respectively; 3,821,236 and 2,545,922 shares outstanding at December 31, 2025 and 2024, respectively	—	—
Paid-in capital	280,105	276,342
Accumulated deficit	(271,020)	(267,492)

Total stockholders’ equity	9,085	8,850

Total liabilities and stockholders’ equity	$9,985	$9,575

Th
e accompanying notes are an integral part of these consolidated financial statements.

Cyclerion Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share data)

	Year Ended December 31,
	2025	2024
Revenues:
Revenue from license agreement	$1,000	$1,750
Revenue from purchase agreement	800	—
Revenue from option agreement	274	250

Total revenues	2,074	2,000

Cost and expenses:
Research and development	959	286
General and administrative	6,088	5,342

Total cost and expenses	7,047	5,628

Loss from operations	(4,973)	(3,628)

Other income, net
Interest income	128	208
Gain from settlement of account payable	—	363
Gain from insurance recovery	1,317	—

Total other income, net	1,445	571

Net loss	$(3,528)	$(3,057)

Net loss per share:
Basic and diluted net loss per share	$(1.11)	$(1.21)
Weighted average shares used in calculating:
Basic and diluted shares	3,181	2,518
Other comprehensive loss:
Net loss	$(3,528)	$(3,057)
Other comprehensive loss:
Foreign currency translation adjustment loss	—	(6)

Comprehensive loss	$(3,528)	$(3,063)

The
accompanying notes are an integral part of these consolidated financial statements.

Cyclerion Therapeutics, Inc.
Consolidated Statements of Stockholders’ Equity
(In thousands, except share data)

	Common Stock		Preferred Stock		Paid-in	Accumulated	Accumulated other comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	capital	deficit	loss	equity
Balance at December 31, 2023	2,474,159	$—	351,037	$—	$275,717	$(264,417)	$(12)	$11,288
Net loss	—	—	—	—	—	(3,057)	—	(3,057)
Vesting of restricted stock awards	71,763	—	—	—	—	—	—	—
Share-based compensation expense related to issuance of stock options and restricted stock awards	—	—	—	—	625	—	—	625
Foreign currency translation adjustment	—	—	—	—	—	—	(6)	(6)
Release of foreign currency translation adjustment upon liquidation of a subsidiary						(18)	18	—

Balance at December 31, 2024	2,545,922	$—	351,037	$—	$276,342	$(267,492)	$—	$8,850

Issuance of common stock - private placement, net of issuance cost	499,998	—	—	—	1,245	—	—	1,245
Issuance of common stock - ATM	715,220	—	—	—	2,077	—	—	2,077
Net loss	—	—	—	—	—	(3,528)	—	(3,528)
Vesting of restricted stock awards	60,096	—	—	—	—	—	—	—
Share-based compensation expense related to issuance of stock options and restricted stock awards	—	—	—	—	441	—	—	441

Balance at December 31, 2025	3,821,236	$—	351,037	$—	$280,105	$(271,020)	$—	$9,085

The
accompanying notes are an integral part of these consolidated financial statements.

Cyclerion Therapeutics, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,528)	$(3,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain from settlement of account payable	—	(363)
Share-based compensation expense	441	625
Changes in operating assets and liabilities:
Accounts receivable	(444)	(556)
Prepaid expenses	37	21
Other current assets	5	(5)
Accounts payable	118	(445)
Accrued research and development costs	146	(38)
Accrued expenses and other current liabilities	(89)	(515)

Net cash used in operating activities	(3,314)	(4,333)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from ATM	2,077	—
Proceeds from private placement	1,375	—
Issuance costs paid for private placement	(130)	—

Net cash provided by financing activities	3,322	—

Effect of exchange rate changes on cash and cash equivalents	—	(6)
Net increase (decrease) in cash and cash equivalents	8	(4,339)
Cash and cash equivalents, beginning of period	3,232	7,571

Cash and cash equivalents, end of period	$3,240	$3,232

Th
e accompanying notes are an integral part of these consolidated financial statements.

Cyclerion Therapeutics, Inc.
Notes to the Consolidated Financial Statements
1. Nature of Business
Nature of Operations
Cyclerion Therapeutics, Inc. (“Cyclerion”, the “Company” or “we”) became an independent public company on April 1, 2019 after Ironwood Pharmaceuticals, Inc. completed a tax-free
spin-off
of their sGC business. Cyclerion has one employee as of December 31, 2025 and also relies on a team of specialist consultants for its operations.
Cyclerion is focused on building a new pipeline of innovative therapeutics to address serious neuropsychiatric diseases. The Company’s current strategic focus is centered on the development of a novel therapeutic approach for treatment-resistant depression (“TRD”), which represents a substantial clinical and commercial opportunity. Over the past year, the Company has refined its strategic direction toward programs that combine established pharmacologic agents with enabling technologies designed to improve precision, reproducibility, and patient outcomes. As part of this strategy, Cyclerion has evaluated multiple opportunities and prioritized
CYC-126,
an individualized therapy for TRD as its foundational development program. In September 2025, the Company entered into a license agreement with the Massachusetts Institute of Technology (“MIT”) for intellectual property supporting this program (see Note 11), and in January 2026 entered into a collaboration and option-to-license
agreement with Medsteer SAS (“Medsteer”) to access certain technology, data assets, and technical know-how
related to drug delivery and physiological monitoring. The Company is advancing development planning, regulatory strategy, and commercial positioning for this program and intends to initiate a Phase 2 proof-of-concept
study in Australia in the second half of 2026.
In parallel with the advancement of its neuropsychiatric strategy, Cyclerion continues to evaluate opportunities related to its legacy soluble guanylate cyclase (“sGC”) stimulator assets, including potential collaborations, monetization opportunities, or other strategic transactions designed to maximize shareholder value.
Praliciguat is an orally administered, once-daily systemic sGC stimulator. On June 3, 2021, Cyclerion entered into a license agreement with Akebia Therapeutics Inc. (“Akebia”) relating to the exclusive worldwide license to Akebia of our rights to the development, manufacture, medical affairs and commercialization of pharmaceutical products containing praliciguat and other related products and forms thereof enumerated in such agreement. In 2021, Akebia paid a $3.0 million upfront payment to the Company upon signing of the license agreement.
On December 13, 2024, Cyclerion announced that Cyclerion and Akebia have re-negotiated
a mutually beneficial amendment to their exclusive license agreement for praliciguat, a systemic sGC stimulator. Under this new license amendment, Cyclerion will receive $1.75 million in amendment payments, of which $1.25 million was paid in December 2024 and an additional payment of $0.5 million was received in September 2025. In addition, Akebia is responsible for all intellectual property expenses associated with praliciguat. On December 1, 2025, Akebia publicly announced that it has recently initiated (defined as first patient dosed) Phase 2 clinical trials for the treatment of focal segmental glomerulosclerosis (“FSGS”) using praliciguat. Pursuant to the terms of amendment, upon initiation of a Phase 2 clinical trial in the U.S. for a product, a $1.0 million development milestone payment would be due to us and it was received in February 2026. The Company is eligible to receive additional milestone cash payments of up to approximately $557.5 million in total potential future development, regulatory, and commercialization milestone payments for praliciguat. In exchange for a reduction in certain development milestone payments, Cyclerion is eligible to receive certain higher-tiered sales-based royalties ranging from mid-single-digits
to twenty percent.
Olinciguat is a Phase 2, orally administered, once-daily, vascular sGC stimulator. On July 22, 2024, the Company entered into an Option to License Agreement (the “Option Agreement”) with a third party (the

“Optionee”), pursuant to which the Optionee had an option (the “Option”) to enter into an exclusive license to olinciguat for human therapeutics, subject to certain carveouts. Under the terms of the Option Agreement, the Optionee paid the Company an Option fee of $150,000 in August 2024 and subsequent fees totaling $80,000 to extend the term of the Option Agreement. The Optionee originally could exercise the Option on or before March 20, 2025, which was ultimately extended through August 22, 2025. Thereafter, the parties had an additional 60 days to negotiate the terms of a definitive license agreement. The parties were unable to agree upon the terms of a license agreement and the Company provided notice on October 23, 2025 that it was terminating the Option Agreement. The Company is currently exploring potential license opportunities for olinciguat.
Zagociguat is a clinical-stage
CNS-penetrant
sGC stimulator that has shown rapid improvement in cerebral blood flow, functional brain connectivity, brain response to visual stimulus, cognitive performance, and biomarkers associated mitochondrial function and inflammation in clinical studies. CY3018 is a
CNS-targeted
sGC stimulator that preferentially localizes to the brain and has a pharmacology profile that suggests its potential for the treatment of neuropsychiatric diseases and disorders. On July 28, 2023, the Company sold Zagociguat and CY3018 to Tisento Therapeutics, Inc. (“Tisento”), a newly formed private company focused on their development, in exchange for $8.0 million in cash consideration, $2.4 million as reimbursement for certain operating expenses related to zagociguat and CY3018 for the period between signing and closing of the transaction, and 10% of all of Tisento’s parent’s outstanding equity securities (“Tisento Parent”).
Cyclerion GmbH, a wholly owned subsidiary, was incorporated in Zug, Switzerland on May 3, 2019. The functional currency is the Swiss franc. Cyclerion GmbH was liquidated and de-registered
in May 2024.
Cyclerion Securities Corporation, a wholly owned subsidiary, was incorporated in Massachusetts on November 15, 2019 and was granted securities corporation status in Massachusetts.
Stock Purchase Agreement
In March 2023, the Company entered into a stock purchase agreement with the Company’s former Chief Executive Officer (the “CEO”) pursuant to which he invested $5 million in cash for 225,000 shares of common stock and 351,037 shares of Series A Convertible Preferred Stock of the Company at a price of $8.68 per share (after giving effect to the
1-for-20
reverse stock split the Company implemented on May 15, 2023). The Series A Convertible Preferred Stock is convertible into shares of the Company’s common stock on a one-to-one
basis. The closing of the equity investment took place on May 19, 2023, and (to comply with Nasdaq listing requirements) the Company’s shareholders approved such convertibility on July 19, 2023.
2025 Equity Private Placement
On March 21, 2025, the Company entered into a Stock Purchase Agreement (the “2025 Equity Private Placement”) for a private placement of 499,998 shares of the Company’s common stock, at a purchase price of $2.75 per share for total gross proceeds of approximately $1.375 million. The closing of the 2025 Equity Private Placement occurred on March 25, 2025. The Company incurred transaction costs of $0.1 million for the 2025 Equity Private Placement. The Shares issued were not registered under the Securities Act of 1933, as amended, or any state securities laws and will be issued pursuant to the exemption from registration provided for under Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.
In connection with the 2025 Equity Private Placement, the Company entered into a Registration Rights Agreement with the investors, dated March 21, 2025, pursuant to which the Company agreed to register the resale of the Shares pursuant to a registration statement which was filed with the SEC and declared effective by the SEC on May 15, 2025.
At-the-Market
Offering
On February 4, 2025, the Company filed a Registration Statement on Form
S-3
(the “Shelf”) with the Securities and Exchange Commission (the “SEC”) in relation to the registration of common stock, preferred stock, warrants and units of any combination thereof for an aggregate initial offering price not to exceed $25.0 million. The Registration Statement was declared effective by the SEC in February 2025.
On May 7, 2025, the Company and Guggenheim Securities, LLC (“Guggenheim Securities”) entered into a Sales Agreement (the “Sales Agreement”), pursuant to which the Company may offer and sell shares of common stock, no par value per share (the “Shares”), having an aggregate offering price of up to $20,000,000 from time to time through or to Guggenheim Securities, acting as the Company’s agent, subject to the application of General Instruction I.B.6 of
Form S-3 (“Instruction
I.B.6”) pertaining to primary offerings by certain registrants, including the Company. The Company has provided Guggenheim Securities with customary indemnification rights, and the Company will pay Guggenheim Securities cash commission of 3.0% of the gross proceeds of the Shares sold under the Sales Agreement.
During the year ended December 31, 2025, the Company sold 715,220 shares of its common stock for net proceeds of $2.1 million under the Sales Agreement, after deducting commissions paid to Guggenheim Securities of $0.1 million.
Basis of Presentation
The consolidated financial statements and the related disclosures have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of management, the consolidated financial statements reflect all normal recurring adjustments considered necessary for a fair presentation of the Company’s financial position and the results of its operations for the fiscal years presented.
The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries, Cyclerion Securities Corporation and Cyclerion GmbH which was dissolved in May 2024. All significant intercompany accounts and transactions have been eliminated in the preparation of the accompanying consolidated financial statements.
Going Concern
At each reporting period, in accordance with Accounting Standards Codification (“ASC”)
205-40,
Going Concern, the Company evaluates whether there are conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The Company’s evaluation entails analyzing prospective operating budgets and forecasts for expectations of the Company’s cash needs and comparing those needs to the current cash and cash equivalent balances. The Company is required to make certain additional disclosures if it concludes substantial doubt exists and it is not alleviated by the Company’s plans or when its plans alleviate substantial doubt about the Company’s ability to continue as a going concern.
This evaluation initially does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented as of the date the financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued. In performing its analysis, management excluded certain elements of its operating plan that cannot be considered probable. Under ASC
205-40,
the future receipt of potential funding from future partnerships, equity or debt issuances, certain cost reduction measures and the potential milestones from the Akebia agreement cannot be considered probable at this time because these plans are not entirely within the Company’s control and/or have not been approved by the Board of Directors as of the date of these consolidated financial statements.

The Company expects that its cash and cash equivalents as of December 31, 2025, will be sufficient to fund operations through mid-2026,
however the Company will need to obtain additional funding to sustain operations as it expects to continue to generate operating losses for the foreseeable future. The Company’s expectation to generate negative operating cash flows in the future and the need for additional funding to support its planned operations, raise substantial doubt regarding the Company’s ability to continue as a going concern. Management’s plans to alleviate the conditions that raise substantial doubt include reduced spending, and the pursuit of additional capital. Management has concluded the likelihood that its plan to successfully obtain sufficient funding, or adequately reduce expenditures, while reasonably possible, is less than probable. Accordingly, the Company has concluded that substantial doubt exists about the Company’s ability to continue as a going concern. The accompanying financial statements have
been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.
2. Summary of Significant Accounting Policies
Segment Information
The Company operates and manages its business as a single segment for the purposes of assessing performance and making operating decisions. The Company’s president and chief executive officer, who is the chief operating decision maker (“CODM”), reviews the Company’s financial information on a consolidated basis for purposes of evaluating financial performance and allocating resources. When evaluating the Company’s financial performance, the CODM regularly reviews net loss, non-operating
expenses and operating expenses excluding
non-cash
stock based compensation expense.
Variable Interest Entities
The Company reviews each legal entity in which it has a financial interest to determine whether or not the entity is a variable interest entity or VIE. If the entity is a VIE, the Company assesses whether or not it is the primary beneficiary of that VIE based on a number of factors, including (i) which party has the power to direct the activities that most significantly affect the VIE’s economic performance, (ii) the parties’ contractual rights and responsibilities pursuant to any contractual agreements and (iii) which party has the obligation to absorb losses or the right to receive benefits from the VIE. If the Company determines that it is the primary beneficiary of a VIE, it consolidates the financial statements of the VIE into its consolidated financial statements at the time that determination is made. On a quarterly basis, the Company evaluates whether it continues to be the primary beneficiary of any consolidated VIEs. If the Company determines that it is no longer the primary beneficiary of a consolidated VIE, or no longer has a variable interest in the VIE, the Company deconsolidates the VIE in the period that the determination is made.
Investment
The Company accounts for investments in equity securities without a readily determinable fair value at cost, minus impairment. If the Company identifies observable price changes in orderly transactions for an identical or a similar investment of the same issuer, the Company will measure the equity security at fair value as of the date that the observable transaction occurred in accordance with ASC Topic 321, Investments-Equity Securities.
Use of Estimates
The preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) requires the Company’s management to make estimates and judgments that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the amounts of expenses during the reported periods. On an ongoing basis, the Company’s management evaluates its estimates, judgments and methodologies. Significant estimates and assumptions in the consolidated financial statements include those related to revenue, fair value determination of other investment, income taxes, including the valuation allowance for deferred tax assets, research and development expenses, contingencies, share-based compensation and going concern. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ materially from these estimates under different assumptions or conditions. Changes in estimates are reflected in reported results in the period in
which they become known.
Cash and Cash Equivalents
The Company considers all highly liquid investment instruments with a remaining maturity when purchased of three months or less to be cash equivalents. Investments qualifying as cash equivalents may consist of money market funds and overnight repurchase agreements. The carrying amount of cash equivalents approximates fair value.
Fair Value of Investment Instruments
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Foreign Currency Translation Adjustment
The functional currency of the Company’s former foreign subsidiary is its local currency, the Swiss franc. The assets and liabilities of the Company’s former foreign subsidiary are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the period. The cumulative translation effect for the Company’s former foreign subsidiary was included as a foreign currency translation adjustment in the consolidated statements of stockholders’ equity and as a component of comprehensive loss in the consolidated statements of operations and comprehensive loss.
The Company’s intercompany accounts are typically denominated in the functional currency of the foreign subsidiary. Gains and losses resulting from the re-measurement
of intercompany balances are recorded in the consolidated statements of operations.
Accounts Receivable
The Company makes judgments as to its ability to collect outstanding receivables and provides an allowance for receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. The Company believes that credit risks associated with these agreements are not significant. To date, the Company has not had significant
write-offs of bad debt and the Company did not have an allowance for doubtful accounts as of December 31, 2025 or 2024.
Revenue
Upon executing a revenue generating arrangement, the Company assesses whether it is probable the Company will collect consideration in exchange for the good or service it transfers to the customer. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC Topic 606,
Revenue from Contracts with Customers
(“ASC 606”), it performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations. The Company must develop assumptions that require significant judgment to determine the stand-alone selling price for each performance obligation identified in the contract. The assumptions that are used to determine the stand-alone selling price may include forecasted revenues, development timelines, reimbursement rates for personnel costs, discount rates and probabilities of technical and regulatory success. The Company derives revenue from (1) license agreement, (2) purchase agreement and (3) option to license agreement which are fully described in Note 11,
License and Option Agreement
.
Research and Development Costs
The Company expenses research and development costs to operations as incurred. The Company defers and capitalizes nonrefundable advance payments made by the Company for research and development activities until the related goods are received or the related services are performed. The Company estimates the period over which such services will be performed and the level of effort to be expended in each period. If actual timing of performance or the level of effort varies from the estimate, the Company will adjust the amounts recorded accordingly. The Company has not experienced any material differences between accrued or prepaid costs and actual costs since inception.
Research and development expenses are comprised of costs incurred in performing research and development activities, which may include salary, benefits and other employee-related expenses; share-based compensation expense; laboratory supplies and other direct expenses; facilities expenses; overhead expenses; third-party contractual costs relating to nonclinical studies and clinical trial activities and related contract manufacturing expenses, development of manufacturing processes and regulatory registration of third-party manufacturing facilities; and other outside expenses.
General and Administrative Expenses
The Company expenses general and administrative costs to operations as incurred. General and administrative expense consists of compensation, share-based compensation, benefits and other employee-related expenses for personnel and outside consultants providing the Company’s administrative, finance, legal, information technology, business development and human resource functions. Other costs include the legal costs of pursuing patent protection of the Company’s intellectual property, general and administrative related facility costs, insurance costs and professional fees for accounting and legal services.
Income taxes
The Company is primarily subject to U.S. Federal and Massachusetts state income taxes. For federal and state income taxes, deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and the tax basis of assets and liabilities. Deferred income taxes are based upon prescribed rates and enacted laws applicable to periods in which differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, the Company provides a valuation allowance, if necessary, to reduce deferred tax assets to amounts that are realizable.
The tax positions taken or expected to be taken in the course of preparing the Company tax returns are required to be evaluated to determine whether the tax positions are
“more-likely-than-not”
of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not
threshold would be recorded as a tax expense in the current year. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. It does not consider the likelihood of whether or not the IRS will review the position. Cyclerion evaluates uncertain tax positions on a quarterly basis and adjusts the level of the liability to reflect any subsequent changes in the relevant facts surrounding the uncertain positions. Any changes to these estimates, based on the actual results obtained and/or a change in assumptions, could affect Cyclerion’s income tax provision in future periods. There were no uncertain tax positions that require accrual or disclosure in the consolidated financial statements as of December 31, 2025, and 2024. The Company’s policy is to recognize interest and penalties related to income tax, if any, in income tax expense. As of December 31, 2025 and 2024, the Company has no accruals for interest or penalties related to income tax matters.
Patent Costs
Patent fees and patent related costs in connection with filing and prosecuting patent applications are expensed as incurred and are classified as general and administrative expenses in the accompanying consolidated financial statements. The Company incurred and recorded as operating expense legal and other fees related to patents of approximately $0.3 million and $0.6 million for the years ended December 31, 2025 and 2024, respectively.
Interest and Other Income, Net
For the year ended December 31, 2025 and 2024, interest and other income, net consisted of a $0.1 million and $0.2 million of interest income related to interest generated from the Company’s cash and cash equivalents balances, respectively.
Subsequent Events
The Company considers events or transactions that have occurred after the balance sheet date of December 31, 2025, but prior to the filing of the financial statements with the Securities and Exchange Commission, to provide additional evidence relative to certain estimates or to identify matters that require additional recognition or disclosure. Subsequent events have been evaluated through the filing of the financial statements accompanying this Annual Report on Form
10-K.
See Note 12,
Subsequent Events
.
Recently Issued Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by the Company as of the specified effective date. Except as discussed elsewhere in the notes to the consolidated financial statements, the Company did not adopt any new accounting pronouncements during the years ended December 31, 2025 and 2024, that had a material effect on its consolidated financial statements.
In August 2025, the FASB issued ASU
No. 2025-05,
Financial Instruments—Credit Losses (Topic 326), which requires incremental disclosures on estimating expected credit losses. The Company will adopt this guidance beginning with its annual report for fiscal 2027. The Company is currently evaluating the potential effect that the updated standard will have on its financial statement disclosures.

Recently Adopted Accounting Pronouncements
In November 2023, the FASB issued ASU
No. 2023-07,
Improvements to Reportable Segment Disclosures (Topic 280), which requires incremental disclosures on reportable segments, primarily through enhanced disclosures on significant segment expenses. The Company adopted this guidance beginning with its annual report for fiscal 2025 and interim periods thereafter on a retrospective basis. The adoption did not have a material effect on the consolidated financial statements.
In December 2023, the FASB issued ASU
No. 2023-09,
Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which focuses on the rate reconciliation and income taxes paid. ASU
No. 2023-09
requires a public business entity (PBE) to disclose, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, all entities are required to disclose income taxes paid, net of refunds received disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. For PBEs, the new standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. For entities other than PBEs, the requirements will be effective for annual periods beginning after December 15, 2025. An entity may apply the amendments in this ASU prospectively by providing the revised disclosures for the period ending December 31, 2025 and continuing to provide the pre-ASU
disclosures for the prior periods, or may apply the amendments retrospectively by providing the revised disclosures for all period presented. As of December 31, 2025, the Company adopted this new ASU and it only impacts the Company’s income tax disclosures with no impact to its operations, cash flows, or financial condition.
No other accounting standards known by the Company to be applicable to it that have been issued by the FASB or other standard-setting bodies and that do not require adoption until a future date are expected to have a material impact on the Company’s consolidated financial statements upon adoption.
3. Fair Value of Financial Instruments
The Company’s cash equivalents are generally classified within Level 1 of the fair value hierarchy. The following tables present information about the Company’s financial assets measured at fair value on a recurring basis and indicate the level of the fair value hierarchy used to determine such fair values as of December 31, 2025 and December 31, 2024 (in thousands):

	Fair Value Measurements as of December 31, 2025:
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$3,072	$—	$—	$3,072

Cash equivalents	$3,072	$—	$—	$3,072

	Fair Value Measurements as of December 31, 2024:
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$3,025	$—	$—	$3,025

Cash equivalents	$3,025	$—	$—	$3,025

During the year ended December 31, 2025 and 2024, there were no transfers between levels. The fair value of the Company’s cash equivalents, consisting of money market funds, is based on quoted market prices in active markets with no valuation adjustment.

The Company believes the carrying amounts of its accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate their fair value due to the short-term
nature of these amounts.
4. Other Investment
On July 28, 2023, the Company closed the transactions contemplated by the Asset Purchase Agreement receiving proceeds of $8.0 million as cash consideration, approximately $2.4 million as reimbursement for certain operating expenses related to zagociguat and CY3018 programs for the period between signing and closing of the transaction, and 10% of all of Tisento Parent’s outstanding equity securities which fair value was determined to be $5.3 million at the time of closing. The Company’s investment in Tisento Parent does not provide it with significant influence over Tisento Parent.
The Company has determined that the Company’s investment in Tisento Parent is an equity security, whereby such investment does not give the Company a controlling financial interest or significant influence over the investee. Further, the Company assessed the accounting for its investment in Tisento Parent in accordance with ASC 810-10, Consolidation—Overall. After
determining that no scope exception applies under the guidance of ASC 810-10-15-12 and ASC 810-10-15-17, the
Company concluded that it has a variable interest in Tisento Parent through its investment in Tisento Parent common stock. Tisento Parent does not have sufficient equity to finance its activities without additional subordinated financial support as Tisento Parent is a startup entity in its early stages of raising funds and will require significant capital to advance its programs to commercial stage. Therefore, the Company concluded that its investment in Tisento Parent is a variable interest entity (“VIE”) in accordance with ASC 810-10-15-14(a) and is
subject to potential consolidation under the VIE model. However, all activities that most significantly impact Tisento Parent and its subsidiary’s economic performance are directed by the Tisento Parent board and the board approves decisions by a simple majority. Based on the board composition, the Company determined that no one party has control over the Tisento Parent board and power is not shared because the activities that most significantly affect Tisento Parent and its subsidiary’s economic performance do not require the consent of all of the parties. Rather, all decisions are made by a simple majority vote of the Tisento Parent board. Therefore, because the Company controls no director of Tisento Parent, the Company cannot unilaterally direct any of the activities that most significantly impact Tisento Parent and its subsidiary’s economic performance. Accordingly, the Company does not hold a controlling financial interest in Tisento Parent. Because both criteria (a) and (b) above have to be met for the application of the guidance in ASC 810-10-25-44B and criteria
(a) has not been met, The Company concluded that it should not consolidate Tisento under the VIE model.
Accordingly, the Company has accounted for the investment as a financial instrument without a readily determinable fair value. Such investment is recorded using the measurement alternative for investments without readily determinable fair values, whereby the investment is measured at cost less any impairment recorded or adjustments for observable price changes. An impairment loss is recognized in the consolidated statements of operations and comprehensive loss equal to the amount by which the carrying value exceeds the fair value of the investment. As of December 31, 2025, no impairment loss was recognized. The Company considers the cost of the investment to be the maximum exposure to loss as a result of its involvement with the non-affiliated
entity.
The initial fair value of the investment in Tisento Parent was determined by reference to the risk-adjusted net assets value using the discounted cash flow method. The estimated net assets value of Tisento Parent includes the cash generated/used from the operations and the proceeds from equity financing. Valuations were derived by reference to observable valuation measures for comparable companies or transactions, including weighted average cost of capital (21% to 23%), terminal decline rate (25% to 75%) and the discount rate referenced by a two-year
treasury rate of 4.01%.

5. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,	December 31,
	2025	2024
Professional fees	$143	$220
Employee compensation	13	33
Other	38	30

Accrued expenses and other current liabilities	$194	$283

6. Commitments and Contingencies
Other Funding Commitments
The Company may enter into contracts with clinical research organizations and other third parties for clinical and preclinical research studies and other services and products for operating purposes. These contracts are generally cancellable, with notice, at the Company’s option and do not have any significant cancellation penalties.
Guarantees
On September 6, 2018, Cyclerion was incorporated in Massachusetts and its officers and directors are indemnified for certain events or occurrences while they are serving in such capacity.
The Company enters into certain agreements with other parties in the ordinary course of business that contain indemnification provisions. These typically include agreements with directors and officers, business partners, contractors, clinical sites and customers. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities. These indemnification provisions generally survive termination of the underlying agreements. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. However, to date the Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. As a result, the estimated fair value of these obligations is minimal. Accordingly, the Company did not have any liabilities recorded for these obligations as of December 31, 2025 or December 31, 2024.
Separation Benefits
As part of the separation benefit of the former Chief Financial Officer, the Company paid $0.1 million each in May 2024 and August 2024. The Company has no further separation benefits obligation as of December 31, 2025 and 2024.
7. Share-based Compensation Plans
In 2019, Cyclerion adopted share-based compensation plans. Specifically, Cyclerion adopted the 2019 Employee Stock Purchase Plan (“2019 ESPP”) and the 2019 Equity Incentive Plan (“2019 Equity Plan”). Under the 2019 ESPP, eligible employees may use payroll deductions to purchase shares of stock in offerings under the plan, and thereby acquire an interest in the future of the Company. The 2019 Equity Plan provides for stock options, restricted stock awards (“RSAs”) and restricted stock units (“RSUs”).
Cyclerion also mirrored two of Ironwood Pharmaceuticals, Inc. (“Ironwood”) existing plans, the Amended and Restated 2005 Stock Incentive Plan (“2005 Equity Plan”) and the Amended and Restated 2010 Employee,

Director and Consultant Equity Incentive Plan (“2010 Equity Plan”). These mirror plans were adopted to facilitate the exchange of Ironwood equity awards for Cyclerion equity awards upon the Separation as part of the equity conversion. As a result of the Separation and in accordance with the EMA, employees of both companies retained their existing Ironwood vested options and received a pro-rata
share of Cyclerion options, regardless of which company employed them post-Separation. For employees that were ultimately employed by Cyclerion, unvested Ironwood options and RSUs were converted to unvested Cyclerion options and RSUs.
The following table provides share-based compensation reflected in the Company’s consolidated statements of operations and comprehensive loss for the years ended December 31, 2025 and 2024 (in thousands):

	Year Ended December 31,
	2025	2024
Research and development	$29	$91
General and administrative	412	534

	$441	$625

Stock Options
Stock options granted under the Company’s equity plans generally have a ten-year
term and vest over a period of four years, provided the individual continues to serve at the Company through the vesting dates. Options granted under all equity plans are exercisable at a price per share not less than the fair market value of the underlying common stock on the date of grant. The estimated fair value of options, including the effect of estimated forfeitures, is recognized over the requisite service period, which is typically the vesting period of each option.
A summary of stock option activity for the year ended December 31, 2025 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Average Intrinsic Value (in thousands)
Outstanding as of December 31, 2024	335,448	$158.98	4.7	$—
Granted	25,000	$2.36
Exercised	—	$—
Cancelled or forfeited	(62,686)	$140.44

Outstanding as of December 31, 2025	297,762	$149.73	4.9	$—

Exercisable at December 31, 2025	232,385	$187.20	4.0	$—

During the years ended December 31, 2025 and 2024, the Company granted stock options to purchase an aggregate of 25,000 shares and 55,849 shares, respectively, at weighted average grant date fair values per option share of $2.14 and $2.80 respectively.
There were no options exercised during the year ended December 31, 2025 and 2024.
As of December 31, 2025, the unrecognized share-based compensation expense, net of estimated forfeitures, related to all unvested time-based stock options held by the Company’s employee and non-employees
is $0.1 million and the weighted average period over which that expense is expected to be recognized is 3.03 years.

The weighted-average Black-Scholes assumptions used in estimating the fair value of the stock options granted by Cyclerion during the years ended December 31, 2025 and 2024 were as follows:

	Year ended December 31,
	2025	2024
Weighted average risk-free interest rate	3.79%	3.64%
Expected dividend yield	—	—
Expected option term (in years)	5.4	6.0
Expected stock price volatility	141.07%	111.97%
For the years ended December 31, 2025 and 2024, expected volatility was estimated using an average of the historical volatility of the common stock of a group of similar companies that were publicly traded. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.
The Company has granted certain employees performance-based options to purchase shares of common stock. These options are subject to performance-based milestone vesting. During the year ended December 31, 2025 and 2024, there were no shares that vested as a result of performance milestone achievements. No share-based compensation expense related to these performance-based options was recognized during the years ended December 31, 2025, and 2024, respectively.
Restricted Stock Awards
No RSA was granted during the year ended December 31, 2025. The Company granted 65,000 RSAs during the year ended December 31, 2024. The fair value of all RSAs is based on the market value of the Company’s common stock on the date of grant. Compensation expense, including the effect of estimated forfeitures, is recognized over the applicable service period.
A summary of RSA activity for the years ended December 31, 2025 is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2024	164,174	$2.56
Granted	—	—
Vested	(60,096)	2.52
Forfeited	—	—

Unvested as of December 31, 2025	104,078	$2.57

As of December 31, 2025, the unrecognized share-based compensation expense, net of estimated forfeitures, related to all unvested RSAs held by the Company’s directors is $0.2 million and the weighted average period over which that expense is expected to be recognized is 1.69 years.

8. Loss per share
Basic and diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period as follows:

	Year Ended December 31,
	2025	2024
Numerator:
Net loss (in thousands)	$(3,528)	$(3,057)
Denominator:
Weighted average shares used in calculating net loss per share — basic and diluted (in thousands)	3,181	2,518

Net loss per share — basic and diluted	$(1.11)	$(1.21)

The Company excludes potential shares of common stock related to Preferred Stock, stock options and RSAs from the calculation of diluted net loss per share since the inclusion of such shares would be anti-dilutive. The following table sets forth potential shares that were considered anti-dilutive for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025	2024
Preferred Stock	351,037	351,037
Stock Options	297,762	335,448
RSAs	104,078	164,174

	752,877	850,659

9. Income Taxes
The components of net income (loss) before income tax expense are as follows (in thousands):

	Year Ended December 31,
	2025	2024
Domestic	$(3,528)	$(3,061)
Foreign	—	3

Total	$(3,528)	$(3,058)

A reconciliation of income taxes computed using the U.S. federal statutory rate to that reflected in operations follows after adoption of ASU
2023-09
on a retrospective basis (in thousands):

	Year Ended December 31,
	2025		2024
	Amount	Percent	Amount	Percent
Pretax loss	$(3,528)		$(3,058)
US Federal Statutory Tax Rate	(741)	21.0%	(642)	21.0%
Foreign tax effects	—	—	(1)	0.0%
Non-deductible items	571	-16.2%	88	-2.9%
Tax credits	—	—	(11)	0.4%
Change in valuation allowance	170	-4.8%	566	-18.5%

	$—	0.0%	$—	0.0%

The Company’s effective tax rate differs from the statutory rate primarily due to continued losses and the maintenance of a full valuation allowance on deferred tax assets, resulting in zero income tax expense for the period.
Deferred tax assets (liabilities) consist of the following as of December 31, 2025 and 2024 (in thousands):

	Year Ended December 31,
	2025	2024
Deferred tax assets:
Net operating loss carryforwards	$57,618	$53,281
Tax credit carryforwards	10,385	10,383
Share-based compensation	6,500	7,122
Capitalized research and development	8,867	12,370
Intangibles	20	—

Total deferred tax assets	$83,390	$83,156

Valuation allowance	(83,390)	(83,156)

Net deferred tax assets	$—	$—

The Company has evaluated the positive and negative evidence bearing upon the possible realization of its deferred tax assets. Management has considered the Company’s history of operating losses, in addition to the expected timing of the reversal of existing temporary differences and concluded, in accordance with the applicable accounting standards, that it is more likely than not that the Company will not realize the benefit of its deferred tax assets. Accordingly, the net deferred tax assets have been fully reserved at December 31, 2025 and December 31, 2024. Management reevaluates the positive and negative evidence on a quarterly basis.
The valuation allowance increased by approximately $0.2 million during the year ended December 31, 2025 primarily due to increases in capitalized research and development expenses, net operating losses, tax credit carryforwards and deferred tax assets related to share-based compensation.
At December 31, 2025 and 2024, Cyclerion has federal net operating loss carryforwards of approximately $211 million and $195 million, respectively, to offset future federal taxable income that will be carried forward indefinitely until utilized. As of December 31, 2025 and 2024, Cyclerion had state net operating loss carryforwards of approximately $212 million and $196 million, respectively, to offset future state taxable income, which will begin to expire in 2039 and will continue to expire through 2045. Cyclerion also had tax credit carryforwards of approximately $10.8 million as of December 31, 2025, to offset future federal and state income taxes. Federal credits begin to expire in 2039 and will continue to expire through 2044. State credits begin to expire in 2034 and continue through 2039.
The Company’s ability to use its operating loss carryforwards and tax credits to offset future taxable income could be subject to restrictions under Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). These potential restrictions may limit the future use of the operating loss carryforwards and tax credits if certain ownership changes described in the Internal Revenue Code occur. Changes in stock ownership may occur that would create these limitations on the Company’s use of the operating loss carryforwards and tax credits. In such a situation, the Company may be required to pay income taxes, even though significant operating loss carryforwards and tax credits exist.
The Company has not as yet conducted a study of its research and development credit carry forwards. This study may result in an adjustment to the Company’s research and development credit carryforwards; however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s research and development credits, and if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the consolidated balance sheets or statements of operations if an adjustment were required.
Upon audit, taxing authorities may challenge all or part of an uncertain income tax position. While Cyclerion has no history of tax audits since its inception on a standalone basis, it may be subject to tax audits by federal and state taxing authorities in the future. Accordingly, Cyclerion regularly assesses the outcome of potential examinations in each of the taxing jurisdictions when determining the adequacy of the amount of unrecognized tax benefit recorded. Cyclerion had no unrecognized tax benefits as of December 31, 2025 and 2024. Cyclerion will recognize interest and penalties, if any, related to uncertain tax positions in income tax expense. As of December 31, 2025 and 2024, no interest or penalties have been accrued. There are no current federal or state income tax audits in progress.
10. Defined Contribution Plan
The Company has established a defined contribution
401(k) Savings Plan
which allows eligible employees to contribute from 1% to 100% of their compensation, subject to certain IRS limits. The Company’s contributions to the plan are at the sole discretion of the board of directors. Currently, the Company provides a matching contribution of 75% of the employee’s contributions, up to $6,000 annually.
Included in compensation expense is de minimis related to the defined contribution 401(k) Savings Plan for the years ended December 31, 2025 and 2024, respectively.
11. License and Option Agreement
Patent License Agreement
On September 19, 2025, the Company and MIT entered into a Patent License Agreement (the “MIT License Agreement”) pursuant to which MIT granted to the Company an exclusive worldwide license to develop and commercialize products using certain technology for the treatment of neuropsychiatric disorders, such as depression, in humans. Under the MIT License Agreement, the Company paid a nominal upfront license fee and patent reimbursement fee. Thereafter, the Company is also required to pay MIT a nominal annual license maintenance fee. This annual license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to royalties earned during the same calendar year, if any. License maintenance fees paid in excess of royalties due in such calendar year shall not be creditable to amounts due for future years. Under the terms of the MIT License Agreement, MIT will be eligible to receive up to $4.4 million upon the achievement of certain development, regulatory and sales milestone payments. MIT will also receive tiered royalties in a range of percentages in the low single digits based on future net sales of licensed products as set forth in the MIT License Agreement. Further, the Company is required to pay MIT varying percentages of income received as consideration for any sublicenses granted pursuant to the MIT License Agreement depending on the circumstances of the sublicense and the development milestones of sublicensed products. The term of the MIT License Agreement will expire in its entirety upon the expiration of certain patent rights for the licensed patents, unless earlier terminated by the parties in accordance with the terms of the MIT License Agreement.
The Company recorded research and development expense of $0.1 million for the year ended December 31, 2025, which consisted of upfront fees, patent reimbursement fees and transaction costs related to the license.
Akebia License Agreement
On June 3, 2021, the Company and Akebia entered into a License Agreement (the “Akebia License Agreement”) relating to the exclusive worldwide license by the Company to Akebia of its rights to the development, manufacture, medical affairs and commercialization of pharmaceutical products containing the pharmaceutical compound known as praliciguat and other related products and forms thereof enumerated in the License Agreement (collectively, the “Products”). Pursuant to the Akebia License Agreement, Akebia will be responsible for all future research, development, regulatory, and commercialization activities for the Products.
Akebia paid a $3.0 million
up-front
payment to the Company upon signing of the License Agreement. On December 13, 2024, the Company and Akebia entered into Amendment #1 to the License Agreement (the “2024 Amendment”) to the original License Agreement between the parties dated June 3, 2021.
Under the terms of the 2024 Amendment, Akebia paid $1.75 million in amendment payments, of which $1.25 million was paid in December 2024 and an additional payment of $0.5 million was paid in September 2025. In addition, Akebia has agreed to assume control of the preparation, filing, prosecution and maintenance of certain Cyclerion patents, and the expenses associated therewith, at an earlier date than as originally agreed between the parties. The parties have agreed to the reduction of certain development milestones and the increase of certain royalty rates on net sales and sublicense income. On December 1, 2025, Akebia publicly announced that it has recently initiated Phase 2 clinical trials for the treatment of focal segmental glomerulosclerosis (“FSGS”) using praliciguat. Pursuant to the terms of amendment, upon initiation of a Phase 2 clinical trial in the U.S. for a product, a $1.0 million development milestone payment would be due to the Company and which was received in February 2026. Pursuant to the terms of the Akebia License Agreement, as amended, Cyclerion is eligible to receive additional potential future development, regulatory, and commercialization milestone payments up to $557.5 million in total, and Akebia will pay Cyclerion tiered royalties ranging from mid-single
digit to twenty percent of net sales. Cyclerion’s obligations to deliver certain drug products have also ceased.
Pursuant to the Akebia License Agreement, the Company determined the Akebia License Agreement represents a service arrangement under the scope of ASC 606. Given the reversion of the rights under the Akebia License Agreement represents a penalty in substance for a termination by Akebia, the contract term would be the stated term of the License Agreement.
The Company determined that the grant of license to its patents and trademarks, know how transfer, the assignment of regulatory submissions and trademarks and additional knowledge transfer assistance obligations represent a single promise and performance obligation to be transferred to Akebia over time due to the nature of the promises in the contract. The provision of development materials on hand was identified as a separate performance obligation. However, it is immaterial in the context of the contract as the development materials are low value and do not have an alternative use to the Company.
The consideration related to sales-based milestone payments, including royalties, will be recognized when the related sales occur as these amounts have been determined to relate predominantly to the license. The Company will re-evaluate
the probability of achievement of the milestones and any related constraints each reporting period.
Akebia Material Purchase Agreement
On September 3, 2025, the Company and Akebia entered into a Material Purchase Agreement (the “Purchase Agreement”) relating to the purchase of additional development materials (the “Additional Development Materials”) by Akebia for Akebia’s use pursuant to the Akebia License Agreement. Akebia paid $0.8 million to the Company for the purchase during the year ended December 31, 2025 and the Additional Development Materials were delivered to Akebia as of December 31, 2025.
The Company determined the Purchase Agreement has stand-alone value under the scope of ASC 606 and should not be combined with the Akebia License Agreement or the Amendment. The delivery of the Additional Development Materials by the Company represents a single performance obligation and consideration was recognized upon delivery. The Company recognized revenue of $0.8 million during the year ended December 31, 2025.

Option Agreement
On July 22, 2024, the Company entered into an Option to License Agreement (the “Option Agreement”) with a third party (the “Optionee”), pursuant to which the Optionee had an option (the “Option”) to enter into an exclusive license to olinciguat for human therapeutics, subject to certain carveouts. Under the terms of the Option Agreement, the Optionee paid the Company an Option fee of $150,000 in August 2024 and subsequent fees totaling $80,000 to extend the term of the Option Agreement. The Optionee originally could exercise the Option on or before March 20, 2025, which option period was ultimately extended through August 22, 2025. Thereafter, the parties had an additional 60 days to negotiate the terms of a definitive license agreement. The parties were unable to agree upon the terms of a license agreement and the Company provided notice on October 23, 2025 that it was terminating the Option Agreement.
12. Subsequent Events
On January 6, 2026, the Company sold 405,000 shares of common stock under the Sales Agreement for net proceeds of approximately $0.8 million. The Company exhausted all sales under the 2025 Shelf.
On January 3, 2026, the Company and the Medsteer, SAS (“Medsteer”) entered into a Collaboration and Option Agreement (the “Collaboration Agreement”) pursuant to which Medsteer granted to the Company
(i) a non-exclusive, worldwide,
royalty-free, sublicensable license of certain of Medsteer’s technology, software and intellectual property to develop an anesthetic delivery system with Medsteer and (ii) an exclusive option (the “Option”), exercisable at the Company’s sole discretion, to obtain an exclusive, worldwide, royalty-bearing, sublicensable license of certain of Medsteer’s technology, software and intellectual property to develop or commercialize licensed products in any field of use except for sedation regulation for patients undergoing major surgery, in multi-bed or
intensive unit wards, or in the context of medical transport. The Company may exercise the Option at any time until the earlier of the second anniversary of the effective date of the Collaboration Agreement, which period may be extended for an addition two years at the Company’s option and upon payment of a nominal fee or by mutual agreement of the Company and Medsteer.
Under the terms of the Collaboration Agreement, the Company will pay to Medsteer a nominal upfront payment, a payment upon exercise of the Option, and Medsteer will be eligible to receive up to $3.7 million upon the achievement of certain development, regulatory and sales milestone payments. Medsteer will also receive an annual royalty payment and royalties in a percentage in the low single digits based on future net sales of licensed products, subject to certain adjustments as set forth in the Collaboration Agreement.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Korsana Biosciences, Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Korsana Biosciences, Inc. (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ (deficit) equity and cash flows for the year ended December 31, 2025 and for the period from November 8, 2024 (inception) to December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period from November 8, 2024 (inception) to December 31, 2024 in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Accounting for the Antibody Discovery and Option Agreement

Description of the Matter	As described in Note 9 to the consolidated financial statements, during September 2025, the Company entered into an Antibody Discovery and Option Agreement (the “Paragon ADOA”) with Paragon and Parasa, both related parties, for certain research programs being developed by Paragon. The Company recorded expense of $31.3 million during the year ended December 31, 2025 for amounts incurred under the Paragon ADOA. The Company concluded that the arrangement represented the acquisition of in-process research and development assets with no alternative future use, resulting in the upfront consideration being expensed as research and development costs upon execution of the agreement. All amounts paid as reimbursements to Paragon for ongoing development activities are recognized as research and development expenses as incurred. The Company also evaluated the classification of the warrants issued to Parasa and concluded that the warrants were equity classified.

Auditing management’s evaluation of the recognition of acquired in-process
research and development and the classification of warrants issued was especially challenging and required significant audit effort and judgment due to the complex assessment of provisions within the Paragon ADOA under authoritative guidance and the related party nature of the transaction.

How We Addressed the Matter in Our Audit	To evaluate the Company’s accounting for the Paragon ADOA and warrants, our audit procedures included, among others, reading the agreements, discussing the contractual terms with management, and evaluating management’s technical accounting analysis for consistency with the agreement and applicable accounting guidance.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2025.
Philadelphia, Pennsylvania
April 17, 2026

KORSANA BIOSCIENCES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$154,135	$10,108
Prepaid expenses and other current assets	461	—

Total current assets	154,596	10,108

Total assets	$154,596	$10,108

Liabilities, Convertible Preferred Stock and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$176	$68
Accrued expenses and other current liabilities (1)	12,313	10

Total current liabilities	12,489	78
Long term liabilities:
Accrued other liabilities, non-current	538	—

Total liabilities	13,027	78

Commitments and contingencies (Note 10)
Convertible preferred stock:
Series Seed (formerly known as Series A) convertible preferred stock, $0.0001 par value; 20,000,000 shares authorized as of December 31, 2025 and 2024; 20,000,000 and 8,000,000 shares issued and outstanding as of December 31, 2025 and 2024, respectively; liquidation preference of $25,000 and $10,000 as of December 31, 2025 and 2024, respectively	24,964	9,964
Series A convertible preferred stock, $0.0001 par value; 75,500,000 and no shares authorized as of December 31, 2025 and 2024, respectively; 75,500,000 and no shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively; liquidation preference of $151,000 and $0 as of December 31, 2025 and 2024, respectively	150,573	—
Stockholders’ (deficit) equity:
Common stock, $0.0001 par value; 122,363,552 and 35,000,000 shares authorized as of December 31, 2025 and 2024, respectively; 6,000,000 and 5,000,000 shares issued and outstanding as of December 31, 2025 and 2024, respectively	1	1
Additional paid-in capital	1,761	153
Accumulated deficit	(35,730)	(88)

Total stockholders’ (deficit) equity	(33,968)	66

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$154,596	$10,108

(1)	Includes related party amount of $10,565 as of December 31, 2025 and $0 as of December 31, 2024 (see Note 12).

The accompanying notes are an integral part of these consolidated financial statements.

KORSANA BIOSCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)

	Year Ended December 31, 2025	Period from November 8, 2024 (Inception) to December 31, 2024
Operating expenses:
Research and development (1)	$32,785	$56
General and administrative (2)	4,506	53

Total operating expenses	37,291	109

Loss from operations	(37,291)	(109)

Other income:
Interest income	1,649	21

Total other income	1,649	21

Net loss and comprehensive loss	(35,642)	(88)

Net loss per share attributable to common stockholders, basic and diluted	$(12.20)	$(0.06)

Weighted-average common shares outstanding, basic and diluted	2,920,548	1,509,434

(1)	Includes related party amount of $31,248 for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024 (see Note 12).
(2)	Includes related party amount of $1,203 for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024 (see Note 12).

The accompanying notes are an integral part of these consolidated financial statements.

KORSANA BIOSCIENCES, INC.
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balances as of November 8, 2024 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of restricted stock awards	—	—	5,000,000	1	99	—	100
Issuance of Series Seed (formerly known as Series A) convertible preferred stock. net of issuance costs of $35	8,000,000	9,964	—	—	—	—	—
Stock-based compensation	—	—	—	—	54	—	54
Net loss	—	—	—	—	—	(88)	(88)

Balances as of December 31, 2024	8,000,000	$9,964	5,000,000	$1	$153	$(88)	$66
Issuance of Series Seed convertible preferred stock	12,000,000	15,000	—	—	—	—	—
Issuance of Series A convertible preferred stock, net of issuance costs of $427	75,500,000	150,573	—	—	—	—	—
Issuance of restricted stock awards	—	—	1,000,000	—	—	—	—
Stock-based compensation	—	—	—	—	792	—	792
Grant of the Parasa warrant	—	—	—	—	816	—	816
Net loss	—	—	—	—	—	(35,642)	(35,642)

Balances as of December 31, 2025	95,500,000	$175,537	6,000,000	$1	$1,761	$(35,730)	$(33,968)

The accompanying notes are an integral part of these consolidated financial statements.

KORSANA BIOSCIENCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31, 2025	Period from November 8, 2014 (Inception) to December 31, 2024
Cash flows from operating activities:
Net loss	$(35,642)	$(88)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock-based compensation	1,608	54
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(461)	—
Accounts payable	108	68
Accrued expenses and other current liabilities (1)	11,981	10

Net cash (used in) provided by operating activities	(22,406)	44

Cash flows from financing activities:
Proceeds from issuance of restricted stock awards	860	100
Proceeds from issuance of Series Seed convertible preferred stock, net of issuance costs	15,000	9,964
Proceeds from issuance of Series A convertible preferred stock, net of issuance costs	150,573	—

Net cash provided by financing activities	166,433	10,064

Net increase in cash and cash equivalents	144,027	10,108
Cash and cash equivalents at beginning of period	10,108	—

Cash and cash equivalents at end of period	$154,135	$10,108

(1)	Includes related party amount of $10,565 for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024 (see Note 12).

The accompanying notes are an integral part of these consolidated financial statements.

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

1.	Nature of the Business and Basis of Presentation
Background and Basis of Presentation
Korsana Biosciences, Inc. and subsidiary (“Korsana” or the “Company”) is a biotechnology company that was established and incorporated under the laws of the state of Delaware on November 8, 2024. Korsana was founded and launched to research and develop antibody candidates licensed from Paragon Therapeutics, Inc. (“Paragon”), an antibody discovery engine founded by Fairmount Funds Management LLC (“Fairmount”). As of December 31, 2025, the Company operated as a virtual company and did not maintain a corporate headquarters or other significant facilities. Korsana was formed to develop therapies built on Therapeutic Targeting (THETA
TM
), a next generation blood-brain barrier (BBB) platform, with an initial focus on neurodegenerative disorders, including its lead product candidate,
KRSA-028,
an anti-amyloid beta (“Aß”) antibody that combines the proprietary Therapeutic Targeting (“THETA
™
”) platform with well-validated aspects from other
anti-Aß
products that have achieved regulatory approval or are in late-stage clinical trials.
The Company is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry, including, but not limited to, the ability to complete preclinical and clinical trials, the ability to obtain regulatory approval for product candidates, development by competitors of new technological innovations, dependence on key personnel, the ability to attract and retain qualified employees, reliance on third-party organizations, protection of proprietary technology, compliance with government regulations, product liability, uncertainty of market acceptance of products and the ability to raise additional capital to fund operations.
The Company’s potential product candidates will require approval from the U.S. Federal Food and Drug Administration or comparable foreign authorities prior to the commencement of commercial sales. There can be no assurance that the Company’s potential product candidates will receive all the required approvals. In addition, there can be no assurance that the Company’s potential product candidates, if approved, will be accepted in the marketplace, that any future product candidates can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such product candidates will be successfully marketed, if at all.
On April 1, 2026, the Company entered into an Agreement and Plan of Merger with Cyclerion Therapeutics Inc. (“Cyclerion”) and Cariboos Merger Sub Corp and Cariboos Merger Sub II, LLC, both wholly owned subsidiaries of Cyclerion, which agreement was subsequently amended on April 16, 2026 (as amended, the “Merger Agreement”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Cariboos Merger Sub Corp will merge with and into Korsana, with Korsana continuing as a wholly owned subsidiary of Cyclerion and the surviving corporation (the “First Merger”). Immediately following the First Merger and as part of the same overall transaction, Korsana will merge with and into Cariboos Merger Sub II, LLC (the “Second Merger” and, together with the First Merger, the “Merger”), with Cariboos Merger Sub II, LLC being the surviving entity of the Second Merger. In connection with the Merger, Cariboos Merger Sub II, LLC will change its corporate name to “Korsana Biopharma Operating Company, LLC” and Cyclerion will change its name to “Korsana Biosciences, Inc.” The combined company will be led by the Company’s management team and will remain focused on discovering and developing novel therapies designed to reduce the burden of neurodegenerative diseases, starting with Alzheimer’s disease.
Subject to the terms and conditions set forth in the Merger Agreement, (i) each then-outstanding share of Korsana common stock (including shares of Korsana common stock issued in connection with the Korsana
Pre-Closing
Financing described below) will be automatically converted solely into the right to receive a number of shares of Cyclerion common stock equal to the Exchange Ratio as defined in the Merger Agreement, (ii) each then-outstanding share of Korsana Series Seed preferred stock will be converted into the right to receive a

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

number of shares of Cyclerion Series B
non-voting
Preferred Stock, which are each convertible into 1,000 shares of Cyclerion common stock, equal to the Exchange Ratio divided by 1,000, (iii) each-then-outstanding share of Korsana Series A preferred stock will be automatically converted into the right to receive to a number of shares of Cyclerion common stock equal to the Exchange Ratio, as well a right to receive a pre-funded
warrant to purchase Korsana common stock that will be converted into a pre-funded
warrant to purchase Cyclerion common stock, subject to adjustment as set forth in the form of the pre-funded
warrant, (v) each then-outstanding option to purchase Korsana common stock will be assumed by Cyclerion and will be converted into an option to purchase shares of Cyclerion common stock, adjusted for the Exchange Ratio, (vi) each then-outstanding warrant to purchase Korsana common stock will be assumed by Cyclerion and will be converted into a warrant to purchase shares of Cyclerion common stock, subject to adjustment as set forth in the Merger Agreement, (vii) each then-outstanding share of Korsana restricted stock will be assumed by Cyclerion, subject to adjustment as set forth in the Merger Agreement, (viii) each then-outstanding pre-funded
warrant to purchase shares of Korsana common stock will be converted into a pre-funded
warrant to purchase shares of Cyclerion common stock, subject to adjustment as set forth in the Merger Agreement and the form of pre-funded
warrant.
In connection with the Merger, on April 1, 2026, Korsana and Cyclerion entered into Subscription Agreements with certain institutional and accredited investors, pursuant to which such investors have agreed, subject to the terms and conditions of such agreements, to purchase immediately prior to the consummation of the Merger, shares of Korsana common stock and pre-funded
warrants at an estimated purchase price of $2.3534 per share and $2.3533 per warrant, for an aggregate purchase price of $380.0 million in a private placement (the “Korsana
Pre-Closing
Financing”). Shares of the Company’s common stock and
pre-funded
warrants to purchase shares of the Company’s common stock issued pursuant to the Korsana
Pre-Closing
Financing will be converted into shares of Cyclerion common stock and pre-funded
warrants to purchase share of Cyclerion common stock in accordance with the Exchange Ratio at the effective time of the close of the transaction.
Consummation of the Merger is subject to certain closing conditions, including, among other things, (1) approval by Cyclerion’s stockholders, (2) approval by the Company’s stockholders, (3) Nasdaq’s approval of the listing application to be submitted in connection with the Merger, and (4) the effectiveness of Cyclerion’s registration statement on Form
S-4.
The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Going Concern
The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within twelve months of the date that the consolidated financial statements are issued.
Since its inception, the Company has devoted substantially all of its resources to advancing the development of its portfolio of programs, organizing and staffing the Company, business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials, and regulatory approvals to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales. If the Company obtains regulatory approval for any of its potential product candidates and starts to generate revenue, it expects to incur significant expenses related

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

to developing its internal commercialization capability to support product sales, marketing, and distribution. As a result, the Company will need substantial additional funding to support its operations. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities through a combination of equity offerings and debt financings. Adequate funding may not be available to the Company on acceptable terms, or at all. If the Company is unable to obtain additional funding, the Company will assess its capital resources and may be required to delay, reduce the scope of or eliminate some or all of its planned operations, which may have a material adverse effect on the Company’s business, financial condition, results of operations and ability to operate as a going concern. The financial statements do not include any adjustments that may result if the Company is not able to continue as a going concern.
The Company has not generated any revenue from product sales or other sources and has incurred significant operating losses and negative cash flows from operations since inception. The Company has incurred net losses of $35.6 million and $0.1 million during the year ended December 31, 2025 and for the period from November 8, 2024 (inception) to December 31, 2024, respectively. As of December 31, 2025 and 2024, the Company had an accumulated deficit of $35.7 million and $0.1 million, respectively. As of December 31, 2025, the Company had $154.1 million in cash and cash equivalents.
The Company’s management expects that the existing cash and cash equivalents that were primarily raised from Series Seed and Series A convertible preferred stock financings (see Note 5) will be sufficient to fund the Company’s operating plans for at least twelve months from the date these consolidated financial statements are available to be issued.

2.	Summary of Significant Accounting Policies
Principles of Consolidation
In December 2025, the Company formed Korsana Securities Corporation, which is a wholly owned subsidiary based in the United States, to hold the Company’s marketable securities. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions, and judgements that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected within these consolidated financial statements include but are not limited to research and development expenses and related prepaid or accrued costs and the valuation of stock-based compensation awards and related expenses. The Company bases its estimates on known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts, and experience. Actual results may differ materially from those estimates or assumptions.
Segment Information
The Company operates and manages its business as a single operating and reporting segment for the purposes of assessing performance and making operating decisions. The Company’s chief executive officer, who is the chief operating decision maker (the “CODM”), reviews the Company’s financial information for purposes of evaluating financial performance and allocating resources (see Note 13).

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

Concentrations of Credit Risk
Financial instruments that potentially expose the Company to concentrations of credit risk primarily consist of cash and cash equivalents. The Company maintains its cash balances at an accredited financial institution in amounts that, at times, may exceed federally insured limits. However, the Company has not experienced any losses on its deposits of cash.
The Company is dependent on third-party organizations to research, develop, manufacture, and process its potential product candidates for its development programs. The Company expects to continue to be dependent on a small number of manufacturers to supply it with its requirements for all products. The Company’s research and development programs could be adversely affected by a significant interruption in the supply of the necessary materials. A significant amount of the Company’s research and development activities are performed under its agreements with Paragon (see Note 9).
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less at the time of initial purchase to be cash equivalents. The cash equivalents were comprised of an investment in a money market fund. Interest income associated with the cash equivalents is recorded as other income in the consolidated statements of operations and comprehensive loss.
Fair Value Measurements
Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1 — Quoted prices in active markets that are identical assets or liabilities.

•
Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•
Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

The Company’s cash equivalents are carried at fair value, determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values due to their relatively short maturity periods.
Classification of Convertible Preferred Stock
The Company has classified the Series Seed convertible preferred stock and Series A convertible preferred stock (together the “Convertible Preferred Stock”) outside of stockholders’ deficit on the Company’s

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

consolidated balance sheet because the holders of such stock have certain liquidation rights in the event of a deemed liquidation event that, in certain situations, is not solely within the control of the Company and would require the redemption of the then-outstanding Convertible Preferred Stock.
The Convertible Preferred Stock is not redeemable, except in the event of deemed liquidation (see Note 5). Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the Convertible Preferred Stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the Convertible Preferred Stock would be made only when a deemed liquidation event becomes probable.
Research and Development Contract Costs Accruals
The Company records the costs associated with research studies and manufacturing development as incurred. These costs are a significant component of the Company’s research and development expenses, with a substantial portion of the Company’s ongoing research and development activities conducted by third-party service providers, including contract research organizations (“CROs”), contract manufacturing organizations (“CMOs”), and the Company’s related party Paragon (see Note 9).
The Company accrues for expenses resulting from obligations under its Antibody Discovery and Option Agreement (the “Paragon ADOA”) and Platform Option Agreement (the “Paragon POA”) by and among the Company, Paragon and Parasa Holding LLC (“Parasa”), an entity formed by Paragon as a vehicle to hold equity in the Company, and agreements with CROs, CMOs, and other outside service providers for which payment flows do not match the periods over which materials or services are provided to the Company. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements established with Paragon, CROs, CMOs, and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. The Company makes significant judgments and estimates in determining the accrual balance in each reporting period. In the event advance payments are made to Paragon, a CRO, CMO, or outside service provider, the payments will be recorded as a prepaid asset which will be expensed as the contracted services are performed. Changes in these estimates that result in material changes to the Company’s accruals could materially affect the Company’s results of operations. As of December 31, 2025 and 2024, the Company has not experienced any material deviations between accrued and actual research and development expenses.
Research and Development Costs
Research and development costs are expensed as incurred. Research and development costs include amounts reimbursed to Paragon under the Paragon ADOA (see Note 9), salaries and bonuses, stock-based compensation, employee benefits, and external costs of vendors and consultants engaged to conduct research and development activities.
Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are expensed as the related goods are delivered or the services are performed, or when it is no longer expected that the goods will be delivered, or the services rendered.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries and bonuses, stock-based compensation, employee benefits, finance and administration costs, and professional fees.

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

Commitments and Contingencies
The Company may be subject to contingent liabilities, such as legal proceedings and claims, that arise in the ordinary course of business activities. The Company accrues for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability on the consolidated balance sheet. The Company does not accrue for contingent losses that, in its judgment, are considered to be reasonably possible, but not probable; however, it discloses the range of reasonably possible losses. As of December 31, 2025 and 2024, no liabilities were recorded for loss contingencies (see Note 10).
Stock-Based Compensation
The Company classifies stock-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.
The Company grants stock options and restricted stock awards (“RSAs”) that are subject to service-based vesting conditions. Compensation expense for awards to employees and directors with service-based vesting conditions is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees
with service-based vesting conditions is recognized in the same manner as if the Company had paid cash in exchange for the goods or services. Forfeitures are accounted for as they occur.
The Company also has RSAs that are subject to performance-based vesting conditions relating to the achievement of a specified amount of Series A convertible preferred stock financing. Accruals of compensation cost for an award with a performance condition shall be based on the probable outcome of that performance condition. As of each reporting date, the Company estimates the probability that specified performance criteria will be met and does not recognize compensation expense until it is probable that the performance-based vesting condition will be achieved.
The Company measures all stock-based awards granted to employees, directors, and non-employees
based on the fair value of the awards on the date of grant using the Black-Scholes option-pricing model.
The fair values of restricted stock awards and options are based on the fair value of the Company’s common stock on the date of grant. The Company’s common stock valuations were prepared using a recent transactions method, including an option pricing method (“OPM”). Under this method, the Company used the observed transaction price from a recent preferred stock financing and solved for the total equity value that results in that preferred stock price, using an OPM that allocates value across the Company’s capital structure based on the rights and preferences of each equity class. The resulting total equity value was then allocated to the common stock and preferred stock based on their respective economic rights, resulting in an estimated fair value of the Company’s common stock as of the valuation date.
The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if the Company had used significantly different assumptions or estimates, the fair value of common stock and stock-based compensation expense could have been materially different.

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

Net Loss per Share Attributable to Common Stockholders
The Company applies the
two-class
method when computing net loss per share attributable to the Company’s common stockholders as the Company has issued shares that meet the definition of participating securities. The two-class
method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings.
The
two-class
method requires loss available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in the undistributed earnings as if all loss for the period had been distributed. The Company considers its Convertible Preferred Stock to be participating securities as, in the event a dividend is paid on common stock, the holders of Convertible Preferred Stock would be entitled to receive dividends on a basis consistent with the Company’s common stockholders. There is no allocation required under the two-class
method during periods of loss since the participating securities do not have a contractual obligation to share in the losses of the Company.
Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to the Company’s common stockholders by the weighted average number of common shares outstanding for the period, excluding potentially dilutive common shares. Diluted net loss per share attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss by the weighted average number of common shares outstanding for the period, including potentially dilutive securities. For purposes of this calculation, the Company’s outstanding warrants, outstanding Convertible Preferred Stock, stock options to purchase common stock, and unvested RSAs are considered potentially dilutive common shares.
The Company generated a net loss for the period presented. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. The potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.
The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step
process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties. The Company will recognize interest and/or penalties related to unrecorded tax benefits in income tax expense as they arise.
Recently Issued Accounting Pronouncement Not Yet Adopted
In November 2024, the FASB issued ASU
2024-03,
Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic
220-40):
Disaggregation of Income Statement Expenses (“ASU
2024-03”).
The amendments in ASU
2024-03
require public entities to disclose specified information about certain costs and expenses. ASU
2024-03
is effective for the Company’s annual reporting period beginning after December 15, 2026 and interim reporting periods beginning after December 27, 2027, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

3.	Fair Value Measurements
The following tables present the Company’s fair value hierarchy for financial assets and liabilities measured (in thousands):

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$149,096	$—	$—	$149,096

Total assets	$149,096	$—	$—	$149,096

Cash equivalents consist of money market funds, which were valued by the Company based on quoted market prices, which represent a Level 1 measurement within the fair value hierarchy. There were no transfers between Level 1, Level 2, or Level 3 during the year ended December 31, 2025. The Company did not have any financial assets or liabilities that were determined to be Level 1, Level 2, or Level 3 measurements within the fair value hierarchy as of December 31, 2024.

4.	Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31, 2025	December 31, 2024
Accrued research and development (1)	10,784	2
Accrued professional and consulting (2)	827	8
Accrued employee compensation and benefits	371	—
Other accrued expenses	331	—

	$12,313	$10

(1)	Includes related party amount of $10,333 as of December 31, 2025 and $0 as of December 31, 2024.

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

(2)	Includes related party amount of $232 as of December 31, 2025 and $0 as of December 31, 2024.

5.	Convertible Preferred Stock
On November 21, 2024, the Company issued a total of 8,000,000 shares of the initial Series A Convertible Preferred Stock to Fairmount Healthcare Fund II L.P. (Fairmount Fund II), an affiliate fund of Fairmount, as well as to Venrock Healthcare Capital Partners EG L.P., Venrock Healthcare Capital Partners III, L.P., VHCP
Co-Investment
Holdings III, LLC, Venrock Associates IX, L.P. and Venrock Partners IX, L.P., (collectively known as “Venrock”) at a purchase price of $1.25 per share for gross proceeds of $10.0 million. Of the 8,000,000 shares of initial Series A Convertible Preferred Stock issued, 4,000,000 shares of Series A Convertible Preferred Stock were issued to Fairmount Fund II and 4,000,000 shares of Series A Convertible Preferred Stock were issued to Venrock, both of which are considered related parties (see Note 12).
On September 11, 2025 (the “Additional Closing Date”), the Company issued an additional 12,000,000 shares of the initial Series A Convertible Preferred Stock to Fairmount Fund II and Venrock, at a purchase price of $1.25 per share for gross proceeds of $15.0 million (the “Additional Closing”). Of the 12,000,000 shares of initial Series A Convertible Preferred Stock issued, 6,000,000 shares of Series A Convertible Preferred Stock were issued to Fairmount Fund II and 6,000,000 shares of Series A Convertible Preferred Stock were issued to Venrock. Additionally, the Company and its stockholders decided to seek additional capital funding by authorizing up to 75,500,000 shares of a new series of preferred stock of the Company to be designated as the new “Series A Convertible Preferred Stock”. The Board of Directors amended the Amended and Restated Certificate of Incorporation (“ARCI”) to (i) change the name of the Company to “Korsana Biosciences, Inc.” from “Korsa Biosciences, Inc.”; (ii) reclassify each outstanding share of initial Series A Convertible Preferred Stock into a share of preferred stock of the Company to be designated as “Series Seed Convertible Preferred Stock” (collectively with the new Series A Convertible Preferred Stock, the “Convertible Preferred Stock”), which resulted in the reclassification of 20,000,000 shares of the initial Series A Convertible Preferred Stock issued and outstanding into shares of Series Seed Convertible Preferred Stock; (iii) designate the rights, preferences, privileges, and restrictions of the new Series A Convertible Preferred Stock, and facilitate the issuance and sale of such shares; and (iv) authorize 122,363,552 shares of common stock of the Company, $0.0001 par value per share and 95,500,000 shares of preferred stock of the Company, $0.0001 par value per share, of which 20,000,000 shares will be designated as Series Seed Convertible Preferred Stock and 75,500,000 shares will be designated as Series A Convertible Preferred Stock.
On September 15, 2025, the Company entered into the new Series A Preferred Stock Purchase Agreement to issue certain investors shares of Series A Convertible Preferred Stock, $0.0001 par value per share, at a purchase price of $2.00 per share. The Company issued 75,500,000 shares of the Series A Convertible Preferred Stock for gross proceeds of $151.0 million. Of the 75,500,000 shares of Series A Convertible Preferred Stock issued, 12,500,000 shares were issued to Fairmount and 12,500,000 shares were issued to Venrock.
The holders of the Convertible Preferred Stock have the following rights and preferences:
Voting
The holders of Convertible Preferred Stock are entitled to vote, together with the holders of the Company’s common stock, on all matters submitted to stockholders for a vote. Each holder of outstanding shares of Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

stockholders entitled to vote on such matter. A majority vote of the holders of Convertible Preferred Stock is required to liquidate or dissolve the Company, amend the certificate of incorporation or bylaws in a manner that adversely affects the rights of the Convertible Preferred Stock, reclassify common stock or establish another class of capital stock (unless the same ranks junior to the Convertible Preferred Stock with respect to its rights), create shares that would rank senior to or authorize additional shares of Convertible Preferred Stock, declare a dividend or make a distribution.
In addition, the holders of record of the shares of Series Seed Preferred Stock, voting together exclusively and as a separate class on an as-converted
to Common Stock basis, shall be entitled to elect four directors of the Company. The holders of record of the shares of Series A Preferred Stock, voting together exclusively and as a separate class on an as-converted
to Common Stock basis, shall be entitled to elect one director of the Company. The holders of shares of common stock and any other class or series of voting stock (including Convertible Preferred Stock), exclusively and voting together as a single class, are entitled to elect one director of the Company.
Conversion
Each share of Convertible Preferred Stock is convertible into common shares at the option of the holder, at any time, and without the payment of additional consideration by the holder. In addition, each share of Convertible Preferred Stock will be automatically converted into shares of common stock at the applicable conversion ratio then in effect upon either (i) the closing of the firm-commitment underwritten public offering of the Company’s common stock or the closing of a reverse merger transaction at which the price is at least $4.00 per share resulting in at least $75.0 million of gross proceeds to the Company, net of the underwriting discounts or commissions, or (ii) the vote or written consent of the holders of a majority of the outstanding shares of Convertible Preferred Stock, voting as a single class.
The conversion ratio of Convertible Preferred Stock is determined by dividing the original issue price by the conversion price in effect at the time of conversion. The original issue price is $1.25 per share for the Series Seed Convertible Preferred Stock and $2.00 per share for the Series A Convertible Preferred Stock (in each case subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation, as amended and restated). The conversion price is currently $1.25 per share for the Series Seed Convertible Preferred Stock and $2.00 per share for the Series A Convertible Preferred Stock. As of December 31, 2025 and 2024, each outstanding share of Convertible Preferred Stock was convertible into common stock on a one-for-one
basis.
Dividends
The Company may not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless the holders of the Convertible Preferred Stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Convertible Preferred Stock in an amount at least equal to (i) in the case of a dividend being distributed to common stock or any class or series that is convertible into common stock, the equivalent dividend on an as-converted
basis or (ii) in the case of a dividend on any class or series that is not convertible into common stock, a dividend equal to a dividend rate on Convertible Preferred Stock calculated based on the respective original issue price of the Series A Convertible Preferred Stock and Series Seed Convertible Preferred Stock. Dividends are
non-cumulative.
For the year ended December 31, 2025 and for the period November 8, 2024 (inception) through December 31, 2024, no dividends had been declared or paid by the Company.

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or upon the occurrence of a Deemed Liquidation Event (as defined below), the holders of shares of Convertible Preferred Stock then outstanding are entitled to be paid out of the assets or funds of the Company available for distribution to stockholders before any payment is made to the holders of common stock. The holders of Convertible Preferred Stock are entitled to an amount equal to the greater of (i) the applicable original issue price per share of the Convertible Preferred Stock, plus any declared but unpaid dividends thereon, or (ii) the amount per share that would have been payable had all shares of Convertible Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation event, the assets or funds of the Company available for distribution to stockholders are insufficient to pay the full amount to which they are entitled, then the holders of shares of Convertible Preferred Stock in preference to any distributions to common stock will share ratably in any distribution of the assets or funds available for distribution in proportion to the respective amounts which would otherwise be payable if it were paid in full.
Unless the holders of a majority in voting power of the then outstanding shares of Convertible Preferred Stock elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets.
Redemption
The Convertible Preferred Stock does not have redemption rights, except for the contingent redemption upon the occurrence of a Deemed Liquidation Event.

6.	Common Stock
As of December 31, 2025 and 2024, the Company has the authority to issue a total of 122,363,552 and 35,000,000 shares of common stock, respectively, at a par value of $0.0001 per share. As of December 31, 2025 and 2024, the Company had 6,000,000 and 5,000,000 shares of common stock, respectively, issued and outstanding in connection with RSAs. Unvested RSAs are considered legally issued and outstanding shares of common stock. Each share of common stock entitles the holder to one vote, together with the holders of Convertible Preferred Stock, on all matters submitted to the stockholders for a vote. The holders of common stock are entitled to receive dividends, if any, as declared by the Company’s Board of Directors, subject to the dividend rights of the holders of Convertible Preferred Stock.
As of December 31, 2025 and 2024, there are 105,358,748 and 8,000,000 shares of common stock reserved for issuance for the potential conversion of shares of Convertible Preferred Stock into common stock and the exercise of outstanding stock options and warrants to common stock.

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

As of December 31, 2025 and 2024, the Company had common stock reserved for future issuance as follows:

	December 31, 2025	December 31, 2024
Shares issuable upon conversion of Company Series Seed Preferred Stock	20,000,000	8,000,000
Shares issuable upon conversion of Company Series A Preferred Stock	75,500,000	—
Shares issuable upon exercise of warrants under the Parasa Warrant Obligation	1,102,561	—
Outstanding and issued stock options	8,756,187	—

Total shares of common stock reserved	105,358,748	8,000,000

7.	Stock-Based Compensation
2025 Equity Incentive Plan
On September 11, 2025, the Board of Directors approved the 2025 Equity Incentive Plan (the “2025 Plan”), under which the Company may grant stock options, restricted stock awards, restricted stock units, or other stock-based awards to employees, officers, directors, consultants, and advisors. The 2025 Plan is administered by the Board of Directors, or, at the discretion of the Board of Directors, by a committee of the Board of Directors. The exercise prices, vesting and other restrictions are determined at the discretion of the Board of Directors, or its committee, if so delegated. Stock options granted under the 2025 Plan generally vest over four years, subject to the participant’s continued service, and expire after ten years. Upon adoption, the 2025 Plan authorized 20,584,336 shares of common stock reserved for issuance under the plan. As of December 31, 2025, the total number of shares of common stock reserved for issuance under the 2025 Plan was 20,584,336 shares, with 10,828,149 shares of common stock available for future grants.
Stock Option Valuation
The fair value of each stock option grant is estimated on the grant date using the Black-Scholes option- pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. For stock options with service-based vesting conditions, the expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” stock options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

The following table summarizes the weighted-average assumptions used in calculating the fair value of the awards for the year ended December 31, 2025:

Year Ended December 31, 2025
Expected term (in years)	6.0
Expected volatility	87.1%
Risk-free interest rate	3.7%
Dividend yield	0.0%
Stock Options
The following table summarizes the stock option activity for the year ended December 31, 2025:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding balance as of December 31, 2024	—	$—	—	$—
Granted	8,756,187	0.86	9.8
Exercised	—	—	—
Forfeited	—	—	—

Outstanding balance as of December 31, 2025	8,756,187	$0.86	9.8	$—

Vested and expected to vest, December 31, 2025	8,756,187	$0.86	9.8	$—

Exercisable as of December 31, 2025	67,886	$0.86	9.8	$—

The weighted average grant-date fair value of stock options granted for the year ended December 31, 2025 was $0.64. For the year ended December 31, 2025, there was no intrinsic value related to outstanding options. The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had an exercise price lower than the fair value of the Company’s common stock. There were no stock options granted during the period from November 8, 2024 (inception) to December 31, 2024.
Restricted Stock Awards
On November 8, 2024, the Company’s Board of Directors approved the Restricted Stock Notice and Restricted Stock Purchase Agreement, under which Korsana issued and sold 5,000,000 RSAs to Paragon at a price of $0.02 per share. Paragon subsequently contributed 2,500,000 RSAs to Parasa, an entity formed by Paragon as a vehicle to hold equity in the Company. The RSAs have performance-based vesting conditions only, which include a performance condition related to achieving a specified amount of Series A convertible preferred stock financing. The Company considers the probability of achieving the relevant performance condition and recognizes expense when the Company concludes it is probable that the performance condition will be achieved.

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

On November 21, 2024, the Company raised gross proceeds of $10.0 million in connection with the initial Series A Convertible Preferred Stock financing (see Note 5). Upon the initial issuance of Series A Convertible Preferred Stock to Fairmount and Venrock, 40% of the RSAs became vested under the performance condition and the Company recognized stock-based compensation expense associated with these RSAs.
On September 11, 2025, the Company raised gross proceeds of $15.0 million in connection with the Series A Convertible Preferred Stock Additional Closing (see Note 5). Upon the additional issuance of the initial Series A Convertible Preferred Stock to Fairmount and Venrock, 100% of the RSAs became vested under the performance condition and the Company recognized stock-based compensation expense associated with these RSAs.
On October 27, 2025, the Company issued and sold 1,000,000 RSAs to the Company’s chief executive officer, a venture partner at Fairmount, in exchange for executive services and such issuance was determined to be a related party transaction (see Note 12). The RSAs issued and sold to the Company’s chief executive officer have service-based vesting conditions and vest over a four-year period, during which time all unvested shares are subject to forfeiture and the Company’s repurchase right in the event the holder’s services with the Company voluntarily or involuntarily terminate. The RSAs issued and sold to the Company’s chief executive officer were granted from the 2025 Plan. As these unvested RSAs are similar to early exercises of stock options, cash proceeds received for unvested RSAs issued to the Company’s chief executive officer were initially recorded as a liability and are reclassified to equity as vesting occurs. As of December 31, 2025, $0.3 million and $0.5 million, respectively, was recorded in accrued expenses and other current liabilities and accrued other liabilities, noncurrent on the Company’s consolidated balance sheet related to the unvested RSAs held by the chief executive officer subject to vesting and repurchase rights under the terms of the RSA agreement.
The following table summarizes the RSA activity for the year ended December 31, 2025:

	Number of RSAs	Weighted Average Grant Date Fair Value
Unvested balance as of December 31, 2024	3,000,000	$0.02
Granted	1,000,000	0.57
Vested	(3,000,000)	0.02
Forfeited	—	—

Unvested balance as of December 31, 2025	1,000,000	$0.57

During the year ended December 31, 2025 and for the period from November 8, 2024 (inception) to December 31, 2024, the Company recorded stock-based compensation expense of $0.2 million and $0.1 million, respectively, related to the RSAs in the consolidated statements of operations and comprehensive loss as general and administrative and research and development expense.
Parasa Warrant Obligation
In September 2025, the Company entered into the Paragon ADOA with Paragon and Parasa (see Note 9). Under the terms of the Paragon ADOA, Parasa will be entitled to grants of warrants to purchase a number of shares equal to 1.00% of the then outstanding shares of the Company’s stock, on a fully diluted basis, on December 31, 2025 and December 31, 2026, with an exercise price equal to the fair market value of the

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

underlying shares on the grant date as determined by the Board of Directors (the “Parasa Warrant Obligation”). If the term with respect to all research programs ends prior to the end of a calendar year, the warrant for such calendar year shall be pro-rated
for that calendar year. The grant dates for the issuance of warrants are expected to be on December 31, 2025 and December 31, 2026 (if the term with respect to all research programs is still active), respectively, as all terms of the award, including number of shares and exercise price, will be known by all parties on those dates. Parasa’s research and discovery related activities have a service inception date preceding the grant date, with the full award being vested as of the grant date with no post-grant date service requirement. Accordingly, the Company records a liability for the warrants expected to be granted to Parasa as the related services are provided, with the value of the liability based on the estimated fair value of the warrants at each interim reporting date. For the year ended December 31, 2025, $0.8 million was recognized as stock-based compensation expense related to the 2025 Parasa Warrant Obligation within research and development expense in the Company’s consolidated statement of operations and comprehensive loss. On December 31, 2025, the fair value of the warrant obligation of $0.8 million was reclassified from liability to equity on the consolidated balance sheet when the Company settled its 2025 obligations under the Parasa Warrant Obligation by issuing Parasa a warrant to purchase 1,102,561 shares of Company Common Stock at an exercise price of $0.86 per share. The warrant has a term of 10 years, is fully vested, and is exercisable in part or full at any time during the term of the warrant. As of December 31, 2025, the warrant issued under the Parasa Warrant Obligation is outstanding and unexercised.
The following table summarizes the assumptions used in calculating the fair value of the warrant:

December 31, 2025
Expected term (years)	10.0
Expected volatility	87.1%
Risk-free interest rate	4.2%
Dividend yield	0.0%
Stock-Based Compensation Expense
The following table summarizes the classification of the Company’s stock-based compensation expense in the consolidated statements of operations and comprehensive loss (in thousands):

	Year Ended December 31, 2025	Period from November 8, 2024 (Inception) to December 31, 2024
Research and development	$928	$54
General and administrative	680	—

	$1,608	$54

As of December 31, 2025, total unrecognized compensation cost related to the unvested stock options was $4.9 million, which is expected to be recognized over a weighted average period of approximately 3.5 years. As of December 31, 2025, total unrecognized compensation cost related to the unvested RSAs was $0.5 million to be recognized over a weighted average period of approximately 3.4 years.

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

The following table summarizes the award types of the Company’s stock-based compensation expense in the consolidated statements of operations and comprehensive loss (in thousands):

	Year Ended December 31, 2025	Period from November 8, 2024 (Inception) to December 31, 2024
RSAs	$129	$54
Stock options	663	—
Parasa Warrant Obligation	816	—

	$1,608	$54

8.	Income Taxes
The domestic and foreign components of the Company’s loss before income taxes were as follows (in thousands):

	Year Ended December 31, 2025	Period from November 8, 2024 (Inception) to December 31, 2024
U.S.	$(35,642)	$(88)
Foreign	—	—

Total	$(35,642)	$(88)

The following table is a reconciliation of the U.S. federal statutory rate of 21% to the Company’s effective rate for the year ended December 31, 2025:

	Year Ended December 31, 2025
U.S. Federal Statutory Tax Rate	$(7,485)	21%
State and Local Income Tax, Net of Federal (National) Income Tax Effect	4	—
Foreign Tax Effects	—	—
Effect of Changes in Tax Laws or Rates Enacted in the Current Period	—	—
Effect of Cross-Border Tax Laws	—	—
Tax Credits
R&D Credit	(463)	1.3
Changes in valuation allowances	7,901	(22.2)
Nontaxable or Nondeductible Items
Permanent Adjustments	47	(0.1)
Changes in Unrecognized Tax Benefits	—	—
Other Adjustments	(4)	—

Total	$—	0%

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

For the period from November 8, 2024 (Inception) to December 31, 2024, the effective income tax rate differs from the statutory federal income tax rate as follows:

Period from November 8, 2024 (Inception) to December 31, 2024
Federal statutory income tax rate	21.0%
State income taxes, net of federal benefits	(10.2)
Change in valuation allowance	2.1
Permanent differences	(12.9)

Effective income tax rate	0.0%

During the years ended December 31, 2025 and 2024, the Company recorded no income tax benefits for the net operating losses incurred or for the research and development tax credits generated in each year, due to its uncertainty of realizing a benefit from those items. All of the Company’s operating losses since inception have been generated in the United States.
Components of the Company’s deferred tax assets consisted of the following (in thousands):

	December 31, 2025	December 31, 2024
Deferred tax assets
Net operating loss carryforwards	$8,277	$8
Research and Development	937	—
Accruals and Reserves	98	—
Research & Experimental Expenditures	46	1
Stock Based Compensation	368	—
Capitalized License Fees	526	—

Total deferred tax assets	10,252	9
Valuation allowance	(10,252)	(9)

Net deferred tax assets	$—	$—

As of December 31, 2025 and 2024, the Company had federal net operating loss carryforwards of $31.5 million and less than $0.1 million, respectively, which may be available to offset future taxable income. The federal net operating losses carryforward indefinitely, but may only be used to offset 80% of annual taxable income. As of December 31, 2025 and 2024, the Company had state net operating loss carryforwards of $26.2 million and less than $0.1 million, respectively. The state net operating losses expire beginning in 2044.
As of December 31, 2025 and 2024, the Company also had federal research and development tax credit carryforwards of $0.5 million and $0, respectively, which may be available to offset future tax liabilities. As of December 31, 2025 and 2024, the Company had state research and development tax credit carryforwards of $0.6 million and $0, respectively. The federal tax credit carryforwards expire beginning in 2045 while the state tax credits carryforwards expire beginning in 2040. A full valuation allowance has been provided against the Company’s research and development tax credit carryforwards and, if an adjustment is required, this adjustment would result in an adjustment to the deferred tax asset established for the research and development tax credit carryforwards and the valuation allowance.

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

Utilization of the U.S. federal and state net operating loss carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Sections 382 and 383 of the Internal Revenue Code of 1986 (“IRC”), and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income or tax liabilities. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards, research and development tax credit carryforwards, or the federal orphan drug credits would be subject to an annual limitation under Section 382. Any limitation may result in expiration of a portion of the net operating loss carryforwards, research and development tax credit carryforwards, or the federal orphan drug credits before utilization.
The Company has evaluated the positive and negative evidence bearing upon the realizability of the deferred tax assets. As of December 31, 2025 and 2024, based on the Company’s historical operating losses, the Company has concluded that it is more-likely-than-not
that the benefit of its deferred tax assets will not be realized. Accordingly, the Company has provided a full valuation allowance for the deferred tax assets as of December 31, 2025 and 2024. The valuation allowance for deferred tax assets as of December 31, 2025 and 2024 was $10.3 million and less than $0.1 million, respectively.
The valuation allowance increased by $10.3 million and less than $0.1 million during the years ended December 31, 2025 and 2024, respectively. The change during the year ended December 31, 2025 was primarily due to the increase in the capitalized research and experimental expenditures, research and development tax credit and net operating loss carryforwards.
As of December 31, 2025 and 2024, the Company had no accrued interest or penalties related to unrecorded tax benefits. The Company did not have any uncertain tax positions as of December 31, 2025 and 2024.
The Company files income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. The federal and state income tax returns are generally subject to tax examinations for the tax years ended December 31, 2024 through present. To the extent that the Company has tax attribute carryforwards, the tax years in which the attributes were generated may still be adjusted upon examination by the Internal Revenue Services or State tax authorities to the extent utilized in a future period. The Company is not currently under examination by any tax authorities.

9.	Paragon Antibody Discovery and Option Agreement
Paragon Antibody Discovery and Option Agreement
In September 2025, the Company entered into the Paragon ADOA with Paragon and Parasa. Under the Paragon ADOA, Paragon identifies, evaluates, and develops antibodies against one or more mutually agreed therapeutic targets and a mutually agreed brain transit target. The Paragon ADOA covers programs 001 and 002 (Aß and TfR1) (together the “Aß program”) and one undisclosed program 003, with the ability to add additional programs by mutual agreement.
Under the Paragon ADOA, Korsana has the exclusive option (each, an “ADOA Option”), on a
Program-by-Program
basis, to enter into a separate agreement with Paragon consistent with a set of

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

pre-negotiated
terms to further develop, manufacture and commercialize the resulting antibody transport vehicle compounds (each, a “License Agreement”). If the Company exercises an ADOA Option and finalizes a related License Agreement, it will be required to make non-refundable
milestone payments to Paragon of up to $69.0 million under each respective License Agreement upon the achievement of certain clinical development and regulatory milestones. Additionally, the Company will be required to make tiered royalty payments in the low-to-mid
single-digits beginning on the first commercial sale of each developed product. From time to time, the Company can choose to add additional targets by mutual agreement with Paragon.
Under the terms of the Paragon ADOA, Paragon agreed to perform certain research activities to discover, generate, identify, and characterize one or more antibody candidates directed to certain mutually agreed therapeutic targets of interest to Korsana (each, a “Research Program”), and certain administrative activities. The Paragon ADOA requires Korsana, Paragon, and Parasa to develop a research plan for each target that includes design, modeling, synthesis, evaluation, and other mutually agreed activities (each, a “Research Plan”), which activities may include performing preclinical studies. Korsana is required to pay a one-time
nonrefundable,
non-creditable
fee of $1.0 million (the “Research Initiation Fee”) within 30 days following finalization of the Research Plan for each such Research Program. Paragon will perform the activities set forth in each Research Plan on the timelines set forth in such Research Plan and in compliance with a mutually agreed budget. Korsana will reimburse Paragon for the costs of performing the development activities set forth in the Research Plan, plus an agreed-upon margin charged by Paragon. Korsana made an upfront payment to Paragon when they entered into the Paragon ADOA to cover the cost of work completed by Paragon for the selected Research Programs prior to the effective date. Each Research Program will be overseen and coordinated by a joint development committee consisting of two employees from Korsana and two employees from Paragon, with Korsana and Paragon each having one vote with respect to decisions of the committee. When Paragon and Parasa have produced an antibody against a selected target, and upon the completion of each Research Program, Paragon and Parasa will deliver to Korsana a data package that includes sequence information for all then-existing antibodies and information directed to such target.
Unless terminated earlier, the Paragon ADOA shall continue in force on a Research Program-
by-Research
Program basis until the later of: (i) the end of the Option Period for such Research Program, as applicable, if such ADOA Option is not exercised by the Company; (ii) if the Company exercises its ADOA Option with respect to a Research Program, but the parties are unable to finalize and execute a License Agreement within 30 days, the expiration of such
30-day
period (subject to any mutually agreed extension of such period); and (iii) the expiration of the applicable Research Term (as defined under the Paragon ADOA). The Company may terminate the Paragon ADOA or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon, provided that the Company must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable
obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate the Paragon ADOA or a Research Program immediately upon written notice to the Company if, as a result of any action or failure to act by the Company or its affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a certain consecutive number of months. Each party has the right to terminate the Paragon ADOA or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the
30-day
period and (ii) the other party’s bankruptcy.
Any License Agreement entered into with respect to a given Research Program shall contain the same milestone payment obligations as the Paragon ADOA, provided that any milestone set in the Paragon ADOA that has not yet been achieved and is duplicated in such License Agreement shall no longer be achievable and payable under the terms of the Paragon ADOA and shall only be achievable under the terms of the License Agreement. For the avoidance of doubt, if a milestone is achieved and paid by Korsana pursuant to the Paragon ADOA for a

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

certain Research Program, then there shall be no milestone payment due for the achievement of such milestone under a subsequently executed License Agreement for such Research Program. Further, under a License Agreement, Korsana would also be required to make royalty payments to Paragon in the low single-digit percentage range based on net sales of products, subject to certain reductions. The royalty term will terminate on a product-by-product
and country-
by-country
basis upon the later of the expiration of the
last-to-expire
valid claim within the relevant patent rights or the twelfth anniversary of the first commercial sale of such product in such country.
Under the Paragon ADOA, Korsana will grant Parasa warrants on each of December 31, 2025 and December 31, 2026, to purchase a number of shares equal to 1.00% of Korsana’s outstanding capital stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares of Korsana common stock on each respective grant date. Parasa is an entity formed by Paragon as a vehicle to hold equity in Korsana in order to share profits with certain employees of Paragon and will not perform any substantive role under the Paragon ADOA other than to receive such warrants (see Note 7).
The Company concluded that the rights obtained under the Paragon ADOA represent an asset acquisition whereby the underlying assets comprise in-process
research and development assets with no alternative future use. The Paragon ADOA did not qualify as a business combination because substantially all of the fair value of the assets acquired was concentrated in the in-process
research and development assets, which represent a group of similar identifiable assets. All of the upfront consideration paid by Korsana was allocated to the in-process
research and development assets acquired and was immediately expensed as part of research and development expenses on the consolidated statement of operations and comprehensive loss. The research initiation fees represent a one-time
cost on a research
program-by
research program basis for accessing research services or resources with benefits that are expected to be consumed in the near term, therefore the amounts paid are expensed as part of research and development costs immediately. Amounts paid as reimbursements of on-going
development costs, monthly development cost fees and additional development expenses incurred by Paragon are recognized as research and development expense when incurred. Amounts paid as reimbursements for administrative activities incurred by Paragon are recognized as general and administrative expense when incurred.
Under the Paragon ADOA, the Company recorded expense of $31.3 million during the year ended December 31, 2025 for amounts owed to Paragon across all Research Programs, including $18.8 million of upfront payments made to cover the cost of development work completed by Paragon prior to the effective date and $2.0 million of Research Initiation Fees. A total of $30.3 million was recognized as research and development expense and $1.0 million was recognized as general and administrative expense in the Company’s consolidated statements of operations and comprehensive loss during the year ended December 31, 2025. An amount of $10.6 million was unpaid by Korsana at December 31, 2025 and is included in related party accrued expenses and other current liabilities within the Company’s consolidated balance sheet.
Paragon Platform Option Agreement
In October 2025, the Company entered into the Platform Option Agreement with Paragon and Parasa (the “Paragon POA”) in connection with the Paragon ADOA. The Company entered into the Paragon POA under which the Company is funding certain research activities to be undertaken by Paragon and Parasa, including the development of proprietary platform technology for the delivery of therapeutic agents across the blood-brain barrier. Pursuant to the Paragon POA, as partial consideration for the Company’s funding of certain research activities carried out by Paragon and Parasa, the Company will have an exclusive option to enter into either a separate Antibody Discovery and Option Agreement or a separate License Agreement with Paragon and Parasa,

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

enabling the Company with the right to add, remove, or replace specific target combinations and further develop, manufacture and commercialize the resulting antibody transport vehicle compounds.
Following designation of a target combination, the Company may elect their option to enter into a separate Antibody Discovery and Option Agreement or a separate License Agreement with Paragon and Parasa, the terms of which will be finalized in connection with the option exercise. If the Company elects to enter into a License Agreement (a “POA License”), it will be required to make a one-time
non-refundable
payment to Paragon of $5.0 million for the license option exercise fee. Under any POA License, Korsana would be required to make one-time,
non-refundable
milestone payments of up to $41.0 million per product, reduced by 50% for independently developed products directed to the same target combination, and tiered royalty payments in the low to mid-single
digit percentage range based on annual net sales, subject to certain reductions.. These payments are intended to fund the research to be performed by Paragon and Parasa under either an Antibody Discovery and Option Agreement or License Agreement. As of December 31, 2025, the Company has not exercised its option and no amounts were expensed related to the Paragon POA during the year ended December 31, 2025.
The Company will also have an exclusive option to designate up to two additional reserved target combinations. If the Company exercises its option, it will be required to make a one-time
non-refundable
payment to Paragon of $2.0 million for the additional reserved target option exercise fee. A separate additional reserved target option exercise fee is due and payable to Paragon each time that the Company exercises an additional reserved target option.

10.	Commitments and Contingencies
401(k) Plan
The Company maintains a defined-contribution plan under Section 401(k) of the Internal Revenue Code of 1986 (the “401(k) Plan”). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax
basis. Matching contributions to the 401(k) Plan may be made at the discretion of management. For the year ended December 31, 2025 and for the period from November 8, 2024 (inception) to December 31, 2024, the Company has not recorded any expense related to 401(k) Plan match contributions.
Indemnification Agreements
In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with each of its directors and executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any indemnification arrangements that could have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its consolidated financial statements as of December 31, 2025 and 2024.

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

Legal Proceedings
From time to time, the Company may become involved in legal proceedings or other litigation relating to claims arising in the ordinary course of business. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and estimated exposure amount. Legal fees and other costs associated with such proceedings are expensed as incurred. As of December 31, 2025 and 2024, the Company was not a party to any material legal proceedings or claims.

11.	Net Loss per Share
Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

	Year Ended December 31, 2025	Period from November 8, 2024 (Inception) to December 31, 2024
Numerator:
Net loss	$(35,642)	$(88)

Denominator:
Weighted-average common shares outstanding, basic and diluted	2,920,548	1,509,434

Net loss attributable to common stockholders, basic and diluted	$(12.20)	$(0.06)

For the computation of basic net loss per share attributable to common stockholders, the amount of weighted-average common shares outstanding excludes all shares of unvested restricted common stock as such shares are not considered outstanding for accounting purposes until vested.
The Company’s potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded potential common shares from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have had an anti-dilutive effect:

	Year Ended December 31, 2025	Period from November 8, 2024 (Inception) to December 31, 2024
Convertible preferred stock (as converted to common stock)	95,500,000	8,000,000
Stock options to purchase common stock	8,756,187	—
Unvested restricted stock awards	1,000,000	3,000,000
Outstanding and issued warrant to Parasa	1,102,561	—

	106,358,748	11,000,000

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

12.	Related Party Transactions
Fairmount, Venrock, Paragon, and Parasa have been identified as related parties of Korsana and have engaged in material transactions with the Company. The ownership of outstanding shares of stock of Korsana, assuming the conversion of preferred stock into common stock, is as follows:

	December 31, 2025	December 31, 2024
Fairmount	22%	31%
Venrock	22%	31%
Paragon	2%	19%
Parasa	2%	19%
Fairmount currently has two representatives appointed to Korsana’s Board of Directors. Fairmount appointed Paragon’s board of directors and has the contractual right to approve the appointment of any executive officers of Paragon. Parasa is an entity formed by Paragon as a vehicle to hold equity in Korsana in order to share profits with certain employees of Paragon. Additionally, Venrock has two representatives appointed to Korsana’s Board of Directors. The Company entered into significant related party transactions with Fairmount, Paragon and Parasa during 2024 and 2025 related to the issuance of Convertible Preferred Stock to Fairmount (see Note 5), the issuance of RSAs and warrants to Paragon and Parasa (see Note 7), the issuance of RSAs to the Company’s chief executive officer who is a venture partner at Fairmount (see Note 7), and the Paragon ADOA and Paragon POA (see Note 9) transactions. Other than the issuance of Convertible Preferred Stock in 2024 and 2025 (see Note 5), the Company did not have any other significant related party transactions with Venrock.
Additionally, as of December 31, 2025, there were five investors who participated in the Series A convertible preferred stock raise in September 2025 – an investor who owns 9.9%, an investor with two separate funds who collectively owns 9.6%, an investor with two separate funds who collectively owns 7.9%, and two investors who each own 7.4% of outstanding shares of common stock in the Company, assuming the conversion of preferred stock into common stock. Other than the issuance of Convertible Preferred Stock in 2025, the Company did not have any other significant related party transactions with these investors.

13.	Segment Reporting
The Company has one reportable segment relating to the research and development of its research programs. The Company’s CODM, its Chief Executive Officer, manages the Company’s operations on a company-wide basis for the allocation of resources and the assessment of performance. The Company’s measure of segment profit or loss used to assess performance and allocate resources is net loss. The CODM uses net loss to evaluate loss generated from the Company’s business activities in deciding how to allocate company resources and in monitoring budget versus actual results. Assets are also managed on a company-wide basis.

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

The table below is a summary of the segment loss, including significant segment expenses that are reviewed by the CODM (in thousands):

	Year Ended December 31, 2025	Period from November 8, 2024 (Inception) to December 31, 2024
Operating expenses
Aß program research and development costs (1)	27,003	$—
Second undisclosed program 003 research and development costs (2)	4,062	—
General and administrative personnel costs (including stock-based compensation)	1,274	—
Research and development personnel costs (including stock-based compensation) (3)	1,557	56
Other general and administrative costs (4)	3,232	53
Other research and development costs (5)	163	—
Interest income	(1,649)	(21)

Net loss	$35,642	$88

(1)	Includes related party amounts of $26,411 for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024.

(2)	Includes related party amounts of $3,936 for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024.

(3)	Includes related party amounts of $862 for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024.

(4)	Includes related party amounts of $1,203 for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024.

(5)	Includes related party amounts of $39 for the year ended December 31, 2025 and $0 for the period from November 8, 2024 (inception) to December 31, 2024.

14.	Subsequent Events
The Company has evaluated events and transactions occurring subsequent to December 31, 2025 through [April 17], 2026, the date at which the consolidated financial statements are available to be issued.
On March 19, 2026, the Company exercised its ADOA Option with respect to KRSA-028, and is currently negotiating the related License Agreement. As a result, the Company triggered the related $5.0 million milestone payment under the Paragon ADOA..

KORSANA BIOSCIENCES, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

During the three months ended March 31, 2026, the Company granted options for the purchase of an aggregate of 2,688,111 shares of common stock to employees and directors at an exercise price of $0.86 per share.
On April 3, 2026, the Company entered into an Antibody Oligo Conjugate (“AOC”) Research Letter Agreement (the “Research Letter Agreement”) with Paragon Laboratories, Inc. to initiate a Research Program focused on the development of antibody oligonucleotide conjugates directed to a selected target. The Research Letter Agreement provides for reimbursement of research costs and monthly research fees, and grants the Company an exclusive Option to enter into either an antibody oligonucleotide conjugate discovery and option agreement (the
“AOC-DOA
Option”) for an upfront research initiation fee of $1.0 million, or a license agreement for the Research Program (the “License Option”) for an upfront license fee of $5.0 million. At this time, the Company has not exercised either Option related to the Research Letter Agreement.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Annex A

Confidential

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

KORSANA BIOSCIENCES, INC.;

CARIBOOS MERGER SUB CORP.;

CARIBOOS MERGER SUB II, LLC; and

CYCLERION THERAPEUTICS, INC.

Dated as of April 1, 2026

A-1

A-2

A-3

Exhibits:

Exhibit A-1	Form of Parent Shareholder Support Agreement

Exhibit A-2	Form of Company Stockholder Support Agreement

Exhibit B	Form of Lock-Up Agreement

Exhibit C	Form of Subscription Agreement

Exhibit D-1	First Certificate of Merger, including certificate of incorporation of the First Step Surviving Corporation attached as Exhibit A thereto, incorporated by reference into this Agreement

Exhibit D-2	Second Certificate of Merger, incorporated by reference into this Agreement

Exhibit E	Form of Parent Articles of Amendment Schedule

Exhibit F	Form of CVR Agreement

Exhibit G	Form of Pre-Funded Warrant

A-4

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of April 1, 2026, by and among CYCLERION THERAPEUTICS, INC., a Massachusetts corporation (“Parent”), CARIBOOS MERGER SUB CORP., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), CARIBOOS MERGER SUB II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs” and each, a “Merger Sub”), and KORSANA BIOSCIENCES, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.

RECITALS

A. Parent and the Company intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the First Merger, First Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

B. Immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger.

C. The Parties intend that, (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement will constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

D. The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) adopted, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Parent vote to approve this Agreement and thereby approve the Parent Shareholder Matters, including the Contemplated Transactions, and against any competing proposals.

E. The First Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of First Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions, and against any competing proposals.

F. The sole member of the Second Merger Sub has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole member of Second Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions, and against any competing proposals.

G. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

H. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the officers and directors set forth on Section A of the Parent Disclosure Letter (solely in their capacity as shareholders of Parent) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A-1 (the “Parent Shareholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Parent Capital Stock in favor of the approval of this Agreement and thereby approve the Contemplated Transactions, and, if deemed necessary by Parent, an amendment to Parent’s articles of organization and bylaws to effect the Contemplated Transactions, and against any competing proposals.

I. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the officers, directors and stockholders of the Company listed on Section A of the Company Disclosure Letter (solely in their capacity as stockholders of the Company), collectively representing the Required Company Stockholder Vote, are executing support agreements in favor of Parent in substantially the form attached hereto as Exhibit A-2 (the “Company Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Capital Stock in favor of the adoption of this Agreement and thereby approve the Contemplated Transactions, and against any competing proposals.

J. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and the Company’s willingness to enter into this Agreement, the stockholders, officers and directors of the Company listed on Section B of the Company Disclosure Letter are executing lock-up agreements in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement,” and collectively, the “Lock-Up Agreements”).

K. It is expected that, within two (2) Business Days following the date the Registration Statement is declared effective under the Securities Act, the holders of shares of Company Capital Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and the Company’s certificate of incorporation and bylaws will execute and deliver an action by written consent adopting this Agreement, in form and substance reasonably acceptable to Parent, in order to obtain the Required Company Stockholder Vote.

L. Concurrently with the execution and delivery of this Agreement, certain investors have executed a Securities Purchase Agreement in the form attached hereto as Exhibit C among the Company and the Persons named therein (including as may be amended, restated and/or superseded from time to time, collectively, the “Subscription Agreement”), pursuant to which such Persons have agreed to purchase, in the amounts set forth therein, shares of Company Common Stock and pre-funded warrants to purchase Company Common Stock immediately prior to the First Effective Time (the “Company Pre-Closing Financing”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1 Definitions.

(a) For purposes of this Agreement (including this Section 1):

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Parent relating to a potential Acquisition Proposal on terms that are not materially less restrictive than the Confidentiality Agreement with respect to the scope of coverage and restrictions on disclosure and use shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Accrued Pre-Closing Tax Amount” means any accrued and unpaid Taxes of Parent and its Subsidiaries for Tax periods (or portions thereof) ending on or before the Closing Date either (a) for which the applicable Tax Returns have not been filed as of the Closing Date or (b) that have been shown as due but not paid on Tax Returns that have been filed as of the Closing Date, in each case, (1) determined on a jurisdiction-by-jurisdiction basis, which amount may not be less than zero with respect to any Tax in any jurisdiction or period, (2) computed without taking into account any refunds or overpayments (or credits in lieu thereof), (3) computed taking into account estimated payments, Tax attribute carryovers and carryforwards solely to the extent that such payments, carryovers, or carryforwards are available to reduce Taxes or taxable income, as applicable, for such period at a “more likely than not” or higher level of comfort, (4) determined in accordance with the past accounting methods and practices of Parent and its Subsidiaries, except to the extent that any such method or practice is not supportable at a “more likely than not” or higher level of comfort, (5) determined by excluding any Tax credits transferred pursuant to Section 6418 of the Code (or any corresponding, similar or analogous provision of state, local or non-U.S. Law), and (6) with respect to any period that includes but does not end on the Closing Date, the amount allocated to the portion of such period ending on or before the Closing Date shall be: (i) in the case of Taxes that are based upon or related to income, sales, proceeds, profits, receipts, wages, compensation, or similar items and all other Taxes that are not imposed on a periodic basis, be deemed equal to the amount of such Taxes which would be payable if the taxable period of Parent and its Subsidiaries ended as of the close of business on the Closing Date based on an interim closing of the books (except that exemptions, allowances, and deductions that are otherwise calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing) shall be apportioned on a daily basis); and (ii) in the case of Taxes not described in clause (i), imposed on a periodic basis, be deemed equal to the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions (other than any Parent Legacy Transaction or the Company Pre-Closing Financing) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (ii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries, or issues securities convertible into more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Affordable Care Act” means the Patient Protection and Affordable Care Act.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon by Parent and the Company.

“Business Day” means any day other than (a) Saturday or Sunday; or (b) a day on which banks in the Commonwealth of Massachusetts are authorized or obligated to be closed.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Section 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Associate” means any current employee, independent contractor, officer or director of the Company.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a) and 3.6(d).

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company is a Party, (b) by which the Company is or may become bound or under which the Company has, or may become subject to, any obligation or (c) under which the Company has or may acquire any right or interest.

“Company Employee Plan” means any Employee Plan that the Company (a) sponsors, maintains, administers, or contributes to, (b) may reasonably be expected to have any Liability, or (c) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of the Company (or their spouses, dependents, or beneficiaries), but excluding any Employee Plan in which the Company participates that is sponsored by any professional employer organization.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1(a), 3.2, 3.3, 3.4, 3.5(a)(i), and 3.20.

“Company IP Rights” means all Intellectual Property rights that are owned or purported to be owned by, assigned to, exclusively licensed to, or controlled by the Company that are necessary for, or used or held for use in, the operation of the business of the Company as presently conducted.

“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights other than any confidential information provided under confidentiality agreements.

“Company Key Employee” means any executive officer of the Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions (provided, that this clause (a) will be disregarded for purposes of any representation or warranty the purpose of which is to expressly address the consequences of the execution and delivery of this Agreement, the consummation of the Contemplated Transactions, or the performance of the obligations hereunder or thereunder), (b) the taking of any action, or the failure to take any action, by the Company that is required to undertake, or refrain from undertaking (as applicable), to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in generally accepted accounting principles in the United States (“GAAP”) or applicable Law or the interpretation thereof, (e) general economic or political conditions or conditions generally affecting the industries in which the Company operates, or (f) any change in the cash position of the Company which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company relative to other similarly situated companies in the industries in which the Company operates.

“Company Merger Shares” means the product determined by multiplying (a) the Post-Closing Parent Shares by (b) the Company Allocation Percentage, in which:

•	“Aggregate Valuation” means the sum of (i) the Company Valuation, plus (ii) the Parent Valuation.

•	“Company Allocation Percentage” means the percentage (rounded to four decimal places) determined by subtracting (i) the Parent Allocation Percentage from (ii) 100 percent.

•	“Company Equity Value” means $268,400,000.

•

“Company Outstanding Shares” means, without duplication, the total number of shares of Company Capital Stock outstanding immediately prior to the First Effective Time (including any shares of Company Common Stock or Company Preferred Stock that are issued in, or issuable upon the exercise or conversion of securities issued in, the Company Pre-Closing Financing), expressed on a fully diluted and as-converted-to-Company Common Stock basis assuming, without limitation or duplication, the exercise of all Company Options, Company RSUs, Company Warrants or other rights or commitments to receive shares of Company Common Stock or Company Preferred Stock (or securities convertible or exercisable into shares of Company Common Stock or Company Preferred Stock), whether conditional or unconditional or vested or unvested, that are outstanding as of immediately prior to the First Effective Time; provided that “Company Outstanding Shares” shall exclude any Company Options, Company RSUs, Company Warrants and any other equity awards issued under the Company Stock Plan (including any shares of Company Common Stock issuable upon the exercise of such Company Options, Company Warrants or other equity awards) issued to directors, employees, consultants or other service providers following the date hereof but prior to the Closing (collectively, the “Service Provider Grants”).

•	“Company Valuation” means (i) the Company Equity Value, plus (ii) the amount of proceeds actually received by the Company from the Company Pre-Closing Financing.

•	“Exchange Ratio” means the ratio (rounded to four decimal places) equal to the quotient obtained by dividing (i) the Company Merger Shares by (ii) the Company Outstanding Shares.

•	“Parent Allocation Percentage” means the quotient (expressed as a percentage and rounded to four decimal places) determined by dividing (i) the Parent Valuation by (ii) the Aggregate Valuation.

•

“Parent Outstanding Shares” means, without duplication, (including, without limitation, the effects of the Nasdaq Reverse Split, if completed, prior to the First Effective Time) the total number of shares of Parent Capital Stock outstanding immediately prior to the First Effective Time expressed on a fully-diluted basis and as converted to Parent Common Stock basis and assuming, without limitation or duplication, (i) the issuance of shares of Parent Common Stock in respect of all In the Money Parent Options, warrants or other rights or commitments to receive shares of Parent Common Stock or Parent Preferred Stock (or securities convertible or exercisable into shares of Parent Common Stock or Parent Preferred Stock, but excluding any Parent Capital Stock issued as Merger Consideration), whether conditional or unconditional, that are outstanding as of immediately prior to the First Effective Time, and (ii) the settlement in shares of Parent Common Stock of Parent Restricted Stock Awards outstanding as of immediately prior to the First Effective Time on a net settlement basis as provided in Section 6.6(e). Notwithstanding any of the foregoing, no Out of the Money Parent Options shall be included in the total number of shares of Parent Common Stock outstanding for purposes of determining the Parent Outstanding Shares.

•	“Parent Valuation” means (i) $10,000,000, minus (ii) the amount by which Parent Net Cash is less than $0, plus (iii) the amount by which Parent Net Cash exceeds $0.

•	“Post-Closing Parent Shares” mean the quotient determined by dividing (i) the Parent Outstanding Shares by (ii) the Parent Allocation Percentage.

“Company Options” means options or other rights to purchase shares of Company Capital Stock issued by the Company.

“Company Preferred Stock” means the shares of the Company’s capital stock designated as preferred stock, including the Company Series Seed Preferred Stock and Company Series A Preferred Stock.

“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Series A Preferred Stock” means a series of the Company’s preferred stock designated as Series A Preferred Stock, $0.0001 par value per share.

“Company Series Seed Preferred Stock” means a series of the Company’s preferred stock designated as Series Seed Preferred Stock, $0.0001 par value per share.

“Company RSU” means each restricted stock unit award for shares of Company Capital Stock issued by the Company.

“Company Stock Plan” means the Company’s 2025 Equity Incentive Plan.

“Company Triggering Event” shall be deemed to have occurred if, at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote: (a) the Company Board shall have made a Company Board Adverse Recommendation Change; (b) the Company Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

“Company Warrants” means warrants (including any pre-funded warrants) to purchase shares of Company Capital Stock issued by the Company.

“Confidentiality Agreement” means the mutual non-disclosure agreement dated as of March 10, 2026, between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement (other than any Parent Legacy Transaction and the Parent Articles of Amendment), including the CVR Agreement, the Company Pre-Closing Financing and the Nasdaq Reverse Split (to the extent applicable and deemed necessary or advisable by Parent and the Company).

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Delisting Event” means (i) the filing of a Form 25 with respect to the shares of Parent Common Stock by Parent or Nasdaq with the SEC, (ii) any other cessation of listing of the Parent Common Stock on Nasdaq, whether or not a Form 25 has been filed yet, or (iii) thirty (30) days after formal notification by Nasdaq of its determination to delist the shares of Parent Common Stock from Nasdaq unless, during such thirty (30) day period, Parent has received notice from Nasdaq that Nasdaq has withdrawn its formal notification or otherwise determined not to delist the shares of Parent Common Stock from Nasdaq.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“DLLCA” means the Delaware Limited Liability Company Act.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) other plan, program, policy or arrangement providing for stock options, restricted stock awards, stock purchases, equity-based compensation, bonuses (including any annual bonuses and retention bonuses) or other incentives, severance pay, deferred compensation, employment, compensation, change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) all other plans, programs, policies or arrangements providing compensation to employees, consultants and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b), (c), (m) or (o) of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Merger Sub Board” means the board of directors of First Merger Sub.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In the Money Parent Option” shall mean Parent Options with an exercise price equal to or less than the Parent Closing Price.

“Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, (e) formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (f) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (a) with respect to an individual, that such individual is actually aware of the relevant fact or that such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities, and (b) with respect to any Person that is an Entity the Knowledge of any executive officer of such Person as of the date such knowledge is imputed. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

“MBCA” means the Massachusetts Business Corporation Act, as amended.

“Minimum Concurrent Investment Amount” means $150,000,000.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards.

“Nasdaq” means The Nasdaq Stock Market.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its business and consistent with its past practice or, with respect to the Company, the customary practices of a recently formed company at a similar stage of development.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Out of the Money Parent Options” shall mean Parent Options with an exercise price greater than the Parent Closing Price.

“Parent Articles of Amendment Schedule” means a schedule to the Parent Articles of Amendment in the form attached hereto as Exhibit E.

“Parent Associate” means any current employee, independent contractor, officer or director of Parent or any of its Subsidiaries.

“Parent Balance Sheet” means the audited balance sheet of Parent as of December 31, 2025, included in Parent’s Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC.

“Parent Board” means the board of directors of Parent.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

“Parent Capitalization Representations” means the representations and warranties of Parent and Merger Subs set forth in Sections 4.6(a) and 4.6(d).

“Parent Closing Price” means the volume weighted average closing trading price of a share of Parent Common Stock on Nasdaq for the five (5) consecutive trading days ending three (3) trading days immediately prior to the Calculation Date as reported by Bloomberg L.P.

“Parent Common Stock” means the common stock, no par value per share, of Parent.

“Parent Contract” means any Contract: (a) to which Parent is a party, (b) by which Parent or any Parent IP Rights or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation or (c) under which Parent has or may acquire any right or interest.

“Parent Convertible Preferred Stock” means the series of Parent’s non-voting convertible preferred stock, no par value per share, with the rights, preferences, powers and privileges specified in the Parent Articles of Amendment Schedule.

“Parent Employee Plan” means any Employee Plan that Parent or any of its Subsidiaries (a) sponsors, maintains, administers, or contributes to, (b) may reasonably be expected to have any Liability, or (c) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Parent or any of its Subsidiaries (or their spouses, dependents, or beneficiaries), but excluding any Employee Plan in which the Parent or any of its Subsidiaries participates that is sponsored by any professional employer organization.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Subs set forth in Sections 4.1(a), 4.2, 4.3, 4.4, 4.5(a)(i), and 4.21.

“Parent IP Rights Agreement” means any Contract governing, related or pertaining to any Parent IP Rights.

“Parent IP Rights” means all Intellectual Property owned, licensed or controlled by Parent that is necessary for, or used or held for use in, the operation of the business of Parent.

“Parent Key Employee” means (i) an executive officer of Parent; and (ii) any employee of Parent that reports directly to the Parent Board or to an executive officer of Parent.

“Parent Legacy Business” means the business of Parent as conducted at any time prior to the date of this Agreement, including but not limited to business related to the assets listed on Section 1.1(a) of the Parent Disclosure Letter.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions (provided, that this clause (a) will be disregarded for purposes of any representation or warranty the purpose of which is to expressly address the consequences of the execution and delivery of this Agreement, the consummation of the Contemplated Transaction or the performance of the obligations hereunder or thereunder), (b) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Parent that it is required to undertake, or refrain from undertaking (as applicable), to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which Parent or any of its Subsidiaries operates, or (g) failure to achieve or maintain any minimum level of Parent Net Cash; except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting Parent or any of its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent or any of its Subsidiaries operates. Notwithstanding the above, a Delisting Event shall constitute a Parent Material Adverse Effect, provided that the Company has not refused or unreasonably delayed its consent to reasonable actions by Parent to maintain the listing of Parent Common Stock on Nasdaq.

“Parent Net Cash” means without duplication, (a) Parent’s unrestricted cash and cash equivalents and marketable securities determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents and the Parent Balance Sheet, including any proceeds actually received from any Parent Legacy Transaction prior to the Calculation Date, plus (b) the prepaid expenses set forth on Section 1.1(b) of the Parent Disclosure Letter, if any, minus (c) the sum of unpaid consolidated short-term and long-term contractual obligations and liabilities accrued by Parent as of the Closing Date, in each case determined in accordance with GAAP and, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements including any related notes) contained or incorporated by reference in the Parent SEC Documents and the Parent Balance Sheet, minus (d) the aggregate amount (without duplication) of all fees and expenses incurred by Parent prior to the First Effective Time in connection with the negotiation, execution and delivery of this Agreement and the Contemplated Transactions or any Parent Legacy Transaction, including: (i) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, tax advisors, and other professional advisors of Parent in connection with the Contemplated Transactions or any Parent Legacy Transaction; (ii) 50% of the fees paid to the SEC in connection with filing the Registration Statement and any amendments and supplements thereto, with the SEC; (iii) 50% of the fees and expenses incurred in connection with the printing, mailing and distribution of the Proxy Statement and any amendments and supplements thereto, (iv) 50% of all Antitrust Fees, (v) 50% of any Nasdaq Fees, (vi) any CVR Fees, (vii) any bonus, retention payments, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby) that are due or payable to any director, officer, employee or consultant as a result of the consummation of the Contemplated Transactions or any Parent Legacy Transaction, together with any payroll Taxes associated therewith; (viii) the costs associated with obtaining the “D&O tail policy” pursuant to Section 6.7, and (ix) all costs and expenses associated with any dividend of any excess Parent Net Cash, in each case, to the extent unpaid as of the First Effective Time, minus (e) all remaining rent payments and fees and expenses associated with terminating the Parent Real Estate Leases, minus (f) the Accrued Pre-Closing Tax Amount, minus (g) all costs and expenses relating to the winding down of Parent Legacy Business, including the sale, license or other disposition of any or all of the Parent Legacy Business (including, for clarity, any change-in-control payments, Contract termination or breakage costs or similar payment obligations that are due or payable to any Person to effect the winding down of Parent Legacy Business) to the extent unpaid as of the Closing, including any costs incurred by the Company (including the Surviving Entity) following the Closing minus (h) the Parent Stock Option Cash Consideration, minus (i) to the extent not declared and paid prior to delivery of the Parent Net Cash Schedule, the Parent Pre-Closing Dividend Amount (if any). For avoidance of doubt, the calculation of Parent Net Cash may result in a number below $0.

“Parent Options” means options or other rights to purchase shares of Parent Common Stock, including those granted by Parent pursuant to any Parent Stock Plan.

“Parent Preferred Stock” means the shares of Parent Capital Stock designated as preferred stock, no par value per share, including the Parent Convertible Preferred Stock.

“Parent Registered IP” means all Parent IP Rights that are owned or exclusively licensed by Parent that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Parent Restricted Stock Award” means an award of restricted shares of Parent Common Stock.

“Parent Triggering Event” shall be deemed to have occurred if, prior to the approval of this Agreement and the Contemplated Transactions by Parent’s shareholders and subject to Section 6.3(c): (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation, (b) the Parent Board or any committee thereof shall have made a Parent Board Adverse Recommendation Change or subject to Section 6.3(e), publicly proposed, endorsed or recommended any Acquisition Proposal or (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4).

“Party” or “Parties” means the Company, Merger Sub and Parent.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by the appropriate proceedings and for which adequate reserves will be or have been made on the Company Financial Statements or the Parent Balance Sheet, as applicable, in accordance with GAAP (in a manner reasonably consistent with the manner in which such items were historically determined), (b) minor non-monetary liens that have arisen in the Ordinary Course of Business and that neither (in any case or in the aggregate): (i) result from a breach of Contract or violation of Law in any material respect nor (ii) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Parent, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies for amounts that are not yet due and payable and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means any data or information that constitutes “personal information,” “personal data,” “personally identifiable information,” “protected health information,” or any analogous term under applicable Law, including any such information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with any identified or identifiable individual or household.

“Privacy Laws” mean, collectively, (a) all Laws governing privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of Personal Information, including any such legally binding requirements set forth in regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as the U.S. Federal Trade Commission, U.S. Federal Communications Commission, or state data protection authorities, including HIPAA, Section 5 of the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act, the Telephone Consumer Protection Act and U.S. state consumer protection and data breach notification Laws, and (b) any legally binding requirements of any self-regulatory organizations governing data privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of Personal Information, including the Payment Card Industry Data Security Standard.

“Representatives” means with respect to a Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

“Subsidiary” means, with respect to an Entity, a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of this Agreement, (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Parent’s shareholders or the Company’s stockholders, as applicable, than the terms of the

Contemplated Transactions, (c) is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party) and (d) is reasonably capable of being completed on the terms proposed.

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Tax” means any U.S. federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, environmental tax, excise tax, ad valorem tax, transfer tax, conveyance tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, social security tax, customs duty, licenses tax, alternative or add-on minimum or other tax or similar charge, duty, levy, fee, tariff, impost, obligation or assessment in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Terms	Section
AAA	2.8(f)
Accounting Firm	2.8(f)
Agreement	Preamble
Allocation Certificate	6.15
Antitrust Fees	6.4(b)
Assumed Option	6.5(a)
Assumed RSU Award	6.5(b)
Assumed Warrant	6.5(c)
Balance Sheet Date	3.7(a)
Beneficial Ownership Limitation	2.5(h)
Calculation Date	2.8(a)
Capitalization Date	4.6(a)
Certificate of Merger	2.3
Certifications	4.7(a)
Closing Date	2.3
Closing	2.3
Company 409A Plan	3.17(j)
Company Board Adverse Recommendation Change	6.2(d)
Company Board Recommendation	6.2(c)
Company Disclosure Letter	Section 3
Company Financial Statements	3.7(a)
Company Intervening Event	6.2(d)
Company Material Contract	3.13(a)
Company Material Contracts	3.13(a)
Company Permits	3.14(b)
Company Product Candidates	3.14(d)
Company Real Estate Leases	3.11

Terms	Section
Company Regulatory Permits	3.14(d)
Company Required S-4 Information	6.1(d)
Company Stockholder Consent Review Period	6.2(b)
Company Stockholder Support Agreement	Recital
Company Stockholder Written Consents	6.2(a)
Company Termination Fee	10.3(b)
Company Valuation Calculation	2.8(b)
Company Valuation Delivery Date	2.8(b)
Company Valuation Determination Time	2.8(b)
Company Valuation Dispute Notice	2.8(c)
Company Valuation Response Date	2.8(c)
Company Valuation Schedule	2.8(b)
Company	Preamble
Costs	6.7(a)
CVR	2.9(a)
CVR Agreement	2.9(a)
CVR Fees	2.9(a)
D&O Indemnified Parties	6.7(a)
Dispute Notice	2.8(c)
Dissenting Shares	2.13(a)
Drug/Device Regulatory Agency	3.14(b)
Employment-Related Laws	3.17(k)
End Date	10.1(b)
Exchange Agent	2.7(a)
FDA	3.14(b)
FDCA	3.14(c)
First Certificate of Merger	2.3
First Effective Time	2.3
First Merger	Recital
First Step Surviving Corporation	2.1
Form S-4	6.1(a)
Intended Tax Treatment	2.11
Liability	3.9
Lock-Up Agreement	Recital
Lock-Up Agreements	Recital
Merger Consideration	2.5(a)(iii)
Merger Subs	Preamble
Merger	Recital
Nasdaq Fees	6.9
Nasdaq Listing Application	6.9
Notice Period	6.2(d)
Ordinary Course Agreement	3.16(g)
Parent 409A Plan	4.17(j)
Parent Articles of Amendment	2.4(b)(ii)
Parent Board Adverse Recommendation Change	6.3(c)
Parent Board Recommendation	6.3(b)
Parent Common Stock Payment Shares	2.5(a)(ii)
Parent Disclosure Letter	Section 4
Parent Intervening Event	6.3(c)
Parent Legacy Transaction	5.1(c)(i)
Parent Material Contract	4.13(a)

Terms	Section
Parent Net Cash Calculation	2.8(a)
Parent Net Cash Schedule	2.8(a)
Parent Notice Period	6.3(c)
Parent Permits	4.14(b)
Parent Pre-Closing Dividend	5.1(c)(ii)
Parent Pre-Closing Dividend Amount	5.1(c)(ii)
Parent Product Candidates	4.14(d)
Parent Real Estate Leases	4.11
Parent Regulatory Permits	4.14(d)
Parent SEC Documents	4.7(a)
Parent Shareholder Matters	6.3(a)
Parent Shareholder Meeting	6.3(a)
Parent Shareholder Support Agreement	Recital
Parent Stock Plans	4.6(c)
PHSA	3.14(c)
Post-Closing Welfare Plan	6.6(b)
Pre-Closing Period	5.1(a)
Pre-Funded Warrants	2.5(a)(ii)
Privacy Policies	3.22
Proxy Statement	6.1(a)
Registration Statement	6.1(a)
Remaining Entitlement	2.5(a)(ii)
Required Company Stockholder Vote	3.4
Required Parent Shareholder Vote	4.4
Response Date	2.8(c)
SEC Documents	6.16
Second Certificate of Merger	2.3
Second Effective Time	2.3
Second Merger	Recital
Securities	2.5(g)
Stockholder Notice	6.2(b)
Subscription Agreement	Recital
Surviving Entity	2.1
Tax Certificates	6.10(c)
Transaction Litigation	6.4(c)
WARN Act	3.17(k)

1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract (except for references to any agreements or Contracts listed on the Parent Disclosure Letter or Company

Disclosure Letter) are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The Exhibits to this Agreement, the Parent Disclosure Letter and the Company Disclosure Letter are integral parts of the interpretation of this Agreement, but only Exhibit D-1 (including Exhibit A to such Exhibit) and Exhibit D-2 are incorporated by reference and made a part hereof for purposes of Section 251 of the DGCL. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Letter and the Parent Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 and Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been (a) posted to and continuously made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

Section 2. Description of Transaction.

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, First Merger Sub shall be merged with and into the Company, and the separate existence of First Merger Sub shall cease. The Company will continue as the surviving corporation in the First Merger (the “First Step Surviving Corporation”). Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the First Step Surviving Corporation will merge with and into Second Merger Sub, and the separate existence of the First Step Surviving Corporation shall cease. As a result of the Second Merger, Second Merger Sub will continue as the surviving entity in the Second Merger (the “Surviving Entity”).

2.2 Effects of the Merger. The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the First Merger, the Company will become a wholly owned subsidiary of Parent. The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.

2.3 Closing; First Effective Time; Second Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10, and subject to the satisfaction or waiver of the conditions set forth in Section 7, Section 8 and Section 9, the consummation of the Merger (the “Closing”) shall take place remotely, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7, Section 8 and Section 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” Immediately prior to the Closing on the Closing Date, Parent shall file the Parent Articles of Amendment with the office of the Secretary of the Commonwealth of Massachusetts. At the Closing, (i) the Parties shall cause the First Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance attached hereto as Exhibit D-1 and incorporated herein by reference (the “First Certificate of Merger”) and (ii) the Parties shall cause the Second Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Second Merger, satisfying the applicable requirements of the DGCL and the DLLCA and in form and substance attached hereto as Exhibit D-2 and incorporated herein by reference (the “Second Certificate of Merger” and together with the First Certificate of Merger, the “Certificate of Merger”). The First Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “First Effective Time”). The Second Merger shall become effective at the time of the filing of such Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Second Certificate of Merger with the consent of Parent and the Company (the time as of which the Second Merger becomes effective being referred to as the “Second Effective Time”).

2.4 Organizational Documents; Directors and Officers.

(a) At the First Effective Time:

(i) The certificate of incorporation of the First Step Surviving Corporation shall be amended and restated in the Merger to read as set forth on Exhibit A to the First Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(ii) The bylaws of the First Step Surviving Corporation shall be identical to the bylaws of the Company as in effect immediately prior to the First Effective Time, until thereafter amended as provided by the DGCL and such bylaws; and

(iii) The directors and officers of the First Step Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the First Step Surviving Corporation, shall be such persons as are set forth in Section 6.12 of the Company Disclosure Letter, unless otherwise designated by the Company prior to the First Effective Time.

(b) At the Second Effective Time:

(i) The certificate of formation of the Surviving Entity shall be the certificate of formation of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such certificate of formation; provided, however, that at the Second Effective Time (as part of the Second Certificate of Merger), the certificate of formation shall be amended to (A) change the name of the Surviving Entity to “Korsana Biosciences Operating Company LLC,” and (B) make such other changes as are directed by the Company;

(ii) The limited liability company agreement of the Surviving Entity shall be amended and restated in its entirety to read identically to the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such limited liability company agreement; provided, however, that following the Second Effective Time (but as soon thereafter as practicable), the limited liability company agreement shall be amended to change the name of the Surviving Entity to “Korsana Biosciences Operating Company LLC”;

(iii) The articles of organization of Parent shall be identical to the articles of organization of Parent immediately prior to the Second Effective Time, until thereafter amended as provided by the MBCA and such articles of organization; provided, however, that immediately prior to the Second Effective Time, Parent shall file articles of amendment to its articles of organization to (i) change the name of Parent to

“Korsana Biosciences, Inc.”, (ii) effect the Nasdaq Reverse Split, (iii) increase the number of shares of Parent Capital Stock that Parent is authorized to issue to a number determined by the Company, in its sole discretion, such amount to be sufficient to allow for consummation of the Contemplated Transactions, (iv) redomicile Parent from the Commonwealth of Massachusetts to such jurisdiction as may be determined by the Company, (v) designate shares of Parent Preferred Stock as the Parent Convertible Preferred Stock and (vi) make such other changes as are mutually agreeable to Parent and the Company (such amendment, the “Parent Articles of Amendment”);

(iv) The directors and officers of Parent, each to hold office in accordance with the articles of organization and bylaws of Parent, shall be as set forth in Section 6.12; and

(v) The directors and officers of Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of Second Merger Sub, shall be as set forth in Section 6.12 after giving effect to the provisions of Section 6.12, or such other persons as shall be designated by the Company prior to Closing.

2.5 Conversion of Company, First Merger Sub and Second Merger Sub Equity Securities.

(a) At the First Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subs, the Company or any stockholder of the Company or shareholder of Parent:

(i) any shares of Company Capital Stock held as treasury stock immediately prior to the First Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 2.5(c) and Section 2.5(a)(iii) below, each share of Company Capital Stock (including any shares of Company Capital Stock issued pursuant to the Company Pre-Closing Financing) outstanding immediately prior to the First Effective Time (excluding shares of Company Capital Stock to be canceled pursuant to Section 2.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Parent Common Stock Payment Shares”); provided, however, that, in the event the aggregate number of shares of Parent Common Stock issuable to any holder of Company Capital Stock at the Closing would result in the issuance of shares of Parent Common Stock in an amount (when aggregated with all Securities then beneficially owned by such Person and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder)) in excess of such holder’s Beneficial Ownership Limitation (if any), Parent shall issue to any such holder of Company Capital Stock (x) shares of Parent Common Stock up to such holder’s Beneficial Ownership Limitation, and (y) in lieu of any shares of Parent Common Stock in excess of the Beneficial Ownership Limitation (such excess shares, the “Remaining Entitlement”), pre-funded warrants, substantially in the form attached hereto as Exhibit G (“Pre-Funded Warrants”), to purchase a number of shares of Parent Common Stock upon exercise of such Pre-Funded Warrants equal to the Remaining Entitlement, in such manner to provide any such holder of Company Capital Stock with the same economic effect as contemplated by this Agreement; and

(iii) subject to Section 2.5(c) and notwithstanding Section 2.5(a)(ii) above, each share of Company Series Seed Preferred Stock outstanding immediately prior to the First Effective Time (excluding shares of Company Series Seed Preferred Stock to be canceled pursuant to Section 2.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Parent Convertible Preferred Stock equal to (x) the Exchange Ratio divided by (y) 1,000 (such shares of Parent Convertible Preferred Stock, together with the Parent Common Stock Payment Shares and Pre-Funded Warrants described in Section 2.5(a)(ii), the “Merger Consideration”).

(b) If any shares of Company Capital Stock outstanding immediately prior to the First Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Capital Stock issued in exchange for such shares of Company Capital Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Capital Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the First Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) No fractional shares of Parent Capital Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (on a per position basis) shall receive from Parent, in lieu of such fractional share and upon surrender by such holder of a letter of transmittal in accordance with Section 2.7 and any accompanying documents as required therein: (i) one share of Parent Common Stock if the aggregate amount of fractional shares of Parent Common Stock such holder of Company Capital Stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Common Stock if the aggregate amount of fractional shares of Parent Common Stock such holder of Company Capital Stock would otherwise be entitled to is less than 0.50, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of Parent Preferred Stock that a holder of Company Preferred Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Parent Preferred Stock issuable to such holder and any remaining fractional shares shall be, in lieu of such fractional share and upon surrender by such holder of a letter of transmittal in accordance with Section 2.7 and any accompanying documents as required therein, rounded up to the nearest whole share of Parent Preferred Stock.

(d) All Company Options (including any Service Provider Grants) outstanding immediately prior to the First Effective Time shall be treated in accordance with Section 6.5(a). All Company Warrants outstanding immediately prior to the First Effective Time shall be treated in accordance with Section 6.5(c). All Company RSUs outstanding immediately prior to the First Effective Time shall be treated in accordance with Section 6.5(b).

(e) Each share of common stock, $0.0001 par value per share, of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the First Step Surviving Corporation. Each book entry share of First Merger Sub evidencing ownership of any such shares shall, as of the First Effective Time, evidence ownership of such shares of common stock of the First Step Surviving Corporation.

(f) If, between the date of this Agreement and the First Effective Time, the outstanding Company Capital Stock or Parent Capital Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Options, Company RSUs, Company Warrants and Parent Capital Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Capital Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(g) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Step Surviving Corporation, Second Merger Sub or their respective stockholders, each share of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(h) For purposes of this Agreement, the “Beneficial Ownership Limitation” may be set at the discretion of each holder of Company Capital Stock to a percentage designated by such Person to the Company between 0% and 19.99% of the number of shares of the Parent Common Stock outstanding immediately after giving effect to the issuance of the Merger Consideration (collectively, the “Securities”); provided that such percentage shall be set at 9.99% for any holder of Company Capital Stock that does not make such designation to the Company at least ten (10) Business Days prior to the Closing. Notwithstanding the foregoing, by written notice to the Surviving Entity, any Person may reset the Beneficial Ownership Limitation percentage to a higher or lower percentage, not to exceed 19.99%; provided that any increase will not be effective until the sixty-first (61st) day after such written notice is delivered to the Surviving Entity. Upon such a change by any Person of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Person without first providing the minimum notice required by this Section 2.5(h).

2.6 Closing of the Company’s Transfer Books. At the First Effective Time: (a) all Company Capital Stock outstanding immediately prior to the First Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing Company Capital Stock that were outstanding immediately prior to the First Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all Company Capital Stock outstanding immediately prior to the First Effective Time. No further transfer of any such Company Capital Stock shall be made on such stock transfer books after the First Effective Time.

2.7 Surrender of Company Capital Stock.

(a) On or prior to the Closing Date, Parent and the Company shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the First Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Parent Capital Stock issuable pursuant to Section 2.5(a) in exchange for Company Capital Stock.

(b) Promptly after the First Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that (A) delivery of physical stock certificates representing shares of Company Capital Stock, (the “Company Stock Certificates”) shall be effected, and risk of loss and title shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (B) a holder of uncertificated shares of Company Capital Stock shall not be required to deliver Company Stock Certificates and in lieu thereof, the Exchange Agent shall receive an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may require, with respect to such uncertificated shares of Company Capital Stock) and (ii) instructions for effecting the surrender of Company Stock Certificates, or uncertificated shares of Company Capital Stock, in exchange for book-entry shares of Parent Capital Stock. Upon surrender of a Company Stock Certificate or other reasonable evidence of the ownership of uncertificated Company Capital Stock to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or uncertificated shares of Company Capital Stock shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Capital Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5(a) and Section 2.5(c) and (B) the Company Stock Certificate or uncertificated shares of Company Capital Stock so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7(b), each Company Stock Certificate or uncertificated shares of Company Capital Stock shall be deemed, from and after the First Effective Time, to represent only the right to receive book-entry shares of Parent Capital Stock representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Capital Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate or any Parent Capital Stock issued in exchange therefor as Parent may reasonably request.

(c) No dividends or other distributions declared or made with respect to Parent Capital Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Capital Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or uncertificated shares of Company Capital Stock or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any shares of Parent Capital Stock deposited with the Exchange Agent that remain undistributed to holders of Company Capital Stock as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Capital Stock who have not theretofore surrendered their Company Stock Certificates or uncertificated shares of Company Capital Stock in accordance with this Section 2.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Capital Stock and any dividends or distributions with respect to shares of Parent Capital Stock.

(e) No Person shall be liable to any holder of any Company Capital Stock or to any other Person with respect to any shares of Parent Capital Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.8 Calculation of Parent Net Cash and Company Valuation.

(a) No later than five (5) Business Days before the date of the Parent Shareholder Meeting set forth in the Proxy Statement (the “Calculation Date”), Parent will deliver to the Company a schedule (the “Parent Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of the components of Parent Net Cash (the “Parent Net Cash Calculation,” and the date of delivery of such schedule being the “Parent Net Cash Schedule Delivery Date”) as of 11:59 p.m. on the Business Day prior to the Anticipated Closing Date (the “Cash Determination Time”) prepared and certified, via certificate in the form reasonably acceptable to the Company, by Parent’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Parent). Parent shall make available to the Company (electronically to the greatest extent possible) as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Parent Net Cash Schedule and, if reasonably requested by the Company, Parent’s internal finance personnel and its accountants and counsel during Parent’s normal business hours and upon reasonably advanced written notice. The Parent Net Cash Calculation shall include Parent’s determination, as of the Cash Determination Time, of the defined terms in Section 1.1(b) necessary to calculate the Exchange Ratio. During the period beginning on the Parent Net Cash Schedule Delivery Date and ending on the Calculation Date, the Company shall have an opportunity to review the Parent Net Cash Schedule and Parent shall reasonably cooperate with the Company in good faith to respond to any questions regarding the Parent Net Cash Schedule raised by the Company; provided that this shall in no way limit or otherwise affect the Company’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Company of the accuracy of the amounts reflected therein. Notwithstanding anything else in this Agreement, the Company may require Parent to deliver a new Parent Net Cash Schedule if the Closing Date is more than twenty (20) days after the Calculation Date, which date of delivery shall be deemed the “Calculation Date” hereunder.

(b) No later than the Calculation Date, the Company will deliver to Parent a schedule (the “Company Valuation Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculations of the components of the Company Valuation (the “Company Valuation Calculation,” and the date of delivery of such schedule being the “Company Valuation Delivery Date”) as of 11:59 p.m. on the last

Business Day prior to the Anticipated Closing Date (the “Company Valuation Determination Time”) prepared and certified, via certificate in the form reasonably acceptable to Parent, by the Company’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for the Company). The Company shall make available to Parent (electronically to the greatest extent possible) as reasonably requested by Parent, the work papers and back-up materials used or useful in preparing the Company Valuation Schedule and, if reasonably requested by Parent, the Company’s internal finance personnel and its accountants and counsel during the Company’s normal business hours and upon reasonably advanced written notice. During the period after the delivery of the Company Valuation Schedule and prior to the Closing, Parent shall have an opportunity to review the Company Valuation Schedule and the Company shall reasonably cooperate with Parent in good faith to respond to any questions regarding the Company Valuation Schedule raised by Parent; provided, that this shall in no way limit or otherwise affect the Parent’s remedies under this Agreement or otherwise, or constitute an acknowledgement by Parent of the accuracy of the amounts reflected therein.

(c) No later than three (3) Business Days after the Parent Net Cash Schedule Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Parent Net Cash Calculation by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Parent Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(d) No later than three (3) Business Days after the Company Valuation Delivery Date (the last day of such period, the “Company Valuation Response Date”), Parent shall have the right to dispute any part of the Company Valuation Calculation by delivering a written notice to that effect to the Company (a “Company Valuation Dispute Notice”) and any Company Valuation Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Company Valuation Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(e) If, on or prior to the Response Date, the Company notifies Parent in writing that it has no objections to the Parent Net Cash Calculation or, if on the Response Date, the Company fails to deliver a Dispute Notice as provided in Section 2.8(c), then the Parent Net Cash Calculation as set forth in the Parent Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Cash Determination Time for purposes of this Agreement.

(f) If, on or prior to the Company Valuation Response Date, Parent notifies the Company in writing that it has no objections to the Company Valuation Calculation or, if on the Company Valuation Response Date, Parent fails to deliver a Company Valuation Dispute Notice as provided in Section 2.8(d), then the Company Valuation Calculation as set forth in the Company Valuation Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Valuation at the Company Valuation Determination Time for purposes of this Agreement.

(g) If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Parent and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Parent Net Cash, which agreed upon the Parent Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Cash Determination Time for purposes of this Agreement. If Parent delivers a Company Valuation Dispute Notice on or prior to the Company Valuation Response Date, then Representatives of Parent and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the components of the Company Valuation, which agreed upon Company Valuation amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Valuation at the Company Valuation Determination Time for purposes of this Agreement.

(h) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of Parent Net Cash as of the Cash Determination Time pursuant or the components of Company Valuation as of the Company Valuation Determination Time, in each case pursuant to Section 2.8(g) within three days after delivery of the Dispute Notice or the Company Valuation Dispute Notice, as applicable (or such other period as Parent and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Parent Net Cash or Company Valuation shall be referred to an independent auditor of recognized national standing jointly selected by Parent and the Company. If the parties are unable to select an independent auditor within five (5) days, then either Parent or the Company may thereafter request that either the Boston, Massachusetts Office of the American Arbitration Association or the New York, New York Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). Parent and the Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Parent Net Cash Schedule and the Dispute Notice and the Company Valuation Schedule and the Company Valuation Dispute Notice, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Parent and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Parent and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Parent Net Cash or the components of the Company Valuation made by the Accounting Firm shall be made in writing delivered to each of Parent and the Company, shall be final and binding on Parent and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Cash Determination Time or the components of the Company Valuation at the Company Valuation Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.8(h). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of the Parent Net Cash or the Company Valuation that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Parent Net Cash amount or the components of the Company Valuation. If this Section 2.8(h) applies as to the determination of the Parent Net Cash at the Cash Determination Time or to the determination of the components of the Company Valuation at the Company Valuation Determination Time, as applicable, upon resolution of the matter in accordance with this Section 2.8(h), the Parties shall not be required to determine Parent Net Cash or the Company Valuation again even though the Closing may occur later than the Anticipated Closing Date, except that either Parent and the Company may request a redetermination of Parent Net Cash or the Company Valuation if the Closing Date is more than thirty (30) days after the Anticipated Closing Date.

2.9 Contingent Value Right.

(a) Prior to the First Effective Time, Parent shall declare a distribution (the “Closing Distribution”) to holders of Parent Common Stock and Parent Preferred Stock of record as of immediately prior to the First Effective Time (including, for the avoidance of doubt, those shares of Parent Common Stock with respect to Parent Restricted Stock Awards accelerated pursuant to Section 6.6(e)) of the right to receive one contingent value right (each, a “CVR”) for each outstanding share of Parent Common Stock or Parent Preferred Stock held by such stockholder as of such date (less applicable withholding taxes), each representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement in the form attached hereto as Exhibit F (the “CVR Agreement”). The record date for the Closing Distribution shall be the close of business on the Business Day prior to the date on which the First Effective Time occurs and the payment date for which shall be three (3) Business Days after the First Effective Time; provided that the payment of such distribution may be conditioned upon the occurrence of the First Effective Time.

(b) Parent and the Exchange Agent shall, at or prior to the First Effective Time, duly authorize, execute and deliver the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Exchange Agent and are reasonably acceptable to the Company and Parent.

(c) Parent shall pay all costs and fees associated with any action contemplated by this Section 2.9 (the “CVR Fees”).

2.10 Further Action. If, at any time after the First Effective Time, any further action is determined by the Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Entity shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of First Merger Sub, in the name of Second Merger Sub, in the name of the Surviving Entity and otherwise) to take such action.

2.11 Intended Tax Treatment. The Parties acknowledge and agree that, for U.S. federal (and applicable state and local) income Tax purposes, the First Merger and the Second Merger, taken together, are intended to constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

2.12 Withholding. Each of the Exchange Agent, Parent and the Surviving Entity shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld from such consideration under applicable Law; provided that, with respect to any non-compensatory amounts, the Exchange Agent, Parent and the Surviving Entity shall use commercially reasonable efforts to promptly notify such Persons of any intention to withhold any portion of such consideration and cooperate with any requests by such Persons to reduce or eliminate any such withholding to the extent permitted by applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. All payments made under this agreement that constitute compensation to employees for services for Tax purposes shall be made through the payroll of the Surviving Entity or Parent, as applicable.

2.13 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the First Effective Time and which are held by stockholders or owned by beneficial owners who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.5 attributable to such Dissenting Shares. Such stockholders or beneficial owners shall be entitled to receive payment of the fair value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders or beneficial owners fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders or owned by beneficial owners who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the First Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the First Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 2.5 and 2.7.

(b) The Company shall give Parent prompt written notice of any demands by dissenting stockholders or beneficial owners received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with Parent’s prior written consent, not to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

Section 3. Representations and Warranties of the Company.

Except as set forth in the written disclosure document delivered by the Company to Parent (the “Company Disclosure Letter”) concurrently with the execution of this Agreement, the Company represents and warrants to Parent and Merger Subs as follows:

3.1 Due Organization; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or control, directly or indirectly, any other Entity. The Company is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed and is not obligated to make, nor is the Company bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. The Company has delivered to Parent accurate and complete copies of the Organizational Documents of the Company. The Company is not in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject to obtaining the Required Company Stockholder Vote (as defined below). The Company Board has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent, First Merger Sub and Second Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The affirmative vote (or written consent) of the holders of (a) a majority of the shares of Company Capital Stock outstanding on the record date, voting as a single class on an as-converted basis, and (b) the holders of a majority of the shares of Company Preferred Stock outstanding on the record date and entitled to vote thereon, voting as a separate class, is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions (collectively, the “Required Company Stockholder Vote”).

3.5 Non-Contravention; Consents.

(a) Assuming the accuracy of representations set forth in Section 4.5 hereof, except (i) as set forth in Section 3.5(a) of the Company Disclosure Letter, (ii) the Required Company Stockholder Vote, (iii) compliance with any applicable requirements of the HSR Act (if applicable) and (iv) the filing of the Certificate of Merger required by the DGCL or DLLCA and the filing of the Parent Articles of Amendment required by the MBCA, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company, or any of the assets owned, leased or used by the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

(b) Except for (i) the Required Company Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL or DLLCA and the filing of the Parent Articles of Amendment with the Secretary of the Commonwealth of Massachusetts pursuant to the MBCA, (iii) compliance with any applicable requirements of the HSR Act (if applicable) and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iv) as set forth in Section 3.5(b) of the Company Disclosure Letter, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) No state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements or any of the Contemplated Transactions.

3.6 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 122,363,552 shares of Company Common Stock of which 6,000,000 shares have been issued and are outstanding as of the date hereof, and (ii)

95,500,000 shares of Company Preferred Stock of which 95,500,000 shares have been issued and are outstanding as of the date hereof. The Company does not hold any shares of its capital stock in its treasury. As of the date of this Agreement, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 3.6(a) of the Company Disclosure Letter, which further sets forth for each such Person (i) the name of such Person and the number of shares held, (ii) the class and series of such shares, (iii) the number of the applicable book-entry positions representing such shares or the number of the certificate representing such shares, and (iv) whether such Person is or has ever been an employee. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. There are no declared or accrued but unpaid dividends with respect to any shares of the Company Capital Stock and the Company has never declared or paid any dividend or other distribution.

(b) All of the outstanding Company Capital Stock as set out in Section 3.6(a) of the Company Disclosure Letter have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents, arising under applicable securities Laws or Encumbrances created by Parent. None of the outstanding Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Capital Stock or other securities. Section 3.6(b) of the Company Disclosure Letter accurately and completely describes all repurchase rights held by the Company with respect to Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c) The Company has reserved 20,584,336 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Stock Plan. As of the date hereof, 12,444,298 shares of Company Common Stock remain available for issuance pursuant to the Company Stock Plan. Except for the Company Stock Plan and as set forth on Section 3.6(c) of the Company Disclosure Letter, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Section 3.6(c) of the Company Disclosure Letter sets forth the following information with respect to each Company Option and Company RSU outstanding as of the date hereof: (i) the name of the holder, (ii) the number of shares of Company Common Stock subject to such Company Option or Company RSU as of the date hereof, (iii) the exercise price of such Company Option, (iv) the date on which such Company Option or Company RSU was granted, (v) the applicable vesting schedule, including any acceleration provisions, (vi) the date on which such Company Option expires, (vii) whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option and (viii) the Stock Plan pursuant to which such Company Option or Company RSU was granted.

(d) Except as set forth on Section 3.6(d) of the Company Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Company Capital Stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any Company Capital Stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e) All outstanding Company Capital Stock, Company Options, Company RSUs and other securities of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) The Company Capital Stock are uncertificated.

3.7 Financial Statements.

(a) The Company has delivered to Parent accurate and complete copies of its unaudited financial statements for the period ended December 31, 2025 (the “Balance Sheet Date”) (collectively, the “Company Financial Statements”).

(b) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(c) Section 3.7(c) of the Company Disclosure Letter lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company.

(d) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

3.8 Absence of Changes. Except as set forth on Section 3.8 of the Company Disclosure Letter, since the Balance Sheet Date, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Parent pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. Since the Balance Sheet Date, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), except for: (a) Liabilities disclosed, reflected or reserved against (or to be disclosed, reflected or reserved against) in Company Financial Statements, (b) normal and recurring current Liabilities that have been incurred by the Company since the date hereof in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of the Company under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions, and (e) Liabilities described in Section 3.9 of the Company Disclosure Letter.

3.10 Title to Assets. The Company owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including all tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. The Company does not own and has never owned any real property, nor is the Company party to any agreement to purchase or sell any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by the Company or to the Company’s Knowledge, the other party thereto.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Letter is an accurate, true and complete listing of all Company Registered IP.

(b) Section 3.12(b) of the Company Disclosure Letter accurately identifies (i) all Company Contracts pursuant to which any Company IP Rights are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing or distribution of, any of the Company’s products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of services, equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof) and (ii) whether the license or licenses granted to the Company are exclusive or nonexclusive.

(c) Section 3.12(c) of the Company Disclosure Letter accurately identifies each Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for the Company’s benefit).

(d) The Company is not bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Company IP Rights anywhere in the world.

(e) The Company exclusively owns all right, title and interest to and in Company IP Rights (other than (i) Company IP Rights licensed to the Company, or co-owned rights each as identified in Section 3.12(e) of the Company Disclosure Letter, (ii) any non-customized software that (A) is licensed to the Company solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing or distribution of, any of the Company’s products or services and (iii) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority.

(ii) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Intellectual Property for the Company has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the Company and confidentiality provisions protecting trade secrets and confidential information of the Company.

(iii) To the Knowledge of the Company, no current or former stockholder, officer, director or employee of the Company has any claim, right (whether currently exercisable, or exercisable in the future) or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (B) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.

(iv) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company has an ownership interest, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution owning such Company IP Rights or the right to receive royalties or other remuneration for the practice of such Company IP Rights as of the date of this Agreement.

(v) The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as confidential or a trade secret.

(vi) The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(f) The Company has delivered or made available to Parent, a complete and accurate copy of all Company IP Rights Agreements. With respect to each of the Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company and in full force and effect, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) the Company, and to the Knowledge of the Company, no other party to any such agreement, is not in breach or default thereof in any material respect.

(g) The manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by the Company does not violate any license or agreement between the Company and any other third party, and, to the Knowledge of the Company, does not infringe or misappropriate any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon any Patents owned by Company within the Company IP Rights, or otherwise violating any Company IP Rights Agreement.

(h) As of the date of this Agreement, Company is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights. The Company has not received any written notice asserting that any

Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that the Company has otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights.

(i) Each item of Company Registered IP is and at all times has been filed and maintained in compliance in all material respects with all applicable Law and all filings, payments and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, all Company Registered IP that is issued or granted is valid and enforceable.

(j) To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired as determined by the Company in accordance with GAAP.

(k) Except as set forth in Sections 3.12(b), 3.12(c) or 3.12(k) of the Company Disclosure Letter or as contained in “off-the-shelf” license agreements entered into in the Ordinary Course of Business by the Company, (i) the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to the Company, taken as a whole, and (ii) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l) The Company is not party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Entity and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.13 Agreements, Contracts and Commitments.

(a) Section 3.13(a) of the Company Disclosure Letter lists the following Company Contracts in effect as of the date of this Agreement other than the Subscription Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii) each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Entity to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(iii) each Company Contract (A) pursuant to which any Person granted the Company an exclusive license under any Intellectual Property, or (B) pursuant to which the Company granted any Person an exclusive license under any Company IP Rights;

(iv) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(v) each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or of a product;

(vi) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $250,000 after the date of this Agreement;

(vii) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(viii) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(ix) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions and requiring payments by Company after the date in this Agreement in excess of $250,000 pursuant to its express terms;

(x) each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $1,000,000;

(xi) each Company Contract entered into in settlement of any Legal Proceeding or other dispute pursuant to which the Company has outstanding obligations to pay consideration in excess of $250,000;

(xii) any other Company Contract that is not terminable at will (with no penalty or payment) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate or (B) that is material to the business or operations of the Company taken as a whole; or

(xiii) Company Real Estate Leases.

(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such a manner, and, if such Company Material Contract provides for a cure period, the

Company or such other party fails to have cured such breach, violation or default, so that any other party or the Company, as the case may be, is permitted to modify, cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

3.14 Compliance; Permits; Restrictions.

(a) The Company is, and has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order or other Legal Proceeding or action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement or Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Except for matters regarding the U.S. Food and Drug Administration (or any successor agency thereto) (“FDA”) or other comparable Governmental Authority responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug or medical device products (“Drug/Device Regulatory Agency”), the Company holds all required Governmental Authorizations for the operation of the business of the Company as currently conducted (the “Company Permits”). Section 3.14(b) of the Company Disclosure Letter identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, substantially limit, suspend or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Entity or its Subsidiaries, as applicable, immediately after the Second Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the First Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged violation by the Company of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by a Drug/Device Regulatory Agency.

(d) The Company holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of the Company as currently conducted, and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”), and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Section 3.14(d) of the Company Disclosure Letter identifies each Company Regulatory Permit. The Company has timely maintained and is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or correspondence or, to the Knowledge of the Company, other communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has made available to Parent all material information requested by Parent in the Company’s possession or control relating to material Company Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Company Product Candidates, including but not limited to complete copies of the following (to the extent there are any): (x) adverse event reports; preclinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

(e) All clinical, preclinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated, were, and, if still pending, are being conducted in accordance in all material respects with standard medical and scientific research procedures, in accordance in all material respects with the applicable protocols and in compliance in all material respects with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 312 and 812. The Company has not received any written notices, correspondence or other communications from any Drug/Device Regulatory Agency, Governmental Authority, institutional review board, ethics committee or safety monitoring committee requiring, or to the Knowledge of the Company threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated. Further, no clinical investigator, researcher or clinical staff participating in any clinical study conducted by or, to the Knowledge of the Company, on behalf of the Company has been disqualified from participating in studies involving the Company Product Candidates, and to the Knowledge of the Company, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f) The Company is not, and to the Knowledge of the Company, no contract manufacturer with respect to any Company Product Candidate, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products, including Company Product Candidates, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or by any other Drug/Device Regulatory Agency under a comparable policy. Neither the Company, nor any of its officers, directors, employees or agents have been debarred or excluded from participation in any federal healthcare programs. The Company has not, and to the Knowledge of the Company, no contract manufacturer, nor their respective officers, employees or agents, with respect to any Company Product Candidate has committed any acts, made any statement or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto or a comparable policy of any other Drug/Device Regulatory Agency. None of the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents is currently or has been debarred, convicted of any crime or is engaging or has engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents.

(g) All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of the Company in connection with any Company Product Candidate have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211 and 600-610 and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) Neither the Company nor, to the Knowledge of the Company, any manufacturing site of a contract manufacturer or laboratory, with respect to any Company Product Candidate, (i) is subject to a Drug/Device Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from the FDA or other Drug/Device Regulatory Agency alleging or asserting material noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Drug/Device Regulatory Agency, and, to the Knowledge of the Company, neither the FDA nor any other Drug/Device Regulatory Agency is considering such action.

3.15 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or Company Key Employee is subject to any Order that prohibits such officer or Company Key Employee from engaging in or continuing in any conduct, activity or practice relating to the Company or any material assets owned or used by the Company.

3.16 Tax Matters.

(a) The Company has timely filed (or caused to be timely filed) all income Tax Returns and all other material Tax Returns required to be filed by the Company under applicable Law (taking into account any applicable extensions). All such Tax Returns were true, correct and complete in all material respects. Subject to exceptions as would not be material, no written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction.

(b) All material amounts of Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid (taking into account any applicable extensions).

(c) The Company has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no Encumbrances for a material amount of Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of the Company.

(e) No deficiencies for a material amount of Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of the Company. The Company has not granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect, other than waivers resulting from automatically granted extensions of time to file Tax Returns.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five (5) years.

(g) The Company is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary commercial Contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax (an “Ordinary Course Agreement”).

(h) The Company has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). The Company has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(i) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j) The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(k) The Company is not aware of any facts or circumstances and has not taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Intended Tax Treatment.

3.17 Employee and Labor Matters; Benefit Plans.

(a) The Company has made available to Parent a list (on an anonymized basis) setting forth, for each Company Associate who is an employee of the Company, whether full- or part-time, such employee’s annual salary (or if hourly, hourly rate), most recent annual bonus received, and current annual bonus opportunity. No Company Key Employee has indicated to the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise. The Company has made available to Parent a list (on an anonymized basis) setting forth, for each Company Associate who is an individual independent contractor engaged by the Company, such contractor’s rate of compensation.

(b) The employment of the Company’s employees is terminable by the Company at will. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, to the extent currently effective and material.

(c) The Company is not a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company.

(d) Section 3.17(d) of the Company Disclosure Letter lists all Company Employee Plans (other than employment arrangements which are terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change in control or similar payment and that are substantively identical to the employment arrangements made available to Parent).

(e) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(f) Each Company Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law except as would not be material to the Company.

(g) Neither the Company nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither the Company nor any of its ERISA Affiliates has in the past six (6) years incurred any liability under Title IV of ERISA.

(h) No Company Employee Plan provides for, and the Company has not promised to provide any, medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. The Company does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(i) No Company Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(j) Each Company Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Company 409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any Company 409A Plan is or, when made in accordance with the terms of the Company 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.

(k) The Company is, and has been, in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, retaliation and harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee and workplace safety and health, wages (including overtime wages), compensation, hours of work, “plant closings” and “mass layoffs” within the meaning of the Worker Adjustment and Retraining Act of 1988 or similar state or local law (the “WARN Act”), labor practices or disputes, restrictive covenants, employment agreements, workers’ compensation and long-term disability policies, leaves of absence and worker privacy (collectively, “Employment-Related Laws”), and in each case, with respect to employees of the Company: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any material amounts of arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no material Legal Proceedings, claims, labor disputes or organizing activities, or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated against or involving the Company or any trustee of the Company relating to any employee, contingent worker, director, employment agreement or Employee Plan (other than routine claims for benefits) or Employment-Related Laws. To the Knowledge of the Company, there are no material pending or threatened or reasonably anticipated claims or actions against the Company or any trustee under any workers’ compensation policy or long-term disability policy. The Company is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state or local agency or Governmental Authority with respect to employment practices.

(l) The Company has no material liability with respect to any misclassification, since its incorporation, of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act (nor has the Company been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under the WARN Act that remains unsatisfied.

(m) To the Company’s Knowledge, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, by or with respect to any Company Associates. No event has occurred within the past six months, and no condition or circumstance exists, that, to the Company’s Knowledge, might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(n) The Company is not, nor has the Company been, engaged in any material unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any current or former employee of the Company including charges of unfair labor practices or discrimination complaints.

(o) There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any of its employees or other service providers for any income or excise taxes paid pursuant to Section 4999 or Section 409A of the Code.

(p) The Company is not a party to any Contract that as a result of the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, could (either alone or in conjunction with any other event) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company.

3.18 Environmental Matters. The Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material liability under any Environmental Law. The Company has made available all environmental site assessments, environmental audits and other material environmental documents in the Company’s possession or control relating to the Company, including the Company’s business and current or former facilities.

3.19 Insurance. The Company has delivered to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

3.20 No Financial Advisors. Except as set forth on Section 3.20 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.21 Transactions with Affiliates. Section 3.21 of the Company Disclosure Letter describes any material transactions or relationships between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.22 Privacy and Data Security. The Company is and has at all times been in compliance with all applicable Privacy Laws and the applicable terms of any Company Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information (including any such information of individuals, clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists that interact with the Company in connection with the operation of the Company’s business), except, in each case, for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company (a) has implemented and maintains reasonable written policies and procedures that materially comply with applicable Privacy Laws and are designed to protect the privacy and security of Personal Information (the “Privacy Policies”) and (b) has complied with such Privacy Policies, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Legal Proceeding has been asserted or threatened against the Company by any Person alleging a violation of Privacy Laws, Privacy Policies, or the applicable terms of any Company Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information. To the Knowledge of the Company, there have been no data security incidents or data breaches or other adverse events or incidents that have resulted in any unauthorized access, use, disclosure, modification or destruction of, Personal Information or other data in the possession or control of the Company or any service provider acting on behalf of the Company, in each case, where such incident, breach or event resulted in a notification obligation to any Person under applicable Law or pursuant to the terms of any Company Contract. To the Knowledge of the Company, the Company is not a “covered entity” or a “business associate” as those terms are defined under the Health Insurance Portability and Accountability Act, as amended.

3.23 Trade Control Laws. Since the Company’s incorporation, the Company have been in material compliance with all applicable anti-corruption, import, export control, and economic and trade sanctions laws, regulations, statutes, and orders, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Export Administration Regulations, the International Traffic in Arms Regulations, and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “Trade Laws”) and have obtained, or are otherwise qualified to rely upon, all material import and export licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and made any filings with, any Governmental Authority required for (a) the import, export, and reexport of products, services, software and technologies and (b) releases of technologies and software to foreign nationals (the “Trade Approvals”). There are no pending or threatened claims against the Company, nor any actions, conditions, facts, or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Trade Laws or Trade Approvals.

3.24 Ownership of Parent Capital Stock. None of the Company, their directors or, to the Knowledge of the Company, any of its officers, Affiliates, or employees of the Company or any of its controlled Affiliates (a) has owned any shares of Parent’s capital stock; or (b) has been an “interested stockholder” (as defined in Chapter 110F of the MBCA) of Parent, in each case during the three years prior to the date hereof.

3.25 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Parent nor any other person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Parent set forth in Section 4 (in each case as qualified and limited by the Parent Disclosure Letter)) none of the Company, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4. Representations and Warranties of Parent, First Merger Sub and Second Merger Sub.

Except (i) as set forth in the written disclosure document delivered by Parent to the Company (the “Parent Disclosure Letter”) concurrently with the execution of this Agreement or (ii) as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents shall be deemed to be disclosed in a section of the Parent Disclosure Letter only to the extent that is readily apparent from a reading of such Parent SEC Documents that is applicable to such section or subsection of the Parent Disclosure Letter, Parent, First Merger Sub and Second Merger Sub represent and warrant to the Company as follows:

4.1 Due Organization; Subsidiaries.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, Merger Subs have not engaged in any activities other than in connection with or as contemplated by this Agreement.

(b) Each of Parent and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Except as set forth on Section 4.1(c) of the Parent Disclosure Letter, Parent has no Subsidiaries other than Merger Subs, and Parent does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or control, directly or indirectly, any other Entity other than Merger Subs. Except as set forth on Section 4.1(c) of the Parent Disclosure Letter, Parent is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Parent has not agreed and is not obligated to make, nor is Parent bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Parent has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2 Organizational Documents. Parent has delivered to the Company accurate and complete copies of Parent’s Organizational Documents. Parent is not in breach or violation of its Organizational Documents in any material respect.

4.3 Authority; Binding Nature of Agreement. Parent and each Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject to obtaining the Required Parent Shareholder Vote. The Parent Board has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (b) adopted, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Parent vote to approve the Contemplated Transactions, and, if deemed necessary by Parent and the Company, the amendment to the articles of organization of Parent to (i) change the name of Parent to “Korsana Biosciences, Inc.”, (ii) effect the Nasdaq Reverse Split and (iii) make such other changes as are mutually agreeable to Parent and the Company pursuant to the terms of this Agreement. The First Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of First Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of First Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. The sole member of Second Merger Sub has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and the sole member; and (B) deemed advisable and approved this Agreement and the Contemplated Transactions This Agreement has been duly executed and delivered by Parent and Merger Subs and, assuming the due authorization, execution and delivery by the Company and the accuracy of the representations set forth in Section 3.24, constitutes the legal, valid and binding obligation of Parent and Merger Subs, enforceable against each of Parent and Merger Subs in accordance with its terms, subject to the Enforceability Exceptions.

4.4 Vote Required. Assuming the accuracy of the representations set forth in Section 3.24, the affirmative vote of a majority of the shares of Parent Common Stock properly cast is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve this Agreement, the Contemplated Transactions, and thereby approve (a) the issuance of Parent Common Stock that represent (or are convertible into) more than twenty percent (20%) of the shares of Parent Common Stock outstanding immediately prior to the First Effective Time to the Company stockholders in connection with the Contemplated Transactions and the change of control of Parent resulting from the Contemplated Transactions, in each case pursuant to the Nasdaq rules and (b) clauses (ii) through (vi) of the definition of “Parent Articles of Amendment” (collectively, the “Required Parent Shareholder Vote”).

4.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Parent Shareholder Vote, compliance with any applicable requirements of the HSR Act (if applicable) and the filing of the Certificate of Merger required by the DGCL or DLLCA and the filing of the Parent Articles of Amendment pursuant to the MBCA, and assuming the accuracy of the representations set forth in Section 3.5 hereof, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Subs, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Parent or its Subsidiaries or any of the assets owned or used by Parent or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or its Subsidiaries or that otherwise relates to the business of Parent, or any of the assets owned, leased or used by Parent;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Parent Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract, (C) accelerate the maturity or performance of any Parent Material Contract or (D) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 4.5(a) of the Parent Disclosure Letter under any Parent Contract, (ii) the Required Parent Shareholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL or DLLCA and the filing of the Parent Articles of Amendment with the Secretary of the Commonwealth of Massachusetts pursuant to the MBCA, (iv) compliance with any applicable requirements of the HSR Act (if applicable) and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Parent nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Parent Board and the First Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Chapter 110F of the MBCA are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6 Capitalization.

(a) The authorized Parent Capital Stock consists of (i) 400,000,000 shares of Parent Common Stock, no par value per share, of which 4,330,314 shares have been issued and are outstanding as of March 30,

2026 (the “Capitalization Date”), and (ii) 100,000,000 shares of Parent Preferred Stock, no par value per share, of which 351,037 shares have been designated as Series A Convertible Preferred Stock and are issued and outstanding as of the Capitalization Date. Parent does not hold any shares of Parent Capital Stock in its treasury.

(b) All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is Parent bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Section 4.6(b) of the Parent Disclosure Letter accurately and completely describes all repurchase rights held by Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c) Except for the 2019 Equity Incentive Plan and Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan (as may be amended from time to time, the “Parent Stock Plans”), the Parent 2019 Employee Stock Purchase Plan and except as set forth on Section 4.6(c) of the Parent Disclosure Letter, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the Capitalization Date, Parent has reserved 589,952 shares of Parent Common Stock for issuance under the Parent Stock Plans, 282,809 shares have been reserved for issuance upon exercise or settlement of Parent Options, as applicable, granted under the Parent Stock Plans, and 306,905 shares remain available for future issuance pursuant to the Parent Stock Plans. As of the Capitalization Date, Parent has reserved 90,948 shares of Parent Common Stock for future issuance pursuant to the Parent 2019 Employee Stock Purchase Plan. Section 4.6(c) of the Parent Disclosure Letter sets forth the following information with respect to each Parent Option and Parent Restricted Stock Award outstanding as of the Capitalization Date, as applicable: (i) the name of the holder, (ii) the number of shares of Parent Common Stock subject to such Parent Option and Parent Restricted Stock Awards as of the Capitalization Date, (iii) the exercise price of such Parent Option, (iv) the date on which such Parent Option or Parent Restricted Stock Award was granted, (v) the applicable vesting schedule, (vi) the date on which such Parent Option expires, and (vii) whether such Parent Option is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option.

(d) Except for outstanding shares of (x) Parent Preferred Stock, (y) Parent Options or Parent Restricted Stock Awards, or (z) as set forth on Section 4.6(d) of the Parent Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of Parent Capital Stock or other securities of Parent, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Parent Capital Stock or other securities of Parent, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent. Except as set forth on Section 4.6(d) of the Parent Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent.

(e) All outstanding shares of Parent Common Stock, Parent Options and Parent Restricted Stock Awards, and other securities of Parent have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) With respect to Parent Options and Parent Restricted Stock Awards granted, to the Knowledge of Parent, except as would be material to Parent, (i) each grant of a Parent Option or Parent Restricted Stock Award was duly authorized no later than the date on which the grant of such Parent Option and Parent Restricted Stock Award was by its terms to be effective (the “Parent Grant Date”) by all necessary corporate action, including, as applicable, approval by the Parent Board (or a duly constituted and authorized committee thereof) or duly authorized officer and any required stockholder approval by the necessary number of votes or written consents, (ii) each Parent Option and Parent Restricted Stock Award grant was made in accordance with the terms of the Parent Stock Plan pursuant to which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each Parent Option was not less than the fair market value of a share of Parent Common Stock on the applicable Parent Grant Date.

4.7 SEC Filings; Financial Statements.

(a) Since January 1, 2023, Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7 the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof or as required by GAAP, SEC rule or policy or applicable Law, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP. The books of account and other financial records of Parent and each of its Subsidiaries are true and complete in all material respects.

(c) Parent’s auditor has at all times since its engagement by Parent as Parent’s auditor been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth on Section 4.7(d) of the Parent Disclosure Letter (“Prior Nasdaq Notice”), Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. Parent has not disclosed any unresolved comments in the Parent SEC Documents. Parent has delivered to Company true, correct and complete copies of all material notices, correspondence and communications (including any deficiency notices, staff determinations, compliance plans, hearing requests or determinations) between Parent and Nasdaq during the past two years relating to Parent’s compliance with Nasdaq listing standards. The matters underlying the Prior Nasdaq Notice have been fully and finally resolved and Parent has received a determination from Nasdaq in writing that Parent has regained compliance with the applicable listing standards and that the matters underlying the Prior Nasdaq Notice have been so fully and finally determined. No hearing, appeal, monitoring period, exception, probationary status, compliance plan, or other remedial or supervisory condition is pending or remains in effect with respect to the matters underlying the Prior Nasdaq Notice. Parent is not currently subject to any panel monitor, grace period, or other conditional listing status arising out of the Prior Nasdaq Notice. No facts or circumstances exist that would reasonably be expected to give rise to a recurrence of the deficiency underlying the Prior Nasdaq Notice. As of the date hereof, no delisting determination has been issued and no trading suspension in respect of Parent’s securities is in effect. Parent has timely filed all reports required to be filed by it under the Exchange Act, and such filings comply in all material respects with applicable requirements of the SEC and Nasdaq listing standards. Parent is in compliance in all material respects with Nasdaq listing standards.

(e) Since January 1, 2023, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq.

(g) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Parent maintains records that in reasonable detail accurately and fairly reflect Parent’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with the authorization policy and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed to Parent’s auditors and the Audit Committee of the Parent Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, Parent’s internal control over financial reporting is effective at the reasonable assurance level and Parent has not identified any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(h) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Certifications and such disclosure controls and procedures are effective. Parent has carried out evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

4.8 Absence of Changes. Except as set forth on Section 4.8 of the Parent Disclosure Letter, between the Balance Sheet Date and the date of this Agreement, Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 5.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9 Absence of Undisclosed Liabilities. Since the Balance Sheet Date, neither Parent nor any of its Subsidiaries has any Liability except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions, and (e) Liabilities described in Section 4.9 of the Parent Disclosure Letter.

4.10 Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including all tangible assets reflected on the Parent Balance Sheet or in the books and records of Parent as being owned by Parent. All of such assets are owned or, in the case of leased assets, leased by Parent or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11 Real Property; Leasehold. Neither Parent nor any of its Subsidiaries owns or has ever owned any real property, nor is Parent party to any agreement to purchase or sell any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Parent or its Subsidiaries or, to Parent’s Knowledge, the other party thereto.

4.12 Intellectual Property.

(a) Section 4.12(a) of the Parent Disclosure Letter is an accurate, true and complete listing of all Parent Registered IP.

(b) Section 4.12(b) of the Parent Disclosure Letter accurately identifies (i) all Parent Contracts pursuant to which any Parent IP Rights are licensed to Parent (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Parent products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of services, equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Parent and its employees in Parent’s standard form thereof) and (ii) whether the license or licenses granted to Parent are exclusive or nonexclusive.

(c) Section 4.12(c) of the Parent Disclosure Letter accurately identifies each Parent Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Parent IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Parent IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Parent’s benefit).

(d) Neither Parent nor any of its Subsidiaries is bound by, and no Parent IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Parent or any of its Subsidiaries to use, exploit, assert, or enforce any Parent IP Rights anywhere in the world.

(e) Parent or one of its Subsidiaries exclusively owns all right, title, and interest to and in the Parent IP Rights (other than (i) Parent IP Rights licensed to Parent, or co-owned rights each as identified in Section 4.12(e) of the Parent Disclosure Letter, (ii) any non-customized software that (A) is licensed to Parent solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing or distribution of, any of Parent or its Subsidiaries’ products or services and (iii) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of Parent Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii) Each Person who is or was an employee or contractor of Parent or any of its Subsidiaries and who is or was involved in the creation or development of any Intellectual Property for Parent or any of its Subsidiaries has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to Parent or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Parent and its Subsidiaries.

(iii) To the Knowledge of Parent, no current or former stockholder, officer, director or employee of Parent or any of its Subsidiaries has any claim, right (whether currently exercisable, or exercisable in the future), or interest to or in any Parent IP Rights purported to be owned by Parent. To the Knowledge of Parent, no employee of Parent or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Parent or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Parent IP Rights purported to be owned by Parent or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Parent IP Rights purported to be owned by Parent or such Subsidiary.

(iv) No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Parent IP Rights in which Parent or any of its Subsidiaries has an ownership interest.

(v) Parent and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Parent or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi) Parent or any of its Subsidiaries has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Parent IP Rights to any other Person.

(f) Parent has delivered, or made available to the Company, a complete and accurate copy of all material Parent IP Rights Agreements.

(g) The manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Parent does not violate any license or agreement between Parent or its Subsidiaries and any third party in any material respect, and, to the Knowledge of Parent, does not infringe or misappropriate any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no third party is infringing upon any Patents owned by Parent within the Parent IP Rights, or violating any Parent IP Rights Agreement.

(h) As of the date of this Agreement, Parent is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Parent IP Rights. Parent has not received any written notice asserting that any Parent Registered IP or the proposed use, sale, offer for sale, license or disposition of any products, methods or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Parent or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(i) To the Knowledge of Parent, no trademark (whether registered or unregistered) or trade name owned, used or applied for by Parent conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person except as would not have a Parent Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Parent has or purports to have an ownership interest has been impaired as determined by Parent in accordance with GAAP (in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents and the Parent Balance Sheet).

(j) Except as may be set forth in the Contracts listed on Section 4.12(b), 4.12(c) or 4.12(k) of the Parent Disclosure Letter or as contained in “off-the-shelf” license agreements entered into in the Ordinary Course of Business by Parent, (i) Parent is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim which is material to Parent taken as a whole and (ii) Parent has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k) Neither Parent nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Parent IP Rights, result in breach of, default under or termination of such Contract with respect to any Parent IP Rights, or impair the right of Parent or the Surviving Entity and its Subsidiaries to use, sell or license or enforce any Parent IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

4.13 Agreements, Contracts and Commitments.

(a) Section 4.13 of the Parent Disclosure Letter identifies each Parent Contract that is in effect as of the date of this Agreement other than a Parent Employee Plan (each, an “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(i) each Parent Contract requiring payments by Parent after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Parent Associate providing employment related, consulting or independent contractor services, not terminable by Parent on thirty (30) calendar days’ or less notice without liability;

(ii) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii) each Parent Contract containing (A) any covenant limiting the freedom of Parent or any of its Subsidiaries to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Parent’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(iv) each Parent Contract (A) pursuant to which any Person granted Parent an exclusive license under any Intellectual Property, or (B) pursuant to which Parent granted any Person an exclusive license under any Parent IP Rights;

(v) each Parent Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent, any of its Subsidiaries, or of a product;

(vi) each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(vii) each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $100,000 after the date of this Agreement;

(viii) each Parent Contract entered into in settlement of any Legal Proceeding or other dispute pursuant to which Parent or any of its Subsidiaries has outstanding obligations to pay consideration in excess of $100,000;

(ix) each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Parent or any loans or debt obligations with officers or directors of Parent;

(x) each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Parent or such Subsidiary or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Parent or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Parent or any of its Subsidiaries, in each case, except for Parent Contracts entered into in the Ordinary Course of Business;

(xi) each Parent Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the Contemplated Transactions and requiring payments by Parent after the date in this Agreement in excess of $100,000 pursuant to its express terms;

(xii) each Parent Contract to which Parent or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound (other than Parent Real Estate Leases), which involves annual obligations of payment by, or annual payments to, Parent or such Subsidiary in excess of $100,000;

(xiii) any Parent Real Estate Lease;

(xiv) a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the Parent Disclosure Letter; or

(xv) any other Parent Contract (other than Parent Real Estate Leases) that is not terminable at will (with no penalty or payment) by Parent or any of its Subsidiaries, and (A) which involves payment or receipt by Parent or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate or (B) that is material to the business or operations of Parent and its Subsidiaries taken as a whole.

(b) Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Parent has not nor, to Parent’s Knowledge as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such a manner, and, if such Parent Material Contract provides for a cure period, Parent or such other party fails to have cured such breach, violation or default, so that any other party or Parent, as the case may be, is permitted to modify, cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Parent Material Adverse Effect. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

4.14 Compliance; Permits; Restrictions.

(a) Parent and each of its Subsidiaries is, and since January 1, 2025, has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order or other action by any Governmental Authority is pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries. There is no agreement or Order binding upon Parent or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Except for matters regarding the FDA or other Drug/Device Regulatory Agency, each of Parent and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Parent and Merger Subs as currently conducted (collectively, the “Parent Permits”). Section 4.14(b) of the Parent Disclosure Letter identifies each Parent Permit. Each of Parent and its Subsidiaries is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, substantially limit, suspend or materially modify any Parent Permit. The rights and benefits of each Parent Permit, if any, will be available to Parent and the Surviving Entity immediately after the Second Effective Time on terms substantially identical to those enjoyed by Parent and its Subsidiaries as of the date of this Agreement and immediately prior to the First Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened with respect to an alleged violation by Parent or any of its Subsidiaries of the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by a Drug/Device Regulatory Agency.

(d) Each of Parent and its Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of Parent and Merger Subs as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Parent Product Candidates”) (the “Parent Regulatory Permits”), and no such Parent Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. Section 4.14(d) of the Parent Disclosure Letter identifies each Parent Regulatory Permit. Parent has timely maintained and is in compliance in all material respects with the Parent Regulatory Permits and neither Parent nor or any of its Subsidiaries has, since January 1, 2025, received any written notice or correspondence or, to the Knowledge of Parent, other communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Parent Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Parent Regulatory Permit. Parent has made available to the Company all material information requested by the Company in Parent’s or its Subsidiaries’ possession or control relating to material Parent Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Parent Product Candidates, including, but not limited to, complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, in which Parent or its Subsidiaries or their respective product candidates, including the Parent Product Candidates, have participated were, since January 1, 2025, and, if still pending, are being conducted in accordance in all material respects with standard medical and scientific research procedures, and in compliance in all material respects with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 312 and 812. Since January 1, 2025, neither Parent nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug/Device Regulatory Agency requiring or, to the Knowledge of Parent, any action to place a clinical hold order on, or otherwise terminate, delay or suspend any clinical studies conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries or its current product candidates, including the Parent Product Candidates, have participated. Further, no clinical investigator, researcher or clinical staff participating in any clinical study conducted by or, to the Knowledge of Parent, on behalf of Parent or any of its Subsidiaries has been disqualified from participating in studies involving the Parent Product Candidates, and to the Knowledge of Parent, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f) Neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, any contract manufacturer with respect to any Parent Product Candidate is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or by any other Drug/Device Regulatory Agency under a comparable policy. Neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, any contract manufacturer, nor their respective officers, employees or agents, with respect to any Parent Product Candidate has committed any acts, made any statement or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Parent, any of its Subsidiaries, and to the Knowledge of Parent, any contract manufacturer with respect to any Parent Product Candidate, or any of their respective officers, employees or agents is currently or has been debarred, convicted of any crime or is engaging or has engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Parent, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Parent, any of its Subsidiaries, and to the Knowledge of the Parent, any contract manufacturer with respect to any Parent Product Candidate, or any of its officers, employees or agents.

(g) All manufacturing operations conducted by, or to the Knowledge of Parent, for the benefit of, Parent or its Subsidiaries in connection with any Parent Product Candidate, since January 1, 2025, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) None of Parent, any of its Subsidiaries, and to the Knowledge of Parent, any manufacturing site of a contract manufacturer or laboratory, with respect to any Parent Product Candidate, (i) is subject to a Drug/Device Regulatory Agency shutdown or import or export prohibition or (ii) has, since January 1, 2025, received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from the FDA or other Drug/Device Regulatory Agency alleging or asserting material noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Drug/Device Regulatory Agency, and, to the Knowledge of Parent, neither the FDA nor any other Drug/Device Regulatory Agency is considering such action.

4.15 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent or any of its Subsidiaries or any Parent Associate (in his or her capacity as such) or any of the material assets owned or used by Parent or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries is subject. To the Knowledge of Parent, no officer or other Parent Key Employee or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing in any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or any material assets owned or used by Parent or any of its Subsidiaries.

4.16 Tax Matters.

(a) Each of Parent and each of its Subsidiaries has timely filed (or caused to be timely filed) all income Tax Returns and all other material Tax Returns required to be filed by it under applicable Law (taking into account any applicable extensions). All such Tax Returns were true, correct and complete in all material respects. Subject to exceptions as would not be material, no written claim has been made by a Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b) All material amounts of Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid (taking into account any applicable extensions).

(c) Each of Parent and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no Encumbrances for a material amount of Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of Parent or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect, other than waivers resulting from automatically granted extensions of time to file Tax Returns.

(f) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(g) Neither Parent nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Parent). Neither Parent nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Parent or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(h) Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Neither Parent nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) Neither Parent nor any of its Subsidiaries is aware of any facts or circumstances or has taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Intended Tax Treatment.

4.17 Employee and Labor Matters; Benefit Plans.

(a) The Parent has made available to Company a list setting forth, for each Parent Associate who is an employee of Parent or any of its Subsidiaries, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the expected return), whether exempt from the Fair Labor Standards Act and applicable state law, annual salary (or if hourly, hourly rate), most recent annual bonus received and current annual bonus opportunity. The Parent has made available to Company a list setting forth, for each Parent Associate who is an individual independent contractor engaged by Parent or any of its Subsidiaries, such contractor’s name, duties and rate of compensation.

(b) The employment of Parent’s employees is terminable by Parent at will. Parent has made available to the Company accurate and complete copies of all employee manuals and handbooks, to the extent currently effective and material.

(c) Parent is not a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent.

(d) Section 4.17(d) of the Parent Disclosure Letter lists all Parent Employee Plans (other than employment arrangements which are terminable “at will” without any contractual obligation on the part of Parent or any of its Subsidiaries to make any severance, termination, change in control or similar payment and that are substantively identical to the employment arrangements made available to the Company).

(e) Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Employee Plan or the exempt status of any related trust.

(f) Each Parent Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Parent, threatened with respect to any Parent Employee Plan. All payments and/or contributions required to have been made with respect to all Parent Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Parent Employee Plan and applicable Law except as would not be material to Parent.

(g) Neither Parent nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Parent nor any of its ERISA Affiliates has in the past six (6) years incurred any liability under Title IV of ERISA.

(h) No Parent Employee Plan provides for, and neither Parent nor any of its Subsidiaries has promised to provide any, medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Parent does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(i) No Parent Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(j) Each Parent Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Parent 409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any Parent 409A Plan is or, when made in accordance with the terms of the Parent 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.

(k) Parent is in material compliance with all Employment-Related Laws and in each case, with respect to the employees of Parent: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any material amounts of arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no material Legal Proceedings, claims, labor disputes or organizing activities, or grievances pending or, to the Knowledge of Parent, threatened or reasonably anticipated against or involving Parent or any trustee of Parent relating to any employee, contingent worker, director, employment agreement or Parent Employee Plan (other than routine claims for benefits) or Employment-Related Laws. To the Knowledge of Parent, there are no material pending or threatened or reasonably anticipated claims or actions against Parent, any Parent trustee or any trustee of any Subsidiary of Parent under any workers’ compensation policy or long-term disability policy. Parent is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state or local agency or Governmental Authority with respect to employment practices.

(l) Parent has no material liability with respect to any misclassification within the past three (3) years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. In the past three (3) years, Parent has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act (nor has Parent been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under the WARN Act that remains unsatisfied.

(m) To the Knowledge of Parent, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, with respect to any Parent Associate. No event has occurred within the past six months, and no condition or circumstance exists, that, to the Knowledge of Parent, might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(n) Parent is not, nor has Parent been, engaged in any material unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Parent, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any current or former employee of Parent, including charges of unfair labor practices or discrimination complaints.

(o) There is no contract, agreement, plan or arrangement to which Parent or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees or other service providers for any income or excise taxes paid pursuant to Section 4999 or Section 409A of the Code.

(p) Neither Parent nor any of its Subsidiaries is a party to any Contract that as a result of the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, could (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Parent or any of its Subsidiaries.

4.18 Environmental Matters. Since January 1, 2025, Parent and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received since January 1, 2025, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Parent or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with Parent’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent: (i) no current or prior owner of any property leased or controlled by Parent or any of its Subsidiaries has received since January 1, 2025, any written notice or other communication relating to property owned or leased at any time by Parent or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Parent nor any of its Subsidiaries has any material liability under any Environmental Law. Parent has made available all environmental site assessments, environmental audits and other material environmental documents in the Parent’s possession or control relating to the Parent and its Subsidiaries, including the Parent’s and its Subsidiaries’ business and current or former facilities.

4.19 Insurance. Parent has delivered to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and its Subsidiaries (including Merger Subs). Each of such insurance policies is in full force and effect and Parent and its Subsidiaries (including Merger Subs) are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2025, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Parent and its Subsidiaries (including Merger Subs) has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Parent or such Subsidiary for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

4.20 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.21 No Financial Advisors. Except as set forth on Section 4.21 of the Parent Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent.

4.22 Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. The Parent Common Stock issuable upon (a) exercise of any Assumed Warrant, (b) exercise of any Pre-Funded Warrant, and (c) conversion of any Parent Preferred Stock, upon issuance in accordance with the terms of the applicable Assumed Warrant, Pre-Funded Warrant and Parent Articles of Amendment (respectively), will be validly issued, fully paid and nonassessable.

4.23 Privacy and Data Security. Parent and its Subsidiaries are and since January 1, 2025, have been in compliance with all applicable Privacy Laws and the applicable terms of any Parent Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information (including any such information of individuals, clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists that interact with Parent or any of its Subsidiaries in connection with the operation of Parent’s and its Subsidiaries’ business), except, in each case, for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, Parent (i) has implemented and maintains reasonable Privacy Policies that materially comply with applicable Privacy Laws and are designed to protect the privacy and security of Personal Information and (ii) has complied with such Privacy Policies, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no Legal Proceeding has been asserted or threatened against Parent by any Person alleging a violation of Privacy Laws, Privacy Policies, or the applicable terms of any Parent Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of,

Personal Information. To the Knowledge of Parent, there have been no data security incidents or data breaches, or other adverse events or incidents that have resulted in any unauthorized access, use, disclosure, modification or destruction of, Personal Information or other data in the possession or control of Parent or any service provider acting on behalf of Parent, in each case, where such incident, breach, or event has resulted in a notification obligation to any Person under applicable Law or pursuant to the terms of any Parent Contract. To the Knowledge of Parent, Parent is not a “covered entity” or a “business associate” as those terms are defined under the Health Insurance Portability and Accountability Act, as amended.

4.24 Trade Control Laws. Since March 1, 2023, Parent and its Subsidiaries have been in material compliance with all applicable Trade Laws and have obtained, or are otherwise qualified to rely upon, all material Trade Approvals. There are no pending or threatened claims against the Parent or its Subsidiaries, nor any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Trade Laws or Trade Approvals.

4.25 No Other Representations or Warranties. Parent hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent, Merger Subs or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Letter)) none of Parent, Merger Subs nor any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 5. Certain Covenants of the Parties.

5.1 Operation of Parent’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the Parent Disclosure Letter, (iii) as required by applicable Law, or (iv) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the First Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Parent Material Contracts and (y) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Parent Disclosure Letter, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend (other than the Parent Pre-Closing Dividend Amount, if any, and the Closing Distribution) or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, (except for shares of Parent Common Stock from terminated employees, directors or consultants of Parent or in connection with the payment of the exercise price or withholding Taxes incurred upon the exercise, settlement or vesting of any award or purchase rights granted under any Parent equity incentive plan in accordance with the terms of such award in effect on the date of this Agreement);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange,

business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent Restricted Stock Awards, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person (except for the advancement of reasonable and customary expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) other than the incurrence or payment of expenses pursuant to the terms of this Agreement, make any capital expenditure or commitment in excess of $100,000;

(vi) (A) adopt, establish or enter into any Parent Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Parent Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Parent Employee Plan disclosed to the Company), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire any officer, employee or consultant;

(vii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(viii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business or pursuant to the consummation of any Parent Legacy Transaction);

(ix) other than in the Ordinary Course of Business: (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment; or (F) surrender any material claim for refund;

(x) waive, settle or compromise any pending or threatened Legal Proceeding against Parent or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Parent or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Parent or any of its Subsidiaries;

(xi) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xiii) (A) materially change pricing or royalties or other payments set or charged by Parent or any of Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Parent or any of Subsidiaries;

(xiv) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses;

(xv) enter into, amend in a manner adverse to Parent or terminate any Parent Material Contract outside of the Ordinary Course of Business; or

(xvi) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the First Effective Time. Prior to the First Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(c) Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 5.1), Parent:

(i) may engage in the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) or winding down of the Parent Legacy Business (including terminating its Parent Real Estate Leases and other Parent Contracts) (each, a “Parent Legacy Transaction”) and, in connection with any Parent Legacy Transaction, (A) establish one or more Subsidiaries to hold assets of the Parent Legacy Business, (B) transfer to any such Subsidiary any or all of the assets of the Parent Legacy Business and the liabilities and obligations related thereto, and (C) take such other steps that are reasonably necessary to prepare for a Parent Legacy Transaction; provided, however, that to the extent any Parent Legacy Transaction results in material obligations of Parent that will extend beyond Closing (other than the right of Parent to receive proceeds as a result of such Parent Legacy Transaction), such terms shall be reasonably acceptable to the Company and any such post-Closing obligations shall be a reduction to Parent Net Cash; and

(ii) shall, if and to the extent Parent reasonably expects the Parent Net Cash to exceed $5,000,000, and may otherwise elect to, in each case, prior to the First Effective Time, declare and pay a dividend on the shares of Parent Common Stock and Parent Preferred Stock outstanding (excluding for the avoidance of doubt any shares of Parent Capital Stock issuable pursuant to the Contemplated Transactions) up to an amount, to be determined in accordance with Section 2.8, equal to the aggregate of Parent’s reasonable, good faith approximation of the amount by which Parent Net Cash will exceed $0 (such dividend, the “Parent Pre-Closing Dividend” and such amount, the “Parent Pre-Closing Dividend Amount”).

5.2 Operation of the Company’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement or the Subscription Agreement, (ii) as set forth in Section 5.2(a) of the Company Disclosure Letter, (iii) as required by applicable Law, (iv) with respect to any Company Pre-Closing Financing, which is expressly permitted, or (v) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts. For the avoidance of doubt, during the Pre-Closing Period, Ordinary Course of Business, with respect to the Company, shall also include such build-out, expansion, and development activities as are customary and reasonable for biotechnology companies at a stage of development substantially similar to that of the Company as of the date hereof, including, without limitation, activities relating to personnel hiring and retention, laboratory and office expansion, clinical and regulatory infrastructure development, manufacturing scale-up (including engagement of contract development and manufacturing organizations), implementation of quality and compliance systems, and other operational capability enhancements; provided, however, that nothing in this Section 5.2 shall be construed to permit the Company to take any action that is expressly prohibited or restricted by the terms of this Agreement.

(b) Except (i) as expressly contemplated or permitted by this Agreement or the Subscription Agreement, (ii) as set forth in Section 5.2(b) of the Company Disclosure Letter, (iii) as required by applicable

Law, (iv) in connection with any Company Pre-Closing Financing, which is expressly permitted, or actions taken in the Ordinary Course of Business, or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) other than in the Ordinary Course of Business, sell, issue, grant, or authorize any of the foregoing actions with respect to the shares of Company Capital Stock outstanding as of the date of this Agreement: (A) any capital stock or other security of the Company (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options or Company Warrants), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(iv) other than in the Ordinary Course of Business, acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;

(vi) sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(vii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses);

(viii) waive, settle or compromise any pending or threatened Legal Proceeding against the Company, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of the Company or any equitable relief on, or the admission of wrongdoing by the Company;

(ix) other than in the Ordinary Course of Business: (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment; or (F) surrender any material claim for refund;

(x) enter into, amend in a manner adverse to the Company or terminate any Company Material Contract outside of the Ordinary Course of Business; or

(xi) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary, and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4 No Solicitation.

(a) Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry (other than to inform such Person of the existence of the provisions in this Section 5.4), (iv) approve, endorse or recommend any Acquisition Proposal, (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (vi) publicly propose to do any of the foregoing; provided, however, that, (x) any public disclosures made in compliance with Section 6.3(e) shall not constitute a violation of this Section 5.4 and (y) notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by a Party’s stockholders (i.e., the Required Company Stockholder Vote, in the case of the Company, or the Required Parent Shareholder Vote in the case of Parent), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of this Agreement, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable Law,

(C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) such Party receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person within twenty-four (24) hours following the execution and delivery of this Agreement.

5.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director or officer of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7, Section 8 or Section 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Letter or the Parent Disclosure Letter for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 7, Section 8 or Section 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or Section 9.2, as applicable, unless such failure to provide such notice was made with such Party’s Knowledge that such failure to provide notice would reasonably be expected to constitute a breach of this Section 5.5.

Section 6. Additional Agreements of the Parties.

6.1 Registration Statement, Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, Parent, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which a proxy statement relating to the Parent Shareholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock (including any Parent Common Stock issuable upon (I) conversion of the Parent Convertible Preferred Stock or (II) exercise of any Assumed Warrant) to be issued by virtue of the Contemplated Transactions, other than any shares of Parent Capital Stock which are not permitted to be registered on Form S-4 pursuant to applicable Law. Parent shall use commercially reasonable efforts to (i) cause the Registration Statement to comply with applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, and (iii) respond promptly to any comments or requests of the SEC or its staff related to the Registration Statement. Parent shall use commercially reasonable efforts to take all actions required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Parent Capital Stock pursuant to the Contemplated Transactions (including any Parent Common Stock issuable upon (I) conversion of the Parent Convertible Preferred Stock or (II) exercise of any Assumed Warrant). Each of the Parties shall reasonably cooperate with the other Party and furnish all information concerning itself and its Affiliates, as applicable, to the other Parties that is required by law to be included in the Registration Statement as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to file the Form S-4 no later than 30 Business Days following the date hereof.

(b) Parent covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) (i) will comply as to form in all material respects with the requirements of applicable U.S. federal securities laws, and (ii) other than with respect to information supplied by or on behalf of the Company to Parent for inclusion in the Registration Statement, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company to Parent for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other Party or any of its Representatives regarding such other Party or its Affiliates for inclusion therein.

(c) Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If at any time before the First Effective Time, (i) Parent, Merger Subs or the Company (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Parent filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to the Parent shareholders) or otherwise addressing such SEC request or comments and each Party and shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Parent shall promptly notify the Company if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Parent Capital Stock issuable in connection with the Contemplated Transactions (including any Parent Common Stock issuable upon (I) conversion of the Parent Convertible Preferred Stock or (II) exercise of any Assumed Warrant) for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement. The Company and Parent shall each pay 50% of (i) the fees paid in connection with filing the Registration Statement and any amendments and supplements thereto, and (ii) the fees and expenses in connection with the printing, mailing and distribution of the Proxy Statement and any amendments and supplements.

(d) The Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement (collectively, the “Company Required S-4 Information”). Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of the Company’s independent accounting firm, dated no later than the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. Parent may file the Registration Statement, or any amendment or supplement thereto, without the prior consent of the Company, provided that Parent has included the Company Required S-4 Information in the Registration Statement in substantially the same form as it was provided to Parent by the Company pursuant to this Section 6.1; provided, further, that if the prior consent of the Company is not obtained then, notwithstanding anything else herein, the Company makes no covenant or representation regarding the portion of such information supplied by or on behalf of the Company to Parent for inclusion in such Registration Statement that the Company reasonably identifies prior to such filing of the Registration Statement.

6.2 Company Stockholder Written Consent.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, the Company shall obtain the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (the “Company Stockholder Written Consents”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

(b) Reasonably promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent, if any. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 6.2(b)

shall be subject to Parent’s advance review (the period of time starting upon delivery of any such materials to Parent and ending upon resolution of any good faith comments raised by Parent, the “Company Stockholder Consent Review Period”), and the Company shall consider in good faith any comments raised by Parent in connection with Parent’s review.

(c) The Company agrees that, subject to Section 6.2(d): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 6.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(d) Notwithstanding anything to the contrary contained in Section 6.2(c), and subject to compliance with Section 5.4 and Section 6.2, if at any time prior to approval and adoption of this Agreement by the Required Company Stockholder Vote, (i) the Company receives a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.4 or Section 6.2 and that the Company Board determines, following consultation with its outside legal counsel and financial advisor, to be a Superior Offer, or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent (A) known or reasonably foreseeable to the Company, the Company Board or any of its executive officers as of the date of this Agreement or (B) related to (1) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof, (2) any events, developments or changes relating to Parent or Merger Subs, or (3) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of the Company that occurs or arises after the date of this Agreement (a “Company Intervening Event”), the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Parent (collectively, a “Company Board Adverse Recommendation Change”) if, but only if, (x) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, during the Notice Period (as defined below), negotiated with Parent in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer and (iii) if, Parent has delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel and financial advisor, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (1) Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (2) during any Notice Period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (3) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the

Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Parent with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions) or (y) in the case of a Company Intervening Event, the Company promptly notifies Parent, in writing, within the Notice Period before making a Company Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Company Intervening Event and that the Company Board intends to make a Company Board Adverse Recommendation Change, and the Company shall have given Parent two (2) Business Days thereafter to propose revisions to the terms of this Agreement or make other proposals so that such Company Intervening Event would no longer necessitate a Company Board Adverse Recommendation Change.

(e) The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or Acquisition Inquiry or Company Intervening Event, or by any Company Board Adverse Recommendation Change.

6.3 Parent Shareholder Meeting.

(a) Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote to approve (I) the issuance of shares of Parent Common Stock that represent (or are convertible into) more than twenty percent (20%) of the shares of Parent Common Stock outstanding immediately prior to the First Effective Time to the Company stockholders in connection with the Contemplated Transactions and the change of control of Parent resulting from the Contemplated Transactions, in each case pursuant to the Nasdaq rules and (II) clauses (ii) through (vi) of the definition of “Parent Articles of Amendment” (collectively, the “Parent Shareholder Matters” and such meeting, the “Parent Shareholder Meeting”). The Parent Shareholder Meeting shall be held as promptly as practicable after the date that the Registration Statement is declared effective under the Securities Act, and in any event, no later than forty-five (45) days after the effective date of the Registration Statement. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Shareholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Shareholder Meeting, or a date preceding the date on which the Parent Shareholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Shareholder Vote, whether or not a quorum would be present, (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholder Meeting or (iii) that the failure to postpone or adjourn the Parent Shareholder Meeting would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Shareholder Meeting as long as the date of the Parent Shareholder Meeting is not postponed or adjourned more than an aggregate of 45 days in connection with any postponements or adjournments.

(b) Parent agrees that (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Shareholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.3(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s shareholders vote to approve the Parent Shareholder Matters (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 6.3(b), and subject to compliance with Section 5.4 and Section 6.3, the Parent Board may withhold, amend, withdraw or modify the

Parent Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company (a “Parent Board Adverse Recommendation Change”) if, at any time prior to approval and adoption of this Agreement by the Required Parent Shareholder Vote, (i) Parent receives a bona fide written Acquisition Proposal that the Parent Board determines, following consultation with its outside legal counsel and financial advisor, to be a Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof, (B) the fact, in and of itself, that Parent meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, or (C) any Parent Legacy Transaction) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement (a “Parent Intervening Event”), if, but only if, (x) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (i) the Parent Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) Parent has, and has caused its financial advisors and outside legal counsel to, during the Parent Notice Period (as defined below), negotiated with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if, after the Company has delivered to Parent a written offer to alter the terms or conditions of this Agreement during the Parent Notice Period, the Parent Board shall have determined in good faith, based on the advice of its outside legal counsel and financial advisor, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (1) the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least four (4) Business Days in advance of the Parent Board Adverse Recommendation Change (the “Parent Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (2) during any Parent Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (3) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Parent’s shareholders would receive as a result of such potential Superior Offer), Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Parent Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Parent Notice Period as so extended (it being understood that there may be multiple extensions) or (y) in the case of a Parent Intervening Event, Parent promptly notifies the Company, in writing, within the Parent Notice Period before making a Parent Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Parent Intervening Event and that the Parent Board intends to make a Parent Board Adverse Recommendation Change.

(d) Parent’s obligation to call, give notice of and hold the Parent Shareholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer, Acquisition Proposal or Acquisition Inquiry, or by any Parent Board Adverse Recommendation Change.

(e) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Parent or the Parent Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in Section 5.4; or (iv) making any disclosure that the Parent Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law or by any listing or trading rules or regulations of Nasdaq; provided that, in the case of (iv), Parent shall provide the Company with a reasonable opportunity to review any such disclosure not less than two (2) Business Days prior to the making thereof (to the extent practicable) and shall consider in good faith any comments from the Company thereto.

6.4 Efforts; Regulatory Approvals.

(a) The Parties shall use commercially reasonable efforts to obtain all regulatory approvals required by applicable Law to consummate the Contemplated Transactions. In addition, and without limiting the generality of the foregoing, each Party (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall prepare and file, if required, (a) the notification and report forms required to be filed under the HSR Act within fifteen (15) Business Days after the date of this Agreement and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters, no later than fifteen (15) Business Days after the date the Company and Parent receive notification (in writing or otherwise) from the Federal Trade Commission, the Department of Justice, any state attorney general, foreign antitrust or competition authority or other Governmental Authority that a filing is required in connection with antitrust or competition matters. Parent and the Company shall each pay 50% of all filing fees required to be paid by the Parties in connection with any notification and report forms required to be filed under the HSR Act or any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters (collectively, “Antitrust Fees”).

(c) Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (email being sufficient) of any litigation against Parent and/or its directors relating to this Agreement or the Contemplated Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep the Company reasonably informed with respect to the status thereof. Parent will (i) give the Company the opportunity to participate in, but not control, the defense, settlement or prosecution of any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected; provided that Parent and the Company will use commercially reasonable efforts to find alternative solutions to not undermine or adversely affect the privilege such as entering into common interest agreements, joint defense agreements or similar agreements), (ii) consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith the Company’s advice with respect to such Transaction Litigation. Parent will obtain the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim.

6.5 Company Options; Company RSUs; Company Warrants.

(a) At the First Effective Time, Parent shall assume each Company Stock Plan and each Company Option (including any Service Provider Grants), whether vested or unvested, that is outstanding immediately prior to the First Effective Time shall, at the First Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the First Effective Time, into an option to purchase shares of Parent Common Stock (an “Assumed Option”), on the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Company Option as of immediately prior to the First Effective Time, except for administrative or ministerial changes as determined by the Company Board (or, following the First Effective Time, the Parent Board or compensation committee). The number of shares of Parent Common Stock subject to each such Assumed Option shall be equal to (i) the number of shares of Company Common Stock subject to the respective Company Option immediately prior to the First Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock, and such Assumed Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the Company Common Stock otherwise purchasable pursuant to the respective Company Option immediately prior to the First Effective Time divided by (B) the Exchange Ratio; provided that in the case of any Company Option to which Section 421 of the Code applies as of immediately prior to the First Effective Time (taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Assumed Option to which Section 409A of the Code applies as of the First Effective Time, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional taxes thereunder. The Company Board shall, prior to the First Effective Time, take all actions necessary to effect the foregoing.

(b) At the First Effective Time, each award of Company RSU (including any Service Provider Grants), whether vested or unvested, that is outstanding immediately prior to the First Effective Time shall, at the First Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the First Effective Time, into a restricted stock unit award to acquire shares of Parent Common Stock (an “Assumed RSU Award”), on the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Company RSU as of immediately prior to the First Effective Time, except for administrative or ministerial changes as determined by the Company Board (or, following the First Effective Time, the Parent Board or compensation committee). Each such Assumed RSU Award shall represent the right to receive, upon settlement, that number of shares of Parent Common Stock as is equal to: (i) the number of shares of Company Common Stock subject to the respective Company RSU immediately prior to the First Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock; provided, that in the case of any Assumed RSU Award to which Section 409A of the Code applies as of the First Effective Time, the number of shares of Parent Common Stock subject to such restricted stock unit and the terms and conditions governing such restricted stock unit shall be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional taxes thereunder. The Company Board shall, prior to the First Effective Time, take all actions necessary to effect the foregoing.

(c) At the First Effective Time, each Company Warrant (including any pre-funded Company Warrant issued pursuant to the Company Pre-Closing Financing), whether vested or unvested, that is outstanding immediately prior to the First Effective Time shall, at the First Effective Time, cease to represent a right to acquire shares of Company Capital Stock and shall be converted, at the First Effective Time, into a warrant to purchase shares of Parent Common Stock (an “Assumed Warrant”), on the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Assumed Warrant as of immediately prior to the First Effective Time. The number of shares of Parent Common Stock subject to each such Assumed Warrant shall be equal to (i) the number of shares of the Company Common Stock subject to each Assumed Warrant immediately prior to the First Effective Time multiplied by (ii) the Exchange Ratio (rounded up to the next whole share of Parent Common Stock to the extent the aggregate amount of fractional shares of Parent Common Stock such holder of Assumed Warrants would otherwise be entitled to is equal to or exceeds 0.50, and otherwise rounded down), and such Assumed Warrant shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the Company Common Stock otherwise purchasable pursuant to such Assumed Warrant immediately prior to the First Effective Time divided by (B) the Exchange Ratio. The Company Board shall, prior to the First Effective Time, take all actions necessary to effect the foregoing.

6.6 Employee Benefits.

(a) Parent shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.17(d) or contemplated by Section 5.1(b) of the Parent Disclosure Letter, subject to the provisions of such agreements. The parties acknowledge and agree that the Merger shall not constitute a “change in control” (or term of similar import) under any Company Employee Plan.

(b) From and after the First Effective Time, with respect to each benefit plan maintained by Parent or the Surviving Entity that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Post-Closing Welfare Plan”) in which any current or former employee of Parent is or becomes eligible to participate (including under COBRA), Parent and the Surviving Entity shall use commercially reasonable efforts to cause each such Post-Closing Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Post-Closing Welfare Plan for such current or former Parent employee and his or her eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Parent Employee Plan in which such current or former Parent employee was a participant immediately prior to his or her commencement of participation in such Post-Closing Welfare Plan, and (ii) provide each such current or former Parent employee and his or her eligible dependents with credit for any co-payments and deductibles paid in the plan year that includes the First Effective Time, and prior to the date that, such current or former Parent employee commences participation in such Post-Closing Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Post-Closing Welfare Plan for the applicable plan year, to the extent that such expenses were recognized for such purposes under the comparable Parent Employee Plan.

(c) Parent 401(k) Plan. Unless directed otherwise by the Company in writing no less than three (3) Business Days before the Closing Date, Parent shall have, at least one (1) Business Day prior to the Closing Date, (i) ceased contributions to, and adopted written resolutions (or taken other necessary and appropriate action(s)) to terminate any Parent Employee Plan that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code (collectively, the “401(k) Plans”) in compliance with such 401(k) Plan’s terms and the requirements of applicable Law, (ii) made all employee and employer contributions to the 401(k) Plans for all periods of service prior to the Closing Date, including such contributions that would have been made on behalf of 401(k) Plan participants had the Merger not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date, and (iii) 100% vested all participants under the 401(k) Plans, with such termination, contributions and vesting effective no later than one (1) day prior to the Closing Date. Parent shall provide the Company copies of all such corporate actions or documentation related to the same at least three (3) Business Days before their adoption or approval for the Company’s reasonable review and comment.

(d) Parent Options. As of immediately prior to the First Effective Time, each Parent Option that is then outstanding but not then vested or exercisable shall become immediately vested (with all performance conditions associated with such Parent Options, if any, deemed satisfied in full) and exercisable in full. At the First Effective Time, each In the Money Parent Option that is then outstanding shall be canceled and the holder thereof shall be entitled to receive (i) an amount in cash without interest, less any applicable tax withholding, equal to the product obtained by multiplying (A) the excess of the Parent Closing Price over the exercise price per share of the Parent Common Stock underlying such Parent Option by (B) the number of shares of the Parent Common Stock underlying such Parent Option (such amount, the “Parent Stock Option Cash Consideration”). Parent shall cause the Surviving Entity to pay the Parent Stock Option Cash Consideration, less applicable withholdings, at or within ten (10) Business Days after the First Effective Time. At the First Effective Time, each Out of the Money Parent Option shall be cancelled for no consideration. Prior to the Closing, the Parent Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide for the foregoing.

(e) Parent Restricted Stock Awards. As of immediately prior to the First Effective Time, the Parent Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that the vesting of each outstanding and unvested Parent Restricted Stock Award shall be accelerated in full effective as of immediately prior to the First Effective Time, contingent on the occurrence of the Closing. Notwithstanding anything herein to the contrary, the tax withholding obligations for each holder receiving shares of Parent Common Stock in accordance with the preceding sentence shall be satisfied by Parent withholding from issuance that number of shares of Parent Common Stock calculated by multiplying the legally-required withholding rate for such holder in connection with such issuance by the number of shares of Parent Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate taxing authorities. Prior to the Closing, the Parent Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide for the foregoing.

6.7 Indemnification of Officers and Directors.

(a) From the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, each of Parent and the Surviving Entity shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the First Effective Time, in each case, to the fullest extent permitted under the DGCL or the MBCA, as applicable. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Entity, jointly and severally, upon receipt by Parent or the Surviving Entity from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL or the MBCA, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the First Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Ropes & Gray LLP or such other counsel selected by the D&O Indemnified Parties.

(b) The Organizational Documents of the Surviving Entity shall contain, and Parent shall cause the Organizational Documents of the Surviving Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the First Effective Time, (i) the Surviving Entity shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.

(d) From and after the First Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase at its sole expense, prior to the First Effective Time, a six (6) year prepaid “D&O tail policy” for the non-cancelable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the First Effective Time with respect to any claim related to any period of time at or prior to the First Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement, or otherwise acceptable to Parent, except that Parent will not commit or spend on such “D&O Tail policy” annual premiums in excess of 250% of the annual premiums paid by Parent in its last full fiscal year prior to the date hereof for Parent’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (nor, for the avoidance of doubt, shall Parent be obligated to spend any specific amount), and if such premiums for such “D&O tail policy” would exceed 250% of such annual premium, then Parent shall purchase policies that provide the maximum coverage available at an annual premium equal to 250% of such annual premium. The Company shall in good faith cooperate with Parent prior to the First Effective Time with respect to the procurement of such “D&O tail policy.”

(e) From and after the First Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.7 in connection with their enforcement of the rights provided to such persons in this Section 6.7.

(f) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 6.7. Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.7.

6.8 Disclosure. The Parties shall use their commercially reasonable efforts to agree to the text of any initial press release and Parent’s Form 8-K announcing the execution and delivery of this Agreement. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any public disclosure regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 6.8. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.2(d) or pursuant to Section 6.3(e).

6.9 Listing. At or prior to the First Effective Time, Parent shall use its commercially reasonable efforts to (a) maintain its listing on Nasdaq until the First Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) prepare and timely submit to Nasdaq a notification form for the Nasdaq Reverse Split (if required) and to submit a copy of the amendment to Parent’s articles of organization effecting the Nasdaq Reverse Split, certified by the Secretary of the Commonwealth of Massachusetts, to Nasdaq on the Closing Date; and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist the Company in preparing and filing an initial listing application for the Parent Capital Stock on Nasdaq (including any Parent Common Stock issuable upon conversion thereof) (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the First Effective Time. Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its Representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Party not filing the Nasdaq Listing Application will cooperate with the other Party as reasonably requested by such filing Party with respect to the Nasdaq Listing Application and promptly furnish to such filing Party all information concerning itself and its members that may be required or reasonably requested in connection with any action contemplated by this Section 6.9. The Company and Parent shall each pay 50% of Nasdaq fees associated with any action contemplated by this Section 6.9, including any fees related to the engagement of a consultant (the “Nasdaq Fees”).

6.10 Tax Matters.

(a) The Parties shall use reasonable best efforts (and each shall cause its Affiliates) to cause the Merger to qualify for the Intended Tax Treatment. No Party shall take any actions, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Intended Tax Treatment. The Parties shall report the Contemplated Transactions for all applicable Tax purposes in a manner that is consistent with the Intended Tax Treatment. No Party shall take any position that is inconsistent with the Intended Tax Treatment during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code. The Parties shall comply with the recordkeeping and information reporting requirements imposed on them to support the Intended Tax Treatment, including, but not limited to, those set forth in Treasury Regulation Section 1.368-3.

(b) Parent shall promptly notify the Company if, at any time before the First Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment. The Company shall promptly notify Parent if, at any time before the First Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment.

(c) If the SEC requires that an opinion with respect to the Intended Tax Treatment be prepared and submitted in connection with the Registration Statement and Proxy Statement, (i) the Company shall use its reasonable best efforts to cause Gibson, Dunn and Crutcher LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to the Company) to furnish an opinion (as so required and subject to customary assumptions and limitations), (ii) Parent shall use its reasonable best efforts to cause Ropes & Gray LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to Parent) to furnish an opinion (as so required and subject to customary assumptions and limitations), and (iii) Parent and the Company shall each deliver to each of Gibson, Dunn and Crutcher LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to the Company) and Ropes & Gray LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to Parent) a Tax certificate, dated as of the date the Registration Statement and Proxy Statement shall have been declared effective by the SEC and signed by an officer of Parent or the Company, as applicable, containing customary representations and covenants reasonably acceptable to the Company and Parent, as applicable, in each case, as reasonably necessary and appropriate to enable such advisors to render such opinions (the “Tax Certificates”). Each of Parent and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the Tax certifications, covenants or representations included in the Tax Certificates.

(d) Parent and the Company shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the First Effective Time. Each of Parent and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Merger.

6.11 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Capital Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for any such shares of Parent Capital Stock.

6.12 Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall take all necessary action so that the Persons listed on Section 6.12 of the Company Disclosure Letter are elected or appointed, as applicable, to the positions of officers or directors of Parent and the Surviving Entity, as set forth therein, to serve in such positions effective as of the Second Effective Time. If any Person listed on Section 6.12 of the Company Disclosure Letter is unable or unwilling to serve as officer or director of Parent or the Surviving Entity, as set forth therein, the Company shall designate a successor. Notwithstanding the foregoing, at any time prior to the Second Effective Time, the Company shall have a right to amend Section 6.12 of the Company Disclosure Letter, with respect to officers and directors of Parent and Surviving Entity, in its sole discretion. The Company shall use reasonable best efforts to cause each of the Persons that will serve as directors and officers of the Parent following the Closing to execute and deliver a Lock-Up Agreement prior to Closing.

6.13 Termination of Certain Agreements and Rights. Each of Parent and the Company shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Parent or the Company and any holders of Parent Common Stock or Company Capital Stock, respectively (collectively, the “Investor Agreements”), including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, to be terminated immediately prior to the First Effective Time, without any liability being imposed on the part of Parent or the Surviving Entity.

6.14 Section 16 Matters. Prior to the First Effective Time, Parent shall take all such steps as may be required to cause any acquisitions of Parent Common Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15 Allocation Information. The Company will prepare and deliver to Parent prior to the Closing a spreadsheet setting forth (as of immediately prior to the First Effective Time) (a) each holder of (i) Company

Capital Stock, (ii) Company Options, (iii) Company RSUs, and (iv) Company Warrants, (b) such holder’s name and address, (c) with respect to holders of Company Capital Stock, the number or percentage and type of Company Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Parent Capital Stock, Assumed Options, Assumed RSU Awards, and Assumed Warrants to be issued to such holder pursuant to this Agreement in respect of the Company Capital Stock, Company Options, Company RSUs and Company Warrants held by such holder as of immediately prior to the First Effective Time (the “Allocation Certificate”).

6.16 Parent SEC Documents. From the date of this Agreement to the First Effective Time, Parent shall use commercially reasonable efforts to timely file with the SEC all registration statements, proxy statements, Certifications, reports, schedules, exhibits, forms and other documents required to be filed by Parent with the SEC under the Exchange Act or the Securities Act (“SEC Documents”). As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each SEC Document filed by Parent with the SEC (a) shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and (b) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.17 Obligations of Merger Subs. Parent will take all action necessary to cause each Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.18 Parent Pre-Closing Dividend. If Parent declares the Parent Pre-Closing Dividend, then, prior to the First Effective Time, Parent shall deposit the Parent Pre-Closing Dividend Amount with Parent’s transfer agent for further distribution to the holders of the shares of Parent Common Stock and to the holders of the shares of Parent Preferred Stock, in each case, outstanding as of the record date of the Parent Pre-Closing Dividend.

6.19 Company Pre-Closing Financing. In the event the structure of the Company Pre-Closing Financing either violates applicable Law or prevents or materially delays Parent from causing the Registration Statement to become effective in a timely manner, and in any event sixty (60) days prior to the End Date, then Parent and the Company shall, and shall use their reasonable best efforts to cause the investors in the Company Pre-Closing Financing, to cause the Company Pre-Closing Financing to be amended, modified and/or restructured such that such investment occurs as a direct acquisition of shares of Parent Capital Stock substantially contemporaneously with the Closing in a manner which preserves to the extent possible, the amount of funds ultimately received by Parent and its Subsidiaries, and the number of Parent shares ultimately held by the investor in respect of such amounts as though the Company Pre-Closing Financing has been consummated by its terms. In the event that all conditions in the Subscription Agreements have been satisfied, the Company shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause such investors to pay to (or as directed by) the Company the applicable purchase price under each such investor’s applicable Subscription Agreement in accordance with its terms.

6.20 Termination of Certain Agreements. Promptly following the date hereof, Parent will take all action necessary to terminate each of those agreements listed on Section 6.20 of the Parent Disclosure Letter.

Section 7. Conditions Precedent to Obligations of Each Party.

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1 Regulatory Approvals. Any applicable waiting periods (or any extensions thereof) under the HSR Act and any applicable foreign Law relating to antitrust or competition matters shall have expired or otherwise been terminated.

7.2 No Restraints. No Order preventing the consummation of the Contemplated Transactions shall have been issued by any Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.3 Stockholder Approval. (a) Parent shall have obtained the Required Parent Shareholder Vote (but solely with respect to such items as are necessary to consummate the transactions contemplated by this Agreement) and (b) the Company shall have obtained the Required Company Stockholder Vote.

7.4 Listing. The Nasdaq Listing Application shall have been approved by Nasdaq.

7.5 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or Legal Proceeding seeking a stop order with respect to the Registration Statement that has not been withdrawn.

Section 8. Additional Conditions Precedent to Obligations of Parent and Merger Subs.

The obligations of Parent and Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the First Effective Time.

8.3 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 8.1, 8.2, 8.4 and 8.5 have been duly satisfied and (ii) that the information (other than emails and addresses) set forth in the Allocation Certificate delivered by the company in accordance with Section 6.15 is true and accurate in all respects as of the Closing Date;

(b) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Parent;

(c) the Company Valuation Schedule;

(d) the Allocation Certificate; and

(e) the Lock-Up Agreements, duly executed by the Persons listed on Section B of the Company Disclosure Letter, which shall be in full force and effect.

8.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

8.5 Company Stockholder Written Consent. The Company Stockholder Written Consent executed by the stockholders of the Company collectively constituting the Required Company Stockholder Vote shall have been obtained and remain in full force and effect.

8.6 Company Pre-Closing Financing. The Subscription Agreement shall be in full force and effect and proceeds of not less than the Minimum Concurrent Investment Amount shall have been received by the Company or will be received by the Company substantially concurrently with the Closing in connection with the consummation of the transactions contemplated by the Subscription Agreement.

Section 9. Additional Conditions Precedent to Obligation of the Company.

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

9.1 Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Parent Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Parent and Merger Subs contained in this Agreement (other than the Parent Fundamental Representations and the Parent Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

9.2 Performance of Covenants. Parent and Merger Subs shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the First Effective Time.

9.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by an executive officer of Parent certifying that the conditions set forth in Sections 9.1, 9.2 and 9.4 have been duly satisfied;

(b) written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Parent who are not to continue as officers or directors of Parent pursuant to Section 6.12 hereof; and

(c) the Parent Net Cash Schedule.

9.4 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

9.5 Parent Pre-Closing Dividend. If Parent declares the Parent Pre-Closing Dividend, then the Parent Pre-Closing Dividend Amount shall have been deposited by Parent with Parent’s transfer agent for further distribution to the holders of the shares of Parent Common Stock outstanding as of the record date of the Parent Pre-Closing Dividend.

9.6 Parent Articles of Amendment. The Parent Articles of Amendment shall have been duly filed with the Secretary of the Commonwealth of Massachusetts, containing at least such amendments as are necessary to consummate the transactions contemplated by this Agreement.

9.7 Termination of Agreements. Parent shall have terminated each of those agreements listed on Section 6.20 of the Parent Disclosure Letter.

Section 10. Termination.

10.1 Termination. This Agreement may be terminated prior to the First Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Shareholder Matters by Parent’s shareholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by October 1, 2026 (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or Parent if such Party’s (or in the case of Parent, Merger Subs’) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided further, however, that, in the event that (i) the SEC has not declared effective under the Securities Act the Registration Statement or (ii) the waiting periods (and extensions thereof) applicable to the Merger under the HSR Act have not expired or otherwise been terminated by the date which is ninety (90) days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional ninety (90) days by notice to the other Party;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by Parent if the Required Company Stockholder Vote shall not have been obtained within two (2) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that if the Registration Statement becomes effective during or immediately prior to the beginning of Company Stockholder Consent Review Period, the two (2) Business Day period set forth herein shall be tolled until the end of the Company Stockholder Consent Review Period; provided further, however, that once the Required Company Stockholder Vote has been obtained (whether timely or not), Parent may not terminate this Agreement pursuant to this Section 10.1(d);

(e) by either Parent or the Company if (i) the Parent Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s shareholders shall have taken a final vote on the Parent Shareholder Matters and (ii) the Parent Shareholder Matters shall not have been approved at the Parent Shareholder Meeting (or at any adjournment or postponement thereof) by the Required Parent Shareholder Vote; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Parent where the failure to obtain the Required Parent Shareholder Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f) by the Company (at any time prior to the approval of the Parent Shareholder Matters by the Required Parent Shareholder Vote) if a Parent Triggering Event shall have occurred;

(g) by Parent (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(h) by the Company, if a Delisting Event occurs;

(i) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Subs or if any representation or warranty of Parent or Merger Subs shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Subs’ representations and warranties or breach by Parent or Merger Subs is curable by Parent or Merger Subs, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy until the earlier of (A) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Parent or Merger Subs of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) and (B) Parent or Merger Subs (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Parent or Merger Subs of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Subs is cured prior to such termination becoming effective);

(j) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(j) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(j) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(j) (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(j) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

(k) by Parent (at any time prior to the approval of the Parent Shareholder Matters by the Required Parent Shareholder Vote) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(k), upon the Parent Board authorizing Parent to enter into a Permitted Alternative Agreement; provided, however, that Parent shall not enter into any Permitted Alternative Agreement unless: (i) Parent shall have complied in all material respects with its obligations under Section 5.4 and Section 6.3, (ii) the Parent Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law and (iii) Parent shall concurrently pay to the Company the Company Termination Fee in accordance with Section 10.3(b).

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3 and Section 11 (other than Section 11.8) and the related definitions of the defined terms in such sections shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

10.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 10.3 and Section 6.9, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; it being clarified that the Company and Parent shall each pay 50% of (i) the fees paid in connection with filing the Registration Statement and any amendments and supplements thereto, and (ii) the fees and expenses in connection with the printing, mailing and distribution of the Proxy Statement and any amendments and supplements.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(e) or by the Company pursuant to Section 10.1(f), (ii) at any time after the date of this Agreement and prior to the Parent Shareholder Meeting, a bona fide third party Acquisition Proposal for a change of control transaction with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to the Parent Board (and shall not have been publicly withdrawn) and (iii) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction (excluding in each case any transactions occurring in connection with the liquidation, dissolution and winding up of Parent), then Parent shall pay to the Company, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $235,000 (the “Company Termination Fee”).

(c) If (i) this Agreement is terminated by Parent pursuant to Section 10.1(d) or to Section 10.1(g), (ii) at any time after the date of this Agreement and before obtaining the Required Company Stockholder Vote, an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board (and shall not have been publicly withdrawn) and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Parent, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement or consummation of a Subsequent Transaction, a nonrefundable fee in an amount equal to $10,736,000 (the “Parent Termination Fee”).

(d) If either Party fails to pay when due any amount payable by it under this Section 10.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(e) The Parties agree that, subject to Section 10.2, the payment of the fees and expenses set forth in this Section 10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 10.3, it being understood that in no event shall either Parent or the Company be required to pay the individual fees or damages payable pursuant to this Section 10.3 on more than one occasion. Subject to Section 10.2, following the payment of the fees and expenses set forth in this Section 10.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable; provided, however, that nothing in this Section 10.3(e) shall limit the rights of the Parties under Section 11.10.

Section 11. Miscellaneous Provisions.

11.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Subs contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the First Effective Time, and only the covenants that by their terms survive the First Effective Time and this Section 11 shall survive the First Effective Time.

11.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Subs and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Parent Shareholder

Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Subs and Parent.

11.3 Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms; provided, further, that only Exhibit D-1 (including Exhibit A to such Exhibit) and Exhibit D-2 are incorporated by reference and made a part hereof for purposes of Section 251 of the DGCL. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5 Applicable Law; Jurisdiction; WAIVER OF RIGHT TO TRIAL BY JURY. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except to the extent the provisions of the Laws of the Commonwealth of Massachusetts are mandatorily applicable to the fiduciary duties of the board of directors or officers of Parent; provided, that the provisions of this Agreement related to the filing of the Parent Articles of Amendment with the office of the Secretary of the Commonwealth of Massachusetts which by their nature are governed by the Laws of the Commonwealth of Massachusetts shall be governed and construed in accordance with the Laws of the Commonwealth of Massachusetts. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

11.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Subs:

Cyclerion Therapeutics, Inc.

245 First Street, 18th Floor

Cambridge, MA 02142

Attention: Regina Graul, Ph.D.

Email: ***

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199

Attention: Zachary R. Blume; William J. Michener

Email: ***

if to the Company:

Korsana Biosciences, Inc.

221 Crescent Street Building 23, Suite 105

Waltham, MA 02453

Attention: Maddy Zeylikman

Email: ***

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111

Attention: Ryan Murr, Branden Berns, Evan Shepherd

Email: ***

11.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.11 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CYCLERION THERAPEUTICS, INC.

By:	/s/ Regina Graul
Name:	Regina Graul
Title:	Chief Executive Officer and President

CARIBOOS MERGER SUB CORP.

By:	/s/ Regina Graul
Name:	Regina Graul
Title:	President

CARIBOOS MERGER SUB II, LLC

By:	/s/ Regina Graul
Name:	Regina Graul
Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

KORSANA BIOSCIENCES, INC.

By:	/s/ Jonathan Violin
Name:	Jonathan Violin
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

Exhibit A-1

Form of Parent Shareholder Support Agreement

Exhibit A-2

Form of Company Stockholder Support Agreement

Exhibit B

Form of Lock-Up Agreement

Exhibit C

Form of Subscription Agreement

Exhibit D-1

Form of First Certificate of Merger

Exhibit D-2

Form of Second Certificate of Merger

Exhibit E

Form of Parent Articles of Amendment Schedule

Exhibit F

Form of CVR Agreement

Exhibit G

Form of Pre-Funded Warrant

Confidential

Execution Version

AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”) is entered into as of April 17, 2026, by and among Cyclerion Therapeutics, Inc., a Massachusetts corporation (“Parent”), Cariboos Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“First Merger Sub”), Cariboos Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs” and each, a “Merger Sub”), and Korsana Biosciences, Inc., a Delaware corporation (the “Company”), and this Amendment amends that certain Agreement and Plan of Merger and Reorganization, entered into as of April 1, 2026, by and among the Parent, Merger Subs and the Company (the “Merger Agreement”). Capitalized terms used in this Amendment but not defined herein shall have the meanings given such terms in the Merger Agreement.

WHEREAS, in accordance with Section 11.2 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as specified herein.

NOW, THEREFORE, Parent, Merger Subs and the Company agree as follows:

1.	Amendment to Section 4.4. Section 4.4 of the Merger Agreement is deleted and replaced in its entirety with the following:

“4.4 Vote Required. Assuming the accuracy of the representations set forth in Section 3.24, (a) the affirmative vote of a majority of the shares of Parent Common Stock properly cast is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the issuance of Parent Common Stock that represent (or are convertible into) more than twenty percent (20%) of the shares of Parent Common Stock outstanding immediately prior to the First Effective Time to the Company stockholders in connection with the Contemplated Transactions and the change of control of Parent resulting from the Contemplated Transactions, in each case pursuant to the Nasdaq rules, (b) the affirmative vote of a majority of all shares of Parent Common Stock entitled to vote is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve clauses (ii), (iii) and (v) of the definition of “Parent Articles of Amendment,” and (c) the affirmative vote of two-thirds of all shares of Parent Common Stock entitled to vote is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve clause (iv) of the definition of “Parent Articles of Amendment” (collectively, the “Required Parent Shareholder Vote”).”

2.

Acknowledgment. The parties hereby acknowledge and agree that (i) the approval contemplated by clause (iv) of the definition of “Parent Articles of Amendment” is not necessary to consummate the transactions contemplated by the Merger Agreement, as such phrase is used in Section 7.3 thereof and (ii) Parent’s failure to obtain the approval contemplated by clause (iv) of the definition of “Parent Articles of Amendment,” in and of itself, shall not give rise to the Company’s ability to terminate the Merger Agreement pursuant to Section 10.1(e) of the Merger Agreement.

3.

Other Terms. All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, all of the terms of the Merger Agreement shall remain unchanged and are hereby confirmed and remain in full force and effect, and the provisions of Section 11 of the Merger Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto, mutatis mutandis.

4.

Effect of Amendment. Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Merger Agreement as amended by this Amendment.

5.

Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by all parties hereto by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Subs and the Company have caused this Amendment to be executed as of the date first above written.

CYCLERION THERAPEUTICS, INC.

By:	/s/ Regina Graul
Name: Regina Graul
Title: Chief Executive Officer and President

CARIBOOS MERGER SUB CORP.

By:	/s/ Regina Graul
Name: Regina Graul
Title: President

CARIBOOS MERGER SUB II, LLC

By:	/s/ Regina Graul
Name: Regina Graul
Title: Chief Executive Officer and President

KORSANA BIOSCIENCES, INC.

By:	/s/ Jonathan Violin
Name: Jonathan Violin
Title: Chief Executive Officer

[Signature Page to Amendment No. 1]

Annex B

OPINION OF GEMINI VALUATION SERVICES

Annex B

OPINION OF GEMINI VALUATION SERVICES

1100 Glendon Ave, 905 Los Angeles, CA 90024	T: 310-696-4001 F: 310-696-4007

Strictly Confidential

March 31, 2026

The Board of Directors

Cyclerion Therapeutics, Inc.

245 First Street, 18th Floor

Cambridge, MA 02142

The Board of Directors:

You have requested the opinion (the “Opinion”) of Gemini Valuation Services, LLC (“GVS” and, for the avoidance of doubt, all references to pronouns such as “we” and “our”) as to the fairness from a financial point of view, of the Exchange Ratio (as defined in the Agreement and Plan of Merger and Reorganization (the “Agreement”) to be entered into by Cyclerion Therapeutics Inc. (the “Parent”), Cariboos Merger Sub Corp. (“First Merger Sub”), Cariboos Merger Sub II, LLC (“Second Merger Sub” and together with First Merger Sub, “Merger Sub”) and Korsana Biosciences, Inc. (“Korsana” or the “Company”).

Upon the terms and subject to the conditions of the Agreement, among other things, (i) the Company will merge with and into First Merger Sub, with the Company as the surviving entity (the “First Merger”) and (ii) immediately following the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”). Pursuant to the terms and subject to the conditions set forth in the Agreement, (a) each outstanding share of Company common stock and Company preferred stock designated as “Series A Preferred Stock” will be converted into the right to receive a number of shares of Parent common stock equal to the Exchange Ratio; provided, that in the event the aggregate number of shares of Cyclerion common stock issuable to holders of Company capital stock would result in the issuance of shares of Parent common stock to a holder in excess of a specified percentage of total outstanding shares of Parent common stock, then the Parent will issue to any such holder (x) shares of Parent common stock up to such holder’s specified percentage and (y) in lieu of any shares in excess of such holder’s specified percentage, pre-funded warrants (the “Pre-Funded Warrants”), to purchase a number of shares of Cyclerion common stock upon exercise of such Pre-Funded Warrants equal to such excess shares, (b) each outstanding share of Company preferred stock designated as “Series Seed Preferred Stock” will be converted into the right to receive a number of shares of Parent Convertible Preferred Stock (as defined in the Agreement) equal to (x) the Exchange Ratio divided by (y) 1,000, (c) each outstanding option to purchase shares of Company capital stock will be assumed by the Parent, subject to adjustment as set forth in the Agreement, (d) each outstanding restricted stock unit award for shares of Company capital stock will be assumed by the Parent, subject to adjustment as set forth in the Agreement and (e) each outstanding warrant to purchase shares of Company capital stock will be assumed by the Parent, subject to adjustment as set forth in the Merger Agreement.

Our Opinion does not address the Parent’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Parent and does not constitute a recommendation to any shareholder of the Parent as to how such shareholder should vote with respect to the Merger or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to (i) the material terms of the Agreement or the form of the Merger or any other contractual arrangement that the parties may enter into in connection with the Merger or (ii) the fairness of the Merger to, or any consideration that may be received in connection therewith by, the individual shareholders, nor do we offer any Opinion as to the relative fairness of the consideration and the consideration to be received by different shareholders.

B-1

We have assumed, with your consent, that the representations and warranties of all parties to the Agreement are true and correct, that each party to the Agreement and Plan of Merger will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the Merger will be satisfied without waiver thereof, and that the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement, without any modifications or amendments thereto or any adjustment to the Exchange Ratio. In rendering this Opinion, we have also assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined along with the discussion on the draft. We have not been authorized to and have not solicited indications of interest in a possible transaction with the Parent from any party.

In arriving at our Opinion, we have, among other things: (i) reviewed the financial statements of the Company; (ii) reviewed certain internal information relating to the business, assets, liabilities, business plan and prospects of the Company furnished to us by the Parent; (iii) conducted discussions with members of senior management and representatives of the Parent concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data, including valuation levels, for certain other companies in lines of business of the Company that we deemed relevant; (v) reviewed a preliminary draft of the Agreement, dated March 28, 2026; and (vi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax accounting and other information supplied to, discussed with, or reviewed by us for the purpose of this Opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Parent or Korsana, nor have we been furnished with any such evaluation or appraisal. You have directed us to use the assumptions provided by management of Korsana and the Parent for the purposes of our analysis and this Opinion.

Our Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In addition, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, any class of creditors or other constituencies of the Parent, other than the shareholders of the Parent. We also do not express any Opinion as to the fairness of the amount or nature of any compensation to be received by any of the Parent’s officers, directors or employees, or any class of such persons, relative to the consideration or otherwise.

This Opinion is for the use and benefit of the Board of Directors of the Parent in the evaluation of the Merger. Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio is fair from a financial point of view to the Parent.

Very truly yours,

GEMINI VALUATION SERVICES

/s/ Nathan Johnson

By: Nathan Johnson
Its: Managing Director
Date: 03/31/2026

B-2

Annex C

FORM CYCLERION SUPPORT AGREEMENT

Annex C

CONFIDENTIAL

Final Form

PARENT SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of April 1, 2026, by and among Korsana Biosciences, Inc., a Delaware corporation (the “Company”), Cyclerion Therapeutics, Inc., a Massachusetts corporation (“Parent”), and the undersigned shareholder of Parent (the “Shareholder” and each of the Shareholder, Company, and Parent a “Party” and, collectively, the “Parties”). Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery hereof, Parent, the Company and Cariboos Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the “First Merger Sub”) and Cariboos Merger Sub II, LLC a Delaware limited liability company (the “Second Merger Sub”), have entered into an Agreement and Plan of Merger and Reorganization (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (i) the First Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation and a wholly owned subsidiary of Parent and (ii) the Company will merge with and into the Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger, upon the terms and subject to the conditions set forth in the Merger Agreement (together, the “Merger”).

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of Parent Capital Stock as indicated in Appendix A.

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, Parent has required that Shareholder enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the Parties hereby agree as follows:

1. Certain Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a) “Constructive Sale” means, with respect to any security, (i) a short sale with respect to such security, (ii) entering into or acquiring a derivative contract with respect to such security, (iii) entering into or acquiring a futures or forward contract to deliver such security or (iv) entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly changing the economic benefits or risks of ownership of such security.

(b) “Shares” means (i) all shares of Parent Capital Stock and any other equity securities of Parent beneficially owned by the Shareholder as of the date hereof, including such securities indicated in Appendix A, (ii) all additional shares of Parent Capital Stock acquired, whether beneficially owned or of record, by the Stockholder during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, and (iii) any shares of capital stock or other equity securities of Parent that such Shareholder acquires or with respect to which such Shareholder otherwise acquires sole or shared voting power (including any proxy), whether beneficial or of record, or otherwise owned by such Shareholder after the execution and delivery of this Agreement and expiring on the Expiration Date, whether by exercise of any Parent Options or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares.

(c) “Transfer” or “Transferred” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge or hypothecation, or the grant, creation or suffrage of an Encumbrance, lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions. The Shareholder covenants to Parent and the Company as follows:

(a) Except as otherwise permitted by Section 2(d), during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined below), the Shareholder shall not Transfer any of the Shareholder’s Shares, publicly announce its intention to Transfer any of its Shares.

(b) Except as otherwise permitted by this Agreement or otherwise permitted or required by order of a court of competent jurisdiction or a Governmental Authority, the Shareholder will not commit any act that would restrict the Shareholder’s legal power, authority and right to vote all of the Shares held by the Shareholder or otherwise prevent or disable the Shareholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement, and as otherwise permitted by this Agreement, the Shareholder shall not enter into any voting agreement with any person or entity with respect to any of the Shareholder’s Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity in each case which has the effect of limiting or affecting the Shareholder’s legal power, authority or right to vote the Shareholder’s Shares in favor of the Parent Shareholder Matters.

(c) Except as otherwise permitted by this Agreement or otherwise permitted or required by order of a court of competent jurisdiction or a Governmental Entity, the Stockholder will not enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect Transfer of any right, title or interest (including any right or power to vote to which the holder thereof may be entitled whether such right or power is granted by proxy or otherwise) to any Shares or take any action that would reasonably be expected to make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of restricting the Stockholder’s legal power, authority and right to vote all of the Shares or would otherwise prevent or disable such Stockholder from performing any of such Stockholder’s obligations under this Agreement.

(d) Notwithstanding anything else herein to the contrary, the Shareholder may, at any time, Transfer Shares (i) by will or other testamentary document or by intestacy to the legal representative, heir, beneficiary or a member of the immediate family of the Shareholder or, if the Shareholder is a corporation, partnership or other entity, to an immediate family member of a beneficial owner of the Shares held by the Shareholder, (ii) to such Shareholder’s Affiliates (in each case, directly or indirectly), (iii) to any trust or other entity for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder (or, if the Shareholder is a corporation, partnership or other entity, for the direct or indirect benefit of an immediate family member of a beneficial owner of the Shares held by the Shareholder) or otherwise for estate tax or estate planning purposes, (iv) in the case of a Shareholder who is not a natural person, by pro rata distributions from the Shareholder to its members, partners, or shareholders pursuant to the Shareholder’s organizational documents, (v) pursuant to applicable Law or by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement and (vi) pursuant to the exercise of any option to purchase any Parent Capital Stock, including in order to pay the exercise price of such option or otherwise satisfy taxes applicable thereto; provided, that in the cases of clauses (i)-(v), (x) such Transferred Shares shall continue to be bound by this Agreement and (y) the applicable direct transferee (if any) of such Transferred Shares shall have executed and delivered to Parent and the Company a support agreement substantially identical to this Agreement upon consummation of the Transfer if not already a party thereto. Any action taken in violation of Section 2(a) through Section 2(d) shall be null and void ab initio.

(d) Notwithstanding anything to the contrary herein, nothing in this Agreement shall obligate the Shareholder to exercise any option or any other right to acquire any shares of Parent Capital Stock.

3. Agreement to Vote Shares. The Shareholder covenants to Parent and the Company as follows:

(a) Until the Expiration Date, at every meeting of the Shareholders of Parent called to vote upon the Parent Shareholder Matters, however called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Parent, the Shareholder shall be present (in person or by proxy) and vote, or exercise its right to consent with respect to, all Shares held by the Shareholder (A) in favor of the Parent Shareholder Matters, and (B) against any Acquisition Proposal.

(b) If the Shareholder is the beneficial owner, but not the record holder, of Shares, the Shareholder agrees to take all actions necessary to cause the record holder and any nominees to be present (in person or by proxy) and vote all the Shareholder’s Shares in accordance with this Section 3.

(c) In the event of a stock split, stock dividend or distribution, or any change in the capital stock of Parent by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4. Action in Shareholder Capacity Only. The Shareholder is entering into this Agreement solely in the Shareholder’s capacity as a record holder and beneficial owner, as applicable, of its Shares and not in the Shareholder’s capacity as a director or officer of Parent. Nothing herein shall limit or affect the Shareholder’s ability to exercise the Shareholder’s fiduciary duties as an officer or director of Parent.

5. Irrevocable Proxy. The Shareholder hereby revokes (or agrees to cause to be revoked) any proxies that the Shareholder has heretofore granted with respect to its Shares. In the event and to the extent that the Shareholder fails to vote the Shares in accordance with Section 3 at any applicable meeting of the shareholders of Parent or pursuant to any applicable written consent of the shareholders of Parent, the Shareholder shall be deemed to have irrevocably granted to, and appointed, the Company as his, her or its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to (a) attend any all meetings of the Parent shareholders with respect to any of the matters specified in Section 3 and (b) vote, express consent, dissent or grant, withhold or issue instructions to the record holder to vote his, her or its Shares in any action by written consent of Parent shareholders or at any meeting of Parent shareholders called with respect to any of the matters specified in, and in accordance and consistent with, Section 3 of this Agreement. The Company agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. Except as otherwise provided for herein (including the next sentence), the Shareholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Shareholder, as applicable) and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 9. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate on the Expiration Date. The Shareholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of Parent. The Shareholder hereby affirms that the proxy set forth in this Section 5 is given in connection with and granted in consideration of and as an inducement to the Company to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Shareholder under Section 3. With respect to any Shares that are owned beneficially by the Shareholder but are not held of record by the Shareholder (other than shares beneficially owned by the Shareholder that are held in the name of a bank, broker or nominee), the Shareholder shall take all action necessary to cause the record holder of such Shares to grant the irrevocable proxy and take all other actions provided for in this Section 5 with respect to such Shares.

6. No Solicitation. The Shareholder agrees not to directly or indirectly, including through any of its officers, directors or agents, take any action that Parent is prohibited from taking pursuant to Section 5.4 of the Merger Agreement and Section 5.4 of the Merger Agreement is hereby incorporated by reference mutatis mutandis. The Stockholder hereby represents and warrants that the Stockholder has read Section 5.4 of the Merger Agreement.

7. Documentation and Information. The Shareholder shall permit and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger and any of the Contemplated Transactions, a copy of this Agreement, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s commitments and obligations under this Agreement.

8. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent and the Company as follows:

(a) (i) The Shareholder is the beneficial or record owner of the shares of Parent Capital Stock indicated in Appendix A (each of which shall be deemed to be “held” by the Shareholder for purposes of Section 3 unless otherwise expressly stated with respect to any shares in Appendix A), free and clear of any and all Encumbrances (except for any Encumbrance that may be imposed pursuant to this Agreement and Encumbrances arising under applicable securities or community property laws); and (ii) the Shareholder does not beneficially own any securities of Parent other than the shares of Parent Capital Stock and rights to purchase shares of Parent Capital Stock set forth in Appendix A.

(b) Except as otherwise provided in this Agreement, the Shareholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and (ii) vote all of its Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Authority). Without limiting the generality of the foregoing, the Shareholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of the Shareholder’s Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shareholder’s Shares, deposited any of the Shareholder’s Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting the Shareholder’s legal power, authority or right to vote the Shareholder’s Shares on any matter.

(c) This Agreement has been duly and validly executed and delivered by the Shareholder and (assuming the due authorization, execution and delivery by the other Parties) constitutes a valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to the Enforceability Exceptions. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any Contract or, if applicable, any provision of an organizational document (including a certificate of incorporation) to or by which the Shareholder is a party or bound, or any applicable law to which the Shareholder (or any of the Shareholder’s assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to materially impair or adversely affect the Shareholder’s ability to perform its obligations under this Agreement.

(d) The execution, delivery and performance of this Agreement by the Shareholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any

Governmental Authority, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair the Shareholder’s ability to perform its obligations under this Agreement.

(e) The Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Shareholder’s own choosing. The Shareholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the Contemplated Transactions. The Shareholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives with respect to the tax consequences of the Merger and the Contemplated Transactions. The Shareholder understands that such Shareholder (and not Parent, the Company or the Surviving Corporation) shall be responsible for such Shareholder’s tax liability that may arise as a result of the Merger or the Contemplated Transactions. The Shareholder understands and acknowledges that the Company, Parent and the Merger Subs are entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

(f) With respect to the Shareholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Shareholder, threatened against, the Shareholder or any of the Shareholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

9. Termination. This Agreement shall terminate and shall cease to be of any further force or effect as of the earliest of (a) such date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof, (b) the First Effective Time, (c) the amendment of the Merger Agreement, without the prior written consent of the Shareholder, in a manner that affects the economics or material terms of the Merger Agreement in a manner that is adverse to the Shareholder and (d) the time this Agreement is terminated upon the written agreement of the Shareholder, the Company and Parent (the “Expiration Date”); provided, however, that (i) Section 10 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material and willful breach of this Agreement prior to the First Effective Time.

10. Miscellaneous Provisions.

(a) Amendments. No amendment of this Agreement shall be effective against any Party unless it shall be in writing and signed by each of the Parties.

(b) Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement constitutes the entire agreement between the Parties and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

(c) Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except to the extent the provisions of the laws of the Commonwealth of Massachusetts are mandatorily applicable to the Merger or the fiduciary duties of the board of directors or officers of Parent and provided, that the provisions of this Agreement which by their terms are governed by the laws of the Commonwealth of Massachusetts shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. In any action or proceeding between any of the Parties arising out of or relating to this Agreement, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10(c), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (v) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10(h) of this Agreement and (vi) irrevocably and unconditionally waives the right to trial by jury.

(d) Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated (except pursuant to the Merger) by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect.

(e) No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(g) Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (ii) upon delivery in the case of delivery by hand or (iii) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, (A) if to the Company or Parent, to the address, electronic mail address or facsimile provided in Section 11.7 of the Merger Agreement, including to the persons designated therein to receive copies; and/or (B) if to the Shareholder, to the Shareholder’s address, electronic mail address or facsimile shown below Shareholder’s signature to this Agreement.

(i) Confidentiality. Except to the extent required by applicable Law or regulation, the Shareholder shall hold any non-public information regarding the Company, this Agreement, the Merger Agreement and the Contemplated Transactions in strict confidence and shall not divulge any such information to any third person, except to the extent such information has been publicly disclosed by the Company or Parent in connection with their entry into the Merger Agreement and this Agreement; provided, however, that the Shareholder may disclose such information to its Affiliates, attorneys, accountants, consultants, and other advisors (provided, that such Persons are subject to confidentiality obligations at least as restrictive as those contained herein). Neither the Shareholder nor any of its Affiliates (other than Parent, whose actions shall be governed by the Merger Agreement), shall issue or cause the publication of any press release or other public announcement with respect to Parent, this Agreement, the Contemplated Transactions, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Company and Parent, except as may be required by applicable Law in which circumstance such announcing Party shall make reasonable efforts to consult with the Company and Parent to the extent practicable.

(j) Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections and Appendixes are to Sections and Appendixes of this Agreement unless otherwise specified. Any capitalized terms used in any Appendix but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

KORSANA BIOSCIENCES, INC.

By:
Name:
Title:

[Signature Page to Parent Shareholder Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:

CYCLERION THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Parent Shareholder Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

[SHAREHOLDER],

in his/her capacity as the Shareholder:

Signature:

Address:

[Signature Page to Parent Shareholder Support Agreement]

Appendix A

Annex D

FORM KORSANA SUPPORT AGREEMENT

Annex D

CONFIDENTIAL

Final Form

COMPANY SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of April 1, 2026, by and among Korsana Biosciences, Inc., a Delaware corporation (the “Company”), Cyclerion Therapeutics, Inc., a Massachusetts corporation (“Parent”), and the undersigned stockholder of the Company (the “Stockholder” and each of the Stockholder, Company, and Parent a “Party” and, collectively, the “Parties”). Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery hereof, Parent, the Company and Cariboos Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the “First Merger Sub”), and Cariboos Merger Sub II, LLC a Delaware limited liability company (the “Second Merger Sub”), have entered into an Agreement and Plan of Merger and Reorganization (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (i) the First Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation and a wholly owned subsidiary of Parent and (ii) the Company will merge with and into the Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger, upon the terms and subject to the conditions set forth in the Merger Agreement (together, the “Merger”).

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of Company Capital Stock as indicated in Appendix A.

WHEREAS, as a condition and inducement to the willingness of Parent to enter into the Merger Agreement, Parent has required that Stockholder enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the Parties hereby agree as follows:

1. Certain Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a) “Constructive Sale” means, with respect to any security, (i) a short sale with respect to such security, (ii) entering into or acquiring a derivative contract with respect to such security, (iii) entering into or acquiring a futures or forward contract to deliver such security or (iv) entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly changing the economic benefits or risks of ownership of such security.

(b) “Shares” means (i) all shares of Company Capital Stock and any other equity securities of the Company beneficially owned by the Stockholder as of the date hereof, including such securities indicated in Appendix A, (ii) all additional shares of Company Capital Stock acquired, whether beneficially or of record, by the Stockholder during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, and (iii) any shares of Company Capital Stock or other equity securities of the Company that are issued to such Stockholder or such Stockholder acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (including any proxy), whether beneficial or of record, or otherwise owned by such Stockholder after the execution and delivery of this Agreement and expiring on the Expiration Date, whether by exercise of any Company Options or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares.

(c) “Transfer” or “Transferred” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge or hypothecation, or the grant, creation or suffrage of an Encumbrance, lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions. The Stockholder covenants to Parent and the Company as follows:

(a) Except as otherwise permitted by Section 2(c), during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined below), the Stockholder shall not Transfer any of the Stockholder’s Shares, publicly announce its intention to Transfer any of its Shares.

(b) Except as otherwise permitted by this Agreement or otherwise permitted or required by order of a court of competent jurisdiction or a Governmental Authority, the Stockholder will not commit any act that would restrict the Stockholder’s legal power, authority and right to vote all of the Shares held by the Stockholder or otherwise prevent or disable the Stockholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, the Stockholder shall not enter into any voting agreement with any person or entity with respect to any of the Stockholder’s Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity in each case which has the effect of limiting or affecting the Stockholder’s legal power, authority or right to execute and deliver the Company Stockholder Written Consents.

(c) Except as otherwise permitted by this Agreement or otherwise permitted or required by order of a court of competent jurisdiction or a Governmental Entity, the Stockholder will not enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect Transfer of any right, title or interest (including any right or power to vote to which the holder thereof may be entitled whether such right or power is granted by proxy or otherwise) to any Shares or take any action that would reasonably be expected to make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of restricting the Stockholder’s legal power, authority and right to vote all of the Shares or would otherwise prevent or disable such Stockholder from performing any of such Stockholder’s obligations under this Agreement.

(d) Notwithstanding anything else herein to the contrary, the Stockholder may, at any time, Transfer Shares (i) by will or other testamentary document or by intestacy to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder or, if the Stockholder is a corporation, partnership or other entity, to an immediate family member of a beneficial owner of the Shares held by the Stockholder, (ii) to such Stockholder’s Affiliates (in each case, directly or indirectly), (iii) to any trust or other entity for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder (or, if the Stockholder is a corporation, partnership or other entity, for the direct or indirect benefit of an immediate family member of a beneficial owner of the Shares held by the Stockholder) or otherwise for estate tax or estate planning purposes, (iv) in the case of a Stockholder who is not a natural person, by pro rata distributions from the Stockholder to its members, partners, or shareholders pursuant to the Stockholder’s organizational documents, (v) purchased from the Company pursuant to the Company Pre-Closing Financing on or about the Closing Date (including any shares of the Company issued upon conversion of any pre-funded warrants of Parent), (vi) pursuant to applicable Law or by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement and (vii) pursuant to the exercise of any option to purchase any Company Capital Stock or settlement of any restricted stock units, including in order to pay the exercise price of such option or otherwise satisfy taxes applicable thereto; provided, that in the cases of clauses (i)-(vi), (x) such Transferred Shares shall continue to be bound by this Agreement and (y) the applicable direct transferee (if any) of such Transferred Shares shall have executed and delivered to Parent and the Company a support agreement substantially identical to this Agreement upon consummation of the Transfer if not already a party thereto. Any action taken in violation of Section 2(a) through Section 2(d) shall be null and void ab initio.

(e) Notwithstanding anything to the contrary herein, nothing in this Agreement shall obligate the Stockholder to exercise any option or any other right to acquire any shares of Company Capital Stock.

3. Agreement to Vote Shares. The Stockholder covenants to Parent and the Company as follows:

(a) Until the Expiration Date, at every meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, the Stockholder shall be present (in person or by proxy) and vote, or exercise its right to consent with respect to, all Shares held by the Stockholder (A) in favor of the adoption and approval of the Merger Agreement, (B) in favor of approval of the Contemplated Transactions, (C) against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or the consummation of the Contemplated Transactions and (D) against any Acquisition Proposal.

(b) If the Stockholder is the beneficial owner, but not the record holder, of Shares, the Stockholder agrees to take all actions necessary to cause the record holder and any nominees to be present (in person or by proxy) and vote all the Stockholder’s Shares in accordance with this Section 3.

(c) In the event of a stock split, stock dividend or distribution, or any change in the capital stock of the Company by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4. Action in Stockholder Capacity Only. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as a record holder and/or beneficial owner, as applicable, of its Shares and not in the Stockholder’s capacity as a director or officer of the Company. Nothing herein shall limit or affect the Stockholder’s ability to exercise the Stockholder’s fiduciary duties as an officer or director of the Company.

5. Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to its Shares. In the event and to the extent that the Stockholder fails to vote the Shares in accordance with Section 3 at any applicable meeting of the stockholders of the Company or pursuant to any applicable written consent of the stockholders of the Company, the Stockholder shall be deemed to have irrevocably granted to, and appointed, Parent, as his, her or its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to (a) attend any all meetings of the Company stockholders with respect to any of the matters specified in Section 3 and (b) vote, express consent, dissent or grant, withhold or issue instructions to the record holder to vote his, her or its Shares in any action by written consent of Company stockholders or at any meeting of the Company’s stockholders called with respect to any of the matters specified in, and in accordance and consistent with, Section 3 of this Agreement. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. Except as otherwise provided for herein (including the next sentence), the Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder, as applicable) and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 9. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate on the Expiration Date. The Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of Company. The Stockholder hereby affirms that the proxy set forth in this Section 5 is given in connection with and granted in consideration of and as an inducement to Parent and the Merger Subs to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 3. With respect to any Shares that are owned beneficially by the Stockholder but are not held of record by the Stockholder (other than shares beneficially owned by the Stockholder that are held in the name of a bank, broker or nominee), the Stockholder shall take all action necessary to cause the record holder of such Shares to grant the irrevocable proxy and take all other actions provided for in this Section 5 with respect to such Shares.

6. No Solicitation. The Stockholder agrees not to directly or indirectly, including through any of its officers, directors or agents, take any action that the Company is prohibited from taking pursuant to Section 5.4 of the Merger Agreement and Section 5.4 of the Merger Agreement is hereby incorporated by reference mutatis mutandis. The Stockholder hereby represents and warrants that the Stockholder has read Section 5.4 of the Merger Agreement.

7. Documentation and Information. The Stockholder shall permit and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger and any of the Contemplated Transactions, a copy of this Agreement, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments and obligations under this Agreement.

8. No Exercise of Appraisal Rights; Waivers. The Stockholder hereby irrevocably and unconditionally (a) waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Contemplated Transactions that Stockholder may have by virtue of, or with respect to, any Shares under any applicable Law (including all rights under Section 262 of the DGCL, a copy of which is attached hereto as Appendix B) and (b) agrees that the Stockholder will not bring, commence, institute, maintain, prosecute or voluntarily aid or participate in any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that (A) the execution and delivery of this Agreement by the Stockholder breaches any duty that such Stockholder has (or may be alleged to have) to the Company or to the other Company stockholders, (B) the approval of the Merger Agreement by the Company Board breaches any fiduciary duty of the Company Board or any member thereof, or (C) the Contemplated Transactions constitute a breach of any fiduciary duty of the Company Board or any member thereof; provided, that (x) the Stockholder may defend against, contest or settle any such action, claim, suit or cause of action brought against the Stockholder that relates solely to the Stockholder’s capacity as a director, officer or securityholder of the Company and (y) the foregoing shall not limit or restrict in any manner the Stockholder from enforcing the Stockholder’s rights under this Agreement and the other agreements entered into by the Stockholder in connection herewith, or otherwise in connection with the Merger, including the Stockholder’s right to receive the Merger Consideration pursuant to the terms of the Merger Agreement.

9. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and the Company as follows:

(a) (i) The Stockholder is the beneficial owner of the shares of Company Capital Stock indicated in Appendix A (each of which shall be deemed to be “held” by the Stockholder for purposes of Section 3 unless otherwise expressly stated with respect to any shares in Appendix A), free and clear of any and all Encumbrances (except for any Encumbrance that may be imposed pursuant to this Agreement, any lock-up agreement entered into by and between the Stockholder, the Company and Parent, and Encumbrances arising under applicable securities or community property laws); and (ii) the Stockholder does not beneficially own any securities of the

Company other than the shares of Company Capital Stock and rights to purchase shares of Company Capital Stock set forth in Appendix A.

(b) Except as otherwise provided in this Agreement, the Stockholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and (ii) vote all of its Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Authority). Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of the Stockholder’s Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Stockholder’s Shares, deposited any of the Stockholder’s Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares on any matter.

(c) This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by the other Parties) constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any Contract or, if applicable, any provision of an organizational document (including a certificate of incorporation) to or by which the Stockholder is a party or bound, or any applicable law to which the Stockholder (or any of the Stockholder’s assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to materially impair or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.

(d) The execution, delivery and performance of this Agreement by the Stockholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair the Stockholder’s ability to perform its obligations under this Agreement.

(e) The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives with respect to the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that such Stockholder (and not Parent, the Company or the Surviving Entity) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the Contemplated Transactions. The Stockholder understands and acknowledges that the Company, Parent and the Merger Subs are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(f) With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

10. Certain Agreements. Each Stockholder, by this Agreement, and with respect to such Stockholder’s Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the First Effective Time any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and holders of Company

Capital Stock, including rights under any letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, board of directors observer rights or rights to receive information delivered to the board of directors or other similar rights not generally available to stockholders of the Company between the Stockholder and the Company, including Investor Agreements, but excluding, for the avoidance of doubt, any rights the Stockholder may have that relate to any indemnification, commercial, development or employment agreements or arrangements between such Stockholder and the Company or any subsidiary of the Company, which shall survive in accordance with their terms. Each Stockholder hereby terminates and waives all rights of first refusal, redemption rights and rights of notice of the Merger and the other transactions contemplated by the Merger Agreement, effective as of immediately prior to, and contingent upon, the First Effective Time.

11. Termination. This Agreement shall terminate and shall cease to be of any further force or effect as of the earliest of (a) such date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof, (b) the First Effective Time and (c) the time this Agreement is terminated upon the written agreement of the Stockholder, the Company and Parent (the “Expiration Date”); provided, however, that (i) Section 12 shall survive the termination of this Agreement and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material and willful breach of this Agreement prior to the First Effective Time.

12. Miscellaneous Provisions.

(a) Amendments. No amendment of this Agreement shall be effective against any Party unless it shall be in writing and signed by each of the Parties.

(b) Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement constitutes the entire agreement between the Parties and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

(c) Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 12(c), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (v) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 12(h) of this Agreement and (vi) irrevocably and unconditionally waives the right to trial by jury.

(d) Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated (except pursuant to the Merger) by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect.

(e) No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(g) Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (ii) upon delivery in the case of delivery by hand or (iii) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, (A) if to the Company or Parent, to the address, electronic mail address or facsimile provided in Section 11.7 of the Merger Agreement, including to the persons designated therein to receive copies; and/or (B) if to the Stockholder, to the Stockholder’s address, electronic mail address or facsimile shown below Stockholder’s signature to this Agreement.

(i) Confidentiality. Except to the extent required by applicable Law or regulation, the Stockholder shall hold any non-public information regarding the Company, this Agreement, the Merger Agreement and the Contemplated Transactions in strict confidence and shall not divulge any such information to any third person, except to the extent such information has been publicly disclosed by the Company or Parent in connection with their entry into the Merger Agreement and this Agreement; provided, however, that the Stockholder may disclose such information to its Affiliates, attorneys, accountants, consultants, and other advisors (provided that such Persons are subject to confidentiality obligations at least as restrictive as those contained herein). Neither the Stockholder nor any of its Affiliates (other than the Company, whose actions shall be governed by the Merger Agreement), shall issue or cause the publication of any press release or other public announcement with respect to the Company, Parent, the Merger Subs, this Agreement, the Contemplated Transactions, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Company and Parent, except as may be required by applicable Law in which circumstance such announcing Party shall make reasonable efforts to consult with the Company and Parent to the extent practicable.

(j) Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections and Appendixes are to Sections and Appendixes of this Agreement unless otherwise specified. Any capitalized terms used in any Appendix but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

KORSANA BIOSCIENCES, INC.

By:
Name:
Title:

[Signature Page to Company Stockholder Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:

CYCLERION THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Company Stockholder Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

[STOCKHOLDER],

in his/her capacity as the Stockholder:

Signature:

Address:

[Signature Page to Company Stockholder Support Agreement]

Appendix A

Appendix B

Annex E

FORM OF LOCK-UP AGREEMENT

Annex E

Confidential

Final Form

LOCK-UP AGREEMENT

April 1, 2026

Cyclerion Therapeutics, Inc.

245 First Street, 18th Floor

Cambridge, Massachusetts 02142

Attention: Regina Graul, Ph.D.

Email: ***

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Cyclerion Therapeutics, Inc., a Massachusetts corporation (including any successor thereto, “Parent”), has entered into an Agreement and Plan of Merger and Reorganization, dated as of April 1, 2026 (as the same may be amended from time to time, the “Merger Agreement”) with CARIBOOS MERGER SUB CORP., a Delaware corporation and a wholly owned subsidiary of Parent, CARIBOOS MERGER SUB II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, and Korsana Biosciences, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

1.

As a condition and inducement to each of the parties to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Parent, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”); provided, that if a registration statement covering the shares of Company Common Stock and pre-funded warrants of the Company issued and sold in connection with the Company Pre-Closing Financing (other than any shares or pre-funded warrants of the Company held by affiliates of the Company or, following the Closing, affiliates of Parent) has not been declared effective by the SEC prior to the end of such 180-day period, then the Restricted Period shall end on such later date upon which such registration statement is first declared effective; provided further, that, this Lock-Up Agreement shall terminate immediately upon the undersigned’s termination of employment with Parent or its subsidiaries:

a.

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for shares of Parent Common Stock (including without limitation, shares of Parent Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Parent which may be issued upon (i) exercise of Parent Options, (ii) settlement of Parent Restricted Stock Units or (iii) any warrant to purchase shares of Parent Common Stock) that are currently or hereafter owned by the undersigned, except as set forth below (collectively, the “Undersigned’s Shares”);

b.

enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (a) above or this clause (b) is to be settled by delivery of shares of Parent Common Stock or other securities, in cash or otherwise;

c.

make any demand for, or exercise any right with respect to, the registration of any shares of Parent Common Stock or any security convertible into or exercisable or exchangeable for shares of Parent Common Stock (other than such rights set forth in the Merger Agreement);

d.

except for any support agreement entered into as of the date hereof by the undersigned with Parent and the Company, grant any proxies or powers of attorney with respect to any Parent Common Stock, deposit any Parent Common Stock into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any Parent Common Stock; or

e.	publicly disclose the intention to do any of the foregoing.

2.	The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

a.	transfers of the Undersigned’s Shares:

i.

if the undersigned is a natural person, (A) to any person related to the undersigned (or to an ultimate beneficial owner of the undersigned) by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (each, a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by or under common control with the undersigned and/or by any such Family Member(s);

ii.

if the undersigned is an Entity, (A) to another Entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities that controls or manages, is under common control or management with, or is controlled or managed by, the undersigned, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution or otherwise to a trust or other entity for the direct or indirect benefit of an immediate family member of a beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of the Undersigned’s Shares or (D) transfers or dispositions not involving a change in beneficial ownership; or

iii.	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value (other than transfers pursuant to Sections 2(a)(i)(A), 2(a)(i)(E) or 2(a)(ii)(A)) and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Parent a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Parent Common Stock or such other securities that have been so transferred or distributed;

b.

the exercise of Parent Options (including a net or cashless exercise of a Parent Option), and any related transfer of shares of Parent Common Stock to Parent for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

c.

transfers to Parent in connection with the net settlement of any Parent Restricted Stock Unit or other equity award that represents the right to receive in the future shares of Parent Common Stock, settled in shares of Parent Common Stock, to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

d.

the establishment of, or amendment to, a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Parent Common Stock; provided that such plan does not provide for any transfers of shares of Parent Common Stock during the Restricted Period;

e.

the disposition (including a forfeiture or repurchase) to Parent of any shares of Parent Common Stock issued pursuant to a Parent Restricted Stock Award or otherwise granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement;

f.

transfers, distributions, sales or other transactions by the undersigned of shares of Parent Common Stock purchased by the undersigned on the open market or in a public offering by Parent, in each case following the date of the Closing;

g.

transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Parent’s capital stock involving a change of control of Parent; provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement;

h.	transfers pursuant to an order of a court or regulatory agency; or

i.

transfers by the undersigned of shares of Parent Common Stock issued pursuant to the Merger Agreement in respect of shares of the Company, if any, purchased from the Company on or about the Closing Date but prior to the Closing;

and provided, further, that, with respect to each of (b), (c), and (d) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be made voluntarily reporting a reduction in beneficial ownership of shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock in connection with such transfer or disposition during the Restricted Period (other than any exit filings) and if any filings under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Parent Common Stock in connection with such transfer or distribution, shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes therein, in reasonable detail, a description of the circumstances of the transfer and that the shares remain subject to this Lock-Up Agreement.

For purposes of this Lock-Up Agreement, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of Parent’s voting securities if, after such transfer, Parent’s stockholders as of immediately prior to such transfer do not hold a majority of the outstanding voting securities of Parent (or the surviving entity).

3.

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, the undersigned agrees that Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

4.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

5.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Parent and the Company are proceeding with the transactions contemplated by the Merger Agreement in reliance upon this Lock-Up Agreement. The Company is an intended third-party beneficiary of this Lock-Up Agreement.

6.

Any and all remedies herein expressly conferred upon Parent or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Parent or the Company or of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur to Parent and/or the Company in the event that any of the provisions of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Parent and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Parent or the Company with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.

7.

In the event that any holder of securities of Parent that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Parent to sell or otherwise transfer or dispose of shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder (whether in one or multiple releases or waivers), the same percentage of shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock held by the undersigned on the date of such release or waiver as the percentage of the total number of outstanding shares of such securities held by such holder on the date of such release or waiver that are the subject of such release or waiver shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Parent to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders shares of Parent Common Stock in an aggregate amount in excess of 1% of the number of shares of Parent Common Stock subject to a substantially similar agreement. In the event of any Pro-Rata Release, Parent shall promptly (and in any event within two (2) Business Days of such release) inform each relevant holder of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock of the terms of such Pro-Rata Release.

8.

Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Parent will reasonably cooperate with the undersigned to facilitate the timely preparation and delivery of certificates or the establishment of book-entry positions at Parent’s transfer agent representing the Undersigned’s Shares without the restrictive legend above or the withdrawal of any stop transfer instructions by virtue of this Lock-Up Agreement.

9.	The undersigned understands that this Lock-Up Agreement is irrevocable and is binding upon the undersigned’s heirs, legal representatives, successors and assigns.

10.

This Lock-Up Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Lock-Up Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with foregoing clause (i) of this paragraph, (iii) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (v) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 11 of this Lock-Up Agreement. This Lock-Up Agreement constitutes the entire agreement between the parties to this Lock-Up Agreement and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LEGAL PROCEEDING RELATED TO OR ARISING OUT OF THIS LOCK-UP AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.

11.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by electronic transmission (providing confirmation of transmission) to the Company or Parent, as the case may be, in accordance with Section 11.7 of the Merger Agreement and to the undersigned at his, her or its address or email address (providing confirmation of transmission) set forth on the signature page hereto (or at such other address for a party as shall be specified by like notice).

12.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Parent, the Company and the undersigned by electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Print Name of Stockholder: [NAME]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Accepted and Agreed by PARENT:

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex F

FORM OF CVR AGREEMENT

Annex F

CONFIDENTIAL

Final Form

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [__], 2026, is entered into by and between Cyclerion Therapeutics, Inc., a Massachusetts corporation (the “Company”), and [__], a [__], as the “Rights Agent” (as defined herein), and [__], a [__], solely in its capacity as the initial representative, agent and attorney in fact of the Holders (the “Representative”).

RECITALS

WHEREAS, the Company, Cariboos Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“First Merger Sub”), Cariboos Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Second Merger Sub”), and Korsana Biosciences, Inc., a Delaware corporation (“Korsana”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of April 1, 2026 (the “Merger Agreement”), pursuant to which First Merger Sub will merge with and into Korsana, with Korsana surviving the First Merger as a wholly-owned Subsidiary of the Company, and immediately following the First Merger and as part of the same overall transaction as the First Merger, Korsana will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, the Company has agreed to issue to the Holders (as defined herein) contingent value rights as hereinafter described;

WHEREAS, the parties to this Agreement have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Company and to make this Agreement a valid and binding agreement of the Company, in accordance with its terms; and

WHEREAS, the initial Holders desire that the Representative act as their agent for the purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at the time of determination, the Holders of more than 35% of the outstanding CVRs, as reflected on the CVR Register.

“Assignee” has the meaning set forth in Section 6.5.

F-1

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Shares” means shares of Parent Common Stock (including, for the avoidance of doubt, those shares of Parent Common Stock with respect to Parent Restricted Stock Awards accelerated pursuant to Section 6.6(e) of the Merger Agreement) and shares of Parent Preferred Stock.

“CVR” means a contingent contractual right of Holders to receive CVR Proceeds pursuant to the Merger Agreement and this Agreement.

“CVR Expense Cap” has the meaning set forth in Section 4.2.

“CVR Payment Amount” means, for a given Holder, an amount equal to the product of (a) the CVR Proceeds and (b) (i) the total number of CVRs entitled to receive such CVR Proceeds held by such Holder divided by (ii) the total number of CVRs entitled to receive such CVR Proceeds held by all Holders, in each case of clauses (i) and (ii), as reflected on the CVR Register as of the close of business on the date prior to the date of payment (rounded down to the nearest whole cent).

“CVR Payment Date” means a date that is no later than thirty (30) days following the receipt of the corresponding portion of Gross Proceeds by the Company or any of its Affiliates, pursuant to which CVR Proceeds are payable to Holders.

“CVR Payment Notice” has the meaning set forth in Section 2.4(b).

“CVR Proceeds” means, without duplication, 100% of the Net Proceeds in the case of any Legacy Assets Transaction.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Term” means the period beginning on the Closing Date and ending upon the second (2nd) anniversary of this Agreement; provided, that, (i) with respect to the Legacy Assets Transaction Agreement set forth on Schedule 1.11 hereto, the CVR Term shall automatically extend until the earlier of the (A) fifteenth (15th) anniversary of this Agreement and (B) the expiration or earlier termination by Akebia Therapeutics, Inc. of such Legacy Assets Transaction Agreement pursuant to its terms, and (ii) with respect to the Tisento Shares, the CVR Term shall extend until the end of the Legacy Assets Transaction Period with respect to the Tisento Shares.

“Gross Proceeds” means, without duplication, the sum of all cash consideration actually received by the Company during the CVR Term in consideration for a Legacy Assets Transaction pursuant to a Legacy Assets Transaction Agreement (including any cash actually received upon the sale by the Company or its Affiliates of any equity securities received as consideration in a Legacy Assets Transaction).

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Legacy Assets” means all of the Company’s and the Company’s Subsidiaries’ right, title and interest in and to the tangible and intangible assets of the Company or any of its Subsidiaries as of immediately prior to the Closing Date.

“Legacy Assets Transaction” means the sale, transfer, license or other disposition by the Company or any of its Affiliates of all or any part of any Legacy Asset to any third party (including any sale or disposition of equity securities in any Subsidiary of the Company that holds any right, title or interest in or to any Legacy Assets).

[1]	Note to Draft: Schedule to list the Akebia License Agreement.

F-2

“Legacy Assets Transaction Agreement” means a definitive agreement, contract or other definitive arrangement entered into by the Company or any of its Affiliates providing for a transaction or series of transactions regarding a Legacy Assets Transaction, in each case, as set forth on Schedule 1.22 hereto or entered into during the Legacy Assets Transaction Period.

“Legacy Assets Transaction Period” means the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date; provided that, with respect to the Tisento Shares, the Legacy Assets Transaction Period shall extend until the earliest of (A) nine (9) months following the date of the consummation of Tisento’s initial public offering pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to the Securities Act, (B) the Sale of Tisento, and (C) the seventh (7th) anniversary of the Closing Date.

“Loss” has the meaning set forth in Section 3.2(g).

“Net Proceeds” means, during the CVR Term, the Gross Proceeds minus Permitted Deductions, as calculated in a manner consistent with GAAP. For clarity, (i) if Permitted Deductions exceed the Gross Proceeds as it relates to any payment event, as applicable, any excess Permitted Deductions shall be applied against Gross Proceeds in a subsequent payment event, as applicable; and (ii) if any of the Gross Proceeds or Permitted Deductions are not in U.S. dollars, currency conversion to U.S. dollars shall be made by using the exchange rate prevailing at the JPMorgan Chase Bank or its successor entity on the due date of receipt of such Gross Proceeds or due date of payment of relevant Permitted Deductions, as applicable.

“Notice” has the meaning set forth in Section 6.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of the Company, in their respective official capacities.

“Party” means the Company or the Rights Agent.

“Permitted Deductions” means the sum of:

(a) any applicable Tax (including any applicable value added or sales taxes or withholding taxes) imposed on or with respect to Gross Proceeds and payable by (or withheld from) the Company or any of its Affiliates (regardless of whether the due date for such Taxes arises during or after the Legacy Assets Transaction Period) and, without duplication, any income or other similar Taxes payable by the Company or any of its Affiliates that would not have been incurred by the Company or any of its Affiliates but for the Gross Proceeds; provided that, for purposes of calculating income Taxes incurred by the Company or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed based on the gain recognized by the Company or its Affiliates from the Legacy Assets Transaction after reduction for any net operating loss carryforwards or other Tax attributes of the Company or its Affiliates in existence as of the Closing Date that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as determined by the Company’s tax advisers (and for the sake of clarity such income taxes shall be calculated without taking into account any net operating losses or other tax attributes generated by the Company or its Affiliates after the Closing Date);

(b) any reasonable and documented expenses incurred by the Company or any of its Affiliates in respect of its performance of this Agreement following the Closing Date or in respect of its performance of any Contract in connection with any Legacy Asset (in each case, to the extent such expenses are not included in the determination of the Parent Net Cash in accordance with the Merger Agreement), including any costs related to

[2]	Note to Draft: Schedule to list the Akebia License Agreement and any Parent Legacy Transaction entered into prior to Closing, if any.

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the prosecution, maintenance or enforcement by the Company or any of its Subsidiaries of intellectual property rights (but excluding any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same);

(c) any reasonable and documented expenses incurred or accrued by the Company or any of its Affiliates in connection with (i) the negotiation, entry into and closing of any Legacy Assets Transaction of any Legacy Asset or (ii) the maintenance and enforcement costs related to the CVRs (including fees and expenses related to the Rights Agent), including any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto, and the CVR Expenses Cap to the extent not included in the determination of the Parent Net Cash in accordance with the Merger Agreement;

(d) any Losses incurred or reasonably executed to be incurred by the Company or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Legacy Assets Transaction, including indemnification obligations of the Company or any of its Affiliates set forth in any Legacy Assets Transaction Agreement;

(e) any proceeds in consideration for a Legacy Assets Transaction pursuant to a Legacy Assets Transaction Agreement included in the final determination of the Parent Net Cash in accordance with the Merger Agreement;

(f) any royalties or other amounts payable by the Company or any of its Affiliates to any third party in connection with any Legacy Assets;

(g) any Liabilities borne by the Company or any of its Affiliates pursuant to Contracts related to Legacy Assets, including costs arising from the termination thereof (in each case, only to the extent not included in the calculation of Parent Net Cash); and

(h) any Liabilities existing or incurred during the CVR Term that would have been required to be included in the calculation of the Parent Net Cash to the extent not taken account in the calculation of the Parent Net Cash in accordance with the Merger Agreement.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Sale of Tisento” means (i) the sale of all or substantially all of the assets of Tisento on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of Tisento’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all, or substantially all, of the outstanding equity interests of Tisento to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of Tisento’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of Tisento or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from Tisento.

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“Tisento” means Tisento Therapeutics Holdings Inc.

“Tisento Shares” means the equity interests of Tisento owned by the Company.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent.

(a) The CVRs represent the rights of Holders to receive CVR Proceeds pursuant to this Agreement. The initial Holders will be the holders of Company Shares as of immediately prior to the Effective Time. One CVR will be issued with respect to each Company Share that is outstanding as of immediately prior to the Effective Time.

(b) The Company hereby appoints the Rights Agent to act as Rights Agent for the Company in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from the Company. The CVR Register will initially show one position for Cede & Co. representing Company Shares held by DTC on behalf of the street holders of the Company Shares held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly or indirectly to the street name holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Company Shares by sending one lump-sum payment or issuance to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments or Company Shares by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines or procedures, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed and properly completed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. The Company and Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in

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connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable). The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Company, the Acting Holders or the Representative may make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders or the Representative, as applicable, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders or the Representative, as applicable.

(e) The Company will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Company Shares as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and the Company’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding, to each holder of Company Shares as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

Section 2.4 Payment Procedures.

(a) If a Legacy Assets Transaction Agreement is entered prior to the end of the Legacy Assets Transaction Period, then the Company shall promptly deliver to the Rights Agent (with a copy to the Representative) written notice indicating that a Legacy Assets Transaction Agreement has been entered into and a copy of the Legacy Assets Transaction Agreement and any ancillary agreements thereto.

(b) On or prior to each CVR Payment Date and subject to Section 4.6, the Company shall deliver to the Rights Agent (with a copy to the Representative) (i) written notice indicating that (A) the Holders are entitled to receive one or more payments with respect to CVR Proceeds; (B) the source and trigger event for such payment of CVR Proceeds; and (C) if applicable, a detailed calculation of Gross Proceeds (including any calculations and/or supporting documentation applicable to any allocation determination for consideration related or not related to a Legacy Asset), Net Proceeds and any Permitted Deductions used to calculate such CVR Proceeds with reasonable supporting detail for such Permitted Deductions (such notice, a “CVR Payment Notice”), (ii) a letter of instruction setting forth, for each CVR, the CVR Payment Amount with respect thereto (including each component included in the calculation thereof) and (iii) any other letter of instruction reasonably required by the Rights Agent. On or prior to any CVR Payment Date and subject to Section 4.6, the Company shall deliver to the Rights Agent the CVR Payment Amounts required by Section 4.6. All amounts delivered by the Company hereunder shall be delivered in U.S. dollars. For the avoidance of doubt, the Company shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(b) and the satisfaction of each of the Company’s obligations set forth in this Section 2.4(b) and Section 2.7. With respect to cash deposited by the Company with the bank or financial institution designated by the Rights Agent (which shall be Wells Fargo, U.S. Bank or another bank or financial institution of substantially equivalent national reputation and financial standing), the Rights Agent agrees to cause such bank or financial institution to establish and maintain a separate demand deposit account therefor in the name of the Rights Agent for the benefit of the Company. The Rights Agent will only draw upon cash in such account(s) as required from time to time in order to make payments as required under this Agreement and any applicable Tax withholding payments pursuant to Section 2.7(b) herein. The Rights Agent shall have no

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responsibility or liability for any diminution of funds that may result from any deposit made by the Rights Agent in accordance with this Section 2.4(b), including any losses resulting from a default by any bank, financial institution or other third party, in the absence of fraud, bad faith or willful misconduct by or on behalf of the Rights Agent. The Rights Agent may from time to time receive interest in connection with such deposits. The Rights Agent shall not be obligated to pay such interest to the Company, the Representative, any Holder or any other party. The Rights Agent is acting as an agent hereunder and is not a debtor of the Company in respect of cash deposited hereunder. For the avoidance of doubt, the Company and Representative acknowledge that (i) the Rights Agent is not a bank or a trust company, (ii) the Rights Agent is not acting in any sort of capacity as an “escrow” or similar agent hereunder, and (iii) nothing in this Agreement shall be construed as requiring the Rights Agent to perform any services that would require registration with any governmental authority as a bank or a trust company.

(c) The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of the CVR Payment Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the CVR Payment Notice (at the Company’s sole cost and expense) and, following the applicable CVR Payment Date, promptly (and in any event within thirty (30) days following such CVR Payment Notice) pay the CVR Payment Amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the CVR Payment Date; provided, that with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the CVR Payment Notice, by wire transfer of immediately available funds to the account specified on such instruction.

(d) Any portion of the CVR Payment Amount that remains undistributed to a Holder twelve (12) months after the applicable CVR Payment Date will be delivered by the Rights Agent to the Company, upon demand, and any Holder will thereafter look only to the Company for payment of the CVR Payment Amount, without interest, but such Holder will have no greater rights against the Company than those accorded to general unsecured creditors of the Company under applicable Law.

(e) None of the Company, any of its Affiliates, or the Rights Agent will be liable to any Person in respect of the CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite the Company’s, any of its Affiliates’ or the Rights Agent’s commercially reasonable efforts to deliver the CVR Payment Amount to the applicable Holder, the CVR Payment Amount has not been paid prior to two (2) years after the applicable CVR Payment Date (or immediately prior to such earlier date on which the CVR Payment Amount would otherwise escheat to any Governmental Body), the CVR Payment Amount will become the property of the Company, to the extent permitted by applicable Law, free and clear of all claims or interest of any Person previously entitled thereto. If the CVR Payment Amount does not become the property of the Company as per applicable Law upon transfer by the Rights Agent, such Holder will thereafter look only to the Company for payment of the CVR Payment Amount, without interest, and the Company will be responsible for escheatment to the applicable Governmental Body. The Rights Agent will not be responsible for escheatment of abandoned property except in the case that the Company is unable to provide the Rights Agent with the applicable wire instructions to transfer such property to the Company before the CVR Proceeds would escheat to the applicable Governmental Body. In addition to and not in limitation of any other indemnity obligation herein, the Company agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Company.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) If and when issued, the CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.

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(b) If and when issued, the CVRs will not represent any equity or ownership interest in the Company or in any constituent company to the Merger. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Company.

(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a shareholder of the Company or any of its Subsidiaries either at law or in equity. The rights of any Holder and the obligations of the Company and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Legacy Assets Transaction will occur prior to the expiration of the Legacy Assets Transaction Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount. It is further acknowledged and agreed that neither the Company nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement and that in no event shall the Company, its board of directors or its officers and Affiliates be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Company of such transfer and cancellation. Nothing in this Agreement is intended to prohibit the Company or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

Section 2.7 Tax Matters.

(a) The Company and the Representative intend that, for all U.S. federal and applicable state and local income tax purposes, (i) the issuance of the CVRs pursuant to Section 2.1 of this Agreement is intended to be treated as a distribution of property (and not debt or equity of the Company) by the Company to its shareholders governed by Code Section 301 and (ii) any CVR Payment Amount (if any) is intended to be treated as a contractual payment pursuant to the rights afforded by this Agreement to the Holder and not as a distribution by the Company in respect of stock in the Company. The Company and its Affiliates (including the Company after the Merger) shall (and the Company shall instruct the Rights Agent to) report to the extent required by applicable Law for all Tax purposes in a manner consistent with the foregoing, and none of the parties will take any position to the contrary on any U.S. federal, state and local Tax Returns or for other U.S. federal and applicable state and local income tax purposes, unless otherwise required by changes in applicable Law or a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).

(b) In addition to any Permitted Deductions, the Company and its Affiliates (including the Company after the Merger) and the Rights Agent shall be entitled to, and the Company will instruct the Rights Agent or its applicable Affiliate to, deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law. Prior to making (or causing to be made) any Tax deduction or withholding pursuant to this Section 2.7(b), the Rights Agent will (and the Company shall instruct the Rights Agent to) provide the opportunity for the Holders to provide properly completed and duly executed Internal Revenue Service Forms W-9 or applicable Form W-8, as applicable, or any other reasonably appropriate

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forms or information from Holders in order to eliminate or reduce withholding. The Rights Agent shall and the Company shall (or shall cause its applicable Affiliate to), as applicable, promptly and timely remit, or cause to be promptly and timely remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Promptly following such withholding, the Company will (or will instruct its applicable Affiliate or the Rights Agent to) deliver to the Person to whom such amounts would otherwise have been paid reasonably acceptable evidence of such withholding. Any amounts not withheld by the Company or the Paying Agent on the issuance of CVRs to the Holders or any payments to the Holders under this Agreement (including CVR Payment Amounts) and subsequently determined to have been required to be withheld by the Company by any relevant governmental entity shall be paid by the Holders through a deduction from future CVR Payment Amounts payable to the applicable Holder(s). In connection with the distribution of CVRs to the Holders, the Company, the Paying Agent and the Representative shall be entitled to make reasonable estimations of the Company’s “earnings and profits” (as such term is defined for federal income tax purposes (including the adjustments described in Section 312 of the Code), and shall be entitled to adopt the withholding tax procedures described in Treasury Regulation Section 1.1441-3(c)(2)(ii) in connection with the foregoing).

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent in connection with this Agreement (but not including reimbursable expenses and other charges) during the eighteen (18) months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company or Korsana. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and will be protected by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order

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or other paper or document reasonably believed by it to be genuine and to have been signed or presented by or on behalf of the Company or, with respect to Section 2.3(d), the Representative.

(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, not incur any liability and shall be held harmless by the Company for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) The Company agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct; provided that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority.

(h) The Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder as set forth in Exhibit A and agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that the Company will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if the Company is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

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(j) The Rights Agent shall have no responsibility to the Company, any holders of CVRs, any holders of Company Shares or any other Person for interest or earnings on any moneys held by the Rights Agent pursuant to this Agreement.

(k) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among any the Company, Korsana or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(l) Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of the Company or Korsana or become peculiarly interested in any transaction in which such parties may be interested, or contract with or lend money to such parties or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(m) In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to the Company, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from the Company or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

(n) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company or Korsana resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(o) The Rights Agent shall not be liable for or by reason of any statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

(p) The Rights Agent shall act hereunder solely as agent for the Company and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(q) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(r) The Rights Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

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(s) The obligations of the Company and the rights of the Rights Agent under this Section 3.2, Section 3.1 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by written notice to the Company. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) The Company will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent resigns, is removed or becomes incapable of acting, the Company will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if the Company fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) The Company will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Representative, the Company will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with the Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders. The Company will furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.

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Section 4.2 No Obligations of Public Company. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, (a) the Company and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to its compliance with the terms of this Agreement, the Company and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of the Company and its Affiliates and its and their stockholders, rather than the interest of the Holders, (b) none of the Company or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty to any Holder in respect of the Legacy Assets, and (c) following the Legacy Assets Transaction Period, the Company shall be permitted to take any action in respect of the Legacy Assets in order to satisfy any wind-down and termination Liabilities of the Legacy Assets. For the avoidance of doubt, during and after the Legacy Assets Transaction Period, the Company shall not be required to use any efforts to pursue one or more Legacy Assets Transactions with respect to the Legacy Assets. Without limiting the foregoing, during the Legacy Assets Transaction Period, the Company shall expend up to $50,000 (the “CVR Expense Cap”) for costs and expenses associated with the retention of an employee or consultant of the Company for the purpose of business development efforts related to the Legacy Assets and related activities, including seeking and negotiating and, with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), executing Legacy Transaction Agreements, which amount shall be included as a deduction in the determination of the Parent Net Cash in accordance with the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, at the end of the Legacy Assets Transaction Period, the amount, if any, by which the CVR Expense Cap exceeds the aggregate amount of costs and expenses associated with the retention of an employee or consultant of Parent for the purpose of business development efforts related to the Legacy Assets and related activities, including seeking and negotiating and, with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), executing Legacy Transaction Agreements, shall constitute Net Proceeds and shall be payable as CVR Proceeds to the Holders in accordance with the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company shall use commercially reasonable efforts to not, and shall use commercially reasonable efforts to cause its Affiliates not to, (i) take any action or (ii) fail to take any action, in either case, with the primary purpose of avoiding, or intended to prevent or materially delay, (x) during the Legacy Assets Transaction Period, the entry into any Legacy Assets Transaction Agreement or (y) during the CVR Term, the receipt of Gross Proceeds or the payment of any CVR Proceeds.

Section 4.3 Books and Records. Until the end of the CVR Term, the Company shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Rights Agent to confirm the applicable CVR Payment Amount payable hereunder in accordance with the terms specified in this Agreement.

Section 4.4 Audits. Until the expiration of this Agreement and for a period of one (1) year thereafter, the Company shall keep complete and accurate records in sufficient detail to support the accuracy of the payments due hereunder. The Representative shall have the right to cause an independent accounting firm reasonably acceptable to the Company to audit such records for the sole purpose of confirming payments for a period covering not more than the date commencing with the first CVR Payment Date and ending on the last day of the CVR Term. The Company may require such accounting firm to execute a reasonable confidentiality agreement with the Company prior to commencing the audit. The accounting firm shall disclose to Rights Agent or the Representative, as applicable, only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. Such audits may be conducted during normal business hours upon reasonable prior written notice to the Company, but no more than frequently than once per year. No accounting period of the Company shall be subject to audit more than one time by the Representative, as applicable, unless after an accounting period has been audited by the Representative, as applicable, the Company restates its financial results for such accounting period, in which event the Representative, as applicable, may conduct a second audit of such accounting period in accordance with this Section 4.4. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Company to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor. Whenever such an adjustment is made, the Company shall promptly prepare a certificate setting forth such

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adjustment, and a brief, reasonably detailed statement of the facts, computation and methodology accounting for such adjustment to the extent not already reflected in the audit report and promptly file with the Rights Agent a copy of such report and promptly deliver to the Rights Agent a revised CVR Payment Notice for the applicable CVR Proceeds. The Rights Agent shall be fully protected in relying on any such report and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such report. The Representative shall bear the full cost and expense of such audit unless such audit discloses an underpayment by the Company of ten percent (10%) or more of the CVR Payment Amount due under this Agreement, in which case the Company shall bear the full cost and expense of such audit. The Rights Agent shall be entitled to rely on any audit report delivered by the independent accounting firm pursuant to this Section 4.4.

Section 4.5 Representative. Certain Holders may enter into an engagement agreement (the “Representative Engagement Agreement”) with the Representative and provide direction to the Representative in connection with its services under this Agreement and the Representative Engagement Agreement (such Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”), shall be liable to any Holder for any action or failure to act in connection with the acceptance or administration of the Representative’s responsibilities hereunder or under the Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence, fraud, willful breach or willful or intentional misconduct. The Holders shall indemnify, defend and hold harmless the Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines, amounts paid in settlement (collectively, the “Representative Expenses”) incurred without gross negligence, fraud, willful breach or willful or intentional misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties hereunder or its duties (or any duties of any member of the Advisory Group) under the Representative Engagement Agreement. Such Representative Expenses may be recovered first, from the Representative Expense Fund, second, from any distribution of CVR Payment Amounts otherwise distributable to the Holders at the time of distribution, and third, directly from the Holders. The immunities and rights to indemnification shall survive the resignation or removal of the Representative or its duties (or any duties of any member of the Advisory Group) under the Representative Engagement Agreement or any termination of this Agreement or the Representative Engagement Agreement. The Holders acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby or thereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its reasonable determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions. The powers, immunities and rights to indemnification granted to the Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Holder of the whole or any fraction of his, her or its interest in the CVR Proceeds. Following the designation of the Representative, the Company shall promptly wire the Representative Expense Amount to the Representative, which shall be held by the Representative in a segregated client account and shall be used (A) for the purposes of paying directly or reimbursing the Representative for any Representative Expenses incurred pursuant to this Agreement or the Representative Engagement Agreement, or (B) as otherwise determined by the Advisory Group (such fund, the “Representative Expense Fund”). The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence, fraud, willful breach or willful or intentional misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Expense Fund and has no tax reporting or income distribution obligations with respect to the Representative Expense Fund. The Holders will not receive any interest on the Representative

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Expense Fund and assign to the Representative any such interest. Subject to the prior written approval of the Advisory Group, the Representative may instruct the Rights Agent to contribute funds to the Representative Expense Fund from the CVR Payment Amounts otherwise distributable to any Holders, on a pro rata basis. As soon as reasonably determined by the Representative that the Representative Expense Fund is no longer required to be withheld, the Representative shall distribute the remaining Representative Expense Fund, if any, to the Rights Agent for further distribution to the Holders in such proportions as though the amount of the remaining Representative Expense Fund constituted CVR Proceeds hereunder (provided, that, any amounts remaining from the amounts contributed to the Representative Expense Fund from the CVR Payment Amounts otherwise distributable to any Holders pursuant to the previous sentence shall first be distributed to such Holders in proportion to such Holders’ respective contributions).

Section 4.6 Payment of CVR Payment Amounts. The Company shall, promptly following receipt of a payment of CVR Proceeds, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the CVR Payment Amount to each Holder; provided, that the Company shall aggregate multiple payments of CVR Proceeds until the aggregate amount reaches $250,000 and that such exception does not apply to the final payment of CVR Proceeds which shall occur no later than thirty (30) days following the applicable CVR Payment Date; provided, that the Company shall provide the Representative with written notice within five (5) Business Days each time Gross Proceeds are received but held pending the aggregation threshold set forth in this proviso.

Section 4.7 Prohibited Actions. Unless approved by the Representative (not to be unreasonably withheld, conditioned or delayed), prior to the end of the CVR Term, the Company shall not grant any lien, security interest, pledge or similar interest solely in respect of any Legacy Assets or any Net Proceeds separate and apart from any other assets of the Company.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) The Company, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent, with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) to evidence the succession of another person to the Company and the assumption of any such successor of the covenants of the Company;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

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(vi) as may be necessary or appropriate to ensure that the Company is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii) to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, (ii) in order to give effect to the provisions of Section 2.7 or (iii) following a transfer of such CVRs to the Company or its Affiliates in accordance with Section 2.2 or Section 2.3;

(viii) as may be necessary or appropriate to ensure that the Company complies with applicable Law; or

(ix) to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, provided that, in each case, such additions, eliminations or changes do not adversely affect the interests of the Holders.

(b) Promptly after the execution by the Company of any amendment pursuant to this Section 5.1, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by the Company without the consent of any Holder pursuant to Section 5.1, with the consent of the Representative (whether evidenced in a writing or taken at a meeting of the Holders), the Company and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

Section 5.3 Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices to Rights Agent and to the Company. All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery in person, by FedEx or other internationally recognized overnight courier service or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to the Rights Agent, to:

[__]

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[__]

[__]

[__]

if to the Company, to:

Korsana Biosciences, Inc.

203 Crescent Street, Buildings 3/3A/4, Suite 503

Waltham, Massachusetts 02453

Attention: Maddy Zeylikman

Email: maddy.zeylikman@korsana.com

with a copy, which shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111

Attention: Ryan Murr, Branden Berns, Evan Shepherd

Email: rmurr@gibsondunn.com, bberns@gibsondunn.com, eshepherd@gibsondunn.com or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 6.2 Notice to Holders. All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 6.3 Entire Agreement. As between the Company and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 6.4 Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.4.

Section 6.5 Successors and Assigns. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, the Company and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 6.4, the Rights Agent may not assign this Agreement without the Company’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom the Company is merged or consolidated, or any entity resulting from any merger or consolidation to which the Company shall be a party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, the Company shall agree to

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remain liable for the performance by the Company of its obligations hereunder (to the extent the Company exists following such assignment). The Company or an Assignee may not otherwise assign this Agreement without the prior consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 6.5 will be void ab initio and of no effect.

Section 6.6 Benefits of Agreement; Action by Representative. Nothing in this Agreement, express or implied, will give to any Person (other than the Company, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Company, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Representative (at the instruction of the Acting Holders) will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 6.7 Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law rules of such state.

Section 6.8 Jurisdiction. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 6.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 or Section 6.2 of this Agreement.

Section 6.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

Section 6.10 Severability Clause. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written Notice to the Company.

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Section 6.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 6.12 Termination. This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the expiration of the CVR Term. The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Proceeds under Section 2.4 to the extent earned and received within the time frames set forth herein and prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such payment of CVR Proceeds have been made, if applicable.

Section 6.13 Funds. All funds received by Rights Agent under this Agreement that are to be distributed or applied by Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent, as agent for the Company, and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Rights Agent shall hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits.

Section 6.14 Further Assurance by Company. The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may reasonably be required or requested by the Rights Agent or the Representative for the carrying out or performing by the Rights Agent or the Representative of the provisions of this Agreement.

Section 6.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to

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this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e) A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(f) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(g) All references herein to “$” are to United States Dollars.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

CYCLERION THERAPEUTICS, INC.

By:
Name:
Title:

[ ]

By:
Name:
Title:

[Signature Page to CVR Agreement]

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Schedule 1.1

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Schedule 1.2

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Annex G

FORM OF ARTICLES OF AMENDMENT TO THE RESTATED ARTICLES OF ORGANIZATION OF CYCLERION THERAPEUTICS, INC. TO DESIGNATE SERIES B PREFERRED STOCK.

D The Commonwealth of Massachusetts William Francis Galvin PC Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512 FORM MUST BE TYPED Articles of Amendment FORM MUST BE TYPED (General Laws Chapter 156D, Section 10.06; 950 CMR 113.34) (1) Exact name of corporation: (2) Registered o? ce address: (number, street, city or town, state, zip code) (3) Th ese articles of amendment a? ect article(s: (specify the number(s) of article(s) being amended (I-VI)) (4) Date adopted: (month, day, year) (5) Approved by: (check appropriate box) ® the incorporators. ® the board of directors without shareholder approval and shareholder approval was not required. ® the board of directors and the shareholders in the manner required by law and the articles of organization. (6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassi? cation or cancellation of issued shares. Article I is being amended and restated in its entirety to read as follows: “The exact name of the corporation is [] (the “Corporation”).” Article III is being amended to indicate that [ ] shares of Preferred Stock have been designated as Series B Non-Voting Convertible Preferred Stock, as set forth in Article IV. Article IV is being amended as set forth in Attachment IV to add the preferences, rights and limitations of Series B Non-Voting Convertible Preferred Stock.

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following: Total authorized prior to amendment: WITHOUT PAR VALUE WITH PAR VALUE TYPE NUMBER OF SHARES TYPE NUMBER OF SHARES PAR VALUE Total authorized after amendment: WITHOUT PAR VALUE WITH PAR VALUE TYPE NUMBER OF SHARES TYPE NUMBER OF SHARES PAR VALUE (7) Th e amendment shall be eff ective at the time and on the date approved by the Division, unless a later eff ective date not more than 90 days from the date and time of fi ling is specifi ed: *G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto. Series A Convertible Preferred Series A Convertible Preferred 500,000 Series B Non-Voting Convertible Preferred

Signed by: ____,

(signature of authorized individual)

- ☐ Chairman of the board of directors,
- ☐ President,
- ☐ Other officer,
- ☐ Court-appointed fiduciary,

on this __________________________ day of ____ , _______________________.

Signed by: , (signature of authorized individual) ® Chairman of the board of directors, ® President, ® Other o?cer, ® Court-appointed ?duciary, on this day of , .

COMMONWEALTH OF MASSACHUSETTS William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512 Articles of Amendment (General Laws Chapter 156D, Section 10.06; 950 CMR 113.34) I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the ? ling fee in the amount of $ having been paid, said articles are deemed to have been fi led with me this day of, 20 , at a.m./p.m. time E? ective date: (must be within 90 days of date submitted) WILLIAM FRANCIS GALVIN Secretary of the Commonwealth Filing fee: Minimum ? ling fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof. Examiner TO BE FILLED IN BY CORPORATION Name approval Contact Information: C M Telephone: Email: Upon ? ling, a copy of this ? ling will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

Confidential

Final Form

ATTACHMENT IV

DESCRIPTION OF SERIES B CONVERTIBLE PREFERRED STOCK

E.	Designation and Amount of Series B Preferred Stock.

This series of Preferred Stock shall be designated as “Series B Non-Voting Convertible Preferred Stock” and the number of shares constituting the Corporation’s Series B Non-Voting Convertible Preferred Stock (the “Series B Non-Voting Preferred Stock”) shall be [__] shares, which are being issued pursuant to the terms of the Agreement and Plan of Merger, dated as of the date hereof, by and among the Corporation, Cariboos Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Corporation, Cariboos Merger Sub II, LLC, a Delaware limited liability company and Korsana Biosciences, Inc., a Delaware corporation (the “Merger Agreement”). The Series B Non-VotingPreferred Stock shall have the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in these Restated Articles of Organization that are applicable to the Preferred Stock of all classes and series, set forth below:

1. Definitions. For the purposes of this section, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6.5.2.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security immediately prior to 4:00 p.m., New York City time, on the principal Trading Market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, no par value, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Non-Voting Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of shares of Series B Non-Voting Preferred Stock.

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“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

2. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series B Non-Voting Convertible Preferred Stock (the “Series B Non-Voting Preferred Stock”) and the number of shares so designated shall be [__]. Each share of Series B Non-Voting Preferred Stock shall have no par value.

3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series B Non-Voting Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Beneficial Ownership Limitation (as defined below)) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series B Non-Voting Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

4. Voting Rights.

4.1 Except as otherwise provided herein or as otherwise required by the the Massachusetts Business Corporation Act (M.G.L. c. 156D) (“Mass Law”), the Series B Non-Voting Preferred Stock shall have no voting rights. However, as long as any shares of Series B Non-Voting Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Non-Voting Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series B Non-Voting Preferred Stock or alter or amend the rights, powers, preferences and other terms of the Preferred Stock set forth herein (this “Description of Rights”), amend or repeal any provision of, or add any provision to, the Articles of Incorporation (including this Description of Rights) or Amended and Restated Bylaws of the Corporation, or file any articles of amendment, descriptions of rights, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Non-Voting Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Articles of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series B Non-Voting Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series B Non-Voting Preferred Stock, (iii) at any time while at least 30% of the originally issued Series B Non-Voting Preferred Stock remains issued and outstanding, (A) consummate (I) any Fundamental Transaction (as defined below) or (II) any merger or consolidation of the Corporation with or into another entity or any stock sale to, or other business combination in which the stockholders of the Corporation immediately before such transaction do not hold at least a majority of the capital stock of the Corporation immediately after such transaction, (B) increase the size of the Board of Directors of the Corporation, (C) adopt, amend or repeal any written delegation of authority policy, corporate authority matrix or similar document, framework or schedule unless such adoption, amendment or repeal has been approved by the unanimous vote of the Board of Directors of the Corporation or (D) retain or replace the Corporation’s registered independent public accounting firm, independent compensation consultant or corporate counsel or (iv) enter into any agreement with

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respect to any of the foregoing. Holders of shares of Common Stock acquired upon the conversion of shares of Series B Non-Voting Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock.

4.2 Any vote required or permitted under Section 4.1 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series B Non-Voting Preferred Stock.

4.3 Election of Directors.

4.3.1 At all times when at least 30% of the originally issued Series B Non-Voting Preferred Stock remains issued and outstanding, (i) the holders of record of the shares of Series B Non-Voting Preferred Stock, exclusively and voting together as a separate class on an as-converted to Common Stock basis, shall be entitled to elect four directors of the Corporation (the “Preferred Directors”); and (iii) the holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series B Non-Voting Preferred Stock), exclusively and voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the balance of the total number of directors of the Corporation (the “At-Large Directors”); provided, however, for administrative convenience, the initial Preferred Directors may also be appointed by the Board of Directors in connection with the approval of the initial issuance of Series B Non-Voting Preferred Stock without a separate action by the holders of Series B Non-Voting Preferred Stock.

4.3.2 Any Preferred Director elected as provided in Section 4.3.1 may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the shares of the Series B Non-Voting Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

4.3.3 If the holders of shares of the Series B Non-Voting Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to Section 4.3.1 (and to the extent any of such directorships is not otherwise filled by a director appointed in accordance with the proviso in Section 4.3.1), then any directorship not so filled shall remain vacant until such time as the holders of the Series B Non-Voting Preferred Stock fill such directorship in accordance with Section 4.3.1.

4.3.4 At any meeting held for the purpose of electing a Preferred Director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Series B Non-Voting Preferred Stock shall constitute a quorum for the purpose of electing such Preferred Director.

4.3.5 Each Preferred Director shall be entitled to [three] votes on each matter presented to the Board of Directors.

5. Rank; Liquidation.

5.1 The Series B Non-Voting Preferred Stock shall rank on parity with the Common Stock, the Corporation’s Series A Convertible Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

5.2 Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series B Non-Voting Preferred Stock were fully converted (disregarding for such purpose any Beneficial Ownership Limitations) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock, plus

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an additional amount equal to any dividends declared on but unpaid to such shares. If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series B Non-Voting Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and the holders of Common Stock in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. For the avoidance of any doubt, a Fundamental Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

6. Conversion.

6.1 Reserved.

6.2 Conversion at Option of Holder. Subject to Section 6.4 and Section 6.5.3, each share of Series B Non-Voting Preferred Stock then outstanding shall be convertible, at any time and from time to time, at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio, subject to the Beneficial Ownership Limitation (each, an “Optional Conversion”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation; provided, that the original certificate(s) (if any) representing such shares of Series B Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original certificate(s) (if any) representing such shares of Series B Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

6.3 Conversion Ratio. The “Conversion Ratio” for each share of Series B Non-Voting Preferred Stock shall be 1,000 shares of Common Stock issuable upon the conversion (the “Conversion”) of each share of Series B Non-Voting Preferred Stock (corresponding to a ratio of 1,000:1), subject to adjustment as provided herein.

6.4 Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of any share of Series B Non-Voting Preferred Stock, and a Holder shall not have the right to convert any portion of the Series B Non-Voting Preferred Stock pursuant to Section 6.2, to the extent that, after giving effect to such attempted conversion set forth on an applicable Notice of Conversion (as defined in this Description of Rights) with respect to the Series B Preferred Stock, such Holder (or any of such Holder’s Affiliates or any other Person who would be a beneficial owner of Common Stock beneficially owned by the Holder for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series B Non-Voting Preferred Stock subject to the Notice of Conversion, with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Non-Voting Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any

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warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, and the terms “beneficial ownership” and “beneficially own” have the meanings ascribed to such terms therein. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 6.4, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within two (2) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series B Non-Voting Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at the discretion of each Holder to a percentage designated by such Holder on its signature page to the Purchase Agreement or otherwise between 0% and 19.99% of the number of shares of the Common Stock outstanding or deemed to be outstanding as of the applicable measurement date, and such percentage shall be set at 19.99% for any Holder that does not make such designation in the Purchase Agreement or otherwise. The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation (email being sufficient), (i) the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 19.99%, which increase will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation, and (ii) the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage. Upon such a change by a Holder of the Beneficial Ownership Limitation, not to exceed 19.99%, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6.4. Notwithstanding the foregoing, (x) at any time following notice of a Fundamental Transaction, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation and (y) at any time that the beneficial ownership of shares of Common Stock of a Holder (together with any of such Holder’s Attribution Parties) is equal to or less than 9.00% of the number of shares of Common Stock outstanding as of any given date, then such Holder’s Beneficial Ownership Limitation shall automatically be set to 9.99%. The provisions of this Section 6.4 shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the shares of Common Stock underlying the Securities in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Purchaser for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.

6.5 Mechanics of Conversion.

6.5.1 Delivery of Certificate or Electronic Issuance. Upon Conversion not later than two (2) Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series B Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series B Non-Voting Preferred Stock, or (b) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting

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the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates for the Conversion Shares are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series B Non-Voting Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series B Non-Voting Preferred Stock unsuccessfully tendered for conversion to the Corporation.

6.5.2 Obligation Absolute. Subject to Section 6.4 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series B Non-Voting Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6.4 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, in the event a Holder shall elect to convert any or all of its Series B Non-Voting Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series B Non-Voting Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series B Non-Voting Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to Section 6.4 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, issue Conversion Shares upon a properly noticed conversion.

6.5.3 Cash Settlement. If, at any time after the the initial issuance of the Series B Non-Voting Preferred Stock, the Corporation fails to deliver to a Holder such certificate or certificates, or electronically deliver (or instruct its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6.5.1 on or prior to the third (3rd) Trading Day after the Share Delivery Date applicable to such conversion (other than a failure caused by (i) materially incorrect or incomplete information provided by Holder to the Corporation or (ii) the application of the Beneficial Ownership Limitation, then, unless the Holder has rescinded the applicable Notice of Conversion pursuant to Section 6.5.1, the Corporation shall, at the request of the Holder, pay an amount equal to the Fair Value (as defined below) of such undelivered shares, with such payment to be made within two Business Days from the date of request by the Holder, whereupon the Corporation’s obligations to deliver such shares underlying the Notice of Conversion shall be extinguished upon payment in full of the Fair Value of such undelivered shares. For purposes of this Section 6.5.3, the “Fair Value” of shares shall be fixed with reference to the last reported Closing Sale Price on the principal Trading Market on which the Common Stock is listed as of the Trading Day immediately prior to the date on which the Notice of Conversion is delivered to the Corporation. For the avoidance of doubt, the cash settlement provisions set forth in this Section 6.5.3 shall be available irrespective of the reason for the Corporation’s failure to timely deliver Conversion Shares (other than a failure caused by (i) materially incorrect or incomplete information provided by Holder to the Corporation or (ii) the application of the Beneficial Ownership Limitation, including due to limitations set forth in Section 6.5.6, due to applicable Trading Market rules.

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6.5.4 Buy-In on Failure to Timely Deliver Certificates. If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6.5.1 (other than a failure caused by materially incorrect or incomplete information provided by Holder to the Corporation or the application of the Beneficial Ownership Limitation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series B Non-Voting Preferred Stock equal to the number of shares of Series B Non-Voting Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.5.1. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Non-Voting Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series B Non-Voting Preferred Stock as required pursuant to the terms hereof or the cash settlement remedy set forth in Section 6.5.3; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series B Non-Voting Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.5.1.

6.5.5 Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Non-Voting Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B Non-Voting Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series B Non-Voting Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

6.5.6 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Non-Voting Preferred Stock, no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Common Stock that a Holder of Series B Non-Voting Preferred Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Common Stock issuable to such Holder and any remaining fractional shares shall be rounded up to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Non-Voting Preferred Stock the Holder seeks to convert into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

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6.5.7 Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series B Non-Voting Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series B Non-Voting Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

6.6 Status as Stockholder. Upon each Conversion Date, (i) the shares of Series B Non-Voting Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series B Non-Voting Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Description of Rights. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series B Non-Voting Preferred Stock.

7. Certain Adjustments.

7.1 Stock Dividends and Stock Splits. If the Corporation, at any time while this Series B Non-Voting Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series B Non-Voting Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

7.2 Fundamental Transaction. If, at any time while this Series B Non-Voting Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer by the Corporation is completed pursuant to which more than 50% of the Common Stock not held by the Corporation is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7.1) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series B Non-Voting Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For

12

purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B Non-Voting Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new description of terms, certificate of designations or similar with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2 and ensuring that this Series B Non-Voting Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

7.3 Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

8. Redemption. The shares of Series B Non-Voting Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law, nor shall the foregoing limit the Holder’s rights under Section 6.5.3.

9. Transfer. A Holder may transfer any shares of Series B Non-Voting Preferred Stock together with the accompanying rights set forth herein, held by such Holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series B Non-Voting Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9. The transferee of any shares of Series B Non-Voting Preferred Stock shall be subject to the Beneficial Ownership Limitation applicable to the transferor as of the time of such transfer.

10. Series B Non-Voting Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series B Non-Voting Preferred Stock, in which the Corporation shall record (i) the name, address, and electronic mail address of each holder in whose name the shares of Series B Non-Voting Preferred Stock have been issued and (ii) the name, address, and electronic mail address of each transferee of any shares of Series B Non-Voting Preferred Stock. The Corporation may deem and treat the registered Holder of shares of Series B Non-Voting Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series B Non-Voting Preferred Stock or his, her or its legal representatives.

11. Notices. Any notice required or permitted by the provisions of this Description of Rights to be given to a Holder of shares of Series B Non-Voting Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Mass Law, and shall be deemed sent upon such mailing or electronic transmission.

13

12. Book-Entry; Certificates. The Series B Non-Voting Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of Series B Non-Voting Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of Series B Non-Voting Preferred Stock. To the extent that any shares of Series B Non-Voting Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

13. Lost or Mutilated Series B Non-Voting Preferred Stock Certificate. If a Holder’s Series B Non-Voting Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Non-Voting Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

14. Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Description of Rights shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Description of Rights or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Description of Rights on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Description of Rights. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Description of Rights to the contrary, any provision contained herein and any right of the Holders of Series B Non-Voting Preferred Stock granted hereunder may be waived as to all shares of Series B Non-Voting Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series B Non-Voting Preferred Stock then outstanding, provided, however, that the Beneficial Ownership Limitation applicable to a Holder, and any provisions contained herein that are related to such Beneficial Ownership Limitation, cannot be modified, waived or terminated without the consent of such Holder, provided further, that any proposed waiver that would, by its terms, have a disproportionate and materially adverse effect on any Holder shall require the consent of such Holder(s).

15. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

16. Status of Converted Series B Non-Voting Preferred Stock. If any shares of Series B Non-Voting Preferred Stock shall be converted or redeemed by the Corporation, such shares shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series B Non-Voting Preferred Stock. Any share of Series B Non-Voting Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Non-Voting Preferred Stock.

[Remainder of Page Intentionally Left Blank]

14

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series B Non-Voting Preferred Stock indicated below, represented in book-entry form, into shares of common stock, no par value (the “Common Stock”), of Cyclerion Therapeutics, Inc., a Massachusetts corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in the Articles of Amendment (the “Articles of Amendment”) filed by the Corporation with the Secretary of the Commonwealth of Massachusetts on [__], 2026.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties), including the number of shares of Common Stock issuable upon conversion of the Series B Non-Voting Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Non-Voting Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6.4 of the Attachment IV of the Articles of Amendment, is _____%. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

CONVERSION CALCULATIONS:

Date to Effect Conversion:

Number of shares of Series B Non-Voting Preferred Stock owned prior to Conversion:

Number of shares of Series B Non-Voting Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

For DWAC Delivery, please provide the following:

Broker No.:
Account No.:

[HOLDER]
By:
Name:
Title:

Annex H

D The Commonwealth of Massachusetts William Francis Galvin PC Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512 FORM MUST BE TYPED Articles of Amendment FORM MUST BE TYPED (General Laws Chapter 156D, Section 10.06; 950 CMR 113.34) (1) Exact name of corporation:____________________________________________________________________________ (2) Registered oﬃ ce address:______________________________________________________________________________ (number, street, city or town, state, zip code) (3) Th ese articles of amendment aﬀ ect article(s): ______________________________________________________________ (specify the number(s) of article(s) being amended (I-VI)) (4) Date adopted: ______________________________________________________________________________________ (month, day, year) (5) Approved by: (check appropriate box) ® the incorporators. ® the board of directors without shareholder approval and shareholder approval was not required. ® the board of directors and the shareholders in the manner required by law and the articles of organization. (6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassifi cation or cancellation of issued shares. P.C. c156ds1006950c11334 01/13/05

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following: Total authorized prior to amendment: WITHOUT PAR VALUE WITH PAR VALUE TYPE NUMBER OF SHARES TYPE NUMBER OF SHARES PAR VALUE Common 400,000,000 Preferred 99,500,000 Series A Convertible Preferred 500,000 Series B Convertible Preferred [•] Total authorized after amendment: WITHOUT PAR VALUE WITH PAR VALUE TYPE NUMBER OF SHARES TYPE NUMBER OF SHARES PAR VALUE Common [•] Preferred 99,500,000 Series A Convertible Preferred 500,000 (7) Th e amendment shall be eff ective at the time and on the date approved by the Division, unless a later eff ective date not more than 90 days from the date and time of fi ling is specifi ed: *G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Signed by: ____,
(signature of authorized individual)

- ☐ Chairman of the board of directors,
- ☐ President,
- ☐ Other officer,
- ☐ Court-appointed fiduciary,

on this ________________________ day of _______________________________________ , ____________________ .

Signe d by: ___________________________________________________________________________________________, (signature of authorized individual) ® Chairman of the board of directors, ® President, ® Other oﬃ cer, ® Court-appointed fi duciary, on this _________________________day of_________________________________________ , _____________________.

COMMONWEALTH OF MASSACHUSETTS William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512 Articles of Amendment (General Laws Chapter 156D, Section 10.06; 950 CMR 113.34) I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the fi ling fee in the amount of $______ having been paid, said articles are deemed to have been fi led with me this _______ day of _____________, 20_____ , at _______a.m./p.m. time Eﬀ ective date:_________________________________________________ (must be within 90 days of date submitted) WILLIAM FRANCIS GALVIN Secretary of the Commonwealth Filing fee: Minimum fi ling fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof. Examiner TO BE FILLED IN BY CORPORATION Name approval Contact Information: C ___________________________________________________________ M ___________________________________________________________ ___________________________________________________________ Telephone: ___________________________________________________ Email: ______________________________________________________ Upon fi ling, a copy of this fi ling will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

D
PC

The Commonwealth of Massachusetts

FORM MUST BE TYPED **Articles of Amendment** FORM MUST BE TYPED

(1) Exact name of corporation: Cyclerion Therapeutics, Inc.

(2) Registered office address: 155 Federal Street, Boston, MA 02110
(number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s): Article IV
(specify the number(s) of article(s) being amended (I-VI))

(4) Date adopted: [•], 2026
(month, day, year)

(5) Approved by:

(check appropriate box)

☐ the incorporators.

Article IV(B) of the Corporation's Restated Articles of Organization is amended to include the following as an Introductory paragraph:

"Effective as of [•], at [•], Eastern time (the "Second Split Effective Time"), every [•] shares of Common Stock of the Corporation issued and outstanding immediately before the Second Split Effective Time shall automatically, without further action on the part of the Corporation or any holder of Common Stock be reclassified, combined, converted and changed into 1 fully paid and nonassessable share of Common Stock (the "Second Reverse Stock Split"). Notwithstanding the Second Reverse Stock Split, the authorized number of shares of Common Stock and the par value of the Common Stock after the Second Reverse Stock Split shall be the same as in effect immediately before the Second Reverse Stock Split. No fractional shares shall be issued in the Second Reverse Stock Split. In lieu of any fractional shares to which a shareholder of record would be entitled as result of the Second Reverse Stock Split, in the Board of Directors of the Corporation may in its sole discretion pay in money or property the value of any fractional shares or arrange for disposition of fractional shares by the shareholders."

P.C.

c156ds1006950c11334 01/13/05

D The Commonwealth of Massachusetts William Francis Galvin PC Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512 FORM MUST BE TYPED Articles of Amendment FORM MUST BE TYPED (General Laws Chapter 156D, Section 10.06; 950 CMR 113.34) (1) Exact name of corporation:____________________________________________________________________________ (2) Registered office address:______________________________________________________________________________ (number, street, city or town, state, zip code) (3) Th ese articles of amendment aff ect article(s): ______________________________________________________________ (specify the number(s) of article(s) being amended (I-VI)) (4) Date adopted: ______________________________________________________________________________________ (month, day, year) (5) Approved by: (check appropriate box) ® the incorporators. ® the board of directors without shareholder approval and shareholder approval was not required. ® the board of directors and the shareholders in the manner required by law and the articles of organization. (6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassifi cation or cancellation of issued shares. P.C. c156ds1006950c11334 01/13/05

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following: Total authorized prior to amendment: WITHOUT PAR VALUE TYPE NUMBER OF SHARES Common 400,000,000 Preferred 99,500,000 500,000 TYPE NUMBER OF SHARES PAR VALUE Total authorized after amendment: WITHOUT PAR VALUE WITH PAR VALUE TYPE NUMBER OF SHARES TYPE NUMBER OF SHARES PAR VALUE Common [•] Preferred 99,500,000 [•] (7) Th e amendment shall be eff ective at the time and on the date approved by the Division, unless a later eff ective date not more than 90 days from the date and time of fi ling is specifi ed: *G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Signed by: ____,
(signature of authorized individual)

- ☐ Chairman of the board of directors,
- ☐ President,
- ☐ Other officer,
- ☐ Court-appointed fiduciary,

on this ______________________ day of ____________________________________ , ___________________ .

Signed by: ___________________________________________________________________________________________, (signature of authorized individual) ® Chairman of the board of directors, ® President, ® Other oﬃ cer, ® Court-appointed fi duciary, on this _________________________day of_________________________________________ , _____________________.

COMMONWEALTH OF MASSACHUSETTS William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512 Articles of Amendment (General Laws Chapter 156D, Section 10.06; 950 CMR 113.34) I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the fi ling fee in the amount of $______ having been paid, said articles are deemed to have been fi led with me this _______ day of _____________, 20_____ , at _______a.m./p.m. time Eﬀ ective date:_________________________________________________ (must be within 90 days of date submitted) WILLIAM FRANCIS GALVIN Secretary of the Commonwealth Filing fee: Minimum fi ling fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof. Examiner TO BE FILLED IN BY CORPORATION Name approval Contact Information: C ___________________________________________________________ M ___________________________________________________________ ___________________________________________________________ Telephone: ___________________________________________________ Email: ______________________________________________________ Upon fi ling, a copy of this fi ling will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

Annex L

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20. Indemnification of Directors and Officers

Massachusetts

The Cyclerion Articles provide that the liability of Cyclerion’s directors for damages for any breach of fiduciary duty shall be limited to the fullest extent permitted by law. The Cyclerion Bylaws provide that Cyclerion will indemnify, and advance funds to and reimburse expenses of, Cyclerion’s directors and officers that have been appointed by the Cyclerion Board to the fullest extent permitted by law, and that Cyclerion may indemnify, and advance funds to and reimburse expenses of, such other officers and employees as determined by the Cyclerion Board. The right of indemnification provided under the Cyclerion Bylaws is in addition to and not exclusive of any other rights to which any of Cyclerion’s directors, officers or any other persons may otherwise be lawfully entitled. Cyclerion has also entered into indemnification agreements with our directors and officers, and Cyclerion carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Part 8 of the MBCA authorizes the provisions, described above, that are contained in the Cyclerion Articles and the Cyclerion Bylaws. In addition, Sections 8.30 and 8.42 of the MBCA provide that if an officer or director discharges his or her duties in good faith and with the care that a person in a like position would reasonably exercise under similar circumstances and in a manner the officer or director reasonably believes to be in the best interests of the corporation, he or she will not be liable for such action.

Delaware

Korsana is a corporation under the DGCL. Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Korsana Charter contains provisions that limit or eliminate the personal liability of Korsana’s directors or officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. These limitations of liability do not alter director or officer liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission. In addition, the Korsana Bylaws provide that:

•	Korsana will indemnify its directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

Korsana will advance expenses, including attorneys’ fees, to its directors and officers in connection with legal proceedings relating to their service for or on behalf of Korsana, subject to limited exceptions.

Korsana has entered into indemnification agreements with its directors and executive officers. These agreements provide that Korsana will indemnify each of its directors and executive officers to the fullest extent permitted by Delaware law. Korsana will advance expenses, including attorneys’ fees (but excluding judgments, fines, and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and Korsana will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of Korsana or in furtherance of Korsana’s rights. Additionally, certain of Korsana’s directors may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, Korsana has agreed in the indemnification agreements that Korsana’s obligations to those same directors are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

Korsana also intends to maintain general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b)	Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and are incorporated herein by reference.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Filing Fee Table” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5)

The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a)(5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Number	Description

2.1†*	Agreement and Plan of Merger and Reorganization, dated as of April 1, 2026, by and among Cyclerion Therapeutics, Inc., Cariboos Merger Sub Corp., Cariboos Merger Sub II, LLC, and Korsana Biosciences, Inc. (included in Annex A to the proxy statement/prospectus and incorporated herein by reference).

2.2*	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of April 16, 2026, by and among Cyclerion Therapeutics, Inc., Cariboos Merger Sub Corp., Cariboos Merger Sub II, LLC, and Korsana Biosciences, Inc. (included in Annex A to the proxy statement/prospectus and incorporated herein by reference).

3.1	Restated Articles of Organization of Cyclerion Therapeutics, Inc. (incorporated herein by reference to Exhibit 4.1 to Registration Statement on Form S-8 filed on March 29, 2019 (File No. 333-230615)).

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation dated May 15, 2023 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on May 15, 2023 (File No. 001-38787)).

3.3	Articles of Amendment to Amended and Restated Articles of Incorporation dated May 19, 2023 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on May 25, 2023 (File No. 001 - 38787)).

Exhibit Number	Description

3.4	Amended and Restated Bylaws of Cyclerion Therapeutics, Inc. (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-8 filed on March 29, 2019 (File No. 333-230615)).

3.5*	Second Amended and Restated Certificate of Incorporation of Korsana Biosciences, Inc.

3.6*	Bylaws of Korsana Biosciences, Inc.

4.1	Description of Securities Registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (incorporated by reference to Exhibit 4.1 to Annual Report on Form 10-K filed on March 30, 2026 (File No. 001-38787)).

4.2*	Form of Korsana Pre-Funded Warrant

5.1**	Opinion of Ropes & Gray LLP.

8.1**	Form of Tax Opinion of Gibson, Dunn & Crutcher LLP

10.1*	Form of Cyclerion Support Agreement (included in Annex C to the proxy statement/prospectus and incorporated herein by reference).

10.2*	Form of Korsana Support Agreement (included in Annex D to the proxy statement/prospectus and incorporated herein by reference).

10.3†	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed on April 1, 2026) (File No. 001-38787).

10.4	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed on April 1, 2026) (File No. 001-38787).

10.5*	Form of Lock-Up Agreement (included in Annex E to the proxy statement/prospectus and incorporated herein by reference).

10.6#	Form of Stock Option Agreement under the Cyclerion Therapeutics, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to Form 10 filed on March 4, 2019 (File No. 001-38787)).

10.7#	Form of Non-Employee Director Restricted Stock Agreement under the Cyclerion Therapeutics, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to Form 10 filed on March 4, 2019 (File No. 001-38787)).

10.8#	Form of Restricted Stock Unit Agreement under the Cyclerion Therapeutics, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to Form 10 filed on March 4, 2019 (File No. 001-38787)).

10.9#	Cyclerion Therapeutics, Inc. Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan and forms of agreement thereunder (incorporated by reference to Exhibit 4.5 to Registration Statement on Form S-8 filed on March 29, 2019 (File No. 333-230615)).

10.10††	License Agreement, dated as of June 3, 2021, by and between Cyclerion Therapeutics, Inc. and Akebia Therapeutics, Inc (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q filed on July 29, 2021 (File No. 001-38787)).

10.11††	Amendment #1 to License Agreement by and between the Company and Akebia Therapeutics, Inc. dated December 13, 2024 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on December 17, 2024).

10.12	Common Stock Purchase Agreement, dated as of June 3, 2021, by and between Cyclerion Therapeutics, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.1 to Registration Statement on Form S-3 filed on June 16, 2021 (File No. 333-257145)).

10.13††	Patent License Agreement, dated as of September 19, 2025, by and between Cyclerion Therapeutics, Inc. and Massachusetts Institute of Technology (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed on November 12, 2025 (File No. 001-38787)).

Exhibit Number	Description

10.14#	Amended and Restated Offer Letter to Regina Graul (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K filed on April 1, 2026 (File No. 001-38787)).

10.15#	Consulting Agreement with Rhonda Chicko dated August 4, 2025 (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed on August 5, 2025 (File No. 001-38787))

10.16††	Collaboration and Option Agreement, dated as of January 3, 2026, by and between Cyclerion Therapeutics, Inc. and Medsteer, SAS (incorporated by reference to Exhibit 10.14 to Annual Report on Form 10-K filed on March 30, 2026 (File No. 001-38787)).

10.17	Sales Agreement by and between Cyclerion Therapeutics, Inc. and Guggenheim Securities, LLC, dated May 7, 2025. (incorporated by reference to Exhibit 1.1 to Current Report on Form 8-K filed on May 7, 2025 (File No. 001-38787)).

10.18	Registration Rights Agreement, dated March 21, 2025, by and among Cyclerion Therapeutics, Inc. and the investors party thereto (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed on March 25, 2025 (File No. 001-38787)).

10.19#*	Korsana Biosciences, Inc. 2025 Equity Incentive Plan.

10.20#*	Form of Restricted Stock Purchase Agreement of Korsana Biosciences, Inc.

10.21#*	Form of Stock Option Agreement under Korsana Biosciences, Inc. 2025 Equity Incentive Plan.

10.22#*	Form of Indemnification Agreement between Korsana Biosciences, Inc. and its directors and officers.

10.23#*	Consulting Agreement, dated August 1, 2025, by and between Korsana Biosciences, Inc. and Jonathan Violin.

10.24#*	Offer Letter, effective as of January 1, 2026, by and between Korsana Biosciences, Inc. and Jonathan Violin.

10.25#*	Offer Letter, dated March 5, 2026, by and between Korsana Biosciences, Inc. and Mark Vignola.

10.26#*	Offer Letter, dated December 15, 2025, by and between Korsana Biosciences, Inc. and Madelyn Zeylikman.

10.27#*	Offer Letter, dated August 14, 2025, by and between Korsana Biosciences, Inc. and Kyle Breidenstine.

10.28†††**	Antibody Discovery and Option Agreement, effective as of September 5, 2025, by and among Paragon Therapeutics, Inc., Parasa Holding LLC, and Korsana Biosciences, Inc.

10.29†††**	Platform Option Agreement, effective as of October 16, 2025, by and among Paragon, Parasa Holding LLC, and Korsana Biosciences, Inc.

10.30††**	Cell Line License Agreement, effective as of December 2, 2024, by and between Korsana Biosciences, Inc. and WuXi Biologics Ireland Limited.

10.31†††**	Biologics Master Services Agreement, dated as of December 12, 2024, by and between Korsana Biosciences, Inc. and WuXi Biologics (Hong Kong) Limited.

10.32*	Warrant to Purchase Common Stock, issued on December 31, 2025 by Korsana Biosciences, Inc. to Parasa Holding LLC.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of Cyclerion Therapeutics, Inc.

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm of Korsana Biosciences, Inc.

23.3**	Consent of Ropes & Gray LLP (included in Exhibit 5.1).

Exhibit Number	Description

24.1*	Power of Attorney (included in the signature page hereto).

99.1*	Consent of Jonathan Violin to serve as a director of Cyclerion Therapeutics, Inc., to be renamed Korsana Biosciences, Inc.

99.2*	Consent of Tomas Kiselak to serve as a director of Cyclerion Therapeutics, Inc., to be renamed Korsana Biosciences, Inc.

99.3*	Consent of Michelle Pernice to serve as a director of Cyclerion Therapeutics, Inc., to be renamed Korsana Biosciences, Inc.

99.4*	Consent of Andrew Gottesdiener to serve as a director of Cyclerion Therapeutics, Inc., to be renamed Korsana Biosciences, Inc.

99.5*	Consent of Nimish Shah to serve as a director of Cyclerion Therapeutics, Inc., to be renamed Korsana Biosciences, Inc.

99.6*	Consent of Gemini Valuation Services, LLC.

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase.

101.DEF	XBRL Taxonomy Extension Definition Linkbase.

101.LAB	XBRL Taxonomy Extension Label Linkbase.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase.

104	Cover Page Interactive Data File. Formatted in Inline XBRL and contained in exhibit 101.

107*	Filing Fee Table.

*	Filed herewith.
**	To be filed by amendment.
#	Indicates management contract or compensatory plan or arrangement.
†

Exhibits and/or schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act for any exhibits or schedules so furnished.

††	Certain portions of this exhibit (indicated by “[***]”) have been omitted because they are both (i) not material and (ii) customarily and actually treated as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on April 17, 2026.

CYCLERION THERAPEUTICS, INC.

By:	/s/ REGINA GRAUL
Regina Graul, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Regina Graul, Ph.D. and Rhonda Chicko, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on April 17, 2026.

Signature	Title

/S/ REGINA GRAUL, PH.D. Regina Graul, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ RHONDA CHICKO Rhonda Chicko	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/S/ ERROL DE SOUZA, PH.D. Errol De Souza, Ph.D.	Director

/S/ PETER HECHT, PH.D. Peter Hecht, Ph.D.	Director

/S/ MICHAEL HIGGINS Michael Higgins	Director

/S/ STEVEN HYMAN, M.D. Steven Hyman, M.D.	Director

/S/ DINA KATABI, PH.D. Dina Katabi, Ph.D.	Director